FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206677-22

PROSPECTUS

$1,071,471,000 (Approximate)
BANK 2018-BNK10
(Central Index Key Number 0001728085)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)
as Depositor
Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Bank of America, National Association
(Central Index Key Number 0001102113)

National Cooperative Bank, N.A.
(Central Index Key Number 0001577313)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-BNK10

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2018-BNK10 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V, Class R certificates and the RR Interest) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named BANK 2018-BNK10. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in March 2018. The rated final distribution date for the certificates is February 2061.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$31,307,000		2.6240%	Fixed(5)	January 2023
Class A-2	$3,822,000		2.9800%	Fixed(5)	January 2023
Class A-3	$4,623,000		3.4290%	Fixed(5)	January 2025
Class A-SB	$53,452,000		3.6410%	Fixed(5)	September 2027
Class A-4	$160,000,000		3.4280%	Fixed(5)	December 2027
Class A-5	$602,750,000		3.6880%	Fixed(5)	January 2028
Class X-A	$855,954,000	(6)	0.7537%	Variable(7)	NAP
Class X-B	$215,517,000	(8)	0.3332%	Variable(9)	NAP
Class A-S	$103,937,000		3.8980%	WAC CAP(10)	January 2028
Class B	$55,025,000		4.0780%	WAC CAP(10)	January 2028
Class C	$56,555,000		4.1630%	WAC CAP(10)	February 2028

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 61 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Academy Securities, Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 31.8% of each class of offered certificates, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to approximately 23.4% of each class of offered certificates, and Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 44.8% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about February 13, 2018. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 107.9% of the aggregate certificate balance of the offered certificates, plus accrued interest from February 1, 2018, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$1,071,471,000	100%	$1,071,471,000	$133,398.14

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933. The depositor previously registered $27,457,793,196.59 of securities under a Registration Statement on Form S-3 (Registration No. 333-195164), which was filed on April 9, 2014 and became effective on June 25, 2014, of which $12,755,322,196.59 was carried forward and registered under a Registration Statement on Form SF-3 (Registration No. 333-206677), which was filed on August 31, 2015 and became effective on November 23, 2015. As of the date of this filing, $574,455,432 of securities remain unsold. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the depositor is including such unsold securities and the $73,989.86 of registration fees previously paid in connection with such unsold securities. With respect to the $497,015,568 of remaining securities to be registered (equal to the difference between the aggregate amount of offered certificates and the $574,455,432 of unsold securities), the registration fee in the amount of $61,878.44 (payable at a rate equal to $124.50 per $1,000,000 of offered securities) was paid in connection with the filing of the preliminary prospectus filed on January 23, 2018 under Commission File No. 333-206677-22.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	BofA Merrill Lynch Co-Lead Manager and Joint Bookrunner	Morgan Stanley Co-Lead Manager and Joint Bookrunner
Academy Securities, Inc. Co-Manager

January 29, 2018

BANK 2018-BNK10

Commercial Mortgage Pass-Through Certificates, Series BANK 2018-BNK10
Geographic Overview of Mortgage Pool

Idaho
1 property
$17,010,273
1.3% of total
Oklahoma
1 property
$2,332,266
0.2% of total
Missouri
5 properties
$18,812,499
1.5% of total
Illinois
19 properties
$91,061,064
7.1% of total
Wisconsin
11 properties
$74,600,000
5.8% of total
Indiana
3 properties
$16,127,752
1.3% of total
Michigan
4 properties
$49,625,101
3.9% of total
Pennsylvania
7 properties
$25,772,511
2.0% of total
New York
21 properties
$73,780,879
5.7% of total
New Hampshire
1 property
$20,725,216
1.6% of total
Massachusetts
2 properties
$12,501,705
1.0% of total
Washington
4 properties
$50,850,000
4.0% of total
Connecticut
1 property
$2,996,914
0.2% of total
Ohio
2 properties
$5,982,407
0.5% of total
Oregon
1 property
$44,250,000
3.4% of total
Rhode Island
1 property
$27,500,000
2.1% of total
New Jersey
9 properties
$77,872,657
6.1% of total
Nevada
6 properties
$47,325,044
3.7% of total
Delaware
1 property
$23,703,255
1.8% of total
California
16 properties
$261,722,051
20.3% of total
Virginia
4 properties
$30,411,306
2.4% of total
Maryland
1 property
$24,375,000
1.9% of total
North Carolina
4 properties
$10,970,680
0.9% of total
Arizona
1 property
$1,774,691
0.1% of total
Colorado
3 properties
$26,420,543
2.1% of total
Georgia
6 properties
$15,746,062
1.2% of total
South Carolina
1 property
$5,232,444
0.4% of total
New Mexico
2 properties
$2,425,926
0.2% of total
Texas
18 properties
$118,453,964
9.2% of total
Louisiana
12 properties
$74,295,707
5.8% of total
Alabama
3 properties
$12,484,000
1.0% of total
Florida
3 properties
$4,833,122
0.4% of total
Tennessee
7 properties
$15,173,882
1.2% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type

Manufactured Housing 0.7%
Industrial 3.8%
Other 0.6%
Multifamily 11.9%
Office 24.9%
Hospitality 14.8%
Self Storage 21.1%
Retail 22.2%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$31,307,000		30.000%	2.6240%	Fixed(5)	January 2023	2.74	03/18 – 01/23
A-2	$3,822,000		30.000%	2.9800%	Fixed(5)	January 2023	4.92	01/23 – 01/23
A-3	$4,623,000		30.000%	3.4290%	Fixed(5)	January 2025	6.92	01/25 – 01/25
A-SB	$53,452,000		30.000%	3.6410%	Fixed(5)	September 2027	7.33	01/23 – 09/27
A-4	$160,000,000		30.000%	3.4280%	Fixed(5)	December 2027	9.77	09/27 – 12/27
A-5	$602,750,000		30.000%	3.6880%	Fixed(5)	January 2028	9.88	12/27 – 01/28
X-A	$855,954,000	(6)	NAP	0.7537%	Variable(7)	NAP	NAP	NAP
X-B	$215,517,000	(8)	NAP	0.3332%	Variable(9)	NAP	NAP	NAP
A-S	$103,937,000		21.500%	3.8980%	WAC CAP(10)	January 2028	9.92	01/28 – 01/28
B	$55,025,000		17.000%	4.0780%	WAC CAP(10)	January 2028	9.92	01/28 – 01/28
C	$56,555,000		12.375%	4.1630%	WAC CAP(10)	February 2028	10.01	01/28 – 02/28
Non-Offered Certificates
X-D	$62,668,000	(11)	NAP	1.7467%	Variable(12)	NAP	NAP	NAP
X-E	$27,512,000	(11)	NAP	0.8500%	Fixed(5)	NAP	NAP	NAP
X-F	$19,871,000	(11)	NAP	0.8500%	Fixed(5)	NAP	NAP	NAP
X-G	$41,269,474	(11)	NAP	0.8500%	Fixed(5)	NAP	NAP	NAP
D	$62,668,000		7.250%	2.6000%	Fixed(5)	February 2028	10.01	02/28 – 02/28
E	$27,512,000		5.000%	3.4967%	WAC minus 0.8500%(13)	February 2028	10.01	02/28 – 02/28
F	$19,871,000		3.375%	3.4967%	WAC minus 0.8500%(13)	February 2028	10.01	02/28 – 02/28
G	$41,269,474		0.000%	3.4967%	WAC minus 0.8500%(13)	February 2028	10.01	02/28 – 02/28
V(14)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(15)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$64,357,446.03		NAP	4.3467%	WAC(16)	February 2028	9.57	03/18 – 02/28

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate. The RR Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlements. See “Credit Risk Retention”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment date of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-E, Class X-F, Class X-G and Class D certificates will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(9)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(10)	The pass-through rates for the Class A-S, Class B and Class C certificates will, in each case, be a variable rate per annum (described in the table as “WAC Cap”) equal to the lesser of (i) a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table and (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The Class X-D, Class X-E, Class X-F and Class X-G certificates are notional amount certificates. The notional amount of the Class X-D, Class X-E, Class X-F and Class X-G certificates will be equal to the respective certificate balances of the Class D, Class E, Class F and Class G certificates outstanding from time to time. The Class X-D, Class X-E, Class X-F and Class X-G certificates will not be entitled to distributions of principal.

(12)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(13)	The pass-through rates for the Class E, Class F and Class G certificates will, in each case, be a per annum rate (describe in the table as “WAC minus 0.8500%”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, less 0.8500%, but not less than 0.0000%. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(14)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(15)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(16)	The effective interest rate for the RR Interest will be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

The Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V and Class R certificates and the RR Interest are not offered by this prospectus. Any information in this prospectus concerning these certificates or the RR Interest is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	15
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	23
Risk Factors	61
The Certificates May Not Be a Suitable Investment for You	61
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	61
Risks Related to Market Conditions and Other External Factors	61
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	61
Other Events May Affect the Value and Liquidity of Your Investment	62
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	65
General	65
A Tenant Concentration May Result in Increased Losses	66
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	66
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	67
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	67
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	68
Early Lease Termination Options May Reduce Cash Flow	68
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	69
Office Properties Have Special Risks	69
Retail Properties Have Special Risks	70
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	71
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	71
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	72
Self Storage Properties Have Special Risks	73
Hotel Properties Have Special Risks	74
Risks Relating to Affiliation with a Franchise or Hotel Management Company	76
Multifamily Properties Have Special Risks	77
Residential Cooperative Properties Have Special Risks	79
Industrial Properties Have Special Risks	84
Manufactured Housing Community Properties Have Special Risks	85
Leased Fee Properties Have Special Risks	86
Condominium Ownership May Limit Use and Improvements	87
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	88
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	89
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	90

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	92
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	93
Risks Related to Zoning Non-Compliance and Use Restrictions	95
Risks Relating to Inspections of Properties	96
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	97
Insurance May Not Be Available or Adequate	97
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	98
Terrorism Insurance May Not Be Available for All Mortgaged Properties	98
Risks Associated with Blanket Insurance Policies or Self-Insurance	100
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	100
Limited Information Causes Uncertainty	101
Historical Information	101
Ongoing Information	101
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	101
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	102
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	103
Static Pool Data Would Not Be Indicative of the Performance of this Pool	104
Appraisals May Not Reflect Current or Future Market Value of Each Property	104
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	107
The Borrower’s Form of Entity May Cause Special Risks	108
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	110
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	111
Other Financings or Ability to Incur Other Indebtedness Entails Risk	112
Tenancies-in-Common May Hinder Recovery	114
Risks Relating to Delaware Statutory Trusts	115
Risks Relating to Enforceability of Cross-Collateralization	115
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	116
Risks Associated with One Action Rules	116
State Law Limitations on Assignments of Leases and Rents May Entail Risks	116
Various Other Laws Could Affect the Exercise of Lender’s Rights	116
Risks of Anticipated Repayment Date Loans	117
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	117
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	117
Risks Related to Ground Leases and Other Leasehold Interests	119
Increases in Real Estate Taxes May Reduce Available Funds	121
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	121
Risks Related to Conflicts of Interest	121

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	121
The Servicing of the Moffett Towers II – Building 2 Whole Loan Will Shift to Other Servicers	124
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	125
Potential Conflicts of Interest of the Master Servicers and the Special Servicers	127
Potential Conflicts of Interest of the Operating Advisor	130
Potential Conflicts of Interest of the Asset Representations Reviewer	131
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	132
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	134
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	136
Other Potential Conflicts of Interest May Affect Your Investment	136
Other Risks Relating to the Certificates	137
The Certificates Are Limited Obligations	137
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	137
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	137
EU Risk Retention and Due Diligence Requirements	139
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	140
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	143
General	143
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	144
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	146
Losses and Shortfalls May Change Your Anticipated Yield	146
Risk of Early Termination	147
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	147
Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively	147
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	148
You Have Limited Voting Rights	148
The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment	149
You Have Limited Rights to Replace the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	151
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	152
Risks Relating to Modifications of the Mortgage Loans	153

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	154
Risks Relating to Interest on Advances and Special Servicing Compensation	155
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	155
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	156
The Requirement of the Special Servicers to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	157
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	157
Tax Considerations Relating to Foreclosure	157
REMIC Status	158
Material Federal Tax Considerations Regarding Original Issue Discount	158
Description of the Mortgage Pool	159
General	159
Co-Originated Mortgage Loans	160
Certain Calculations and Definitions	160
Definitions	161
Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives	174
Mortgage Pool Characteristics	178
Overview	178
Property Types	180
Office Properties	180
Retail Properties	181
Hospitality Properties	181
Multifamily Properties	184
Industrial Properties	184
Manufactured Housing Community Properties	184
Specialty Use Concentrations	185
Mortgage Loan Concentrations	187
Top Fifteen Mortgage Loans	187
Geographic Concentrations	189
Mortgaged Properties with Limited Prior Operating History	190
Tenancies-in-Common	190
Condominium and Other Shared Interests	190
Residential Cooperatives	192
Fee & Leasehold Estates; Ground Leases	193
Environmental Considerations	194
Redevelopment, Renovation and Expansion	198
Assessment of Property Value and Condition	201
Litigation and Other Considerations	202
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	203
Tenant Issues	205
Tenant Concentrations	205
Lease Expirations and Terminations	205
Expirations	205
Terminations	207
Other	207
Purchase Options and Rights of First Refusal	208
Insurance Considerations	209

Use Restrictions	211
Appraised Value	212
Non-Recourse Carveout Limitations	213
Real Estate and Other Tax Considerations	214
Delinquency Information	215
Certain Terms of the Mortgage Loans	215
Amortization of Principal	215
Due Dates; Mortgage Rates; Calculations of Interest	216
ARD Loans	217
Single Purpose Entity Covenants	217
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	217
Voluntary Prepayments	219
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	220
Defeasance	221
Releases; Partial Releases	222
Escrows	230
Mortgaged Property Accounts	231
Exceptions to Underwriting Guidelines	233
Additional Indebtedness	236
General	236
Whole Loans	237
Mezzanine Indebtedness	237
Other Secured Indebtedness	240
Other Unsecured Indebtedness	243
The Whole Loans	244
General	244
The Serviced Pari Passu Whole Loans	248
Intercreditor Agreement	248
Control Rights with respect to Serviced Pari Passu Whole Loans	249
Certain Rights of each Non-Controlling Holder	249
Sale of Defaulted Mortgage Loan	250
The Non-Serviced Pari Passu Whole Loans	251
Control Rights	252
Certain Rights of each Non-Controlling Holder	252
Custody of the Mortgage File	253
Sale of Defaulted Mortgage Loan	253
Additional Information	254
Transaction Parties	255
The Sponsors and Mortgage Loan Sellers	255
Morgan Stanley Mortgage Capital Holdings LLC	255
Morgan Stanley Group’s Commercial Mortgage Securitization Program	255
The Morgan Stanley Group’s Underwriting Standards	257
Repurchases and Replacements	265
Retained Interests in This Securitization	268
Wells Fargo Bank, National Association	268
General	268
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	268
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	269
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	274
Compliance with Rule 15Ga-1 under the Exchange Act	276
Retained Interests in This Securitization	280

Bank of America, National Association	280
Bank of America’s Commercial Mortgage Loan Underwriting Standards	281
Review of Bank of America Mortgage Loans	288
Retained Interests in This Securitization	295
National Cooperative Bank, N.A.	295
General	295
National Cooperative Bank, N.A.’s Securitization Program	296
National Cooperative Bank, N.A.’s Underwriting Standards and Processes	296
Review of Mortgage Loans for Which National Cooperative Bank, N.A. is the Sponsor	301
Compliance with Rule 15Ga-1 under the Exchange Act	303
Retained Interests in This Securitization	303
The Depositor	303
The Issuing Entity	304
The Trustee	305
The Certificate Administrator	306
The Master Servicers	308
Wells Fargo Bank, National Association	308
National Cooperative Bank, N.A.	313
The Special Servicers	317
Torchlight Loan Services, LLC	317
National Cooperative Bank, N.A.	320
The Operating Advisor and Asset Representations Reviewer	323
Credit Risk Retention	325
General	325
RR Interest	326
Retained Certificate Available Funds	326
Priority of Distributions	327
Allocation of Retained Certificate Realized Losses	328
Excess Interest	328
Qualifying CRE Loans	328
Description of the Certificates	328
General	328
Distributions	331
Method, Timing and Amount	331
Available Funds	332
Priority of Distributions	334
Pass-Through Rates	338
Interest Distribution Amount	340
Principal Distribution Amount	340
Certain Calculations with Respect to Individual Mortgage Loans	342
Excess Interest	344
Application Priority of Mortgage Loan Collections or Whole Loan Collections	344
Allocation of Yield Maintenance Charges and Prepayment Premiums	347
Assumed Final Distribution Date; Rated Final Distribution Date	348
Prepayment Interest Shortfalls	349
Subordination; Allocation of Realized Losses	351
Reports to Certificateholders; Certain Available Information	353
Certificate Administrator Reports	353
Information Available Electronically	360
Voting Rights	366
Delivery, Form, Transfer and Denomination	366
Book-Entry Registration	366

Definitive Certificates	370
Certificateholder Communication	370
Access to Certificateholders’ Names and Addresses	370
Requests to Communicate	370
List of Certificateholders	371
Description of the Mortgage Loan Purchase Agreements	371
General	371
Dispute Resolution Provisions	381
Asset Review Obligations	381
Pooling and Servicing Agreement	381
General	381
Assignment of the Mortgage Loans	382
Servicing Standard	383
Subservicing	384
Advances	385
P&I Advances	385
Servicing Advances	386
Nonrecoverable Advances	387
Recovery of Advances	388
Accounts	390
Withdrawals from the Collection Accounts	392
Servicing and Other Compensation and Payment of Expenses	395
General	395
Master Servicing Compensation	400
Special Servicing Compensation	403
Disclosable Special Servicer Fees	407
Certificate Administrator and Trustee Compensation	408
Operating Advisor Compensation	409
Asset Representations Reviewer Compensation	409
CREFC® Intellectual Property Royalty License Fee	410
Appraisal Reduction Amounts	411
Maintenance of Insurance	419
Modifications, Waivers and Amendments	422
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	428
Inspections	430
Collection of Operating Information	431
Special Servicing Transfer Event	431
Asset Status Report	434
Realization Upon Mortgage Loans	438
Sale of Defaulted Loans and REO Properties	440
The Directing Certificateholder	443
General	443
Major Decisions	445
Asset Status Report	450
Replacement of a Special Servicer	450
Control Termination Event and Consultation Termination Event	450
Servicing Override	453
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans	454
Rights of the Holders of Serviced Pari Passu Companion Loans	454
Limitation on Liability of Directing Certificateholder	454
The Operating Advisor	455
General	455

Duties of Operating Advisor at All Times	456
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	457
Recommendation of the Replacement of a Special Servicer	459
Eligibility of Operating Advisor	459
Other Obligations of Operating Advisor	460
Delegation of Operating Advisor’s Duties	461
Termination of the Operating Advisor With Cause	461
Rights Upon Operating Advisor Termination Event	462
Waiver of Operating Advisor Termination Event	462
Termination of the Operating Advisor Without Cause	463
Resignation of the Operating Advisor	463
Operating Advisor Compensation	464
The Asset Representations Reviewer	464
Asset Review	464
Asset Review Trigger	464
Asset Review Vote	465
Review Materials	466
Asset Review	467
Eligibility of Asset Representations Reviewer	469
Other Obligations of Asset Representations Reviewer	470
Delegation of Asset Representations Reviewer’s Duties	471
Asset Representations Reviewer Termination Events	471
Rights Upon Asset Representations Reviewer Termination Event	472
Termination of the Asset Representations Reviewer Without Cause	472
Resignation of Asset Representations Reviewer	473
Asset Representations Reviewer Compensation	473
Limitation on Liability of Risk Retention Consultation Party	473
Replacement of a Special Servicer Without Cause	474
Replacement of a Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	476
Termination of a Master Servicer or Special Servicer for Cause	477
Servicer Termination Events	477
Rights Upon Servicer Termination Event	479
Waiver of Servicer Termination Event	480
Resignation of a Master Servicer or Special Servicer	481
Limitation on Liability; Indemnification	481
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	485
Dispute Resolution Provisions	485
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	485
Repurchase Request Delivered by a Party to the PSA	486
Resolution of a Repurchase Request	487
Mediation and Arbitration Provisions	490
Servicing of the Non-Serviced Mortgage Loans	491
General	491
Servicing of the Extra Space Self Storage Portfolio Mortgage Loan and the Baybrook Lifestyle and Power Center Mortgage Loan	494
Servicing of the Moffett Towers II – Building 2 Mortgage Loan	495
Servicing of the Warwick Mall Mortgage Loan	497
Rating Agency Confirmations	498
Evidence as to Compliance	500
Limitation on Rights of Certificateholders to Institute a Proceeding	501

Termination; Retirement of Certificates	502
Amendment	503
Resignation and Removal of the Trustee and the Certificate Administrator	506
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	507
Certain Legal Aspects of Mortgage Loans	508
General	509
Types of Mortgage Instruments	509
Leases and Rents	509
Personalty	510
Foreclosure	510
General	510
Foreclosure Procedures Vary from State to State	510
Judicial Foreclosure	511
Equitable and Other Limitations on Enforceability of Certain Provisions	511
Nonjudicial Foreclosure/Power of Sale	511
Public Sale	512
Rights of Redemption	513
Anti-Deficiency Legislation	513
Leasehold Considerations	514
Cooperative Shares	514
Bankruptcy Laws	515
Environmental Considerations	521
General	521
Superlien Laws	521
CERCLA	521
Certain Other Federal and State Laws	522
Additional Considerations	523
Due-on-Sale and Due-on-Encumbrance Provisions	523
Subordinate Financing	523
Default Interest and Limitations on Prepayments	524
Applicability of Usury Laws	524
Americans with Disabilities Act	524
Servicemembers Civil Relief Act	525
Anti-Money Laundering, Economic Sanctions and Bribery	525
Potential Forfeiture of Assets	526
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	526
Pending Legal Proceedings Involving Transaction Parties	528
Use of Proceeds	529
Yield and Maturity Considerations	529
Yield Considerations	529
General	529
Rate and Timing of Principal Payments	529
Losses and Shortfalls	531
Certain Relevant Factors Affecting Loan Payments and Defaults	531
Delay in Payment of Distributions	532
Yield on the Certificates with Notional Amounts	532
Weighted Average Life	533
Pre-Tax Yield to Maturity Tables	538
Material Federal Income Tax Considerations	543
General	543
Qualification as a REMIC	544
Status of Offered Certificates	546

Taxation of Regular Interests	546
General	546
Original Issue Discount	547
Acquisition Premium	549
Market Discount	549
Premium	550
Election To Treat All Interest Under the Constant Yield Method	551
Treatment of Losses	551
Yield Maintenance Charges and Prepayment Premiums	552
Sale or Exchange of Regular Interests	552
Taxes That May Be Imposed on a REMIC	553
Prohibited Transactions	553
Contributions to a REMIC After the Startup Day	553
Net Income from Foreclosure Property	554
Bipartisan Budget Act of 2015	554
Taxation of Certain Foreign Investors	555
FATCA	556
Backup Withholding	556
Information Reporting	556
3.8% Medicare Tax on “Net Investment Income”	556
Reporting Requirements	557
Certain State and Local Tax Considerations	557
Method of Distribution (Underwriter)	558
Incorporation of Certain Information by Reference	561
Where You Can Find More Information	562
Financial Information	562
Certain ERISA Considerations	562
General	562
Plan Asset Regulations	563
Administrative Exemptions	564
Insurance Company General Accounts	567
Legal Investment	568
Legal Matters	569
Ratings	569
Index of Defined Terms	573

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 23 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 61 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 573 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the BANK 2018-BNK10 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the applicable master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE DIRECTIVE 2003/71/EC (AS AMENDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE. ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR, OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(B) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE

CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT

IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES

ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2018-BNK10.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	BANK 2018-BNK10, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors and Originators	The sponsors of this transaction are:

●	Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company

●	Wells Fargo Bank, National Association, a national banking association

●	Bank of America, National Association, a national banking association

●	National Cooperative Bank, N.A., a national banking association

These entities are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The originators of this transaction are:

●	Morgan Stanley Bank, N.A., a national banking association

●	Wells Fargo Bank, National Association, a national banking association

●	Bank of America, National Association, a national banking association

●	National Cooperative Bank, N.A., a national banking association

●	National Consumer Cooperative Bank, a federally chartered corporation

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	18	$551,420,924	42.8%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	22	390,979,745	30.4
Bank of America, National Association	Bank of America, N.A.	12	287,334,293	22.3
National Cooperative Bank, N.A.(2)	National Cooperative Bank, N.A. or National Consumer Cooperative Bank	16	57,413,959	4.5
Total		68	$1,287,148,920	100.0%

(1)	Certain of the Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC and National Cooperative Bank, N.A. mortgage loans were co-originated or were part of the whole loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated Mortgage Loans”.

(2)	Eleven (11) of the sixteen (16) mortgage loans for which National Cooperative Bank, N.A. is the mortgage loan seller, representing approximately 2.2% of the initial pool balance, were originated by its parent company, National Consumer Cooperative Bank, and transferred to National Cooperative Bank, N.A. Each such mortgage loan originated by National Consumer Cooperative Bank was underwritten pursuant to National Cooperative Bank, N.A.’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicers	Wells Fargo Bank, National Association will be the master servicer with respect to fifty-two (52) of the mortgage loans, representing approximately 95.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. National Cooperative Bank, N.A. will act as the master servicer under the pooling and servicing agreement with respect to sixteen (16) of the mortgage loans (namely, those mortgage loans that are expected to be sold to the depositor by National Cooperative Bank, N.A.), representing approximately 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. Each master servicer will be responsible for the master servicing and administration of the applicable mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050 084, 401 South Tryon Street, Charlotte, North Carolina 28202. The principal servicing offices of National Cooperative Bank, N.A. are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. See “Transaction Parties—The Master Servicers” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicers	Torchlight Loan Services, LLC, a Delaware limited liability company, will act as initial special servicer with respect to fifty-two (52) of the mortgage loans, representing approximately 95.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. National Cooperative Bank, N.A. will act as the special servicer with respect to sixteen (16) of the mortgage loans (namely, those mortgage loans that are secured by residential cooperative properties and are expected to be sold to the depositor by National Cooperative Bank, N.A.), representing approximately 4.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. Torchlight Loan Services, LLC and National Cooperative Bank, N.A. will each act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loans) and any related companion loan other than with respect to the non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. Torchlight Loan Services, LLC and National Cooperative Bank, N.A., in their respective capacities as special servicers, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of Torchlight Loan Services, LLC are located at 475 Fifth Avenue, New York, New York 10017. The principal servicing offices of National Cooperative Bank, N.A. are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. See “Transaction Parties—The Special Servicers” and “Pooling and Servicing Agreement”.

If the applicable special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the applicable special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to use reasonable efforts to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates). For the avoidance of doubt, with respect to a mortgage loan secured by a residential cooperative property, a person will not be considered a borrower party solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related borrower or owning one or more residential cooperative units comprising the related mortgaged property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s). After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class of certificates), the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing

Agreement—Termination of a Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the applicable special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

Torchlight Loan Services, LLC is expected to be appointed a special servicer by Torchlight Investors, LLC, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. Torchlight Investors, LLC is expected to also consent to the appointment of National Cooperative Bank, N.A. as special servicer with respect to sixteen (16) mortgage loans secured by residential cooperative properties that are expected to be sold to the depositor by National Cooperative Bank, N.A., and may replace National Cooperative Bank, N.A. in such capacity pursuant to the terms of the pooling and servicing agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee BANK 2018-BNK10. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicers, and in certain circumstances may recommend to the certificateholders that a special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be, as of any time of determination, the most subordinate certificates among the Class E, Class F and Class G certificates that has a certificate balance, as notionally reduced by any allocated cumulative appraisal reduction amounts allocable to such certificates, in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses, at least equal to 25% of the initial certificate balance of such classes. As of the closing date, the controlling class will be the Class G certificates. Notwithstanding the preceding sentence, during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date, Torchlight Investors, LLC (an affiliate of Torchlight Loan Services, LLC), on behalf of one or more of its managed funds,

will purchase the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates), and that Torchlight Investors, LLC is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan or (ii) any excluded loan with respect to the directing certificateholder).

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The risk retention consultation party will have certain non-binding consultation rights in certain circumstances with respect to the mortgage loans (other than certain excluded loans as described in the next paragraph), as further described in this prospectus. The risk retention consultation party will generally be the party selected by the holder or holders of more than 50% of the RR Interest (by certificate balance). Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party or the holder of the majority of the RR Interest, an “excluded loan” is a mortgage loan or whole loan with respect to which such party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in February 2018 (or, in the case of any mortgage loan that has its first due date in March 2018, the date that would have been its due date in February 2018 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about February 13, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in March 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in California, Kansas, New York, North Carolina, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either master servicer or either special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final
Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	January 2023
Class A-2	January 2023
Class A-3	January 2025
Class A-SB	September 2027
Class A-4	December 2027
Class A-5	January 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	January 2028
Class B	January 2028
Class C	February 2028

The rated final distribution date will be the distribution date in February 2061.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicers, the special servicers, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2018-BNK10:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4

●	Class A-5

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the RR Interest and the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V and Class R. The RR Interest is not being offered by this prospectus.

Certificate Balances,

Notional Amounts and

Pass-Through Rates	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Pass-Through Rate(1)	Approx. Initial Credit Support(2)
Class A-1	$31,307,000	2.432%	2.6240%	30.000%
Class A-2	$3,822,000	0.297%	2.9800%	30.000%
Class A-3	$4,623,000	0.359%	3.4290%	30.000%
Class A-SB	$53,452,000	4.153%	3.6410%	30.000%
Class A-4	$160,000,000	12.431%	3.4280%	30.000%
Class A-5	$602,750,000	46.828%	3.6880%	30.000%
Class X-A	$855,954,000	NAP	0.7537%	NAP
Class X-B	$215,517,000	NAP	0.3332%	NAP
Class A-S	$103,937,000	8.075%	3.8980%	21.500%
Class B	$55,025,000	4.275%	4.0780%	17.000%
Class C	$56,555,000	4.394%	4.1630%	12.375%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will, in each case, be a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table. The pass-through rates for the Class A-S, Class B and Class C certificates will, in each case, be a variable rate per annum equal to the lesser of (a) a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates in the aggregate. The RR

Interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-retained certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth in the above chart for each class of certificates.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by either special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Available Funds—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicers and the special servicers is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00500% to 0.08250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to (a) with respect to Torchlight Loan Services, LLC, the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee for the related month of (i) $3,500 or (ii) with respect to any mortgage loan with respect to which the risk retention consultation party is entitled to consult with the special servicer, for so long as the related mortgage loan is a specially serviced loan during the occurrence and continuance of a consultation termination event, $5,000 and (b) with respect to National Cooperative Bank, N.A., the greater of 0.25% and the per annum rate that would result in a special servicing fee of $1,000 for the related month.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the applicable master servicer or special servicer, respectively, out of the fees described above.

The master servicers and special servicers are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00590%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any related companion loan) at a per annum rate equal to 0.00210%. In addition, the operating advisor will be entitled to an upfront fee of $10,000. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $10,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00025%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of a Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
Extra Space Self Storage Portfolio	0.01750% per annum	0.25000%(2)
Baybrook Lifestyle and Power Center	0.00250% per annum	0.25000%(2)
Moffett Towers II – Building 2	0.00250% per annum	0.25000%(3)
Warwick Mall	0.01250% per annum	0.25000%(4)

(1)	Included as part of the Servicing Fee Rate.

(2)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable.

(3)	Such fee rate is subject to a minimum amount equal to $3,500 for any month in which such fee is payable and may change after the securitization of the Moffett Towers II – Building 2 controlling companion loan.

(4)	Such fee rate is subject to a minimum amount equal to $3,500 (or, for any month in which the related risk retention consultation party is entitled to consult and during the continuance of a consultation termination event, $5,000) for any month in which such fee is payable.

Distributions

A.   Allocation between

RR Interest and

Non-Retained Certificates	The aggregate amount available for distributions to holders of the certificates (including the RR Interest) on each distribution date (net of specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicers, the special servicers, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) will be allocated between amounts available for distribution to the holders of the RR Interest, on the one hand, and for distribution to all other certificates, on the other hand. The certificates other than the RR Interest are referred to in this prospectus as the “non-retained certificates”. The portion of such amount allocable to (a) the RR Interest will at all times be the product of such amount multiplied by 5% and (b) the non-retained certificates will at all times be the product of such amount multiplied by 95%, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

B.   Amount and Order

of Distributions on

Non-Retained

Certificates	On each distribution date, funds available for distribution to the non-retained certificates (other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest distributable to the Class V certificates and the RR Interest) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates and the RR Interest has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates and the RR Interest) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the non-retained certificates, see “Description of the Certificates—Available Funds—Priority of Distributions”.

C.   Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) and the RR Interest can be found in “Description of the Certificates—Available Funds—Interest Distribution Amount” and “Credit Risk Retention—RR Interest—Priority of Distributions”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Available Funds—Principal Distribution Amount”.

D.   Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlement. Yield maintenance charges and prepayment premiums with respect to the mortgage loans allocated to the non-retained certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E.   Subordination,

Allocation of Losses

and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of non-retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-retained certificates. The chart also shows the allocation between the RR Interest and the non-retained certificates and the corresponding entitlement to receive principal and/or interest of certain classes of non-retained certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated between the RR Interest and the non-retained certificates and the manner in which losses allocated to the non-retained certificates are further allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates and the RR Interest) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates are interest-only certificates.

(2)	The Class X-D, Class X-E, Class X-F and Class X-G certificates and RR Interest are non-offered certificates.

(3)	Other than the Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates and RR Interest.

Other than the subordination of certain classes of non-retained certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the RR Interest is pro rata and pari passu with the right to payment of holders of the non-retained certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—RR Interest—Allocation of Retained Certificate Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F.   Shortfalls in Available

Funds	Shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the RR Interest and non-retained certificates. The reduction in amounts available for distribution to the non-retained certificates will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that either special servicer is entitled to receive;

●	interest on advances made by either master servicer, either special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by either master servicer will be allocated between the RR Interest, on the one hand, and the non-retained certificates, on the other hand, in accordance with their respective percentage allocation entitlements. The prepayment interest shortfalls allocated to the non-retained certificates are required to be further allocated among the classes of non-retained certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loans with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates and the RR Interest on the related distribution date as set forth in “Description of the Certificates—Available Funds—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	Each master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan) serviced by such master servicer, unless in each case, such master servicer or the applicable special servicer determines that the advance would be nonrecoverable. None of the master servicers or the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date (as applicable) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which a master servicer will not be required to advance a full month of principal and/or interest. If either master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by either master servicer, such master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

None of the master servicers, the special servicers or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	Each master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicers will have no obligation to make any property protection advances (although they may elect to make them in an emergency circumstance in their sole discretion). If either special servicer makes a property protection advance, the applicable master servicer will be required to reimburse such special servicer for that advance (unless the applicable master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the related collection account) and such master servicer will be deemed to have made that advance as of the date made by the applicable special servicer.

If either master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicers, the special servicers or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicers, the special servicers and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicers nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 68 fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 181 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,287,148,920.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 68 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”), and any pari passu companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(2)
Apple Campus 3	$94,000,000	7.3%	$246,000,000	N/A	44.0%	44.0%	3.55x	3.55x
Extra Space Self Storage Portfolio	$60,000,000	4.7%	$134,400,000	N/A	65.0%	65.0%	2.01x	2.01x
Baybrook Lifestyle and Power Center	$60,000,000	4.7%	$80,000,000	N/A	58.1%	58.1%	2.80x	2.80x
Moffett Towers II – Building 2	$41,250,000	3.2%	$123,750,000	N/A	47.0%	47.0%	2.08x	2.08x
One Newark Center	$34,580,000	2.7%	$32,000,000	N/A	70.8%	70.8%	1.52x	1.52x
Courtyard Los Angeles Sherman Oaks	$28,000,000	2.2%	$27,000,000	N/A	64.0%	64.0%	1.74x	1.74x
Warwick Mall	$27,500,000	2.1%	$47,500,000	N/A	47.5%	47.5%	2.01x	2.01x
Kirkwood Plaza	$23,703,255	1.8%	$14,945,306	N/A	69.3%	69.3%	1.37x	1.37x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related mezzanine debt.

Each of the Apple Campus 3 whole loan, the One Newark Center whole loan, the Courtyard Los Angeles Sherman Oaks whole loan and the Kirkwood Plaza whole loan will be serviced by Wells Fargo Bank, National Association, as the applicable master servicer, and Torchlight Loan Services, LLC, as the applicable special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related companion loan is referred to in this prospectus as a “serviced companion loan”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan” or collectively, as “non-serviced companion loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Extra Space Self Storage Portfolio	MSC 2017-HR2	4.7%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Baybrook Lifestyle and Power Center	MSC 2017-HR2	4.7%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Moffett Towers II – Building 2(2)	WFCM 2017-C42	3.2%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Warwick Mall	BANK 2017-BNK9	2.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
Extra Space Self Storage Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Argentic Securities Income USA LLC
Baybrook Lifestyle and Power Center	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Argentic Securities Income USA LLC
Moffett Towers II – Building 2(2)	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Barclays Bank PLC
Warwick Mall	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP

(1)	As of the closing date of the related securitization.

(2)	From and after the securitization of the related controlling pari passu companion loan, such mortgage loan will be serviced by the pooling and servicing agreement governing such securitization.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payments of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,287,148,920
Number of mortgage loans	68
Number of mortgaged properties	181
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,100,000 to $94,000,000
Average Cut-off Date Balance	$18,928,661
Range of Mortgage Rates	3.365% to 5.330%
Weighted average Mortgage Rate	4.369%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	120 months
Range of remaining terms to maturity(2)	59 months to 120 months
Weighted average remaining term to maturity(2)	118 months
Range of original amortization terms(3)	276 months to 480 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	276 months to 480 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	3.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	59.8%
Range of LTV Ratios as of the maturity date(2)(4)(5)(6)	3.1% to 67.9%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(6)	55.2%
Range of U/W NCF DSCRs(5)(6)(7)	1.37x to 59.85x
Weighted average U/W NCF DSCR(5)(6)(7)	2.35x
Range of U/W NOI Debt Yields(5)(6)	8.4% to 297.0%
Weighted average U/W NOI Debt Yield(5)(6)	12.2%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	46.3%
Amortizing Balloon	25.5%
Interest-only, Amortizing Balloon	21.0%
Interest-only, ARD	7.3%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of one (1) mortgage loan with an anticipated repayment date, secured by the mortgaged property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes twenty-four (24) mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as Apple Campus 3, LARP I Portfolio, Iron Guard Storage Portfolio, Brookwood Chase Portfolio, Extra Space Self Storage Portfolio, Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, ExchangeRight Portfolio 18, StorQuest – Los Angeles Hill Street, Woodbridge Commons, Safeway – Renton, WA, Goldorado

Shopping Center, U Stor It San Diego Logan, Red Rock Business Center, Lawndale Commons, Azalea Portfolio, Highpoint-on-The Hudson Owners, Inc., Wyndham House Owners Corp., StorageOne Durango, Fry Road Retail Center, Esplanade Mini Storage, 6340 Middlebelt Road, Barclay Plaza North Owners, Inc. and Mates Owners Corp., representing approximately 53.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

(5)	In the case of eight (8) mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as Apple Campus 3, Extra Space Self Storage Portfolio, Baybrook Lifestyle and Power Center, Moffett Towers II – Building 2, One Newark Center, Courtyard Los Angeles Sherman Oaks, Warwick Mall and Kirkwood Plaza, representing approximately 28.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s).

(6)	For mortgage loans secured by residential cooperative properties, debt service coverage ratios and debt yield information are calculated using the projected net operating income and the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date assuming such mortgaged property is operated as a rental property. The loan-to-value ratio information for mortgage loans secured by residential cooperative properties is based upon the appraised value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the cut-off date determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks”.

(7)	Debt service coverage ratios (such as, for example, underwritten net cash flow debt service coverage ratios or underwritten net operating income debt service coverage ratios) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, one (1) mortgage loan identified on Annex A-1 to this prospectus as One Newark Center, representing approximately 2.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, refinanced a prior mortgage loan that entered maturity default on December 1, 2011. A one year forbearance agreement was entered into with respect to the prior loan until December 1, 2012. Following the end of such forbearance period, the prior loan was transferred into special servicing and the related special servicer agreed to a loan modification and extension until December 1, 2017. The terms of such modification included a $5,000,000 new equity contribution by the then owner and the division of the mortgage loan into an A note and a $9,700,000 hope note. Concurrently with the acquisition of the mortgaged property by the borrower, the prior mortgage loan was repaid at a discount, such that the A note of the prior mortgage loan was repaid, and the hope note was cancelled without repayment. None of the other mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	With respect to twenty-six (26) of the mortgaged properties, securing approximately 19.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to one (1) mortgage loan being contributed by Bank of America, National Association and representing approximately 2.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the related mortgage loan seller’s underwriting guidelines with respect to the net worth of the borrower sponsor.

With respect to four (4) mortgage loans being contributed by Wells Fargo Bank, National Association, representing approximately 12.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to satisfaction of certain underwriting criteria (e.g., occupancy, minimum debt service coverage ratio, underwritten management fees, underwritten vacancies, underwritten occupancy, reserves, single-purpose entity covenants, etc.).

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited,

BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicers’ websites initially located at www.wellsfargo.com/com/comintro (with respect to Wells Fargo Bank, National Association) and www.ncb.coop (with respect to National Cooperative Bank, N.A.).

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class V and Class R certificates and the RR Interest) and deemed payment of a price specified in this prospectus for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates and the RR Interest), (iii) such holder (or holders) pay an amount equal to the RR Interest’s proportionate share of the price specified in this prospectus and (iv) the master servicers consent to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the applicable special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the applicable special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of the excess interest accrued on the mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates and the RR Interest will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan, except for residential cooperative loans sold to the trust by National Cooperative Bank, N.A., which are generally fully recourse to the borrower but do not have separate guarantors for non-recourse carveouts. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans (except for residential cooperative loans sold to the trust by National Cooperative Bank, N.A., which are generally full recourse to the related borrower but do not have separate guarantors for non-recourse carveouts) generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur;

●	with respect to residential cooperative loans, the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers”, “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the co-tenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and
“—Mortgage Pool Characteristics—Property Types—Specialty Use Concentrations”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. See “—Residential Cooperative Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Residential Cooperative Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of residential cooperative properties, including:

●	the ability of tenants to remain in a cooperative property after its conversion from a rental property, at below market rents and subject to applicable rent control and stabilization laws;

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations and the discretion afforded to the cooperative board of directors to establish maintenance charges payable by tenant-shareholders;

●	the concentration of shares relating to units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” in any one or more years, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, all or certain units at that rental property could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole. Certain of the cooperative mortgaged properties have a substantial number of units that are owned by the related coop sponsor, and leased by it to rental tenants, which units are currently subject to such laws and are expected to continue to be subject to such laws following a foreclosure, and accordingly the rental income that can be expected to be earned from such units (and any other units that are or become subject to such laws) will be limited by the provisions of such laws. In addition, to the extent that other units at a cooperative Mortgaged Property were subject to rent control or rent stabilization laws prior to the conversion to a cooperative (which is likely to be the case if sponsor units are subject to such laws), if the related cooperative Mortgage Loan were to be foreclosed, such units would again be subject to rent control or rent stabilization laws. However, the “Coop

Rental Value” Appraised Values of the cooperative Mortgaged Properties (described below) assume that if the Mortgaged Property were operated as a multifamily rental property all units (other than, in some cases, sponsor units that are subject to rent control or stabilization laws) will be rented at market rates.

The value and successful operation of a residential cooperative property may be impacted by the same factors which may impact the economic performance of a multifamily property; see “—Multifamily Properties Have Special Risks”.

A residential cooperative building and the land under the building are owned or leased by a non-profit residential cooperative corporation. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, maintenance, contributions to reserves and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

With respect to the mortgage loans secured by residential cooperative properties sold to the trust by National Cooperative Bank, N.A., due to attributes particular to residential housing cooperatives, certain information presented with respect to such mortgage loans differs from that presented for other mortgage loans included in the trust. Several of these differences are particularly relevant to your consideration of an investment in the offered certificates. In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for the mortgage loans secured by residential cooperative properties sold to the trust differs from the manner in which such calculations are made for other mortgage loans included in the trust. For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related mortgage loan as of any date is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent-regulated, rent stabilized or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. For any mortgage loans secured by residential cooperative properties sold to the trust, this value, based upon the most recent appraisal as of the cut-off date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A-1. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced above in this paragraph is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable mortgaged property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. Such “Appraised Value” does not constitute a market value, and should not be considered to be the value that would be realized following a foreclosure of a Mortgage Loan secured by a residential cooperative property. Upon a foreclosure of a Mortgage Loan secured by a residential cooperative property, it is likely that the operation of such Mortgaged Property as a residential cooperative property would terminate, and it is likely that the Mortgaged Property would be operated and sold as a multifamily rental property. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A-1. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). In addition, for purposes of determining the debt service coverage ratio and debt yield for a mortgage loan secured by a residential cooperative property and for the purpose of determining the value for a residential cooperative property as a multifamily rental property, the underwritten net cash flow for a residential cooperative property and the underwritten net operating income for a residential cooperative property are determined by the appraiser and, in general, equal projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses and a market-rate vacancy assumption and, in the case of underwritten net cash flow, further reduced by projected replacement reserves, in each case as determined by the appraiser. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to a mortgage loan secured by a residential cooperative property may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for any such mortgage loan secured by a residential cooperative property had a different methodology (including the methodology used for calculating such values with respect to the other mortgage loans sold to the depositor) been used.

With respect to information presented in Annex A-1 with respect to mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness in the form of a second priority line of credit (each, a “Subordinate LOC”), (1) the Coop – Committed Secondary Debt equals the balance of such Subordinate LOC, based on the full face amount of such Subordinate LOC, (2) Cut-off Date Subordinate Mortgage Debt Balance indicates the balance of the Subordinate LOC as of January 9, 2018, (3) the Total Mortgage Debt Cut-off Date LTV Ratio and the Total Mortgage Debt UW NOI Debt Yield are calculated assuming that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (4) the Total Mortgage Debt UW NCF DSCR is calculated assuming (A) that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (B) that interest on the Subordinate LOC is accruing pursuant to the applicable mortgage loan document (with the applicable interest rate determined using 1-month LIBOR, Prime Rate or the base rate promulgated by National Consumer Cooperative Bank, as applicable, in each case in effect as of January 9, 2018 and giving effect to any applicable interest rate floor) and (C) that, in the case of each Subordinate LOC that has an interest-only period that does not extend through the maturity date of such Subordinate LOC, such initial interest-only period has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

With respect to the mortgage loans secured by residential cooperative properties, each mortgaged property is owned by the borrower, which is a cooperative housing corporation. No individual or entity (other than the borrower) has recourse obligations with respect to the loans, including pursuant to any guaranty or environmental indemnity. Accordingly, no information is presented in the column labeled Sponsor in Annex A-1 with respect to the mortgage loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the trust. In addition, with respect to information presented in Annex A-1 with respect to mortgage loans secured by residential cooperative properties: (1) Coop – Sponsor Units refers to the number of units owned by the original sponsor responsible for the mortgaged property’s conversion into cooperative ownership; such sponsor may rent its units or opt to market them for sale (either individually or as a whole); (2) Coop – Investor Units refers to a bulk number of units owned by a non-tenant investor(s), who can rent or sell the units; (3) Coop – Coop Units refers to the number of units owned by the borrower, which is a cooperative corporation; In this capacity, the cooperative may manage its units as an investor would or use the units for the benefit of its cooperative members; (4) Coop – Unsold Percent refers to the ratio of the total number of units collectively owned by the original sponsor, a non-tenant investor or the cooperative corporation to the number of units with shares allocated; and (5) Coop – Sponsor/Investor Carry is the sponsor’s or the investor’s net cash flow calculated by subtracting maintenance charges on the sponsor or investor owned units from the actual rents payable on such units, to the extent available.

In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A-1 with respect to mortgage loans (other than such mortgage loans secured by residential cooperative properties) is not presented with respect to the mortgage loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the trust and is, instead, reflected as not applicable (N/A). See “—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives”.

In addition, mortgage loans secured by residential cooperative properties are uniquely structured and, in certain cases, permit the borrower to incur (1) one or more loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien on a mortgaged property that also secures a mortgage loan included in the trust and (2) unsecured loans to the related borrower. With respect to the mortgage loans sold by National Cooperative Bank, N.A., National Cooperative Bank, N.A. commonly acts as the lender in such arrangements and is permitted pursuant to the pooling and servicing agreement to engage in such lending with respect to the mortgage loans secured by residential cooperative properties included in the trust. Each of the mortgage loans secured by residential cooperative properties permit cooperative unit loans that are secured by direct equity interests in the related borrower. See “—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”, “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”, “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Cooperative Shares”.

In certain instances, a residential cooperative borrower may not own the entire apartment building and the land under the building, but rather owns a condominium unit that is generally comprised of the residential portions of that apartment building. The other condominium units in that apartment building will generally comprise commercial space and will generally be owned by persons or entities other than the residential cooperative borrower. In instances where an apartment building has been converted to the condominium form of ownership, certain of the common areas in that building may be owned by the residential cooperative borrower and other common areas (often including the land under the building) may constitute common elements of the condominium, which common elements are owned in common by the residential cooperative borrower and the owners of the other condominium units. Where the apartment building is subject to the condominium form of ownership, each condominium unit owner will be directly responsible for the payment of real estate taxes on that owner’s unit. Certain specified maintenance and other obligations, including hazard and liability insurance premiums, may not be the direct responsibility of the residential cooperative borrower but rather will be the responsibility of the condominium board of managers. The ability of the condominium board of managers to pay certain expenses of the building will be dependent upon the payment by all condominium unit owners of common charges assessed by the condominium board of managers. As with other condominium structures, with respect to any such mortgage loan, the borrower may not control the appointment and voting of the condominium board or the condominium owners may be able to take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, has consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit.

In the case of the residential cooperative properties included in the trust, information regarding the five largest tenants has not been reflected on Annex A-1 or otherwise reflected in the portions of this prospectus that discuss characteristics of the five largest tenants at each mortgaged property. Notwithstanding the exclusion of the residential cooperative properties from such discussion, certain residential cooperative properties are heavily dependent on income from commercial tenancies and may, in certain instances, have space that is devoted to specialty uses. These uses may include, without limitation, dental or medical offices, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or the spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. To the extent that a residential cooperative property is dependent upon income from the operation of commercial spaces, the value and successful operation of such residential cooperative property may be impacted by the same factors which may impact the economic performance of a retail property or office property. See “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks”.

Certain of the residential cooperative properties securing mortgage loans included in the trust may be operated as limited equity cooperatives in which eligible members purchase shares at below market prices and are subject to various restrictions, including restrictions on the sale price for which units may be re-sold and/or restrictions upon the income or other characteristics of purchasers of such units. Such restrictions may negatively impact the value and operation of such a mortgaged property.

In addition, certain of the residential cooperative properties are also subject to government rent control regulations which limit the rental payments payable by subtenants of unit owners and which would be applicable to the Mortgaged Property in whole or in part if the same were operated as a multifamily rental property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. See representation and warranty no. 8 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the applicable special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, self storage, hospitality and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Texas, Illinois, New Jersey, Wisconsin, Louisiana and New York. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the applicable master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans.

See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the applicable special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. For loans secured by residential cooperative properties, for example, the zoning diligence is typically limited to appraisals, available zoning comfort letters from the jurisdiction, certificates of occupancy and/or review of the municipal reports accompanying the title insurance commitment, and third party-prepared zoning reports are not customarily obtained. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the applicable special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire February 8, 2018. We cannot assure you if or when NFIP will be reauthorized by Congress. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. In addition, the “underwritten net cash flow” for a residential cooperative property is the projected net cash flow reflected in an appraisal of such residential cooperative property and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent-regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. As a result, the projected rental income used to determine underwritten net cash flow for a residential cooperative property may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the applicable master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for either master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the applicable special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The applicable special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria and the review conducted by each sponsor for this securitization transaction described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values other than “as-is” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

In addition, with respect to each mortgage loan secured by a residential cooperative property, the “Appraised Value” presented on Annex A-1 is the appraised value of such property assuming such property is operated as a residential cooperative and, in general, equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. Such “Appraised Value” does not constitute a market value, and should not be considered to be the value that would be realized following a foreclosure of a Mortgage Loan secured by a residential cooperative property. Upon a foreclosure of a Mortgage Loan secured by a residential cooperative property, it is likely that the operation of such Mortgaged Property as a residential cooperative property would terminate, and it is likely that the Mortgaged Property would be operated and sold as a multifamily rental property. The “Coop-Rental Value” of a residential cooperative property presented on Annex A-1 is the appraised value of such property assuming such property is operated as a multifamily rental property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the underwritten net cash flow for such residential cooperative property. Such underwritten net cash flow is the projected net cash flow reflected in such appraisal and, in general, equals projected operating income at the property assuming such property is operated as a multifamily rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and further reduced by projected replacement reserves, in each case as determined by the appraiser. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). Certain of the cooperative Mortgaged Properties have a substantial number of units that are owned by the related coop sponsor, and leased by it to rental tenants, which units are currently subject to rent control, stabilization and tenants’ rights laws and are expected to continue to be subject to such laws following a foreclosure, and accordingly the rental income that can be expected to be earned from such units (and any other units that are or become subject to such laws) will be limited by the provisions of such laws. In addition, to the extent that other units at a cooperative Mortgaged Property were subject to rent control or rent stabilization laws prior to the conversion to a cooperative (which is likely to be the case if sponsor units are subject to such laws), if the related cooperative Mortgage Loan were to be foreclosed, such units would again be subject to rent control or rent stabilization laws. However, the “Coop Rental Value” Appraised Values of the cooperative Mortgaged Properties assume that if the Mortgaged Property were operated as a multifamily rental property all units (other than, in some cases, sponsor units that are subject to rent control or stabilization laws) will be rented at market rates. Except where otherwise specified, all relevant loan-to-value information with respect to mortgage loans secured by residential cooperative properties is based on the “Appraised Value” of such property as described above, and assumes that such property is operated as a residential cooperative. See the footnotes to Annex A-1 and see “—Residential Cooperative Properties Have Special Risks” and “Description of the Mortgage Pool—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

In addition, the mortgage loans secured by residential cooperative properties that are expected to be sold to the depositor by National Cooperative Bank, N.A. generally do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units. For these reasons, we cannot assure you that the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers (including each of the borrowers with respect to the residential cooperative loans expected to be sold to the depositor by National Cooperative Bank, N.A. included in the trust) are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. See representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the applicable special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Additionally, with respect to certain mortgage loans secured by residential cooperative properties, National Cooperative Bank, N.A., an affiliate thereof, or a third-party lender may be the lender, now or in the future, with respect to one or more (1) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related mortgage borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”, “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Cooperative Shares”. In addition to being the lender under certain such arrangements, subject to the servicing standard and to the criteria described in “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”, National Cooperative Bank, N.A. is also permitted to approve, without the consent of the directing certificateholder or any party to the pooling and servicing agreement, the incurrence such additional secured and/or other indebtedness by the borrowers under mortgage loans secured by residential cooperative properties expected to be sold to the depositor by National Cooperative Bank, N.A. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests” and “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”.

In addition, with respect to certain additional secured indebtedness related to mortgage loans secured by residential cooperative properties to be sold to the depositor by National Cooperative Bank, N.A. described above, such additional secured indebtedness bears interest at a floating rate based on the London Interbank Offered Rate (commonly referred to as “LIBOR”), the Prime Rate or the base rate promulgated by National Consumer Cooperative Bank. Similarly, future additional secured indebtedness related to mortgage loans secured by residential cooperative properties to be sold to the depositor by National Cooperative Bank, N.A. described above may also bear interest at a floating rate based on LIBOR, the Prime Rate or the base rate promulgated by National Consumer Cooperative Bank. Accordingly, debt service for such additional secured indebtedness will generally increase as LIBOR rises and the debt service coverage ratio of such additional secured indebtedness may be adversely affected by rising interest rates, and the related borrower’s ability to make all payments due on their respective obligations, including those related to the mortgage loans included in the trust, may be adversely affected.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” for a description of any mortgage loans with multiple borrowers that own all or a portion of the related mortgaged property as tenants-in-common.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for a mortgage loan could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the applicable special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the applicable special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates and the RR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” and Annex A-3.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an

“actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicers (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

None of the master servicers or the special servicers will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors, originators, master servicers, the certificate administrator, the custodian and the anticipated risk retention consultation party, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A., each an originator, are each expected to hold a portion of the RR Interest as described in “Credit Risk Retention”, and Wells Fargo Bank, National Association is expected to be appointed as the initial risk retention consultation party by the holder of the majority of the RR Interest. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holder of the majority of the RR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or such certificateholder holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as, with respect to any mortgage loan, any related borrower party is the risk retention consultation party or the holder of the majority of the RR Interest by whom the risk retention consultation party was appointed (any such mortgage loan referred to in this context as an “excluded loan” as to such party), then the risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Wells Fargo Bank, National Association, Bank of America, National Association or Morgan Stanley Bank, N.A. (in each case as holders of the RR Interest) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will not directly or indirectly provide any information related to any such mortgage loan or whole loan to the related borrower party, any of Wells Fargo Bank, National Association’s Bank of America, National Association’s or Morgan Stanley Bank, N.A.’s employees, personnel or affiliates, in each case, involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. For the avoidance of doubt, the above covenants and restrictions will not apply to Wells Fargo Bank, National Association, in its capacity as master servicer or certificate administrator. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan. Notwithstanding such restriction, there can be no assurance that any of Wells Fargo Bank, National Association, Bank of America, National Association or Morgan Stanley Bank, N.A. (in each case as holders of the RR Interest) or the risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Moffett Towers II – Building 2 Whole Loan Will Shift to Other Servicers

The servicing of the Moffett Towers II – Building 2 whole loan will be governed by the WFCM 2017-C42 pooling and servicing agreement only temporarily, until the securitization of the Moffett Towers II – Building 2 controlling companion loan. At that time, the servicing and administration of the Moffett Towers II – Building 2 whole loan will shift to the applicable master servicer and the applicable special servicer under the pooling and servicing agreement that governs the securitization of the Moffett Towers II – Building 2 controlling companion loan and will be governed exclusively by such pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such master servicer or special servicer has been determined. In addition, the provisions of the pooling and servicing agreement that governs the securitization of the Moffett Towers II – Building 2 controlling companion loan have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that governs the securitization of the Moffett Towers II – Building 2 controlling companion loan, nor will they have any assurance as to the particular terms of such pooling and servicing agreement except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the Moffett Towers II – Building 2 whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, each expected holder of the RR Interest and the party expected to be designated to consult with the special servicers on their behalf as the risk retention consultation party is affiliated with an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

Similarly, there can be no assurance that any actions Wells Fargo Bank, National Association, Bank of America, National Association or Morgan Stanley Bank, N.A., each affiliates of an Underwriting Entity, takes in its capacity as the holder of the RR Interest or as the risk retention consultation party will necessarily be aligned with the interests of the holders of other classes of certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank, National Association is the interim custodian of the loan files for all of the mortgage loans serviced under the PSA that Morgan Stanley Mortgage Capital Holdings LLC and Bank of America, National Association will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Morgan Stanley Mortgage Capital Holdings LLC, a sponsor and a mortgage loan seller, or Wells Fargo Bank, National Association and certain affiliates of Morgan Stanley Mortgage Capital Holdings LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Morgan Stanley Mortgage Capital Holdings LLC and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Morgan Stanley Mortgage Capital Holdings LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Bank of America, National Association, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Bank of America, National Association from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Bank of America, National Association will transfer to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicers and the Special Servicers

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the applicable master servicer, the applicable special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, each master servicer, each sub-servicer and each special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if such master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

National Cooperative Bank, N.A. is a mortgage loan seller and also will act as the master servicer with respect to the mortgage loans sold to the trust by National Cooperative Bank, N.A. and as the special servicer responsible for servicing the mortgage loans secured by residential cooperative properties sold to the trust by National Cooperative Bank, N.A. Under these circumstances, because it is both a master servicer and special servicer and also a mortgage loan seller, National Cooperative Bank, N.A. may have interests that conflict with the interests of the holders of the certificates. However, the pooling and servicing agreement will provide that the mortgage loans are to be serviced in accordance with the servicing standard and without regard to any obligation of any mortgage loan seller to cure a breach of a representation or warranty or repurchase any mortgage loan.

In addition, with respect to certain mortgage loans secured by residential cooperative properties, National Cooperative Bank, N.A. or an affiliate thereof may hold, now or in the future, one or more (a) loans to the related mortgage borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (b) unsecured loans to the related mortgage borrower and/or (c) cooperative unit loans that are secured by direct equity interests in the related mortgage borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”, “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Cooperative Shares”. Additionally, subject to the servicing standard and to the criteria described in “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”, National Cooperative Bank, N.A. is also permitted to approve, without the consent of the directing certificateholder or any party to the pooling and servicing agreement, the incurrence of additional and/or other additional secured indebtedness by the borrowers under mortgage loans secured by residential cooperative properties expected to be sold to the depositor by National Cooperative Bank, N.A. only, and if it so elects, to act as lender in such instances.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit a master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans for which it is acting as master servicer or special servicer. In the event that a master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicers, for so long as any special servicer obtains knowledge that it has become a borrower party (with respect to “an excluded special servicer loan”), such special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan (as to the directing certificateholder or the holder of the majority of the controlling class) or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the applicable special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While such special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, such special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of such special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if any special servicer or its affiliate holds a subordinate class of certificates, such special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the BANK 2018-BNK10 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicers and the special servicers service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicers or the special servicers, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the applicable master servicer or the applicable special servicer under the pooling and servicing agreement including, among other things, the manner in which such master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for such master servicer or special servicer.

Each special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, such special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

It is expected that Torchlight Investors, LLC or another affiliate of Torchlight Loan Services, LLC, a special servicer, will be the initial directing certificateholder. Torchlight Loan Services, LLC, a special servicer for this transaction, is an affiliate of (a) the entity or entities that are anticipated to purchase the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates and (b) Torchlight Investors, LLC or its affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan or (ii) any excluded loan with respect to the directing certificateholder). Torchlight Loan Services, LLC is expected to act as a special servicer and it or an affiliate assisted Torchlight Investors, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Similarly, it is expected that Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Apple Campus 3 companion loans and the retaining sponsor, will be a holder of a portion of the RR Interest and will be the initial risk retention consultation party. In addition, Wells Fargo Bank, National Association will also be a master servicer, the custodian and the certificate administrator under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is (a) the master servicer, the certificate administrator and the custodian under the MSC 2017-HR2 pooling and servicing agreement, which governs the servicing and administration of the Extra Space Self Storage Portfolio and the Baybrook Lifestyle and Power Center whole loans, (b) the master servicer, the certificate administrator and the custodian under the WFCM 2017-C42 pooling and servicing agreement, which, prior to the securitization of the Moffett Towers II – Building 2 controlling companion loan, governs the servicing and administration of the Moffett Towers II – Building 2 whole loan and (c) the master servicer, the certificate administrator and the custodian under the BANK 2017-BNK9 pooling and servicing agreement, which governs the servicing and administration of the Warwick Mall whole loan.

Although each master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the applicable master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the applicable master servicer or applicable special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicers, the special servicers, the directing certificateholder, the risk retention consultation party, mortgaged property owners and their vendors or affiliates of any of those parties. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicers, the special servicers or the directing certificateholder, the risk retention consultation party, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Torchlight Investors, LLC or another affiliate of Torchlight Loan Services, LLC, a special servicer, will be appointed as the initial directing certificateholder. The special servicers may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan) or (ii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the applicable special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—General” for the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced. Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is being serviced.

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(1)
Extra Space Self Storage Portfolio	MSC 2017-HR2	MSC 2017-HR2	Argentic Securities Income USA LLC
Baybrook Lifestyle and Power Center	MSC 2017-HR2	MSC 2017-HR2	Argentic Securities Income USA LLC
Moffett Towers II – Building 2	WFCM 2017-C42(2)	Barclays Bank PLC2)	Barclays Bank PLC(2)
Warwick Mall	BANK 2017-BNK9	BANK 2017-BNK9	RREF III Debt AIV, LP

(1)	As of the closing date of the related securitization.

(2)	The servicing of the Moffett Towers II – Building 2 whole loan will shift from the WFCM 2017-C42 pooling and servicing agreement to the pooling and servicing agreement pursuant to which the related controlling note is securitized, upon the occurrence of such securitization.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of the Moffett Towers II – Building 2 mortgage loan, prior to the securitization of the Moffett Towers II – Building 2 controlling companion loan, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, either special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”. With respect to the right of the directing certificateholder to replace each special servicer under certain circumstances, investors should consider that National Cooperative Bank, N.A., the initial special servicer with respect to each of the mortgage loans included in the pool that are secured by residential cooperative properties to be sold to the depositor by National Cooperative Bank, N.A., is experienced in acting as a lender and a servicer with respect to mortgage loans secured by residential cooperative properties. Should the directing certificateholder elect to replace such special servicer, we cannot assure you that any successor special servicer selected pursuant to the terms of the pooling and servicing agreement would have the same familiarity or experience with the servicing of mortgage loans secured by residential cooperative properties.

With respect to each serviced whole loan, each special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the applicable special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the applicable special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Torchlight Loan Services, LLC, a special servicer, is also an affiliate of the entity that (a) is anticipated to purchase the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates on the closing date (and may purchase certain other classes of certificates) and (b) is expected to be appointed as the initial directing certificateholder.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The b-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with each master servicer and special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and the descriptions of the consultation and control rights of the holders of the companion loan(s) for each of the whole loans under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

It is expected that Torchlight Investors, LLC or another affiliate of Torchlight Loan Services, LLC, a special servicer, will be the initial directing certificateholder. Torchlight Loan Services, LLC, one of the expected special servicers for this transaction, is an affiliate of (a) Torchlight Investors, LLC, which on behalf of one of its managed funds is anticipated to purchase the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates and (b) Torchlight Investors, LLC or its affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan or (ii) any excluded loan with respect to the directing certificateholder). Torchlight Loan Services, LLC is expected to act as a special servicer and it or an affiliate assisted Torchlight Investors, LLC and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the RR Interest, on one hand, and the non-retained certificates, on the other hand, as described in “Credit Risk Retention—RR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

EU Risk Retention and Due Diligence Requirements

Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings, management companies and funds regulated pursuant to the Undertakings for Collective Investments in Transferable Securities (UCITS) Directive and institutions for occupational retirement provision. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the offered certificates acquired by the relevant investor.

With effect from 1 January 2019, the current EU Risk Retention and Due Diligence Requirements will be replaced by those contained in the Securitization Regulation (Regulation (EU) 2017/2402). Investors should be aware that there are material differences between the current EU Risk retention and Due Diligence Requirements and those in the Securitization Regulation. The Securitization Regulation will, amongst other things, apply also to (a) undertakings for collective investment in transferrable securities regulated pursuant to Directive (EU) 2009/65/EC and the management companies thereof (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions (together, “IORPs”). With regard to a securitization in respect of which the relevant securities are issued prior to 1 January 2019 (a “Pre-2019 Securitization”), as is the case with the offered certificates, affected investors will continue to be subject to the current investment restrictions and due diligence requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the current requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Certain aspects of the Securitization Regulation will be supplemented by regulatory technical standards that have not been published or that have only been published in draft form and are not yet final. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the applicable master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the applicable special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the applicable special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or on the related anticipated repayment date, or that the applicable special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates

Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the applicable master servicer will not apply such amounts as a prepayment if no event of default has occurred. See Annex A-3 for more information on the Baybrook Lifestyle and Power Center Whole Loan, which allows for an earnout reserve to be applied as a prepayment.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-retained certificates exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if either master servicer, either special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of non-retained certificates and the RR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if either master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-retained certificates and the RR Interest, pro rata, based on their respective percentage allocation entitlement as described in this prospectus on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent of the portion of losses that are realized on the mortgage loans and allocated to the non-retained certificates, first the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 or Class A-5 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest in respect of the non-retained certificates and otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocable to the non-retained certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Payments Allocated to the RR Interest or the Non-Retained Certificates Will Not Be Available to the Non-Retained Certificates or the RR Interest, Respectively

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-retained certificates will not be available to satisfy any amounts due and payable to the RR Interest. Likewise, amounts received and allocated to the RR Interest will not be available to satisfy any amounts due and payable to the non-retained certificates. As a result of this allocation of payments, any losses incurred by the issuing entity will also be effectively allocated between the non-retained certificates and the RR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the applicable master servicer, the applicable special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of a special servicer and the operating advisor, certain voting rights will also be reduced by allocated cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, any master servicer, any special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class V and Class R certificates and the RR Interest will not have any voting rights; however, the holders of the RR Interest will be entitled to consent to amendments to the pooling and servicing agreement that would adversely affect the rights of such certificateholders.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any applicable excluded loan and, with respect to any non-serviced mortgage loan, will have limited consultation rights) and the right to replace each special servicer (other than with respect to a non-serviced mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of allocated cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace each special servicer, but will retain consultation rights and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans.

See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the specially serviced loans (other than any applicable excluded loans). See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation party, the applicable special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loans that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the applicable special servicer if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicers under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation party, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)          may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)         may act solely in the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iii)        does not have any duties to the holders of any class of certificates other than the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan);

(iv)        may take actions that favor the interests of the holders of the controlling class or the RR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates,; and

(v)         will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, the risk retention consultation party or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of a Special Servicer Without Cause”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the applicable master servicer or the applicable special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace each special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any applicable excluded loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, each special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate any of the master servicers, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace either master servicer, either special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the applicable special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the applicable special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the applicable special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the applicable special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan, will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the applicable special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the applicable special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicers may be limited by several factors. First, if a special servicer has to consider a large number of modifications, operational constraints may affect the ability of such special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit a special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicers in maximizing collections for the transaction and the impediments the special servicers may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicers not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicers may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the applicable special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the applicable special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, each master servicer, each special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the applicable special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the applicable special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

Each master servicer or special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the applicable master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the applicable master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the applicable master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of a master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the applicable master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting

General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicers to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the applicable special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The applicable special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties

(or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of sixty-eight (68) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,287,148,920 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in February 2018 (or, in the case of any Mortgage Loan that has its first due date in March 2018, the date that would have been its due date in February 2018 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eight (8) of the Mortgage Loans, representing approximately 28.7% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”). The Pari Passu Companion Loans are referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Originator(1)	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	Morgan Stanley Bank, N.A.	18	89	$551,420,924	42.8%
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	22	23	390,979,745	30.4
Bank of America, National Association	Bank of America, N.A.	12	53	287,334,293	22.3
National Cooperative Bank, N.A.(2)	National Cooperative Bank, N.A. or National Consumer Cooperative Bank	16	16	57,413,959	4.5
Total		68	181	$1,287,148,920	100.0%

(1)	Certain of the Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC and National Cooperative Bank, N.A. Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller. See “Description of the Mortgage Pool—Co-Originated Mortgage Loans”.

(2)	Eleven (11) of the sixteen (16) Mortgage Loans for which National Cooperative Bank, N.A. is the mortgage loan seller, representing approximately 2.2% of the Initial Pool Balance, were originated by its parent company, National Consumer Cooperative Bank, and transferred to National Cooperative Bank, N.A. Each such Mortgage Loan originated by National Consumer Cooperative Bank was underwritten pursuant to National Cooperative Bank, N.A.’s underwriting guidelines.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily, manufactured housing community or residential cooperative real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated Mortgage Loans

The following Mortgage Loans were co-originated or were part of the Whole Loans that were co-originated by the related mortgage loan seller (or one of its affiliates) and another entity or were originated by another entity and transferred to the mortgage loan seller:

●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the Initial Pool Balance, for which Wells Fargo Bank, National Association is the mortgage loan seller, is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company and Deutsche Bank AG, acting through its New York Branch.
●	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 3.2% of the Initial Pool Balance, for which Morgan Stanley Mortgage Capital Holdings LLC is the mortgage loan seller, is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A. and Barclays Bank PLC.
●	Eleven (11) of the sixteen (16) Mortgage Loans for which National Cooperative Bank, N.A. is the mortgage loan seller, representing approximately 2.2% of the Initial Pool Balance, were originated by its parent company, National Consumer Cooperative Bank, and transferred to National Cooperative Bank, N.A. Each such mortgage loan originated by National Consumer Cooperative Bank was underwritten pursuant to National Cooperative Bank, N.A.’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or

Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on February 13, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings (with respect to the Mortgage Loans secured by residential cooperative properties, the following is supplemented and modified as provided in “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below):

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and
●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is”, for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For example, in the case of the Mortgage Loan identified as Iron Guard Storage Portfolio on Annex A-1 to this prospectus, representing approximately 6.7% of the Initial Pool Balance, the “as-portfolio” appraised value of $137,470,000 reflects a 12.8% premium attributed to the value of the related Mortgaged Properties as a whole. In the case of the Mortgage Loan identified as Extra Space Self Storage Portfolio on Annex A-1 to this prospectus, representing approximately 4.7% of the Initial Pool Balance, the “as-portfolio” appraised value of $299,250,000 reflects a 5.9% premium attributed to the value of the related Mortgaged Properties as a whole. For additional information, see the table in the definition of LTV Ratio below. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than the “as-is” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. For additional information related to calculation of “Appraised Value” for Mortgage Loans secured by residential cooperatives see “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow”

below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.
●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of the Mortgage Loans shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Apple Campus 3(1)	7.3%	44.0%	44.0%	$773,600,000	54.4%	54.4%	$624,600,000
Iron Guard Storage Portfolio(2)	6.7%	62.6%	62.6%	$137,470,000	70.6%	70.6%	$121,820,000
Extra Space Self Storage Portfolio(3)	4.7%	65.0%	65.0%	$299,250,000	68.8%	68.8%	$282,650,000
Baybrook Lifestyle and Power Center(4)	4.7%	58.1%	58.1%	$241,000,000	58.9%	58.9%	$203,860,000
Fremont Business Center(5)	1.4%	59.6%	54.3%	$30,190,000	60.3%	54.9%	$29,840,000
Bayside Technology Park – Bldg 19(6)	0.8%	63.1%	56.6%	$15,830,000	65.5%	58.7%	$15,260,000
Las Gaviotas Shopping Center(7)	0.4%	58.9%	47.8%	$9,100,000	60.9%	49.5%	$8,800,000

(1)	The Appraised Value assumes all outstanding free rent and leasing commissions have been paid and tenant improvements have been completed. All outstanding free rent, tenant improvements and leasing commissions were reserved for at the origination of the Mortgage Loan.
(2)	The Appraised Value includes a $15,650,000 portfolio premium over the aggregate “as is” appraised values of the Mortgaged Properties.
(3)	The Appraised Value includes a $16,600,000 portfolio premium over the aggregate “as is” appraised values of the Mortgaged Properties.
(4)	The Appraised Value of $241,000,000 is the “as completed” prospective market value of the related Mortgaged Property as of July 1, 2018, which assumes the under construction improvements of the Life Time Fitness expansion are completed with Life Time Fitness taking occupancy. The cost of such construction was not reserved for. However, at loan origination a reserve (the “Life Time Fitness Reserve”) in the amount of $22,000,000 was taken, which may be used to prepay the related Whole Loan, together with the related prepayment consideration if Life Time Fitness or a LTF Replacement Tenant is not in occupancy, open for business and paying rent by November 17, 2019. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. The “as is” appraised value excludes the value of the Life Time Fitness parcel. The “as is” LTV Ratio accounts for the estimated prepayment of the Baybrook Lifestyle and Power Center Whole Loan and payment of the related prepayment consideration provided for in the loan documents (based on certain assumptions), resulting from the application of the $22,000,000 Life Time Fitness Reserve to such prepayment and prepayment consideration. The actual amount of the pay-down and the prepayment consideration may be different from the assumed amounts. The Cut-off Date LTV Ratio (“As-is”) and the Maturity Date LTV Ratio (“As-is”) without regard to any potential prepayment (and including the land value of the Life Time Fitness parcel) is 65.9% and 65.9%, respectively.
(5)	The Appraised Value assumes two leases scheduled to commence February 1, 2018 have commenced.
(6)	The Appraised Value assumes all outstanding leasing commissions have been paid and tenant improvements have been completed. All outstanding tenant improvements and leasing commissions were reserved for at the origination of the Mortgage Loan.
(7)	The Appraised Value assumes the largest tenant (30,280 square feet), representing 33.5% of net rentable square feet, has executed a lease extension. This tenant did execute a lease extension on December 1, 2017.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 3.2% of the Initial Pool Balance, the “As-Is” Appraised Value of $351,000,000 assumes that free rent, outstanding tenant improvements, and leasing commissions are escrowed and that A2Z Development Center, Inc., an Amazon.com, Inc. subsidiary guaranteed by its parent (“Amazon“), the sole tenant at the Mortgaged Property, will be paying rent within 12 months from the date of value of the Mortgaged Property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s).

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten

Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, unless otherwise indicated.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date) with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,
●	capital expenditures, and
●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties (other than residential cooperative properties) and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting; and (v) in the case of residential cooperative properties, the property vacancy assumption reflected in the related appraisal for purposes of determining the appraised value of the related Mortgaged Property as a multifamily rental property (i.e., the “Coop-Rental Value” reflected in Annex A-1); such vacancy assumption for residential cooperative properties does not reflect actual occupancy. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property. With respect to a Mortgage Loan secured by a residential cooperative property, the Occupancy As Of Date is the date as of which the value of the related Mortgaged Property is determined pursuant to the appraisal from which the Occupancy Rate is derived.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“@%(#)“ means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).
●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.
●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.
●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.
●	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.
●	“GRTR of @% or YM or D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).
●	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses. For certain additional information related to calculation of “Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” for the Mortgage Loans secured by residential cooperative properties, see “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property (other than a residential cooperative property), the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto and “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. For certain additional information related to calculation of “Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” for the Mortgage Loans secured by residential cooperative properties, see “—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives” below. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, or as residential cooperative properties, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms and (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, or (d) in the case of certain Mortgaged Properties operated as multifamily housing properties, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan and any related Pari Passu Companion Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives

With respect to any Mortgage Loans secured by residential cooperative properties that are sold to the Trust by National Cooperative Bank, N.A., due to attributes particular to residential housing cooperatives, certain information presented in this prospectus and in Annex A-1 differs from that presented for other Mortgage Loans included in the Trust. Several of these differences are particularly relevant to your consideration of an investment in the Offered Certificates.

In particular, the manner in which loan-to-value ratios, debt service coverage ratios and debt yields are calculated for Mortgage Loans secured by residential cooperative properties sold to the Trust by National Cooperative Bank, N.A. differs from the manner in which such calculations are made for other Mortgage Loans included in the Trust.

For example, the appraised value of such a residential cooperative property used for purposes of determining the loan-to-value ratio for the related Mortgage Loan as of any date is the value estimate reflected in an appraisal of such residential cooperative property determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. This value, based upon the most recent appraisal as of the Cut-off Date, is reflected as the “Appraised Value” of a residential cooperative property on Annex A-1. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced above in this paragraph is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. Such “Appraised Value” does not constitute a market value, and should not be considered to be the value that would be realized following a foreclosure of a Mortgage Loan secured by a residential cooperative property. Upon a foreclosure of a Mortgage Loan secured by a residential cooperative property, it is likely that the operation of such Mortgaged Property as a residential cooperative property would terminate, and it is likely that the Mortgaged Property would be operated and sold as a multifamily rental property. A residential cooperative property is also valued as a multifamily rental property to determine a “Coop-Rental Value” as set forth on Annex A-1. The value of a residential cooperative property as a multifamily rental property is the value estimate reflected in an appraisal of such residential cooperative property and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). Certain of the cooperative Mortgaged Properties have a substantial number of units that are owned by the related coop sponsor, and leased by it to rental tenants, which units are currently subject to rent control, stabilization and tenants’ rights laws and are expected to continue to be subject to such laws following a foreclosure, and accordingly the rental income that can be expected to be earned from such units (and any other units that are or become subject to such laws) will be limited by the provisions of such laws. In addition, to the extent that other units at a cooperative Mortgaged Property were subject to rent control or rent stabilization laws prior to the conversion to a cooperative (which is likely to be the case if sponsor units are subject to such laws), if the related cooperative Mortgage Loan were to be foreclosed, such units would again be subject to rent control or rent stabilization laws. However, the “Coop Rental Value” Appraised Values of the cooperative Mortgaged Properties assume that if the Mortgaged Property were operated as a multifamily rental property all units (other than, in some cases, sponsor units that are subject to rent control or stabilization laws) will be rented at market rates.

In addition, for purposes of determining the debt service coverage ratio and debt yield for a Mortgage Loan secured by a residential cooperative property and for the purpose of determining the value of a residential cooperative property as a multifamily rental property, the “U/W Net Cash Flow” or “U/W NCF” for a residential cooperative property and the “U/W Net Operating Income” or “U/W NOI” for a residential cooperative property, in each case as set forth on Annex A-1, is the projected operating income of such residential cooperative property as set forth in the appraisal assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses and a market-rate vacancy assumption and, in the case of “U/W Net Cash Flow” or “U/W NCF”, further reduced by projected replacement reserves for capital expenditures, in each case as determined by the appraiser. Accordingly, U/W Revenues, U/W Expenses, U/W Net Operating Income, U/W Replacement and U/W Net Cash Flow, in each case as set forth on Annex A-1, are derived from the appraisal. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend.

The loan-to-value ratios, debt service coverage ratios and debt yields presented herein with respect to Mortgage Loans secured by residential cooperative properties may differ from the loan-to-value ratios, debt service coverage ratios and debt yields that would have been determined for such Mortgage Loans secured by residential cooperative properties had a different methodology (including the methodology used for calculating such values with respect to the other Mortgage Loans sold to the depositor) been used.

With respect to information presented in Annex A-1 with respect to mortgage loans secured by residential cooperative properties that have existing subordinate secured indebtedness in the form of a second priority line of credit (each, a “Subordinate LOC”), (1) the Cut-off Date Subordinate Mortgage Debt Balance indicates the balance of the Subordinate LOC as of January 9, 2018, (2) the Total Mortgage Debt Cut-off Date LTV Ratio and the Total Mortgage Debt UW NOI Debt Yield are calculated assuming that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (3) the Total Mortgage Debt UW NCF DSCR is calculated assuming (A) that the Subordinate LOC has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date, (B) that interest on the Subordinate LOC is accruing pursuant to the applicable mortgage loan document (with the applicable interest rate determined using 1-month LIBOR, Prime Rate or the base rate promulgated by National Consumer Cooperative Bank, as applicable, in each case in effect as of January 9, 2018 and giving effect to any applicable interest rate floor) and (C) that, in the case of each Subordinate LOC that has an interest-only period that does not extend through the maturity date of such Subordinate LOC, such initial interest-only period has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note and (4) the Coop – Committed Secondary Debt equals the balance of such Subordinate LOC, based on the full face amount of such Subordinate LOC.

With respect to the Mortgage Loans secured by residential cooperative properties, each related Mortgaged Property is owned by the borrower, which is a cooperative housing corporation. No individual or entity (other than the borrower) has recourse obligations with respect to the loans, including pursuant to any guaranty or environmental indemnity. Accordingly, no information is presented in the column labeled Sponsor in Annex A-1 with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the Trust. In addition, with respect to information presented in Annex A-1 with respect to mortgage loans secured by residential cooperative properties: (1) Coop – Sponsor Units refers to the number of units owned by the original sponsor responsible for the mortgaged property’s conversion into cooperative ownership; such sponsor may rent its units or opt to market them for sale (either individually or as a whole); (2) Coop – Investor Units refers to a bulk number of units owned by a non-tenant investor(s), who can rent or sell the units; (3) Coop – Coop Units refers to the number of units owned by the borrower, which is a cooperative corporation; In this capacity, the cooperative may manage its units as an investor would or use the units for the benefit of its cooperative members; (4) Coop – Unsold Percent refers to the ratio of the total number of units collectively owned by the original sponsor, a non-tenant investor or the cooperative corporation to the number of units with shares allocated; and (5) Coop – Sponsor/Investor Carry is the sponsor’s or the investor’s net cash flow calculated by subtracting maintenance charges on the sponsor or investor owned units from the actual rents payable on such units, to the extent available.

In addition, due to the specialized nature of residential housing cooperatives, certain information presented in and shown on Annex A-1 with respect to Mortgage Loans (other than such Mortgage Loans secured by residential cooperative properties) is not presented on Annex A-1 with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the Trust. For example, since residential cooperatives are not-for-profit entities that generally set maintenance fees to cover current expenses and plan for future capital needs and a residential cooperative is generally able to increase or decrease maintenance fees according to its anticipated expenses and level of cash reserves, historical Net Operating Income figures for residential cooperative properties are generally not representative of the cash flow generated by the property if it were operated as a multifamily rental property. Accordingly, the Most Recent NOI, Second Most Recent NOI, Third Most Recent NOI, and the related fields shown on Annex A-1 for the Mortgage Loans secured by residential cooperative properties are not presented on Annex A-1 with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A. for inclusion in the Trust.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,287,148,920
Number of mortgage loans	68
Number of mortgaged properties	181
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,100,000 to $94,000,000
Average Cut-off Date Balance	$18,928,661
Range of Mortgage Rates	3.365% to 5.330%
Weighted average Mortgage Rate	4.369%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	120 months
Range of remaining terms to maturity(2)	59 months to 120 months
Weighted average remaining term to maturity(2)	118 months
Range of original amortization terms(3)	276 months to 480 months
Weighted average original amortization term(3)	354 months
Range of remaining amortization terms(3)	276 months to 480 months
Weighted average remaining amortization term(3)	353 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	3.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	59.8%
Range of LTV Ratios as of the maturity date(2)(4)(5)(6)	3.1% to 67.9%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(6)	55.2%
Range of U/W NCF DSCRs(5)(6)(7)	1.37x to 59.85x
Weighted average U/W NCF DSCR(5)(6)(7)	2.35x
Range of U/W NOI Debt Yields(5)(6)	8.4% to 297.0%
Weighted average U/W NOI Debt Yield(5)(6)	12.2%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	46.3%
Amortizing Balloon	25.5%
Interest-only, Amortizing Balloon	21.0%
Interest-only, ARD	7.3%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	In the case of one (1) Mortgage Loan with an Anticipated Repayment Date, secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.
(3)	Excludes twenty-four (24) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, LARP I Portfolio, Iron Guard Storage Portfolio, Brookwood Chase Portfolio, Extra Space Self Storage Portfolio, Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, ExchangeRight Portfolio 18, StorQuest – Los Angeles Hill Street, Woodbridge Commons, Safeway – Renton, WA, Goldorado Shopping Center, U Stor It San Diego Logan, Red Rock Business Center, Lawndale Commons, Azalea Portfolio, Highpoint-on-The Hudson Owners, Inc., Wyndham House Owners Corp., StorageOne Durango, Fry Road Retail Center, Esplanade Mini Storage, 6340 Middlebelt Road, Barclay Plaza North Owners, Inc. and Mates Owners Corp., representing approximately 53.6% of the Initial Pool Balance by allocated loan amount, that are interest-only for the entire term or until the anticipated repayment date, as applicable.
(4)	LTV Ratios (such as, for example, the Cut-off Date LTV Ratios and LTV Ratios at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related LTV Ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the Appraised Value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.
(5)	In the case of eight (8) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, Extra Space Self Storage Portfolio, Baybrook Lifestyle and Power Center,

Moffett Towers II – Building 2, One Newark Center, Courtyard Los Angeles Sherman Oaks, Warwick Mall and Kirkwood Plaza, representing approximately 28.7% of the Initial Pool Balance, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s).
(6)	For Mortgage Loans secured by residential cooperative properties, the debt service coverage ratio and debt yield information are calculated using the projected net operating income and the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date assuming such Mortgaged Property is operated as a rental property. The loan-to-value ratio information for Mortgage Loans secured by residential cooperative properties is based upon the Appraised Value of the residential cooperative property reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date determined as if such residential cooperative property is operated as a residential cooperative and, in general, such value equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering such residential cooperative property. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” and “Description of the Mortgage Pool—Certain Characteristics of Mortgage Loans Secured by Residential Cooperatives”.
(7)	Debt Service Coverage Ratios (such as, for example, U/W NCF DSCRs or U/W NOI DSCRs) are calculated based on “Annual Debt Service”, as defined under “Description of the Mortgage Pool—Definitions”.

The issuing entity will include six (6) Mortgage Loans, representing approximately 28.2% of the Initial Pool Balance, that represent the obligations of multiple borrowers (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	11	$321,062,771	24.9%
Suburban	7	203,688,787	15.8
CBD	3	115,230,000	9.0
Medical	1	2,143,984	0.2
Retail	31	$285,173,688	22.2%
Anchored	7	109,193,808	8.5
Lifestyle Center	1	60,000,000	4.7
Single Tenant	17	50,497,310	3.9
Shadow Anchored	3	28,407,570	2.2
Regional Mall	1	27,500,000	2.1
Unanchored	2	9,575,000	0.7
Self Storage	75	$272,027,964	21.1%
Self Storage	75	272,027,964	21.1
Hospitality	19	$190,548,450	14.8%
Limited Service	13	90,871,901	7.1
Full Service	3	49,900,000	3.9
Select Service	3	49,776,549	3.9
Multifamily	35	$152,646,403	11.9%
Garden	14	60,503,278	4.7
Cooperative	16	57,413,959	4.5
Mid Rise	4	17,729,166	1.4
High Rise	1	17,000,000	1.3
Industrial	6	$48,689,645	3.8%
Flex	5	45,474,645	3.5
Warehouse	1	3,215,000	0.2
Manufactured Housing Community	3	$9,000,000	0.7%
Manufactured Housing Community	3	9,000,000	0.7
Other	1	$8,000,000	0.6%
Leased Fee(2)	1	8,000,000	0.6
Total	181	$1,287,148,920	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.
(2)	With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as Peterson Retail Portfolio – Gateway Branch, representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, the Mortgaged Property is a single-tenant leased fee property.
Office Properties

In the case of the office properties set forth above, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Newark Center, representing approximately

2.7% of the Initial Pool Balance, the General Services Administration of the United States leases approximately 26.0% of the net rentable area at the Mortgaged Property, through several leases, with space occupied by the Internal Revenue Service, Department of Housing and Urban Development and Department of Justice. If the Mortgaged Property is transferred, the leases require the United States and the transferee to enter into a novation agreement; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. Such provisions may delay or impede the ability of the lender to realize upon the Mortgaged Property following a default. In connection with the acquisition of the Mortgaged Property by the borrower, the borrower is in the process of seeking the required novation agreement from the General Services Administration of the United States; however, such novation agreement has not yet been entered into. The borrower may be subject to certain requirements regarding management of the Mortgaged Property and borrower required by certain United States agencies in connection with the acquisition of the Mortgaged Property by the borrower.

See “Risk Factors—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

In the case of the retail properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Everett Village, representing approximately 1.4% of the Initial Pool Balance, the third largest tenant, Bed, Bath & Beyond, Inc., has a co-tenancy provision requiring that certain stores at an adjacent property be open and operating including Mervyn’s and Bon Marche/Macy’s. Mervyn’s has not been open and operating at the adjacent mall since 2006 and Bon Marche/Macy’s has not been open and operating at the adjacent mall since March 2017. Pursuant to the terms of its lease, the tenant has ostensibly available remedies of alternate and percentage rent, however, the tenant has not exercised any of its remedies, nor did it reference either an uncured default or the co-tenancy provisions in its estoppel provided in connection with the origination of the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

In the case of the self storage properties set forth in the above chart, see “Risk Factors—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	All such hospitality properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement.
●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Roedel Hotel Portfolio, representing approximately 3.3% of the Initial Pool Balance, the related Mortgage Loan documents required a $400,000 seasonality deposit at loan origination to cover shortfalls in net cash flow during the low season each year, the months of November, December and January. The related borrower is required to make equal monthly deposits into the seasonality reserve in the months of April, May, June, July, August, September and October of each year to replenish the amount in such reserve to an amount equal to the greater of (i) $400,000 and (ii) the sum of the amounts (if any) which, if added to underwritten net cash flow for the immediately preceding 12 months would cause the debt service coverage ratio equal 1.05x (the “Seasonality Cash Reserves Threshold”). Such monthly seasonality reserve deposit requirement is waived for any year beginning April 2021 in which the following conditions are met as of the payment date in April of such year: (i) no event of default exists, (ii) the borrower has not drawn upon the seasonality reserve at any time during the preceding 36 months and (iii) the borrower provides the lender with evidence satisfactory to the lender that any affiliate of the sponsor controlled by the guarantor had at all times during such 36-month period, and intends to at all times thereafter maintain, cash and cash equivalents of not less than the Seasonality Cash Reserves Threshold (inclusive of amounts then on deposit in the in the seasonality reserve for purposes of such calculation).
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Los Angeles Sherman Oaks, representing approximately 2.2% of the Initial Pool Balance, the City of Los Angeles, California adopted an ordinance in 2015 requiring pre-1977 buildings constructed with concrete supports to implement seismic retrofit improvements following notice from the City’s building department. The related ordinance applies to the mortgaged property, although no compliance notice has yet been received, and specifically requires owners to (i) submit a seismic retrofit plan within ten years of receiving the compliance notice; and (ii) complete the approved work plan within 25 years of the compliance notice. The seismic study obtained in connection with loan origination noted that some seismic retrofit work was performed at the Mortgaged Property in 1994, and that, while some portion of the completed seismic retrofit work would likely satisfy the ordinance requirements, additional work could be required due to differences in design criteria for the 1994 retrofit work and the ordinance criteria. At a minimum, documentation and analysis results would be required to satisfy the ordinance. Cost estimates are subject to scope of work determinations, but, if required, the seismic study estimated additional work to cost $25 per square foot or less. The main building at the Mortgaged Property, which would be the expected scope of any seismic retrofit work, is approximately 124,000 square feet. If the parking garage were included, however, the total retrofit area would be approximately 207,300 square feet. The estimated cost range with these assumptions is approximately $3.1 million - $5.2 million. The seismic study further concluded that the Mortgaged Property had a probable maximum loss of 23%, and earthquake insurance is required unless the probable maximum loss is 20% or less. Although the ordinance permits a longer time, the loan documents require the borrower to submit an ordinance compliance plan on or before December 11, 2026

(one year prior to loan maturity) if the City issues a compliance order in the last five years of the loan term.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as La Quinta Inn-Goodlettsville, representing approximately 0.8% of the Initial Pool Balance, a 100 room TownePlace Suites opened nearby in September 2017, and a 92-unit Hampton Inn, a 92-unit Candlewood Suites and a 97-unit Holiday Inn Express are expected to open for business in the Mortgaged Property’s market in 2018. According to the appraisal, all of such hotels are considered to be “fully” competing assets.

For a description of scheduled PIPs with respect to certain Mortgaged Properties, see “—Redevelopment, Renovation and Expansion”.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Wisconsin Hotel Portfolio – Holiday Inn – Madison West	$13,550,000	1.1%	7/21/2020	2/1/2028
Wisconsin Hotel Portfolio – Fairfield Inn – Oak Creek	$9,436,000	0.7%	6/22/2029	2/1/2028
Wisconsin Hotel Portfolio – Holiday Inn – Fond Du Lac(1)	$8,350,000	0.6%	1/10/2019	2/1/2028
Wisconsin Hotel Portfolio – Holiday Inn Express – Fond Du Lac	$7,225,000	0.6%	6/1/2035	2/1/2028
Wisconsin Hotel Portfolio – Baymont Inn – Madison	$6,020,000	0.5%	1/31/2036	2/1/2028
Wisconsin Hotel Portfolio – Comfort Inn & Suites – Appleton Airport	$5,900,000	0.5%	7/30/2024	2/1/2028
Wisconsin Hotel Portfolio – Holiday Inn Express - Oshkosh	$5,876,000	0.5%	12/28/2027	2/1/2028
Wisconsin Hotel Portfolio – Comfort Inn & Suites – Milwaukee Airport	$5,820,000	0.5%	6/1/2019	2/1/2028
Wisconsin Hotel Portfolio – Comfort Inn & Suites – Madison West	$5,067,000	0.4%	5/22/2025	2/1/2028
Wisconsin Hotel Portfolio – Holiday Inn Express – Milwaukee Airport	$4,710,000	0.4%	6/22/2030	2/1/2028
Wisconsin Hotel Portfolio – Comfort Inn & Suites – Fond Du Lac	$2,646,000	0.2%	12/23/2025(2)	2/1/2028
Roedel Hotel Portfolio – Hilton Garden Inn - Manchester	$20,725,216	1.6%	4/5/2026	12/1/2027
Roedel Hotel Portfolio – Hilton Garden Inn - Fishkill	$12,041,059	0.9%	9/12/2023	12/1/2027
Roedel Hotel Portfolio – Holiday Inn Express - Auburn	$10,143,680	0.8%	5/28/2024	12/1/2027
Courtyard Los Angeles Sherman Oaks	$28,000,000	2.2%	1/21/2024	12/11/2027
Hilton Garden Inn Boise Spectrum	$17,010,273	1.3%	11/30/2032	12/11/2027
Comfort Suites Golden West	$11,058,043	0.9%	12/16/2026	11/1/2027
La Quinta Inn-Goodlettsville	$10,220,178	0.8%	11/15/2033(3)	12/1/2027
Best Western Sandman	$6,750,000	0.5%	11/30/2018(4)	2/1/2028

(1)	The Wisconsin Hotel Portfolio – Holiday Inn – Fond du Lac Mortgaged Property is currently subject to a franchise agreement with Holiday Hospitality Franchising LLC, which expires at the end of 2019. The borrower expects to convert the Mortgaged Property to a Radisson, with the conversion to take effect following the expiration of the current franchise. At loan origination, $2,000,000 was reserved, representing 100% of the estimated costs of the PIP required in order for such conversion to take place. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Redevelopment, Renovation and Expansion” below.

(2)	The franchisor of the Wisconsin Hotel Portfolio – Comfort Inn & Suites – Fond du Lac Mortgaged Property has the right to terminate the franchise agreement without cause as of August 2020.

(3)	Each of the franchisor and the franchisee of the La Quinta Inn – Goodlettsville Mortgaged Property has the right to terminate such agreement as of November 15, 2018, November 15, 2023 and November 15, 2028. The borrower as franchisee is prohibited from exercising such right without lender consent.

(4)	The related franchise agreement is renewable for additional one-year terms. The Mortgage Loan documents provide a recourse carveout for losses if there occurs any cancellation, termination or expiration of the franchise agreement as a result of any act or omission of a borrower party, until such time as the borrower has entered into a replacement franchise agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as LARP I Portfolio, representing approximately 7.0% of the Initial Pool Balance, which portfolio is comprised of Mortgaged Properties located in Chicago, Illinois and Kansas City, Missouri, approximately 27.9% of the units located in Chicago and approximately 23.8% of the units located in Kansas City, are leased to students.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sunnylane Of Bethpage Redevelopment Company Owners Corp., representing approximately 0.1% of the Initial Pool Balance, the Mortgaged Property is an affordable senior housing cooperative. Eligibility for residency and membership at the subject property is restricted to at least one owner being the age of 62 or older, household sizes of a single resident or a couple, and maximum annual household income of $70,677.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Industrial Properties

In the case of the industrial properties set forth above, see “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lois Realty Portfolio, representing approximately 0.7% of the Initial Pool Balance, all three Mortgaged Properties in the related portfolio have private water and sewer systems. October 2017 water quality reports provided to the lender were satisfactory. In 2018, the borrower plans to upgrade water systems at the Valkill and Stonegate Mortgaged Properties, at an estimated cost of $90,000. In addition, the Valkill Mortgaged Property is restricted to residents at least 55 years of age.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant(1)	7	9.4%
Bank branch(2)	7	9.3%
Grocery(3)	7	7.8%
Theater/entertainment facility(4)	2	6.8%
Gym, fitness center or a health club(5)	3	6.2%
Technology lab space(6)	1	3.2%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(7)	5	2.4%
School/Educational facility(8)	1	0.8%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, Woodbridge Commons, Peterson Retail Portfolio – The Shops at Fair Lakes, Green Valley Ranch – Denver, Las Gaviotas Shopping Center, Park Center Circle and Fry Road Retail Center. Excludes any hotel properties that may have a restaurant on-site.
(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as One Kennedy Square, Rainbow Sunset Pavilion – NV, Peterson Retail Portfolio – The Shops at Fair Lakes, Everett Village, Goldorado Shopping Center, Green Valley Ranch – Denver and Arbrook Square.
(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Kirkwood Plaza, Woodbridge Commons, Safeway – Renton, WA, Goldorado Shopping Center, Lawndale Commons, Las Gaviotas Shopping Center and Fry Road Retail Center.
(4)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center and Warwick Mall.
(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, Goldorado Shopping Center and Las Gaviotas Shopping Center.

(6)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2.
(7)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18 – Fresenius Medical Care – Bethlehem (Harvard), PA, Peterson Retail Portfolio – The Shops at Fair Lakes, Riverwood Research Center, Fry Road Retail Center and Arbrook Square.
(8)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Green Valley Ranch - Denver.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Peterson Retail Portfolio – The Shops at Fair Lakes and Goldorado Shopping Center, representing approximately 2.2% of the Initial Pool Balance by allocated loan amount, tenants at each such Mortgaged Property operate a dry cleaners with on-site processing at the respective Mortgaged Property.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Warwick Mall, Peterson Retail Portfolio – The Shops at Fair Lakes, Safeway – Renton, WA, Goldorado Shopping Center and Green Valley Ranch – Denver, representing approximately 6.6% of the Initial Pool Balance, each Mortgaged Property includes a tenant that operates as a gas station or automotive service center.

With respect to the Mortgage Loans secured by residential cooperative properties, information regarding the 5 largest tenants has not been reflected on Annex A-1 or in the chart above. Notwithstanding the exclusion of the residential cooperative properties from the figures presented in the chart above or its corresponding footnotes, certain residential cooperative properties are heavily dependent on income from commercial tenancies and may, in certain instances, have space that is devoted to specialty uses. These uses may include, without limitation, dental or medical offices or clinics, data centers, restaurants, and/or parking garages. The specialty use spaces may not be readily convertible (or convertible at all) to alternative uses if those uses were to become unprofitable, or if the spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

The following table shows certain information regarding the 15 largest Mortgage Loans by Cut-off Date Balance:

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
Apple Campus 3	$94,000,000	7.3%	$385	3.55x	44.0%	Office
LARP I Portfolio	$90,000,000	7.0%	$91,931	1.62x	64.0%	Multifamily
Iron Guard Storage Portfolio	$86,000,000	6.7%	$64	1.88x	62.6%	Self Storage
Wisconsin Hotel Portfolio	$74,600,000	5.8%	$59,442	1.51x	63.2%	Hospitality
Brookwood Chase Portfolio	$65,000,000	5.0%	$71	2.37x	58.9%	Self Storage
Extra Space Self Storage Portfolio	$60,000,000	4.7%	$73	2.01x	65.0%	Self Storage
Baybrook Lifestyle and Power Center	$60,000,000	4.7%	$220	2.80x	58.1%	Retail
2020 Southwest 4th Avenue	$44,250,000	3.4%	$195	2.33x	67.9%	Office
Roedel Hotel Portfolio	$42,909,955	3.3%	$122,951	1.72x	73.0%	Hospitality
Moffett Towers II – Building 2	$41,250,000	3.2%	$455	2.08x	47.0%	Office
One Kennedy Square	$36,400,000	2.8%	$148	1.67x	69.3%	Office
One Newark Center	$34,580,000	2.7%	$159	1.52x	70.8%	Office
ExchangeRight Portfolio 18	$33,441,294	2.6%	$123	2.18x	61.3%	Various
Courtyard Los Angeles Sherman Oaks	$28,000,000	2.2%	$258,216	1.74x	64.0%	Hospitality
Warwick Mall	$27,500,000	2.1%	$127	2.01x	47.5%	Retail
Top 3 Total/Weighted Average	$270,000,000	21.0%		2.37x	56.6%
Top 5 Total/Weighted Average	$409,600,000	31.8%		2.22x	58.2%
Top 15 Total/Weighted Average	$817,931,249	63.5%		2.14x	60.4%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 1.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 38.3% of the Initial Pool Balance are secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
LARP I Portfolio	Multi-Property	$90,000,000	7.0%
Iron Guard Storage Portfolio	Multi-Property	86,000,000	6.7
Wisconsin Hotel Portfolio	Multi-Property	74,600,000	5.8
Brookwood Chase Portfolio	Multi-Property	65,000,000	5.0
Extra Space Self Storage Portfolio	Multi-Property	60,000,000	4.7
Roedel Hotel Portfolio	Multi-Property	42,909,955	3.3
ExchangeRight Portfolio 18	Multi-Property	33,441,294	2.6
Peterson Retail Portfolio	Multi-Property	22,000,000	1.7
Azalea Portfolio	Multi-Property	9,750,000	0.8
Lois Realty Portfolio	Multi-Property	9,000,000	0.7
Total		$492,701,249	38.3%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●	With respect to the Mortgaged Property identified on Annex A-1 as Iron Guard Storage Portfolio – Troy, securing approximately 0.3% of the Initial Pool Balance by allocated loan amount, each related Mortgaged Property is comprised of two separate parcels, which are non-contiguous and/or each of which is owned by a separate borrower.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 13.4% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 10.5% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans having borrowers that are related to each other.

Related Borrower Loans (1)

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
Apple Campus 3	1	$94,000,000	7.3%
Moffett Towers II – Building 2	1	41,250,000	3.2
Total for Group 1:	2	$135,250,000	10.5%
Group 2:
Fremont Business Center	1	$18,000,000	1.4%
Bayside Technology Park – Bldg 19	1	9,993,902	0.8
Total for Group 2:	2	$27,993,902	2.2%
Group 3:
Whispering Pines – SC	1	$5,232,444	0.4%
Talon Centre	1	3,990,101	0.3
Total for Group 3:	2	$9,222,546	0.7%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	16	$261,722,051	20.3%
Texas	18	$118,453,963	9.2%
Illinois	19	$91,061,064	7.1%
New Jersey	9	$77,872,657	6.1%
Wisconsin	11	$74,600,000	5.8%
Louisiana	12	$74,295,707	5.8%
New York	21	$73,780,879	5.7%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 26 other states, with no more than 4.0% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Forty (40) Mortgaged Properties, securing approximately 25.0% of the Initial Pool Balance by allocated loan amount, are located in Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, and, therefore, are more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in

Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).
●	Twenty-seven (27) Mortgaged Properties securing approximately 28.0% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 23% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

Twenty-six (26) of the Mortgaged Properties, securing approximately 19.9% of the Initial Pool Balance by allocated loan amount (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Five (5) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Rainbow Sunset Pavilion – NV, Peterson Retail Portfolio, Everett Village, Hilton Garden Inn Boise Spectrum and Lawndale Commons, representing approximately 7.0% of the Initial Pool Balance, each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18, representing approximately 2.6% of the Initial Pool Balance, the related borrower is a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

Five (5) Mortgage Loans secured by Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, One Kennedy Square, One Newark Center, Warwick Mall and Talon Centre, representing approximately 11.2%, of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium or other shared interest structure. With respect to all such Mortgage Loans, except as set forth below, the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 3.2% of the Initial Pool Balance, the Mortgaged Property is one building within a five building complex that is run by an association (the members of which are the owners of each building within the complex) with a structure similar to a condominium association. Shares of the voting interest in the association are based on the number of completed buildings at the complex as described in the related covenants, conditions and restrictions, with each completed building entitled to a proportionate share of the voting interest. Provided that all five buildings are completed in accordance with the development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the association.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Kennedy Square, representing approximately 2.8% of the Initial Pool Balance, the Mortgaged Property is comprised of a fee interest in one unit (an office building apportioned a 51% voting rights interest) of a two unit condominium, and a leasehold interest in the remaining unit (a parking garage apportioned a 49% voting rights interest). The lessor of the garage unit has granted to borrower/ lessee a proxy to exercise the garage unit’s voting rights in the owners’ association for the duration of the lease, such that the borrower currently has 100% of the voting rights in the owners’ association. The parking lease expires on December 31, 2048 if intervening renewal options are exercised (the loan matures February 11, 2028). The loan documents provide for recourse liability to the borrower and guarantor for losses related to any default in the parking lease, among other things.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Newark Center, representing approximately 2.7% of the Initial Pool Balance, the Mortgaged Property is comprised of floors six to 22 in a Class A office tower under a “fee on a plane” structure and an adjacent 10 story parking garage, connected via skybridge accessible from the 6th floor lobby. Seton Hall Law School owns and occupies floors one to five and owns the land. The Mortgaged Property is subject to an operation and cross-easement agreement between the owner of the Mortgaged Property and the owner of the remaining floors regarding the management of the building, which, among other provisions, creates certain cross-easements and reciprocal rights and obligations with respect to the building. Pursuant to the agreement, the owner of the Mortgaged Property is responsible for selecting and overseeing the manager of the building. Common area expenses are generally shared 65%/35% between the owner of the Mortgaged Property and the owner of the remaining portion of the building, respectively; however, security is split 89%/11%, and landscaping/snow are split 73%/27%. The owner of the Mortgaged Property maintains the controlling rights and authority over management. Both owners are required to obtain insurance for the building shell, and to pay for it based on their percentage interests. In the event of a casualty to or condemnation affecting a single owner, such owner is required to restore the Mortgaged Property, except as described below. In the event of a casualty to or condemnation affecting the building shell, net insurance or condemnation proceeds are required to be deposited with a depository for restoration, the owners must proceed to restore the Mortgaged Property (except as described below) with a contractor jointly chosen by them, and must pay for shortfalls in accordance with their percentage interests. If restoration is not feasible without substantially changing the character or use of either owner’s property, or net casualty or condemnation proceeds are insufficient to complete restoration, and both owners (and their first mortgagees) reasonably determine that restoration is uneconomic, the owners must demolish the building, remove all debris from the land and any amounts held by the depository must be disbursed in accordance with the owners’ percentage interests. In addition, the owners must then jointly market their interests including the land and the air rights above the 22nd floor, and if any sale results, the proceeds are required to be divided between the owners based on the fair market values of their interests in the building immediately prior to the casualty or condemnation (excluding the land and the air rights above the 22nd floor), as agreed by the owners. Any dispute regarding the foregoing is subject to arbitration.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Warwick Mall, representing approximately 2.1% of the Initial Pool Balance, the Showcase Cinema outparcel is one unit in a three-unit retail condominium, with each unit having an equal 1/3 interest in the common elements. The by-laws of the association require an 80% vote of unit owners for all decisions made by the association; however, since there are currently three equal owners, a unanimous vote of all unit owners is effectively required. The condominium declaration permits the declarant to add additional real estate to the condominium and create additional units on such real estate, for a total of up to ten units. In such event, all units would be assigned the same ownership percentage and the borrower could lose voting control; provided that no amendment may be made to the declaration, the by-laws or any other condominium document that would (i) alter the uses permitted under the declaration, (ii) increase any unit owner’s proportionate share of common expenses or any other payment obligations relating to the condominium, or (iii) terminate or modify an easement.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Talon Centre, representing approximately 0.3% of the Initial Pool Balance, the Mortgaged Property is comprised of a freestanding building that is part of a land condominium. The borrower has 37.75% of the voting rights in the related owners’ association. The association was dissolved in 1993 and each building owner is responsible for its own maintenance. The loan documents provide for personal liability to the borrower and guarantor for losses related to the termination or amendment of the condominium regime without lender’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Residential Cooperatives

Sixteen (16) of the Mortgage Loans, collectively representing approximately 4.5% of the Initial Pool Balance, are secured by Mortgaged Properties structured as residential cooperatives. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” and “—Property Types—Multifamily Properties”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	178	$1,214,525,666	94.4%
Fee and Leasehold(3)	1	36,400,000	2.8
Leasehold	2	36,223,255	2.8
Total	181	$1,287,148,920	100%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.
(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.
(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Kirkwood Plaza, representing approximately 1.8% of the Initial Pool Balance, the related ground lease does not require the ground lessor to enter into a new ground lease with the lender upon termination of the ground lease. In addition, the ground lease does not require that the lender’s consent to an amendment be obtained. Further, although the ground lease requires that notices of default be given to the lender, it does not provide that notice of default or termination given under the ground lease is not effective against the lender unless a copy of the notice has been delivered to the lender.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Kirkwood Plaza, representing approximately 1.8% of the Initial Pool Balance, the related borrower has the right to purchase the related fee interest at any time at fair market value.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

As regards ground leases, see representation No. 36 on Annex D-1 and the exceptions thereto on Annex D-2.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property (other than Mortgaged Properties identified on Annex A-1 to this prospectus as Esplanade Mini Storage and AAA Self Storage – TX) securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the Initial Pool Balance, the Phase I environmental site assessment identified recognized environmental conditions that existed prior to the Apple Campus 3 improvements being developed: (i) certain arsenic and pesticides in soil which were the subject of significant site-wide excavation and an ongoing site management plan prepared in November 2017; (ii) known offsite trichloroethylene (TCE) impacts to soil, soil-gas, and groundwater and on-site TCE in soil-gas above commercial screening level which were the subject of a vapor-intrusion mitigation system and solvent-resistant vapor barrier and passive vapor venting pipes and construction of office building with office levels over open-deck parking levels; and (iii) arsenic and pesticides in soil in area of historical industrial use associated with semiconductor and electronics manufacturing since the 1960s for which responsible parties Advanced Micro Devices, Inc., Northrop Grumman, and Locus Technologies, a subsidiary of Philips Electronics Company, have been identified and deemed to have adequate financial wherewithal to address the issues. The loan documents require compliance with the November 2017 site management plan and ongoing maintenance of the vapor intrusion mitigation system, among other things.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 3.2% of the Initial Pool Balance, the Phase I ESA identified the Mortgaged Property’s location in the Lockheed Martin Plant One Campus, which was used by Lockheed for aerospace manufacturing and for research and development. The Mortgaged Property is included in a Site Cleanup Requirements Order issued by the Regional Water Quality Control Boards (“RWQCB”) which applies to a large portion of the Plant One Campus. According to the ESA, no significant sources of soil or groundwater pollution have been identified on the Mortgaged Property during historical or more recent investigations of the Plant One Facility. The results of recent soil and groundwater investigations were presented in a Subsurface Investigation Report, which concluded that no additional investigation or action pertaining to soil impacts or groundwater beneath the Mortgaged Property was warranted at that time. The RWQCB issued a concurrence letter for the Subsurface Investigation Report on July 27, 2016. In addition, a Soil Gas Vapor Intrusion Risk Evaluation Letter Report concluded that, based on the information contained in the evaluation, site-specific soil gas conditions beneath Parcel 2 pose de minimis risk and thus no further investigation or action was warranted at Parcel 2 with respect to soil, groundwater, and soil gas. The California Water Resources Control Board issued a concurrence letter for the Soil Gas Vapor Intrusion Risk Evaluation on November 7, 2016. The Mortgaged Property is subject to a December 2015 Soil Remediation and Management Plan (“SRMP”) that was approved by the San Francisco Bay RWQCB (“SFBRWQCB”). As part of the SRMP, the Mortgaged Property is subject to an August 2016 Quality Assurance/Quality Control Plan, September 2016 Waste Transportation Plan, and September 2016 Dust and Vapor Control Plan, which were prepared in accordance with the SRMP and approved by the SFBRWQCB. The ESA states that the Mortgaged Property redevelopment activities continue to be conducted in accordance with these plans and will be documented and included in a Completion Report due upon completion of the development for SFBRWQCB approval. The ESA further states that the Responsible Party associated with this release has been identified by state and federal regulatory agencies as Lockheed Martin, and Lockheed Martin is currently conducting response actions under state and federal oversight. The Phase I ESA concluded that given the absence of impact, this is considered a business environmental risk and no further action appears warranted.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Newark Center, representing approximately 2.7% of the Initial Pool Balance, the Phase I ESA identified a controlled REC (“CREC”) in connection with groundwater beneath the Mortgaged Property. A geotechnical investigation performed in 1999 identified a petroleum odor at depths of 30+ feet below ground surface, free product on groundwater in one boring and benzo (a) pyrene in soils below ground surface at concentrations above New Jersey Department of Environmental Protection (“NJDEP”) Soil Cleanup Criteria and lead, tetrachloroethene (“PCE”), and chloroform at concentrations above NJDEP Groundwater Quality Standards (“GWQS) in one monitored well. Based on soil borings surrounding this well, it was determined that the impacts had migrated from an off-site source, as the contamination identified in the groundwater was part of a larger regional contamination issue and not from a specific spill or source. A Memorandum of Agreement was issued in April 14, 2000 and a Site Investigation Report was submitted to the NJDEP and No Further Action (“NFA”) letter was issued on March 1, 2001. The PCE impacts to groundwater above GWQS and the NFA issued by the NJDEP represents a CREC. No further investigation regarding the off-site PCE impacts was recommended. An additional investigation conducted in December 2002 concluded that the historic fill contained hot spots of polycyclic aromatic hydrocarbons (“PAH”) and a deed notice has been placed. The Phase I ESA concluded that, at this time, these known impacts and the engineering controls at the Mortgaged Property are not expected to affect the current operations in the Mortgaged Property and represent a CREC, and recommended the continuation of the engineering cap maintenance and surveillance. The Phase I ESA also identified a

CREC in connection with the underground storage tanks (“USTs”) which were used to store oil used for heating of an adjacent building which is currently an undeveloped parcel and were reportedly removed in 1991. Since the parcel that was once associated with the USTs currently has a deed notice and engineering controls, the Phase I ESA concluded that residual impacts from the USTs would be considered a CREC and warranted no further investigation. Lastly, based on a review of fire insurance maps, the Phase I ESA identified a business environmental risk in the historic operation of a former filling station which was located on the east portion of the undeveloped parcel of land. The Mortgage Loan does not have an environmental indemnitor other than the borrower. At origination the borrower purchased an Enviro Covered Location Policy (Site Environmental) from Beazley Eclipse (Lloyd’s Syndicates 623/2623), rated AXV by A.M. Best’s Company, with per incident and aggregate limits of $2,000,000, a deductible of $50,000 per incident, a term expiring December 30, 2027 (loan maturity is December 1, 2027) and a 36 month optional extended reporting period, and with the lender and its successors and assigns as an additional named insured.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Warwick Mall, representing approximately 2.1% of the Initial Pool Balance, the ESA identified four RECs at the related Mortgaged Property: (i) an auto salvage yard appeared to have occupied the north-northwest portion of the subject property between 1951 and 1965, (ii) an auto repair facility appeared to have occupied the south-southwest portion of the subject property between 1977 and 2000 (records reviewed identified a permanently closed 250-gallon waste oil underground storage tank (UST) in the vicinity of the former auto repair facility), (iii) a permanently closed 10,000-gallon fuel oil UST was formerly located to the northeast of the present non-collateral adjacent Target space, and (iv) a Firestone auto repair facility has operated on the southwest portion of the subject property from as early as 1977 to present (a 275-gallon waste oil UST was reportedly removed from the vicinity of the Firestone building in 1988). The environmental consultant concluded that the aggregate estimated costs to complete any additional assessment, remediation and, if necessary, regulatory closure activities would be from $275,000 to $1,600,000, with a middle estimate at $795,000. In light of these findings, the related borrower has obtained a Lender Environmental Liability Insurance Policy from Steadfast Insurance Company, a member company of Zurich North America in the amount of $2,000,000 for each event, with a $2,000,000 aggregate policy limit, a ten year term, a three year policy tail and a deductible of $25,000 per claim. Zurich North America has an S&P rating of “AA-”.
●	With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as Peterson Retail Portfolio – The Shops at Fair Lakes, representing approximately 1.1% of the Initial Pool Balance by allocated loan amount, the Phase I environmental site assessment (ESA) obtained at loan origination identified a recognized environmental condition (REC) associated with soil contamination and potential groundwater contamination related to prior dry cleaning operations that used perchloroethylene (PCE). A limited sub-slab soil gas investigation was conducted in 2016 that did not identify significant soil gas impacts, but, because sampling was only conducted at shallow depths and groundwater was not sampled, the Phase I ESA concluded groundwater impacts and migration of contaminants were possible. In addition, an REC was identified with respect to four underground storage tanks (USTs) installed in 1989 and upgraded in 2009, having single wall fiberglass construction with overfill and spill protection, electronic leak detection and observation wells, that are used in connection with an onsite Sunoco gas station. The Phase I ESA recommended a Phase II subsurface investigation to address both REC’s. In lieu of a Phase II subsurface investigation, the lender obtained a premises environmental liability- type environmental policy with $3,000,000 sublimit per claim from Great American Insurance Group with a 13 year base term (3 years past the loan term) with a 3-year optional extended period of coverage and having a $250,000 deductible. The policy premium for the base term was pre-paid at closing. Great American Insurance Group has an S&P rating of “A+”.
●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Wisconsin Hotel Portfolio – Fairfield Inn – Oak Creek, representing approximately 0.7% of the Initial Pool Balance by allocated loan amount, the related Phase I identified a CREC at the Mortgaged Property relating to polynuclear aromatic hydrocarbons (PAH) concentrations in shallow soil and fill materials. The Wisconsin Department of Natural Resources (WIDNR) issued a “Final Case Closure with Continuing Obligations” on December 19, 2014, which continuing obligations include (1) residual soil contamination exists that must be properly managed if excavated or removed; (2) a soil cover must be maintained over contaminated soil, and the WIDNR must be notified and approve any changes to this barrier; (3) a prohibition on residential development and (4) the site is also required to be continuously registered on the WIDNR GIS Registry.
●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Esplanade Mini Storage and AAA Self Storage - TX, representing approximately 0.5% in the aggregate of the Initial Pool Balance, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,250,000 group lender environmental collateral protection and liability-type environmental insurance policy with $4,250,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Talon Centre, representing approximately 0.3% of the Initial Pool Balance, the Phase I environmental site assessment (ESA) identified a controlled recognized environmental condition related to the Mortgaged Property’s previously being part of the Detroit River which was subsequently filled in with debris and developed as an industrial property. Phase II ESAs were conducted on the mortgaged property in 2004 and 2016 and revealed above the gross contamination concentrations of certain hazardous substances. In order to gain protection in Michigan from liability associated with prior contamination, borrower filed and received approval of a Baseline Environmental Assessment (BEA) and Due Care Plan from the Michigan Department of Environmental Quality (MDEQ).
●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18 – Walgreens – Chicago (Belmont), IL, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the Phase I ESA obtained at loan origination with respect to such Mortgaged Property identified a controlled recognized environmental condition with respect to such Mortgaged Property as a result of a historical dry cleaning use. Subsurface investigations conducted on the property identified the detection of dry cleaning chemicals (VOCs) in the soils and groundwater generally limited to the northeast corner of the property, where dry cleaning operations were identified to have been conducted for approximately 45 years. The Mortgaged Property was enrolled into the Illinois Environmental Protection Agency Site Remediation Program in May 1999 and underwent a focused site investigation. The Mortgaged Property was issued a Focused No Further Remediation Letter on January 18, 2001. The Mortgaged Property is approved for industrial/commercial land use only.
●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18 – Fresenius Medical Care - Bethlehem (Harvard), PA, representing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the Phase I ESA obtained at loan origination with respect to such Mortgaged Property identified a controlled recognized environmental condition with respect to such Mortgaged Property as a result of the historical use of an area of land including the Mortgaged Property as a Bethlehem Steel Corporation facility known as the Bethlehem Commerce Center (“BCC”). A cleanup plan approved by the Pennsylvania Department of Environmental Protection (“PADEP”) is in place to address soil and groundwater contamination at the site; environmental issues are being addressed through an Agency Work Team (“AWT”) that consists of representatives from the PADEP, the United States Environmental Protection Agency (“USEPA”), Lehigh Valley Industrial Park (former owner), and HDR Engineering Inc. The Mortgaged Property is subject to a consent order with the PADEP and is required to comply with certain engineering and institutional controls. An engineering control, in the form of an engineered cap, must be implemented to prevent direct contact with any residual metals that remain on the property. Institutional controls in the form of deed restrictions will be utilized to prescribe procedures for managing impacted materials, maintain the engineered cap, and to restrict use of the Mortgaged Property. The Mortgaged Property may be used only for industrial or commercial activities, excluding schools, nursing homes or other residential-style facilities or recreational areas, and groundwater beneath the Mortgaged Property may not be used for human consumption or for agricultural purposes. Through an agreement with the AWT, groundwater associated with the entire BCC site has been addressed on a site-wide basis and granted the owner of the Mortgaged Property a Release of Liability from the PADEP and a Final Decision from the USEPA. At loan origination, the lender reserved $25,000 to account for the cost for annual inspections over the loan term to document compliance with the applicable institutional and engineering controls.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Wisconsin Hotel Portfolio, representing approximately 5.8% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Properties are subject to franchisor-required PIPs in the amount of $10,890,000. At origination of the Mortgage Loan, the related borrower deposited approximately $5,200,000 into a PIP reserve. The remaining PIP costs are expected to be funded by the ongoing furniture, fixtures and equipment (“FF&E”) reserve deposits required under the Mortgage Loan agreement. There can be no assurance that such deposits will be sufficient to fund such remaining PIP costs. The PIPs are scheduled to be completed between 2018 and 2021.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, representing approximately 4.7% of the Initial Pool Balance, the largest tenant, Life Time Fitness, representing approximately 18.8% of square feet and 12.8% of underwritten rent at the Mortgaged Property, has executed a lease but is not yet in occupancy. Life Time Fitness is expected to occupy a 120,000 square foot single building that is currently under construction on a parcel adjacent to the remainder of the Mortgaged Property. Construction of the Life Time Fitness building is expected to be completed in June 2018, with Life Time Fitness rent commencing June 2018 and the tenant expected to open for business in the fall of 2018. In relation to the Life Time Fitness parcel, $22.0 million of the $140.0 million Baybrook Lifestyle and Power Center Whole Loan is held in escrow (the “Life Time Fitness Reserve”). Provided no event of default is continuing under the Baybrook Lifestyle and Power Center Whole Loan, the Life Time Fitness Reserve is required to be released to the related borrower upon (i) the commencement date under the Life Time Fitness Lease or (ii) the commencement date of an LTF Replacement Lease (as defined below), provided that Life Time Fitness or the tenant under the LTF Replacement Lease is occupying its leased premises, open for business and paying unabated rent, and has delivered a reasonably acceptable tenant estoppel certificate. Notwithstanding the foregoing, to the extent neither of the conditions contained in clause (i) or (ii) of the preceding sentence is satisfied as of November 17, 2019, the lender may elect, in its sole discretion, to apply the funds in such reserve to prepay the Baybrook Lifestyle and Power Center Whole Loan, together with a prepayment fee equal to the greater of 1.0% of the amount prepaid and a yield maintenance premium (the “Baybrook Prepayment Fee”). If the lender elects such partial prepayment, the Life Time Fitness Reserve is required to be allocated to principal prepayment and the Baybrook Prepayment Fee such that the prepayment plus the Baybrook Prepayment Fee equals the entire balance of the reserve fund, but does not exceed it. “LTF Replacement Lease” means any lease or leases entered into in accordance with the loan documents (i) (A) that, in the aggregate, demise(s) substantially all of the Life Time Fitness premises, or (B) the aggregate gross rent of which lease(s) is equal to or greater than the aggregate gross rent under the Life Time Fitness lease; and (ii) for which a rating agency confirmation has been delivered to the lender. If the lender elects to prepay the Baybrook Lifestyle and Power Center Whole Loan as described above, upon such prepayment, the related borrower will be permitted to obtain the release of the parcel on which the Life Time Fitness building is located, as described below under “Certain Terms of the Mortgage Loans—Releases; Partial Releases.” Rent for Life Time Fitness has been underwritten; however, gap rent has not been reserved for. Excluding the Life Time Fitness lease, underwritten base rent would be $13,578,600, In-Place UW NCF DSCR would be 2.46x and In-Place UW NOI Debt Yield would be 9.9% based on the $140,000,000 Baybrook Lifestyle and Power Center Whole Loan. In addition, the tenant is entitled to a tenant allowance of $27,500,000 in connection with construction of its space, which is required to be disbursed monthly, and which has not been reserved for.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, representing approximately 3.2% of the Initial Pool Balance, the Mortgaged Property is part of a larger campus intended to include 5 office towers, two garages and an amenities building where approximately $46,300,000 in construction costs are remaining with respect to construction of a parking garage and amenities building that are not collateral for the Mortgage Loan but to which the borrower will have access pursuant to a reciprocal easement agreement. The parking garage is approximately 45%

complete with an expected completion date in April 2018. If 361 parking spaces, (the “Required Parking Spaces Satisfaction”) whether in the parking garage, on a surface parking lot or in another parking structure at or near the Mortgaged Property are not delivered to the sole tenant, Amazon on or before April 15, 2018 (subject to force majeure), Amazon will receive a base rent credit of $15,000 per day until such parking spaces are delivered. A reserve of approximately $2,700,000 was taken at closing, which represents approximately six months of the Amazon base rent credit. If such spaces are not provided by September 15, 2018, the borrower is required to post an additional $2,700,000. At loan origination, the amenities building was approximately 42% complete with an expected completion date in July 2018. A reserve for gap rent for the period beginning December 2017 and ending July 2018 was taken at loan closing totaling $8,332,337. In addition, a reserve of approximately $286,310 was taken at loan closing, which represents approximately six months of amenities building use fees. If the amenities building is not completed by January 31, 2019, the borrower is required to post an additional $286,310. The non-recourse carveout guarantor entered into a completion guaranty, which guaranties the delivery of 361 parking spaces to Amazon and completion of the amenities building. Currently, the borrower has not provided Amazon with the 361 parking spaces required under its lease. Additionally, the Moffett Towers II - Building 2 Whole Loan documents provide for an upfront reserve in the amount of $1,000,000 for a debt service reserve which amounts were deposited into a lender-controlled account. If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the borrower will be required to deposit an additional $1,000,000 into the lender-controlled debt service reserve account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the lender-controlled debt service reserve account will be used to pay any shortfalls in debt service with respect to the Moffett Towers II - Building 2 Whole Loan and will be released to the borrower upon the occurrence of the Required Parking Spaces Satisfaction.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Garden Inn Boise Spectrum, representing approximately 1.3% of the Initial Pool Balance, the related franchise agreement provides that franchisee may be required to upgrade the hotel to then-current franchise standards. The loan documents require an up-front PIP Reserve in amount of $1,078,000 (110% of estimated PIP Work) required together with future amounts at 110% of estimated PIP costs. PIP Work is scheduled for the next 18-36 months and includes exterior (landscaping and parking) and interior public space (elevators, lobby, kitchen and lounge upgrades) and bathroom upgrades. In addition, the loan documents provide for personal liability to borrower and guarantor for (i) losses related to the failure to comply with or complete any PIP work, and (ii) springing recourse liability to borrower and guarantor in the event of franchise agreement cancellation, termination or expiration until such time as the borrower has entered into a replacement franchise agreement satisfactory to lender.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as La Quinta Inn - Goodlettsville, representing approximately 0.8% of the Initial Pool Balance, the Mortgaged Property is subject to a franchisor required PIP covering landscaping, building exterior and public and guestroom areas. At origination of the Mortgage Loan, the related borrower deposited approximately $1,264,000 into a PIP reserve, representing approximately 100% of the estimated cost to complete the PIP. The PIP is required to be completed on May 5, 2018, with the franchisor having the right to impose an additional PIP if such PIP is not completed by such date.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Bridge Plaza Co-op, Inc., representing approximately 0.8% of the Initial Pool Balance, at origination of the Mortgage Loan the related borrower executed a Collateral Security Agreement for Capital Improvements pursuant to which it deposited $3,895,735 into a collateral security account for the purpose of funding, from time to time, costs incurred in connection with boiler installation, parking garage renovation and other capital improvement work as approved by lender.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Best Western Sandman, representing approximately 0.5% of the Initial Pool Balance, the Mortgaged Property is subject to a franchisor required PIP. At origination of the Mortgage Loan, the related borrower deposited $745,000 into a PIP reserve, representing approximately 120% of the related borrower’s estimated cost to complete the PIP, which is focused on aesthetic upgrades to the building exterior and guestroom improvements, including replacement of casegoods and updates to style and finish elements. The PIP is scheduled to be completed no later than March 12, 2018.
●	With respect to the Mortgage Loan secured in part by the Mortgaged Property identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18 - Hobby Lobby - Fort Wayne (Coldwater), IN, representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, demolition is underway of a vacant building (previously occupied by Sears) adjoining the single tenant’s premises. At loan origination, a reserve in the amount of approximately $33,031 was collected, representing 125% of the estimated cost to complete the demolition work. In addition, a reserve in the amount of $325,000 was collected at loan origination for a construction allowance owed by the borrower to the tenant for repairs the tenant is required to make to the façade of the Hobby Lobby premises resulting from the demolition of the adjoining box.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 10 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as O’Hare Business Center, representing approximately 0.7% of the Initial Pool Balance, the borrower sponsor and non-recourse carveout guarantor, Kenneth Levy was a defendant (among other defendants) of various shareholder derivative suits filed in state and federal courts during 2006-2009, in his capacity as the former Chairman of the board of directors, compensation committee member, director and CEO of KLA-Tencor. Certain of these suits were related to an investigation of KLA-Tencor by the SEC and other federal agencies regarding alleged illegal backdated stock option grants and materially misleading financial reporting between 1997-2005. Mr. Levy left KLA-Tencor and became Chairman Emeritus of the company in October, 2006. In mid-2007, KLA-Tencor (i) retroactively re-priced all outstanding stock options held by Mr. Levy and other executives, resulting in KLA-Tencor’s restating financial results from mid-1997 to mid-2002, and taking a non-cash charge of $370 million for stock-based compensation expenses and (ii) reached a settlement with the SEC. In early 2008, KLA-Tencor agreed to pay $65 million to settle a shareholder lawsuit over backdated stock-option grants. Other shareholder derivative suits were filed during 2006-2009 against Mr. Levy (and other defendants) as board member and compensation committee member of three other public companies with similar investigations on stock option grants backdating; however, each such action was settled or dismissed with prejudice.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Forty-eight (48) of the Mortgage Loans, representing approximately 65.8% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.
●	Eighteen (18) of the Mortgage Loans, representing approximately 22.5% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.
●	Two (2) of the Mortgage Loans, representing approximately 11.7% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to twenty-one (21) Mortgage Loans secured by the Mortgaged Properties or portfolios of Mortgaged Properties identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, One Kennedy Square, One Newark Center, ExchangeRight Portfolio 18, 11311 McCormick Road, Kirkwood Plaza, Woodbridge Commons, Peterson Retail Portfolio, Safeway – Renton, WA, Fremont Business Center, Everett Village, East Towne Center, Goldorado Shopping Center, U Stor It San Diego Logan, Bayside Technology Park – Bldg 19, Whispering Pines – SC, StorageOne Durango, Riverwood Research Center, Park Center Circle and Talon Centre, representing approximately 33.7% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged

Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, representing approximately 4.7% of the Initial Pool Balance, a subsidiary of General Growth Properties, Inc. (“GGP“) is the non-recourse carveout guarantor and the indirect owner of a 53% interest in the borrower. GGP previously filed for bankruptcy in 2009 and emerged from bankruptcy in 2010. Certain aspects of the GGP bankruptcy case are described under “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws.”
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 2020 Southwest 4th Avenue, representing approximately 3.4% of the Initial Pool Balance, affiliates of the guarantor (ScanlanKemperBard Companies, LLC) have been subject to seven consensual foreclosures, five deeds-in-lieu of foreclosure, a receivership sale, and a discounted payoff related to various office, industrial flex, retail and multifamily properties located in the western U.S. related to financings made during the 2005-2008 real estate cycle.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Kennedy Square, representing approximately 2.8% of the Initial Pool Balance, the sponsor (Redico Properties LLC) and affiliates of the sponsor were involved in various mortgage loan defaults, including four foreclosures, seven deeds-in-lieu of foreclosure and four discounted pay-offs during the 2009-2014 real estate cycle relating to properties located primarily in Michigan.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Newark Center, representing approximately 2.7% of the Initial Pool Balance, the mortgage loan funded the acquisition of the Mortgaged Property. Until such acquisition, the Mortgaged Property was subject to a prior securitized mortgage loan with an original principal balance of $96,700,000, which went into maturity default on December 1, 2011. A one year forbearance agreement was entered into with respect to the prior loan until December 1, 2012. Following the end of such forbearance period, the prior loan was transferred into special servicing and the related special servicer agreed to a loan modification and extension until December 1, 2017. The terms of such modification included a $5,000,000 new equity contribution by the then owner and the division of the mortgage loan into an A note and a $9,700,000 hope note. Concurrently with the acquisition of the Mortgaged Property by the borrower, the prior Mortgage Loan was repaid at a discount, such that the A note of the prior mortgage loan was repaid, and the hope note was cancelled without repayment.
●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18, representing approximately 2.6% of the Initial Pool Balance, one of the three guarantors was the managing member of one of two tenant-in-common owners of a multifamily property that became the subject of foreclosure proceedings in November 2009, which were settled in March 2013.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty nos. 41 and 42 in Annex D-1 and the exceptions to representation and warranty no. 42 in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-three (23) Mortgaged Properties representing approximately 15.9% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.
●	Five (5) Mortgaged Properties, representing in the aggregate approximately 8.6% of the Initial Pool Balance by allocated loan amount, are leased to multiple tenants; however, one such tenant occupies 50% or more of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3, in particular those related to the Mortgaged Properties identified on Annex A-1 as Apple Campus 3, Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, Moffett Towers II – Building 2, One Newark Center and Warwick Mall.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Moffett Towers II – Building 2	3.2%	No	4/30/2028	12/6/2027
ExchangeRight Portfolio 18 – Walgreens - Chicago (Belmont), IL	0.3%	No	1/31/2028(1)	12/1/2027
ExchangeRight Portfolio 18 – Hobby Lobby - Fort Wayne (Coldwater), IN	0.3%	No	12/31/2027	12/1/2027
ExchangeRight Portfolio 18 – Walgreens - League City (Main), TX	0.2%	No	5/1/2027(1)	12/1/2027
ExchangeRight Portfolio 18 – Walgreens - Ocala (East Silver Springs Blvd), FL	0.2%	No	11/30/2028(1)	12/1/2027
ExchangeRight Portfolio 18 – Advance Auto Parts - Chicago (Cottage), IL	0.1%	No	4/30/2028	12/1/2027
ExchangeRight Portfolio 18 – Dollar General - Panama City (US-231), FL	0.1%	No	5/31/2028	12/1/2027
ExchangeRight Portfolio 18 – Dollar General - Baton Rouge (Plank), LA	0.1%	No	9/30/2028	12/1/2027
ExchangeRight Portfolio 18 – Dollar General - Fayetteville (Strickland), NC	0.1%	No	10/9/2027	12/1/2027
F5 Networks	0.5%	No	11/30/2025	2/1/2028

(1)	The Lease Expiration Date shown for each property reflects the applicable tenant’s earliest right to terminate the related lease. With respect to the Walgreens – Chicago (Belmont), IL property, the lease expires on January 31, 2068 and the tenant has the option to terminate its lease on January 31, 2028 and every five years thereafter through January 31, 2063; (ii) with respect to the Walgreens – League City (Main), TX property, the lease expires on May 1, 2067 and the tenant has the option to terminate its lease on May 1, 2027 and every five years thereafter through May 1, 2062; and (iii) with respect to the Walgreens – Ocala (East Silver Springs Blvd), FL property, the lease expires on November 30, 2053 and the tenant has the option to terminate its lease on November 30, 2028 and every five years thereafter through November 30, 2048.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For more information on lease terminations see the footnotes to Annex A-1 to this prospectus.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights or are otherwise unilaterally terminable by the tenant.

Mortgaged Property	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
One Newark Center	2.7%	Internal Revenue Service	10.8%	12.2%

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information. See also, the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, One Kennedy Square, One Newark Center and Warwick Mall.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation to finalize their respective leases. For example:

●	Ten (10) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, Moffett Towers II – Building 2, One Kennedy Square, 11311 McCormick Road, East Towne Center, Riverwood Research Center, Fry Road Retail Center and Talon Centre, securing approximately 25.6% of the Initial Pool Balance, have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

In particular, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or have rent underwritten on a straight-lined basis. For more information see Annex A-3 to this prospectus and the accompanying footnotes, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, Baybrook Lifestyle and Power Center, 2020 Southwest 4th Avenue, Moffett Towers II – Building 2 and One Kennedy Square.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Fourteen (14) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, Wisconsin Hotel Portfolio – Fairfield Inn – Oak Creek, ExchangeRight Portfolio 18 – Walgreens – Chicago (Belmont), IL, ExchangeRight Portfolio 18 – Walgreens – Chicago (Central), IL, ExchangeRight Portfolio 18 – Walgreens – League City (Main), TX, ExchangeRight Portfolio 18 – Tractor Supply – Meraux (Archbishop), LA, ExchangeRight Portfolio 18 – Tractor Supply – Collinsville (136th), OK, ExchangeRight Portfolio 18 – Walgreens – Ocala (East Silver Springs Blvd), FL, Courtyard Los Angeles Sherman Oaks, Peterson Retail Portfolio – The Shops at Fair Lakes, Peterson Retail Portfolio – Gateway Branch, East Towne Center, Green Valley Ranch – Denver and Talon Centre, securing approximately 15.6% of the Initial Pool Balance by allocated loan amount, are each subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 8 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the Initial Pool Balance, the single tenant, Apple, has an ongoing right of first offer (“ROFO”) to purchase the Mortgaged Property if the borrower decides to market the Mortgaged Property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to a foreclosure or transfer in lieu of foreclosure with respect to the loan.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Los Angeles Sherman Oaks, representing approximately 2.2% of the Initial Pool Balance, franchisor (Marriott International,

Inc.) has a Right of First Refusal (“ROFR”) to acquire the related Mortgaged Property if there is a transfer of the hotel or controlling direct or indirect interest in the borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury hotels, 20 full service hotels or 50 limited service hotels). The ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to a competitor is by foreclosure, or if the franchisee or its affiliates become a competitor, the franchisor has a right to purchase the hotel upon notice to the franchisee. The franchisor comfort letter provides that, if the lender exercises remedies against the franchisee, the lender may appoint a lender affiliate to acquire the Property and enter into a management or franchise agreement if it is not a competitor or a competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.
●	With respect to the Mortgage Loan secured in part by the Mortgaged Properties identified on Annex A-1 to this prospectus as ExchangeRight Portfolio 18 - Walgreens - Chicago (Belmont), IL, ExchangeRight Portfolio 18 - Walgreens - Chicago (Central), IL, ExchangeRight Portfolio 18 - Walgreens - League City (Main), TX, ExchangeRight Portfolio 18 - Tractor Supply - Meraux (Archbishop), LA, ExchangeRight Portfolio 18 - Tractor Supply - Collinsville (136th), OK, and ExchangeRight Portfolio 18 - Walgreens - Ocala (East Silver Springs Blvd), FL, representing approximately 1.4% of the Initial Pool Balance by allocated loan amount, each of the Mortgaged Properties is subject to a right of first refusal in favor of the sole tenant at such Mortgaged Property in connection with any proposed bona fide offer to purchase such Mortgaged Property. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to foreclosure or deed-in-lieu thereof.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Twenty-seven (27) Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, Iron Guard Storage Portfolio – Camas, Iron Guard Storage Portfolio – Prater Way, Extra Space Self Storage Portfolio – Lake Elsinore – Central Avenue, Extra Space Self Storage Portfolio – Hemet – South Sanderson, Extra Space Self Storage Portfolio – Modesto – Crows Landing, Extra Space Self Storage Portfolio – San Bernardino – West Club Center Drive, Extra Space Self Storage Portfolio – Memphis – Mount Moriah Terrace, Extra Space Self Storage Portfolio – Hesperia – Mariposa Road, Extra Space Self Storage Portfolio – Memphis – Covington Way, Extra Space Self Storage Portfolio – Memphis – Gateway Drive, Extra Space Self Storage Portfolio – Victorville – Yates Road, Extra Space Self Storage Portfolio – Memphis – Raleigh-LaGrange, Extra Space Self Storage Portfolio – Memphis – 5675 Summer Avenue, Extra Space Self Storage Portfolio – Memphis – Madison Avenue, 2020 Southwest 4th Avenue, Moffett Towers II – Building 2, Courtyard Los Angeles Sherman Oaks, StorQuest – Los Angeles Hill Street, Safeway – Renton, WA, Fremont Business Center, Everett Village, Goldorado Shopping Center, U Stor It San Diego Logan, Bayside Technology Park – Bldg 19, Best Western Sandman and Esplanade Mini Storage, securing approximately 28.0% of the Initial Pool Balance by allocated loan amount, are located in an area that is considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 23.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to thirty-three (33) Mortgaged Properties, securing approximately 30.9% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Iron Guard Storage Portfolio, representing approximately 6.7% of the Initial Pool Balance, the Riverside Mortgaged Property is located in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and the related Mortgage Loan documents do not require the same flood insurance coverage for the Riverside property as is required for the other Mortgaged Properties in the portfolio. However, there is a loss carve-out for up to $468,000 for the twelve (12) month period following a flood for which such Mortgaged Property is uninsured, if rental income at such property declines by more than 20% directly as a result of such flood.

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such self-insurance conditions:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Moffett Towers II – Building 2, ExchangeRight Portfolio 18, Woodbridge Commons and Safeway – Renton, WA, representing approximately 9.0% of the Initial Pool Balance, the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect, and, in some cases, no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property. See “—Environmental Considerations”.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions to representation and warranty nos. 8 and 26 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. For example:

●	With respect to the Mortgage Loan secured in part by the Mortgaged Properties identified on Annex A-1 to this prospectus as LARP I Portfolio – Woodlawn Terrace, LARP I Portfolio – Ellis Street, LARP I Portfolio – Drexel Grand, LARP I Portfolio – Kenwood Court and LARP I Portfolio – Woodlawn Court, representing approximately 2.0% of the Initial Pool Balance by allocated loan amount, each such Mortgaged Property is subject to a preservation easement requiring prior approval of the Landmarks Preservation Council of Illinois before any demolition, change to the exterior, addition of signs, fence or sandblasting. In addition, with respect to the Mortgaged Properties identified as LARP I Portfolio-Woodlawn Terrace and LARP I Portfolio-Ellis Street , each such Mortgaged Property is within a Landmark Designation District and any building construction or work requiring a city permit must first be approved by the Commission of Chicago Landmarks.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 60 Pineapple Residence Corp., representing approximately 0.3% of the Initial Pool Balance, the related Mortgaged Property is located in The Brooklyn Heights Historic District in New York City and is therefore subject to certain oversight by the New York City Landmarks Preservation Commission with respect to physical changes to the property.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-”as-is” value will be the value of the related Mortgaged Property at maturity or other specified date. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. In the case of Mortgage Loans secured by residential cooperative properties expected to be sold to the depositor by National Cooperative Bank, N.A., information regarding the value of such Mortgaged Properties is based upon the appraised value of such property assuming such property is operated as a residential cooperative which value, in general, equals the sum of (x) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as LARP I Portfolio, representing approximately 7.0% of the Initial Pool Balance, there are three non-recourse carve-out guarantors; David Gefsky and Eli Ungar (together, the “Individual LARP I Portfolio Guarantors”) and LARP Holdings, LLC. Only LARP Holdings, LLC (and not the Individual LARP I Portfolio Guarantors) is liable under the environmental indemnity. The Individual LARP I Portfolio Guarantors are liable only for a limited set of non-recourse carveouts, and in particular are not liable for intentional misrepresentation, misappropriation of rents, casualty and condemnation proceeds and security deposits, waste, breaches of environmental provisions in the loan documents and prohibited transfers of interest in the borrowers. Further, at such time as LARP Holdings, LLC’s financial statements evidence a net worth of not less than $50,000,000 and liquidity of not less than $2,000,000 (in each case excluding the LARP I Portfolio Properties), the Individual LARP I Portfolio Guarantors will be released from all obligations and liabilities under the non-recourse carveout guaranty for events occurring after such date.
●	With respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A., representing approximately 4.5% of the Initial Pool Balance, such Mortgage Loans are generally full recourse to the related borrower but do not have separate guarantors for non-recourse carveouts or separate environmental guarantors.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as One Newark Center, representing approximately 2.7% of the Initial Pool Balance, there is no non-recourse carveout guarantor, and no environmental indemnitor other than the borrower. In addition, the ultimate owners of the borrower are entities and individuals in the People’s Republic of China which do not have other assets in the United States.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Everett Village, representing approximately 1.4% of the Initial Pool Balance, the borrower is a tenancy-in-common comprised of two tenants-in-common entities, each of which are SPE’s. The sponsor guarantor (PVAM Argonaut Property Fund, L.P.) has liability for the springing recourse and losses carve-out events identified in the representation, among other things. Other guarantors that are passive tenants-in-common investors (Bruce J. Cardinal and the Bruce J. Cardinal Living Trust Dated December 15, 1997) have (i) springing recourse liability limited to bankruptcy, termination or modification of the TIC agreement without lender consent, or transfer of the property under the TIC agreement without lender consent, among other things, and (ii) recourse liability for losses in connection with a default under the TIC Agreement, in each case, only to the extent the applicable event was caused by such guarantor.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Mortgage Loan secured in part by the Mortgaged Properties identified on Annex A-1 to this prospectus as LARP I Portfolio – Clyde Manor, LARP I Portfolio – Park Central, LARP I Portfolio – Yankee Hill and LARP I Portfolio – Gillham House, representing approximately 1.4% of the Initial Pool Balance by allocated loan amount, the Mortgaged Properties are subject to a tax abatement under Chapter 353 of the Missouri Urban Redevelopment Corporations law that provides for a tax abatement in connection with the redevelopment of real property that has been found to be a “blighted area” by the city in which it is located. The tax abatement is in place until 2028. Underwritten taxes for such four Mortgaged Properties are based on the abatement and total $2,988. The estimated stabilized taxes for such Mortgaged Properties assuming no abatement (as set forth in the appraisal) are $128,835.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as O’Hare Business Center, representing approximately 0.7% of the Initial Pool Balance, one of the four buildings comprising the Mortgaged Property, located at 501 West Algonquin Road, Mount Prospect, Cook County, Illinois, is subject to a Cook County Class 6B Tax Incentive, which reduces the assessment level for qualified manufacturing and warehouse/distribution facilities from 25% to 10% for the first 10 years, 15% for year 11 and 20% in year 12. After year 12, the assessment level returns to the full 25%. The term of the current incentive is from March 1, 2016 until March 1, 2028. According to the local municipality, the abated taxes are approximately $1.30 per square foot ($81,047.20) compared to unabated taxes of $3.20 per square foot ($199,500.80). During the term of the incentive, the Class 6B recipient must file an annual affidavit attesting to the use of, and number of workers employed at, the property, which if not timely filed, results in the loss of the incentive. The incentive may be renewed for additional 12 year terms.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sunnylane Of Bethpage Redevelopment Company Owners Corp., representing approximately 0.1% of the Initial Pool Balance, the Mortgaged Property currently benefits from a payment in lieu of taxes (“PILOT”) Tax Exemption Agreement that is set to expire on December 31, 2021. It is anticipated that the related borrower will negotiate an extension of the PILOT Tax Exemption Agreement. However, there is no assurance that such an extension will be granted. In a scenario under which the PILOT Tax Exemption Agreement were not extended and the cooperative were to be charged under a full-market tax rate, the cooperative would be required to raise maintenance charges payable by its tenant-shareholders by approximately $2.1 million per year to cover the increase. This would result in a maintenance increase of approximately $595.00 per-unit per-month, or approximately 172% of current in-place annual maintenance. If this increase were implemented, maintenance charges would still be less than 50% of market rents based on the appraisal, which is in line with typical cooperatives in the area. If such an increase were to occur, there may be an adverse impact on the tenant-shareholders’ ability to make their respective maintenance payments to the related borrower.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-three (23) Mortgage Loans, representing approximately 46.3% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Thirty-two (32) Mortgage Loans, representing approximately 25.5% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Twelve (12) Mortgage Loans, representing approximately 21.0% of the Initial Pool Balance, provide for an initial interest-only period that expires between twenty-four (24) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

One (1) Mortgage Loan, representing approximately 7.3% of the Initial Pool Balance, provides for interest-only payments for the entire term to stated maturity; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately 10 years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	23	$595,336,294	46.3%
Amortizing Balloon	32	327,625,126	25.5
Interest-only, Amortizing Balloon	12	270,187,500	21.0
Interest-only, ARD	1	94,000,000	7.3
Total	68	$1,287,148,920	100.0%

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance (%)
1	45	$854,919,175	66.4%
6	2	135,250,000	10.5
11	21	296,979,745	23.1
Total	68	$1,287,148,920	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period Default (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	26	$521,694,700	40.5%
2, one every 12 months	1	60,000,000	4.7
4	8	111,869,337	8.7
5	17	536,170,924	41.7
10	16	57,413,959	4.5
Total	68	$1,287,148,920	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, and/or leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

One (1) Mortgage Loan securing the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3 (the “ARD Loan”), representing approximately 7.3% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) equal to the greater of (i) the Initial Rate plus 1.5000% per annum, and (ii) the swap rate plus 1.5000% per annum, rather than the stated Mortgage Rate (the “Initial Rate”).

The ARD Loan is interest-only; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that the ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that the ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates and the RR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

For information regarding single purpose entity covenants, see representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “—Additional Indebtedness” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws” in this prospectus.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 4 to 7 months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

With respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A., which are described as being encumbered by subordinate mortgage liens under “—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”, each such Mortgage Loan is cross-defaulted with such subordinate mortgage lien(s) in the amounts described in this prospectus under “—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”. In each case, the subordinate lender is subject to a subordination agreement, which generally subordinates the subordinate lender’s rights and remedies to those of the lender under the Mortgage Loan; however, the subordinate lender is generally not subject to a standstill agreement. We cannot assure you that the foregoing circumstances, including with respect to the subordinate lender’s right to independently pursue a foreclosure action, will not result in a prepayment of the Mortgage Loan at a time when the applicable special servicer might otherwise have elected to modify the related Mortgage Loan or take other action with respect to the Mortgage Loan. In addition, we cannot assure you that foreclosure by the subordinate lender will not result in a material reduction in the liquidation proceeds that otherwise might have been realized by the applicable special servicer if such special servicer were able to elect a different course of action.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Forty-seven (47) of the Mortgage Loans, representing approximately 89.2% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.
●	Four (4) Mortgage Loans representing approximately 6.2% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.
●	Sixteen (16) Mortgage Loans, representing approximately 4.5% of the Initial Pool Balance, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a period and thereafter permit prepayment upon the payment of a Prepayment Premium for a period and thereafter such Mortgage Loan is freely prepayable.
●	One (1) of the Mortgage Loans, representing approximately 0.1% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, such Mortgage Loan generally provides for defeasance, but permits prepayment, together with prepayment consideration, from the Life Time Fitness Reserve, and which may occur prior to the expiration of the defeasance lockout period, as described under “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
4-6	56	67.3%
7	12	32.7
Total:	68	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners. Additionally, with respect to the Mortgage Loans included in the Trust that are secured by residential cooperative properties, the owners of cooperative units underlying the cooperative properties are permitted, generally without restriction, to sell such cooperative units (including such owner’s interest in the underlying borrower) and/or to obtain loans secured by a pledge of such owner’s interest in the underlying borrower.

Additionally, certain of the Mortgage Loans (excluding the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A.)

provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

In addition, with respect to the Mortgage Loans secured by residential cooperative properties sold to the depositor by National Cooperative Bank, N.A., the applicable master servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related mortgaged property subject to the satisfaction of various conditions and subject to certain parameters set forth in the PSA. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Highpoint-on-The Hudson Owners, Inc., representing approximately 0.6% of the Initial Pool Balance, the related Mortgage Loan documents permit subordinate indebtedness under certain circumstances. See “—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”.

Defeasance

The terms of fifty-one (51) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 95.4% of the Initial Pool Balance, permit the applicable borrower at any time (generally, provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment (provided that in certain cases the related borrower is obligated to purchase the foregoing securities directly, rather than to provide a Defeasance Deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See representation and warranty no. 34 in Annex D-1 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the applicable master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral or the substitution of real property for the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as LARP I Portfolio, representing approximately 7.0% of the Initial Pool Balance, after the related lockout period, the borrower is permitted to obtain the release of any individual Mortgaged Property upon defeasance of a principal amount equal to 115% of the allocated loan amount for such individual Mortgaged Property and satisfaction of certain conditions, including among others (i) the aggregate debt yield of the Mortgage Loan and related mezzanine loan based on the remaining Mortgaged Properties immediately following the release will be not less than the greater of (x) the aggregate debt yield immediately preceding the release and (y) 6.84%, (ii) the aggregate debt service coverage ratio of the Mortgage Loan and related mezzanine loan based on the remaining Mortgaged Properties immediately following the release will be not less than the greater of (x) the aggregate debt service coverage ratio immediately preceding the release and (y) 1.24x, and (iii) the aggregate loan-to-value ratio of the Mortgage Loan and related mezzanine loan based on the remaining Mortgaged Properties immediately following the release will be not greater than the lesser of (x) the aggregate loan-to-value ratio immediately preceding the release and (y) 76.85%, and (iv) compliance with REMIC requirements.
●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Wisconsin Hotel Portfolio, representing approximately 5.8% of the Initial Pool Balance, after the related lockout period, the borrower is permitted to obtain the release of any individual Mortgaged Property upon defeasance of a principal amount equal to 120% of the allocated loan amount for such individual Mortgaged Property and satisfaction of certain conditions, including among others (i) the debt yield of the remaining Mortgaged Properties immediately following the release will be not less than the greater of (x) the debt yield immediately preceding the release and (y) 11.0%, (ii) the debt service coverage ratio of the remaining Mortgaged Properties immediately following the release will be not less than the greater of (x) the debt service coverage ratio immediately preceding the release and (y) 1.52x, and (iii) compliance with REMIC requirements.

In addition, the applicable borrower is permitted to obtain the release of an unimproved parcel that is part of the land upon which the Mortgaged Property identified on Annex A-1 as Wisconsin Hotel Portfolio-Fairfield Inn – Oak Creek is located, without prepayment or defeasance, upon the satisfaction of certain conditions, including among others, separate tax lots, zoning, compliance with legal requirements, covenants prohibiting the use of the parcel for hotel or similar use, and compliance with REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Brookwood Chase Portfolio, representing approximately 5.0% of the Initial Pool Balance, after the related lockout period, the borrower may obtain a release of any of the individual Mortgaged Properties upon defeasance of an amount equal to 115% of the allocated loan amount of such individual Mortgaged Property; provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties immediately following the release is no greater than the lesser of (x) the loan-to-value ratio of all of the Mortgaged Properties immediately prior to the related release; and (y) 58.9%; (ii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties immediately following the release is no less than the greater of (x) the debt service coverage ratio of all of the Mortgaged Properties immediately prior to the related release, and (y) 1.69x; (iii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties immediately following the release is no less than the greater of (x) the debt yield of all of the Mortgaged Properties immediately prior to the related release, and (y) 9.8%;(iv) after giving effect to the release, the allocated loan amount of the Mortgaged Property identified on Annex A-1 as Brookwood Chase Portfolio-Old Hammond does not exceed 25% of the outstanding principal balance of the Mortgage Loan, and (v) compliance with REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Extra Space Self Storage Portfolio, representing approximately 4.7% of the Initial Pool Balance, after the related lockout period, provided no event of default has occurred and is continuing, the borrower may obtain a release of any of the individual Mortgaged Properties upon defeasance of an amount equal to 125% of the allocated loan amount of such individual Mortgaged Property; provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the debt yield of all of the Mortgaged Properties immediately prior to the related release; and (ii) the partial defeasance is permitted under REMIC requirements (and the lender receives an opinion of counsel that the partial defeasance will not cause a REMIC trust formed pursuant to a securitization of any portion of the Extra Space Self Storage Portfolio Whole Loan to fail to maintain its status as a REMIC).
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, representing approximately 4.7% of the Initial Pool Balance, in the event that the commencement date of the Life Time Fitness lease or an LTF Replacement Lease does not occur by November 17, 2019, as described under “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”, the lender may elect, in its sole discretion, to apply the funds in the Life Time Fitness Reserve to prepay the Baybrook Lifestyle and Power Center Whole Loan, together with the Baybrook Prepayment Fee. If the lender elects such partial prepayment, the reserve fund is required to be allocated to principal prepayment and the Baybrook Prepayment Fee such that the prepayment plus the Baybrook Prepayment Fee equals the entire balance of the reserve fund, but does not exceed it. In addition, if the lender elects to apply the reserve to prepay the Mortgage Loan, the related borrower is permitted to obtain the release of the parcel of land on which the Life Time Fitness center building is located, as identified in the loan documents (the “LTF Parcel“); provided that, (i) no event of default exists, (ii) any required approvals of third parties holding interests in the Mortgaged Property are obtained, (iii) such release is in compliance with leases and other agreements affecting the Mortgaged Property, (iv) restrictive covenants to be recorded against the LTF Parcel to protect tenants’ exclusive use rights are delivered to the lender, (v) the lender receives a borrower officer’s certificate stating that the release will not result in a default or breach under any material lease, reciprocal easement agreement or other material agreement, (vi) after giving effect to such release, each of the LTF Parcel and the remaining Mortgaged Property conforms to and complies in all material respects with applicable legal requirements, and the LTF Parcel is not necessary for the remaining property to comply with any zoning, building, land use or parking or other legal requirements, or a reciprocal easement or other agreement has been recorded that would allow the owner of the remaining property to continue to use the LTF Parcel to the extent necessary for such purpose and (vii) the loan-to-value ratio after the release (to be determined by the lender based on a commercially reasonable valuation method) is less than or equal to 125%; provided that a prepayment may be made, together with the Baybrook Prepayment Fee, in order to meet such loan-to-value ratio.

In addition, the Baybrook Lifestyle and Power Center Mortgage Loan borrowers may obtain the release of (x) one or more parcels (which may include “air rights” parcels) or outlots, provided that such parcels are vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are not required for the use of the remaining property (or, if required for such use, will continue to serve the remaining property in place or be readily relocatable) or surface parking, and (y) previously acquired Baybrook Expansion Parcels (as defined below), in each case in connection with a transfer thereof to a person other than a person owned or controlled by the borrowers, in connection with the expansion or other development of the Baybrook Lifestyle and Power Center Property, without prepayment or defeasance, provided that the following conditions, among others, are satisfied: (i) the same conditions as set forth in clauses (i) to (vii) of the prior bullet with respect to the Life Time Fitness parcel are satisfied as to the release parcel, (ii) the borrowers deliver to the lender (a) evidence that would be satisfactory to a prudent lender acting reasonably that (1) the release parcel is not necessary to the use or operation of, and may be readily separated without a material diminution in the value of, the Baybrook Lifestyle and Power Center Property, (2) the release parcel has been legally subdivided from the remaining property, and (3) after giving effect to the release, each of the release parcel and the remaining property constitutes one or more separate tax lots, or all action has been taken to have the release parcel so designated (other than recordation of the deed to the transferee) and (b) if the release would reasonably be expected to materially adversely affect lender’s rights under its title insurance policy as to any portion of the remaining property, a title endorsement confirming no change in the priority of the mortgage on the remaining property or in the amount of the insurance or coverage, (iii) certain conditions relating to access are satisfied, (iv) the borrowers pay lender’s reasonable out of pocket costs and expenses, (v) at lender’s request, an opinion of counsel is provided stating that the release would not constitute a “significant modification” of the Mortgage Loan or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust, and (vi) the loan-to-value ratio after the release (to be determined by the lender based on a commercially reasonable valuation method) is less than or equal to 125%; provided that a prepayment may be made, together with the Baybrook Prepayment Fee, in order to meet such loan-to-value ratio.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, representing approximately 4.7% of the Initial Pool Balance, the related borrowers are permitted to acquire one or more parcels of land, together with the improvements thereon, that constitute an integral part of, adjoin to, or are proximately located near, the shopping center of which the Baybrook Lifestyle and Power Center Property is a part (each a “Baybrook Expansion Parcel“); provided that the following conditions, among others, are satisfied: (i) no event of default exists, (ii) the applicable borrowers acquire fee simple or leasehold title to the Baybrook Expansion Parcel and deliver evidence of the same, (iii) the borrowers deliver (a) an officer’s certificate, stating that, to their knowledge, certain property-related representations set forth in the loan documents are true and correct as to the Baybrook Expansion Parcel (subject to title exceptions and certain other exceptions that do not have a material adverse effect), (b) a mortgage, assignment of leases and UCC-1 financing statements (or amendments to the existing such documents) (“Substitute Loan Documents“) with respect to the Baybrook Expansion Parcel, and a title insurance policy or endorsement insuring the lien of the Substitute Loan Documents as a first mortgage lien, free and clear of exceptions other than permitted encumbrances and standard exceptions and exclusions, (c) a survey of the Baybrook Expansion Parcel reasonably acceptable to the title insurance company that issued the original title insurance, (d) evidence of authority to complete the acquisition and of the due authorization and execution of the Substitute Loan Documents, and an opinion of counsel regarding their enforceability (provided no opinion of counsel is required for Substitute Loan Documents that amend existing loan documents), (e) if the Baybrook Expansion

Parcel is in a flood plain, evidence of flood insurance, (f) unless the Baybrook Expansion Parcel is covered by the original environmental report, environmental reports (or a supplement to the original environmental report) with respect to the Baybrook Expansion Parcel, and if the report shows the presence of any hazardous substance or the risk of contamination from any offsite hazardous substance, the cost of remediation of which is reasonably likely to exceed $8,875,000 for such individual Baybrook Expansion Parcel (the “Threshold Amount“), either a deposit of 125% of the estimated cost of remediation or an Additional Indemnity (as defined below), (g) if the Baybrook Expansion Parcel is improved (other than by landscaping, surface parking or utilities), a property condition report with respect to the Baybrook Expansion Parcel indicating that it is in good condition and free of damage (unless the borrowers certify that they intend to demolish the improvements within a year after acquisition), and if the property condition report recommends any repairs, and the cost of such repairs is estimated to exceed the Threshold Amount, either a deposit of 125% of the estimated cost of repairs or an Additional Indemnity, (h) evidence that the Baybrook Expansion Parcel constitutes one or more separate tax lots or that all action has been taken to have the Baybrook Expansion Parcel so designated (or incorporated into a tax lot that is part of the existing property), (iv) the borrowers pay lender’s reasonable out of pocket costs and expenses as well as all recording and filing fees in connection with the acquisition, and (v) at lender’s request, an opinion of counsel is provided stating that the addition would not constitute a “significant modification” of the Baybrook Lifestyle and Power Center Whole Loan or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust. An “Additional Indemnity” means an indemnity for the specified costs from an indemnitor that is the non-recourse carveout guarantor, an affiliate thereof, or a qualified transferee (as defined in the loan documents), provided that in each case such indemnitor either (a) has a long term unsecured debt rating of not less than “BBB” by S&P, “BBB” by Fitch, or “Baa3” by Moody’s, or (b) has (i) liquid assets (including availability under lines of credit or revolving credit facilities that may not be revoked by the lenders thereunder in the absence of such indemnitor’s default) in an aggregate amount equal to at least 120% of the aggregate amount guaranteed by such indemnitor in connection with the Baybrook Lifestyle and Power Center Whole Loan (the “Guaranteed Amount“), (ii) has (or has a 100% equityholder that has) an equity market value (determined based on market capitalization) at least equal to five times the Guaranteed Amount and (iii) has an effective net worth at least equal to five times the Guaranteed Amount.

In addition, with respect to the Baybrook Lifestyle and Power Center Mortgage Loan, the borrowers may obtain the release of one or more portions of the Mortgaged Property (each an “Exchange Parcel“) in exchange for the acquisition and encumbrance by the loan documents of a substitute parcel (each a “Substitute Parcel“), provided that the following conditions, among others, are satisfied: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are readily relocatable or surface parking, (ii) the conditions set forth in clauses (i) through (v) of the first sentence of the prior bullet are satisfied with respect to the Substitute Parcel (provided that the separate tax parcel condition will also apply to the Exchange Parcel), (iii) the Exchange Parcel is conveyed to a person other than the borrowers, (iv) the Substitute Parcel is at or adjacent to the shopping center of which the Exchange Parcel is a part and reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which prepared the appraisal delivered in connection with origination or an appraiser of comparable experience, (v) if the Substitute Parcel is ground leased, the ground lease and estoppel satisfies all of the then-current criteria of S&P for financeable ground leases and related estoppels, (vi) rating agency confirmation is obtained, (vii) the loan-to-value ratio after the substitution (to be determined by the lender based on a commercially reasonable valuation method) shall be less than or equal to 125%; provided that a prepayment may be made, together with the Baybrook Prepayment Fee, in order to meet such loan-to-value ratio and (viii) delivery to the lender of restrictive covenants to be recorded against the Exchange Parcel to protect tenants’ exclusive use rights.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Roedel Hotel Portfolio, representing approximately 3.3% of the Initial Pool Balance, following the defeasance lockout period, the borrowers have the right to release either the Hilton Garden Inn – Fishkill Mortgaged Property or the Holiday Inn Express – Auburn Mortgaged Property (but not both) from the Roedel Hotel Portfolio Mortgage Loan collateral in connection with a bona fide sale to an unaffiliated third-party, upon satisfaction of certain conditions, including (i) partial defeasance of the Mortgage Loan in an amount equal to or greater than 125% of the allocated amount for the release property, (ii) no default or event of default has occurred and is continuing, (iii) the applicable borrowers convey the related property, concurrently with the release, to an unaffiliated entity, (iv) the post-release loan-to-value ratio does not exceed the lesser of (a) 73.1% and (b) the loan-to-value ratio of the Mortgaged Properties immediately prior to such release, (v) the post-release debt service coverage ratio for the remaining Mortgaged Properties based on the trailing twelve months immediately preceding the release is equal to or greater than 1.76x, (vi) the post-release debt yield for the remaining Mortgaged Properties is equal to or greater than the greater of (a) the debt yield for all Mortgaged Properties immediately prior to such release or (b) 11.45%, and (vii) if required by the lender, receipt of a rating agency confirmation.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Warwick Mall, representing approximately 2.1% of the Initial Pool Balance, following the defeasance lockout period, the Warwick Mall Borrower has the right to release a 1.75-acre parcel from the Warwick Mall Whole Loan collateral in connection with the transfer of such parcel to a person wholly owned by the guarantor for the development of one or more hotels, a bowling alley, one or more multifamily residential buildings, or such other project that is consistent with the operation of a first class retail shopping center and that is compatible with the Warwick Mall Mortgaged Property and reasonably acceptable to the lender, subject to the satisfaction of certain conditions, including (i) partial defeasance of the Warwick Mall Whole Loan in an amount equal to $1,181,250 (125% of the appraised value of the release parcel), (ii) the loan-to-value ratio of the remaining collateral being no more than 47.5%, (iii) the debt yield following the release being at least 12.17%, and (iv) under no circumstances may any dividends, distributions, profits, proceeds or any other property of any nature received from the use, ownership, sale or financing of the release parcel be distributed to a shareholder, partner or member of the guarantor.

In addition, the Warwick Mall Mortgage Loan borrower has the option to purchase or lease the non-collateral Target parcel, using proceeds derived from additional equity capital contributions to the borrower, and add the fee or leasehold estate, as applicable, with respect to such parcel to the collateral for the Mortgage Loan, in the following circumstances. The borrower has the option to purchase the Target parcel for the greater of book value and fair market value, in the event less than 50,000 square feet of Target’s floor area is being used for 120 consecutive days. Moreover, if Target elects to sell or lease its property, Target is required to provide notice to the borrower of its election to sell or lease the Target parcel, including the offering price and other basic terms of the best offer received by Target from an unaffiliated third party for such sale or lease, whereupon the borrower may purchase or lease the Target property for the same or better offering price and other basic terms that are set forth in the notice.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Everett Village, representing approximately 1.4% of the Initial Pool Balance, following the lockout release date, partial release of the Bank of America improved parcel is permitted, subject to certain conditions, including: (i) payment of an amount equal to the greater of (A) 100% of the allocated loan amount for the release property, (B) an amount that would result in the post-release actual debt service coverage ratio (taking into account any existing IO period) being not less than the greater of (x) 1.25x and (y) the pre-release actual debt service coverage ratio (taking into account any existing IO period), (C) an amount that would result in the post-release debt yield being not less than the greater of (x) 8.9% and (y) the pre-release debt yield, (D) an amount that would result in the post-release loan-to-value ratio being not less than the lesser of (x) 70% and (y) the pre-release loan-to-value ratio based on a whole-property basis and not an assemblage basis, and (E) an amount that would satisfy REMIC requirements; and (ii) payment of the applicable yield maintenance premium.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as East Towne Center, representing approximately 1.2% of the Initial Pool Balance, the tenant Red Lobster has an option to purchase a 0.44-acre ground leased parcel on which the restaurant it operates is located, for $1.00. The borrower has the right to obtain the release of the above parcel without prepayment or defeasance, provided that conditions with respect to, among other things, separate zoning, tax lot and REMIC requirements are satisfied.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Comfort Suites Golden West, representing approximately 0.9% of the Initial Pool Balance, the borrower may acquire an expansion parcel adjacent to the Mortgaged Property and construct an addition to the hotel to increase the number of rooms by up to 30 additional rooms, subject to the satisfaction of certain conditions, including: (a) execution by the borrower of an amendment to the mortgage extending the lien of the mortgage to include the expansion parcel, (b) the borrower obtaining an endorsement to the lender title policy adding the expansion parcel to the insured legal description and changing the effective date of the policy to the date of recording of the mortgage amendment, (c) the lender receiving satisfactory evidence that the franchisor has approved the expansion, (d) delivery of a completion guaranty by the borrower acceptable to the lender, (e) delivery by the borrower to the lender of cash, government securities or a letter of credit in an amount not less than the cost of construction, to be held by lender in a construction reserve as additional security and disbursed by the lender to the borrower to pay for construction as it progresses subject to the customary construction loan disbursement conditions set forth in the loan agreement, (f) the borrower not incurring any indebtedness in connection with the acquisition of the acquisition parcel or the construction of the addition, (g) the borrower paying all of the lender’s expenses in evaluating the acquisition of the expansion parcel and the construction, and (h) the lender, at its election and at the borrower’s expense, may obtain a REMIC opinion.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Green Valley Ranch – Denver, representing approximately 0.8% of the Initial Pool Balance, following the lockout release date, the loan documents permit partial releases of any of four improved parcels (the cell tower, Wendy’s, 1st Bank and Grease Monkey parcels) comprising portions of the mortgaged property, subject to satisfaction of the REMIC requirements and certain conditions, including: (i) payment of an amount equal to 100% of the allocated loan amount for the release property; (ii) payment of the applicable yield maintenance premium; (iii) the post-release debt service coverage is at least the greater of (A) 1.25x and (B) the pre-release debt service coverage ratio; (iv) the post-release loan-to-value ratio is not greater than the lesser of (A) 75% and (B) the pre-release loan-to-value ratio; and (v) the post-release debt yield is at least the greater of (A) 8.76% and (B) the pre-release debt yield.
●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Azalea Portfolio, representing approximately 0.8% of the Initial Pool Balance, the borrower is permitted to obtain the release of either of the two individual Mortgaged Properties upon defeasance of an amount equal to 115% of the allocated loan amount of such individual Mortgaged Property; provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties immediately following the release is no greater than the lesser of (x) the loan-to-value ratio of all of the Mortgaged Properties immediately prior to the related release; and (y) 62.8%; (ii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties immediately following the release is no less than the greater of (x) the debt service coverage ratio of all of the Mortgaged Properties immediately prior to the related release, and (y) 1.57x; (iii) after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties immediately following the release is no less than the greater of (x) the debt yield of all of the Mortgaged Properties immediately prior to the related release, and (y) 9.17%;and (iv) compliance with REMIC requirements.
●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Lois Realty Portfolio, representing approximately 0.7% of the Initial Pool Balance, following the defeasance lockout period, the borrowers have the right to release the Stonegate Mortgaged Property from the Lois Realty Portfolio Mortgage Loan collateral in connection with an arm’s-length sale, upon satisfaction of certain conditions, including (i) partial defeasance of the loan in an amount equal to the greater of (a) 125% of the allocated loan amount for the release property and (b) the amount the borrowers receive for an arm’s-length sale of the release property to a third-party, (ii) the post-release debt service coverage ratio for the remaining Mortgaged Properties is equal to or greater than the greater of 1.46x and the debt service coverage ratio for the twelve months immediately prior to the release of the Stonegate Mortgaged Property, (iii) the post-release debt yield for the remaining Mortgaged Properties is equal to or greater than the greater of (a) 10.10% or (b) the debt yield for the twelve months immediately prior to the release of the Stonegate Mortgaged Property, (iv) the post-release loan-to-value ratio does not exceed the lesser of (a) 62.1% and (b) the loan-to-value ratio of the Mortgaged Properties immediately prior to the release of the Stonegate Mortgaged Property, and (v) if required by the lender, receipt of a rating agency confirmation.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as American Mini Storage Colorado Springs, representing approximately 0.4% of the Initial Pool Balance, the loan documents permit the partial release without additional release consideration (other than certain transaction costs) of a non-income producing portion of the mortgaged property (60,000 sf eastern-most parcel) subject to certain conditions, including (i) the post-release debt service coverage is at least 1.40x; (ii) the post-release loan-to-value ratio is not greater than 65%; (iii) the post-release stabilized occupancy rate is at least 75%; (iv) the proposed transfer’s not resulting in a material lowering on property value; and (v) an opinion of counsel acceptable to a prudent securitized lender that the partial release satisfies REMIC requirements, among other things.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the applicable special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Twenty-eight (28) of the Mortgage Loans, representing approximately 81.3% of the portion of the Initial Pool Balance that is secured in whole or in part by office, retail and industrial properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Fifty-two (52) of the Mortgage Loans, representing approximately 80.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-two (42) of the Mortgage Loans, representing approximately 68.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-one (21) of the Mortgage Loans, representing approximately 33.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Four (4) of the Mortgage Loans, representing approximately 8.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger. Certain Mortgage Loans also permit the borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	29	$714,929,712	55.5%
Hard/Springing Cash Management	10	311,569,935	24.2
Hard/Upfront Cash Management	4	157,665,000	12.2
None	25	102,984,274	8.0
Total	68	$1,287,148,920	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.
●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.
●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.
●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.
●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.
●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hotel Mortgage Loans, rents deposited into the lockbox account may be net of management fees, hotel operating expenses, and reserves (or custodial funds (employee tips) and occupancy taxes may be remitted back to the borrower from the lockbox prior to payments to the lender), and with respect to certain other Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. For example, with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Extra Space Self Storage Portfolio, representing approximately 4.7% of the Initial Pool Balance, which is Springing, any rents deposited into the lockbox account, if established, will be net of costs anticipated for debits for credit and chargebacks, fees, and refunded items, and in addition, the related borrower will be entitled to disbursement from the lockbox account, in priority to distributions on the Mortgage Loan, of sums for the payment of tenant insurance premiums, sales tax and packing supply cash receipts. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, representing approximately 4.7% of the Initial Pool Balance, which is Hard/Springing Cash Management, tenants under leases with terms of less than a year are not required to deposit rents directly into the lockbox, and certain miscellaneous revenue items, such as change retrieved from fountains, holiday photos and revenues from multi-property sponsorship and advertising programs are not required to be deposited into the lockbox. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—National Cooperative Bank, N.A.—National Cooperative Bank, N.A.’s Underwriting Standards and Processes”.

Five (5) Mortgage Loans, representing approximately 14.6% of the Initial Pool Balance, were originated by Wells Fargo Bank, National Association and Bank of America, N.A. with exceptions to the underwriting guidelines as described in the following bullet points:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the Initial Pool Balance, the underlying base rent reflects the average rent over the remaining lease term expiring on February 28, 2031, rather than the average rent through the Anticipated Repayment Date (“ARD”) on January 6, 2028, which represents an exception to the Wells Fargo Bank, National Association’s underwriting guidelines. The amount of underwritten base rent included for the additional period after the ARD is $155,921,359. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgaged Property is 100.0% leased to Apple (rated Aa1/AA+ by Moody’s/S&P, respectively) on a long term lease maturing on February 28, 2031 with two, 7-year renewal options; (b) if the Mortgage Loan is not paid off by the anticipated repayment date, a Cash Trap Event Period is automatically triggered whereby all excess cash flow will be used to pay down the principal balance of the Mortgage Loan; (c) the U/W LTV, U/W NOI Debt Yield and U/W NCF DSCR is 44.0%, 12.2% and 3.55x, respectively; (d) if the Mortgaged Property was underwritten based on the straight-line rent average through the anticipated repayment date, the U/W NOI Debt Yield and U/W NCF DSCR would be 11.6% and 3.14x, respectively; (e) the Mortgaged Property was built in 2017 for Apple, which took possession and is currently constructing its interior improvements for which there was an upfront and springing reserve for any additional punch list items the borrower is required to complete for Apple; and (f) the sponsor, Paul Guarantor LLC, is 100.0% owned by Jay Paul Company, which has significant experience in the market and has developed over 11.0 million square feet of institutional quality space, and has closed on more than $12.0 billion in debt and equity financings since 2000. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Courtyard Los Angeles Sherman Oaks, representing approximately 2.2% of the Initial Pool Balance, (i) the underwritten occupancy (82.6%) is greater than 80.0%, and (ii) the underwritten revenue ($15,772,566) is greater than the 10/31/2017 TTM revenue ($15,624,434), which represent exceptions to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding these exceptions was supported by the following: (a) the Mortgage Loan has strong metrics with an U/W NOI Debt Yield, U/W NCF DSCR, Cut-off Date LTV Ratio and a LTV Ratio at Maturity of 11.7%, 1.74x, 64.0% and 56.0%, respectively, and amortizes on a 30-year schedule with a three-year interest only period; (b) if the Mortgaged Property was underwritten to an 80.0% occupancy, the resulting U/W NOI Debt Yield and U/W NCF DSCR would be 11.2% and 1.63x, respectively; (c) the actual occupancy for the trailing 12-month period ending October 31, 2017 was 81.7%; (d) for the trailing 12-month period ending October 31, 2017, the Mortgaged Property reported occupancy, ADR and RevPAR penetration rates of 96.4%, 109.7% and 105.7%, respectively; (e) the Mortgaged Property is located at the southwest corner of the Interstate 405/U.S. Highway 101 interchange with a daily traffic count of 600,000 cars, and surrounded by numerous demand generators including Skirball Cultural Center (an educational institution and museum featuring a museum with over 600,000 annual visitors), the Getty Center (a museum in the United States with 1.3 million annual visitors), and the Universal Studios Hollywood (a Hollywood movie studio); and (f) the sponsors and guarantor have owned the Mortgaged Property since 2003 and have more than 20 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Warwick Mall, representing approximately 2.1% of the Initial Pool Balance, the related Whole Loan was originated by Bank of America with one or more exceptions to Bank of America’s underwriting guidelines and/or typical underwriting procedures. The related borrower sponsor’s net worth was 23.3% of the original principal balance of the Warwick Mall Whole Loan, which is less than the underwriting guideline of at least 25.0% of the original principal balance of the related Whole Loan. The decision of Bank of America to include the Mortgage Loan in the transaction was based on the fact that the non-recourse carveout guarantor deposited at loan origination, and is required to maintain, $5,000,000 in a guaranty reserve account to satisfy the liquidity requirement in the non-recourse carveout guaranty. In addition, the related Whole Loan documents place certain restrictions on the ability of affiliates of the related borrower to own any interest in real property adjacent to or currently operated in conjunction with the Mortgaged Property (“Adjacent Property”), including the release parcel described herein under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”. The only borrower affiliates who may own a direct or indirect interest in Adjacent Property are the guarantor and entities wholly owned, directly or indirectly, by the guarantor (a “Guarantor Subsidiary”). At any time the guarantor or any Guarantor Subsidiary owns any such interest in Adjacent Property while the Whole Loan remains outstanding, no proceeds, profits, dividends or other distributions in any form may be made to a direct or indirect owner, or a pledgee, of any interest in the guarantor, and all such property must remain the unencumbered property of the guarantor or such Guarantor Subsidiary.
●	With respect to the Mortgage Loan secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Peterson Retail Portfolio, representing approximately 1.7% of the Initial Pool Balance, (i) the underwritten management fee (2.2%) is less than 3.0%, and (ii) the underwritten vacancy (3.2%) is less than 5.0%, each of which represents an exception to the Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding these exceptions was supported by the following: (a) the Mortgage Loan benefits from the diversity of the two Mortgaged Properties, which include the leasehold interest in a newly constructed Cabela’s, and the fee interest in a shopping center 100.0% leased and occupied by 12 tenants; (b) the retail market vacancy has declined steadily since the 2010 peak of 5.9%, with an average vacancy of 4.8% in the past 7 years, and as of the third quarter of 2017, the retail market vacancy is 4.6%; (c) the current U/W NOI Debt Yield and U/W NCF DSCR are 9.6% and 1.53x, respectively, and if the Mortgage Loan utilized a 5.0% vacancy and 3.0% management fee for underwriting, the U/W NOI Debt Yield and U/W NCF DSCR would be approximately 9.2% and 1.48x, respectively; (d) the population density within five mile radii of the Mortgaged Properties is 109,153 and 236,355, respectively, and the average household incomes within the same five mile radii of $133,506 and $155,433, respectively; and (e) as of June 30, 2017, the Mortgage Loan guarantor had a stated net worth and liquidity of approximately $269.0 million and $42.9 million, respectively. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.
●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Garden Inn Boise Spectrum, representing approximately 1.3% of the Initial Pool Balance, the underwritten occupancy (80.6%) is greater than 80.0%, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Mortgage Loan has an U/W NOI Debt Yield, U/W NCF DSCR, Cut-off Date LTV Ratio and LTV Ratio at Maturity of 15.0%, 2.19x, 66.2% and 53.8%, respectively, and amortizes on a 30-year schedule with no interest only period; (b) if the Mortgaged Property was underwritten to an 80.0% occupancy, the resulting U/W NOI Debt Yield and U/W NCF DSCR would be 14.8% and 2.17x, respectively; (c) the actual occupancy for the trailing 12-month period ending October 31, 2017 was 80.6%; (d) for the trailing 12-month period ending October 31, 2017, the Mortgaged Property reported ADR and RevPAR penetration rates of 136.81% and 110.29%, respectively; (e) the Mortgaged Property underwent various renovations between 2013 and 2016, including a property improvement plan in 2014, and the historical average occupancy from 2015 to 2017 is 84.2%; and (f) as part of the acquisition, the Mortgaged Property will undergo a property improvement plan, for which $1.1 million was reserved at funding, and the franchise agreement was extended to expire November 30, 2032, 5 years beyond loan maturity. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests;
●	with respect to the Mortgage Loans secured by residential cooperative properties, the related borrower may have incurred, be permitted in the future to incur, or in the future be granted consent to incur, additional indebtedness secured by the related

Mortgaged Property as further described in “Other Secured Indebtedness—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives”; and
●	with respect to the Mortgage Loans secured by residential cooperative properties, the owners of cooperative units underlying the residential cooperative properties are permitted, generally without restriction, to obtain loans secured by a pledge of such owner’s interest in the respective cooperative units underlying the cooperative properties.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Apple Campus 3	$94,000,000	7.3%	$235,000,000	$246,000,000	$575,000,000	4.160%	44.0%	74.3%	3.55x	1.70x
LARP I Portfolio	$90,000,000	7.0%	$18,000,000	N/A	$108,000,000	5.420%	64.0%	76.9%	1.62x	1.24x
Iron Guard Storage Portfolio	$86,000,000	6.7%	$12,150,000	N/A	$98,150,000	5.301%	62.6%(2)	71.4%(2)	1.88x	1.42x
Moffett Towers II – Building 2	$41,250,000	3.2%	$105,000,000	$123,750,000	$270,000,000	4.506%	47.0%	76.9%	2.08x	1.23x

(1)	Calculated including the mezzanine debt and any subordinate debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Mortgage Loan, any Companion Loans and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	Calculated based on an “as portfolio” appraised value, which includes a $15,650,000 portfolio premium over the aggregate “as is” appraised values of the Mortgaged Properties. The Cut-off Date Mortgage Loan LTV Ratio and Cut-off Date Total Debt LTV Ratio excluding such portfolio premium are 70.6% and 80.6%, respectively.

Each of the mezzanine loans related to the Mortgage Loan secured by the Mortgaged Property identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan Cut-off Date % Initial Pool Balance	Maximum Combined LTV(1)	Minimum Combined DSCR(1)	Minimum Combined DY(1)	Intercreditor Agreement Required(2)	Mortgage Lender Allowed to Require Rating Agency Confirmation(2)(3)
2020 Southwest 4th Avenue	$44,250,000	3.4%	68.0%	N/A	9.0%	Yes	Yes
Warwick Mall(4)	$27,500,000	2.1%	47.5%	2.00x	12.17%	Yes	Yes
11311 McCormick Road(5)	$24,375,000	1.9%	75.0%	N/A	9.77%	Yes	Yes
Everett Village	$17,395,000	1.4%	70.0%	1.25x(6)	8.9%	Yes	Yes

(1)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.
(2)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.
(3)	If required under the related pooling and servicing agreement.
(4)	Permitted only after September 14, 2018.
(5)	Permitted only in connection with a sale of the Mortgaged Property and assumption of the Mortgage Loan. If such mezzanine loan is a floating rate loan, such loan must require the mezzanine borrower to maintain an interest rate cap which causes the combined debt service coverage ratio immediately following the closing of the mezzanine loan to be no less than 1.63x.
(6)	The Mortgage Loan is interest-only for the first five (5) years of the ten (10) year loan term. The minimum DSCR is based on the interest-only debt service payment if the mezzanine debt request occurs during the interest-only period.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be on the lender’s then current form (subject to commercially reasonable changes), or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—’Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Baybrook Lifestyle and Power Center, representing approximately 4.7% of the Initial Pool Balance, GGP Inc. and any subsidiary owning a direct or indirect interest in the borrower is permitted to pledge its interest to a qualified pledgee meeting certain financial and experience tests in one or a series of transactions in connection with the pledge of all or substantially all of such entity’s assets to such qualified pledgee to secure the direct obligations or debt of GGP Inc. or any subsidiary thereof owning an interest in the borrower provided that (i) following any exercise of rights by the pledgee, (A) the borrower delivers a new nonconsolidation opinion and (B) a replacement guarantor reasonably acceptable to the lender assumes the obligations of the non-recourse carveout guarantor under its guaranty, (ii) no further transfer of such pledge may be made other than to a Qualified Pledgee, (iii) the Mortgaged Property must remain managed by a qualifying manager as defined in the loan documents, and (iv) the net asset value of the pledgor (when aggregated, without duplication, with any of its affiliates which serve as co-borrowers or guarantors in connection with the financing which the pledge secures) must be at least $1,500,000,000 at the time the financing is entered into.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

General

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

The Mortgage Loans secured by residential cooperative properties permit cooperative unit loans that are secured by direct equity interests in the related borrower. See “Risk Factors—Risks Relating to the Mortgage Loans—Residential Cooperative Properties Have Special Risks” above and “—Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives” below.

Additional Debt Financing For Mortgage Loans Secured by Residential Cooperatives

With respect to Mortgage Loans secured by residential cooperative properties, many of the related borrowers have incurred additional indebtedness secured by the related

Mortgaged Property. Such additional secured indebtedness in existence as of the Cut-off Date is expressly subordinate to the related Mortgage Loan and is described on Annex A-1. The following table presents certain information with respect to existing subordinate mortgage indebtedness encumbering residential cooperative properties securing the related Mortgage Loans.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance ($)	Non-Trust Mortgage Loan Maximum Balance Allowed ($)(1)	Non-Trust Mortgage Loan Balance as of 1/9/2018 ($)	Total Cut-off Date Debt Balance ($)(2)	Total Maximum Debt Balance ($)(3)	Total Maximum Debt LTV Ratio (%)(3)	Non-Trust Mortgage Loan Interest Rate	Total Maximum Debt U/W NCF DSCR(4)
Wyndham House Owners Corp.	$7,000,000	$250,000	$0	$7,000,000	$7,250,000	22.7%	greater of 4.25% or NCB Base Rate+0.25%	7.88x
Nathan Hale Owners Corp.	$6,683,629	$750,000	$0	$6,683,629	$7,433,629	9.2%	greater of 3.90% or 1MO LIBOR+3.65%	7.19x
190 East Mosholu Parkway Owners Corp.	$3,694,834	$200,000	$0	$3,694,834	$3,894,834	32.5%	greater of 4.00% or NCB Base Rate+0.25%	3.50x
2390 Palisade Avenue Owners Corp.	$3,497,205	$250,000	$0	$3,497,205	$3,747,205	23.6%	greater of 4.25% or Prime Rate+0.25%	6.15x
60 Pineapple Residence Corp.	$3,440,168	$500,000	$0	$3,440,168	$3,940,168	4.5%	greater of 3.90% or NCB Base Rate+0.25%	10.96x
68 East Hartsdale Avenue Owners Corp.	$2,596,347	$250,000	$0	$2,596,347	$2,846,347	22.7%	greater of 4.25% or Prime Rate+0.25%	5.02x
320 West 84th Corp.	$2,000,000	$250,000	$0	$2,000,000	$2,250,000	11.2%	greater of 4.25% or NCB Base Rate+0.25%	5.41x
Barclay Plaza North Owners, Inc.	$2,000,000	$500,000	$0	$2,000,000	$2,500,000	8.6%	greater of 4.35% or NCB Base Rate+0.25%	7.47x
Crestwood Owners, Inc.	$1,997,208	$250,000	$0	$1,997,208	$2,247,208	8.3%	greater of 4.25% or Prime Rate+0.25%	15.18x
Sunnylane Of Bethpage Redevelopment Company Owners Corp.	$1,878,545	$500,000	$0	$1,878,545	$2,378,545	4.6%	greater of 4.00% or Prime Rate+0.25%	47.44x
2155 Bay Owner’s Corp.	$1,296,402	$250,000	$0	$1,296,402	$1,546,402	7.0%	greater of 4.25% or NCB Base Rate+0.25%	13.18x
1264 Owners Corp.	$1,200,000	$100,000	$0	$1,200,000	$1,300,000	10.2%	greater of 4.25% or Prime Rate+0.25%	8.09x
Mates Owners Corp.	$1,100,000	$250,000	$0	$1,100,000	$1,350,000	8.1%	greater of 4.25% or Prime Rate+0.25%	10.99x

(1)	For Subordinate LOC non-trust mortgage loans, the Non-Trust Mortgage Loan Maximum Balance Allowed assumes that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date.
(2)	The Total Cut-off Date Debt Balance is calculated using the Cut-off Date principal balance of the Mortgage Loan and the actual outstanding balance of the non-trust mortgage loan(s) as of January 9, 2018.
(3)	For Subordinate LOC non-trust mortgage loans, the Total Maximum Debt Balance and the Total Maximum Debt LTV Ratio are calculated (i) using the Cut-off Date principal balance of the Mortgage Loan and (ii) assuming that the corresponding non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as the Cut-off Date.
(4)	For Subordinate LOC non-trust mortgage loans, the Total Maximum Debt U/W NCF DSCR is calculated (i) assuming that interest on the nontrust mortgage loan is accruing pursuant to the applicable loan document (with the applicable interest rate determined using LIBOR, Prime Rate or the base rate promulgated by National Consumer Cooperative Bank, as applicable, in each case in effect as of January 9, 2018 and giving effect to any applicable interest rate floor), (ii) assuming that the non-trust mortgage loan has been fully advanced and the entire amount thereof is outstanding as of the Cut-off Date and (iii) assuming that any initial interest-only period for such non-trust mortgage loan has expired and the related borrower is required to make scheduled principal plus interest payments as set forth in the corresponding promissory note.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Highpoint-on-The Hudson Owners, Inc., representing approximately 0.6% of the Initial Pool Balance, the related Borrower is permitted to incur additional future indebtedness secured by the related Mortgaged Property, subject to the satisfaction of various conditions, including that (a) the combined loan-to-value ratio of the Mortgage Loan included in the trust and the total of such additional secured indebtedness does not exceed the lesser of (x) twenty (20%) percent of the value of the Mortgaged Property as a residential cooperatively owned apartment building and (y) thirty-five (35%) percent of the value of the Mortgaged Property as a multi-family residential rental apartment building and (b) such additional secured indebtedness be expressly subordinate to the related Mortgage Loan included in the trust.

With respect to each of the Mortgage Loans sold by National Cooperative Bank, N.A. and secured by residential cooperative properties, the PSA permits the applicable master servicer to grant consent to additional subordinate financing secured by the related cooperative property (even if such subordinate financing is prohibited by the terms of the related Mortgage Loan documents), subject to the satisfaction of certain conditions, including that (i) the maximum combined loan-to-value ratio not exceed 40% (based on the Value Co-op Basis of the related Mortgaged Property as set forth in an updated appraisal obtained in connection with the proposed indebtedness), (ii) the aggregate of proposed and existing subordinate financing secured by the related Mortgaged Property must not exceed $7.5 million, (iii) the net proceeds of the subordinate debt must be used principally for funding capital expenditures, major repairs or reserves, (iv) the subordinate mortgage loan is not permitted to have a stated maturity date that is prior to the maturity date of the related Mortgage Loan if the subordinate mortgage loan is not fully amortizing and (v) National Cooperative Bank, N.A. or any affiliate thereof that originates (in accordance with its underwriting standards for such loans) the subordinate mortgage loan, executes and delivers to the custodian (on behalf of the trustee) for inclusion in the Mortgage File an intercreditor and subordination agreement with respect to such subordinate mortgage. “Value Co-op Basis” means, with respect to any residential cooperative property securing a Mortgage Loan, the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the applicable master servicer determined as if the related Mortgaged Property is operated as a residential cooperative; in general, such value equals the gross share value of all cooperative units in the related Mortgaged Property (applying a discount as determined by the appraiser for rent regulated and rent controlled units), based in part on various comparable sales of cooperative apartment units in the market, plus the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced in the preceding sentence is calculated without regard to any applicable sale price restrictions. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered.

However, the intercreditor agreements that in each instance govern the interaction between the mortgagee under the Mortgage Loan and the lender with respect to any such additional secured debt do not (as to existing additional subordinate debt) and are not likely to (as to future additional secured debt) contain “standstill” provisions in favor of the mortgagee under the Mortgage Loan. As a result, the lender under any such permitted additional debt could foreclose upon its lien and cause a default on the related Mortgage Loan, regardless of whether such Mortgage Loan was otherwise in default. See “Risk

Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

In each of the aforementioned cases with respect to future subordinate financing, National Cooperative Bank, N.A. or one of its affiliates is likely to be the lender on such subordinate financing, although it is not obligated to provide such financing. In addition, the Mortgage Loans secured by residential cooperative properties do not restrict the pledge of direct equity interests in the related cooperative borrower in connection with the financing of cooperative apartment units and generally permit the related borrowers to incur unsecured subordinate debt subject to the terms of the related Mortgage Loan documents. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests” and “—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Wisconsin Hotel Portfolio, representing approximately 5.8% of the Initial Pool Balance, in connection with the franchise agreements for four Mortgaged Properties executed with Choice Hotels International, Inc., the applicable borrowers have incurred unsecured indebtedness in the aggregate amount of $531,083 in the form of forgivable loans from the franchisor (each a “Franchisor Loan”). Each Franchisor Loan is required to be repaid to the franchisor only if (i) the hotel leaves the franchisor’s system prior to the full duration of the note term, (ii) the applicable borrower defaults on the franchise agreement or the note during the note term or (iii) the applicable borrower transfers the hotel during the note term.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Apple Campus 3, Extra Space Self Storage Portfolio, Baybrook Lifestyle and Power Center, Moffett Towers II – Building 2, One Newark Center, Courtyard Los Angeles Sherman Oaks, Warwick Mall and Kirkwood Plaza is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BANK 2017-BNK9 PSA” means the pooling and servicing agreement relating to the securitization of the Control Note of the Warwick Mall Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Controlling Companion Loan” means, with respect to the Moffett Towers II – Building 2 Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Moffett Towers II – Building 2 PSA. Barclays Bank PLC is currently the holder of the “Controlling Companion Loan” with respect to the Moffett Towers II – Building 2 Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Moffett Towers II – Building 2 Control Note Securitization Date” means the closing date of the securitization of the Moffett Towers II – Building 2 Control Note.

“Moffett Towers II – Building 2 PSA” means the pooling and servicing agreement relating to the securitization of the Moffett Towers II – Building 2 Controlling Companion Loan.

“MSC 2017-HR2 PSA” means the pooling and servicing agreement relating to the securitization of the Extra Space Self Storage Portfolio Controlling Companion Loan and the Baybrook Lifestyle and Power Center Controlling Companion Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means with respect to (i) the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, the certificate administrator under the MSC 2017-HR2 PSA, (ii) the Moffett Towers II – Building 2 Whole Loan, (a) prior to the Moffett Towers II – Building 2 Control Note Securitization Date, the certificate administrator under the WFCM 2017-C42 PSA and (b) following the Moffett Towers II – Building 2 Control Note Securitization Date, the certificate administrator under the Moffett Towers II – Building 2 PSA and (iii) the Warwick Mall Whole Loan, the certificate administrator under the BANK 2017-BNK9 PSA.

“Non-Serviced Companion Loan” means each of the Extra Space Self Storage Portfolio Companion Loans, the Baybrook Lifestyle and Power Center Companion Loans, the Moffett Towers II – Building 2 Companion Loans and the Warwick Mall Companion Loans, each as defined in “—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced Directing Certificateholder” means with respect to (i) the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, the directing certificateholder (or the equivalent) under the MSC 2017-HR2 PSA, (ii) the Moffett Towers II – Building 2 Whole Loan, (a) prior to the Moffett Towers II – Building 2 Control Note Securitization Date, Barclays Bank PLC and (b) following the Moffett Towers II – Building 2 Control Note Securitization Date, the directing certificateholder (or the equivalent) under the Moffett Towers II – Building 2 PSA and (iii) the Warwick Mall Whole Loan, the directing certificateholder (or the equivalent) under the BANK 2017-BNK9 PSA.

“Non-Serviced Master Servicer” means with respect to (i) the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, the master servicer under the MSC 2017-HR2 PSA, (ii) the Moffett Towers II – Building 2 Whole Loan, (a) prior to the Moffett Towers II – Building 2 Control Note Securitization Date, the master servicer under the WFCM 2017-C42 PSA and (b) following the Moffett Towers II – Building 2 Control Note Securitization Date, the master servicer under the Moffett Towers II – Building 2 PSA and (iii) the Warwick Mall Whole Loan, the master servicer under the BANK 2017-BNK9 PSA.

“Non-Serviced Mortgage Loan” means each of the Extra Space Self Storage Portfolio Mortgage Loan, the Baybrook Lifestyle and Power Center Mortgage Loan, the Moffett Towers II – Building 2 Whole Loan and the Warwick Mall Mortgage Loan, as defined in “—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced PSA” means with respect to (i) the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, the MSC 2017-HR2 PSA, (ii) the Moffett Towers II – Building 2 Whole Loan, (a) prior to the Moffett Towers II – Building 2 Control Note Securitization Date, the WFCM 2017-C42 PSA and (b) following the Moffett Towers II – Building 2 Control Note Securitization Date, the Moffett Towers II – Building 2 PSA and (iii) the Warwick Mall Whole Loan, the BANK 2017-BNK9 PSA.

“Non-Serviced Pari Passu Whole Loan” means each of the Extra Space Self Storage Portfolio Whole Loan, the Baybrook Lifestyle and Power Center Whole Loan, the Moffett Towers II – Building 2 Whole Loan and the Warwick Mall Whole Loan.

“Non-Serviced Special Servicer” means with respect to (i) Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, the special servicer under the MSC 2017-HR2 PSA, (ii) the Moffett Towers II – Building 2 Whole Loan, (a) prior to the Moffett Towers II – Building 2 Control Note Securitization Date, the special servicer under the WFCM 2017-C42 PSA and (b) following the Moffett Towers II – Building 2 Control Note Securitization Date, the special servicer under the Moffett Towers II – Building 2 PSA and (iii) the Warwick Mall Whole Loan, the special servicer under the BANK 2017-BNK9 PSA.

“Non-Serviced Trustee” means with respect to (i) Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, the trustee under the MSC 2017-HR2 PSA, (ii) the Moffett Towers II – Building 2 Whole Loan, (a) prior to the Moffett Towers II – Building 2 Control Note Securitization Date, the trustee under the WFCM 2017-C42 PSA and (b) following the Moffett Towers II – Building 2 Control Note Securitization Date, the trustee under the Moffett Towers II – Building 2 PSA and (iii) the Warwick Mall Whole Loan, the trustee under the BANK 2017-BNK9 PSA.

“Non-Serviced Whole Loan” means each of the Extra Space Self Storage Portfolio Whole Loan, the Baybrook Lifestyle and Power Center Whole Loan, Moffett Towers II – Building 2 Whole Loan and the Warwick Mall Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Apple Campus 3 Mortgage Loan, the One Newark Center Mortgage Loan, the Courtyard Los Angeles Sherman Oaks Mortgage Loan and the Kirkwood Plaza Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Apple Campus 3 Companion Loans, the One Newark Center Companion Loan, the Courtyard Los Angeles Sherman Oaks Companion Loan and the Kirkwood Plaza Companion Loan.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means a Serviced Whole Loan.

“Serviced Whole Loan” means each of the Apple Campus 3 Whole Loan, the One Newark Center Whole Loan, the Courtyard Los Angeles Sherman Oaks Whole and the Kirkwood Plaza Whole Loan.

“WFCM 2017-C42 PSA” means the pooling and servicing agreement governing the servicing of the Moffett Towers II – Building 2 Whole Loan prior to the Moffett Towers II – Building 2 Control Note Securitization Date.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(2)
Apple Campus 3	$94,000,000	7.3%	$246,000,000	N/A	44.0%	44.0%	3.55x	3.55x
Extra Space Self Storage Portfolio	$60,000,000	4.7%	$134,400,000	N/A	65.0%	65.0%	2.01x	2.01x
Baybrook Lifestyle and Power Center	$60,000,000	4.7%	$80,000,000	N/A	58.1%	58.1%	2.80x	2.80x
Moffett Towers II – Building 2	$41,250,000	3.2%	$123,750,000	N/A	47.0%	47.0%	2.08x	2.08x
One Newark Center	$34,580,000	2.7%	$32,000,000	N/A	70.8%	70.8%	1.52x	1.52x
Courtyard Los Angeles Sherman Oaks	$28,000,000	2.2%	$27,000,000	N/A	64.0%	64.0%	1.74x	1.74x
Warwick Mall	$27,500,000	2.1%	$47,500,000	N/A	47.5%	47.5%	2.01x	2.01x
Kirkwood Plaza	$23,703,255	1.8%	$14,945,306	N/A	69.3%	69.3%	1.37x	1.37x

(1)	Any unsecuritized pari passu Companion Loan may be further split.
(2)	Calculated including any related pari passu Companion Loans but excluding any related mezzanine debt.

Set forth below is the identity of the initial Non-Serviced Directing Certificateholder (or equivalent entity) for each Non-Serviced Whole Loan, the securitization trust or other entity holding the controlling note in such Non-Serviced Whole Loan and the related Non-Serviced PSA under which it is being serviced.

Whole Loan	Non-Serviced PSA	Controlling Noteholder	Initial Directing Certificateholder(1)
Extra Space Self Storage Portfolio	MSC 2017-HR2	MSC 2017-HR2	Argentic Securities Income USA LLC
Baybrook Lifestyle and Power Center	MSC 2017-HR2	MSC 2017-HR2	Argentic Securities Income USA LLC
Moffett Towers II – Building 2	WFCM 2017-C42(2)	Barclays Bank PLC2)	Barclays Bank PLC(2)
Warwick Mall	BANK 2017-BNK9	BANK 2017-BNK9	RREF III Debt AIV, LP

(1)	As of the closing date of the related securitization.
(2)	The servicing of the Moffett Towers II – Building 2 Whole Loan will shift from the WFCM 2017-C42 PSA to the Moffett Towers II – Building 2 PSA, upon the securitization of the Moffett Towers II – Building 2 Control Note.

See “Risk Factors— Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note/ Non-Control Note	Note Cut-off Date Balance	Note Holder(1)
Apple Campus 3	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5	Non-Control Note Non-Control Note Control Note Non-Control Note Non-Control Note	$80,000,000 $30,000,000 $94,000,000 $68,000,000 $68,000,000	Wells Fargo Bank, National Association Wells Fargo Bank, National Association BANK 2018-BNK10 Deutsche Bank AG, New York Branch Goldman Sachs Mortgage Company
Extra Space Self Storage Portfolio	Note A-1 Note A-2 Note A-3	Control Note Non-Control Note Non-Control Note	$92,000,000 $60,000,000 $42,400,000	MSC 2017-HR2 BANK 2018-BNK10 Morgan Stanley Bank, N.A.
Baybrook Lifestyle and Power Center	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$50,000,000 $40,000,000 $30,000,000 $20,000,000	MSC 2017-HR2 BANK 2018-BNK10 MSC 2017-HR2 BANK 2018-BNK10
Moffett Towers II – Building 2	Note A-1 Note A-2 Note A-3 Note A-4	Control Note Non-Control Note Non-Control Note Non-Control Note	$43,000,000 $40,750,000 $40,000,000 $41,250,000	Barclays Bank PLC(2) Barclays Bank PLC WFCM 2017-C42 BANK 2018-BNK10
One Newark Center	Note A-1 Note A-2 Note A-3	Non-Control Note Control Note Non-Control Note	$32,000,000 $20,000,000 $14,580,000	Morgan Stanley Bank, N.A. BANK 2018-BNK10 BANK 2018-BNK10
Courtyard Los Angeles Sherman Oaks	Note A-1 Note A-2	Control Note Non-Control Note	$28,000,000 $27,000,000	BANK 2018-BNK10 WFCM 2017-C42
Warwick Mall	Note A-1 Note A-2 Note A-3	Control Non-Control Non-Control	$30,000,000 $27,500,000 $17,500,000	BANK 2017-BNK9 BANK 2018-BNK10 Bank of America, National Association
Kirkwood Plaza	Note A-1 Note A-2	Control Note Non-Control Note	$23,790,000 $15,000,000	BANK 2018-BNK10 MSC 2017-HR2

(1)	Expected to be contributed to such securitization upon the closing of such securitization.
(2)	The related whole loan is serviced under the WFCM 2017-C42 pooling and servicing agreement until the securitization of the related control note, after which the related whole loan will be serviced under the pooling and servicing agreement governing such securitization of the related control note. The master servicer and special servicer for such securitization will be identified in a notice, report or statement to holders of the BANK 2018-BNK10 certificates after the closing of such securitization.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicers, the special servicers or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-

Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult with each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the applicable special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10)

days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicers, the special servicers or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and

(b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Pari Passu Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Pari Passu Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Pari Passu Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the applicable special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in January 2018 and ending on the hypothetical Determination Date in February 2018. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association, Bank of America, National Association, National Cooperative Bank, N.A. and National Consumer Cooperative Bank are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Wells Fargo Bank, National Association, Bank of America, National Association, Morgan Stanley Mortgage Capital Holdings LLC and National Cooperative Bank, N.A. on or about February 13, 2018 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 42.8% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization. Morgan Stanley Bank is also the holder of one of the Extra Space Self Storage Portfolio Companion Loans and the One Newark Center Companion Loan. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2017.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2017	15.6	5.6	3.0	8.6
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.
(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to December 31, 2017, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $49,374,450,111.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the U/W NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.
●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.
●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.
●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.
●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.
●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase

I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.
●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.
●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;
●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;
●	insurance information for the related mortgaged properties;
●	information from third party reports such as the appraisals, environmental and property condition reports;
●	credit and background searches with respect to the related borrowers; and
●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or an affiliate, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;
●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and
●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing October 1, 2014 and ending September 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2017 through September 30, 2017 was set forth in a Form ABS-15G filed by MSMCH on November 13, 2017. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements1
Asset Class: CMBS

Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)(11)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	77,221,468	3.22%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	77,221,468	3.22%	0	-	0.00%
Aggregate Total			101	2,117,898,499		2	88,385,930		0	-		0	-		0	-		1	77,221,468		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.
(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.
(3)	Reflects aggregate numbers for all demand activity shown in this table.
(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from October 1, 2014 to September 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.
(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from October 1, 2014 to September 30, 2017.
(6)	Includes demands received during and prior to the reporting period from October 1, 2014 to September 30, 2017 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.
(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from October 1, 2014 to September 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from October 1, 2014 to September 30, 2017. The demand related to loans reported in this column may have been received prior to such reporting period.
(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the September 2017 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.
(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the September 2017 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.
(11)	With respect to the Morgan Stanley Capital I Series 2007-IQ14 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn following a settlement payment by MSMCH (or an affiliate thereof) to the related trust in the amount of $62,500,000.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Morgan Stanley Bank will retain $27,571,046.21 Certificate Balance of the RR Interest. However, any of MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Morgan Stanley Bank will be required to retain the RR Interest in compliance with the Credit Risk Retention Rules. See "Credit Risk Retention".

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2017, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6.2 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,825 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $34.1 billion, which were included in 102 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;
●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;
●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;
●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.
●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Apple Campus 3, representing approximately 7.3% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Wells Fargo Bank, National Association, Goldman Sachs Mortgage Company and Deutsche Bank AG, acting through its New York Branch.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;
●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2014 to September 30, 2017 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.51	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	4.51	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	11.43
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	11.43

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
																0.00	0.00
Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.55	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	8,111,681,827.61		1	23,000,000.00		0	0.00		0	0.00		0	0.00		2	36,687,005.00		1	86,311,631.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)
(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d-l)
(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)
(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)
(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)
(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)
(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.
(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from July 1, 2017 through September 30, 2017 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on November 14, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on November 14, 2017, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,419,685.20 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See "Credit Risk Retention".

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2013	2014	2015	2016	2017
Multifamily	$411,310,000	$518,929,738	$1,104,590,000	$242,008,000	$146,622,500
Office	1,122,060,000	1,864,674,000	1,863,491,000	1,207,957,250	1,424,716,159
Retail	1,613,066,013	1,726,602,172	1,254,393,252	1,392,460,000	720,057,794
Industrial	46,200,000	31,185,000	1,342,375,000	257,320,721	101,890,000
Manufactured Housing	365,593,000	87,111,250	116,618,625	19,987,500	38,835,750
Self Storage	140,247,500	93,095,000	546,593,750	156,775,000	387,370,000
Lodging	2,205,861,250	2,631,502,433	2,241,228,600	70,509,000	2,176,576,500
Mixed Use	79,242,199	144,100,000	147,725,000	18,362,500	221,600,000
Other	0	69,930,000	0	150,000,000	283,150,000
Total	$6,287,108,854	$7,167,129,593	$8,617,015,227	$3,515,379,971	$ 5,500,818,703

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview.

Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;
●	existing mortgage verification;
●	credit references;
●	certified financial statements for mortgagor and borrower principals;
●	tenant/resident leases;
●	ground leases;
●	property operating statements;
●	real estate tax bills;
●	purchase contract (if applicable);
●	appraisal;
●	engineering report;
●	seismic report (if applicable);
●	environmental report;
●	site plan;
●	certificate of occupancy;
●	evidence of zoning compliance;
●	insurance policies;
●	borrower structure/authority documents; and
●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

● Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

● Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

● Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

● Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

● Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

● Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

● Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1968, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.
●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See“—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.
●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America mortgage loans was originated with any material exceptions to Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;
●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;
●	insurance information for the related mortgaged properties;
●	information from third party reports such as the appraisals, environmental and property condition reports;
●	credit and background searches with respect to the related borrowers; and
●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;
●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and
●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements. The following table sets forth, for the period commencing October 1, 2014, and ending September 30, 2017, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the commercial real estate loan asset class. The information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2017, through September 30, 2017, was set forth in a Form ABS-15G filed by Bank of America on November 8, 2017. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements
Asset Class: Commercial Mortgages

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	22,163,901	89.26	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	10.74	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF48		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Eurohypo New York Branch	22	112,294,963	43.92	1	4,200,000	1.64	0	0	0.00	0	0	0.00	1	4,200,000	1.64	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Bank of America, N.A.	85	109,264,356	42.73	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Bridger Commercial Funding LLC	16	30,975,155	12.11	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	SunTrust Bank	25	3,151,709	1.23	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-39 (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	Citigroup Global Markets Realty Corp.	119	266,411,073	53.75	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	Bank of America N.A. (as successor by merger to LaSalle Bank National Association)	118	208,315,675	42.03	0	0	0.00	0	0	0.00	0	0	0.00	1	8,220,279	1.66	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	PNC Bank, National Association	52	12,067,278	2.43	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C68 (0001403924)	X	Capmark Finance Inc.	29	8,896,133	1.79	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-59 (0001420805)	X	Bank of America, N.A.	80	399,615,264	96.09	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-59 (0001420805)	X	Bridger Commercial Funding LLC	20	16,253,203	3.91	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	1,192,076,848		1	4,200,000		0	0		0	0		3	12,420,279		376	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.
(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from October 1, 2014 to September 30, 2017. Activity with respect to demands received during and, if applicable, prior to such period ended September 30, 2017, is reflected elsewhere in this table. If an asset changed status during such period ended September 30, 2017, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from October 1, 2014 to September 30, 2017. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.
(4)	Includes assets for which any of the following situations apply as of September 30, 2017:
a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by September 30, 2017;
b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or
c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from October 1, 2014 to September 30, 2017.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended September 30, 2017.
(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of September 30, 2017.
(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2017, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.
(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on November 8, 2017. The Central Index Key Number of Bank of America is 0001102113.
(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of commercial real estate loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on November 8, 2017. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $14,366,714.62 Certificate Balance of the RR Interest and Bank of America or an affiliate thereof will retain the Class R certificates. However, Bank of America or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Bank of America will be required to retain the RR Interest in compliance with the Credit Risk Retention Rules. See "Credit Risk Retention".

National Cooperative Bank, N.A.

General

National Cooperative Bank, N.A. is a national banking association regulated by the Office of the Comptroller of the Currency. National Cooperative Bank, N.A. is wholly-owned by National Consumer Cooperative Bank, a federally chartered corporation. The executive offices of National Cooperative Bank, N.A. are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. National Cooperative Bank, N.A. is engaged in a wide range of banking, financial and finance-related activities throughout the United States.

National Cooperative Bank, N.A. converted to a national bank charter from a federal thrift charter effective as of December 31, 2014. As a result of the conversion, its name changed from NCB, FSB to National Cooperative Bank, N.A. The conversion permits the bank to increase its commercial lending but does not otherwise impact its commercial real estate lending business or its servicing or deposit platforms. Similarly, the bank’s Board of Directors and senior management have not changed as a result of the conversion, and the Office of the Comptroller of the Currency continues to be the primary federal regulator of the bank.

In connection with providing representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties, National Cooperative Bank, N.A. will conduct its own due diligence review. In addition, mortgage loan seller’s counsel will prepare, among other things, initial exception lists to the representations and warranties. Counsel will also review certain loan documentation and perform due diligence procedures. If a cure, repurchase or substitution is required with respect to a mortgage loan sold by National Cooperative Bank, N.A. in the event of a material document defect or material breach of a representation or warranty with respect to such mortgage loan, National Cooperative Bank, N.A. will be the sole party responsible for any repurchase or substitution. See “Pooling and Servicing Agreement—Dispute Resolution Provisions” and “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” in this prospectus. In addition, National Cooperative Bank, N.A. has agreed to indemnify the depositor and the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Offered Certificates.

Neither National Cooperative Bank, N.A. nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against National Cooperative Bank, N.A. for any losses or other claims in connection with the Certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by National Cooperative Bank, N.A. in the related MLPA as described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” in this prospectus.

A wholly-owned subsidiary of National Cooperative Bank, N.A. is a party to a repurchase facility with Wells Fargo Bank, National Association pursuant to which Wells Fargo Bank, National Association has agreed to purchase mortgage loans from such subsidiary on a revolving basis and to serve as interim custodian of the loan files for the mortgage loans subject to such repurchase agreement. National Cooperative Bank, N.A. guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. None of the National Cooperative Bank, N.A. Mortgage Loans are subject to such repurchase facility or interim custodial arrangement. In addition, National Cooperative Bank, N.A. is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to certain of the National Cooperative Bank, N.A. Mortgage Loans, which have an aggregate Cut-off Date Balance of $21,949,722, representing approximately 1.7% of the Initial Pool Balance, and such hedging arrangements will terminate with respect to such loans that National Cooperative Bank, N.A. will transfer to the depositor in connection with the transfer of those Mortgage Loans pursuant to this securitization transaction. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

National Cooperative Bank, N.A.’s Securitization Program

National Cooperative Bank, N.A. has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor since 2002. Its parent, National Consumer Cooperative Bank, has been an active participant in securitization of commercial and multifamily mortgage loans as a mortgage loan seller since 1992. This is the 55th commercial mortgage loan securitization to which National Cooperative Bank, N.A. and its affiliates are contributing loans. During the period commencing on January 1, 1992 and ending on December 31, 2017, National Cooperative Bank, N.A. and its affiliates sold approximately $5.8 billion of commercial and multifamily mortgage loans into commercial mortgage-backed securitization transactions. Since 1998, National Cooperative Bank, N.A. together with its parent National Consumer Cooperative Bank securitized approximately $3.5 billion of multifamily loans in agency mortgage security backed transactions.

In addition to commercial and multifamily mortgage loans, National Cooperative Bank, N.A. has securitized residential mortgage loans.

National Cooperative Bank, N.A.’s Underwriting Standards and Processes

General. All of the mortgage loans sold to the depositor by National Cooperative Bank, N.A. (the “National Cooperative Bank, N.A. Mortgage Loans”) were originated by National Cooperative Bank, N.A. or an affiliate of National Cooperative Bank, N.A., generally in accordance with the underwriting guidelines described below. Eleven (11) of the sixteen (16) Mortgage Loans that National Cooperative Bank, N.A. will transfer to the depositor, representing approximately 2.2% of the Initial Pool Balance, were originated by its parent company, National Consumer Cooperative Bank. National Cooperative Bank, N.A. has implemented general loan policies and guidelines establishing certain procedures with respect to underwriting its mortgage loans. The underwriting and origination procedures and the credit analysis with respect to any particular mortgage loan may significantly differ from one mortgage loan to another, and will be driven by circumstances particular to that mortgage loan and the related mortgaged real property, including, among others, its type, physical quality, size, environmental condition, location, market conditions, reserve requirements and other factors. Accordingly, there is no assurance that every loan will comply in all respects with National Cooperative Bank, N.A.’s general guidelines.

Loan Analysis. In connection with the origination of mortgage loans, National Cooperative Bank, N.A. conducts an extensive review of the related mortgaged real property, which includes an analysis of the appraisal, environmental report, property condition report, seismic reports (where applicable), historical operating statements, ground lease (where applicable), leases, maintenance schedules and rent rolls (where applicable), budgets, sources and uses and related information provided by the borrower. The credit of the borrower and, generally for loans other than those secured by residential cooperative properties, certain of its key principals, are examined for financial strength and character prior to origination of the mortgage loan, which may include a review of annual financial statements and judgment, lien, bankruptcy and outstanding litigation searches. As part of the underwriting process, a site inspection of each mortgaged real property is conducted by National Cooperative Bank, N.A., an affiliate or a third-party engineering firm.

Loan Approval. Prior to commitment, all mortgage loans must be approved by National Cooperative Bank, N.A.’s credit committee (the make-up of which varies by loan size and type) in accordance with its credit policies. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Environmental Assessments. An environmental site assessment (generally a Phase I environmental site assessment) is performed on all mortgaged properties. The environmental assessments are performed during the 12-month period preceding origination of the related mortgage loan. Depending on the findings of the environmental site assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment on the subject mortgaged property; obligating the related borrower to perform remediation as a condition to the closing of such mortgage loan or within a period following the closing of such mortgage loan; and/or the posting of cash reserves, letters of credit or guaranties to secure the performance of any recommended remediation action. Additionally, all borrowers are required to provide customary environmental representations, warranties, covenants and indemnities relating to the existence and use of hazardous substances on the mortgaged properties.

Property Condition Assessments. Independent engineering firms conduct inspections with respect to each mortgaged real property generally within the twelve-month period preceding the origination of the related mortgage loan. The resulting reports on some of the properties may indicate a variety of deferred maintenance items, recommended capital expenditures and/or building code violations. In some instances where deferred maintenance items, recommended capital expenditures and/or building code violations are identified, repairs or maintenance are required to be completed before closing or after closing and, in certain instances, cash reserves, letters of credit or guaranties to secure the performance of the repairs or maintenance items are required or obtained.

Appraisals. An appraisal of each of the mortgaged properties is performed prior to the origination of each such loan. Independent appraisers performed the appraisals. Such appraisals generally complied with (or the appraiser certified that such appraisal complied with) the appraisal guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

Seismic Report. If the property consists of improvements located in seismic zone 3 or 4, National Cooperative Bank, N.A. typically requires a seismic report to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake.

Title Insurance. The borrower is required to provide, and National Cooperative Bank, N.A.’s origination counsel reviews, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Additional Debt. Certain of the mortgage loans secured by residential cooperative properties may have or permit in the future certain additional subordinate debt, whether secured or unsecured. The mortgage loans that are other than mortgage loans secured by residential cooperative properties will generally prohibit additional indebtedness secured by the related mortgaged property, but may have or permit additional unsecured indebtedness and trade payables. In many cases, National Cooperative Bank, N.A. or one of its affiliates is and/or will be the lender on that additional debt. The debt service coverage ratios described herein would be lower if the payments related to such additional debt were included in the calculation of such debt service coverage ratios and the loan-to-value ratios described herein would be higher if the amount of any such additional subordinate debt were included in the calculation of such loan-to-value ratios.

Debt Service Coverage Ratio and LTV Ratio. National Cooperative Bank, N.A. evaluates debt service coverage ratios and loan-to-value ratios when underwriting a mortgage loan. Generally, the debt service coverage ratio for mortgage loans (other than mortgage loans secured by residential cooperative properties) originated or acquired by National Cooperative Bank, N.A. will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans (other than mortgage loans secured by residential cooperative properties) originated or acquired by National Cooperative Bank, N.A. will be equal to or less than 75%; provided, however, that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. Debt service coverage ratios are calculated based on Underwritten Net Cash Flow. Underwritten Net Cash Flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. In the case of a residential cooperative property, Underwritten Net Cash Flow is the projected net cash flow reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date and, in general, equals projected operating income at the property assuming such property is operated as a rental property with rents and other income set at prevailing market rates (but taking into account the presence of existing rent regulated or rent-controlled rental tenants), reduced by underwritten property operating expenses, a market-rate vacancy assumption and projected replacement reserves, in each case as determined by the appraiser. However, the projected rental income used in such determinations may differ materially from the scheduled monthly maintenance payments from the tenant-stockholders upon which residential cooperatives depend. Except in certain limited instances where a residential cooperative property is valued solely as a multifamily rental property (for example, where the value of a residential cooperative property determined as if such property is operated as a residential cooperative is unavailable), the loan-to-value ratio with respect to each mortgage loan secured by a residential cooperative property is calculated using the value estimate reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date determined as if such residential cooperative property is operated as a residential cooperative. This value, in general, equals the sum of (i) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent-controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (ii) the amount of the underlying debt encumbering the related Mortgaged Property. With respect to limited equity cooperatives (i.e., housing cooperatives in which eligible members purchase shares at below market prices and are subject to restrictions on the sale price for which units may be re-sold), the gross share value referenced in the preceding sentence is calculated without regard to any applicable sale price restriction. The comparable sales considered in the appraisers’ estimates of gross share values may have occurred at properties where the cooperative entity’s underlying mortgage debt per cooperative unit was substantially more or less than that at the applicable Mortgaged Property. The appraisers generally made no adjustments to comparable sales statistics to account for any such differences, although monthly unit maintenance obligations may have been considered. National Cooperative Bank, N.A. will also calculate a loan-to-value ratio for each mortgage loan secured by a residential cooperative property based upon the value of such residential cooperative property as a multifamily rental property. The value of a residential cooperative property as a multifamily rental property is reflected in the most recent appraisal obtained by or otherwise in the possession of the related mortgage loan seller as of the Cut-off Date and, in general, is derived by applying an appropriate capitalization rate (as determined by the appraiser) to the Underwritten Net Cash Flow for such residential cooperative property. In certain instances, the appraiser may have made adjustments to increase or decrease such capitalized value as deemed appropriate by the appraiser (for example, the appraiser may have reduced such capitalized value to reflect the cost of completing material deferred maintenance or may have increased such capitalized value to reflect the existence of certain tax abatements or incentives). In certain limited instances (for example, where the value of a residential cooperative property determined as if such property is operated as a residential cooperative is unavailable), National Cooperative Bank, N.A. will not determine a value of such a mortgaged property as if operated as a residential cooperative and will instead only calculate the value of such residential cooperative property as a multifamily rental property. In those instances, the “Appraised Value” reflected on Annex A-1 will be the value of such Mortgaged Property as a multifamily rental property and the loan-to-value ratio for such a mortgage loan secured by a residential cooperative property will be based upon the value of such residential cooperative property as a multifamily rental property.

Zoning and Building Code Compliance. With respect to each mortgage loan, National Cooperative Bank, N.A. will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use and building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents;

temporary or permanent Certificates of occupancy; letters from governmental officials or agencies; title insurance endorsements; information set forth in the appraisal of the related property; and/or representations by the related borrower. In limited instances, National Cooperative Bank, N.A. may obtain third party prepared zoning reports. National Cooperative Bank, N.A. generally requires borrowers to obtain law and ordinance coverage. If a material violation exists with respect to a mortgaged property, National Cooperative Bank, N.A. may require the borrower to remediate such violation and/or to establish a reserve to cover the cost of such remediation.

Hazard, Liability and Other Insurance. The mortgage loans typically require that the related property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan or 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation. Flood insurance, if available, must be in effect for any property that at the time of origination included material improvements in any area identified by the Federal Emergency Management Agency as being situated in a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration and be provided by a generally acceptable insurance carrier in an amount not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property, and (iii) the maximum amount of insurance available under the National Flood Insurance Program. The standard form of hazard insurance policy typically covers physical damage or destruction of improvements on the mortgaged property caused by fire, lighting, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions of coverage, including exclusions related to acts of terrorism.

Each mortgage loan typically also requires the borrower to maintain comprehensive general liability insurance against claims for bodily injury or property damage occurring on, in or about the property in an amount that is generally consistent with currently prevailing capital market standards.

Each mortgage loan typically further requires the related borrower to maintain business interruption or loss of income insurance in an amount not less than 100% of the projected shareholder or unit owner maintenance income for the related property (in the case of a mortgage loan secured by a residential cooperative property) or projected rental income (in the case of a mortgage loan other than a mortgage loan secured by a residential cooperative property) for a period of not less than twelve months.

The properties are typically not insured for earthquake risk unless a seismic report indicates a PML of greater than 20%.

Escrow Requirements. National Cooperative Bank, N.A. may require a borrower to fund various escrows. Such escrows may include escrows for taxes and insurance premiums (to cover amounts due prior to their respective due dates), reserves to cover the cost of repairs recommended pursuant to a building condition report prepared for National Cooperative Bank, N.A. or an affiliate that originated the loan, and/or reserves to secure the performance of environmental or other remediation work. In the case of mortgage loans that are other than mortgage loans secured by residential cooperative properties, such escrows may also include replacement reserves, reserves to cover the costs of tenant improvements, leasing commissions and other re-tenanting expenses and reserves to cure deficiencies in debt service coverage ratios. In some cases such reserves may only be required upon the occurrence of certain events. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. National Cooperative Bank, N.A. may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and National Cooperative Bank, N.A.’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Exceptions. Notwithstanding the discussion under “National Cooperative Bank, N.A.’s Underwriting Standards and Processes” above, one or more of National Cooperative Bank, N.A.’s mortgage loans may vary from, or not comply with, National Cooperative Bank, N.A.’s underwriting policies and guidelines described above. In addition, in the case of one or more of National Cooperative Bank, N.A.’s mortgage loans, National Cooperative Bank, N.A. or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the National Cooperative Bank, N.A. Mortgage Loans were originated with any material exceptions to National Cooperative Bank, N.A.’s underwriting guidelines and procedures except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which National Cooperative Bank, N.A. is the Sponsor

Overview. National Cooperative Bank, N.A., in its capacity as the sponsor of the National Cooperative Bank, N.A. Mortgage Loans, has conducted a review of the National Cooperative Bank, N.A. Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the National Cooperative Bank, N.A. Mortgage Loans is accurate in all material respects. National Cooperative Bank, N.A. determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the National Cooperative Bank, N.A. Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of National Cooperative Bank, N.A. (collectively, the “National Cooperative Bank, N.A. Deal Team”) with the assistance of certain third parties. National Cooperative Bank, N.A. has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the mortgage loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the National Cooperative Bank, N.A. Mortgage Loans (rather than relying on sampling procedures).

Database. To prepare for securitization, members of the National Cooperative Bank, N.A. Deal Team created a database of loan-level and property-level information relating to each National Cooperative Bank, N.A. Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports (appraisals, environmental site assessments and property condition reports), insurance policies, borrower-supplied information (including, to the extent available, maintenance schedules and rent rolls (if applicable), leases and financial or operating statements) and information collected by National Cooperative Bank, N.A. during the underwriting process. Prior to securitization of each National Cooperative Bank, N.A. Mortgage Loan, the National Cooperative Bank, N.A. Deal Team may have updated the information in the database with respect to such National Cooperative Bank, N.A. Mortgage Loan based on current information brought to the attention of the National Cooperative Bank, N.A. Deal Team relating to loan payment status and escrows, updated operating statements, maintenance schedules and rent rolls (if applicable), leasing activity, and other relevant information. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “National Cooperative Bank, N.A. Data Tape”) containing detailed information regarding each National Cooperative Bank, N.A. Mortgage Loan was created from, among other sources, the information in the database referred to in the prior paragraph. The National Cooperative Bank, N.A. Data Tape was used by the National Cooperative Bank, N.A. Deal Team to provide the numerical information regarding the National Cooperative Bank, N.A. Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor or its affiliate, on behalf of National Cooperative Bank, N.A., engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by National Cooperative Bank, N.A. relating to information in this prospectus regarding the National Cooperative Bank, N.A. Mortgage Loans. These procedures included:

●	comparing the information in the National Cooperative Bank, N.A. Data Tape against various source documents provided by National Cooperative Bank, N.A.;

●	comparing numerical information regarding the National Cooperative Bank, N.A. Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the National Cooperative Bank, N.A. Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the National Cooperative Bank, N.A. Mortgage Loans disclosed in this prospectus.

Legal Review. National Cooperative Bank, N.A. engaged counsel to conduct certain legal reviews of the National Cooperative Bank, N.A. Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each National Cooperative Bank, N.A. Mortgage Loan, counsel reviewed the principal loan documents for each mortgage loan to identify material deviations from National Cooperative Bank, N.A.’s standard form loan documents. In addition, counsel reviewed National Cooperative Bank, N.A.’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Other Review Procedures. National Cooperative Bank, N.A. has serviced each National Cooperative Bank, N.A. mortgage loan since origination and has confirmed that it is not aware of any material events, except as previously identified, concerning the related Mortgage Loan, the Mortgaged Property and the borrower occurring since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property or borrower, or notice of non-compliance with environmental laws; (iv) bankruptcies involving any borrower; and (v) any existing or incipient material defaults.

The National Cooperative Bank, N.A. Deal Team also reviewed the National Cooperative Bank, N.A. Mortgage Loans to confirm, with the assistance of counsel, whether any National Cooperative Bank, N.A. Mortgage Loan materially deviated from the underwriting guidelines set forth under “—National Cooperative Bank, N.A.’s Underwriting Standards and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. National Cooperative Bank, N.A. found and concluded with reasonable assurance that the disclosure regarding the National Cooperative Bank, N.A. Mortgage Loans in this prospectus is accurate in all material respects. National Cooperative

Bank, N.A. also found and concluded with reasonable assurance that the National Cooperative Bank, N.A. Mortgage Loans were originated in accordance with National Cooperative Bank, N.A.’s origination policies, procedures and underwriting guidelines set forth under “—National Cooperative Bank, N.A.’s Underwriting Standards and Processes” above except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review Procedures in the Event of a Mortgage Loan Substitution. National Cooperative Bank, N.A. will perform a review of any National Cooperative Bank, N.A. Mortgage Loan that it elects to substitute for a National Cooperative Bank, N.A. Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. National Cooperative Bank, N.A., and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA. National Cooperative Bank, N.A. may engage a third party accounting firm to compare the such criteria against the underlying source documentation to verify the accuracy of the review by National Cooperative Bank, N.A. and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by National Cooperative Bank, N.A. to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, National Cooperative Bank, N.A. filed its most recent Form ABS-15G with the SEC on January 18, 2017. Such Form ABS-15G is available electronically though the SEC’s EDGAR system. The Central Index Key number of National Cooperative Bank, N.A. is 0001577313. With respect to the period from and including October 1, 2014, and ending September 30, 2017, National Cooperative Bank, N.A. does not have any activity to report as required by Rule 15Ga-1 with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither National Cooperative Bank, N.A. nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, National Cooperative Bank, N.A. or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—National Cooperative Bank, N.A.” has been provided by National Cooperative Bank, N.A.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo

Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, BANK 2018-BNK10 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Accounts and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicers, the special servicers and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicers and the special servicers. A discussion of the duties of the trustee, the certificate administrator, the master servicers and the special servicers, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties―The Trustee”, “―The Certificate Administrator”, “—The Master Servicers” and “—The Special Servicers” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Accounts and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Accounts and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicers, the special servicers, the operating advisor and the asset representations reviewer. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicers and the special servicers.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust to the extent required under the PSA and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, the Corporate Trust Services Group of Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,419,685.20 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicers

Wells Fargo Bank, National Association

Wells Fargo Bank will act as the master servicer under the PSA for all of the Mortgage Loans to be deposited into the trust fund other than the National Cooperative Bank, N.A. Mortgage Loans. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also an anticipated holder of a portion of the RR Interest, a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Apple Campus 3 Companion Loans, the certificate administrator and the custodian under this securitization, is expected to be the initial risk retention consultation party under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (a) the master servicer, the certificate administrator and the custodian under the MSC 2017-HR2 PSA, which governs the servicing and administration of the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, (b) the master servicer, the certificate administrator and the custodian under the WFCM 2017-C42 PSA, which, prior to the Moffett Towers II – Building 2 Control Note Securitization Date, governs the servicing and administration of the Moffett Towers II – Building 2 Whole Loan and (c) the master servicer, the certificate administrator and the custodian under the BANK 2017-BNK9 PSA, which governs the servicing and administration of the Warwick Mall Whole Loan. Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by Bank of America that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the MSMCH Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any MSMCH Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors (other than National Cooperative Bank, N.A.) to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017
By Approximate Number:	32,716	31,128	30,017

By Approximate Aggregate Unpaid Principal Balance (in billions):	$503.3	$506.8	$527.6

Within this portfolio, as of December 31, 2017, are approximately 20,874 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $406.6 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of December 31, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans in the US. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

The long-term issuer ratings of Wells Fargo Bank are “AA-“ by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code (“UCC”) searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigation and background checks; and

●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as a master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $22,419,685.20 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicers’ obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicers’ recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicers’ removal, replacement or resignation are described under “Pooling and Servicing Agreement—Termination of a Master Servicer or Special Servicer for Cause”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicers’ rights and obligations with respect to indemnification, and certain limitations on the master servicers’ liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

National Cooperative Bank, N.A.

National Cooperative Bank, N.A., a national banking association regulated by the Office of the Comptroller of the Currency, will act as master servicer with respect to sixteen (16) of the Mortgage Loans, representing approximately 4.5% of the Initial Pool Balance. National Cooperative Bank, N.A. is one of the mortgage loan sellers and one of the special servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. National Cooperative Bank, N.A. has been servicing mortgage loans since 1990. As of December 31, 2017, National Cooperative Bank, N.A. was the primary or master servicer of a portfolio of multifamily and commercial mortgage loans in commercial mortgage-backed securities transactions and in agency mortgage-backed security and cash sale transactions in the United States totaling approximately $3.7 billion in aggregate outstanding principal balance. There are currently no outstanding servicing advances made by National Cooperative Bank, N.A. in regards to any Mortgage Loan being transferred by it for inclusion in the Trust Fund.

As of September 30, 2017, National Cooperative Bank, N.A. had total assets of $2,265.5 million (unaudited), a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-Weighted Assets ratio of 14.8%. For the nine months ended September 30, 2017, National Cooperative Bank, N.A. reported net income of $11.9 million (unaudited). As of December 31, 2016, National Cooperative Bank, N.A. had total assets of $2,224.5 million, a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-Weighted Assets ratio of 14.6%. For the year ended December 31, 2016, National Cooperative Bank, N.A. reported net income of $18.5 million.

National Cooperative Bank, N.A. is rated by Fitch and S&P as master, primary and special commercial mortgage servicers. Current ratings are shown below:

Servicer Rating Type	Fitch	S&P
Master Servicer	CMS2-	Average
Primary Servicer	CPS1-	Above Average
Special Servicer	CSS2-	Average

National Cooperative Bank, N.A. is also a Fannie Mae-approved multifamily loan servicer.

National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:

Year-End	2014(1)	2015(1)	2016(1)	2017(2)
By Approximate Number:	3,945	3,858	3,718	3,524
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.7 billion	$5.8 billion	$5.5 billion	$5.3 billion

(1)	As of the last day of the calendar year indicated.

(2)	As of December 31, 2017.

Within National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans, as of December 31, 2017, are approximately 1,259 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $3.7 billion related to commercial mortgage-backed securities transactions (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, National Cooperative Bank, N.A. also services whole loans for itself and a variety of investors. The properties securing loans in National Cooperative Bank, N.A.’s servicing portfolio, as of December 31, 2017, were located in 41 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

National Cooperative Bank, N.A. has detailed operating policies and procedures for the performance of its master servicing obligations. National Cooperative Bank, N.A. servicing policies and procedures are updated periodically to keep pace with changes in the commercial mortgage-backed securities industry generally and have been generally consistent for the last three years in all material respects. The only significant changes in National Cooperative Bank, N.A.’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by Fannie Mae.

National Cooperative Bank, N.A. utilizes a multi-application mortgage-servicing technology platform, with multiple capabilities and reporting functions, to facilitate the processing of mortgage servicing activities. Among other functions, this platform performs account maintenance, tracks borrower communications, tracks escrow deposits, balances and withdrawals, tracks loan prepayments and payoffs, updates transaction data and generates various account reports. National Cooperative Bank, N.A.’s primary servicing system runs on McCracken Financial Solutions Corp. Strategy CS software. National Cooperative Bank, N.A. reports to trustees and certificate administrators in the CREFC® format. National Cooperative Bank, N.A. has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

The table below sets forth information regarding principal and interest advances and servicing advances made by National Cooperative Bank, N.A., as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth is the amount of such advances as of the last day of the period indicated (expressed as a dollar amount and as a percentage of National Cooperative Bank, N.A.’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$1,650,576,224	$7,200,000	0.44%
Calendar Year 2015	$1,534,626,850	$4,889,654	0.31%
Calendar Year 2016	$1,635,314,153	$1,818,975	0.11%
Calendar Year 2017(1)	$1,734,514,416	$184,087	0.01%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

(1)	As of December 31, 2017.

National Cooperative Bank, N.A. may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, National Cooperative Bank, N.A., as a master servicer, will remain responsible for its duties under the PSA. National Cooperative Bank, N.A. may engage third-party vendors to provide technology or process efficiencies. National Cooperative Bank, N.A. monitors its third-party vendors in compliance with its internal vendor management procedures and applicable law. National Cooperative Bank, N.A. has entered into contracts with third party vendors for the following functions:

●	provision of loan servicing software – McCracken/Strategy CS;

●	tracking and reporting of flood zone changes;

●	legal representation;

●	performance of ongoing property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Generally, all amounts received by National Cooperative Bank, N.A. on the mortgage loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by National Cooperative Bank, N.A. Funds are then transferred to segregated investor specific accounts pursuant to the servicing agreements.

Via a password-protected website, for commercial mortgage-backed securitization transactions for which National Cooperative Bank, N.A. is master servicer, National Cooperative Bank, N.A. provides its commercial mortgage-backed securities investors with access to data and reports.

There are no legal proceedings pending against National Cooperative Bank, N.A., or to which any property of National Cooperative Bank, N.A. is subject, that are material to the Certificateholders, nor does National Cooperative Bank, N.A. have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which National Cooperative Bank, N.A. was acting as master servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of National Cooperative Bank, N.A. as master servicer, including as a result of a failure by National Cooperative Bank, N.A. to comply with the applicable servicing criteria in connection with any securitization transaction. National Cooperative Bank, N.A. has not been terminated as master servicer in any securitization due to a servicing default. National Cooperative Bank, N.A. has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which National Cooperative Bank, N.A. is acting as master servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to National Cooperative Bank, N.A. has disclosed any material noncompliance by National Cooperative Bank, N.A. with such applicable servicing criteria in connection with any securitization in which National Cooperative Bank, N.A. was acting as master servicer.

National Cooperative Bank, N.A., as a master servicer, will be required to pay all expenses incurred by it in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus), including all fees of any sub-servicers retained by it.

In its capacity as master servicer, National Cooperative Bank, N.A. will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, National Cooperative Bank, N.A. may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent National Cooperative Bank, N.A. performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

National Cooperative Bank, N.A. converted to a national bank charter from a federal thrift charter effective as of December 31, 2014. As a result of the conversion, its name changed from NCB, FSB to National Cooperative Bank, N.A. The conversion permits the bank to increase its commercial lending but does not otherwise impact its commercial real estate lending business or its servicing or deposit platforms. Similarly, the bank’s Board of Directors and senior management have not changed as a result of the conversion, and the Office of the Comptroller of the Currency continues to be the primary federal regulator of the bank.

As of the Closing Date, neither National Cooperative Bank, N.A. nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, National Cooperative Bank, N.A. or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

For a description of any material affiliations, relationships and related transactions between National Cooperative Bank, N.A., in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

National Cooperative Bank, N.A. will have various duties under the PSA. Certain duties and obligations of National Cooperative Bank, N.A. are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” in this prospectus. The ability of a master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such

Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus. The master servicers’ obligations to make advances, and the interest or other fees charged for those advances and the terms of the master servicers’ recovery of those advances, are described under “Pooling and Servicing Agreement—Advances” in this prospectus.

National Cooperative Bank, N.A., in its capacity as a master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding a master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event” in this prospectus. A master servicer’s rights and obligations with respect to indemnification, and certain limitations on a master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The information provided in this prospectus concerning National Cooperative Bank, N.A. has been provided by it.

The Special Servicers

Torchlight Loan Services, LLC

Torchlight Loan Services, LLC (“Torchlight”) is anticipated to initially be appointed to act as a special servicer under the PSA. In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties pursuant to the PSA.

Torchlight is a Delaware limited liability company. Its executive office and principal special servicing office is located at 475 Fifth Avenue, New York, New York 10017. Torchlight is wholly owned by Torchlight Investors, LLC which through its subsidiaries, affiliates and joint ventures, is involved in the real estate investment, finance and management business and engages principally in:

●	investing in high-yielding real estate loans;

●	investing in unrated and non-investment grade rated securities issued pursuant to CMBS transactions; and

●	distressed debt workout, through Torchlight, its nationally rated special servicing affiliate.

Torchlight has substantial experience in working out loans and has been engaged in servicing CMBS assets since December 2007. Torchlight’s then affiliated predecessor had been engaged in servicing CMBS assets since 1998. In the past five and a half years, Torchlight has resolved over $7.3 billion of U.S. commercial and multifamily loans.

The table below sets forth information about Torchlight’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 12/31/2017
By Approximate Number	32	33	35	35
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(1)	$30,300,000,000	$18,200,000,000	$16,400,000,000	$16,700,000,000
Actively Specially Serviced Portfolio By Approximate Number of Loans(2)	172	109	50	43
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$2,100,000,000	$1,600,000,000	$1,000,000,000	$941,000,000

(1)	Includes all loans in Torchlight’s portfolio for which Torchlight is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans including REO.

As of December 31, 2017, there were 16 personnel involved in the special servicing of commercial real estate assets for Torchlight, of which 5 were dedicated to the special servicing business unit. As of December 31, 2017, Torchlight specially services a portfolio which included approximately 43 loans throughout the 50 United States, the District of Columbia and Puerto Rico with a then-current face value in excess of $941 million, all of which are commercial or multifamily real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as those securing the mortgage loans backing the certificates. Accordingly, the assets that Torchlight services as well as assets owned by its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth. Torchlight does not service or manage any assets other than commercial and multifamily real estate assets.

Torchlight has developed policies and procedures for the performance of its special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Torchlight has recognized that technology can greatly improve its performance as a special servicer, and Torchlight’s Intranet based infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for improved accuracy, efficiency, transparency, monitoring and controls.

Torchlight utilizes the services of certain independent contractors to augment its personnel. Such services provided by independent contractors are included in the personnel numbers above. Torchlight does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as special servicer and accordingly Torchlight does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA nor any material impact on the mortgage pool performance or the performance of the certificates.

Torchlight will not have primary responsibility for custody services of original documents evidencing the mortgage loans. On occasion, Torchlight may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Torchlight has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Torchlight or of which any of its property is the subject, which is material to the certificateholders. Torchlight is not an affiliate of the Depositor, the sponsors, the mortgage loan sellers, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer or any originator of any of the Mortgage Loans identified in this prospectus.

There are no specific relationships involving or relating to this transaction or the securitized mortgage loans between Torchlight or any of its affiliates, on the one hand, and the depositor, the sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party—apart from the subject securitization transaction—between Torchlight or any of its affiliates, on the one hand, and the depositor, the sponsors or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the offered certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer has experienced an event of default as a result of any action or inaction performed by Torchlight as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Torchlight with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer.

From time to time, Torchlight and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Torchlight does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as special servicer.

Torchlight may enter into one or more arrangements with the applicable Directing Certificateholder, holders of certificates of the Controlling Class or any person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Torchlight’s appointment as special servicer under the PSA and any related intercreditor agreement and limitations on such person’s right to replace the special servicer.

Torchlight is an affiliate of the entity expected to (a) purchase the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates on the Closing Date, (b) be the initial Controlling Class Certificateholder and (c) be appointed as the initial Directing Certificateholder. Except as described above, neither Torchlight nor any of its affiliates will acquire on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by Torchlight. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of a Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of a Master Servicer or Special Servicer” in this prospectus.

Certain duties and obligations of Torchlight Loan Services, LLC as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”, “—Enforcement of “Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “—Inspections”, “—Collection of Operating Information” and “Description of the Certificates—Appraisal Reduction Amounts” in this prospectus. Torchlight Loan Services, LLC’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

National Cooperative Bank, N.A.

National Cooperative Bank, N.A., a national banking association regulated by the Office of the Comptroller of the Currency, with respect to sixteen (16) of the Mortgage Loans, representing approximately 4.5% of the Initial Pool Balance, will initially be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties and, with respect to the applicable mortgage loans that are non-Specially Serviced Loans, reviewing and evaluating certain borrower requests and applicable master servicer’s written analysis and recommendations. National Cooperative Bank, N.A. is one of the mortgage loan sellers and one of the master servicers. Its servicing offices are located at 2011 Crystal Drive, Suite 800, Arlington, VA 22202. National Cooperative Bank, N.A. has been servicing mortgage loans since 1990.

As of September 30, 2017, National Cooperative Bank, N.A. had total assets of $2,265.5 million (unaudited), a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-Weighted Assets ratio of 14.8%. For the nine months ended September 30, 2017, National Cooperative Bank, N.A. reported net income of $11.9 million (unaudited). As of December 31, 2016, National Cooperative Bank, N.A. had total assets of

$2,224.5 million, a capital base in excess of regulatory requirements with a Common Equity Tier 1 Capital to Risk-Weighted Assets ratio of 14.6%. For the year ended December 31, 2016, National Cooperative Bank, N.A. reported net income of $18.5 million.

National Cooperative Bank, N.A. is approved as a special servicer by Fitch and S&P and currently has a special servicer rating of “CSS2-” by Fitch and “Average” by S&P. National Cooperative Bank, N.A. is also a Fannie Mae-approved multifamily loan servicer.

National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans by approximate number of loans and approximate unpaid principal balance is shown below:

Year-End	2014(1)	2015(1)	2016(1)	2017(2)
By Approximate Number:	3,945	3,858	3,718	3,524
By Approximate Aggregate Unpaid Principal Balance (in billions):	$5.7 billion	$5.8 billion	$5.5 billion	$5.3 billion

(1)	As of the last day of the calendar year indicated.

(2)	As of December 31, 2017.

Within National Cooperative Bank, N.A.’s total portfolio of serviced commercial and multifamily mortgage loans, as of December 31, 2017, are approximately 1,259 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $3.7 billion related to commercial mortgage-backed securities transactions (including agency mortgage-backed security and cash sale transactions). In addition to servicing loans related to commercial mortgage-backed securities transactions, National Cooperative Bank, N.A. also services whole loans for itself and a variety of investors. The properties securing loans in National Cooperative Bank, N.A.’s servicing portfolio, as of December 31, 2017, were located in 41 states and the District of Columbia and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties.

National Cooperative Bank, N.A. has been acting as a special servicer of mortgage loans in CMBS transactions since 2010. National Cooperative Bank, N.A.’s parent, National Consumer Cooperative Bank, has acted as a special servicer of mortgage loans in CMBS transactions since 1998. In 2010, National Consumer Cooperative Bank transferred its CMBS special servicing operations to National Cooperative Bank, N.A. As of December 31, 2017, National Cooperative Bank, N.A. was named the special servicer in approximately 40 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $1.6 billion. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties that have been referred to National Cooperative Bank, N.A. as special servicer in CMBS transactions from 2010 to December 31, 2017.

Portfolio Size – CMBS Special Servicing	2014(1)	2015(1)	2016(1)	2017(2)
Total	$37,525,431	$49,310,253	$25,939,525	$0.00

(1)	Size of portfolio for which National Cooperative Bank, N.A. acted as special servicer as of the last day of the calendar year indicated.

(2)	As of December 31, 2017.

National Cooperative Bank, N.A. has detailed servicing policies and procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under National Cooperative Bank, N.A.’s servicing agreements, including procedures for managing delinquent and specially serviced loans and loans subject to the bankruptcy of the borrower. These policies and procedures include, among other things, measures for notifying borrowers of payment delinquencies and other loan defaults and for working with borrowers to facilitate collections and performance. National Cooperative Bank, N.A. periodically updates its servicing policies and procedures to keep pace with changes in the commercial mortgage-backed securities industry generally and to comply with changes in federal or state law or investor requirements. These policies and procedures are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB.

National Cooperative Bank, N.A.’s servicing personnel are highly skilled professionals that proactively manage specially serviced assets through the workout cycle from initiation of foreclosure, bankruptcy, real estate owned or modification. National Cooperative Bank, N.A. takes a disciplined approach to the management and resolution of specially serviced loans and evaluates all viable resolution strategies to determine the strategy that generates the highest net present value for the holder of such specially serviced loan. Default resolution strategies are determined in accordance with the respective pooling and servicing agreement and the terms of the related mortgage loan documents.

National Cooperative Bank, N.A. has not engaged and does not currently intend to engage any third party servicers to perform on its behalf any of its special servicing duties with respect to the trust mortgage loans for which National Cooperative Bank, N.A. acts as special servicer.

National Cooperative Bank, N.A. has a formal, documented disaster recovery and business continuity plan, including the use of off-site backup facilities, which is managed by its on-site staff.

There are no legal proceedings pending against National Cooperative Bank, N.A., or to which any property of National Cooperative Bank, N.A. is subject, that are material to the Certificateholders, nor does National Cooperative Bank, N.A. have actual knowledge of any such proceedings that are contemplated by governmental authorities.

No securitization transaction in which National Cooperative Bank, N.A. was acting as special servicer has experienced a servicer event of default under any applicable servicing agreement as a result of any action or inaction of National Cooperative Bank, N.A. as special servicer, including as a result of a failure by National Cooperative Bank, N.A. to comply with the applicable servicing criteria in connection with any securitization transaction. National Cooperative Bank, N.A. has not been terminated as special servicer in any securitization due to a servicing default. National Cooperative Bank, N.A. has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which National Cooperative Bank, N.A. is acting as special servicer. No assessment of compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to National Cooperative Bank, N.A. has disclosed any material noncompliance by National Cooperative Bank, N.A. with such applicable servicing criteria in connection with any securitization in which National Cooperative Bank, N.A. was acting as special servicer.

National Cooperative Bank, N.A., as a special servicer, will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus), including all fees of any sub-servicers retained by it.

Although National Cooperative Bank, N.A. does not presently intend to enter into any such arrangement, National Cooperative Bank, N.A. may, in the future, enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, National Cooperative Bank, N.A.’s appointment as special servicer under the PSA and limitations on such person’s right to replace National Cooperative Bank, N.A. as a special servicer.

National Cooperative Bank, N.A. converted to a national bank charter from a federal thrift charter effective as of December 31, 2014. As a result of the conversion, its name changed from NCB, FSB to National Cooperative Bank, N.A. The conversion permits the bank to increase its commercial lending but does not otherwise impact its commercial real estate lending business or its servicing or deposit platforms. Similarly, the bank’s Board of Directors and senior management have not changed as a result of the conversion, and the Office of the Comptroller of the Currency continues to be the primary federal regulator of the bank.

As of the Closing Date, neither National Cooperative Bank, N.A. nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, National Cooperative Bank, N.A. or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

For a description of any material affiliations, relationships and related transactions between National Cooperative Bank, N.A., in its capacity as special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

National Cooperative Bank, N.A. will have various duties under the PSA. Certain duties and obligations of National Cooperative Bank, N.A. are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of a special servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

National Cooperative Bank, N.A., in its capacity as a special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding a special servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event” in this prospectus. National Cooperative Bank, N.A.’s, as a special servicer’s, rights and obligations with respect to indemnification, and certain limitations under the PSA on the its liability as a special servicer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The information provided in this prospectus concerning National Cooperative Bank, N.A. has been provided by it.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans). The operating advisor will have certain review and consultation duties with respect to activities of the special servicers. Pentalpha

Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located in Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans focused on independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of December 31, 2017, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 127 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $128 billion since October 2010. As of December 31, 2017, Pentalpha Surveillance has acted as asset representations reviewer in 35 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $33 billion.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, either master servicer, either special servicer, the directing certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Neither Pentalpha Surveillance nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

Regulation RR implementing the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) will apply to this securitization. The RR Interest is intended to meet the definition of a “single vertical security” that is an “eligible vertical interest” (as such terms are defined in the Credit Risk Retention Rules), and Wells Fargo Bank is acting as the retaining sponsor under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”). Wells Fargo, Bank of America and Morgan Stanley Bank (the “Retaining Parties”) will retain the indicated amount of the RR Interest below.

The RR Interest will have an aggregate Certificate Balance as of the Closing Date of approximately $64,357,446.03, representing 5.0% of all “ABS interests” (as defined in the Credit Risk Retention Rules) in the Trust (which will consist of the Certificates other than the Class R Certificates and the RR Interest). The effective interest rate of the RR Interest will be equal to the WAC Rate. In accordance with the definition of “single vertical security” under the Credit Risk Retention Rules, the RR Interest will entitle the holders thereof to a specified percentage (equal to the Risk Retention Allocation Percentage) of the amounts paid on each class of Certificates (other than the Class R Certificates and the RR Interest).

Wells Fargo Bank will be permitted to offset the amount of its required risk retention by the portions of the RR Interest acquired by each of Bank of America and Morgan Stanley Bank, as originators of one or more of the securitized assets. For a description of the originators, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

On the Closing Date, Wells Fargo Bank, a national banking association, in its capacity as Retaining Sponsor, will acquire from the Depositor, and retain, $22,419,685.20 Certificate Balance of the RR Interest, representing approximately 34.8% of the aggregate Certificate Balance of all of the outstanding RR Interest. Bank of America, a national banking association, will acquire from the Depositor, and retain, $14,366,714.62 Certificate Balance of the RR Interest, representing approximately 22.3% of the aggregate Certificate Balance of all of the outstanding RR Interest. Bank of America originated approximately 22.3% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Morgan Stanley Bank, a national banking association, will acquire from the Depositor, and retain, $27,571,046.21 Certificate Balance of the RR Interest, representing approximately 42.8% of the aggregate Certificate Balance of all of the outstanding RR Interest. Morgan Stanley Bank, an affiliate of MSMCH, originated approximately 42.8% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules. Each Retaining Party (other than Wells Fargo Bank) will acquire its applicable portion of the RR Interest from the Depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of the Credit Risk Retention Rules, whereby such Retaining Party will sell to the Depositor (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) the Mortgage Loans that it has originated in exchange for cash consideration and such applicable portion of the RR Interest. The Certificate Balance of such applicable portion of the RR Interest (i) will represent a reduction in the price received by such Retaining Party from the Depositor for the Mortgage Loans sold by such Retaining Party (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) to the Depositor for inclusion in the Mortgage Pool and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by such Retaining Party in accordance with the Credit Risk Retention Rules.

None of the sponsors, the depositor or the underwriters intends to retain a material net economic interest in the securitization constituted by the issue of the Offered Certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

RR Interest

Retained Certificate Available Funds

The right to payment of holders of the RR Interest is pro rata and pari passu with the right to payment of holders of the certificates other than the Class R Certificates and the RR Interest (as a collective whole). The amount available for distribution to the holders of the RR Interest on each Distribution Date will, in general, equal the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds (described under “Description of the Certificates—Available Funds”) for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “Retained Certificate Available Funds”).

The “Retained Certificate Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount (described under “Description of the Certificates—Available Funds”).

Priority of Distributions

On each Distribution Date, for so long as the aggregate Certificate Balance of the RR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Retained Certificate Available Funds, in the following order of priority:

First, to the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the RR Interest has been reduced to zero; and

Third, to the RR Interest, up to an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the holders of the Regular Certificates (other than the RR Interest) pursuant to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, as the REMIC residual interest, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur any tax liability of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

The effective interest rate on the RR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-Retained Percentage” is 100% minus the Required Credit Risk Retention Percentage.

The “Retained Certificate Interest Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Regular Certificates (other than the RR Interest) according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Available Funds—Priority of Distributions” in this prospectus.

The “Retained Certificate Principal Distribution Amount” with respect to any Distribution Date and the RR Interest will equal the product of (a) the Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Regular Certificates (other than the RR Interest) according to clauses Second, Fifth, Eighth, Eleventh,

Fourteenth, Seventeenth, Twentieth and Twenty-third in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “Risk Retention Allocation Percentage” will equal the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

Allocation of Retained Certificate Realized Losses

The certificate administrator will be required to allocate any Retained Certificate Realized Losses to the RR Interest in reduction of the Certificate Balance thereof.

The “Retained Certificate Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts to the extent such Workout-Delayed Reimburse Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to the related Companion Loan, if applicable) as of the related Determination Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the RR Interest in an amount equal to the Required Credit Risk Retention Percentage of such Excess Interest distributable to all Certificates (including the RR Interest). Excess Interest will not be available to make distributions to any other class of certificates (other than the Class V certificates as described in “Description of the Certificates—Available Funds—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicers, the special servicers, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2018-BNK10 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class V and Class R certificates and an interest in certificated form representing the RR Interest (the “RR Interest”).

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates) and the Subordinate Certificates and the RR Interest are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Non-Retained Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class or Interest	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$31,307,000
A-2	$3,822,000
A-3	$4,623,000
A-SB	$53,452,000
A-4	$160,000,000
A-5	$602,750,000
X-A	$855,954,000
X-B	$215,517,000
A-S	$103,937,000
B	$55,025,000
C	$56,555,000
Non-Offered Certificates
X-D	$62,668,000
X-E	$27,512,000
X-F	$19,871,000
X-G	$41,269,474
D	$62,668,000
E	$27,512,000
F	$19,871,000
G	$41,269,474
V	NAP
R	NAP
Non-Offered Eligible Vertical Interest
RR Interest	$64,357,446.03

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses or Retained Certificate Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses or Retained Certificate Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Available Funds—Priority of Distributions” below and “Credit Risk Retention—RR Interest—Priority of Distributions”.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $855,954,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate

Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $215,517,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $62,668,000. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-E certificates will be approximately $27,512,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $19,871,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $41,269,474.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive their allocable portion of Excess Interest received on any ARD Loan allocated as described under “—Available Funds—Excess Interest” below.

“Excess Interest” with respect to the ARD Loan is the interest accrued at the Revised Rate in respect of the ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates and the rights of the RR Interest to receive a portion of the Excess Interest) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in March 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

Each master servicer is authorized but not required to direct the investment of funds held in any Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). Each master servicer will be entitled to retain any interest or other income earned on such funds and each master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the RR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Accounts (in each case, exclusive of any amount on deposit in or credited to any portion of a Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Accounts that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Accounts;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates and the RR Interest);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in a Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the applicable Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by either master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by either master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       with respect to each Actual/360 Loan and the Distribution Date occurring in March 2018 (if and to the extent not already included in clause (a) of this definition for the subject Distribution Date), the related Initial Interest Deposit Amount.

The amount available for distribution to holders of the Regular Certificates (other than the RR Interest) on each Distribution Date will, in general, equal the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount for such Distribution Date (the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Retained Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan

(including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Each Mortgage Loan Seller will be required to deliver to the Depositor on the Closing Date for deposit in the Interest Reserve Account, with respect to each of its Mortgage Loans that accrues interest on an Actual/360 Basis, a cash amount (the “Initial Interest Deposit Amount”) equal to two days of interest on the Cut-off Date Balance of such Mortgage Loan at the related Net Mortgage Rate.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates (other than the RR Interest) have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date:

(a)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)   to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)   to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)   to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)   to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)    to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(g)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)  on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution

Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the RR Interest, up to the lesser of (A) the Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed Retained Certificate Realized Loss previously allocated to the RR Interest; (ii) the Non-Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-Retained Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down (and correspondingly the Retained Certificate Interest Distribution Account will increase as a result of such increase). If the Certificate

Balance of any class of Principal Balance Certificates or the RR Interest is so increased, the amount of unreimbursed Realized Losses or Retained Certificate Realized Loss, as applicable, of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates (other than the RR Interest) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 2.6240%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 2.9800%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.4290%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 3.6410%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.4280%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 3.6880%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 3.8980%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 4.0780%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to 4.1630%, subject to a maximum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.6000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to the WAC Rate for such Distribution Date less 0.8500%, but not less than 0.0000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to the WAC Rate for such Distribution Date less 0.8500%, but not less than 0.0000%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to the WAC Rate for such Distribution Date less 0.8500%, but not less than 0.0000%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The Pass-Through Rates for the Class X-E, Class X-F and Class X-G certificates for any Distribution Date will, in each case, be a per annum rate equal to 0.8500%.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-Retained Percentage of Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable master servicer, the applicable special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate,

the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates (other than the RR Interest) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates (other than the RR Interest) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates (other than the RR Interest) will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest) will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the applicable master servicer as of the business day preceding the P&I Advance Date) or advanced by the applicable master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the applicable master servicer as of the business day preceding the related P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the applicable master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by either master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into a Collection Account as of the related Determination Date, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the applicable master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)      any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and Retained Certificate Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or Companion Loan) including any portion of it payable or reimbursable to either master servicer, either special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to either master servicer or either special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by such master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class V Certificates, the Non-Retained Percentage of any Excess Interest received by the issuing entity with respect to an ARD Loan on or prior to the related Determination Date, and (ii) to the holders of the RR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class V certificates and the RR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either

(A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125%

following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (x)(1) to each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates, the product of (a) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the RR Interest) for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium not distributed as described above, and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates (other than the RR Interest), a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the applicable master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class X-E, Class X-F, Class X-G, Class E, Class F, Class G, Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final

Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	January 2023
Class A-2	January 2023
Class A-3	January 2025
Class A-SB	September 2027
Class A-4	December 2027
Class A-5	January 2028
Class X-A	NAP
Class X-B	NAP
Class A-S	January 2028
Class B	January 2028
Class C	February 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in February 2061. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage

Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the applicable master servicer as additional servicing compensation.

Each master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) for which it is acting as master servicer and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the applicable special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of such master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to such master servicer with respect to the related Collection Period, calculated at a rate of 0.002500% per annum, (B) all Prepayment Interest Excesses received by such master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such master servicer for such Collection Period received by such master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the applicable master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y)(i) at the request or with the consent of the applicable special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the applicable master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments. No master servicer will be required to make any compensating interest payment as a result of any prepayments on Mortgage Loans for which it does not act as master servicer.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and, any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the applicable master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicers’ Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Aggregate Excess Prepayment Interest Shortfall”. The “Excess Prepayment Interest Shortfall” for any Distribution Date will be the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall and will be allocated on that Distribution Date among each class of Regular Certificates (other than the RR Interest), pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans and allocable to the Non-Retained Certificates will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class G certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class G certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class G certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-Retained Certificates to receive on any Distribution Date the amounts of interest and/or principal allocable to the Non-Retained Certificates and distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under
“—Available Funds—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of Non-Retained Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-Retained Certificates on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their

Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Available Funds—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, and the Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicers, the special servicers or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) as of the related Determination Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than the RR Interest) in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the RR Interest, the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses and Retained Certificate Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicers of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates, with respect to the Non-Retained Certificates in accordance with the payment priorities set forth in “—Available Funds—Priority of Distributions” above and, with respect to the RR Interest in accordance with the payment priorities set forth in “Credit Risk Retention—RR Interest—Priority of Distributions”.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicers or special servicers, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying

(A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by either master servicer, the certificate administrator or either special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)      a CREFC® servicer watch list;

(11)      a CREFC® loan level reserve and letter of credit report;

(12)      a CREFC® property file;

(13)      a CREFC® financial file;

(14)      a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)      a CREFC® loan periodic update file.

Each master servicer or special servicer, as applicable, may omit any information from these reports that such master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicers, the special servicers, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, each master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® Schedule AL file (with respect to the general master servicer);

●	a CREFC® loan periodic update file; and

●	a CREFC® appraisal reduction template (to the extent received by the applicable master servicer from the applicable special servicer)

In addition, each master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property for which it acts as master servicer or special servicer, as applicable:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a

Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the applicable special servicer (with respect to Specially Serviced Loans and REO Properties) or the applicable master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the applicable master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicers, the special servicers (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by either `master servicer or either special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder and the Risk Retention Consultation Party) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or a special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if a special servicer obtains knowledge that it has become a Borrower Party, such special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of such special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that each special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the applicable master servicer or the applicable special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, none of the master servicers or the certificate administrator will have any obligation to restrict access by a special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by a master servicer, a special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be the party selected by the holder or holders of more than 50% of the RR Interest by Certificate Balance, as determined by the certificate registrar from time to time. The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the certificate registrar). The initial Risk Retention Consultation Party is expected to be Wells Fargo Bank, National Association.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to a Mortgage Loan secured by a residential cooperative property, a person will not be considered a “Borrower Party” solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the applicable special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means (a) with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Risk Retention Consultation Party or the holder of the majority of the RR Interest is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder the Risk Retention Consultation Party, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA, (2) if such person is the Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA or (3) if such person is not the Directing Certificateholder, or a Controlling Class Certificateholder or the Risk Retention Consultation Party, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the applicable master servicer or the applicable special servicer, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the Certificate Administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate (including the RR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the RR Interest) registered in the name of or beneficially owned by a master servicer, a special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by a special servicer or an affiliate thereof will be deemed not to be outstanding as to such special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicers, the special servicers (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the applicable master servicer or the applicable special servicer, as applicable, such master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of either special servicer’s, either master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, either master servicer, either special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the applicable master servicer, the applicable special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the applicable master servicer or the applicable special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designees including the related Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the applicable master servicer or special servicer, as applicable, such master servicer (with respect to non-Specially Serviced Loans) and such special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by such master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the applicable master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to such master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) either collected by the applicable master servicer or the applicable special servicer or caused to be prepared by the applicable special servicer in respect of each REO Property, the applicable master servicer or the applicable special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by each master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	any annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by a special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report; and

○	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of a master servicer or special servicer;

○	any notice of resignation or termination of a master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate a special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace a special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any notice or documents provided to the certificate administrator by the Depositor or a master servicer directing the certificate administrator to post to the “Special Notices” tab;

○	any Attestation Reports delivered to the certificate administrator; and

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Retaining Sponsor with the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will be required to, in addition to posting the applicable notices on the “Risk Retention Special Notices” tab, provide e-mail notification to any Privileged Person (other than certain financial market information providers under the PSA) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that any Retaining Party no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the Certificate Administrator, who will be required to post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each master servicer, each special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) either master servicer or either special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by either special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicers, the special servicers or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the applicable master servicer, the applicable special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit each master servicer and each special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information such master servicer or such special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such master servicer or such special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicers, the special servicers, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)          2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)          in the case of any Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Allocated Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of a special servicer, the operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Allocated Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates (other than the RR Interest), each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class V and Class R certificates nor the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicers or the master servicers as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement— The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of a Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and

Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicers, the special servicers or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The RR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the RR Interest for so long as the Retaining Sponsor requires and in accordance with the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – BANK 2018-BNK10

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)          the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)        an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)        the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)          an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)        the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)       originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)       the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)       any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)        an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)        the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)       the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit (with any necessary transfer documentation) relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)      other than with respect to the Mortgage Loans secured by residential cooperative properties, the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)       the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)       the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)      the original or a copy of any related mezzanine intercreditor agreement;

(xviii)     the original or a copy of all related environmental insurance policies; and

(xix)      a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)         A copy of each of the following documents:

(i)          the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)         the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)        any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)        all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)         the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)       any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)       any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)        any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        other than with respect to the Mortgage Loans secured by residential cooperative properties, any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)        any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)       any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      all related environmental reports; and

(xiv)      all related environmental insurance policies;

(b)         a copy of any engineering reports or property condition reports;

(c)         other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property) or a residential cooperative property, copies of a rent roll;

(d)         for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)         a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)          a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)         a copy of the appraisal for the related Mortgaged Property(ies);

(h)         for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)          a copy of the applicable mortgage loan seller’s asset summary;

(j)          a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)          a copy of all zoning reports;

(l)          a copy of financial statements of the related mortgagor;

(m)        a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)         a copy of all UCC searches;

(o)         a copy of all litigation searches;

(p)         a copy of all bankruptcy searches;

(q)         a copy of any origination settlement statement;

(r)         a copy of the insurance summary report;

(s)         a copy of organizational documents of the related mortgagor and any guarantor;

(t)         a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)         a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)         a copy of any closure letter (environmental); and

(w)        a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)	such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)	cure such Material Defect in all material respects, at its own expense,

(B)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the applicable master servicer, the applicable special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the applicable master servicer, the applicable special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or the PSA) prevented the mortgage loan seller from being able to cure such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the Enforcing Servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable master servicer, the applicable special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote

Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)          have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)          have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)          have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)          accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)          have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)           have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)          comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)          have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)           have a then-current debt service coverage ratio at least equal to (A) with respect to any Mortgage Loan other than a Mortgage Loan secured by a residential cooperative property, the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x, or (B) in the case of a Mortgage Loan secured by a residential cooperative property, the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date;

(j)           constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)          not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)           have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)         not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)          have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)          prohibit defeasance within two years of the Closing Date;

(p)          not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)          have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)           be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

Each master servicer and each special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which such master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by such master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by such master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)          any relationship that the applicable master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)          the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the applicable master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)          the obligation, if any, of the applicable master servicer to make advances;

(D)          the right of the applicable master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)          the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the applicable master servicer or special servicer, as the case may be, or any of its affiliates;

(F)          any debt that the applicable master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)          any option to purchase any Mortgage Loan or the related Companion Loan the applicable master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)          any obligation of the applicable master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if such master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the applicable special servicer of a Defaulted Loan, the highest of (1) the rate determined by the applicable master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, each master servicer and each special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

Each master servicer and each special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan for which it is responsible to one or more third-party sub-servicers, provided that each master servicer and each special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, either master servicer or either special servicer. Notwithstanding the foregoing, neither special servicer may enter into any sub-servicing agreement that provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the consent of the Directing Certificateholder, except to the extent necessary for the applicable special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between a master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason such master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. Each master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the applicable master servicer or special servicer, as applicable.

Generally, each master servicer will be solely liable for all fees owed by it to any sub-servicer retained by such master servicer, without regard to whether such master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the applicable master servicer for certain expenditures which such sub-servicer makes, only to the same extent such master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, each master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in its Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)          all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) for which it acts as master servicer during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)          in the case of each Mortgage Loan for which it acts as master servicer that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

Each master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that either master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

None of the master servicers or the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, each master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as master servicer and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that either master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicers, the special servicers or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicers will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the applicable special servicer may make such Servicing Advance, and the applicable master servicer will be required to reimburse such special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such

Advance is determined to be nonrecoverable by the applicable master servicer in its reasonable judgment (in which case it will be reimbursed out of the applicable Collection Account). Once the applicable special servicer is reimbursed, the applicable master servicer will be deemed to have made such special servicer’s Servicing Advance as of the date made by that special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of either master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The applicable master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicers, the special servicers or the trustee will be obligated to make any Advance that the applicable master servicer or the applicable special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, each special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the applicable master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the applicable master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding on the applicable master servicer and the trustee. Each special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by such special servicer that such an Advance is nonrecoverable, each such decision will remain with the applicable master servicer or the trustee, as applicable. If either special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the applicable master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Each master servicer and the trustee will be entitled to rely conclusively on and will be bound by any non-recoverability determination of the applicable special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the applicable master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the applicable master servicer or the applicable special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

Each master servicer, each special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each master servicer, each special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Accounts (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the applicable master servicer or the applicable special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the applicable master servicer, the applicable special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the applicable master servicer, the applicable special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Accounts.

If the funds in the Collection Accounts relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by either master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, such master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time a master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Accounts for such Distribution Date, then such master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of a master servicer, it has not timely received from the trustee information required by such master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the applicable master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the applicable master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

Each master servicer, each special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Accounts.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each master servicer, each special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Accounts, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the applicable master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

Each master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (each, a “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. Each master servicer is required to deposit in its Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans for which it acts as master servicer (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The applicable master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of its Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA.

Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to its Collection Account.

With respect to each Distribution Date, each master servicer will be required to disburse from its Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in such Collection Account and in respect of the Mortgage Loans for which it acts as master servicer, on the related P&I Advance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicers from the Collection Accounts, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates or distributable to the RR Interest with respect to its interest in the Grantor Trust) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates (other than the RR Interest) and to make distributions of interest and principal from Retained Certificate Available Funds to the holders of the RR Interest, as described under “Description of the Certificates—Available Funds—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”, respectively.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicers or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class V certificates and the RR Interest. Prior to the applicable Distribution Date, the applicable master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by such master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Gain-on-Sale Reserve Account” and the “Retained Certificate Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders of the Non-Retained Certificate and of the RR Interest, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account in an amount equal to the Non-Retained Percentage multiplied by such gains and into the Retained Certificate Gain-on-Sale Reserve Account in an amount equal to the Retained Certificate Risk Retention Percentage multiplied by such amounts. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (other than the RR Interest)(including to reimburse for Realized Losses previously allocated to such certificates), and amounts in the Retained Certificate Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Retained Certificate Available Funds to all amounts due and payable on the RR Interest (including to reimburse for Retained Certificate Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and Retained Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Each special servicer will also be required to establish one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which each special servicer is responsible. Each REO Account will be maintained by the applicable special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by either master servicer, the certificate administrator or either special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Accounts

Either master servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of such Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of such Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)          to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans for which it acts as master servicer on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)         to pay or reimburse the applicable master servicer, the applicable special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (such master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)        to pay to the applicable master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)         to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)         to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)         to reimburse the trustee, the applicable special servicer and the applicable master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)        to reimburse the applicable master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)       to reimburse the applicable master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)        to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)         to pay itself and the applicable special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in its Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)        to recoup any amounts deposited in its Collection Account in error;

(xii)       to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the applicable master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)       to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)       to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable master servicer, the applicable special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)        to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)       to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)      to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)      in accordance with the terms of the PSA, to pay or reimburse the applicable person for any Uncovered Amount in respect of any other master servicer’s Collection Account, any such person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject master servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject master servicer’s Collection Account pursuant to any of clauses (i)-(xviii) above;

(xx)       to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xxi)      to clear and terminate its Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

As used in clause (xix) above, “Uncovered Amount“ means, with respect to any master servicer’s Collection Account, any additional trust fund expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to the PSA, but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided that any such additional trust fund expense, Nonrecoverable Advance or other item will be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the applicable master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of its Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then such master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or such special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

Each master servicer will also be entitled to make withdrawals, from time to time, from the applicable Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees

Master Servicing Fee / Master Servicers	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicers	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans (including REO Properties), the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicers(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Master Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains a Loss of Value Payment or obtains other recoveries resulting from repurchases by the related Mortgage Loan Seller due to material breaches of representations and warranties or material document defects.	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Special Servicers(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	the applicable special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	deposit in the Collection Accounts with respect to the other Mortgage Loans.
Additional Servicing Compensation / Master Servicers and/or Special Servicers(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Accounts.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
borrower agrees to pay with respect to such Mortgage Loan.
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Accounts.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For (a) each Delinquent Loan identified on Annex A-1 as not being secured by a residential cooperative property, the sum of: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000; and (b) each Delinquent Loan identified on Annex A-1 as being secured by a residential cooperative property, $10,000.	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent such fee will be paid by the trust out of general collections on deposit in the Collection Accounts.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicers, Special Servicers or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicers, Special Servicers or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
reimbursed, out of any other amounts then on deposit in the Collection Accounts, subject to certain limitations.
P&I Advances / Master Servicers and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Accounts.	Time to time
Interest on P&I Advances / Master Servicers and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Accounts with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicers, Special Servicers, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Accounts.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Accounts (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the applicable master servicer and applicable special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the applicable master servicer and the applicable special servicer as provided in the PSA.

Master Servicing Compensation

The fee of each master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00500% to 0.08250% (or, with respect to National Cooperative Bank, N.A. Mortgage Loans, 0.08000% per annum). The Servicing Fee payable to the applicable master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, each master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from a borrower relating to a Mortgage Loan and any related Serviced Companion Loan for which it acts as master servicer:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then such master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent such applicable master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the applicable special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided, that if any such matter involves a Major Decision, then such master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by such applicable master servicer, 100% of charges by such master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the applicable master servicer and the applicable special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the applicable master servicer and the applicable special servicer are entitled to receive a portion thereof, such master servicer and such special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the applicable master servicer nor the applicable special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either such master servicer or such special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable master servicer decides not to charge any fee, the applicable special servicer will nevertheless be entitled to charge its portion of the related fee to which such special servicer would have been entitled if such master servicer had charged a fee and such master servicer will not be entitled to any of such fee charged by such special servicer. Similarly, if the applicable special servicer decides not to charge any fee, the applicable master servicer will nevertheless be entitled to charge its portion of the related fee to which such master servicer would have been entitled if such special servicer had charged a fee and such special servicer will not be entitled to any portion of such fee charged by such master servicer.

In addition, each master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and such master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. Each master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by such master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the applicable master servicer or the applicable special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each master servicer and each special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank and National Cooperative Bank, N.A. will each be entitled to retain a portion of the Servicing Fee with respect to each Mortgage

Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) for which it acts as a master servicer and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank and National Cooperative Bank, N.A. may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank and National Cooperative Bank, N.A. will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Each master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. A master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. Each master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions— Method, Timing and Amount”.

A Liquidation Fee will be payable to each master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which such master servicer acts as Enforcing Servicer and obtains a Loss of Value Payment or obtains other recoveries resulting from repurchases by the related Mortgage Loan Seller due to material breaches of representations and warranties or material document defects, as described in the pooling and servicing agreement.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at the rate set forth in the chart entitled “Non-Serviced Mortgage Loans” in the “Summary of Terms— Offered Certificates”.

Special Servicing Compensation

The principal compensation to be paid to each special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to (i) with respect to Torchlight Loan Services, LLC, the greater of 0.25% and the per annum rate that would result in a special servicing fee of $3,500, (ii) with respect to National Cooperative Bank, N.A., the greater of 0.25% and the per annum rate that would result in a special servicing fee of $1,000 for the related month and (iii) with respect to Torchlight Loan Services, LLC and any Mortgage Loan with respect to which the Risk Retention Consultation Party is entitled to consult with the special servicer, for so long as the related Mortgage Loan is a Specially Serviced Loan, and during the continuance of a Consultation Termination Event, $5,000 (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments (other than the balloon payments that are received within 120 days following the related maturity date as a result of a Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full if such Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—Special Servicing Transfer Event”), and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the applicable special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount received by such special servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then such special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to such special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to any master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the applicable master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the applicable special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If either special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If either special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by such special servicer and evidenced by a signed writing, but which had not as of the time such special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments.

A “Liquidation Fee”, with respect to a Mortgage Loan (and each related Serviced Companion Loan) or an REO Property, will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the applicable special servicer or the applicable master servicer, as applicable, as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)      (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the applicable special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the applicable special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, such special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)     if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the applicable special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Each special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan for which it acts as special servicer in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)     100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the applicable special servicer is processing the underlying transaction,

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)     100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans, and

(v)      50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision.

The special servicer will also be entitled to penalty charges paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the applicable master servicer and the applicable special servicer are entitled to receive a portion thereof, the applicable master servicer and the applicable special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the applicable master servicer nor the applicable special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the applicable master servicer or the applicable special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable master servicer decides not to charge any fee, the applicable special servicer will nevertheless be entitled to charge its portion of the related fee to which the applicable special servicer would have been entitled if the applicable master servicer had charged a fee and the applicable master servicer will not be entitled to any of such fee charged by the applicable special servicer. Similarly if the applicable special servicer decides not to charge any fee, the applicable master servicer will nevertheless be entitled to charge its portion of the related fee to which the applicable master servicer would have been entitled if the applicable special servicer had charged a fee and the applicable special servicer will not be entitled to any portion of such fee charged by the applicable master servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, neither special servicer will be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that each special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, each special servicer must deliver or cause to be delivered to the applicable master servicer within two (2) business days following the Determination Date, and such master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by such special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by a special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of such Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by such special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which such special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by either special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

Each special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. A special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates— Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00590% (0.59 basis points) per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00210% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Accounts out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Accounts”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the applicable master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The applicable master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that such master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

In connection with each Asset Review with respect to (a) each Delinquent Loan identified on Annex A-1 as not being secured by a residential cooperative property, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 and (b) each Delinquent Loan identified on Annex A-1 as being secured by a residential cooperative property, the asset representations reviewer will be required to be paid a fee equal to $10,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”). The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Accounts out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Accounts”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the applicable master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount and an Allocated Appraisal Reduction Amount are required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by either special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the applicable special servicer receives an appraisal (together with information requested by the applicable special servicer from the applicable master servicer in accordance with the PSA that is in possession of the applicable master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.  the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the applicable special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the applicable master servicer as an Advance), or (B) by an internal valuation performed by the applicable special servicer (or at the applicable special servicer’s election, by one or more MAI appraisals obtained by such special servicer) with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as such special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; in the case of a residential cooperative property, such appraised value will be determined (i) except as provided in clause (ii) below, in the case of each Mortgaged Property, assuming such Mortgaged Property is operated as a residential cooperative with such value, in general, to equal the sum of (x) the gross share value of all cooperative units in such residential cooperative property (applying a discount for units that are subject to existing rent regulated or rent controlled rental tenants as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property and (ii) if the applicable special servicer determines, in accordance with the Servicing Standard, that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such Mortgaged Property is operated as a multifamily rental property; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.  the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the applicable master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable master servicer, the applicable special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances.

The “Allocated Appraisal Reduction Amount” means, with respect to any Appraisal Reduction Amount, the Non-Retained Percentage of such Appraisal Reduction Amount.

The “Allocated Cumulative Appraisal Reduction Amount” means, with respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

The applicable special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, such special servicer will be required to calculate and report to the applicable master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by such special servicer from such master servicer that is in the possession of such master servicer and reasonably necessary to calculate the Appraisal Reduction Amount.

Following the applicable master servicer’s receipt from the applicable special servicer of the calculation of the Appraisal Reduction Amounts, such master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file, and the certificate administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount.

Each such report will also be forwarded by the applicable master servicer (or the applicable special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari

Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the applicable special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received (together with information requested by the applicable special servicer from the applicable master servicer in accordance with the PSA) or performed by such special servicer and the Appraisal Reduction Amount is calculated by such special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and receipt of information from the applicable master servicer in the master servicer’s possession reasonably necessary to calculate the Appraisal Reduction Amount and (b) the occurrence of such Appraisal Reduction Event. The applicable master servicer will provide (via electronic delivery) the applicable special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of such special servicer’s reasonable request; provided, however, that the applicable special servicer’s failure to timely make such a request will not relieve the applicable master servicer of its obligation to use reasonable efforts to provide such information to such special servicer within 4 business days following such special servicer’s reasonable request. The master servicers will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan or Serviced Whole Loan)), the applicable special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the applicable master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by such master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Accounts), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the applicable special servicer from the applicable master servicer necessary to calculate the Appraisal Reduction Amount, such special servicer is required to determine or redetermine, as applicable, and report to such master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder, to the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent any related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the applicable master servicer (or the applicable special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan with respect to the Directing Certificateholder), the applicable special servicer will consult with the Directing Certificateholder with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the applicable special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent such special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the applicable special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that such special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the applicable master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”. The resulting reduction of interest entitlements will also result in a corresponding reduction in any amount of the interest entitlement of the RR Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the RR Interest on the one hand and the Non-Retained Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the applicable special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the applicable special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the applicable master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the applicable master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that such master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the applicable master servicer thereof. None of the master servicers (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicers (with regard to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable master servicer and the certificate administrator will be entitled to conclusively rely on the applicable special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the applicable special servicer, the applicable master servicer and the certificate administrator will be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The applicable master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the applicable special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class, Allocated Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than the RR Interest) in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class G certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class G certificates, second, to the Class F certificates and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The applicable special servicer will be required to promptly notify the applicable master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Allocated Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Allocated Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the applicable special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). Such special servicer will use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the applicable master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the applicable special servicer. Upon receipt of such supplemental appraisal, the applicable master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the non-serviced special servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to the extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable special servicer (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, such person will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) receipt of information that is in the possession of the applicable master servicer and reasonably requested by such special servicer from the applicable master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the applicable special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the applicable master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the applicable special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that such master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and such special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the applicable master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the applicable special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by such master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or such special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the applicable master servicer or, with respect to REO Property, the applicable special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the applicable master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder. In addition, upon the written request of the Risk Retention Consultation Party with respect to any individual triggering event, the applicable special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (only with respect to a Specially Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in connection with any such determination of an Acceptable Insurance Default. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicers will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicers and special servicers will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the applicable master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), such master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by such master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the applicable master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that such master servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the applicable special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by such master servicer pursuant to clause (B) above. If the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such special servicer (with regard to such determination made by such special servicer) will be required to notify the applicable master servicer and such master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the applicable master servicer or the applicable special servicer, as applicable, determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information

Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the applicable master servicer and the applicable special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, and/or the consultation rights of the Risk Retention Consultation Party (solely with respect to the Specially Serviced Loans), the applicable master servicer (with respect to a non-Specially Serviced Loan) or the applicable special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the applicable master servicer or the applicable special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the applicable master servicer nor the applicable special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

Each special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the applicable special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party, upon non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder

(in either such case, in accordance with the Servicing Standard)), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that each master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and each master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by either master servicer or either special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the applicable master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicers will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the applicable special servicer will be paid out of the applicable REO Account or advanced by the applicable master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the applicable master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by either special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the applicable master servicer to such special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the applicable special servicer from general collections in the Collection Accounts.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The applicable special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and all such matters that involve a Major Decision for all Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans that are non-Specially Serviced Loans, and the applicable master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan and does not involve a Major Decision; provided that, except as otherwise set forth in this paragraph, neither a special servicer nor a master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. With respect to any Major Decision that the applicable master servicer and the applicable special servicer have mutually agreed will be processed by such master servicer, such master servicer will not be permitted under the PSA to agree to any modification, waiver or amendment that constitutes a Major Decision without the applicable special servicer’s consent and, prior to the occurrence and continuance of a Control Termination Event, the applicable special servicer having obtained the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder and such objection is communicated to the applicable special servicer) within 5 business days, plus, if applicable, any additional time period provided under the related Intercreditor Agreement, of the Directing Certificateholder’s receipt from the applicable special servicer of such special servicer’s recommendation and analysis and all information reasonably requested by the Directing Certificateholder with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, a special servicer will not be permitted to agree to any such matter without such special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below, including providing adequate time to accommodate the consultation rights of any Companion Holder, to the extent set forth in the related Intercreditor Agreement.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable master servicer will be required to forward such request to the applicable special servicer and, unless such master servicer and such special servicer mutually agree that such master servicer will process such request as described above, the applicable special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and such master servicer will have no further obligation with respect to such request or the Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the applicable master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the applicable master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder, the applicable special servicer or the Risk Retention Consultation Party:

(i)       grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements (except, that, other than with respect to any Mortgage Loan secured by a residential cooperative property or any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than 3 consecutive late deliveries of financial statements);

(ii)      consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(iii)     approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(iv)     grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities, including approval of new leases and amendments to current leases (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property or (2) 30,000 square feet), including approval of new leases and amendments to current leases;

(v)      consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(vi)     consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and other than any Mortgage Loan secured by a residential cooperative property, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000;

(vii)    approve annual operating budgets for Mortgage Loans;

(viii)    consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the

Controlling Class, and prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Mortgage Loan secured by a residential cooperative property) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout or performance reserve releases with respect to the letters of credit, escrow funds, reserve funds and other additional collateral specifically scheduled in the PSA;

(ix)     grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower on or before the maturity date of a Mortgage Loan has delivered documentation reasonably satisfactory in form and substance to the applicable master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due;

(x)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such Intercreditor Agreement) the Directing Certificateholder’s consent (or deemed consent) shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event, and if any modification or amendment would adversely impact the applicable special servicer, such modification or amendment will additionally require the consent of such special servicer as a condition to its effectiveness;

(xi)     any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination;

(xii)    approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan documents do not otherwise permit such principal prepayment;

(xiii)   any determination to bring a Mortgaged Property (other than an REO Property) into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, to the consent (or deemed consent) of the Directing Certificateholder;

(xiv)   any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the lender but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied;

(xv)    with respect to a Mortgage Loan secured by a residential cooperative property, consent to the related borrower incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of certain conditions with respect to such subordinate debt; and

(xvi)   grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement.

In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the applicable master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent. In connection with the processing by such master servicer of any Master Servicer Decision that requires the consent of the Directing Certificateholder, the applicable master servicer will deliver notice thereof to the applicable special servicer and, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, to the Directing Certificateholder, except to the extent that the applicable special servicer or the Directing Certificateholder notifies such master servicer that it does not desire to receive copies of such items.

If, and only if, the applicable special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in such special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then such special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, (a) with respect to any Mortgage Loan other than any Excluded Loan as to such party, the approval of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (b) upon request of the Risk Retention Consultation Party, with respect to a Specially Serviced Loan other than any Excluded Loan as to such party, non-binding consultation with the Risk Retention Consultation Party (within the same time period as it would obtain the approval of, or consult with, the Directing Certificateholder), in each case as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the applicable special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable master servicer or the applicable special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

Each special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. Neither special servicer may agree to a modification, waiver or amendment of any term of any Specially Serviced Loan for which it is acting as special servicer if that modification, waiver or amendment would:

(1)  extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (a) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (b) upon request of the Risk Retention Consultation Party, with non-binding consultation with the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder (in either such case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)  provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If either special servicer closes any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, such special servicer will be required to notify the applicable master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation

Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party) and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If either master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, such master servicer will be required to notify the certificate administrator, the trustee, the applicable special servicer, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), the Risk Retention Consultation Party (other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan, the Directing Certificateholder or the Risk Retention Consultation Party), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the applicable master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The applicable master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the applicable special servicer (with respect to any Specially Serviced Loan or any non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that if such matter is a Major Decision (i) the applicable special servicer, (x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of such special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such special servicer in order to grant or withhold such consent) or (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan, the applicable special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the applicable master servicer or the applicable special servicer, as applicable, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

The applicable master servicer (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Companion Loan that in each case is not a Specially Serviced Loan, and as to which such matter does not involve a Major Decision) or the applicable special servicer (with respect to any Specially Serviced Loan or any non-Specially Serviced Loan as to which such matter involves a Major Decision) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that if such matter is a Major Decision (i) the applicable special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder if and to the extent required, and pursuant to the process described under the heading “—The Directing Certificateholder—Major Decisions” below (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the applicable special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable special servicer with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the applicable master servicer or the applicable special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (if any).

After receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and as to which such matter involves a Major Decision, the applicable master servicer will be required to promptly provide the applicable special servicer with written notice of any such request for such matter and, unless the applicable master servicer and the applicable special servicer mutually agree that such master servicer will process such request, such special servicer will be required to process such request. If the applicable master servicer and applicable special servicer mutually agree that the applicable master servicer is to process such request, the applicable master servicer will be required to provide the applicable special servicer with such master servicer’s written recommendation and analysis, to the extent such master servicer is recommending approval, and all information in such master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the applicable special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that such special servicer does not respond within 10 business days after receipt of such written recommendation and analysis and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period provided to a Companion Holder under a related Intercreditor Agreement, such special servicer’s consent to such matter will be deemed granted.

For the avoidance of doubt, with respect to any “due-on-sale” or “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, the applicable special servicer will be required to consult on a non-binding basis with the Risk Retention Consultation Party (provided, that prior to the occurrence and continuance of a Consultation Termination Event, such Mortgage Loan must also be a Specially Serviced Loan), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related Mortgage Loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related Mortgage Loan documents and the related Intercreditor Agreement.

Notwithstanding the foregoing, with respect to the Mortgage Loans secured by residential cooperative properties, the related master servicer will be permitted to waive the enforcement of “due-on-encumbrance” clauses to permit subordinate debt secured by the related Mortgaged Property without the consent of the applicable special servicer or any other person (and without the need to obtain a Rating Agency Confirmation), but subject to the satisfaction of various conditions set forth in the PSA. The Mortgage Loans secured by residential cooperative properties do not restrict the transfer or pledge of interests in the related cooperative borrower in connection with the transfer or financing of cooperative apartment units.

Inspections

Each master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) for which it is acting as master servicer with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2019 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2020) unless a physical inspection has been performed by the applicable special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, such special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the applicable special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Accounts as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The applicable special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the applicable master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the applicable master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable special servicer or the applicable master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual (or, in the case of Mortgage Loans secured by residential cooperative properties, annual only) operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2018 and the calendar year ending on December 31, 2018. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the applicable special servicer or the applicable master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the applicable special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the applicable special servicer under the PSA in the event that the servicing responsibilities of the related master servicer are transferred to such special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by either special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. Each master servicer will be required to transfer its servicing responsibilities to the applicable special servicer with respect to any Mortgage Loan

(including any related Companion Loan) for which such master servicer is responsible for servicing if:

(1)       the related borrower has failed to make when due any balloon payment, and the borrower has not delivered to the applicable master servicer, on or before the date on which the subject payment was due, documentation (and the applicable master servicer will be required to promptly forward such documentation to the applicable special servicer and the Directing Certificateholder) reasonably satisfactory in form and substance to the applicable master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the applicable master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower has failed to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered documentation reasonably satisfactory in form and substance to the applicable master servicer (and such master servicer will be required to promptly forward such documentation to the applicable special servicer and the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the applicable master servicer determines (in accordance with the Servicing Standard) or receives from the applicable special servicer a written determination of such special servicer (which determination the applicable special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) the refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       there has occurred a default (including, in the applicable master servicer’s or the applicable special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the applicable master servicer or the applicable special servicer (and, in the case of the applicable special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the applicable master servicer or the applicable special servicer receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the applicable master servicer or the applicable special servicer (and in the case of the applicable special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only for so long as no Control Termination Event has occurred and is continuing)) determines that (i) a default (including, in the applicable master servicer’s or the applicable special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the applicable master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the applicable special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, such master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. Neither master servicer will have any responsibility for the performance by a special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non Serviced Mortgage Loan) that is or becomes a cross collateralized Mortgage Loan and is cross collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the applicable special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), such special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the applicable master servicer.

Asset Status Report

The applicable special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which it acts as special servicer and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to such special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	the Risk Retention Consultation Party (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event);

●	the applicable master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the applicable special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll (or, with respect to residential cooperative properties, maintenance schedule) and income or operating statement available for the related Mortgaged Property;

●	(A) the applicable special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by such special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the applicable special servicer made, or intends or proposes to make, including a narrative analysis setting forth such special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable special servicer together with an explanation of those adjustments; and

●	such other information as the applicable special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by either special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the applicable special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to such special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), such special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the applicable special servicer has not made the affirmative determination described above, such special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The applicable special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until such special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, such special servicer, prior to the occurrence and continuance of a Control Termination Event, will act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard, and after the occurrence and continuance of a Control Termination Event, may act upon the most recently submitted form of Asset Status Report.

Prior to the occurrence of a Control Termination Event, the applicable special servicer will be required to deliver each Final Asset Status Report to the operating advisor promptly following the approval or deemed approval of the Directing Certificateholder.

If a Control Termination Event has occurred and is continuing, the applicable special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and to the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The applicable special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) in connection with such special servicer’s preparation of any Asset Status Report. The applicable special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), to the extent such special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the applicable special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or provide notice that the applicable special servicer has decided not to revise such Asset Status Report, as applicable.

The applicable special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an applicable Excluded Loan) and the operating advisor will be entitled to consult with the applicable special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with such special servicer with respect to Asset Status Reports and such special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The applicable special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the applicable special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. Such special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless such special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the applicable special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) such special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the applicable special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The applicable special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the applicable special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the applicable special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the applicable special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury Regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (which as of January 1, 2018 is 21%) and may also be subject to state or local taxes. The PSA provides that the applicable special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, each special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. Each special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the applicable master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On or prior to each Determination Date, the applicable special servicer is required to deposit all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into applicable the Collection Account; provided that such special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the applicable special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, such special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the applicable special servicer will, under certain limited circumstances specified in the related Intercreditor Agreement, be entitled to sell (i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting with the Risk Retention Consultation Party, in each case, with respect to any Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the applicable special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the applicable special servicer for receipt of offers, such special servicer is generally required to select the highest offer. The applicable special servicer is required to give the trustee, the certificate administrator, the applicable master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the applicable master servicer or applicable special servicer, as applicable, with documentation reasonably satisfactory in form and substance to such master servicer or special servicer, as applicable (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder), which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the applicable master servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such refinancing or sale, such Mortgage Loan will become a Defaulted Loan immediately); and such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which such special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The applicable special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, such special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The applicable special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the applicable special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if such special servicer determines in consultation with (i) the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and (ii) the Risk Retention Consultation Party, in each case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party and subject to the limitations on consultation under this “Pooling and Servicing Agreement” and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the applicable special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The applicable special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, any master servicer, any special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by a special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the applicable master servicer, the applicable special servicer (or any independent contractor engaged by the applicable special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the applicable special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then such special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the applicable special servicer in writing. The applicable special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless such special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the applicable special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the applicable master servicer and/or the applicable special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the applicable master servicer, the applicable special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, for so long as no Control Termination

Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the applicable special servicer as to all Major Decisions with respect to Serviced Mortgage Loans (other than any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and (2) the applicable master servicer to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The PSA may provide that, with respect to certain matters (other than Major Decisions) in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent.

The Risk Retention Consultation Party will be entitled to consult (other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest) on a strictly non-binding basis with the applicable special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

The “Directing Certificateholder” will be (i)  with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Torchlight Investors, LLC or another affiliate of Torchlight Loan Services, LLC.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Allocated Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F or Class G certificates.

Any master servicer, any special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, any master servicer, any special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicers, the special servicers and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to either master servicer or either special servicer, as applicable, and such master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to such master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to such master servicer and special servicer, such master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicers will not be permitted to take (or consent to any master servicer’s taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (ix) of the definition of “Major Decision”) after receipt of the applicable special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within the applicable time period, the Directing Certificateholder will be deemed to have approved such action). If the applicable master servicer and the applicable special servicer have mutually agreed that the applicable master servicer will process any Major Decision, the applicable master servicer will not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the applicable special servicer, which consent will be deemed given (unless earlier objected to by the applicable special servicer) 10 business days after the applicable special servicer’s receipt from the applicable master servicer of the applicable master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the applicable special servicer and reasonably available to the applicable master servicer in order to make an informed decision with respect to such Major Decision plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any additional time period permitted in the related Intercreditor Agreement. Upon request, the applicable special servicer, other than with respect to an Excluded Loan as to the Risk Retention Consultation Party or the holder of the majority of the RR Interest (except to the extent set forth above in “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”), will also be required to consult on a non-binding basis with the Risk Retention Consultation Party with respect to such Major Decision; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan.

“Major Decision” means with respect to any Mortgage Loan or Serviced Whole Loan, each of the following:

(i)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)          any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decisions;

(iii)         any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the applicable special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(iv)         any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)          any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than (A) any such transfer or incurrence of debt as described under clause (xiv), (xv) or (xvi) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion, or (B) solely with respect to a Mortgage

Loan secured by a residential cooperative property, subject to the satisfaction of various conditions and subject to certain parameters set forth in the PSA and discussed under “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives” in this prospectus, (a) the waiver of a “due-on-encumbrance” clause with respect to a mortgage loan secured by a residential cooperative property to permit subordinate debt secured by the related mortgaged property and (b) the incurrence of additional indebtedness by a residential cooperative borrower;

(vi)         (a) other than in the case of a Mortgage Loan secured by a residential cooperative property, any property management company changes with respect to a Specially Serviced Loan with a principal balance equal to or greater than $10,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is a non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party or (c) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)         other than in the case of any non-Specially Serviced Loan or any Mortgage Loan secured by a residential cooperative property, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion (provided, however, that any releases with respect to Specially Serviced Loans of material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on a schedule to the PSA will also constitute Major Decisions);

(viii)        any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)         other than in the case of a non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(x)          other than in the case of a non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property or (2) 30,000 square feet and (b) such transaction is not a routine leasing matter;

(xi)         other than in the case of a non-Specially Serviced Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the applicable master servicer will additionally require the consent of such master servicer as a condition to its effectiveness;

(xii)        any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents, other than with respect to a Mortgage Loan secured by a residential cooperative property as to which certain parameters set forth in the PSA and discussed under “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness—Additional Debt Financing for Mortgage Loans Secured by Residential Cooperatives”) have been satisfied;

(xiii)        requests for property releases or substitutions, other than (a) grants of easements or rights of way, (b) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (c) consents to releases related to condemnation of parcels of a Mortgaged Property, (d) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (e) the items listed in clause (vii) of this definition and clause (viii) of the definition of Master Servicer Decision;

(xiv)        other than in the case of a non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

(xv)        agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (b) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xvi)        determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvii)       other than in the case of a non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xviii)      following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents; and

(xix)       other than with respect to residential cooperative mortgage loans and other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements.

A “Non-Specially Serviced Loan” means any Serviced Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

Subject to the terms and conditions described in this section, the applicable special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Serviced Mortgage Loans. Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable master servicer will be required to forward such request to the applicable special servicer and, unless the applicable master servicer and the applicable special servicer mutually agree that such master servicer will process such request, such special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and, except as provided in the next sentence, such master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, such master servicer will continue to cooperate with reasonable requests of such special servicer by delivering any additional information in such master servicer’s possession to such special servicer reasonably requested by such special servicer relating to such Major Decision. The master servicers will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

In addition, the applicable master servicer is required to provide the applicable special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and such special servicer will determine in accordance with the Servicing Standard whether the issuing entity as lender should cure any borrower defaults relating to ground leases. Any costs relating to any such cure of a borrower default relating to a ground lease shall be paid by the applicable master servicer as a Servicing Advance.

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest), each special servicer will be required to provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to the PSA with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under the PSA due to the occurrence of a Control Termination Event or a Consultation Termination Event).

Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder and the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the applicable special servicer and any other applicable party will be required to consult (on a non-binding basis) with the Directing Certificateholder and, with respect to a Specially Serviced Loan, the Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party) in connection with any action to be taken or refrained from being taken in accordance with the PSA. After the occurrence and continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder will have no direction, consultation or consent rights and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder and, other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of a majority of the RR Interest, the Risk Retention Consultation Party will remain entitled to receive any notices, reports or information to which it is entitled, and the applicable special servicer and any other applicable party will be required to consult with the Risk Retention Consultation Party in connection with any action to be taken or refrained from being taken.

Asset Status Report

So long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by either special servicer with respect to a Specially Serviced Loan (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party). If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of a Special Servicer

With respect to any Mortgage Loan other than an applicable Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace either special servicer with or without cause as described under “—Replacement of a Special Servicer Without Cause” and “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan and subject to the rights of any Companion Holder under an Intercreditor Agreement, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the applicable special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct such special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder, in respect of such Major Decision or Asset Status Report (or such other matter). Additionally, such special servicer will be required to consult with the Risk Retention Consultation Party in connection with any Major Decision not relating to an Excluded Loan as to such party and consider alternative actions recommended by the Risk Retention Consultation Party. Any such consultation will not be binding on the applicable special servicer; provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan. In the event such special servicer receives no response from the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, within 10 business days following its written request for input on any required consultation, such special servicer will not be obligated to consult with the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve such special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an applicable Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an applicable Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the applicable special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event such special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, such special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve such special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any applicable Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The applicable special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling Class Certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred during such time as the applicable Mortgage Loan is an Excluded Loan.

The Directing Certificateholder will not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Directing Certificateholder or the holder of the majority of the Controlling Class. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in respect of the servicing of any such Excluded Loan, a Control Termination Event will be deemed to have occurred and be continuing and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan as to such party.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates, and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicers, special servicers and operating advisor. During such time, the applicable special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace such special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the

Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor Class E certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the applicable master servicer or the applicable special servicer, as applicable, determines that immediate action with respect to any Major Decision or Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), such master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the operating advisor, as the case may be); provided that such special servicer or master servicer, as applicable, if and to the extent required pursuant to the PSA, provides the Directing Certificateholder and the Risk Retention Consultation Party (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the applicable master servicer nor the applicable special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose any master servicer, any special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of a master servicer or special servicer, as applicable, under the PSA or (4) cause such master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of such master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans

With respect to any Non-Serviced Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)      may act solely in the interests of the holders of the Controlling Class;

(c)      does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)      may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)      will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by either master servicer or either special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of such master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third-party. The operating advisor is not a special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicers’ compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. In addition, the operating advisors or equivalent parties under the MSC 2017-HR2 PSA and the BANK 2017-BNK9 PSA have certain obligations and consultation rights with respect to the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan and the Warwick Mall Whole Loan, respectively, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor at All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of either special servicer:

(a)      promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)      promptly reviewing each Final Asset Status Report; and

(c)      reviewing any Appraisal Reduction Amount and net present value calculations used in the applicable special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify such special servicer of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the applicable special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with such special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the applicable special servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between such special servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable special servicer in accordance with the terms of the PSA. In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA. No such consultation will be required prior to a Control Termination Event. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicers; provided that the operating advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report. Each Final Asset Status Report will be required to be labeled or otherwise identified or communicated as being final by the applicable special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the applicable special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)  the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the applicable master servicer, the applicable special servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the applicable special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by such special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)   after the calculation but, prior to the utilization by the applicable special servicer, such special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the applicable special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)   if the operating advisor and the applicable special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by such special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, any master servicer, any special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, the Risk Retention Consultation Party, or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable special servicer that would be Privileged Information) delivered to the operating advisor by the applicable special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of such special servicer’s performance of its duties under the PSA during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans that such special servicer is responsible for servicing under the PSA; provided, however, that in the event such special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the applicable special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial. The operating advisor’s annual report will be prepared on the basis of the applicable special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the applicable special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of the items required to be reviewed by it pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to a special servicer if, during the prior calendar year, no Asset Status Report was prepared by such special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by such special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the applicable special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that such special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of a Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the applicable special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of such special servicer in the manner described in “—Replacement of a Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)        that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, a master servicer, a special servicer, a mortgage loan seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)       that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)        that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from a special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and a special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the applicable special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party that is labeled or otherwise identified as Privileged Information by the applicable special servicer and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the applicable special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the applicable special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)      any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates (other than the RR Interest) having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)      any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)      any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)      the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicers, the master servicers, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), the Risk Retention Consultation Party, any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination

Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Allocated Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Allocated Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the RR Interest, the Class V certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicers, the special servicers, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by each master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by a master servicer or a special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicers, the special servicers, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO

Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the applicable special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the applicable special servicer, the applicable special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the applicable special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 93 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2007 (excluding 18 of such 93 pools with an outstanding balance that is equal to or less than 20% of the initial pool balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and December 31, 2017, was 28.6%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 0.9%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 61.9% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.5%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v)), the applicable master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans for which it acts as master servicer) and the applicable special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)        a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered by the applicable master servicer or applicable special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)      copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request such master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the applicable master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable master servicer (with respect to non-Specially Serviced Loans), the applicable special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the applicable master servicer or applicable special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the applicable master servicer, the applicable special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the applicable master servicer (with respect to non-Specially Serviced Loans) or the applicable special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the applicable special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from a master servicer (with respect to non-Specially Serviced Loans), a special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicers, the special servicers, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or

S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, any master servicer, any special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the applicable special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)         any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)        any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)        the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)        the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Risk Retention Consultation Party will not be protected against any liability to the holders of the RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the holders of the RR Interest.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)      may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)      may act solely in the interests of the holders of the RR Interest;

(c)      does not have any liability or duties to the holders of any class of certificates other than the RR Interest;

(d)      may take actions that favor the interests of the holders of one or more classes including the RR Interest over the interests of the holders of one or more other classes of certificates; and

(e)      will have no liability whatsoever (other than to a holder of the RR Interest) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by any master servicer or any special servicer in accordance with the recommendation of the Risk Retention Consultation Party,

which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of such master servicer or special servicer.

Replacement of a Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, either special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the applicable special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the applicable special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of a special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting

Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates (other than the RR Interest) on an aggregate basis.

Notwithstanding the foregoing, if a special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), such special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The applicable special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer so long as, on the date of the appointment, the selected Excluded Special Servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the applicable special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the applicable special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the applicable special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the applicable special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by Moody’s or DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of a Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines in its sole discretion exercised in good faith that the applicable special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of such special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the applicable special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace a special servicer (which requisite affirmative votes must be received within 180 days of posting of the notice of the operating advisor’s recommendation to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of such special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the applicable special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of a Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to either master servicer or either special servicer, as the case may be, will include, without limitation:

(a)      (i) any failure by such master servicer to make any deposit required to be made by such master servicer to the applicable Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by such master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)      any failure by the applicable special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the applicable master servicer for deposit in the applicable Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by such special servicer pursuant to, and at the time specified by, the PSA;

(c)      any failure on the part of such master servicer or special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of such master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of such master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to such master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to such master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and such master servicer or such special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)      any breach on the part of such master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to such master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the applicable master servicer, the applicable special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and such master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)      certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the applicable master servicer or special servicer, and certain actions by or on behalf of such master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Moody’s or DBRS, as applicable, within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with such master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)      such master servicer or such special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to any master servicer or any special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to a majority of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to a special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the applicable special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and such special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate such special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of such special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu

Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if a master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the applicable master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Rating Agencies have provided a confirmation (or deemed confirmation) that such sale will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any Serviced Pari Passu Companion Loan Security. The termination of the applicable master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the applicable master servicer, such master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the applicable master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if such master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the applicable master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then such master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the applicable master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the applicable master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a),

(b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of a Master Servicer or Special Servicer

The PSA permits the master servicers and the special servicers to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to a special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to a master servicer or a special servicer, as the case may be, under applicable law. In the event that a master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of a Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the applicable master servicer or the applicable special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to a master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicers (including in any capacity as the paying agent for any Companion Loan), the special servicers, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicers (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicers, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of any master servicer or any special servicer and limitation of liability, such master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if such master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because such master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the applicable master servicer and the applicable special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicers (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicers, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicers (including in any capacity as the paying agent for any Companion Loan), the special servicers, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicers, the special servicers, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the applicable Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the applicable master servicer (including in its capacity as the paying agent for any Companion Loan), the applicable special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the applicable Collection Account for the expenses.

Pursuant to the PSA, each master servicer and each special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, each master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which any master servicer, any special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any master servicer, any special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of any master servicer, any special servicer, any depositor, operating advisor or asset representations reviewer, will be the successor of such master servicer, such special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicers, the special servicers, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from any Collection Account or any other account by or on behalf of the depositor, either master servicer, either special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Accounts or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the applicable master servicer and special servicer, and such master servicer or special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by an Enforcing Servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the applicable master servicer and the applicable special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the RR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a related Specially Serviced Loan, the applicable special servicer, and (b) with respect to a related Non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the applicable special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the applicable master servicer, and (ii) in the case of a Repurchase Request made by any person other than the applicable special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such Non-Specially Serviced Loan, the applicable master servicer, and (B) from and after a Resolution Failure relating to such Non-Specially Serviced Loan, the applicable special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, any master servicer, any special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the applicable master servicer (in the case of non-Specially Serviced Loans) or the applicable special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the applicable special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a Non-Specially Serviced Loan, the applicable master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the applicable special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The applicable master servicer will also be required to deliver to the applicable special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to such master servicer, and reasonably requested by the applicable special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such Non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the applicable special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the applicable master servicer sends the Master Servicer Proposed Course of Action Notice, the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this prospectus, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will, within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders and whether that amount constitutes a majority. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including non-binding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including non-binding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (in either case, other than of the RR Interest)(each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase

Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the applicable Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicers, the special servicers, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the Non-Serviced Pari Passu Whole Loans will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the BANK 2018-BNK10 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of prepayment interest shortfalls related to the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the BANK 2018-BNK10 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA

(and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Extra Space Self Storage Portfolio Mortgage Loan and the Baybrook Lifestyle and Power Center Mortgage Loan

The Extra Space Self Storage Portfolio Mortgage Loan and the Baybrook Lifestyle and Power Center Mortgage Loan are serviced pursuant to the MSC 2017-HR2 PSA. The servicing terms of the MSC 2017-HR2 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer for the Extra Space Self Storage Portfolio Mortgage Loan and the Baybrook Lifestyle and Power Center Mortgage Loan will be calculated at 0.01750% per annum and 0.00250% per annum, respectively (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loans).

●	Upon a related Whole Loan becoming a specially serviced loan under the MSC 2017-HR2 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to such Whole Loan accruing at a rate equal to 0.25% per annum, until such time as such Whole Loan is no longer specially serviced, subject to a monthly minimum fee of $3,500.

●	In connection with a workout of a related Whole Loan, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each payment of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower on a corrected Whole Loan for so long as it remains a corrected Whole Loan, subject to a minimum fee of $25,000 and a cap of $1,000,000 with respect to any particular workout of such Whole Loan.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 1.0% of the related payments or proceeds received in connection with the liquidation of a related Whole Loan or related REO Property, subject to a minimum fee of $25,000 and a cap of $1,000,000 with respect to such Whole Loan.

●	The operating advisor under the MSC 2017-HR2 PSA will be entitled to consult with the related Non-Serviced Special Servicer under different circumstances than those under which the BANK 2018-BNK10 operating advisor is entitled to consult with the BANK 2018-BNK10 special servicer. In particular, such operating advisor will be entitled to consult on major decisions when the principal balance of the “eligible horizontal residual interest” (as defined under Regulation RR) issued by the MSC 2017-HR2 securitization trust is 25% or less than the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts) or the principal balance of the senior-most class of the control eligible certificates issued by the MSC 2017-HR2 securitization trust is less than 25% of the initial balance thereof (taking into account appraisal reduction amounts and collateral deficiency amounts). In addition, the operating advisor under the MSC 2017-HR2 PSA will at any time be entitled to recommend the termination of the MSC 2017-HR2 special servicer if it determines, in its sole discretion exercised in good faith, that (i) such special servicer is not performing its duties as required under the MSC 2017-HR2 PSA or is otherwise not acting in accordance with the related servicing standard and (ii) the replacement of the special servicer would be in the best interest of the MSC 2017-HR2 certificateholders as a collective whole. Such recommendation would then be subject to confirmation by the MSC 2017-HR2 certificateholders pursuant to a certificateholder vote.

●	Unlike the PSA, the MSC 2017-HR2 PSA does not provide certain non-binding consultation rights in respect of the Extra Space Self Storage Portfolio Mortgage Loan (if it is specially serviced) and the Baybrook Lifestyle and Power Center Mortgage Loan (if it is specially serviced) to a representative of the holders of the credit risk retention interests.

See also “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Moffett Towers II – Building 2 Mortgage Loan

The Moffett Towers II – Building 2 Mortgage Loan is serviced pursuant to the WFCM 2017-C42 PSA until the Moffett Towers II – Building 2 Control Note Securitization Date, after which the related Whole Loan will be serviced under the Moffett Towers II – Building 2 PSA. The servicing terms of the WFCM 2017-C42 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer for the Moffett Towers II – Building 2 Mortgage Loan will be calculated at 0.00250% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loan).

●	Under the WFCM 2017-C42 PSA, the special servicing fee payable to the related Non-Serviced Special Servicer is generally calculated in a manner similar to, but not necessarily identical to, the corresponding fee under the PSA, except that the special servicing fee rate of 0.25% per annum is subject to a monthly minimum fee of $3,500.

●	Under the WFCM 2017-C42 PSA, the related Non-Serviced Special Servicer is entitled to a workout fee equal to 1.00% of each collection of interest and principal (other than any amount for which a liquidation fee would be paid) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee equal to $25,000.

●	Under the WFCM 2017-C42 PSA, the related Non-Serviced Special Servicer is entitled to a liquidation fee equal to 1.00% of net liquidation fee proceeds received in connection with the liquidation of the related Whole Loan or the related REO Property, as applicable. The liquidation fee is subject to a minimum fee equal to $25,000.

From and after the Moffett Towers II – Building 2 Control Note Securitization Date, the Moffett Towers II – Building 2 Mortgage Loan will be serviced under the Moffett Towers II – Building 2 PSA. In particular, with respect to the Moffett Towers II – Building 2 Mortgage Loan, following the Moffett Towers II – Building 2 Control Note Securitization Date:

●	The applicable master servicer under the Moffett Towers II – Building 2 PSA will be required to remit collections on the Moffett Towers II – Building 2 Mortgage Loan to or on behalf of the Trust.

●	The applicable master servicer, the applicable special servicer and the trustee under the WFCM 2017-C42 PSA will have no obligation or authority to make servicing advances with respect to the Moffett Towers II – Building 2 Whole Loan.

●	The primary servicing fee on the Moffett Towers II – Building 2 Mortgage Loan will accrue and be payable to the applicable master servicer under the Moffett Towers II – Building 2 PSA instead.

●	The applicable master servicer and/or trustee under the Moffett Towers II – Building 2 PSA will be obligated to make servicing advances with respect to the Moffett Towers II – Building 2 Whole Loan. If such master servicer or the trustee, as applicable, under the Moffett Towers II – Building 2 PSA, determines that a servicing advance it made with respect to the Moffett Towers II – Building 2 Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the Moffett Towers II – Building 2 Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections of the trust established under the Moffett Towers II – Building 2 PSA and any other securitization trust that includes a related Companion

Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing the Moffett Towers II – Building 2 Whole Loan).

●	The master servicer and special servicer under the Moffett Towers II – Building 2 PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The Moffett Towers II – Building 2 PSA will provide for a primary servicing fee, liquidation fee, special servicing fee and workout fee with respect to the Moffett Towers II – Building 2 Mortgage Loan that are calculated in a manner similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (subject to any customary market minimum amounts and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the Moffett Towers II – Building 2 PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

See also “Description of the Mortgage Pool—The Non-Serviced Whole Loans” in this prospectus.

Servicing of the Warwick Mall Mortgage Loan

The Warwick Mall Mortgage Loan will be serviced pursuant to the BANK 2017-BNK9 PSA. The servicing terms of the BANK 2017-BNK9 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer under the BANK 2017-BNK9 PSA with respect to the Warwick Mall Mortgage Loan will be calculated at 0.01250% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loan and includes any applicable subservicing fee).

●	Special servicing fees payable to the related Non-Serviced Special Servicer under the BANK 2017-BNK9 PSA with respect to the Warwick Mall Mortgage Loan will be calculated at a rate of 0.25% per annum provided that such fee rate is subject to a minimum amount equal to (i) $3,500 or (ii) if the related risk retention consultation party is entitled to consult with the Non-Serviced Special Servicer, $5,000.

●	Pursuant to the BANK 2017-BNK9 PSA, the liquidation fee and the workout fee with respect to the Warwick Mall Mortgage Loan are similar to the corresponding fees payable under the PSA.

See also “Description of the Mortgage Pool—The Non-Serviced Whole Loans” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the applicable master servicer or the applicable special servicer, as the case may be, may then take such action if such master servicer or such special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of either master servicer or either special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the applicable master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, such master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the applicable master servicer or the applicable special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by any master servicer, any special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The applicable master servicer, the applicable special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each master servicer, each special servicer (regardless of whether such special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires a master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each master servicer, each special servicer (regardless of whether such special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires a master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to either special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, of which (a) an amount equal to the product of (i) the Required Credit Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the issuing entity and deemed distributed to the holder or holders described in clause (b) below in exchange for then-outstanding Non-Retained Certificates (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of then-outstanding Non-Retained Certificates (other than the Class V and Class R certificates) and (c) the master servicers consent to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the applicable special servicer and approved by the applicable master servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

The holders of the Controlling Class, the special servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other special servicer, the master servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the applicable master servicer and the applicable special servicer related to such purchase, unless such master servicer or such special servicer, as applicable, is the purchaser and less (c) solely in the case where the applicable master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to such master servicer (which items will be deemed to have been paid or reimbursed to such master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates and RR Interest), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

If any party above, other than National Cooperative Bank, N.A. as the master servicer of the National Cooperative Bank, N.A. Mortgage Loans, exercises such purchase option, National Cooperative Bank, N.A., so long as National Cooperative Bank, N.A. is a master servicer or a special servicer under the PSA, will be entitled to purchase the remaining National Cooperative Bank, N.A. Mortgage Loans and any related REO Property, and if National Cooperative Bank, N.A. elects to purchase such Mortgage Loans and REO Properties that other party will then purchase only the remaining Mortgage Loans and REO Property that are not being purchased by National Cooperative Bank, N.A.

With respect to the foregoing options to purchase the Mortgage Loans and REO Properties, if both of the special servicers or, if neither special servicer exercises its option, both of the master servicers wish to elect to exercise such rights, then the special servicer or master servicer, as applicable, servicing the greater principal balance of Mortgage Loans will be entitled to exercise such a right, subject to National Cooperative Bank, N.A.’s prior right to acquire the National Cooperative Bank, N.A. Mortgage Loans.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Accounts and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Available Funds—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)      to correct any defect or ambiguity in the PSA;

(b)      to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)      to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)      to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or holder of a Companion Loan;

(e)      to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)      to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)      to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest) not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)      to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicers, the trustee and (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing), the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of the RR Interest), as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(k)      to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicers, the special servicers, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicers, the special servicers, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of either master servicer or either special servicer (except during any period when the trustee is acting as, or has become successor to, either master servicer or either special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by DBRS, “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) each master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS (provided that nothing in this proviso will impose on either master servicer any obligation to maintain such rating or any other rating); provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicers, the special servicers, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicers and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or either master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicers. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller and the holder of one or more of the Apple Campus 3 Companion Loans, is also a master servicer, the certificate administrator and the custodian under this securitization, is expected to be the initial holder of a portion of the RR Interest and the initial Risk Retention Consultation Party under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (a) the master servicer, the certificate administrator and the custodian under the MSC 2017-HR2 PSA, which governs the servicing and administration of the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, (b) the master servicer, the certificate administrator and the custodian under the WFCM 2017-C42 PSA, which, prior to the Moffett Towers II – Building 2 Control Note Securitization Date, governs the servicing and administration of the Moffett Towers II – Building 2 Whole Loan and (c) the master servicer, the certificate administrator and the custodian under the BANK 2017-BNK9 PSA, which governs the servicing and administration of the Warwick Mall Whole Loan.

Bank of America, a mortgage loan seller, an originator and a sponsor is the holder of one or more of the Warwick Mall Companion Loans and the holder of a portion of the RR Interest, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters and the anticipated holder of the Class R certificates.

MSMCH and its affiliates are playing several roles in this transaction. MSMCH, a mortgage loan seller and a sponsor is an affiliate of Morgan Stanley & Co. LLC, one of the underwriters, and Morgan Stanley Bank, an originator, the holder of a portion of the RR Interest and the holder of one of the Extra Space Self Storage Portfolio Companion Loans and the One Newark Center Companion Loan.

Wells Fargo Bank is the purchaser under a repurchase agreement with National Cooperative Bank, N.A. or with a wholly-owned subsidiary or other affiliate of National Cooperative Bank, N.A. for the purpose of providing short-term warehousing of mortgage loans originated or acquired by such mortgage loan seller and/or its respective affiliates.

In the case of the repurchase facility provided to National Cooperative Bank, N.A., for which that mortgage loan seller’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from the subsidiary on a revolving basis and to serve as interim custodian of the loan files for the mortgage loans subject to such repurchase agreement. National Cooperative Bank, N.A. guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. None of the mortgage loans that will be sold by National Cooperative Bank, N.A. to the depositor in connection with this securitization transaction are subject to such repurchase facility or interim custodial arrangement.

Additionally, National Cooperative Bank, N.A. or a wholly-owned subsidiary or other affiliate is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the mortgage loans that National Cooperative Bank, N.A. will transfer to the depositor in connection with this securitization transaction. In each instance, those hedging arrangements will terminate in connection with the contribution of those mortgage loans to this securitization transaction.

National Cooperative Bank, N.A. is playing several roles in this transaction. National Cooperative Bank, N.A., a mortgage loan seller, a sponsor and an originator, is also a master servicer and a special servicer under this securitization. In addition, with respect to certain mortgage loans secured by residential cooperative properties, National Cooperative Bank, N.A. or an affiliate thereof may, now or in the future, be the lender with respect to one or more (1) loans to the related borrower that are secured, on a subordinated basis, by a mortgage lien upon a mortgaged property that also secures a mortgage loan included in the trust, (2) unsecured loans to the related borrower and/or (3) cooperative unit loans that are secured by direct equity interests in the related borrower.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by National Cooperative Bank, N.A., to the depositor.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors (other than National Cooperative Bank, N.A.) to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Torchlight Loan Services, LLC, an expected special servicer for this transaction, is an affiliate of Torchlight Investors, LLC, which, on behalf of one of its managed funds, is expected to purchase the Class E, Class F, Class G, Class X-E, Class X-F, Class X-G and Class V certificates, and which is expected to be appointed as the initial Directing Certificateholder with respect to each Mortgage Loan (other than (i) any Non-Serviced Mortgage Loan or (ii) any Excluded Loan with respect to the Directing Certificateholder). Torchlight Loan Services, LLC or an affiliate assisted Torchlight Investors, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Pursuant to an interim servicing agreement between Wells Fargo Bank and Bank of America, each a sponsor, an originator and a mortgage loan seller, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Bank of America from time to time, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans that Bank of America will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and MSMCH, a sponsor and a mortgage loan seller, or Wells Fargo Bank and certain affiliates of MSMCH, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by MSMCH and such affiliates from time to time, including, prior to their inclusion in the trust fund, some or all of the MSMCH Mortgage Loans.

Wells Fargo is the interim custodian of the loan files for all of the mortgage loans serviced under the PSA that Bank of America and MSMCH will transfer to the depositor.

Wilmington Trust, National Association, the trustee, is also the trustee under (i) the MSC 2017-HR2 PSA, which governs the servicing of the Extra Space Self Storage Portfolio Whole Loan and the Baybrook Lifestyle and Power Center Whole Loan, (ii) the WFCM 2017-C42 PSA, which, prior to the Moffett Towers II – Building 2 Control Note Securitization Date, governs the servicing of the Moffett Towers II – Building 2 Whole Loan and (iii) the BANK 2017-BNK9 PSA, which governs the servicing of the Warwick Mall Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicers and the Special Servicers”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the applicable master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. To the extent a

Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the Non-Retained Certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay the ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay the ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of the ARD Loan, and pursuant to the terms of the PSA, neither the master servicers nor the special servicers will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of the ARD Loan; provided that any master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the Non-Retained Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the Non-Retained Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the Non-Retained Certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if

Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Non-Retained Certificates, on the one hand, and the RR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the applicable master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 855,954,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	$ 215,517,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments, performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to the Baybrook Lifestyle and Power Center Whole Loan the lender may elect to apply a $22,000,000 reserve and pay the related prepayment fee to prepay the related whole loan if it doesn’t satisfy certain requirements. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the Non-Retained Certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$ 855,954,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates
Class X-B	$ 215,517,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, either special servicer, either master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Available Funds—Priority of Distributions” and “Credit Risk Retention—RR Interest—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the applicable master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	the ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	voluntary prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), any special servicer, any master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in March 2018; and

●	the Offered Certificates are settled with investors on February 13, 2018.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	84%	84%	84%	84%	84%
February 2020	67%	67%	67%	67%	67%
February 2021	48%	48%	48%	48%	48%
February 2022	23%	23%	23%	23%	23%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.74	2.74	2.74	2.74	2.74

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.92	4.92	4.91	4.90	4.77

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.92	6.91	6.90	6.87	6.67

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	98%	98%	98%	98%	98%
February 2024	78%	78%	78%	78%	78%
February 2025	57%	57%	57%	57%	57%
February 2026	35%	35%	35%	35%	35%
February 2027	12%	12%	12%	12%	12%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.33	7.33	7.33	7.33	7.33

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.77	9.65	9.56	9.48	9.33

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.87	9.85	9.79	9.50

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.92	9.92	9.92	9.66

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.92	9.92	9.92	9.67

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023	100%	100%	100%	100%	100%
February 2024	100%	100%	100%	100%	100%
February 2025	100%	100%	100%	100%	100%
February 2026	100%	100%	100%	100%	100%
February 2027	100%	100%	100%	100%	100%
February 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	10.01	9.98	9.96	9.92	9.76

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from February 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.381%	3.381%	3.381%	3.382%	3.383%
99-00	2.987%	2.987%	2.987%	2.987%	2.988%
100-00	2.599%	2.599%	2.599%	2.599%	2.599%
101-00	2.217%	2.217%	2.216%	2.216%	2.216%
102-00	1.840%	1.840%	1.839%	1.839%	1.838%
103-00	1.468%	1.468%	1.468%	1.467%	1.466%
104-00	1.102%	1.102%	1.101%	1.101%	1.099%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.420%	3.421%	3.421%	3.422%	3.433%
99-00	3.195%	3.195%	3.196%	3.196%	3.201%
100-00	2.973%	2.973%	2.973%	2.973%	2.972%
101-00	2.753%	2.753%	2.753%	2.752%	2.746%
102-00	2.536%	2.535%	2.535%	2.534%	2.522%
103-00	2.321%	2.320%	2.319%	2.318%	2.301%
104-00	2.108%	2.108%	2.107%	2.105%	2.082%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.765%	3.765%	3.766%	3.767%	3.775%
99-00	3.597%	3.597%	3.598%	3.598%	3.602%
100-00	3.432%	3.432%	3.432%	3.431%	3.431%
101-00	3.268%	3.268%	3.267%	3.267%	3.262%
102-00	3.106%	3.106%	3.105%	3.104%	3.095%
103-00	2.946%	2.946%	2.945%	2.943%	2.929%
104-00	2.788%	2.787%	2.786%	2.784%	2.766%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.967%	3.967%	3.967%	3.967%	3.967%
99-00	3.806%	3.806%	3.806%	3.806%	3.806%
100-00	3.646%	3.646%	3.646%	3.646%	3.646%
101-00	3.489%	3.489%	3.489%	3.489%	3.489%
102-00	3.333%	3.333%	3.333%	3.333%	3.333%
103-00	3.180%	3.180%	3.180%	3.180%	3.180%
104-00	3.028%	3.028%	3.028%	3.028%	3.028%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.683%	3.686%	3.688%	3.689%	3.693%
99-00	3.559%	3.560%	3.561%	3.562%	3.563%
100-00	3.436%	3.436%	3.436%	3.436%	3.436%
101-00	3.315%	3.313%	3.312%	3.311%	3.309%
102-00	3.195%	3.192%	3.190%	3.188%	3.185%
103-00	3.076%	3.072%	3.069%	3.067%	3.061%
104-00	2.959%	2.954%	2.950%	2.946%	2.939%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.947%	3.947%	3.948%	3.949%	3.955%
99-00	3.822%	3.822%	3.822%	3.823%	3.826%
100-00	3.699%	3.699%	3.699%	3.699%	3.698%
101-00	3.577%	3.577%	3.577%	3.576%	3.572%
102-00	3.457%	3.456%	3.456%	3.455%	3.448%
103-00	3.337%	3.337%	3.336%	3.335%	3.325%
104-00	3.220%	3.219%	3.218%	3.216%	3.203%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
4-00	14.600%	14.556%	14.504%	14.432%	14.095%
4-16	11.334%	11.285%	11.228%	11.147%	10.772%
5-00	8.603%	8.549%	8.487%	8.399%	7.989%
5-16	6.268%	6.211%	6.143%	6.049%	5.609%
6-00	4.238%	4.177%	4.105%	4.005%	3.537%
6-16	2.447%	2.383%	2.307%	2.202%	1.708%
7-00	0.850%	0.783%	0.704%	0.593%	0.077%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
2-08	12.204%	12.201%	12.200%	12.205%	11.970%
2-16	9.521%	9.518%	9.516%	9.522%	9.265%
2-24	7.226%	7.223%	7.220%	7.227%	6.950%
3-00	5.229%	5.225%	5.223%	5.229%	4.935%
3-08	3.467%	3.463%	3.461%	3.467%	3.157%
3-16	1.894%	1.891%	1.888%	1.895%	1.569%
3-24	0.478%	0.474%	0.471%	0.478%	0.138%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	4.161%	4.161%	4.161%	4.161%	4.166%
99-00	4.035%	4.035%	4.035%	4.035%	4.038%
100-00	3.911%	3.911%	3.911%	3.911%	3.911%
101-00	3.788%	3.788%	3.788%	3.788%	3.785%
102-00	3.667%	3.667%	3.667%	3.667%	3.661%
103-00	3.547%	3.547%	3.547%	3.547%	3.539%
104-00	3.429%	3.429%	3.429%	3.429%	3.418%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	4.345%	4.345%	4.345%	4.345%	4.350%
99-00	4.218%	4.218%	4.218%	4.218%	4.221%
100-00	4.093%	4.093%	4.093%	4.093%	4.093%
101-00	3.969%	3.969%	3.969%	3.969%	3.966%
102-00	3.847%	3.847%	3.847%	3.847%	3.841%
103-00	3.726%	3.726%	3.726%	3.726%	3.718%
104-00	3.606%	3.606%	3.606%	3.606%	3.596%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	4.431%	4.431%	4.432%	4.432%	4.435%
99-00	4.304%	4.304%	4.305%	4.305%	4.306%
100-00	4.179%	4.179%	4.179%	4.179%	4.179%
101-00	4.056%	4.055%	4.055%	4.055%	4.053%
102-00	3.934%	3.933%	3.932%	3.932%	3.928%
103-00	3.813%	3.812%	3.811%	3.810%	3.805%
104-00	3.694%	3.693%	3.692%	3.690%	3.683%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates and the RR Interest (in the case of the RR Interest, excluding the right to receive Excess Interest) (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury Regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under chapter 1, subpart J, part I, subchapter E of the Code and the RR Interest and the Class V certificates will represent undivided beneficial interests in the Excess Interest and the Excess Interest Distribution Account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, thirty-five (35) of the Mortgaged Properties securing eighteen (18) Mortgage Loans representing 11.9% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning January 1, 2018, Regular Interestholders may be required to accrue amounts of market discount, Yield Maintenance Charges and Prepayment Premiums and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning January 1, 2019. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the RR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) ”interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount, or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a RR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The applicable special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange, redemption, receipt of principal on or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-SB
Wells Fargo Securities, LLC	$9,955,626	$1,215,396	$1,470,114	$16,997,736
Morgan Stanley & Co. LLC	$14,025,536	$1,712,256	$2,071,104	$23,946,496
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$7,325,838	$894,348	$1,081,782	$12,507,768
Academy Securities, Inc.	$0	$0	$0	$0
Total	$31,307,000	$3,822,000	$4,623,000	$53,452,000

Underwriter	Class A-4	Class A-5	Class X-A	Class X-B
Wells Fargo Securities, LLC	$50,880,000	$191,674,500	$272,193,372	$68,534,406
Morgan Stanley & Co. LLC	$71,680,000	$270,032,000	$383,467,392	$96,551,616
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$37,440,000	$141,043,500	$200,293,236	$50,430,978
Academy Securities, Inc.	$0	$0	$0	$0
Total	$160,000,000	$602,750,000	$855,954,000	$215,517,000

Underwriter	Class A-S	Class B	Class C
Wells Fargo Securities, LLC	$33,051,966	$17,497,950	$17,984,490
Morgan Stanley & Co. LLC	$46,563,776	$24,651,200	$25,336,640
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$24,321,258	$12,875,850	$13,233,870
Academy Securities, Inc.	$0	$0	$0
Total	$103,937,000	$55,025,000	$56,555,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 107.9% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from February 1, 2018, before deducting expenses payable by the depositor (estimated at $6,939,640, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, an originator, a mortgage loan seller, the holder of one or more of the Apple Campus 3 Companion Loans, a master servicer, the certificate administrator, the custodian, the certificate registrar, an initial holder of the RR Interest and the initial Risk Retention Consultation Party under this securitization. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters and the anticipated holder of the Class R certificates, is an affiliate of Bank of America, which is a sponsor, an originator, a mortgage loan seller, the current holder of one or more of the Warwick Mall Companion Loans and an initial holder of a portion of the RR Interest. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of MSMCH, which is a sponsor and a mortgage loan seller, and Morgan Stanley Bank, which is an originator, the holder of one of the Extra Space Self Storage Portfolio Companion Loans, the holder of the One Newark Center Companion Loan and an initial holder of the RR Interest.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells

Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering and affiliates of Morgan Stanley & Co. LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)        the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)        the payment by the depositor to Bank of America, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Bank of America; and

(3)        the payment by the depositor to MSMCH, an affiliate of Morgan Stanley & Co. LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by MSMCH.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State;

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any retail investor in the European Economic Area. For the purposes of this provision:

(i) the expression “retail investor” means a person who is one (or more) of the following:

(A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”); and

(ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe the Offered Certificates

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-206677-22)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of

ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC, Prohibited Transaction Exemption (“PTE”) 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, PTE 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), and to the predecessor of Morgan Stanley & Co., LLC, PTE 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), each as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, each master servicer, each special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicers, the special servicers and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, either master servicer, either special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)      none of the depositor, any underwriter, the trustee, any master servicer, any special servicer, the certificate administrator, the operating advisor, the asset representations reviewer or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)      the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)      the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)      none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or received a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)      the Plan Fiduciary has been informed: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in February 2061. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three (3) NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

@
@%(#)	168
1
17g-5 Information Provider	365
1986 Act	546
1996 Act	522
2
2015 Budget Act	554
3
30/360 Basis	402
4
401(c) Regulations	567
A
AB Modified Loan	416
Accelerated Mezzanine Loan Lender	358
Acceptable Insurance Default	421
Acting General Counsel’s Letter	156
Actual/360 Basis	217
Actual/360 Loans	391
ADA	524
Additional Exclusions	420
Administrative Cost Rate	339
ADR	161
Advances	386
Advisers Act	566
Affirmative Asset Review Vote	466
Aggregate Available Funds	332
Aggregate Excess Prepayment Interest Shortfall	351
Aggregate Gain-on-Sale Entitlement Amount	333
Aggregate Principal Distribution Amount	340
Allocated Appraisal Reduction Amount	413
Allocated Cumulative Appraisal Reduction Amount	413
Amazon	164
Annual Debt Service	161
Anticipated Repayment Date	217
Appraisal Institute	271

Appraisal Reduction Amount	411
Appraisal Reduction Event	411
Appraised Value	162
Appraised-Out Class	418
ARD Loan	217
Assessment of Compliance	500
Asset Representations Reviewer Asset Review Fee	410
Asset Representations Reviewer Fee	409
Asset Representations Reviewer Fee Rate	410
Asset Representations Reviewer Termination Event	471
Asset Representations Reviewer Upfront Fee	409
Asset Review	468
Asset Review Notice	466
Asset Review Quorum	466
Asset Review Report	469
Asset Review Report Summary	469
Asset Review Standard	468
Asset Review Trigger	464
Asset Review Vote Election	466
Asset Status Report	434
Assumed Final Distribution Date	348
Assumed Scheduled Payment	342
Attestation Report	501
Available Funds	333
B
Balloon Balance	162
Balloon or ARD LTV Ratio	166
Balloon or ARD Payment	167
BAMLCM	294
BANA Qualification Criteria	290
Bank of America	280
Bank of America Data File	289
Bank of America Guidelines	282
Bank of America Securitization Database	288
Bankruptcy Code	515
Base Interest Fraction	347
Baybrook Expansion Parcel	225
Beds	173
Borrower Party	357
Borrower Party Affiliate	357
Breach Notice	376

C
C(WUMP)O	19
Cash Flow Analysis	162
CERCLA	521
Certificate Administrator/Trustee Fee	408
Certificate Administrator/Trustee Fee Rate	408
Certificate Balance	330
Certificate Owners	368
Certificateholder	359
Certificateholder Quorum	474
Certificateholder Repurchase Request	485
Certifying Certificateholder	370
Class A Certificates	329
Class A-SB Planned Principal Balance	342
Class X Certificates	329
Clearstream	367
Clearstream Participants	369
Closing Date	161, 255
CMBS	61
Code	543
Collateral Deficiency Amount	417
Collection Account	390
Collection Period	333
Communication Request	371
Companion Distribution Account	390
Companion Holder	244
Companion Holders	244
companion loan	49
Companion Loan Rating Agency	244
Companion Loans	159
Compensating Interest Payment	350
Constant Prepayment Rate	533
Consultation Termination Event	452
Control Eligible Certificates	445
Control Note	244
Control Termination Event	451
Controlling Class	445
Controlling Class Certificateholder	444
Controlling Companion Loan	244
Controlling Holder	244
Corrected Loan	434
CPP	533
CPR	533
CPY	533
CRE Loans	265, 276
Credit Risk Retention Rules	325
CREFC®	354

CREFC® Intellectual Property Royalty License Fee	410
CREFC® Intellectual Property Royalty License Fee Rate	411
CREFC® Reports	354
Cross-Over Date	337
Cumulative Appraisal Reduction Amount	416, 417
Cure/Contest Period	468
Custodian	307
Cut-off Date	159
Cut-off Date Balance	163
Cut-off Date Loan-to-Value Ratio	165
Cut-off Date LTV Ratio	165
D
D or @%(#)	168
D or GRTR of @% or YM(#)	169
D or YM(#)	169
D(#)	168
DBRS	499
Debt Service Coverage Ratio	165
Defaulted Loan	441
Defeasance Deposit	221
Defeasance Loans	221
Defeasance Lock-Out Period	221
Defeasance Option	221
Definitive Certificate	367
Delinquent Loan	465
Demand Entities	266, 293
Depositories	367
Determination Date	331
Dexia	279
Diligence File	373
Directing Certificateholder	444
Disclosable Special Servicer Fees	408
Discount Rate	348
Dispute Resolution Consultation	489
Dispute Resolution Cut-off Date	488
Distribution Accounts	391
Distribution Date	331
Distribution Date Statement	354
Dodd-Frank Act	138
DOL	563
DSCR	165
DTC	366
DTC Participants	367
DTC Rules	368
Due Date	216, 334

E
EDGAR	562
EEA	17
Effective Gross Income	162
Eligible Asset Representations Reviewer	469
Eligible Operating Advisor	459
Enforcing Party	486
Enforcing Servicer	486
Environmental Condition	17
ESA	194
EU Risk Retention and Due Diligence Requirements	139
Euroclear	367
Euroclear Operator	369
Euroclear Participants	369
Excess Interest	331
Excess Interest Distribution Account	391
Excess Modification Fee Amount	404
Excess Modification Fees	402
Excess Prepayment Interest Shortfall	351
Exchange Act	254
Exchange Parcel	226
Excluded Controlling Class Holder	356
Excluded Controlling Class Loan	358
Excluded Information	358
Excluded Loan	358
Excluded Plan	565
Excluded Special Servicer	475
Excluded Special Servicer Loan	475
Exemption	564
Exemption Rating Agency	564
F
FATCA	556
FDIA	155
FDIC	156
FIEL	21
Final Asset Status Report	456
Final Dispute Resolution Election Notice	489
Financial Promotion Order	18
FINRA	560
FIRREA	157
Fitch	311, 499
Fixed	3
FPO Persons	18
FSMA	18, 561

G
Gain-on-Sale Remittance Amount	334
Gain-on-Sale Reserve Account	392
Garn Act	523
GGP	204
GLA	166
Government Securities	219
Grantor Trust	331, 543
GRTR of @% or YM(#)	169
Guaranteed Amount	226
H
HIGH NET WORTH COMPANIES	18
High Net Worth Companies, Unincorporated Associations, Etc.	18
I
Indirect Participants	367
Initial Interest Deposit Amount	334
Initial Pool Balance	159
Initial Rate	217
Initial Requesting Certificateholder	485
In-Place Cash Management	166
Insurance and Condemnation Proceeds	390
Intercreditor Agreement	244
Interest Accrual Amount	340
Interest Accrual Period	340
Interest Distribution Amount	340
Interest Reserve Account	391
Interest Shortfall	340
Interested Person	442
Investor Certification	358
IORPs	140
L
L(#)	168
LIBOR	114
Liquidation Fee	405
Liquidation Fee Rate	405
Liquidation Proceeds	390
Loan #58	279
Loan Per Unit	166
Lock-out Period	219
Loss of Value Payment	378
Lower-Tier Regular Interests	543
Lower-Tier REMIC	331, 543
LTF Parcel	224
LTV Ratio	163

LTV Ratio at Maturity or Anticipated Repayment Date	166
LTV Ratio at Maturity or ARD	166
M
MAI	379
Major Decision	446
MAS	20
Master Servicer Decision	423
Master Servicer Proposed Course of Action Notice	487
Material Defect	376
Maturity Date Balloon or ARD Payment	167
MIFID II	17
MLPA	371
Modification Fees	402
Moffett Towers II – Building 2 Control Note Securitization Date	244
Moody’s	311, 499
Morgan Stanley Bank	255
Morgan Stanley Group	255
Morgan Stanley Origination Entity	257
Morningstar	311
Mortgage	160
Mortgage File	372
Mortgage Loan	49
Mortgage Note	160
Mortgage Pool	159
Mortgage Rate	340
Mortgaged Property	160
MSMCH	255
MSMCH Data File	264
MSMCH Mortgage Loans	255
MSMCH Qualification Criteria	265
MSMCH Securitization Database	263
N
National Cooperative Bank, N.A. Data Tape	302
National Cooperative Bank, N.A. Deal Team	301
National Cooperative Bank, N.A. Mortgage Loans	296
Net Mortgage Rate	339
Net Operating Income	167
NFA	560
NFIP	98
NI 33-105	22
NOI Date	167
Non-Control Note	244

Non-Controlling Holder	245
Nonrecoverable Advance	387
non-retained certificates	39
Non-Retained Certificates	329
Non-Retained Percentage	327
Non-Serviced Certificate Administrator	245
Non-Serviced Companion Loan	245
Non-Serviced Directing Certificateholder	245
Non-Serviced Master Servicer	245
Non-Serviced Mortgage Loan	245
Non-Serviced PSA	245
Non-Serviced Special Servicer	246
Non-Serviced Trustee	246
Non-Serviced Whole Loan	49, 246
Non-Specially Serviced Loan	449
Non-U.S. Person	556
Notional Amount	330
NRA	167
NRSRO	356
NRSRO Certification	359
NXS2 Special Servicer	279
O
O(#)	168
OCC	268, 280
Occupancy As Of Date	168
Occupancy Rate	167
Offered Certificates	329
OID Regulations	547
OLA	156
Operating Advisor Consulting Fee	409
Operating Advisor Expenses	409
Operating Advisor Fee	409
Operating Advisor Fee Rate	409
Operating Advisor Standard	458
Operating Advisor Termination Event	461
Other Master Servicer	246
Other PSA	246
P
P&I	315
P&I Advance	385
P&I Advance Date	385
Par Purchase Price	441
pari passu companion loan	49
Pari Passu Companion Loans	159
Pari Passu Mortgage Loan	246
Participants	367

Parties in Interest	563
Pass-Through Rate	338
Patriot Act	525
PCIS Persons	18
Pentalpha Surveillance	323
Percentage Interest	332
Periodic Payments	332
Permitted Investments	332, 392
Permitted Special Servicer/Affiliate Fees	408
PIPs	198
PL	272
Plan Fiduciary	566
Plans	563
PML	272, 7
PRC	19
Pre-2019 Securitization	140
Preliminary Dispute Resolution Election Notice	488
Prepayment Assumption	548
Prepayment Interest Excess	349
Prepayment Interest Shortfall	349
Prepayment Premium	348
Prepayment Provisions	168
PRIIPS REGULATION	17
Prime Rate	390
Principal Balance Certificates	329
Principal Distribution Amount	341
Principal Shortfall	342
Privileged Information	460
Privileged Information Exception	460
Privileged Person	356
Professional Investors	20
Prohibited Prepayment	350
Promotion of Collective Investment Schemes Exemptions Order	18
Proposed Course of Action	487
Proposed Course of Action Notice	487
Prospectus	19
PROSPECTUS DIRECTIVE	17
PSA	328
PSA Party Repurchase Request	486
PTCE	567
PTE	564
Purchase Price	378
Q
Qualification Criteria	276
Qualified Replacement Special Servicer	476
Qualified Substitute Mortgage Loan	379
Qualifying CRE Loan Percentage	328

R
RAC No-Response Scenario	498
Rated Final Distribution Date	349
Rating Agencies	499
Rating Agency Confirmation	499
REA	72
Realized Loss	352
REC	194
Record Date	331
Registration Statement	562
Regular Certificates	329
Regular Interestholder	546
Regular Interests	543
Regulation AB	501
Reimbursement Rate	390
Related Proceeds	388
Release Date	221
Relevant Persons	18
Relief Act	525
Remaining Term to Maturity or ARD	169
REMIC	543
REMIC Regulations	543
REO Account	392
REO Loan	343
REO Property	434
Repurchase Request	486
Requesting Certificateholder	488
Requesting Holders	418
Requesting Investor	371
Requesting Party	498
Required Credit Risk Retention Percentage	328
Requirements	525
Residual Certificates	329
Resolution Failure	486
Resolved	486
Restricted Group	564
Restricted Party	460
Retained Certificate Available Funds	326
Retained Certificate Gain-on-Sale Remittance Amount	327
Retained Certificate Gain-on-Sale Reserve Account	392
Retained Certificate Interest Distribution Amount	327
Retained Certificate Principal Distribution Amount	327
Retained Certificate Realized Loss	328
Retaining Parties	325
Retaining Sponsor	325

Review Materials	466
Revised Rate	217
RevPAR	169
Risk Retention Allocation Percentage	328
Risk Retention Consultation Party	357
Rooms	173
RR Interest	329
Rule 15Ga-1 Reporting Period	277
Rule 17g-5	359
S
S&P	311
Scheduled Principal Distribution Amount	341
SEC	254
Securities Act	500
Securitization Accounts	329, 392
SEL	272
Senior Certificates	329
Serviced Companion Loan	246
Serviced Mortgage Loan	246
Serviced Pari Passu Companion Loan	246
Serviced Pari Passu Companion Loan Securities	479
Serviced Pari Passu Mortgage Loan	246
Serviced Pari Passu Whole Loan	246
serviced whole loan	49
Serviced Whole Loan	246
Servicer Termination Event	477
Servicing Advances	386
Servicing Fee	400
Servicing Fee Rate	400
Servicing Standard	384
SF	169
SFA	20
SFO	19
Similar Law	563
SIPC	560
SMMEA	568
Special Servicing Fee	403
Special Servicing Fee Rate	403
Specially Serviced Loans	431
Sq. Ft.	169
Square Feet	169
Startup Day	544
Stated Principal Balance	342
Structured Product	19
Structuring Assumptions	534
Subordinate Certificates	329
Subordinate LOC	81, 176

Sub-Servicing Agreement	384
Substitute Loan Documents	225
Substitute Parcel	226
T
T-12	169
tax matters persons	554
Term to Maturity	169
Termination Purchase Amount	502
Terms and Conditions	369
Tests	468
Threshold Amount	226
Title V	524
TMPs	554
Total Operating Expenses	163
Transaction Parties	566
TRIPRA	99, 12
Trust	304
Trust REMICs	331, 543
TTM	169
U
U.S. Bank	279
U.S. Person	555
U/W DSCR	165
U/W Expenses	169
U/W NCF	169
U/W NCF Debt Yield	172
U/W NCF DSCR	165
U/W NOI	172
U/W NOI Debt Yield	173
U/W NOI DSCR	172
U/W Revenues	173
UCC	311, 509
UCITS	140
Uncovered Amount	394
Underwriter Entities	125
Underwriting Agreement	558
Underwritten Debt Service Coverage Ratio	165
Underwritten Expenses	169
Underwritten NCF	169
Underwritten NCF Debt Yield	172
Underwritten Net Cash Flow	169
Underwritten Net Cash Flow Debt Service Coverage Ratio	165
Underwritten Net Operating Income	172
Underwritten Net Operating Income Debt Service Coverage Ratio	172

Underwritten NOI	172
Underwritten NOI Debt Yield	173
Underwritten Revenues	173
UNINCORPORATED ASSOCIATIONS	18
Units	173
Unscheduled Principal Distribution Amount	341
Unsolicited Information	467
UPB	315
Upper-Tier REMIC	331, 543
V
Volcker Rule	138
Voting Rights	366
W
WAC	4
WAC Cap	4
WAC minus 0.8500%	4
WAC Rate	339

Wachovia Bank	268
Weighted Average Mortgage Rate	173
weighted averages	174
Wells Fargo Bank	268
Wells Fargo Bank Data Tape	275
Wells Fargo Bank Deal Team	274
WFCM 2017-C42 PSA	247
whole loan	49
Whole Loan	159
Withheld Amounts	391
Workout Fee	404
Workout Fee Rate	404
Workout-Delayed Reimbursement Amount	390
WTNA	305
Y
Yield Maintenance Charge	348
YM(#)	168

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
1	Apple Campus 3	WFB		222 North Wolfe Road	Sunnyvale	CA	94085	Office	Suburban	2017		882,657
2	LARP I Portfolio	MSMCH		Various	Various	Various	Various	Multifamily	Various	Various	Various	979
2.01	Blackwood	MSMCH		5200 South Blackstone Avenue	Chicago	IL	60615	Multifamily	High Rise	1965	2009	145
2.02	5500 Cornell	MSMCH		1601-1648 East 55th Street; 5493 South Cornell Avenue	Chicago	IL	60615	Multifamily	Garden	1903		65
2.03	Clyde Manor	MSMCH		350 East Armour Boulevard	Kansas City	MO	64111	Multifamily	Mid Rise	1920	2010	115
2.04	Woodlawn Terrace	MSMCH		4726-4740 South Woodlawn Avenue	Chicago	IL	60615	Multifamily	Garden	1926		104
2.05	Park Central	MSMCH		300 East Armour Boulevard	Kansas City	MO	64111	Multifamily	Mid Rise	1930	2011	106
2.06	Maple Court	MSMCH		1120-1126 East 47th Street	Chicago	IL	60615	Multifamily	Garden	1913		68
2.07	Ellis Street	MSMCH		4721-4729 South Ellis Avenue	Chicago	IL	60615	Multifamily	Garden	1920	2015	80
2.08	Drexel Grand	MSMCH		5220 South Drexel Avenue	Chicago	IL	60615	Multifamily	Garden	1929	2005	74
2.09	Ellis Court	MSMCH		5305-5309 South Ellis Avenue / 1001-1013 E 53rd Street	Chicago	IL	60615	Multifamily	Garden	1924	2009	43
2.10	Kenwood Court	MSMCH		1350 East 53rd Street / 5234-5242 South Kenwood Avenue	Chicago	IL	60615	Multifamily	Garden	1911	2008	25
2.11	Woodlawn Court	MSMCH		5218-5228 South Woodlawn Avenue	Chicago	IL	60615	Multifamily	Garden	1923	2005	30
2.12	Harper Court	MSMCH		5134-5136 South Harper Avenue	Chicago	IL	60615	Multifamily	Garden	1910		18
2.13	925 E 46th Street	MSMCH		925 East 46th Street	Chicago	IL	60653	Multifamily	Garden	1930	2016	24
2.14	Yankee Hill	MSMCH		3430-3436 Gillham Road	Kansas City	MO	64111	Multifamily	Mid Rise	1913	2008	16
2.15	Drexel Terrace	MSMCH		5043-5045 South Drexel Avenue	Chicago	IL	60615	Multifamily	Garden	1913		25
2.16	Gillham House	MSMCH		3411 Gillham Road	Kansas City	MO	64111	Multifamily	Mid Rise	1910	2008	24
2.17	Cornell Terrace	MSMCH		5430 South Cornell Avenue	Chicago	IL	60615	Multifamily	Garden	1924		14
2.18	5508 Cornell	MSMCH		5508 South Cornell Avenue	Chicago	IL	60615	Multifamily	Garden	1920	2002	3
3	Iron Guard Storage Portfolio	BANA		Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	1,352,239
3.01	Camas	BANA		2327 Northeast 3rd Loop	Camas	WA	98607	Self Storage	Self Storage	1978	1994	51,755
3.02	Webster	BANA		410 Old Galveston Road	Webster	TX	77598	Self Storage	Self Storage	1999		96,097
3.03	Gum Branch	BANA		1230 Gum Branch Road	Jacksonville	NC	28546	Self Storage	Self Storage	1989		80,700
3.04	6th Avenue	BANA		320 6th Avenue Southwest	Birmingham	AL	35211	Self Storage	Self Storage	2007		57,310
3.05	Katy	BANA		24620 Franz Road	Katy	TX	77493	Self Storage	Self Storage	2001		56,099
3.06	La Porte	BANA		2915 North 23rd Street	La Porte	TX	77571	Self Storage	Self Storage	1999		61,730
3.07	Denton	BANA		550 Fort Worth Drive	Denton	TX	76201	Self Storage	Self Storage	2001		49,450
3.08	Prater Way	BANA		275 East Prater Way	Sparks	NV	89431	Self Storage	Self Storage	1990		44,214
3.09	Shurling	BANA		1300 Shurling Drive	Macon	GA	31211	Self Storage	Self Storage	1988		67,600
3.10	Adamsville	BANA		500 Foust Court	Birmingham	AL	35214	Self Storage	Self Storage	2006		55,475
3.11	Troy	BANA		4176 Troy Highway	Montgomery	AL	36116	Self Storage	Self Storage	1995		135,150
3.12	Conroe	BANA		4205 North Frazier Street	Conroe	TX	77303	Self Storage	Self Storage	2011		59,147
3.13	Del Valle	BANA		4405 East Highway 71	Del Valle	TX	78617	Self Storage	Self Storage	2005		67,228
3.14	Tomball	BANA		16920 FM 2920 Road	Tomball	TX	77377	Self Storage	Self Storage	2004		72,261
3.15	Canyon Lake	BANA		5622 FM 2673	Canyon Lake	TX	78133	Self Storage	Self Storage	2008		57,765
3.16	Riverside	BANA		2405 Riverside Drive	Danville	VA	24540	Self Storage	Self Storage	1988		49,636
3.17	Bertram	BANA		1045 Bertram Road	Augusta	GA	30909	Self Storage	Self Storage	1986		45,725
3.18	Center	BANA		135 Center Street	Jacksonville	NC	28546	Self Storage	Self Storage	1995		58,562
3.19	Key	BANA		915 Key Street	Macon	GA	31204	Self Storage	Self Storage	1988		40,700
3.2	Wylds	BANA		1805A Wylds Roads	Augusta	GA	30909	Self Storage	Self Storage	1988		51,750
3.21	Marine	BANA		108 North Marine Boulevard	Jacksonville	NC	28540	Self Storage	Self Storage	1985		37,830
3.22	Donna	BANA		1015 West Expressway 83	Donna	TX	78537	Self Storage	Self Storage	2002		56,055
4	Wisconsin Hotel Portfolio	MSMCH		Various	Various	WI	Various	Hospitality	Various	Various	Various	1,255
4.01	Holiday Inn - Madison West	MSMCH		1109 Fourier Drive	Madison	WI	53717	Hospitality	Full Service	2000	2015	157
4.02	Fairfield Inn - Oak Creek	MSMCH		6460 South 13th Street	Oak Creek	WI	53154	Hospitality	Limited Service	2008	2016	119
4.03	Holiday Inn - Fond Du Lac	MSMCH		625 West Rolling Meadows Drive	Fond Du Lac	WI	54937	Hospitality	Full Service	1974	2015	139
4.04	Holiday Inn Express - Fond Du Lac	MSMCH		55 Holiday Lane	Fond Du Lac	WI	54937	Hospitality	Limited Service	2015		86
4.05	Baymont Inn - Madison	MSMCH		8102 Excelsior Drive	Madison	WI	53717	Hospitality	Limited Service	1988	2017	129
4.06	Comfort Inn & Suites - Appleton Airport	MSMCH		3809 West Wisconsin Ave	Grand Chute	WI	54914	Hospitality	Limited Service	1989	2014	130
4.07	Holiday Inn Express - Oshkosh	MSMCH		2251 Westowne Avenue	Oshkosh	WI	54904	Hospitality	Limited Service	1997		69
4.08	Comfort Inn & Suites - Milwaukee Airport	MSMCH		6362 South 13th Street	Oak Creek	WI	53154	Hospitality	Limited Service	1998	2013	138
4.09	Comfort Inn & Suites - Madison West	MSMCH		1253 John Q. Hammons Drive	Madison	WI	53717	Hospitality	Limited Service	1994	2014	95
4.10	Holiday Inn Express - Milwaukee Airport	MSMCH		1400 West Zellman Court	Milwaukee	WI	53221	Hospitality	Limited Service	2005	2017	115
4.11	Comfort Inn & Suites - Fond Du Lac	MSMCH		77 Holiday Lane	Fond Du Lac	WI	54937	Hospitality	Limited Service	1989	2014	78
5	Brookwood Chase Portfolio	MSMCH		Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	916,733
5.01	Old Hammond	MSMCH		10555 Old Hammond Hwy	Baton Rouge	LA	70816	Self Storage	Self Storage	1998		143,305
5.02	Coursey	MSMCH		13605 Coursey Boulevard	Baton Rouge	LA	70817	Self Storage	Self Storage	1994		129,475
5.03	Siegen	MSMCH		8566 Siegen Lane	Baton Rouge	LA	70810	Self Storage	Self Storage	2001		90,395
5.04	Staring	MSMCH		1970 Staring Lane	Baton Rouge	LA	70810	Self Storage	Self Storage	1995	2009	121,763
5.05	Capital Court	MSMCH		7831 Capital Court	Baton Rouge	LA	70810	Self Storage	Self Storage	2006		80,710
5.06	Lapalco	MSMCH		3812 Lapalco Boulevard	Harvey	LA	70058	Self Storage	Self Storage	2007		110,450
5.07	Wall	MSMCH		490 Wall Boulevard	Gretna	LA	70056	Self Storage	Self Storage	1999		84,150
5.08	Willow	MSMCH		2130 West Willow Street	Lafayette	LA	70583	Self Storage	Self Storage	2005		84,185
5.09	Westminster	MSMCH		7401 Lapalco Boulevard	Marrero	LA	70072	Self Storage	Self Storage	2007		72,300
6	Extra Space Self Storage Portfolio	MSMCH		Various	Various	Various	Various	Self Storage	Self Storage	Various		2,668,218
6.01	Henderson - Stephanie Place	MSMCH		1051 Stephanie Place	Henderson	NV	89014	Self Storage	Self Storage	1996		292,316
6.02	Brookfield - Federal Road	MSMCH		578 Federal Road	Brookfield	CT	06804	Self Storage	Self Storage	1988		80,250
6.03	Kingston - Sawkill Road	MSMCH		119 Sawkill Road	Kingston	NY	12401	Self Storage	Self Storage	1986		85,675
6.04	Lake Elsinore - Central Avenue	MSMCH		550 Central Avenue	Lake Elsinore	CA	92530	Self Storage	Self Storage	2000		105,785
6.05	Doylestown - North Broad Street	MSMCH		390 North Broad Street	Doylestown	PA	18901	Self Storage	Self Storage	1988		71,355
6.06	Pennsauken - South Crescent Boulevard	MSMCH		7480 South Crescent Boulevard	Pennsauken	NJ	08109	Self Storage	Self Storage	1990		82,810
6.07	New Paltz - South Putt Corners Road	MSMCH		24 South Putt Corners Road	New Paltz	NY	12561	Self Storage	Self Storage	1989		76,226
6.08	Tyngsborough - Industrial Way	MSMCH		2 Industrial Way	Tyngsborough	MA	01879	Self Storage	Self Storage	1990		79,200
6.09	Hemet - South Sanderson	MSMCH		750 South Sanderson Avenue	Hemet	CA	92545	Self Storage	Self Storage	1985		90,193
6.10	Bensalem - 1525 Bristol Pike	MSMCH		1525 Bristol Pike	Bensalem	PA	19020	Self Storage	Self Storage	2000		71,070
6.11	Eastpoint - Lakewood Avenue	MSMCH		2960 Lakewood Avenue	Atlanta	GA	30344	Self Storage	Self Storage	1962		90,200
6.12	Howell - Route 9 South	MSMCH		5440 U.S. 9	Howell	NJ	07731	Self Storage	Self Storage	1987		69,765
6.13	Lawrenceville - Hurricane Shoals Road	MSMCH		98 Hurricane Shoals Road Northeast	Lawrenceville	GA	30046	Self Storage	Self Storage	1995		103,830
6.14	Lawnside - White Horse Pike	MSMCH		339 White Horse Pike North	Lawnside	NJ	08045	Self Storage	Self Storage	1977		64,565
6.15	Phoenix - West Peoria	MSMCH		2043 West Peoria Avenue	Phoenix	AZ	85029	Self Storage	Self Storage	1980		63,214
6.16	Mount Laurel - Ark Road	MSMCH		103 Ark Road	Mount Laurel	NJ	08054	Self Storage	Self Storage	1987		46,145
6.17	Burlington - Cadillac Road	MSMCH		10 Cadillac Road	Burlington	NJ	08016	Self Storage	Self Storage	1940		62,160
6.18	Cherry Hill - Marlton Pike	MSMCH		1986 Marlton Pike East	Cherry Hill	NJ	08003	Self Storage	Self Storage	1990		61,140
6.19	Bensalem - Knights Road	MSMCH		2520 Knights Road	Bensalem	PA	19020	Self Storage	Self Storage	2004		48,546
6.2	Albuquerque - Ellison Road Northwest	MSMCH		10340 Ellison Road Northwest	Albuquerque	NM	87114	Self Storage	Self Storage	1993		54,860
6.21	Modesto - Crows Landing	MSMCH		2201 Crows Landing Road	Modesto	CA	95358	Self Storage	Self Storage	2002		76,350
6.22	Auburndale - US Highway 92 West	MSMCH		1012 US Highway 92 West	Auburndale	FL	33823	Self Storage	Self Storage	2000		63,675
6.23	San Bernardino - West Club Center Drive	MSMCH		155 West Club Center Drive	San Bernardino	CA	92408	Self Storage	Self Storage	1989		63,578
6.24	Memphis - Mount Moriah Terrace	MSMCH		2673 Mount Moriah Terrace	Memphis	TN	38115	Self Storage	Self Storage	1982		84,610
6.25	Hesperia - Mariposa Road	MSMCH		9353 Mariposa Road	Hesperia	CA	92344	Self Storage	Self Storage	1999		77,600
6.26	Memphis - Covington Way	MSMCH		4961 Covington Way	Memphis	TN	38128	Self Storage	Self Storage	1984		78,040
6.27	St. Louis - Halls Ferry Road	MSMCH		9702 Halls Ferry Road	St. Louis	MO	63136	Self Storage	Self Storage	1998		58,200
6.28	Killeen - Jasper Drive	MSMCH		1035 West Jasper Drive	Killeen	TX	76542	Self Storage	Self Storage	1974		94,970
6.29	Albuquerque - Airport Drive Northwest	MSMCH		141 Airport Drive Northwest	Albuquerque	NM	87121	Self Storage	Self Storage	1987		53,240
6.30	Memphis - Gateway Drive	MSMCH		1235 Gateway Drive	Memphis	TN	38116	Self Storage	Self Storage	1987		50,300
6.31	Victorville - Yates Road	MSMCH		15555 Yates Road	Victorville	CA	92395	Self Storage	Self Storage	1977		62,125
6.32	Las Vegas - North Lamont Street	MSMCH		3450 North Lamont Street	Las Vegas	NV	89115	Self Storage	Self Storage	1988		56,985
6.33	Columbus - East Main Street	MSMCH		3569 East Main Street	Columbus	OH	42313	Self Storage	Self Storage	1988		33,500
6.34	Memphis - Raleigh-LaGrange	MSMCH		4994 Raleigh Lagrange Road	Memphis	TN	38128	Self Storage	Self Storage	1984		40,395

A-1-1

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
6.35	Memphis - 5675 Summer Avenue	MSMCH		5675 Summer Avenue	Memphis	TN	38134	Self Storage	Self Storage	1985		47,945
6.36	Memphis - Madison Avenue	MSMCH		1075 Madison Avenue	Memphis	TN	38104	Self Storage	Self Storage	1982		27,400
7	Baybrook Lifestyle and Power Center	MSMCH		500 Baybrook Mall Drive	Friendswood	TX	77546	Retail	Lifestyle Center	2015		636,845
8	2020 Southwest 4th Avenue	WFB		2020 Southwest 4th Avenue	Portland	OR	97201	Office	CBD	1982	2016	226,815
9	Roedel Hotel Portfolio	BANA		Various	Various	Various	Various	Hospitality	Various	Various	Various	349
9.01	Hilton Garden Inn - Manchester	BANA		101 South Commercial Street	Manchester	NH	03101	Hospitality	Select Service	2006	2014	125
9.02	Hilton Garden Inn - Fishkill	BANA		25 Westage Drive	Fishkill	NY	12524	Hospitality	Select Service	2002	2014	111
9.03	Holiday Inn Express - Auburn	BANA		10-12 Johnson Street	Auburn	MA	01501	Hospitality	Limited Service	2004	2015	113
10	Moffett Towers II - Building 2	MSMCH		905 11th Avenue	Sunnyvale	CA	94089	Office	Suburban	2017		362,563
11	One Kennedy Square	WFB		777 Woodward Avenue	Detroit	MI	48226	Office	CBD	2005		246,304
12	One Newark Center	MSMCH		1085-1109 Raymond Boulevard, 50-58 RH Brown Street	Newark	NJ	07102	Office	CBD	1992		417,939
13	ExchangeRight Portfolio 18	BANA		Various	Various	Various	Various	Various	Various	Various	Various	272,767
13.01	Walgreens - Chicago (Belmont), IL	BANA		4745 West Belmont Avenue	Chicago	IL	60641	Retail	Single Tenant	2001		18,340
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	BANA		5519 Coldwater Road	Fort Wayne	IN	46825	Retail	Single Tenant	1989		74,705
13.03	Walgreens - Chicago (Central), IL	BANA		1546 North Central Avenue	Chicago	IL	60651	Retail	Single Tenant	1997	2017	18,154
13.04	Walgreens - League City (Main), TX	BANA		1088 West Main Street	League City	TX	77573	Retail	Single Tenant	2001		14,490
13.05	Tractor Supply - Meraux (Archbishop), LA	BANA		2400 Archbishop Philip M Hannan Boulevard	Meraux	LA	70075	Retail	Single Tenant	2017		19,097
13.06	Tractor Supply - Collinsville (136th), OK	BANA		13325 East 136th Street North	Collinsville	OK	74021	Retail	Single Tenant	2017		19,175
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	BANA		3529 East Silver Springs Boulevard	Ocala	FL	34470	Retail	Single Tenant	1995		15,525
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	BANA		1005 Harvard Avenue	Bethlehem	PA	18015	Office	Medical	2017		8,275
13.09	CVS Pharmacy - Richmond (18th), IN	BANA		298 Southwest 18th Street	Richmond	IN	47374	Retail	Single Tenant	1998		10,722
13.10	Napa Auto Parts- Jerome (Wabash), IL	BANA		1440 Wabash Avenue	Jerome	IL	62704	Retail	Single Tenant	1974	2017	15,294
13.11	Advance Auto Parts - Chicago (Cottage), IL	BANA		8501 South Cottage Grove Avenue	Chicago	IL	60619	Retail	Single Tenant	2013		6,124
13.12	Dollar General - Panama City (US-231), FL	BANA		2337 US Highway 231	Panama City	FL	32405	Retail	Single Tenant	2013		9,100
13.13	Dollar General - Elizabeth (Scenery), PA	BANA		420 Scenery Drive	Elizabeth	PA	15037	Retail	Single Tenant	2017		9,026
13.14	Dollar General - Baton Rouge (Plank), LA	BANA		4017 Plank Road	Baton Rouge	LA	70805	Retail	Single Tenant	2012		9,100
13.15	Dollar General - Altoona (14th), PA	BANA		1230 14th Avenue	Altoona	PA	16601	Retail	Single Tenant	2017		7,489
13.16	Dollar General - Fayetteville (Strickland), NC	BANA		2010 Strickland Bridge Road	Fayetteville	NC	28304	Retail	Single Tenant	2017		9,125
13.17	Dollar General - Odessa (FM 1936), TX	BANA		115 South FM 1936	Odessa	TX	79763	Retail	Single Tenant	2015		9,026
14	Courtyard Los Angeles Sherman Oaks	WFB		15433 Ventura Boulevard	Sherman Oaks	CA	91403	Hospitality	Full Service	1968	2017	213
15	Warwick Mall	BANA		400 Bald Hill Road	Warwick	RI	02886	Retail	Regional Mall	1970	2010	588,716
16	11311 McCormick Road	BANA		11311 McCormick Road	Hunt Valley	MD	21031	Office	Suburban	1986		215,395
17	Kirkwood Plaza	MSMCH		4345, 4435, & 4365-4491 Kirkwood Highway	Wilmington	DE	19808	Retail	Anchored	1962	2010	309,924
18	Rainbow Sunset Pavilion - NV	WFB		6325 South Rainbow Boulevard & 7000 West Post Road	Las Vegas	NV	89118; 89113	Office	Suburban	2007		104,795
19	StorQuest - Los Angeles Hill Street	BANA		3707 South Hill Street	Los Angeles	CA	90007	Self Storage	Self Storage	1973	2009	111,576
20	Woodbridge Commons	MSMCH		306, 320, 322, 360 Route 9	Woodbridge	NJ	07095	Retail	Anchored	1960, 2004		190,192
21	Peterson Retail Portfolio	WFB		Various	Various	VA	Various	Various	Various	Various		104,411
21.01	The Shops at Fair Lakes	WFB		12701-12727, 12700, 12730, 12735 Shoppes Lane	Fairfax	VA	22033	Retail	Shadow Anchored	1988		24,442
21.02	Gateway Branch	WFB		5291 Wellington Branch Drive	Gainesville	VA	20155	Other	Leased Fee	2016		79,969
22	Safeway - Renton, WA	WFB		4300 Northeast 4th Street	Renton	WA	98059	Retail	Single Tenant	1996		61,951
23	Fremont Business Center	WFB		48371, 48377, 48383 & 48389 Fremont Boulevard	Fremont	CA	94538	Industrial	Flex	2001		123,822
24	Everett Village	WFB		1124 & 1130 Southeast Everett Mall Way	Everett	WA	98208	Retail	Anchored	1979	2007	120,859
25	Hilton Garden Inn Boise Spectrum	WFB		7699 West Spectrum Street	Boise	ID	83709	Hospitality	Select Service	2002		137
26	East Towne Center	MSMCH		2090 Lincoln Hwy East	Lancaster	PA	17602	Retail	Anchored	1974	2018	256,495
27	Goldorado Shopping Center	WFB		3440, 3450, 3470, 3480, 3490, 3510 Palmer Drive	Cameron Park	CA	95682	Retail	Anchored	1988		108,952
28	U Stor It San Diego Logan	BANA		930 South 47th Street	San Diego	CA	92113	Self Storage	Self Storage	2016		98,242
29	Comfort Suites Golden West	BANA		29300 US Hghway 40	Evergreen	CO	80439	Hospitality	Limited Service	1999		85
30	Red Rock Business Center	MSMCH		6140 & 6180 Brent Thurman Way	Las Vegas	NV	89148	Office	Suburban	2009	2012	74,010
31	Lawndale Commons	MSMCH		5000 Washington Avenue	Evansville	IN	47715	Retail	Anchored	2016		65,960
32	La Quinta Inn - Goodlettsville	MSMCH		120 South Cartwright Court	Goodlettsville	TN	37072	Hospitality	Limited Service	1987	2012	122
33	Green Valley Ranch - Denver	WFB		4820, 4830 & 4860 Tower Road; 18521, 18601, 18607, 18609 Green Valley Ranch Boulevard	Denver	CO	80249	Retail	Shadow Anchored	2003		49,200
34	Bayside Technology Park - Bldg 19	WFB		3400 West Warren Avenue	Fremont	CA	94538	Industrial	Flex	1986		76,976
35	Bridge Plaza Co-op, Inc.	NCB		2185 Lemoine Avenue	Fort Lee	NJ	07024	Multifamily	Cooperative	1962	2007	130
36	Azalea Portfolio	MSMCH		Various	Various	Various	Various	Self Storage	Self Storage	Various		110,935
36.01	Sherwood	MSMCH		2914 South Sherwood Forest Boulevard	Baton Rouge	LA	70816	Self Storage	Self Storage	2001		54,110
36.02	College Station	MSMCH		3820 Harvey Road	College Station	TX	77845	Self Storage	Self Storage	2003		56,825
37	Lois Realty Portfolio	BANA		Various	Various	NY	Various	Manufactured Housing Community	Manufactured Housing Community	Various	Various	249
37.01	Valkill	BANA		20 Cardinal Road	Hyde Park	NY	12538	Manufactured Housing Community	Manufactured Housing Community	1969		119
37.02	Moorgate	BANA		80 Hosner Mountain Road	East Fishkill	NY	12533	Manufactured Housing Community	Manufactured Housing Community	1960	1990	48
37.03	Stonegate	BANA		129 North Brookside Drive	South Cairo	NY	12482	Manufactured Housing Community	Manufactured Housing Community	1960		82
38	O’Hare Business Center	MSMCH		401 East Algonquin Road; 501 West Algonquin Road; 1840 and 1870 South Elmhurst Road	Mount Prospect	IL	60005	Industrial	Flex	1966		189,986
39	Highpoint-on-The Hudson Owners, Inc.	NCB		2727 Palisade Avenue	Bronx	NY	10474	Multifamily	Cooperative	1954	2011	120
40	Wyndham House Owners Corp.	NCB		200 Atlantic Avenue	Lynbrook	NY	11563	Multifamily	Cooperative	1961	2002	147
41	Best Western Sandman	BANA		236 Jibboom Street	Sacramento	CA	95811	Hospitality	Limited Service	1973	2017	112
42	Nathan Hale Owners Corp.	NCB		38 Nathan Hale Drive	Huntington	NY	11743	Multifamily	Cooperative	1950	2007	243
43	Riverwood Research Center	BANA		24475 West 10 Mile Road	Southfield	MI	48033	Industrial	Flex	1987	2006	68,142
44	F5 Networks	MSMCH		1322 North Whitman Lane	Liberty Lake	WA	99019	Office	Suburban	2001	2016	43,115
45	Las Gaviotas Shopping Center	WFB		1245, 1249, & 1253 Cedar Road	Chesapeake	VA	23322	Retail	Anchored	1987		90,283
46	Park Center Circle	WFB		6090-6126 Parkcenter Circle	Dublin	OH	43017	Retail	Unanchored	2007		22,183
47	Whispering Pines - SC	WFB		400 Greenlawn Dr	Columbia	SC	29209	Multifamily	Garden	1977	2013	144
48	American Mini Storage Colorado Springs	WFB		3110-3150, 3030 & 3035 Boychuck Avenue	Colorado Springs	CO	80910	Self Storage	Self Storage	2002		77,720
49	StorageOne Durango	BANA		7580 Oso Blanca Road	Las Vegas	NV	89149	Self Storage	Self Storage	2016		75,186
50	Fry Road Retail Center	MSMCH		3820 N Fry Road	Katy	TX	77449	Retail	Unanchored	2016		26,527
51	Arbrook Square	MSMCH		3751 Matlock Road	Arlington	TX	76015	Retail	Shadow Anchored	2004		17,368
52	Esplanade Mini Storage	WFB		2180 Craig Drive	Oxnard	CA	93036	Self Storage	Self Storage	1984		73,635
53	Talon Centre	WFB		100 River Place Drive	Detroit	MI	48207	Office	Suburban	1937	1992	68,249
54	190 East Mosholu Parkway Owners Corp.	NCB		190 East Mosholu Parkway South	Bronx	NY	10458	Multifamily	Cooperative	1937	2012	54
55	2390 Palisade Avenue Owners Corp.	NCB		2390 Palisade Avenue	Bronx	NY	10463	Multifamily	Cooperative	1964	2001	58
56	60 Pineapple Residence Corp.	NCB		60 Pineapple Street	Brooklyn	NY	11201	Multifamily	Cooperative	1899	2001	72
57	6340 Middlebelt Road	WFB		6340 Middlebelt Road	Romulus	MI	48174	Industrial	Warehouse	1998		77,508
58	Worthington Industrial Park	WFB		2401 Worthington Drive	Denton	TX	76207	Industrial	Flex	2008	2015	63,000
59	68 East Hartsdale Avenue Owners Corp.	NCB		68 East Hartsdale Avenue	Hartsdale	NY	10530	Multifamily	Cooperative	1928	1994	67
60	Barclay Plaza North Owners, Inc.	NCB		110-11 72nd Avenue	Forest Hills	NY	11375	Multifamily	Cooperative	1965	1996	58
61	320 West 84th Corp.	NCB		320 West 84th Street	New York	NY	10024	Multifamily	Cooperative	1905	2013	36
62	Crestwood Owners, Inc.	NCB		1-24 Leewood Circle & 156, 160 Lincoln Avenue	Eastchester	NY	10709	Multifamily	Cooperative	1952	2005	124
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	NCB		400 Central Avenue a/k/a 777 Sunrise Way	Bethpage	NY	11714	Multifamily	Cooperative	1996	2014	300
64	AAA Self Storage - TX	WFB		5400 Hurd Place	El Paso	TX	79912	Self Storage	Self Storage	1993	2005	52,050
65	187 Pinehurst Owners Corp.	NCB		187 Pinehurst Avenue	New York	NY	10033	Multifamily	Cooperative	1923	2007	48
66	2155 Bay Owner’s Corp.	NCB		2155 82nd Street	Brooklyn	NY	11214	Multifamily	Cooperative	1962	2016	85
67	1264 Owners Corp.	NCB		1264 Amsterdam Avenue	New York	NY	10027	Multifamily	Cooperative	1905	1997	22
68	Mates Owners Corp.	NCB		100 Avenue P	Brooklyn	NY	11204	Multifamily	Cooperative	1938	2002	65

A-1-2

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure(2)	Cut-off Date Balance Per Unit/SF(6)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate
1	Apple Campus 3	Sq. Ft.	385	94,000,000	94,000,000	7.3%	94,000,000	Y	12/14/2017	2/6/2018	1/6/2028		1/6/2028	4/6/2031	3.36498%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	3.35123%
2	LARP I Portfolio	Units	91,931	90,000,000	90,000,000	7.0%	90,000,000	N	12/22/2017	2/1/2018	1/1/2028		1/1/2028		5.00400%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.99025%
2.01	Blackwood	Units		17,000,000	17,000,000	1.3%
2.02	5500 Cornell	Units		12,333,333	12,333,333	1.0%
2.03	Clyde Manor	Units		8,333,333	8,333,333	0.6%
2.04	Woodlawn Terrace	Units		6,875,000	6,875,000	0.5%
2.05	Park Central	Units		6,416,667	6,416,667	0.5%
2.06	Maple Court	Units		5,416,667	5,416,667	0.4%
2.07	Ellis Street	Units		5,416,667	5,416,667	0.4%
2.08	Drexel Grand	Units		5,041,667	5,041,667	0.4%
2.09	Ellis Court	Units		4,562,500	4,562,500	0.4%
2.10	Kenwood Court	Units		4,541,667	4,541,667	0.4%
2.11	Woodlawn Court	Units		4,000,000	4,000,000	0.3%
2.12	Harper Court	Units		2,020,833	2,020,833	0.2%
2.13	925 E 46th Street	Units		1,791,667	1,791,667	0.1%
2.14	Yankee Hill	Units		1,583,333	1,583,333	0.1%
2.15	Drexel Terrace	Units		1,416,667	1,416,667	0.1%
2.16	Gillham House	Units		1,395,833	1,395,833	0.1%
2.17	Cornell Terrace	Units		1,229,167	1,229,167	0.1%
2.18	5508 Cornell	Units		624,999	624,999	0.0%
3	Iron Guard Storage Portfolio	Sq. Ft.	64	86,000,000	86,000,000	6.7%	86,000,000	N	1/9/2018	3/1/2018	2/1/2028		2/1/2028		4.56650%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.55275%
3.01	Camas	Sq. Ft.		8,255,000	8,255,000	0.6%
3.02	Webster	Sq. Ft.		6,890,000	6,890,000	0.5%
3.03	Gum Branch	Sq. Ft.		5,447,000	5,447,000	0.4%
3.04	6th Avenue	Sq. Ft.		4,548,000	4,548,000	0.4%
3.05	Katy	Sq. Ft.		4,463,000	4,463,000	0.3%
3.06	La Porte	Sq. Ft.		4,435,000	4,435,000	0.3%
3.07	Denton	Sq. Ft.		4,244,000	4,244,000	0.3%
3.08	Prater Way	Sq. Ft.		4,060,000	4,060,000	0.3%
3.09	Shurling	Sq. Ft.		4,032,000	4,032,000	0.3%
3.10	Adamsville	Sq. Ft.		3,975,000	3,975,000	0.3%
3.11	Troy	Sq. Ft.		3,961,000	3,961,000	0.3%
3.12	Conroe	Sq. Ft.		3,947,000	3,947,000	0.3%
3.13	Del Valle	Sq. Ft.		3,763,000	3,763,000	0.3%
3.14	Tomball	Sq. Ft.		3,636,000	3,636,000	0.3%
3.15	Canyon Lake	Sq. Ft.		3,325,000	3,325,000	0.3%
3.16	Riverside	Sq. Ft.		3,049,000	3,049,000	0.2%
3.17	Bertram	Sq. Ft.		2,653,000	2,653,000	0.2%
3.18	Center	Sq. Ft.		2,617,000	2,617,000	0.2%
3.19	Key	Sq. Ft.		2,476,000	2,476,000	0.2%
3.2	Wylds	Sq. Ft.		2,440,000	2,440,000	0.2%
3.21	Marine	Sq. Ft.		2,108,000	2,108,000	0.2%
3.22	Donna	Sq. Ft.		1,676,000	1,676,000	0.1%
4	Wisconsin Hotel Portfolio	Rooms	59,442	74,600,000	74,600,000	5.8%	56,425,532	N	1/4/2018	3/1/2018		3/1/2018	2/1/2028		5.33000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	5.31625%
4.01	Holiday Inn - Madison West	Rooms		13,550,000	13,550,000	1.1%
4.02	Fairfield Inn - Oak Creek	Rooms		9,436,000	9,436,000	0.7%
4.03	Holiday Inn - Fond Du Lac	Rooms		8,350,000	8,350,000	0.6%
4.04	Holiday Inn Express - Fond Du Lac	Rooms		7,225,000	7,225,000	0.6%
4.05	Baymont Inn - Madison	Rooms		6,020,000	6,020,000	0.5%
4.06	Comfort Inn & Suites - Appleton Airport	Rooms		5,900,000	5,900,000	0.5%
4.07	Holiday Inn Express - Oshkosh	Rooms		5,876,000	5,876,000	0.5%
4.08	Comfort Inn & Suites - Milwaukee Airport	Rooms		5,820,000	5,820,000	0.5%
4.09	Comfort Inn & Suites - Madison West	Rooms		5,067,000	5,067,000	0.4%
4.10	Holiday Inn Express - Milwaukee Airport	Rooms		4,710,000	4,710,000	0.4%
4.11	Comfort Inn & Suites - Fond Du Lac	Rooms		2,646,000	2,646,000	0.2%
5	Brookwood Chase Portfolio	Sq. Ft.	71	65,000,000	65,000,000	5.0%	65,000,000	N	12/13/2017	2/1/2018	1/1/2028		1/1/2028		4.07000%	0.00210%	0.00590%	0.02250%	0.00050%	0.00025%	4.03875%
5.01	Old Hammond	Sq. Ft.		12,520,000	12,520,000	1.0%
5.02	Coursey	Sq. Ft.		9,660,000	9,660,000	0.8%
5.03	Siegen	Sq. Ft.		7,880,000	7,880,000	0.6%
5.04	Staring	Sq. Ft.		7,620,000	7,620,000	0.6%
5.05	Capital Court	Sq. Ft.		6,575,000	6,575,000	0.5%
5.06	Lapalco	Sq. Ft.		6,510,000	6,510,000	0.5%
5.07	Wall	Sq. Ft.		5,970,000	5,970,000	0.5%
5.08	Willow	Sq. Ft.		4,375,000	4,375,000	0.3%
5.09	Westminster	Sq. Ft.		3,890,000	3,890,000	0.3%
6	Extra Space Self Storage Portfolio	Sq. Ft.	73	60,000,000	60,000,000	4.7%	60,000,000	N	11/30/2017	1/1/2018	12/1/2027		12/1/2027		4.17500%	0.00000%	0.00590%	0.02000%	0.00050%	0.00025%	4.14835%
6.01	Henderson - Stephanie Place	Sq. Ft.		4,015,432	4,015,432	0.3%
6.02	Brookfield - Federal Road	Sq. Ft.		2,996,914	2,996,914	0.2%
6.03	Kingston - Sawkill Road	Sq. Ft.		2,879,630	2,879,630	0.2%
6.04	Lake Elsinore - Central Avenue	Sq. Ft.		2,564,815	2,564,815	0.2%
6.05	Doylestown - North Broad Street	Sq. Ft.		2,509,259	2,509,259	0.2%
6.06	Pennsauken - South Crescent Boulevard	Sq. Ft.		2,441,358	2,441,358	0.2%
6.07	New Paltz - South Putt Corners Road	Sq. Ft.		2,382,716	2,382,716	0.2%
6.08	Tyngsborough - Industrial Way	Sq. Ft.		2,358,025	2,358,025	0.2%
6.09	Hemet - South Sanderson	Sq. Ft.		2,246,914	2,246,914	0.2%
6.10	Bensalem - 1525 Bristol Pike	Sq. Ft.		2,209,877	2,209,877	0.2%
6.11	Eastpoint - Lakewood Avenue	Sq. Ft.		2,108,025	2,108,025	0.2%
6.12	Howell - Route 9 South	Sq. Ft.		2,052,469	2,052,469	0.2%
6.13	Lawrenceville - Hurricane Shoals Road	Sq. Ft.		2,037,037	2,037,037	0.2%
6.14	Lawnside - White Horse Pike	Sq. Ft.		1,975,309	1,975,309	0.2%
6.15	Phoenix - West Peoria	Sq. Ft.		1,774,691	1,774,691	0.1%
6.16	Mount Laurel - Ark Road	Sq. Ft.		1,604,938	1,604,938	0.1%
6.17	Burlington - Cadillac Road	Sq. Ft.		1,592,593	1,592,593	0.1%
6.18	Cherry Hill - Marlton Pike	Sq. Ft.		1,589,506	1,589,506	0.1%
6.19	Bensalem - Knights Road	Sq. Ft.		1,537,037	1,537,037	0.1%
6.2	Albuquerque - Ellison Road Northwest	Sq. Ft.		1,509,259	1,509,259	0.1%
6.21	Modesto - Crows Landing	Sq. Ft.		1,435,185	1,435,185	0.1%
6.22	Auburndale - US Highway 92 West	Sq. Ft.		1,419,753	1,419,753	0.1%
6.23	San Bernardino - West Club Center Drive	Sq. Ft.		1,345,679	1,345,679	0.1%
6.24	Memphis - Mount Moriah Terrace	Sq. Ft.		1,296,296	1,296,296	0.1%
6.25	Hesperia - Mariposa Road	Sq. Ft.		1,194,444	1,194,444	0.1%
6.26	Memphis - Covington Way	Sq. Ft.		1,179,012	1,179,012	0.1%
6.27	St. Louis - Halls Ferry Road	Sq. Ft.		1,083,333	1,083,333	0.1%
6.28	Killeen - Jasper Drive	Sq. Ft.		1,070,988	1,070,988	0.1%
6.29	Albuquerque - Airport Drive Northwest	Sq. Ft.		916,667	916,667	0.1%
6.30	Memphis - Gateway Drive	Sq. Ft.		870,370	870,370	0.1%
6.31	Victorville - Yates Road	Sq. Ft.		861,111	861,111	0.1%
6.32	Las Vegas - North Lamont Street	Sq. Ft.		675,926	675,926	0.1%
6.33	Columbus - East Main Street	Sq. Ft.		657,407	657,407	0.1%
6.34	Memphis - Raleigh-LaGrange	Sq. Ft.		595,679	595,679	0.0%

A-1-3

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure(2)	Cut-off Date Balance Per Unit/SF(6)	Original Balance ($)	Cut-off Date Balance ($)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate
6.35	Memphis - 5675 Summer Avenue	Sq. Ft.		543,210	543,210	0.0%
6.36	Memphis - Madison Avenue	Sq. Ft.		469,136	469,136	0.0%
7	Baybrook Lifestyle and Power Center	Sq. Ft.	220	60,000,000	60,000,000	4.7%	60,000,000	N	11/17/2017	1/1/2018	12/1/2027		12/1/2027		3.77000%	0.00000%	0.00590%	0.00500%	0.00050%	0.00025%	3.75835%
8	2020 Southwest 4th Avenue	Sq. Ft.	195	44,250,000	44,250,000	3.4%	44,250,000	N	12/11/2017	1/11/2018	12/11/2027		12/11/2027		3.96100%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	3.94725%
9	Roedel Hotel Portfolio	Rooms	122,951	43,000,000	42,909,955	3.3%	35,431,932	N	11/22/2017	1/1/2018		1/1/2018	12/1/2027		5.07200%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	5.05825%
9.01	Hilton Garden Inn - Manchester	Rooms		20,768,707	20,725,216	1.6%
9.02	Hilton Garden Inn - Fishkill	Rooms		12,066,327	12,041,059	0.9%
9.03	Holiday Inn Express - Auburn	Rooms		10,164,966	10,143,680	0.8%
10	Moffett Towers II - Building 2	Sq. Ft.	455	41,250,000	41,250,000	3.2%	37,187,837	N	11/16/2017	1/6/2018	12/6/2022	1/6/2023	12/6/2027		3.61890%	0.00000%	0.00590%	0.00500%	0.00050%	0.00025%	3.60725%
11	One Kennedy Square	Sq. Ft.	148	36,400,000	36,400,000	2.8%	31,929,142	N	1/19/2018	3/11/2018	2/11/2021	3/11/2021	2/11/2028		4.60000%	0.00210%	0.00590%	0.05250%	0.00050%	0.00025%	4.53875%
12	One Newark Center	Sq. Ft.	159	34,580,000	34,580,000	2.7%	30,089,198	N	11/30/2017	1/1/2018	12/1/2020	1/1/2021	12/1/2027		4.25000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.23625%
13	ExchangeRight Portfolio 18	Sq. Ft.	123	33,441,294	33,441,294	2.6%	33,441,294	N	11/10/2017	1/1/2018	12/1/2027		12/1/2027		4.08800%	0.00210%	0.00590%	0.02250%	0.00050%	0.00025%	4.05675%
13.01	Walgreens - Chicago (Belmont), IL	Sq. Ft.		4,297,079	4,297,079	0.3%
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	Sq. Ft.		3,583,430	3,583,430	0.3%
13.03	Walgreens - Chicago (Central), IL	Sq. Ft.		3,416,405	3,416,405	0.3%
13.04	Walgreens - League City (Main), TX	Sq. Ft.		3,036,805	3,036,805	0.2%
13.05	Tractor Supply - Meraux (Archbishop), LA	Sq. Ft.		2,386,929	2,386,929	0.2%
13.06	Tractor Supply - Collinsville (136th), OK	Sq. Ft.		2,332,266	2,332,266	0.2%
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	Sq. Ft.		2,277,604	2,277,604	0.2%
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	Sq. Ft.		2,143,984	2,143,984	0.2%
13.09	CVS Pharmacy - Richmond (18th), IN	Sq. Ft.		1,594,322	1,594,322	0.1%
13.10	Napa Auto Parts- Jerome (Wabash), IL	Sq. Ft.		1,427,298	1,427,298	0.1%
13.11	Advance Auto Parts - Chicago (Cottage), IL	Sq. Ft.		1,260,274	1,260,274	0.1%
13.12	Dollar General - Panama City (US-231), FL	Sq. Ft.		1,135,765	1,135,765	0.1%
13.13	Dollar General - Elizabeth (Scenery), PA	Sq. Ft.		1,078,066	1,078,066	0.1%
13.14	Dollar General - Baton Rouge (Plank), LA	Sq. Ft.		971,778	971,778	0.1%
13.15	Dollar General - Altoona (14th), PA	Sq. Ft.		911,041	911,041	0.1%
13.16	Dollar General - Fayetteville (Strickland), NC	Sq. Ft.		798,680	798,680	0.1%
13.17	Dollar General - Odessa (FM 1936), TX	Sq. Ft.		789,568	789,568	0.1%
14	Courtyard Los Angeles Sherman Oaks	Rooms	258,216	28,000,000	28,000,000	2.2%	24,491,954	N	11/30/2017	1/11/2018	12/11/2020	1/11/2021	12/11/2027		4.47400%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.46025%
15	Warwick Mall	Sq. Ft.	127	27,500,000	27,500,000	2.1%	25,142,487	N	9/14/2017	11/1/2017	10/1/2022	11/1/2022	10/1/2027		4.44500%	0.00000%	0.00590%	0.01500%	0.00050%	0.00025%	4.42335%
16	11311 McCormick Road	Sq. Ft.	113	24,375,000	24,375,000	1.9%	21,264,258	N	12/7/2017	2/1/2018	1/1/2021	2/1/2021	1/1/2028		4.36100%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.34725%
17	Kirkwood Plaza	Sq. Ft.	125	23,790,000	23,703,255	1.8%	19,290,498	N	10/26/2017	12/1/2017		12/1/2017	11/1/2027		4.59000%	0.00210%	0.00590%	0.02250%	0.00050%	0.00025%	4.55875%
18	Rainbow Sunset Pavilion - NV	Sq. Ft.	220	23,100,000	23,073,686	1.8%	18,800,525	N	1/11/2018	2/11/2018		2/11/2018	1/11/2028		4.70000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.68625%
19	StorQuest - Los Angeles Hill Street	Sq. Ft.	199	22,180,000	22,180,000	1.7%	22,180,000	N	12/19/2017	2/1/2018	1/1/2028		1/1/2028		4.44600%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.43225%
20	Woodbridge Commons	Sq. Ft.	116	22,100,000	22,100,000	1.7%	22,100,000	N	11/15/2017	1/1/2018	12/1/2027		12/1/2027		4.35500%	0.00210%	0.00590%	0.03500%	0.00050%	0.00025%	4.31125%
21	Peterson Retail Portfolio	Sq. Ft.	211	22,000,000	22,000,000	1.7%	20,133,874	N	1/16/2018	3/11/2018	2/11/2023	3/11/2023	2/11/2028		4.51000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.49625%
21.01	The Shops at Fair Lakes	Sq. Ft.		14,000,000	14,000,000	1.1%
21.02	Gateway Branch	Sq. Ft.		8,000,000	8,000,000	0.6%
22	Safeway - Renton, WA	Sq. Ft.	310	19,200,000	19,200,000	1.5%	19,200,000	N	12/19/2017	2/11/2018	1/11/2028		1/11/2028		4.50000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.48625%
23	Fremont Business Center	Sq. Ft.	145	18,000,000	18,000,000	1.4%	16,395,816	N	12/15/2017	2/11/2018	1/11/2023	2/11/2023	1/11/2028		4.22000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.20625%
24	Everett Village	Sq. Ft.	144	17,395,000	17,395,000	1.4%	15,925,013	N	12/21/2017	2/11/2018	1/11/2023	2/11/2023	1/11/2028		4.53000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.51625%
25	Hilton Garden Inn Boise Spectrum	Rooms	124,163	17,050,000	17,010,273	1.3%	13,835,402	N	11/17/2017	1/11/2018		1/11/2018	12/11/2027		4.61000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.59625%
26	East Towne Center	Sq. Ft.	60	15,400,000	15,383,248	1.2%	12,617,436	N	12/14/2017	2/1/2018		2/1/2018	1/1/2028		4.90000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.88625%
27	Goldorado Shopping Center	Sq. Ft.	131	14,300,000	14,300,000	1.1%	14,300,000	N	9/7/2017	10/11/2017	9/11/2027		9/11/2027		4.09000%	0.00210%	0.00590%	0.03500%	0.00050%	0.00025%	4.04625%
28	U Stor It San Diego Logan	Sq. Ft.	138	13,600,000	13,600,000	1.1%	13,600,000	N	12/19/2017	2/1/2018	1/1/2028		1/1/2028		4.55300%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.53925%
29	Comfort Suites Golden West	Rooms	130,095	11,100,000	11,058,043	0.9%	8,947,317	N	10/18/2017	12/1/2017		12/1/2017	11/1/2027		4.41700%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.40325%
30	Red Rock Business Center	Sq. Ft.	149	11,000,000	11,000,000	0.9%	11,000,000	N	12/15/2017	2/1/2018	1/1/2028		1/1/2028		4.61000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.59625%
31	Lawndale Commons	Sq. Ft.	166	10,950,000	10,950,000	0.9%	10,950,000	N	12/13/2017	2/1/2018	1/1/2028		1/1/2028		4.65000%	0.00210%	0.00590%	0.04250%	0.00050%	0.00025%	4.59875%
32	La Quinta Inn - Goodlettsville	Rooms	83,772	10,250,000	10,220,178	0.8%	7,753,114	N	11/29/2017	1/1/2018		1/1/2018	12/1/2027		5.32500%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	5.31125%
33	Green Valley Ranch - Denver	Sq. Ft.	207	10,162,500	10,162,500	0.8%	8,883,500	N	11/16/2017	1/11/2018	12/11/2020	1/11/2021	12/11/2027		4.44600%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.43225%
34	Bayside Technology Park - Bldg 19	Sq. Ft.	130	10,000,000	9,993,902	0.8%	8,962,843	N	12/19/2017	2/11/2018		2/11/2018	1/11/2028		4.55000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.53625%
35	Bridge Plaza Co-op, Inc.	Units	76,435	9,950,000	9,936,484	0.8%	7,874,196	N	12/28/2017	2/1/2018		2/1/2018	1/1/2028		3.90000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.81125%
36	Azalea Portfolio	Sq. Ft.	88	9,750,000	9,750,000	0.8%	9,750,000	N	12/13/2017	2/1/2018	1/1/2028		1/1/2028		4.15000%	0.00210%	0.00590%	0.06250%	0.00050%	0.00025%	4.07875%
36.01	Sherwood	Sq. Ft.		5,937,000	5,937,000	0.5%
36.02	College Station	Sq. Ft.		3,813,000	3,813,000	0.3%
37	Lois Realty Portfolio	Pads	36,145	9,000,000	9,000,000	0.7%	6,212,964	N	1/5/2018	3/1/2018		3/1/2018	2/1/2028		4.37700%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.36325%
37.01	Valkill	Pads		4,965,517	4,965,517	0.4%
37.02	Moorgate	Pads		2,408,276	2,408,276	0.2%
37.03	Stonegate	Pads		1,626,207	1,626,207	0.1%
38	O’Hare Business Center	Sq. Ft.	44	8,400,000	8,389,174	0.7%	6,706,496	N	12/13/2017	2/1/2018		2/1/2018	1/1/2028		4.14500%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.13125%
39	Highpoint-on-The Hudson Owners, Inc.	Units	62,500	7,500,000	7,500,000	0.6%	7,500,000	N	12/29/2017	2/1/2018	1/1/2028		1/1/2028		3.75000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.66125%
40	Wyndham House Owners Corp.	Units	47,619	7,000,000	7,000,000	0.5%	7,000,000	N	10/25/2017	12/1/2017	11/1/2027		11/1/2027		3.85000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.76125%
41	Best Western Sandman	Rooms	60,268	6,750,000	6,750,000	0.5%	5,102,450	N	1/4/2018	3/1/2018		3/1/2018	2/1/2028		5.31300%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	5.29925%
42	Nathan Hale Owners Corp.	Units	27,505	6,700,000	6,683,629	0.5%	5,879,474	N	10/31/2017	12/1/2017		12/1/2017	11/1/2027		3.83000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.74125%
43	Riverwood Research Center	Sq. Ft.	88	6,020,000	6,020,000	0.5%	4,956,924	N	1/5/2018	3/1/2018		3/1/2018	2/1/2028		5.05500%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	5.04125%
44	F5 Networks	Sq. Ft.	139	6,000,000	6,000,000	0.5%	4,849,011	N	1/4/2018	3/1/2018		3/1/2018	2/1/2028		4.49500%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.48125%
45	Las Gaviotas Shopping Center	Sq. Ft.	59	5,375,000	5,362,306	0.4%	4,352,691	N	12/1/2017	1/11/2018		1/11/2018	12/11/2027		4.55000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.53625%
46	Park Center Circle	Sq. Ft.	240	5,325,000	5,325,000	0.4%	4,571,965	N	12/15/2017	2/11/2018	1/11/2020	2/11/2020	1/11/2028		4.70000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.68625%
47	Whispering Pines - SC	Units	36,336	5,250,000	5,232,444	0.4%	3,859,995	N	12/5/2017	1/11/2018		1/11/2018	12/11/2027		4.55000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.53625%
48	American Mini Storage Colorado Springs	Sq. Ft.	67	5,200,000	5,200,000	0.4%	4,865,865	N	12/20/2017	2/11/2018	1/11/2021	2/11/2021	1/11/2025		4.68000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.66625%
49	StorageOne Durango	Sq. Ft.	60	4,500,000	4,500,000	0.3%	4,500,000	N	12/1/2017	1/1/2018	12/1/2027		12/1/2027		4.33200%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.31825%
50	Fry Road Retail Center	Sq. Ft.	160	4,250,000	4,250,000	0.3%	4,250,000	N	11/22/2017	1/1/2018	12/1/2027		12/1/2027		4.49000%	0.00210%	0.00590%	0.08250%	0.00050%	0.00025%	4.39875%
51	Arbrook Square	Sq. Ft.	244	4,250,000	4,245,070	0.3%	3,449,637	N	12/29/2017	2/1/2018		2/1/2018	1/1/2028		4.62000%	0.00210%	0.00590%	0.07250%	0.00050%	0.00025%	4.53875%
52	Esplanade Mini Storage	Sq. Ft.	54	4,000,000	4,000,000	0.3%	4,000,000	N	11/30/2017	1/11/2018	12/11/2027		12/11/2027		4.43000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.41625%
53	Talon Centre	Sq. Ft.	58	4,000,000	3,990,101	0.3%	3,215,795	N	12/8/2017	1/11/2018		1/11/2018	12/11/2027		4.34000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.32625%
54	190 East Mosholu Parkway Owners Corp.	Units	68,423	3,700,000	3,694,834	0.3%	2,914,156	N	12/21/2017	2/1/2018		2/1/2018	1/1/2028		3.77000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.68125%
55	2390 Palisade Avenue Owners Corp.	Units	60,297	3,500,000	3,497,205	0.3%	3,062,714	N	12/19/2017	2/1/2018		2/1/2018	1/1/2028		3.74000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.65125%
56	60 Pineapple Residence Corp.	Units	47,780	3,450,000	3,440,168	0.3%	2,708,328	N	11/30/2017	1/1/2018		1/1/2018	12/1/2027		3.68000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.59125%
57	6340 Middlebelt Road	Sq. Ft.	41	3,215,000	3,215,000	0.2%	3,215,000	N	12/14/2017	2/11/2018	1/11/2023		1/11/2023		4.99000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.97625%
58	Worthington Industrial Park	Sq. Ft.	49	3,075,000	3,071,569	0.2%	2,510,221	N	12/21/2017	2/11/2018		2/11/2018	1/11/2028		4.79000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.77625%
59	68 East Hartsdale Avenue Owners Corp.	Units	38,751	2,600,000	2,596,347	0.2%	2,045,513	N	12/29/2017	2/1/2018		2/1/2018	1/1/2028		3.74000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.65125%
60	Barclay Plaza North Owners, Inc.	Units	34,483	2,000,000	2,000,000	0.2%	2,000,000	N	12/13/2017	2/1/2018	1/1/2028		1/1/2028		3.77000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.68125%
61	320 West 84th Corp.	Units	55,556	2,000,000	2,000,000	0.2%	1,752,248	N	1/2/2018	3/1/2018		3/1/2018	2/1/2028		3.78000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.69125%
62	Crestwood Owners, Inc.	Units	16,107	2,000,000	1,997,208	0.2%	1,575,220	N	12/29/2017	2/1/2018		2/1/2018	1/1/2028		3.77000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.68125%
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	Units	6,262	1,880,000	1,878,545	0.1%	1,650,258	N	12/29/2017	2/1/2018		2/1/2018	1/1/2028		3.84000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.75125%
64	AAA Self Storage - TX	Sq. Ft.	35	1,800,000	1,797,964	0.1%	1,466,452	N	12/20/2017	2/11/2018		2/11/2018	1/11/2028		4.73000%	0.00210%	0.00590%	0.00500%	0.00050%	0.00025%	4.71625%
65	187 Pinehurst Owners Corp.	Units	33,190	1,600,000	1,593,135	0.1%	1,261,122	N	11/1/2017	12/1/2017		12/1/2017	11/1/2027		3.79000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.70125%
66	2155 Bay Owner’s Corp.	Units	15,252	1,300,000	1,296,402	0.1%	1,025,834	N	11/30/2017	1/1/2018		1/1/2018	12/1/2027		3.82000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.73125%
67	1264 Owners Corp.	Units	54,545	1,200,000	1,200,000	0.1%	1,055,910	N	1/2/2018	3/1/2018		3/1/2018	2/1/2028		3.92000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.83125%
68	Mates Owners Corp.	Units	16,923	1,100,000	1,100,000	0.1%	1,100,000	N	12/27/2017	2/1/2018	1/1/2028		1/1/2028		3.91000%	0.00210%	0.00590%	0.08000%	0.00050%	0.00025%	3.82125%

A-1-4

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)(4)	Grace Period Late (Days)	Appraised Value ($)(5)
1	Apple Campus 3	Actual/360	267,250.91	Interest-only, ARD	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)	0	0	773,600,000
2	LARP I Portfolio	Actual/360	380,512.50	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)	5	0	140,530,000
2.01	Blackwood															26,200,000
2.02	5500 Cornell															19,000,000
2.03	Clyde Manor															12,930,000
2.04	Woodlawn Terrace															10,600,000
2.05	Park Central															9,880,000
2.06	Maple Court															8,760,000
2.07	Ellis Street															8,350,000
2.08	Drexel Grand															7,800,000
2.09	Ellis Court															7,040,000
2.10	Kenwood Court															7,000,000
2.11	Woodlawn Court															6,200,000
2.12	Harper Court															3,380,000
2.13	925 E 46th Street															2,760,000
2.14	Yankee Hill															2,420,000
2.15	Drexel Terrace															2,810,000
2.16	Gillham House															2,200,000
2.17	Cornell Terrace															2,000,000
2.18	5508 Cornell															1,200,000
3	Iron Guard Storage Portfolio	Actual/360	331,811.19	Interest-only, Balloon	Actual/360	120	120	120	120	0	0	0	L(24),D(92),O(4)	5	0	137,470,000
3.01	Camas															11,670,000
3.02	Webster															9,740,000
3.03	Gum Branch															7,700,000
3.04	6th Avenue															6,430,000
3.05	Katy															6,310,000
3.06	La Porte															6,270,000
3.07	Denton															5,980,000
3.08	Prater Way															5,740,000
3.09	Shurling															5,880,000
3.10	Adamsville															5,620,000
3.11	Troy															5,600,000
3.12	Conroe															5,580,000
3.13	Del Valle															5,320,000
3.14	Tomball															5,220,000
3.15	Canyon Lake															4,700,000
3.16	Riverside															4,310,000
3.17	Bertram															3,750,000
3.18	Center															3,700,000
3.19	Key															3,500,000
3.2	Wylds															3,450,000
3.21	Marine															2,980,000
3.22	Donna															2,370,000
4	Wisconsin Hotel Portfolio	Actual/360	450,566.67	Amortizing Balloon		120	120	0	0	300	300	0	L(24),D(92),O(4)	5	0	118,010,000
4.01	Holiday Inn - Madison West															18,160,000
4.02	Fairfield Inn - Oak Creek															13,480,000
4.03	Holiday Inn - Fond Du Lac															16,200,000
4.04	Holiday Inn Express - Fond Du Lac															11,670,000
4.05	Baymont Inn - Madison															10,160,000
4.06	Comfort Inn & Suites - Appleton Airport															8,430,000
4.07	Holiday Inn Express - Oshkosh															8,170,000
4.08	Comfort Inn & Suites - Milwaukee Airport															8,490,000
4.09	Comfort Inn & Suites - Madison West															7,240,000
4.10	Holiday Inn Express - Milwaukee Airport															12,230,000
4.11	Comfort Inn & Suites - Fond Du Lac															3,780,000
5	Brookwood Chase Portfolio	Actual/360	223,520.25	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(90),O(5)	5	0	110,330,000
5.01	Old Hammond															21,250,000
5.02	Coursey															16,410,000
5.03	Siegen															13,370,000
5.04	Staring															12,930,000
5.05	Capital Court															11,160,000
5.06	Lapalco															11,050,000
5.07	Wall															10,130,000
5.08	Willow															7,430,000
5.09	Westminster															6,600,000
6	Extra Space Self Storage Portfolio	Actual/360	211,649.31	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(87),O(7)	5	0	299,250,000
6.01	Henderson - Stephanie Place															18,700,000
6.02	Brookfield - Federal Road															13,800,000
6.03	Kingston - Sawkill Road															12,400,000
6.04	Lake Elsinore - Central Avenue															12,300,000
6.05	Doylestown - North Broad Street															11,400,000
6.06	Pennsauken - South Crescent Boulevard															12,300,000
6.07	New Paltz - South Putt Corners Road															10,900,000
6.08	Tyngsborough - Industrial Way															10,300,000
6.09	Hemet - South Sanderson															11,000,000
6.10	Bensalem - 1525 Bristol Pike															10,800,000
6.11	Eastpoint - Lakewood Avenue															11,150,000
6.12	Howell - Route 9 South															10,000,000
6.13	Lawrenceville - Hurricane Shoals Road															9,150,000
6.14	Lawnside - White Horse Pike															10,300,000
6.15	Phoenix - West Peoria															9,300,000
6.16	Mount Laurel - Ark Road															7,700,000
6.17	Burlington - Cadillac Road															7,700,000
6.18	Cherry Hill - Marlton Pike															7,500,000
6.19	Bensalem - Knights Road															7,600,000
6.2	Albuquerque - Ellison Road Northwest															6,900,000
6.21	Modesto - Crows Landing															6,000,000
6.22	Auburndale - US Highway 92 West															5,700,000
6.23	San Bernardino - West Club Center Drive															6,300,000
6.24	Memphis - Mount Moriah Terrace															5,650,000
6.25	Hesperia - Mariposa Road															5,600,000
6.26	Memphis - Covington Way															5,300,000
6.27	St. Louis - Halls Ferry Road															5,100,000
6.28	Killeen - Jasper Drive															6,000,000
6.29	Albuquerque - Airport Drive Northwest															4,500,000
6.30	Memphis - Gateway Drive															3,650,000
6.31	Victorville - Yates Road															3,800,000
6.32	Las Vegas - North Lamont Street															3,800,000
6.33	Columbus - East Main Street															2,750,000
6.34	Memphis - Raleigh-LaGrange															2,700,000

A-1-5

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)(4)	Grace Period Late (Days)	Appraised Value ($)(5)
6.35	Memphis - 5675 Summer Avenue															2,350,000
6.36	Memphis - Madison Avenue															2,250,000
7	Baybrook Lifestyle and Power Center	Actual/360	191,118.06	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	2, once every 12-month period	0	241,000,000
8	2020 Southwest 4th Avenue	Actual/360	148,090.51	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),GRTR 1% or YM or D(87),O(7)	0	5	65,170,000
9	Roedel Hotel Portfolio	Actual/360	232,729.14	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	58,800,000
9.01	Hilton Garden Inn - Manchester															28,400,000
9.02	Hilton Garden Inn - Fishkill															16,500,000
9.03	Holiday Inn Express - Auburn															13,900,000
10	Moffett Towers II - Building 2	Actual/360	187,979.57	Interest-only, Amortizing Balloon	Actual/360	120	118	60	58	360	360	2	L(26),D(87),O(7)	0	0	351,000,000
11	One Kennedy Square	Actual/360	186,602.55	Interest-only, Amortizing Balloon	Actual/360	120	120	36	36	360	360	0	L(24),D(92),O(4)	0	0	52,500,000
12	One Newark Center	Actual/360	170,112.81	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)	5	0	94,000,000
13	ExchangeRight Portfolio 18	Actual/360	115,505.61	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	4	5	54,520,000
13.01	Walgreens - Chicago (Belmont), IL															7,075,000
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN															5,500,000
13.03	Walgreens - Chicago (Central), IL															5,625,000
13.04	Walgreens - League City (Main), TX															5,000,000
13.05	Tractor Supply - Meraux (Archbishop), LA															3,930,000
13.06	Tractor Supply - Collinsville (136th), OK															3,840,000
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL															3,750,000
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA															3,530,000
13.09	CVS Pharmacy - Richmond (18th), IN															2,625,000
13.10	Napa Auto Parts- Jerome (Wabash), IL															2,350,000
13.11	Advance Auto Parts - Chicago (Cottage), IL															2,075,000
13.12	Dollar General - Panama City (US-231), FL															1,870,000
13.13	Dollar General - Elizabeth (Scenery), PA															1,775,000
13.14	Dollar General - Baton Rouge (Plank), LA															1,600,000
13.15	Dollar General - Altoona (14th), PA															1,500,000
13.16	Dollar General - Fayetteville (Strickland), NC															1,175,000
13.17	Dollar General - Odessa (FM 1936), TX															1,300,000
14	Courtyard Los Angeles Sherman Oaks	Actual/360	141,439.65	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)	0	0	85,900,000
15	Warwick Mall	Actual/360	138,441.21	Interest-only, Amortizing Balloon	Actual/360	120	116	60	56	360	360	4	L(28),D(87),O(5)	4	0	158,000,000
16	11311 McCormick Road	Actual/360	121,499.59	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35	360	360	1	L(25),D(91),O(4)	0	0	34,000,000
17	Kirkwood Plaza	Actual/360	121,815.96	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)	5	0	55,770,000
18	Rainbow Sunset Pavilion - NV	Actual/360	119,805.33	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	33,000,000
19	StorQuest - Los Angeles Hill Street	Actual/360	83,318.25	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),GRTR 1% or YM or D(88),O(7)	0	0	35,600,000
20	Woodbridge Commons	Actual/360	81,318.54	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(87),O(7)	5	0	41,200,000
21	Peterson Retail Portfolio	Actual/360	111,601.53	Interest-only, Amortizing Balloon	Actual/360	120	120	60	60	360	360	0	L(24),D(92),O(4)	0	5	38,200,000
21.01	The Shops at Fair Lakes															25,500,000
21.02	Gateway Branch															12,700,000
22	Safeway - Renton, WA	Actual/360	73,000.00	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	0	0	29,500,000
23	Fremont Business Center	Actual/360	88,233.34	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1	L(25),D(88),O(7)	0	0	30,190,000
24	Everett Village	Actual/360	88,448.25	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1	L(25),D(91),O(4)	0	0	24,850,000
25	Hilton Garden Inn Boise Spectrum	Actual/360	87,507.79	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	25,700,000
26	East Towne Center	Actual/360	81,731.91	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)	5	5	20,900,000
27	Goldorado Shopping Center	Actual/360	49,416.10	Interest-only, Balloon	Actual/360	120	115	120	115	0	0	5	L(29),D(86),O(5)	0	0	23,000,000
28	U Stor It San Diego Logan	Actual/360	52,317.34	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	4	5	22,870,000
29	Comfort Suites Golden West	Actual/360	55,695.98	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)	4	5	16,200,000
30	Red Rock Business Center	Actual/360	42,845.25	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)	5	5	17,150,000
31	Lawndale Commons	Actual/360	43,020.57	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(90),O(5)	5	5	16,500,000
32	La Quinta Inn - Goodlettsville	Actual/360	61,877.27	Amortizing Balloon		120	118	0	0	300	298	2	L(26),D(90),O(4)	5	0	15,600,000
33	Green Valley Ranch - Denver	Actual/360	51,166.34	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),GRTR 1% or YM or D(87),O(7)	0	0	14,900,000
34	Bayside Technology Park - Bldg 19	Actual/360	45,278.19	Amortizing Balloon		120	119	0	0	480	479	1	L(25),D(88),O(7)	0	0	15,830,000
35	Bridge Plaza Co-op, Inc.	Actual/360	46,930.99	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	19,900,000
36	Azalea Portfolio	Actual/360	34,187.07	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(90),O(5)	5	0	15,520,000
36.01	Sherwood															9,450,000
36.02	College Station															6,070,000
37	Lois Realty Portfolio	Actual/360	51,785.67	Amortizing Balloon		120	120	0	0	276	276	0	L(24),D(92),O(4)	4	5	14,500,000
37.01	Valkill															8,000,000
37.02	Moorgate															3,880,000
37.03	Stonegate															2,620,000
38	O’Hare Business Center	Actual/360	40,808.24	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)	5	5	11,440,000
39	Highpoint-on-The Hudson Owners, Inc.	Actual/360	23,763.02	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	71,843,000
40	Wyndham House Owners Corp.	Actual/360	22,770.25	Interest-only, Balloon	Actual/360	120	117	120	117	0	0	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	31,900,000
41	Best Western Sandman	Actual/360	40,700.49	Amortizing Balloon		120	120	0	0	300	300	0	L(24),D(92),O(4)	4	5	11,500,000
42	Nathan Hale Owners Corp.	Actual/360	27,297.69	Amortizing Balloon		120	117	0	0	480	477	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	81,000,000
43	Riverwood Research Center	Actual/360	32,519.32	Amortizing Balloon		120	120	0	0	360	360	0	L(24),D(92),O(4)	4	5	8,300,000
44	F5 Networks	Actual/360	30,383.30	Amortizing Balloon		120	120	0	0	360	360	0	L(24),D(92),O(4)	5	5	12,300,000
45	Las Gaviotas Shopping Center	Actual/360	27,394.25	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	9,100,000
46	Park Center Circle	Actual/360	27,617.46	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(88),O(7)	0	0	7,160,000
47	Whispering Pines - SC	Actual/360	29,330.40	Amortizing Balloon		120	118	0	0	300	298	2	L(26),D(90),O(4)	0	0	7,320,000
48	American Mini Storage Colorado Springs	Actual/360	26,906.69	Interest-only, Amortizing Balloon	Actual/360	84	83	36	35	360	360	1	L(25),D(55),O(4)	0	0	9,250,000
49	StorageOne Durango	Actual/360	16,470.63	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(89),O(5)	4	5	13,030,000
50	Fry Road Retail Center	Actual/360	16,122.95	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	5	5	8,230,000
51	Arbrook Square	Actual/360	21,838.21	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(88),O(7)	5	5	6,050,000
52	Esplanade Mini Storage	Actual/360	14,971.76	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)	0	0	8,200,000
53	Talon Centre	Actual/360	19,888.92	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)	0	0	6,570,000
54	190 East Mosholu Parkway Owners Corp.	Actual/360	17,177.29	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	12,000,000
55	2390 Palisade Avenue Owners Corp.	Actual/360	14,067.03	Amortizing Balloon		120	119	0	0	480	479	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	15,900,000
56	60 Pineapple Residence Corp.	Actual/360	15,840.76	Amortizing Balloon		120	118	0	0	360	358	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	87,700,000
57	6340 Middlebelt Road	Actual/360	13,554.72	Interest-only, Balloon	Actual/360	60	59	60	59	0	0	1	L(25),D(31),O(4)	0	0	4,950,000
58	Worthington Industrial Park	Actual/360	16,114.88	Amortizing Balloon		120	119	0	0	360	359	1	L(25),GRTR 1% or YM or D(91),O(4)	0	0	4,100,000
59	68 East Hartsdale Avenue Owners Corp.	Actual/360	12,026.26	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	12,540,000
60	Barclay Plaza North Owners, Inc.	Actual/360	6,370.60	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	29,000,000
61	320 West 84th Corp.	Actual/360	8,087.22	Amortizing Balloon		120	120	0	0	480	480	0	GRTR 1% or YM(113),1%(3),O(4)	10	10	20,080,000
62	Crestwood Owners, Inc.	Actual/360	9,285.02	Amortizing Balloon		120	119	0	0	360	359	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	27,200,000
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	Actual/360	7,671.21	Amortizing Balloon		120	119	0	0	480	479	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	52,140,000
64	AAA Self Storage - TX	Actual/360	9,367.97	Amortizing Balloon		120	119	0	0	360	359	1	L(25),GRTR 1% or YM(91),O(4)	0	0	3,600,000
65	187 Pinehurst Owners Corp.	Actual/360	7,446.21	Amortizing Balloon		120	117	0	0	360	357	3	GRTR 1% or YM(113),1%(3),O(4)	10	10	16,610,000
66	2155 Bay Owner’s Corp.	Actual/360	6,072.26	Amortizing Balloon		120	118	0	0	360	358	2	GRTR 1% or YM(113),1%(3),O(4)	10	10	22,155,000
67	1264 Owners Corp.	Actual/360	4,955.72	Amortizing Balloon		120	120	0	0	480	480	0	GRTR 1% or YM(113),1%(3),O(4)	10	10	12,800,000
68	Mates Owners Corp.	Actual/360	3,633.95	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	GRTR 1% or YM(113),1%(3),O(4)	10	10	16,600,000

A-1-6

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(6)	U/W NCF DSCR (x)(6)	Cut-off Date LTV Ratio(5)(6)	LTV Ratio at Maturity or ARD(5)(6)	Cut-off Date U/W NOI Debt Yield(6)	Cut-off Date U/W NCF Debt Yield(6)	U/W Revenues ($)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)
1	Apple Campus 3	6/1/2019									3.57	3.55	44.0%	44.0%	12.2%	12.1%	46,190,545	4,804,932	41,385,613	176,531
2	LARP I Portfolio	11/3/2017									1.68	1.62	64.0%	64.0%	8.5%	8.2%	13,044,378	5,394,782	7,649,597	251,983
2.01	Blackwood	11/3/2017															2,362,260	942,646	1,419,614	36,250
2.02	5500 Cornell	11/3/2017															1,504,794	507,683	997,112	19,877
2.03	Clyde Manor	11/3/2017															1,184,634	517,507	667,127	28,750
2.04	Woodlawn Terrace	11/3/2017															1,068,403	466,778	601,625	26,000
2.05	Park Central	11/3/2017															1,001,701	386,079	615,622	26,500
2.06	Maple Court	11/3/2017															853,746	409,904	443,842	17,000
2.07	Ellis Street	11/3/2017															833,517	364,778	468,740	20,000
2.08	Drexel Grand	11/3/2017															799,023	322,141	476,882	18,500
2.09	Ellis Court	11/3/2017															654,153	270,387	383,766	10,750
2.10	Kenwood Court	11/3/2017															641,532	253,534	387,998	6,250
2.11	Woodlawn Court	11/3/2017															526,778	206,575	320,203	7,500
2.12	Harper Court	11/3/2017															306,827	142,918	163,909	6,165
2.13	925 E 46th Street	11/3/2017															290,198	126,713	163,485	6,000
2.14	Yankee Hill	11/3/2017															232,527	103,847	128,680	4,883
2.15	Drexel Terrace	11/3/2017															266,298	148,983	117,315	6,250
2.16	Gillham House	11/3/2017															234,490	91,305	143,185	6,000
2.17	Cornell Terrace	11/3/2017															189,801	89,532	100,269	4,239
2.18	5508 Cornell	11/3/2017															93,696	43,472	50,224	1,069
3	Iron Guard Storage Portfolio	Various									1.93	1.88	62.6%	62.6%	8.9%	8.7%	11,565,016	3,874,101	7,690,915	203,000
3.01	Camas	11/14/2017															799,295	159,821	639,474	7,857
3.02	Webster	11/10/2017															892,304	297,185	595,119	14,499
3.03	Gum Branch	11/8/2017															765,051	186,897	578,154	12,105
3.04	6th Avenue	11/9/2017															504,092	143,822	360,270	8,597
3.05	Katy	11/10/2017															614,423	208,469	405,954	8,411
3.06	La Porte	11/10/2017															700,451	271,089	429,362	9,260
3.07	Denton	1/19/2018															505,543	199,889	305,654	7,418
3.08	Prater Way	11/7/2017															464,817	123,820	340,997	6,632
3.09	Shurling	11/8/2017															546,113	159,844	386,269	10,140
3.10	Adamsville	11/9/2017															507,134	136,037	371,097	8,336
3.11	Troy	11/9/2017															563,889	181,842	382,047	20,273
3.12	Conroe	11/10/2017															546,297	175,744	370,553	8,869
3.13	Del Valle	11/7/2017															554,025	231,072	322,953	10,078
3.14	Tomball	11/10/2017															535,132	212,081	323,051	10,834
3.15	Canyon Lake	11/7/2017															467,183	158,439	308,744	8,661
3.16	Riverside	11/9/2017															467,147	149,737	317,410	7,445
3.17	Bertram	11/9/2017															355,041	131,052	223,989	6,859
3.18	Center	11/8/2017															428,270	153,879	274,391	8,784
3.19	Key	11/8/2017															332,361	117,846	214,515	6,105
3.2	Wylds	11/9/2017															338,471	145,764	192,707	7,763
3.21	Marine	11/8/2017															375,924	168,906	207,018	5,675
3.22	Donna	11/8/2017															302,053	160,866	141,187	8,404
4	Wisconsin Hotel Portfolio	Various									1.78	1.51	63.2%	47.8%	12.9%	11.0%	35,445,688	25,842,488	9,603,200	1,417,827
4.01	Holiday Inn - Madison West	11/20/2017															6,223,093	4,585,159	1,637,934	248,924
4.02	Fairfield Inn - Oak Creek	11/22/2017															3,264,121	2,114,693	1,149,428	130,565
4.03	Holiday Inn - Fond Du Lac	11/17/2017															6,091,464	5,004,132	1,087,332	243,659
4.04	Holiday Inn Express - Fond Du Lac	11/17/2017															2,289,679	1,464,466	825,213	91,587
4.05	Baymont Inn - Madison	11/20/2017															2,344,403	1,638,252	706,151	93,776
4.06	Comfort Inn & Suites - Appleton Airport	11/17/2017															3,159,177	2,221,616	937,561	126,367
4.07	Holiday Inn Express - Oshkosh	11/17/2017															2,090,837	1,400,712	690,125	83,633
4.08	Comfort Inn & Suites - Milwaukee Airport	11/22/2017															3,117,485	2,401,572	715,913	124,699
4.09	Comfort Inn & Suites - Madison West	11/20/2017															2,410,013	1,587,053	822,960	96,401
4.10	Holiday Inn Express - Milwaukee Airport	11/22/2017															2,889,407	2,297,534	591,873	115,576
4.11	Comfort Inn & Suites - Fond Du Lac	11/17/2017															1,566,009	1,127,299	438,710	62,640
5	Brookwood Chase Portfolio	Various									2.40	2.37	58.9%	58.9%	9.9%	9.8%	8,798,742	2,357,462	6,441,280	91,500
5.01	Old Hammond	10/25/2017															1,604,980	314,435	1,290,545	14,300
5.02	Coursey	10/25/2017															1,256,428	254,386	1,002,042	12,900
5.03	Siegen	10/25/2017															1,040,181	225,087	815,094	9,000
5.04	Staring	10/25/2017															1,049,336	256,487	792,849	12,200
5.05	Capital Court	10/25/2017															949,527	253,985	695,542	8,100
5.06	Lapalco	10/30/2017															841,217	326,595	514,622	11,000
5.07	Wall	10/30/2017															802,216	259,279	542,937	8,400
5.08	Willow	10/25/2017															682,182	231,836	450,346	8,400
5.09	Westminster	10/25/2017															572,675	235,372	337,303	7,200
6	Extra Space Self Storage Portfolio	11/1/2017									2.06	2.01	65.0%	65.0%	8.7%	8.5%	27,645,157	10,672,978	16,972,179	412,651
6.01	Henderson - Stephanie Place	11/1/2017															1,498,071	358,124	1,139,947	45,208
6.02	Brookfield - Federal Road	11/1/2017															1,219,616	370,189	849,427	12,411
6.03	Kingston - Sawkill Road	11/1/2017															1,309,401	496,860	812,541	13,250
6.04	Lake Elsinore - Central Avenue	11/1/2017															1,006,271	278,991	727,280	16,360
6.05	Doylestown - North Broad Street	11/1/2017															1,015,503	304,591	710,911	11,035
6.06	Pennsauken - South Crescent Boulevard	11/1/2017															1,113,954	425,175	688,780	12,807
6.07	New Paltz - South Putt Corners Road	11/1/2017															1,144,027	472,301	671,725	11,789
6.08	Tyngsborough - Industrial Way	11/1/2017															957,413	288,896	668,517	12,249
6.09	Hemet - South Sanderson	11/1/2017															981,540	345,600	635,940	13,949
6.10	Bensalem - 1525 Bristol Pike	11/1/2017															1,030,579	405,338	625,240	10,991
6.11	Eastpoint - Lakewood Avenue	11/1/2017															1,023,566	427,630	595,936	13,950
6.12	Howell - Route 9 South	11/1/2017															949,796	369,661	580,135	10,789
6.13	Lawrenceville - Hurricane Shoals Road	11/1/2017															901,563	324,523	577,039	16,058
6.14	Lawnside - White Horse Pike	11/1/2017															955,582	397,457	558,125	9,985
6.15	Phoenix - West Peoria	11/1/2017															771,527	268,465	503,062	9,776
6.16	Mount Laurel - Ark Road	11/1/2017															744,750	291,272	453,478	7,137
6.17	Burlington - Cadillac Road	11/1/2017															810,985	361,499	449,487	9,613
6.18	Cherry Hill - Marlton Pike	11/1/2017															776,532	328,349	448,183	9,456
6.19	Bensalem - Knights Road	11/1/2017															724,233	289,263	434,971	7,508
6.2	Albuquerque - Ellison Road Northwest	11/1/2017															637,368	208,888	428,479	8,484
6.21	Modesto - Crows Landing	11/1/2017															655,532	249,067	406,465	11,808
6.22	Auburndale - US Highway 92 West	11/1/2017															615,272	212,177	403,095	9,848
6.23	San Bernardino - West Club Center Drive	11/1/2017															587,048	205,959	381,089	9,833
6.24	Memphis - Mount Moriah Terrace	11/1/2017															650,339	284,415	365,924	13,085
6.25	Hesperia - Mariposa Road	11/1/2017															573,765	235,225	338,540	12,001
6.26	Memphis - Covington Way	11/1/2017															649,104	316,604	332,501	12,069
6.27	St. Louis - Halls Ferry Road	11/1/2017															609,321	304,925	304,396	9,001
6.28	Killeen - Jasper Drive	10/7/2017															601,251	299,007	302,244	14,688
6.29	Albuquerque - Airport Drive Northwest	11/1/2017															438,275	178,119	260,157	8,234
6.30	Memphis - Gateway Drive	11/1/2017															443,217	197,658	245,559	7,779
6.31	Victorville - Yates Road	11/1/2017															461,599	218,102	243,497	9,608
6.32	Las Vegas - North Lamont Street	11/1/2017															378,563	186,747	191,816	8,813
6.33	Columbus - East Main Street	11/1/2017															358,001	172,483	185,518	5,181
6.34	Memphis - Raleigh-LaGrange	11/1/2017															350,287	182,019	168,269	6,247

A-1-7

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(6)	U/W NCF DSCR (x)(6)	Cut-off Date LTV Ratio(5)(6)	LTV Ratio at Maturity or ARD(5)(6)	Cut-off Date U/W NOI Debt Yield(6)	Cut-off Date U/W NCF Debt Yield(6)	U/W Revenues ($)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)
6.35	Memphis - 5675 Summer Avenue	11/1/2017															384,888	232,614	152,274	7,415
6.36	Memphis - Madison Avenue	11/1/2017															316,418	184,786	131,632	4,238
7	Baybrook Lifestyle and Power Center	7/1/2018									2.95	2.80	58.1%	58.1%	11.3%	10.7%	20,728,426	4,953,868	15,774,558	95,527
8	2020 Southwest 4th Avenue	11/1/2017									2.40	2.33	67.9%	67.9%	9.6%	9.3%	6,264,973	2,000,337	4,264,636	45,363
9	Roedel Hotel Portfolio	9/28/2017									1.93	1.72	73.0%	60.3%	12.6%	11.2%	14,654,428	9,266,892	5,387,536	586,177
9.01	Hilton Garden Inn - Manchester	9/28/2017															6,673,091	4,203,324	2,469,767	266,924
9.02	Hilton Garden Inn - Fishkill	9/28/2017															4,258,778	2,811,570	1,447,208	170,351
9.03	Holiday Inn Express - Auburn	9/28/2017															3,722,559	2,251,997	1,470,562	148,902
10	Moffett Towers II - Building 2	10/18/2017									2.18	2.08	47.0%	42.4%	11.9%	11.4%	22,525,092	2,840,101	19,684,992	72,513
11	One Kennedy Square	11/20/2017									1.84	1.67	69.3%	60.8%	11.3%	10.2%	8,780,267	4,670,953	4,109,314	49,261
12	One Newark Center	10/10/2017									1.92	1.52	70.8%	61.6%	11.3%	9.0%	14,737,974	7,203,226	7,534,747	170,963
13	ExchangeRight Portfolio 18	Various									2.30	2.18	61.3%	61.3%	9.5%	9.0%	3,265,503	81,638	3,183,865	32,060
13.01	Walgreens - Chicago (Belmont), IL	10/21/2017															NAV	NAV	NAV	NAV
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	10/21/2017															NAV	NAV	NAV	NAV
13.03	Walgreens - Chicago (Central), IL	10/21/2017															NAV	NAV	NAV	NAV
13.04	Walgreens - League City (Main), TX	10/19/2017															NAV	NAV	NAV	NAV
13.05	Tractor Supply - Meraux (Archbishop), LA	9/27/2017															NAV	NAV	NAV	NAV
13.06	Tractor Supply - Collinsville (136th), OK	9/26/2017															NAV	NAV	NAV	NAV
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	10/18/2017															NAV	NAV	NAV	NAV
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	10/20/2017															NAV	NAV	NAV	NAV
13.09	CVS Pharmacy - Richmond (18th), IN	8/31/2017															NAV	NAV	NAV	NAV
13.10	Napa Auto Parts- Jerome (Wabash), IL	10/25/2017															NAV	NAV	NAV	NAV
13.11	Advance Auto Parts - Chicago (Cottage), IL	10/21/2017															NAV	NAV	NAV	NAV
13.12	Dollar General - Panama City (US-231), FL	10/17/2017															NAV	NAV	NAV	NAV
13.13	Dollar General - Elizabeth (Scenery), PA	10/20/2017															NAV	NAV	NAV	NAV
13.14	Dollar General - Baton Rouge (Plank), LA	9/11/2017															NAV	NAV	NAV	NAV
13.15	Dollar General - Altoona (14th), PA	10/20/2017															NAV	NAV	NAV	NAV
13.16	Dollar General - Fayetteville (Strickland), NC	9/15/2017															NAV	NAV	NAV	NAV
13.17	Dollar General - Odessa (FM 1936), TX	10/24/2017															NAV	NAV	NAV	NAV
14	Courtyard Los Angeles Sherman Oaks	10/6/2017									1.93	1.74	64.0%	56.0%	11.7%	10.5%	15,772,566	9,346,312	6,426,254	630,903
15	Warwick Mall	7/28/2017									2.21	2.01	47.5%	43.4%	13.3%	12.2%	16,956,599	6,957,538	9,999,062	147,179
16	11311 McCormick Road	10/3/2017									1.89	1.72	71.7%	62.5%	11.3%	10.3%	4,566,340	1,807,842	2,758,498	43,079
17	Kirkwood Plaza	9/5/2017									1.44	1.37	69.3%	56.4%	8.9%	8.4%	4,281,336	858,626	3,422,710	46,489
18	Rainbow Sunset Pavilion - NV	10/24/2017									1.52	1.41	69.9%	57.0%	9.5%	8.8%	2,909,533	719,863	2,189,669	20,959
19	StorQuest - Los Angeles Hill Street	10/20/2017									2.04	2.02	62.3%	62.3%	9.2%	9.1%	2,802,711	765,339	2,037,372	16,736
20	Woodbridge Commons	10/10/2017									2.09	2.01	53.6%	53.6%	9.2%	8.9%	3,754,207	1,714,864	2,039,343	28,529
21	Peterson Retail Portfolio	11/13/2017									1.57	1.53	57.6%	52.7%	9.6%	9.3%	2,698,974	596,537	2,102,436	9,146
21.01	The Shops at Fair Lakes	11/13/2017															1,666,204	328,439	1,337,765	9,146
21.02	Gateway Branch	11/13/2017															1,032,770	268,098	764,672	0
22	Safeway - Renton, WA	11/3/2017									1.83	1.75	65.1%	65.1%	8.4%	8.0%	2,122,625	517,031	1,605,594	30,976
23	Fremont Business Center	2/1/2018									1.68	1.53	59.6%	54.3%	9.9%	9.0%	2,279,369	504,504	1,774,865	24,764
24	Everett Village	10/29/2017									1.73	1.59	70.0%	64.1%	10.6%	9.7%	2,496,027	660,838	1,835,190	24,172
25	Hilton Garden Inn Boise Spectrum	10/1/2017									2.42	2.19	66.2%	53.8%	15.0%	13.5%	6,032,859	3,487,454	2,545,405	241,314
26	East Towne Center	10/20/2017									1.67	1.47	73.6%	60.4%	10.7%	9.4%	2,304,997	665,763	1,639,234	42,133
27	Goldorado Shopping Center	7/19/2017									2.45	2.29	62.2%	62.2%	10.2%	9.5%	2,005,224	551,545	1,453,679	21,790
28	U Stor It San Diego Logan	11/27/2017									1.90	1.88	59.5%	59.5%	8.8%	8.7%	1,652,634	460,327	1,192,307	9,824
29	Comfort Suites Golden West	9/19/2017									2.45	2.24	68.3%	55.2%	14.8%	13.5%	3,534,008	1,894,885	1,639,123	141,360
30	Red Rock Business Center	10/24/2017									2.42	2.28	64.1%	64.1%	11.3%	10.7%	1,657,194	411,978	1,245,216	14,802
31	Lawndale Commons	11/10/2017									1.84	1.74	66.4%	66.4%	8.7%	8.2%	1,333,592	382,009	951,583	9,968
32	La Quinta Inn - Goodlettsville	10/19/2017									1.72	1.53	65.5%	49.7%	12.5%	11.1%	3,459,158	2,181,326	1,277,832	138,366
33	Green Valley Ranch - Denver	10/19/2017									1.76	1.70	68.2%	59.6%	10.6%	10.2%	1,545,708	464,503	1,081,204	13,320
34	Bayside Technology Park - Bldg 19	2/1/2018									1.60	1.43	63.1%	56.6%	8.7%	7.8%	1,294,643	424,450	870,193	16,165
35	Bridge Plaza Co-op, Inc.	8/3/2017	37,300,000	26.6%	0.0%	0	0	0			3.82	3.74	49.9%	39.6%	21.7%	21.2%	4,006,003	1,853,620	2,152,383	46,000
36	Azalea Portfolio	Various									2.21	2.18	62.8%	62.8%	9.3%	9.2%	1,421,517	516,703	904,814	11,100
36.01	Sherwood	10/25/2017															802,017	225,596	576,421	5,400
36.02	College Station	10/30/2017															619,500	291,107	328,393	5,700
37	Lois Realty Portfolio	11/13/2017									1.54	1.52	62.1%	42.8%	10.6%	10.5%	1,696,299	741,666	954,633	12,450
37.01	Valkill	11/13/2017															844,985	311,710	533,275	5,950
37.02	Moorgate	11/13/2017															416,548	183,187	233,361	2,400
37.03	Stonegate	11/13/2017															434,766	246,769	187,997	4,100
38	O’Hare Business Center	10/24/2017									1.82	1.62	73.3%	58.6%	10.7%	9.5%	1,596,232	702,782	893,450	32,298
39	Highpoint-on-The Hudson Owners, Inc.	12/13/2017	46,500,000	16.1%	6.7%	8	0	0	(4,712)		8.43	8.26	10.4%	10.4%	32.1%	31.4%	4,448,486	2,044,042	2,404,444	48,700
40	Wyndham House Owners Corp.	9/21/2017	37,600,000	18.6%	2.0%	0	3	0		250,000	8.42	8.26	21.9%	21.9%	32.9%	32.2%	3,838,112	1,537,017	2,301,095	44,700
41	Best Western Sandman	11/13/2017									2.00	1.79	58.7%	44.4%	14.5%	12.9%	2,625,581	1,648,511	977,070	105,023
42	Nathan Hale Owners Corp.	5/12/2017	46,000,000	14.5%	0.0%	0	0	0		750,000	8.20	8.08	8.3%	7.3%	40.2%	39.6%	4,524,660	1,839,641	2,685,019	38,300
43	Riverwood Research Center	11/7/2017									1.83	1.69	72.5%	59.7%	11.9%	10.9%	1,100,378	386,846	713,532	10,221
44	F5 Networks	11/16/2017									1.99	1.74	48.8%	39.4%	12.1%	10.6%	1,355,819	629,557	726,263	8,623
45	Las Gaviotas Shopping Center	12/1/2017									2.26	2.07	58.9%	47.8%	13.8%	12.7%	1,057,325	314,759	742,566	18,057
46	Park Center Circle	10/24/2017									1.60	1.53	74.4%	63.9%	9.9%	9.5%	858,307	329,094	529,213	4,437
47	Whispering Pines - SC	11/2/2017									1.62	1.50	71.5%	52.7%	10.9%	10.1%	1,245,897	677,386	568,511	41,760
48	American Mini Storage Colorado Springs	11/21/2017									1.71	1.68	56.2%	52.6%	10.6%	10.4%	792,704	239,981	552,723	11,658
49	StorageOne Durango	10/26/2017									3.45	3.39	34.5%	34.5%	15.1%	14.9%	1,025,280	344,144	681,136	11,278
50	Fry Road Retail Center	10/17/2017									2.48	2.23	51.6%	51.6%	11.3%	10.2%	664,606	184,991	479,615	3,979
51	Arbrook Square	11/10/2017									1.57	1.48	70.2%	57.0%	9.7%	9.1%	573,036	161,866	411,170	2,605
52	Esplanade Mini Storage	10/4/2017									2.55	2.49	48.8%	48.8%	11.5%	11.2%	827,196	368,825	458,371	11,045
53	Talon Centre	10/30/2017									2.25	1.90	60.7%	48.9%	13.5%	11.3%	1,297,151	760,352	536,799	15,697
54	190 East Mosholu Parkway Owners Corp.	11/13/2017	13,500,000	27.4%	25.9%	14	0	0	133,265	200,000	3.74	3.66	30.8%	24.3%	20.9%	20.4%	1,221,208	450,695	770,513	15,900
55	2390 Palisade Avenue Owners Corp.	11/9/2017	19,500,000	17.9%	8.6%	5	0	0	(24,695)	250,000	6.71	6.59	22.0%	19.3%	32.4%	31.8%	1,919,164	785,710	1,133,454	20,650
56	60 Pineapple Residence Corp.	10/20/2017	59,000,000	5.8%	0.0%	0	0	0		500,000	12.53	12.42	3.9%	3.1%	69.2%	68.6%	3,794,024	1,411,958	2,382,066	21,600
57	6340 Middlebelt Road	10/10/2017									1.90	1.75	64.9%	64.9%	9.6%	8.9%	440,352	132,117	308,235	7,751
58	Worthington Industrial Park	11/10/2017									1.66	1.50	74.9%	61.2%	10.5%	9.5%	541,187	219,236	321,951	9,450
59	68 East Hartsdale Avenue Owners Corp.	11/9/2017	13,500,000	19.2%	1.5%	1	0	0	8,395	250,000	5.56	5.44	20.7%	16.3%	30.9%	30.3%	1,454,583	651,658	802,925	17,300
60	Barclay Plaza North Owners, Inc.	11/3/2017	17,700,000	11.3%	5.2%	3	0	0	2,795	500,000	9.98	9.83	6.9%	6.9%	38.2%	37.6%	1,731,684	968,590	763,094	12,000
61	320 West 84th Corp.	11/7/2017	11,240,000	17.8%	13.9%	5	0	0	2,197	250,000	6.20	6.08	10.0%	8.7%	30.1%	29.5%	994,785	393,414	601,371	11,100
62	Crestwood Owners, Inc.	11/14/2017	27,800,000	7.2%	0.0%	0	0	0		250,000	17.10	16.82	7.3%	5.8%	95.4%	93.8%	3,295,974	1,390,699	1,905,275	31,000
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	11/7/2017	99,600,000	1.9%	0.0%	0	0	0		500,000	60.62	59.85	3.6%	3.2%	297.0%	293.3%	6,925,500	1,345,305	5,580,195	71,000
64	AAA Self Storage - TX	11/2/2017									1.69	1.62	49.9%	40.7%	10.6%	10.1%	399,307	209,212	190,096	7,808
65	187 Pinehurst Owners Corp.	9/27/2017	12,800,000	12.4%	43.8%	21	0	0	242,037		7.27	7.17	9.6%	7.6%	40.8%	40.2%	1,049,871	400,101	649,770	9,000
66	2155 Bay Owner’s Corp.	11/10/2017	22,600,000	5.7%	14.1%	12	0	0	79,966	250,000	15.85	15.58	5.9%	4.6%	89.1%	87.6%	1,792,384	637,341	1,155,043	20,000
67	1264 Owners Corp.	11/29/2017	10,200,000	11.8%	0.0%	0	0	0		100,000	8.83	8.74	9.4%	8.2%	43.8%	43.3%	740,920	215,614	525,306	5,500
68	Mates Owners Corp.	12/4/2017	13,600,000	8.1%	44.6%	29	0	0	401,703	250,000	14.41	14.03	6.6%	6.6%	57.1%	55.6%	1,258,010	629,817	628,193	16,500

A-1-8

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(7)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)
1	Apple Campus 3	0	41,209,082	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
2	LARP I Portfolio	11,272	7,386,342	93.3%	Various			TTM 9/30/2017	12,874,422	5,216,323	7,658,099	0	7,658,099			Actual 2016	12,437,698
2.01	Blackwood	0	1,383,364	91.0%	12/21/2017			TTM 9/30/2017	2,300,278	916,821	1,383,457	0	1,383,457			Actual 2016	2,197,887
2.02	5500 Cornell	6,841	970,394	96.9%	12/19/2017			TTM 9/30/2017	1,505,218	492,847	1,012,371	0	1,012,371			Actual 2016	1,462,721
2.03	Clyde Manor	0	638,377	90.0%	12/19/2017			TTM 9/30/2017	1,187,380	505,753	681,627	0	681,627			Actual 2016	1,226,573
2.04	Woodlawn Terrace	0	575,625	97.0%	12/21/2017			TTM 9/30/2017	1,037,205	413,479	623,726	0	623,726			Actual 2016	1,013,389
2.05	Park Central	0	589,122	88.0%	12/19/2017			TTM 9/30/2017	993,987	375,656	618,331	0	618,331			Actual 2016	994,747
2.06	Maple Court	896	425,946	97.0%	12/21/2017			TTM 9/30/2017	842,874	401,300	441,574	0	441,574			Actual 2016	792,354
2.07	Ellis Street	0	448,740	95.0%	12/21/2017			TTM 9/30/2017	818,830	355,613	463,217	0	463,217			Actual 2016	791,723
2.08	Drexel Grand	0	458,382	97.3%	12/19/2017			TTM 9/30/2017	771,989	313,388	458,601	0	458,601			Actual 2016	730,425
2.09	Ellis Court	2,100	370,916	95.0%	12/21/2017			TTM 9/30/2017	653,209	263,614	389,595	0	389,595			Actual 2016	633,906
2.10	Kenwood Court	1,435	380,313	88.0%	12/20/2017			TTM 9/30/2017	629,765	246,626	383,139	0	383,139			Actual 2016	552,262
2.11	Woodlawn Court	0	312,703	87.0%	12/21/2017			TTM 9/30/2017	520,457	201,406	319,051	0	319,051			Actual 2016	507,858
2.12	Harper Court	0	157,744	100.0%	12/21/2017			TTM 9/30/2017	305,704	139,732	165,972	0	165,972			Actual 2016	284,469
2.13	925 E 46th Street	0	157,485	100.0%	12/21/2017			TTM 9/30/2017	286,731	123,356	163,375	0	163,375			Actual 2016	269,789
2.14	Yankee Hill	0	123,796	87.5%	12/19/2017			TTM 9/30/2017	230,824	101,420	129,404	0	129,404			Actual 2016	233,087
2.15	Drexel Terrace	0	111,065	96.0%	12/21/2017			TTM 9/30/2017	278,035	146,305	131,730	0	131,730			Actual 2016	244,720
2.16	Gillham House	0	137,185	92.0%	12/19/2017			TTM 9/30/2017	234,420	88,917	145,503	0	145,503			Actual 2016	227,298
2.17	Cornell Terrace	0	96,031	100.0%	12/19/2017			TTM 9/30/2017	185,716	87,640	98,076	0	98,076			Actual 2016	190,952
2.18	5508 Cornell	0	49,155	66.7%	12/19/2017			TTM 9/30/2017	91,800	42,450	49,350	0	49,350			Actual 2016	83,539
3	Iron Guard Storage Portfolio	0	7,487,915	82.0%	Various			TTM 11/30/2017	11,137,034	3,956,033	7,181,001	0	7,181,001			Actual 2016	10,499,451
3.01	Camas	0	631,617	86.0%	11/16/2017			TTM 11/30/2017	785,845	167,872	617,973	0	617,973			Actual 2016	736,614
3.02	Webster	0	580,620	96.1%	11/16/2017			TTM 11/30/2017	862,629	307,748	554,881	0	554,881			Actual 2016	834,251
3.03	Gum Branch	0	566,049	84.6%	11/16/2017			TTM 11/30/2017	738,042	194,012	544,030	0	544,030			Actual 2016	731,662
3.04	6th Avenue	0	351,674	75.7%	11/20/2017			TTM 11/30/2017	512,836	150,242	362,594	0	362,594			Actual 2016	486,294
3.05	Katy	0	397,543	93.0%	11/16/2017			TTM 11/30/2017	563,712	213,271	350,441	0	350,441			Actual 2016	547,747
3.06	La Porte	0	420,103	95.1%	11/16/2017			TTM 11/30/2017	650,189	273,087	377,102	0	377,102			Actual 2016	644,098
3.07	Denton	0	298,237	78.4%	11/16/2017			TTM 11/30/2017	501,015	186,316	314,699	0	314,699			Actual 2016	493,336
3.08	Prater Way	0	334,365	90.5%	11/20/2017			TTM 11/30/2017	450,946	128,308	322,638	0	322,638			Actual 2016	371,439
3.09	Shurling	0	376,129	79.7%	11/17/2017			TTM 11/30/2017	524,815	164,365	360,450	0	360,450			Actual 2016	510,976
3.10	Adamsville	0	362,761	83.3%	11/21/2017			TTM 11/30/2017	490,810	141,386	349,424	0	349,424			Actual 2016	429,028
3.11	Troy	0	361,775	72.6%	11/27/2017			TTM 11/30/2017	541,211	182,624	358,587	0	358,587			Actual 2016	529,938
3.12	Conroe	0	361,684	88.9%	11/20/2017			TTM 11/30/2017	518,113	179,104	339,009	0	339,009			Actual 2016	467,039
3.13	Del Valle	0	312,875	72.3%	11/22/2017			TTM 11/30/2017	548,370	220,624	327,746	0	327,746			Actual 2016	554,099
3.14	Tomball	0	312,217	75.6%	11/20/2017			TTM 11/30/2017	492,989	224,623	268,366	0	268,366			Actual 2016	424,366
3.15	Canyon Lake	0	300,083	72.8%	11/22/2017			TTM 11/30/2017	448,777	162,518	286,259	0	286,259			Actual 2016	430,282
3.16	Riverside	0	309,965	85.6%	11/20/2017			TTM 11/30/2017	454,734	155,970	298,764	0	298,764			Actual 2016	435,117
3.17	Bertram	0	217,130	80.7%	11/16/2017			TTM 11/30/2017	342,876	134,948	207,928	0	207,928			Actual 2016	323,001
3.18	Center	0	265,607	83.6%	11/16/2017			TTM 11/30/2017	400,327	157,313	243,014	0	243,014			Actual 2016	355,771
3.19	Key	0	208,410	85.4%	11/17/2017			TTM 11/30/2017	331,095	119,833	211,262	0	211,262			Actual 2016	331,238
3.2	Wylds	0	184,945	77.8%	11/16/2017			TTM 11/30/2017	318,930	150,775	168,155	0	168,155			Actual 2016	274,368
3.21	Marine	0	201,343	80.1%	11/16/2017			TTM 11/30/2017	359,595	172,586	187,009	0	187,009			Actual 2016	338,823
3.22	Donna	0	132,783	73.7%	11/16/2017			TTM 11/30/2017	299,178	168,508	130,670	0	130,670			Actual 2016	249,970
4	Wisconsin Hotel Portfolio	0	8,185,373	66.3%	10/31/2017	105	68	TTM 10/31/2017	35,445,688	25,930,003	9,515,686	1,417,826	8,097,859	105	68	Actual 2016	34,809,030
4.01	Holiday Inn - Madison West	0	1,389,010	62.0%	10/31/2017	130	81	TTM 10/31/2017	6,223,093	4,600,397	1,622,696	248,924	1,373,772	130	81	Actual 2016	6,549,576
4.02	Fairfield Inn - Oak Creek	0	1,018,863	69.0%	10/31/2017	107	74	TTM 10/31/2017	3,264,121	2,095,133	1,168,989	130,565	1,038,424	107	74	Actual 2016	3,026,588
4.03	Holiday Inn - Fond Du Lac	0	843,673	64.6%	10/31/2017	100	64	TTM 10/31/2017	6,091,464	5,025,134	1,066,330	243,659	822,671	100	64	Actual 2016	5,843,500
4.04	Holiday Inn Express - Fond Du Lac	0	733,626	60.8%	10/31/2017	117	71	TTM 10/31/2017	2,289,679	1,478,371	811,308	91,587	719,721	117	71	Actual 2016	2,214,425
4.05	Baymont Inn - Madison	0	612,375	58.2%	10/31/2017	82	48	TTM 10/31/2017	2,344,404	1,650,370	694,034	93,776	600,258	82	48	Actual 2016	2,356,058
4.06	Comfort Inn & Suites - Appleton Airport	0	811,194	71.3%	10/31/2017	87	62	TTM 10/31/2017	3,159,177	2,223,357	935,821	126,367	809,454	87	62	Actual 2016	3,065,933
4.07	Holiday Inn Express - Oshkosh	0	606,492	71.8%	10/31/2017	115	82	TTM 10/31/2017	2,090,837	1,409,345	681,491	83,633	597,858	115	82	Actual 2016	2,088,999
4.08	Comfort Inn & Suites - Milwaukee Airport	0	591,214	65.9%	10/31/2017	85	56	TTM 10/31/2017	3,117,485	2,408,635	708,850	124,699	584,151	85	56	Actual 2016	3,079,097
4.09	Comfort Inn & Suites - Madison West	0	726,559	63.6%	10/31/2017	104	66	TTM 10/31/2017	2,410,013	1,595,613	814,400	96,400	718,000	104	66	Actual 2016	2,516,377
4.10	Holiday Inn Express - Milwaukee Airport	0	476,297	66.7%	10/31/2017	101	67	TTM 10/31/2017	2,889,406	2,309,855	579,551	115,576	463,975	101	67	Actual 2016	2,529,033
4.11	Comfort Inn & Suites - Fond Du Lac	0	376,070	83.9%	10/31/2017	65	54	TTM 10/31/2017	1,566,009	1,133,792	432,217	62,640	369,577	65	54	Actual 2016	1,539,444
5	Brookwood Chase Portfolio	0	6,349,780	86.7%	Various			TTM 10/31/2017	8,806,989	2,048,909	6,758,080	0	6,758,080			Actual 2016	7,965,347
5.01	Old Hammond	0	1,276,245	87.5%	12/4/2017			TTM 10/31/2017	1,576,840	227,417	1,349,423	0	1,349,423			Actual 2016	1,505,139
5.02	Coursey	0	989,142	85.6%	12/1/2017			TTM 10/31/2017	1,233,513	197,824	1,035,690	0	1,035,690			Actual 2016	1,129,525
5.03	Siegen	0	806,094	85.4%	12/1/2017			TTM 10/31/2017	1,023,101	185,143	837,958	0	837,958			Actual 2016	948,211
5.04	Staring	0	780,649	88.4%	12/1/2017			TTM 10/31/2017	1,046,255	201,511	844,743	0	844,743			Actual 2016	890,337
5.05	Capital Court	0	687,442	90.2%	12/1/2017			TTM 10/31/2017	940,030	214,147	725,883	0	725,883			Actual 2016	818,133
5.06	Lapalco	0	503,622	81.3%	11/1/2017			TTM 10/31/2017	866,693	295,969	570,725	0	570,725			Actual 2016	737,032
5.07	Wall	0	534,537	90.1%	11/1/2017			TTM 10/31/2017	862,683	237,258	625,425	0	625,425			Actual 2016	780,264
5.08	Willow	0	441,946	83.8%	12/11/2017			TTM 10/31/2017	667,917	257,151	410,766	0	410,766			Actual 2016	674,231
5.09	Westminster	0	330,103	89.7%	10/31/2017			TTM 10/31/2017	589,957	232,490	357,467	0	357,467			Actual 2016	482,475
6	Extra Space Self Storage Portfolio	0	16,559,528	95.1%	9/30/2017			TTM 9/30/2017	27,645,157	10,591,850	17,053,307	0	17,053,307			Actual 2016	26,391,121
6.01	Henderson - Stephanie Place	0	1,094,740	97.0%	9/30/2017			TTM 9/30/2017	1,498,071	356,642	1,141,429	0	1,141,429			Actual 2016	1,433,079
6.02	Brookfield - Federal Road	0	837,016	97.7%	9/30/2017			TTM 9/30/2017	1,219,616	367,675	851,941	0	851,941			Actual 2016	1,184,613
6.03	Kingston - Sawkill Road	0	799,291	93.2%	9/30/2017			TTM 9/30/2017	1,309,401	491,091	818,310	0	818,310			Actual 2016	1,219,370
6.04	Lake Elsinore - Central Avenue	0	710,920	92.6%	9/30/2017			TTM 9/30/2017	1,006,271	277,326	728,946	0	728,946			Actual 2016	944,254
6.05	Doylestown - North Broad Street	0	699,876	96.0%	9/30/2017			TTM 9/30/2017	1,015,503	302,452	713,051	0	713,051			Actual 2016	975,709
6.06	Pennsauken - South Crescent Boulevard	0	675,973	94.4%	9/30/2017			TTM 9/30/2017	1,113,954	420,267	693,688	0	693,688			Actual 2016	1,073,110
6.07	New Paltz - South Putt Corners Road	0	659,937	94.7%	9/30/2017			TTM 9/30/2017	1,144,027	466,983	677,043	0	677,043			Actual 2016	1,095,879
6.08	Tyngsborough - Industrial Way	0	656,268	94.1%	9/30/2017			TTM 9/30/2017	957,413	287,294	670,119	0	670,119			Actual 2016	950,508
6.09	Hemet - South Sanderson	0	621,991	93.0%	9/30/2017			TTM 9/30/2017	981,540	343,151	638,388	0	638,388			Actual 2016	932,948
6.10	Bensalem - 1525 Bristol Pike	0	614,249	93.6%	9/30/2017			TTM 9/30/2017	1,030,579	402,275	628,304	0	628,304			Actual 2016	985,697
6.11	Eastpoint - Lakewood Avenue	0	581,986	96.2%	9/30/2017			TTM 9/30/2017	1,023,566	424,626	598,939	0	598,939			Actual 2016	1,065,971
6.12	Howell - Route 9 South	0	569,346	94.0%	9/30/2017			TTM 9/30/2017	949,796	366,675	583,122	0	583,122			Actual 2016	920,521
6.13	Lawrenceville - Hurricane Shoals Road	0	560,982	94.9%	9/30/2017			TTM 9/30/2017	901,563	322,537	579,026	0	579,026			Actual 2016	862,223
6.14	Lawnside - White Horse Pike	0	548,139	96.3%	9/30/2017			TTM 9/30/2017	955,582	393,843	561,739	0	561,739			Actual 2016	934,697
6.15	Phoenix - West Peoria	0	493,286	94.6%	9/30/2017			TTM 9/30/2017	771,527	266,834	504,693	0	504,693			Actual 2016	729,884
6.16	Mount Laurel - Ark Road	0	446,341	96.6%	9/30/2017			TTM 9/30/2017	744,750	288,817	455,932	0	455,932			Actual 2016	696,676
6.17	Burlington - Cadillac Road	0	439,874	97.5%	9/30/2017			TTM 9/30/2017	810,985	358,250	452,735	0	452,735			Actual 2016	767,345
6.18	Cherry Hill - Marlton Pike	0	438,728	96.8%	9/30/2017			TTM 9/30/2017	776,532	325,056	451,476	0	451,476			Actual 2016	732,610
6.19	Bensalem - Knights Road	0	427,463	95.8%	9/30/2017			TTM 9/30/2017	724,233	287,058	437,175	0	437,175			Actual 2016	709,097
6.2	Albuquerque - Ellison Road Northwest	0	419,995	95.6%	9/30/2017			TTM 9/30/2017	637,368	208,031	429,337	0	429,337			Actual 2016	591,633
6.21	Modesto - Crows Landing	0	394,657	96.9%	9/30/2017			TTM 9/30/2017	655,532	247,968	407,564	0	407,564			Actual 2016	572,720
6.22	Auburndale - US Highway 92 West	0	393,248	95.8%	9/30/2017			TTM 9/30/2017	615,272	211,424	403,848	0	403,848			Actual 2016	560,716
6.23	San Bernardino - West Club Center Drive	0	371,256	99.2%	9/30/2017			TTM 9/30/2017	587,048	204,739	382,308	0	382,308			Actual 2016	538,025
6.24	Memphis - Mount Moriah Terrace	0	352,838	93.1%	9/30/2017			TTM 9/30/2017	650,339	281,917	368,422	0	368,422			Actual 2016	619,823
6.25	Hesperia - Mariposa Road	0	326,539	96.8%	9/30/2017			TTM 9/30/2017	573,765	234,043	339,722	0	339,722			Actual 2016	525,988
6.26	Memphis - Covington Way	0	320,431	95.1%	9/30/2017			TTM 9/30/2017	649,104	314,083	335,021	0	335,021			Actual 2016	616,268
6.27	St. Louis - Halls Ferry Road	0	295,395	91.3%	9/30/2017			TTM 9/30/2017	609,321	301,023	308,298	0	308,298			Actual 2016	602,737
6.28	Killeen - Jasper Drive	0	287,557	90.8%	9/30/2017			TTM 9/30/2017	601,251	297,146	304,105	0	304,105			Actual 2016	588,902
6.29	Albuquerque - Airport Drive Northwest	0	251,923	97.1%	9/30/2017			TTM 9/30/2017	438,275	177,327	260,948	0	260,948			Actual 2016	419,682
6.30	Memphis - Gateway Drive	0	237,780	93.9%	9/30/2017			TTM 9/30/2017	443,217	196,271	246,946	0	246,946			Actual 2016	415,466
6.31	Victorville - Yates Road	0	233,889	96.7%	9/30/2017			TTM 9/30/2017	461,599	217,207	244,392	0	244,392			Actual 2016	403,537
6.32	Las Vegas - North Lamont Street	0	183,003	94.9%	9/30/2017			TTM 9/30/2017	378,563	186,188	192,375	0	192,375			Actual 2016	347,430
6.33	Columbus - East Main Street	0	180,337	94.9%	9/30/2017			TTM 9/30/2017	358,001	171,306	186,696	0	186,696			Actual 2016	350,379
6.34	Memphis - Raleigh-LaGrange	0	162,021	94.9%	9/30/2017			TTM 9/30/2017	350,287	180,747	169,541	0	169,541			Actual 2016	335,472

A-1-9

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(7)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)
6.35	Memphis - 5675 Summer Avenue	0	144,859	92.0%	9/30/2017			TTM 9/30/2017	384,888	230,471	154,416	0	154,416			Actual 2016	376,513
6.36	Memphis - Madison Avenue	0	127,394	86.5%	9/30/2017			TTM 9/30/2017	316,418	183,106	133,313	0	133,313			Actual 2016	311,639
7	Baybrook Lifestyle and Power Center	717,130	14,961,901	94.1%	11/13/2017			TTM 9/30/2017	16,037,688	4,006,012	12,031,676	0	12,031,676			Actual 2016	10,745,878
8	2020 Southwest 4th Avenue	83,519	4,135,754	87.3%	10/31/2017			TTM 9/30/2017	5,100,967	2,035,251	3,065,716	0	3,065,716			Actual 2016	4,560,916
9	Roedel Hotel Portfolio	0	4,801,359	75.4%	9/30/2017	137	104	TTM 9/30/2017	14,654,428	9,187,795	5,466,633	586,177	4,880,456	137	104	Actual 2016	15,159,669
9.01	Hilton Garden Inn - Manchester	0	2,202,843	76.0%	9/30/2017	162	123	TTM 9/30/2017	6,673,091	4,109,775	2,563,316	266,924	2,296,392	162	123	Actual 2016	6,758,529
9.02	Hilton Garden Inn - Fishkill	0	1,276,857	74.8%	9/30/2017	129	96	TTM 9/30/2017	4,258,778	2,822,474	1,436,304	170,351	1,265,953	129	96	Actual 2016	4,521,737
9.03	Holiday Inn Express - Auburn	0	1,321,659	75.2%	9/30/2017	119	89	TTM 9/30/2017	3,722,559	2,255,546	1,467,013	148,902	1,318,111	119	89	Actual 2016	3,879,403
10	Moffett Towers II - Building 2	806,820	18,805,659	100.0%	12/1/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
11	One Kennedy Square	331,694	3,728,360	100.0%	11/1/2017			TTM 11/30/2017	8,804,317	4,307,364	4,496,953	0	4,496,953			Actual 2016	9,194,394
12	One Newark Center	1,378,397	5,985,388	90.0%	11/1/2017			TTM 9/30/2017	13,475,198	7,238,396	6,236,802	0	6,236,802			Actual 2016	14,183,978
13	ExchangeRight Portfolio 18	128,143	3,023,662	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.01	Walgreens - Chicago (Belmont), IL	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.03	Walgreens - Chicago (Central), IL	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.04	Walgreens - League City (Main), TX	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.05	Tractor Supply - Meraux (Archbishop), LA	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.06	Tractor Supply - Collinsville (136th), OK	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.09	CVS Pharmacy - Richmond (18th), IN	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.10	Napa Auto Parts- Jerome (Wabash), IL	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.11	Advance Auto Parts - Chicago (Cottage), IL	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.12	Dollar General - Panama City (US-231), FL	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.13	Dollar General - Elizabeth (Scenery), PA	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.14	Dollar General - Baton Rouge (Plank), LA	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.15	Dollar General - Altoona (14th), PA	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.16	Dollar General - Fayetteville (Strickland), NC	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
13.17	Dollar General - Odessa (FM 1936), TX	NAV	NAV	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
14	Courtyard Los Angeles Sherman Oaks	0	5,795,351	81.7%	10/31/2017	205	170	TTM 10/31/2017	15,624,434	8,988,390	6,636,044	0	6,636,044	205	168	Actual 2016	16,920,295
15	Warwick Mall	733,745	9,118,138	95.7%	11/17/2017			TTM 10/31/2017	17,233,125	7,003,398	10,229,726	0	10,229,726			Actual 2016	17,332,261
16	11311 McCormick Road	214,429	2,500,990	85.6%	11/21/2017			Annualized 9 9/30/2017	4,894,888	1,867,362	3,027,526	0	3,027,526			Actual 2016	5,034,792
17	Kirkwood Plaza	121,863	3,254,358	99.3%	9/1/2017			TTM 6/30/2017	4,185,431	799,378	3,386,053	0	3,386,053			Actual 2016	4,125,770
18	Rainbow Sunset Pavilion - NV	141,473	2,027,237	99.6%	9/18/2017			TTM 9/30/2017	2,925,691	724,975	2,200,716	0	2,200,716			Actual 2016	2,418,716
19	StorQuest - Los Angeles Hill Street	0	2,020,636	87.6%	12/1/2017			TTM 10/31/2017	2,652,562	781,730	1,870,832	0	1,870,832			Actual 2016	2,432,621
20	Woodbridge Commons	53,254	1,957,560	94.5%	11/9/2017			TTM 9/30/2017	3,850,597	1,657,634	2,192,963	0	2,192,963			Actual 2016	4,149,588
21	Peterson Retail Portfolio	44,055	2,049,236	100.0%	Various			TTM 10/31/2017	1,670,404	303,528	1,366,876	0	1,366,876			Actual 2016	1,638,400
21.01	The Shops at Fair Lakes	44,055	1,284,564	100.0%	1/1/2018			TTM 10/31/2017	1,670,404	303,528	1,366,876	0	1,366,876			Actual 2016	1,638,400
21.02	Gateway Branch	0	764,672	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
22	Safeway - Renton, WA	44,429	1,530,190	100.0%	2/1/2018			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
23	Fremont Business Center	130,755	1,619,345	100.0%	12/15/2017			TTM 10/31/2017	1,988,616	554,330	1,434,286	0	1,434,286			Actual 2016	1,712,390
24	Everett Village	123,719	1,687,299	100.0%	11/30/2017			TTM 10/31/2017	2,598,541	609,946	1,988,594	0	1,988,594			Actual 2016	2,533,828
25	Hilton Garden Inn Boise Spectrum	0	2,304,091	80.6%	10/31/2017	137	110	TTM 10/31/2017	6,032,912	3,461,307	2,571,606	0	2,571,606	137	110	Actual 2016	5,921,718
26	East Towne Center	156,462	1,440,639	91.8%	11/27/2017			TTM 10/31/2017	1,858,143	713,463	1,144,680	0	1,144,680			Actual 2016	1,956,722
27	Goldorado Shopping Center	74,439	1,357,449	88.9%	10/2/2017			TTM 11/30/2017	2,024,926	599,917	1,425,010	0	1,425,010			Actual 2016	2,012,463
28	U Stor It San Diego Logan	0	1,182,483	89.8%	12/4/2017			TTM 11/30/2017	1,226,647	337,387	889,260	63,975	825,285			NAV	NAV
29	Comfort Suites Golden West	0	1,497,763	72.6%	9/30/2017	143	104	TTM 9/30/2017	3,534,008	1,886,652	1,647,356	141,360	1,505,996	143	104	Actual 2016	3,358,328
30	Red Rock Business Center	56,773	1,173,641	92.5%	11/29/2017			TTM 10/31/2017	1,324,915	253,165	1,071,750	0	1,071,750			Actual 2016	1,120,463
31	Lawndale Commons	42,984	898,631	100.0%	10/16/2017			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV
32	La Quinta Inn - Goodlettsville	0	1,139,466	77.6%	8/31/2017	98	76	TTM 8/31/2017	3,459,158	2,222,276	1,236,882	138,366	1,098,516	98	76	Actual 2016	3,119,777
33	Green Valley Ranch - Denver	27,000	1,040,884	100.0%	11/1/2017			TTM 10/31/2017	1,615,250	460,840	1,154,410	0	1,154,410			Actual 2016	1,455,063
34	Bayside Technology Park - Bldg 19	76,976	777,052	100.0%	11/2/2017			Annualized 11 9/30/2017	1,183,200	357,429	825,771	0	825,771			Actual 2016	1,151,830
35	Bridge Plaza Co-op, Inc.	0	2,106,383	95.9%	8/3/2017
36	Azalea Portfolio	0	893,714	87.5%	11/1/2017			TTM 8/31/2017	1,421,517	514,206	907,311	0	907,311			Actual 2016	1,343,170
36.01	Sherwood	0	571,021	90.1%	11/1/2017			TTM 8/31/2017	802,017	234,362	567,655	0	567,655			Actual 2016	740,512
36.02	College Station	0	322,693	85.0%	11/1/2017			TTM 8/31/2017	619,500	279,844	339,656	0	339,656			Actual 2016	602,658
37	Lois Realty Portfolio	0	942,183	92.8%	12/20/2017			TTM 8/31/2017	1,670,909	721,270	949,639	0	949,639			Actual 2016	1,607,581
37.01	Valkill	0	527,325	91.6%	12/20/2017			TTM 8/31/2017	814,188	307,158	507,030	0	507,030			Actual 2016	783,428
37.02	Moorgate	0	230,961	97.9%	12/20/2017			TTM 8/31/2017	427,471	170,789	256,682	0	256,682			Actual 2016	407,945
37.03	Stonegate	0	183,897	91.5%	12/20/2017			TTM 8/31/2017	429,250	243,323	185,927	0	185,927			Actual 2016	416,208
38	O’Hare Business Center	66,394	794,759	95.3%	Various - 9/18/2017 & 11/28/2017			TTM 8/31/2017	1,436,389	384,150	1,052,238	0	1,052,238			Actual 2016	1,323,504
39	Highpoint-on-The Hudson Owners, Inc.	0	2,355,744	98.0%	12/13/2017
40	Wyndham House Owners Corp.	0	2,256,395	96.0%	9/21/2017
41	Best Western Sandman	0	872,047	70.5%	9/30/2017	88	62	TTM 9/30/2017	2,625,581	1,583,688	1,041,893	105,023	936,870	88	62	Actual 2016	2,616,657
42	Nathan Hale Owners Corp.	0	2,646,719	98.0%	5/12/2017
43	Riverwood Research Center	44,968	658,343	100.0%	12/11/2017			TTM 11/30/2017	949,328	320,604	628,724	0	628,724			Actual 2016	722,045
44	F5 Networks	81,487	636,152	100.0%	11/21/2017			TTM 8/31/2017	1,313,628	525,460	788,168	0	788,168			Actual 2016	1,304,150
45	Las Gaviotas Shopping Center	45,142	679,368	96.0%	11/6/2017			TTM 7/31/2017	1,188,760	331,564	857,196	0	857,196			Actual 2016	1,148,660
46	Park Center Circle	16,637	508,139	100.0%	12/13/2017			TTM 9/30/2017	646,197	212,284	433,913	0	433,913			Actual 2016	536,619
47	Whispering Pines - SC	0	526,751	93.8%	12/13/2017			TTM 11/30/2017	1,191,263	688,909	502,354	0	502,354			Actual 2016	1,207,115
48	American Mini Storage Colorado Springs	0	541,065	87.3%	12/19/2017			TTM 9/30/2017	793,370	236,135	557,236	0	557,236			Actual 2016	716,506
49	StorageOne Durango	0	669,858	84.4%	11/15/2017			TTM 10/31/2017	747,793	343,681	404,112	0	404,112			Actual 2016	101,972
50	Fry Road Retail Center	44,035	431,601	85.9%	11/15/2017			YTD 8/31/2017	138,010	69,498	68,512	0	68,512			NAV	NAV
51	Arbrook Square	20,462	388,102	100.0%	11/2/2017			Annualized 9 9/30/2017	594,388	168,131	426,257	0	426,257			Actual 2016	580,583
52	Esplanade Mini Storage	0	447,325	89.9%	9/22/2017			TTM 8/31/2017	827,548	371,502	456,046	0	456,046			Actual 2016	814,150
53	Talon Centre	68,249	452,852	91.5%	12/7/2017			TTM 11/30/2017	1,218,782	753,368	465,414	0	465,414			Annualized 7 12/31/2016	1,038,009
54	190 East Mosholu Parkway Owners Corp.	0	754,613	97.9%	11/13/2017
55	2390 Palisade Avenue Owners Corp.	0	1,112,804	97.1%	11/9/2017
56	60 Pineapple Residence Corp.	0	2,360,466	96.0%	10/20/2017
57	6340 Middlebelt Road	15,807	284,677	100.0%	2/1/2018			TTM 8/31/2017	436,222	136,046	300,176	0	300,176			Actual 2016	397,149
58	Worthington Industrial Park	22,135	290,366	94.6%	12/15/2017			TTM 11/30/2017	551,486	230,447	321,038	0	321,038			Actual 2016	459,713
59	68 East Hartsdale Avenue Owners Corp.	0	785,625	98.0%	11/9/2017
60	Barclay Plaza North Owners, Inc.	0	751,094	95.7%	11/3/2017
61	320 West 84th Corp.	0	590,271	96.0%	11/7/2017
62	Crestwood Owners, Inc.	0	1,874,275	97.0%	11/14/2017
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	0	5,509,195	98.0%	11/7/2017
64	AAA Self Storage - TX	0	182,288	89.7%	11/7/2017			TTM 10/31/2017	395,889	206,149	189,739	0	189,739			Actual 2016	386,742
65	187 Pinehurst Owners Corp.	0	640,770	99.0%	9/27/2017
66	2155 Bay Owner’s Corp.	0	1,135,043	97.9%	11/10/2017
67	1264 Owners Corp.	0	519,806	96.9%	11/29/2017
68	Mates Owners Corp.	0	611,693	95.0%	12/4/2017

A-1-10

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)
1	Apple Campus 3	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
2	LARP I Portfolio	5,201,898	7,235,799	0	7,235,799			Actual 2015	12,044,063	5,384,208	6,659,855	0	6,659,855			N
2.01	Blackwood	942,211	1,255,676	0	1,255,676			Actual 2015	2,117,683	966,103	1,151,580	0	1,151,580			N
2.02	5500 Cornell	573,159	889,562	0	889,562			Actual 2015	1,427,087	628,473	798,614	0	798,614			N
2.03	Clyde Manor	545,984	680,590	0	680,590			Actual 2015	1,190,938	485,344	705,593	0	705,593			N
2.04	Woodlawn Terrace	423,413	589,976	0	589,976			Actual 2015	1,040,939	447,357	593,582	0	593,582			N
2.05	Park Central	342,665	652,081	0	652,081			Actual 2015	937,836	338,682	599,153	0	599,153			N
2.06	Maple Court	370,654	421,700	0	421,700			Actual 2015	805,092	394,901	410,191	0	410,191			N
2.07	Ellis Street	339,551	452,172	0	452,172			Actual 2015	766,316	362,169	404,147	0	404,147			N
2.08	Drexel Grand	309,105	421,320	0	421,320			Actual 2015	724,565	320,293	404,273	0	404,273			N
2.09	Ellis Court	266,473	367,432	0	367,432			Actual 2015	596,189	300,007	296,183	0	296,183			N
2.10	Kenwood Court	230,596	321,666	0	321,666			Actual 2015	522,743	257,012	265,732	0	265,732			N
2.11	Woodlawn Court	209,740	298,118	0	298,118			Actual 2015	476,029	216,119	259,910	0	259,910			N
2.12	Harper Court	120,743	163,726	0	163,726			Actual 2015	265,134	131,986	133,148	0	133,148			N
2.13	925 E 46th Street	107,218	162,572	0	162,572			Actual 2015	260,935	122,151	138,784	0	138,784			N
2.14	Yankee Hill	86,123	146,965	0	146,965			Actual 2015	213,448	78,441	135,007	0	135,007			N
2.15	Drexel Terrace	138,302	106,418	0	106,418			Actual 2015	249,575	137,186	112,389	0	112,389			N
2.16	Gillham House	82,141	145,157	0	145,157			Actual 2015	189,247	67,464	121,783	0	121,783			N
2.17	Cornell Terrace	68,935	122,017	0	122,017			Actual 2015	177,495	90,551	86,944	0	86,944			N
2.18	5508 Cornell	44,888	38,651	0	38,651			Actual 2015	82,810	39,970	42,841	0	42,841			N
3	Iron Guard Storage Portfolio	3,885,479	6,613,972	0	6,613,972			Actual 2015	9,894,157	3,403,120	6,491,037	0	6,491,037			N
3.01	Camas	158,913	577,701	0	577,701			Actual 2015	645,854	159,204	486,651	0	486,651			N
3.02	Webster	299,075	535,176	0	535,176			Actual 2015	771,458	267,317	504,142	0	504,142			N
3.03	Gum Branch	189,437	542,224	0	542,224			Actual 2015	665,557	189,169	476,389	0	476,389			N
3.04	6th Avenue	144,322	341,971	0	341,971			Actual 2015	456,538	142,956	313,582	0	313,582			N
3.05	Katy	199,025	348,722	0	348,722			Actual 2015	497,635	182,736	314,900	0	314,900			N
3.06	La Porte	275,062	369,035	0	369,035			Actual 2015	567,573	223,443	344,130	0	344,130			N
3.07	Denton	178,615	314,721	0	314,721			Actual 2015	378,540	190,544	187,996	0	187,996			N
3.08	Prater Way	125,679	245,760	0	245,760			Actual 2015	310,771	127,147	183,624	0	183,624			N
3.09	Shurling	165,716	345,260	0	345,260			Actual 2015	459,437	167,659	291,778	0	291,778			N
3.10	Adamsville	136,966	292,062	0	292,062			Actual 2015	417,062	125,998	291,064	0	291,064			N
3.11	Troy	198,555	331,383	0	331,383			Actual 2015	557,966	197,044	360,922	0	360,922			N
3.12	Conroe	174,829	292,210	0	292,210			Actual 2015	459,075	135,916	323,159	0	323,159			N
3.13	Del Valle	218,470	335,629	0	335,629			Actual 2015	560,916	137,712	423,204	0	423,204			N
3.14	Tomball	233,128	191,238	0	191,238			Actual 2015	521,482	97,646	423,836	0	423,836			N
3.15	Canyon Lake	164,027	266,254	0	266,254			Actual 2015	396,305	104,564	291,741	0	291,741			N
3.16	Riverside	146,969	288,147	0	288,147			Actual 2015	392,242	137,323	254,920	0	254,920			N
3.17	Bertram	129,139	193,862	0	193,862			Actual 2015	277,148	122,758	154,390	0	154,390			N
3.18	Center	151,610	204,161	0	204,161			Actual 2015	307,154	154,617	152,537	0	152,537			N
3.19	Key	126,417	204,821	0	204,821			Actual 2015	388,203	132,784	255,419	0	255,419			N
3.2	Wylds	154,140	120,228	0	120,228			Actual 2015	288,225	145,171	143,055	0	143,055			N
3.21	Marine	163,050	175,773	0	175,773			Actual 2015	299,198	168,640	130,558	0	130,558			N
3.22	Donna	152,335	97,634	0	97,634			Actual 2015	275,818	92,772	183,046	0	183,046			N
4	Wisconsin Hotel Portfolio	25,789,844	9,019,184	1,392,361	7,626,823	103	67	Actual 2015	33,646,030	24,751,002	8,895,028	1,345,842	7,549,187	102	67	N
4.01	Holiday Inn - Madison West	4,734,472	1,815,104	261,983	1,553,121	128	85	Actual 2015	6,727,349	4,838,503	1,888,846	269,094	1,619,752	124	86	N
4.02	Fairfield Inn - Oak Creek	1,983,365	1,043,223	121,064	922,159	110	68	Actual 2015	3,024,401	1,861,603	1,162,798	120,976	1,041,822	105	69	N
4.03	Holiday Inn - Fond Du Lac	4,845,992	997,507	233,740	763,768	99	60	Actual 2015	5,843,971	4,797,401	1,046,570	233,759	812,811	100	67	N
4.04	Holiday Inn Express - Fond Du Lac	1,469,023	745,401	88,577	656,824	119	69	Actual 2015	1,255,014	840,790	414,224	50,201	364,023	135	67	N
4.05	Baymont Inn - Madison	1,625,363	730,695	94,242	636,453	77	48	Actual 2015	2,277,531	1,673,799	603,731	91,101	512,630	72	46	N
4.06	Comfort Inn & Suites - Appleton Airport	2,174,885	891,048	122,637	768,410	87	62	Actual 2015	2,942,821	2,129,907	812,914	117,713	695,201	85	60	N
4.07	Holiday Inn Express - Oshkosh	1,392,247	696,751	83,560	613,191	114	82	Actual 2015	2,039,737	1,356,131	683,606	81,590	602,016	114	80	N
4.08	Comfort Inn & Suites - Milwaukee Airport	2,439,576	639,521	123,164	516,357	81	56	Actual 2015	3,005,520	2,337,839	667,681	120,221	547,460	78	54	N
4.09	Comfort Inn & Suites - Madison West	1,690,756	825,621	100,655	724,966	102	69	Actual 2015	2,383,246	1,588,937	794,309	95,330	698,979	95	65	N
4.10	Holiday Inn Express - Milwaukee Airport	2,262,735	266,298	101,161	165,137	94	59	Actual 2015	2,635,246	2,189,130	446,116	105,410	340,706	92	62	N
4.11	Comfort Inn & Suites - Fond Du Lac	1,171,429	368,014	61,578	306,436	65	53	Actual 2015	1,511,194	1,136,961	374,234	60,448	313,786	65	53	N
5	Brookwood Chase Portfolio	1,828,994	6,136,354	0	6,136,354			Actual 2015	6,464,596	1,641,555	4,823,041	0	4,823,041			N
5.01	Old Hammond	203,786	1,301,354	0	1,301,354			Actual 2015	1,347,789	193,306	1,154,483	0	1,154,483			N
5.02	Coursey	161,716	967,809	0	967,809			Actual 2015	907,445	137,643	769,802	0	769,802			N
5.03	Siegen	150,023	798,188	0	798,188			Actual 2015	790,110	142,100	648,010	0	648,010			N
5.04	Staring	165,762	724,576	0	724,576			Actual 2015	696,310	174,965	521,345	0	521,345			N
5.05	Capital Court	166,492	651,642	0	651,642			Actual 2015	599,302	149,073	450,229	0	450,229			N
5.06	Lapalco	316,304	420,728	0	420,728			Actual 2015	532,378	265,203	267,175	0	267,175			N
5.07	Wall	260,416	519,848	0	519,848			Actual 2015	652,149	237,464	414,685	0	414,685			N
5.08	Willow	178,654	495,577	0	495,577			Actual 2015	584,701	133,253	451,448	0	451,448			N
5.09	Westminster	225,841	256,633	0	256,633			Actual 2015	354,412	208,548	145,864	0	145,864			N
6	Extra Space Self Storage Portfolio	10,291,797	16,099,324	0	16,099,324			Actual 2015	24,800,992	10,151,952	14,649,039	0	14,649,039			N
6.01	Henderson - Stephanie Place	358,688	1,074,391	0	1,074,391			Actual 2015	1,385,092	360,506	1,024,586	0	1,024,586			N
6.02	Brookfield - Federal Road	349,360	835,253	0	835,253			Actual 2015	1,152,117	357,181	794,936	0	794,936			N
6.03	Kingston - Sawkill Road	483,183	736,187	0	736,187			Actual 2015	1,177,081	505,775	671,305	0	671,305			N
6.04	Lake Elsinore - Central Avenue	272,278	671,976	0	671,976			Actual 2015	872,052	277,739	594,313	0	594,313			N
6.05	Doylestown - North Broad Street	299,209	676,500	0	676,500			Actual 2015	916,733	307,580	609,153	0	609,153			N
6.06	Pennsauken - South Crescent Boulevard	412,583	660,527	0	660,527			Actual 2015	999,620	415,616	584,004	0	584,004			N
6.07	New Paltz - South Putt Corners Road	432,354	663,525	0	663,525			Actual 2015	1,025,126	414,519	610,607	0	610,607			N
6.08	Tyngsborough - Industrial Way	275,222	675,286	0	675,286			Actual 2015	896,326	283,511	612,815	0	612,815			N
6.09	Hemet - South Sanderson	319,062	613,886	0	613,886			Actual 2015	834,964	308,987	525,977	0	525,977			N
6.10	Bensalem - 1525 Bristol Pike	387,403	598,294	0	598,294			Actual 2015	918,336	393,172	525,164	0	525,164			N
6.11	Eastpoint - Lakewood Avenue	383,437	682,534	0	682,534			Actual 2015	973,154	380,078	593,076	0	593,076			N
6.12	Howell - Route 9 South	366,100	554,421	0	554,421			Actual 2015	872,027	342,843	529,184	0	529,184			N
6.13	Lawrenceville - Hurricane Shoals Road	328,094	534,129	0	534,129			Actual 2015	790,710	318,176	472,534	0	472,534			N
6.14	Lawnside - White Horse Pike	382,629	552,068	0	552,068			Actual 2015	877,335	389,465	487,870	0	487,870			N
6.15	Phoenix - West Peoria	264,966	464,918	0	464,918			Actual 2015	653,460	249,146	404,314	0	404,314			N
6.16	Mount Laurel - Ark Road	266,746	429,930	0	429,930			Actual 2015	675,793	271,821	403,971	0	403,971			N
6.17	Burlington - Cadillac Road	344,476	422,869	0	422,869			Actual 2015	719,128	360,984	358,144	0	358,144			N
6.18	Cherry Hill - Marlton Pike	317,677	414,933	0	414,933			Actual 2015	686,882	327,399	359,483	0	359,483			N
6.19	Bensalem - Knights Road	289,639	419,458	0	419,458			Actual 2015	679,391	287,624	391,768	0	391,768			N
6.2	Albuquerque - Ellison Road Northwest	206,488	385,145	0	385,145			Actual 2015	591,228	205,853	385,374	0	385,374			N
6.21	Modesto - Crows Landing	228,972	343,748	0	343,748			Actual 2015	513,870	210,154	303,716	0	303,716			N
6.22	Auburndale - US Highway 92 West	215,158	345,558	0	345,558			Actual 2015	499,756	201,553	298,202	0	298,202			N
6.23	San Bernardino - West Club Center Drive	207,025	331,000	0	331,000			Actual 2015	481,813	203,841	277,972	0	277,972			N
6.24	Memphis - Mount Moriah Terrace	284,688	335,135	0	335,135			Actual 2015	621,378	302,250	319,128	0	319,128			N
6.25	Hesperia - Mariposa Road	227,639	298,349	0	298,349			Actual 2015	466,674	213,071	253,604	0	253,604			N
6.26	Memphis - Covington Way	288,988	327,280	0	327,280			Actual 2015	600,080	254,668	345,413	0	345,413			N
6.27	St. Louis - Halls Ferry Road	313,272	289,465	0	289,465			Actual 2015	590,404	312,148	278,256	0	278,256			N
6.28	Killeen - Jasper Drive	267,757	321,145	0	321,145			Actual 2015	534,062	243,159	290,903	0	290,903			N
6.29	Albuquerque - Airport Drive Northwest	182,029	237,652	0	237,652			Actual 2015	387,375	175,756	211,619	0	211,619			N
6.30	Memphis - Gateway Drive	199,432	216,034	0	216,034			Actual 2015	417,350	194,862	222,488	0	222,488			N
6.31	Victorville - Yates Road	207,479	196,058	0	196,058			Actual 2015	355,424	182,307	173,116	0	173,116			N
6.32	Las Vegas - North Lamont Street	175,315	172,115	0	172,115			Actual 2015	319,404	173,198	146,206	0	146,206			N
6.33	Columbus - East Main Street	183,796	166,583	0	166,583			Actual 2015	334,482	184,487	149,995	0	149,995			N
6.34	Memphis - Raleigh-LaGrange	196,407	139,065	0	139,065			Actual 2015	313,721	169,564	144,158	0	144,158			N

A-1-11

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)
6.35	Memphis - 5675 Summer Avenue	198,481	178,032	0	178,032			Actual 2015	364,533	204,286	160,247	0	160,247			N
6.36	Memphis - Madison Avenue	175,766	135,872	0	135,872			Actual 2015	304,110	168,671	135,439	0	135,439			N
7	Baybrook Lifestyle and Power Center	3,084,463	7,661,415	0	7,661,415			NAV	NAV	NAV	NAV	NAV	NAV			N
8	2020 Southwest 4th Avenue	1,896,825	2,664,091	0	2,664,091			Actual 2015	2,439,494	1,239,276	1,200,218	0	1,200,218			N
9	Roedel Hotel Portfolio	9,375,124	5,784,545	606,386	5,178,159	145	109	Actual 2015	14,377,471	9,126,090	5,251,381	575,099	4,676,282	139	103	N
9.01	Hilton Garden Inn - Manchester	4,133,522	2,625,007	270,341	2,354,666	175	128	Actual 2015	6,600,340	4,087,620	2,512,720	264,014	2,248,706	163	123	N
9.02	Hilton Garden Inn - Fishkill	2,899,908	1,621,829	180,869	1,440,960	133	105	Actual 2015	4,327,505	2,897,973	1,429,532	173,100	1,256,432	128	100	N
9.03	Holiday Inn Express - Auburn	2,341,694	1,537,709	155,176	1,382,533	124	93	Actual 2015	3,449,626	2,140,497	1,309,129	137,985	1,171,144	123	83	N
10	Moffett Towers II - Building 2	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
11	One Kennedy Square	4,114,751	5,079,643	0	5,079,643			Actual 2015	8,953,605	4,104,549	4,849,056	0	4,849,056			N
12	One Newark Center	7,522,493	6,661,485	0	6,661,485			Actual 2015	13,933,658	7,541,972	6,391,686	0	6,391,686			N
13	ExchangeRight Portfolio 18	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.01	Walgreens - Chicago (Belmont), IL	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.03	Walgreens - Chicago (Central), IL	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.04	Walgreens - League City (Main), TX	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.05	Tractor Supply - Meraux (Archbishop), LA	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.06	Tractor Supply - Collinsville (136th), OK	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.09	CVS Pharmacy - Richmond (18th), IN	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.10	Napa Auto Parts- Jerome (Wabash), IL	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.11	Advance Auto Parts - Chicago (Cottage), IL	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.12	Dollar General - Panama City (US-231), FL	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.13	Dollar General - Elizabeth (Scenery), PA	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.14	Dollar General - Baton Rouge (Plank), LA	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.15	Dollar General - Altoona (14th), PA	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.16	Dollar General - Fayetteville (Strickland), NC	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
13.17	Dollar General - Odessa (FM 1936), TX	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			Y
14	Courtyard Los Angeles Sherman Oaks	8,626,734	8,293,561	0	8,293,561	229	187	Actual 2015	13,898,648	7,792,405	6,106,243	0	6,106,243	182	150	N
15	Warwick Mall	7,023,306	10,308,956	0	10,308,956			Actual 2015	16,273,009	6,932,726	9,340,283	0	9,340,283			N
16	11311 McCormick Road	1,852,402	3,182,390	0	3,182,390			Actual 2015	4,882,442	1,806,847	3,075,595	0	3,075,595			N
17	Kirkwood Plaza	806,620	3,319,150	0	3,319,150			Actual 2015	3,981,105	787,180	3,193,925	0	3,193,925			N
18	Rainbow Sunset Pavilion - NV	686,720	1,731,996	0	1,731,996			Actual 2015	2,359,288	676,077	1,683,210	0	1,683,210			N
19	StorQuest - Los Angeles Hill Street	843,880	1,588,741	0	1,588,741			Actual 2015	2,180,502	637,043	1,543,459	0	1,543,459			N
20	Woodbridge Commons	1,746,518	2,403,070	0	2,403,070			Actual 2015	3,962,973	1,469,722	2,493,251	0	2,493,251			N
21	Peterson Retail Portfolio	298,586	1,339,814	0	1,339,814			Actual 2015	1,609,516	313,482	1,296,033	0	1,296,033			N
21.01	The Shops at Fair Lakes	298,586	1,339,814	0	1,339,814			Actual 2015	1,609,515	313,482	1,296,033	0	1,296,033			N
21.02	Gateway Branch	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
22	Safeway - Renton, WA	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
23	Fremont Business Center	527,957	1,184,433	0	1,184,433			Actual 2015	1,626,518	464,331	1,162,187	0	1,162,187			N
24	Everett Village	575,047	1,958,781	0	1,958,781			NAV	NAV	NAV	NAV	NAV	NAV			N
25	Hilton Garden Inn Boise Spectrum	3,384,798	2,536,920	0	2,536,920	130	107	Actual 2015	5,252,650	3,051,677	2,200,973	0	2,200,973	119	96	N
26	East Towne Center	713,222	1,243,500	0	1,243,500			Actual 2015	1,509,906	680,371	829,536	0	829,536			N
27	Goldorado Shopping Center	546,133	1,466,330	0	1,466,330			Actual 2015	2,034,997	549,407	1,485,590	0	1,485,590			N
28	U Stor It San Diego Logan	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
29	Comfort Suites Golden West	1,805,550	1,552,778	134,333	1,418,445	140	99	Actual 2015	3,108,343	1,701,641	1,406,702	124,334	1,282,368	131	91	N
30	Red Rock Business Center	255,577	864,886	0	864,886			Actual 2015	506,166	239,940	266,226	0	266,226			N
31	Lawndale Commons	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
32	La Quinta Inn - Goodlettsville	1,995,276	1,124,501	124,791	999,710	94	69	Actual 2015	2,531,556	1,692,550	839,006	101,262	737,744	82	58	N
33	Green Valley Ranch - Denver	440,789	1,014,274	0	1,014,274			Actual 2015	1,451,113	423,534	1,027,578	0	1,027,578			N
34	Bayside Technology Park - Bldg 19	357,623	794,207	0	794,207			Actual 2015	1,069,462	330,083	739,379	0	739,379			N
35	Bridge Plaza Co-op, Inc.
36	Azalea Portfolio	482,148	861,020	0	861,020			Actual 2015	1,189,299	424,865	764,434	0	764,434			N
36.01	Sherwood	233,576	506,935	0	506,935			Actual 2015	599,978	204,055	395,923	0	395,923			N
36.02	College Station	248,572	354,085	0	354,085			Actual 2015	589,321	220,810	368,511	0	368,511			N
37	Lois Realty Portfolio	706,667	900,914	0	900,914			Actual 2015	1,621,162	674,606	946,556	0	946,556			N
37.01	Valkill	305,020	478,408	0	478,408			Actual 2015	790,263	301,129	489,134	0	489,134			N
37.02	Moorgate	166,116	241,829	0	241,829			Actual 2015	407,634	179,439	228,195	0	228,195			N
37.03	Stonegate	235,531	180,677	0	180,677			Actual 2015	423,265	194,038	229,227	0	229,227			N
38	O’Hare Business Center	459,054	864,450	0	864,450			TTM 8/31/2016	1,139,672	450,639	689,033	0	689,033			N
39	Highpoint-on-The Hudson Owners, Inc.
40	Wyndham House Owners Corp.
41	Best Western Sandman	1,501,981	1,114,676	104,666	1,010,010	93	61	Actual 2015	2,546,589	1,473,690	1,072,899	101,864	971,035	80	60	N
42	Nathan Hale Owners Corp.
43	Riverwood Research Center	323,319	398,726	0	398,726			NAV	NAV	NAV	NAV	NAV	NAV			N
44	F5 Networks	528,555	775,595	0	775,595			NAV	NAV	NAV	NAV	NAV	NAV			N
45	Las Gaviotas Shopping Center	339,369	809,290	0	809,290			Actual 2015	1,165,515	359,689	805,826	0	805,826			N
46	Park Center Circle	211,991	324,628	0	324,628			Actual 2015	708,052	235,647	472,405	0	472,405			N
47	Whispering Pines - SC	664,795	542,320	0	542,320			Actual 2015	1,040,296	617,658	422,638	0	422,638			N
48	American Mini Storage Colorado Springs	225,898	490,608	0	490,608			Actual 2015	637,188	229,932	407,256	0	407,256			N
49	StorageOne Durango	95,478	6,494	0	6,494			NAV	NAV	NAV	NAV	NAV	NAV			N
50	Fry Road Retail Center	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV			N
51	Arbrook Square	162,464	418,119	0	418,119			Actual 2015	579,911	146,418	433,493	0	433,493			N
52	Esplanade Mini Storage	366,446	447,705	0	447,705			Actual 2015	755,394	359,014	396,380	0	396,380			N
53	Talon Centre	721,965	316,044	0	316,044			Annualized 11 11/30/2015	1,077,237	636,845	440,391	0	440,391			N
54	190 East Mosholu Parkway Owners Corp.
55	2390 Palisade Avenue Owners Corp.
56	60 Pineapple Residence Corp.
57	6340 Middlebelt Road	107,215	289,934	0	289,934			Actual 2015	306,595	21,792	284,803	0	284,803			N
58	Worthington Industrial Park	204,427	255,286	0	255,286			Actual 2015	509,863	199,302	310,561	0	310,561			N
59	68 East Hartsdale Avenue Owners Corp.
60	Barclay Plaza North Owners, Inc.
61	320 West 84th Corp.
62	Crestwood Owners, Inc.
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.
64	AAA Self Storage - TX	201,538	185,204	0	185,204			Actual 2015	372,793	202,143	170,650	0	170,650			N
65	187 Pinehurst Owners Corp.
66	2155 Bay Owner’s Corp.
67	1264 Owners Corp.
68	Mates Owners Corp.

A-1-12

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Name(2)(5)(7)(8)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(8)(9)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(7)(8)(9)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date
1	Apple Campus 3	Apple	882,657	100.0%	2/28/2031
2	LARP I Portfolio
2.01	Blackwood
2.02	5500 Cornell
2.03	Clyde Manor
2.04	Woodlawn Terrace
2.05	Park Central
2.06	Maple Court
2.07	Ellis Street
2.08	Drexel Grand
2.09	Ellis Court
2.10	Kenwood Court
2.11	Woodlawn Court
2.12	Harper Court
2.13	925 E 46th Street
2.14	Yankee Hill
2.15	Drexel Terrace
2.16	Gillham House
2.17	Cornell Terrace
2.18	5508 Cornell
3	Iron Guard Storage Portfolio
3.01	Camas
3.02	Webster
3.03	Gum Branch
3.04	6th Avenue
3.05	Katy
3.06	La Porte
3.07	Denton
3.08	Prater Way
3.09	Shurling
3.10	Adamsville
3.11	Troy
3.12	Conroe
3.13	Del Valle
3.14	Tomball
3.15	Canyon Lake
3.16	Riverside
3.17	Bertram
3.18	Center
3.19	Key
3.2	Wylds
3.21	Marine
3.22	Donna
4	Wisconsin Hotel Portfolio
4.01	Holiday Inn - Madison West
4.02	Fairfield Inn - Oak Creek
4.03	Holiday Inn - Fond Du Lac
4.04	Holiday Inn Express - Fond Du Lac
4.05	Baymont Inn - Madison
4.06	Comfort Inn & Suites - Appleton Airport
4.07	Holiday Inn Express - Oshkosh
4.08	Comfort Inn & Suites - Milwaukee Airport
4.09	Comfort Inn & Suites - Madison West
4.10	Holiday Inn Express - Milwaukee Airport
4.11	Comfort Inn & Suites - Fond Du Lac
5	Brookwood Chase Portfolio
5.01	Old Hammond
5.02	Coursey
5.03	Siegen
5.04	Staring
5.05	Capital Court
5.06	Lapalco
5.07	Wall
5.08	Willow
5.09	Westminster
6	Extra Space Self Storage Portfolio
6.01	Henderson - Stephanie Place
6.02	Brookfield - Federal Road
6.03	Kingston - Sawkill Road
6.04	Lake Elsinore - Central Avenue
6.05	Doylestown - North Broad Street
6.06	Pennsauken - South Crescent Boulevard
6.07	New Paltz - South Putt Corners Road
6.08	Tyngsborough - Industrial Way
6.09	Hemet - South Sanderson
6.10	Bensalem - 1525 Bristol Pike
6.11	Eastpoint - Lakewood Avenue
6.12	Howell - Route 9 South
6.13	Lawrenceville - Hurricane Shoals Road
6.14	Lawnside - White Horse Pike
6.15	Phoenix - West Peoria
6.16	Mount Laurel - Ark Road
6.17	Burlington - Cadillac Road
6.18	Cherry Hill - Marlton Pike
6.19	Bensalem - Knights Road
6.2	Albuquerque - Ellison Road Northwest
6.21	Modesto - Crows Landing
6.22	Auburndale - US Highway 92 West
6.23	San Bernardino - West Club Center Drive
6.24	Memphis - Mount Moriah Terrace
6.25	Hesperia - Mariposa Road
6.26	Memphis - Covington Way
6.27	St. Louis - Halls Ferry Road
6.28	Killeen - Jasper Drive
6.29	Albuquerque - Airport Drive Northwest
6.30	Memphis - Gateway Drive
6.31	Victorville - Yates Road
6.32	Las Vegas - North Lamont Street
6.33	Columbus - East Main Street
6.34	Memphis - Raleigh-LaGrange

A-1-13

ANNEX A-1 CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant Name(2)(5)(7)(8)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(8)(9)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(7)(8)(9)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date
6.35	Memphis - 5675 Summer Avenue
6.36	Memphis - Madison Avenue
7	Baybrook Lifestyle and Power Center	Life Time Fitness	120,000	18.8%	9/1/2038	Dick’s Sporting Goods	105,000	16.5%	1/31/2027	Star Cinema Grill	42,147	6.6%	12/31/2030
8	2020 Southwest 4th Avenue	CH2M Hill	120,407	53.1%	3/31/2025	Premera Blue Cross	18,652	8.2%	4/30/2020	City of Portland - Bureau of Development Services	13,312	5.9%	10/31/2019
9	Roedel Hotel Portfolio
9.01	Hilton Garden Inn - Manchester
9.02	Hilton Garden Inn - Fishkill
9.03	Holiday Inn Express - Auburn
10	Moffett Towers II - Building 2	Amazon	362,563	100.0%	4/30/2028
11	One Kennedy Square	Caidan Management	91,228	37.0%	12/31/2025	The Walbridge Group, Inc.	51,402	20.9%	4/30/2022	Marketing Associates	51,402	20.9%	3/31/2026
12	One Newark Center	K&L Gates, LLP	52,148	12.5%	1/31/2022	GSA IRS	45,075	10.8%	12/29/2019	GSA HUD	41,555	9.9%	4/21/2018
13	ExchangeRight Portfolio 18	Various	Various	Various	Various
13.01	Walgreens - Chicago (Belmont), IL	Walgreens	18,340	100.0%	1/31/2028
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	Hobby Lobby	74,705	100.0%	12/31/2027
13.03	Walgreens - Chicago (Central), IL	Walgreens	18,154	100.0%	3/31/2029
13.04	Walgreens - League City (Main), TX	Walgreens	14,490	100.0%	5/1/2027
13.05	Tractor Supply - Meraux (Archbishop), LA	Tractor Supply	19,097	100.0%	11/1/2032
13.06	Tractor Supply - Collinsville (136th), OK	Tractor Supply	19,175	100.0%	9/30/2032
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	Walgreens	15,525	100.0%	11/30/2028
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	Fresenius Medical Care	8,275	100.0%	5/1/2029
13.09	CVS Pharmacy - Richmond (18th), IN	CVS Pharmacy	10,722	100.0%	5/31/2036
13.10	Napa Auto Parts- Jerome (Wabash), IL	Napa Auto Parts	15,294	100.0%	10/31/2037
13.11	Advance Auto Parts - Chicago (Cottage), IL	Advance Auto Parts	6,124	100.0%	4/30/2028
13.12	Dollar General - Panama City (US-231), FL	Dollar General	9,100	100.0%	5/31/2028
13.13	Dollar General - Elizabeth (Scenery), PA	Dollar General	9,026	100.0%	7/31/2032
13.14	Dollar General - Baton Rouge (Plank), LA	Dollar General	9,100	100.0%	9/30/2028
13.15	Dollar General - Altoona (14th), PA	Dollar General	7,489	100.0%	6/30/2032
13.16	Dollar General - Fayetteville (Strickland), NC	Dollar General	9,125	100.0%	10/9/2027
13.17	Dollar General - Odessa (FM 1936), TX	Dollar General	9,026	100.0%	2/28/2030
14	Courtyard Los Angeles Sherman Oaks
15	Warwick Mall	JC Penney	137,952	23.4%	3/31/2020	Jordan’s Furniture	113,743	19.3%	12/31/2021	Showcase Cinemas	57,160	9.7%	4/30/2021
16	11311 McCormick Road	P.S.A. Financial Center, Inc.	50,620	23.5%	8/31/2027	University of Maryland Medical Systems	31,171	14.5%	1/31/2027	First Data Merchant Services Corporation	24,017	11.2%	5/31/2022
17	Kirkwood Plaza	Kohl’s Department Store	113,797	36.7%	4/30/2030	Acme	52,936	17.1%	4/30/2020	A.C. Moore	30,000	9.7%	2/28/2021
18	Rainbow Sunset Pavilion - NV	Wells Fargo Bank, N.A.	52,899	50.5%	1/31/2025	American Wagering, Inc.	20,660	19.7%	2/28/2025	New York Life Insurance	19,760	18.9%	4/30/2023
19	StorQuest - Los Angeles Hill Street
20	Woodbridge Commons	Wal-Mart	135,930	71.5%	8/15/2024	Dollar Tree	15,003	7.9%	8/31/2020	Advance Auto Parts	12,640	6.6%	9/30/2025
21	Peterson Retail Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
21.01	The Shops at Fair Lakes	Blue Iguana Group LLC	3,977	16.3%	9/9/2020	WashingtonFirst Bank	3,818	15.6%	7/31/2023	Sunoco	2,503	10.2%	4/3/2024
21.02	Gateway Branch	Cabela’s Wholesale, Inc.	79,969	100.0%	1/31/2038
22	Safeway - Renton, WA	Safeway	61,951	100.0%	12/28/2035
23	Fremont Business Center	CoaguSense	13,804	11.1%	1/31/2021	Primity Bio	12,745	10.3%	1/31/2023	Meshare Inc	11,091	9.0%	11/30/2019
24	Everett Village	Best Buy Stores, L.P	30,300	25.1%	1/31/2021	The TJX companies, Inc	26,019	21.5%	8/31/2022	Bed Bath & Beyond, Inc	25,300	20.9%	1/31/2021
25	Hilton Garden Inn Boise Spectrum
26	East Towne Center	Burlington Coat Factory	56,429	22.0%	2/28/2027	Gabriel Brothers	51,200	20.0%	1/21/2026	Ollie’s	36,030	14.0%	12/31/2022
27	Goldorado Shopping Center	Bel Air Mart	53,830	49.4%	5/31/2029	Anytime Fitness	5,200	4.8%	9/30/2024	Auto Zone	3,744	3.4%	9/30/2021
28	U Stor It San Diego Logan
29	Comfort Suites Golden West
30	Red Rock Business Center	Keller Williams	17,143	23.2%	2/28/2027	Sun Commercial Real Estate	9,427	12.7%	6/30/2023	Toll Bros Inc.	9,025	12.2%	3/31/2020
31	Lawndale Commons	Schnuck Markets	58,449	88.6%	1/31/2037	Pet Supplies Plus	6,211	9.4%	12/31/2026	Great Clips	1,300	2.0%	12/31/2021
32	La Quinta Inn - Goodlettsville
33	Green Valley Ranch - Denver	Tower Liquors	8,511	17.3%	3/31/2019	1st Bank	6,000	12.2%	4/30/2030	Grease Monkey	4,000	8.1%	11/30/2029
34	Bayside Technology Park - Bldg 19	DCG Systems	55,000	71.5%	6/30/2021	Avalanche Technology	21,976	28.5%	1/31/2023
35	Bridge Plaza Co-op, Inc.
36	Azalea Portfolio
36.01	Sherwood
36.02	College Station
37	Lois Realty Portfolio
37.01	Valkill
37.02	Moorgate
37.03	Stonegate
38	O’Hare Business Center	Lapmaster International	62,344	32.8%	10/31/2021	Home Value LLC	12,546	6.6%	8/31/2018	Amset	11,562	6.1%	11/30/2018
39	Highpoint-on-The Hudson Owners, Inc.
40	Wyndham House Owners Corp.
41	Best Western Sandman
42	Nathan Hale Owners Corp.
43	Riverwood Research Center	PACE South East Michigan	32,297	47.4%	8/31/2031	Federal Mogul Motorparts Corporation	25,005	36.7%	3/31/2021	Total Renal Care, Inc.	6,688	9.8%	3/31/2019
44	F5 Networks	F5 Networks	43,115	100.0%	11/30/2025
45	Las Gaviotas Shopping Center	Food Lion	30,280	33.5%	12/31/2027	Fitness 19	10,804	12.0%	1/31/2022	Dollar General	8,000	8.9%	10/31/2019
46	Park Center Circle	Mattress Firm	5,072	22.9%	7/31/2018	Casa Patron	4,664	21.0%	12/31/2024	Panera Bread	4,595	20.7%	3/31/2027
47	Whispering Pines - SC
48	American Mini Storage Colorado Springs
49	StorageOne Durango
50	Fry Road Retail Center	Teloloapan Meat Market, Inc.	8,643	32.6%	7/31/2027	T-Mobile West, LLC	2,705	10.2%	5/31/2027	Domino’s Pizza LLC	2,583	9.7%	9/30/2027
51	Arbrook Square	New Balance DFW	3,225	18.6%	4/30/2023	JP Morgan Chase Bank	3,212	18.5%	9/30/2019	Hand & Stone Massage and Facial	2,599	15.0%	10/31/2019
52	Esplanade Mini Storage
53	Talon Centre	Wayne Center	17,190	25.2%	11/30/2024	Skillman Foundation	16,781	24.6%	12/31/2025	MMSDC	11,318	16.6%	3/31/2020
54	190 East Mosholu Parkway Owners Corp.
55	2390 Palisade Avenue Owners Corp.
56	60 Pineapple Residence Corp.
57	6340 Middlebelt Road	DHL	77,508	100.0%	4/25/2027
58	Worthington Industrial Park	Dallas Ski Boats	5,625	8.9%	12/31/2018	Advantage Hail Repair	4,500	7.1%	4/30/2018	Diamond H Trenching	4,500	7.1%	4/30/2018
59	68 East Hartsdale Avenue Owners Corp.
60	Barclay Plaza North Owners, Inc.
61	320 West 84th Corp.
62	Crestwood Owners, Inc.
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.
64	AAA Self Storage - TX
65	187 Pinehurst Owners Corp.
66	2155 Bay Owner’s Corp.
67	1264 Owners Corp.
68	Mates Owners Corp.

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Name(7)(8)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(7)(8)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)
1	Apple Campus 3									11/20/2017	11/20/2017		11/20/2017	10.0%	N
2	LARP I Portfolio									Various	Various				N
2.01	Blackwood									11/13/2017	11/13/2017				N
2.02	5500 Cornell									11/13/2017	11/13/2017				N
2.03	Clyde Manor									11/13/2017	11/16/2017				N
2.04	Woodlawn Terrace									11/13/2017	11/13/2017				N
2.05	Park Central									11/16/2017	11/16/2017				N
2.06	Maple Court									11/13/2017	11/13/2017				N
2.07	Ellis Street									11/13/2017	11/13/2017				N
2.08	Drexel Grand									11/13/2017	11/13/2017				N
2.09	Ellis Court									11/13/2017	11/13/2017				N
2.10	Kenwood Court									11/13/2017	11/13/2017				N
2.11	Woodlawn Court									11/13/2017	11/13/2017				N
2.12	Harper Court									11/13/2017	11/13/2017				N
2.13	925 E 46th Street									11/14/2017	11/13/2017				N
2.14	Yankee Hill									11/16/2017	11/16/2017				N
2.15	Drexel Terrace									11/13/2017	11/13/2017				N
2.16	Gillham House									11/16/2017	11/16/2017				N
2.17	Cornell Terrace									11/13/2017	11/13/2017				N
2.18	5508 Cornell									11/13/2017	11/13/2017				N
3	Iron Guard Storage Portfolio									Various	Various		Various	Various	N
3.01	Camas									11/14/2017	11/13/2017		11/14/2017	6.0%	N
3.02	Webster									11/14/2017	11/15/2017				N
3.03	Gum Branch									11/14/2017	11/14/2017				N
3.04	6th Avenue									11/14/2017	11/14/2017				N
3.05	Katy									11/14/2017	11/13/2017				N
3.06	La Porte									11/13/2017	11/14/2017				N
3.07	Denton									11/15/2017	11/14/2017				N
3.08	Prater Way									11/14/2017	11/14/2017		11/14/2017	9.0%	N
3.09	Shurling									11/14/2017	11/14/2017				N
3.10	Adamsville									11/14/2017	11/14/2017				N
3.11	Troy									11/14/2017	11/14/2017				N
3.12	Conroe									11/15/2017	11/15/2017				N
3.13	Del Valle									11/14/2017	11/15/2017				N
3.14	Tomball									11/14/2017	11/14/2017				N
3.15	Canyon Lake									11/14/2017	11/14/2017				N
3.16	Riverside									11/14/2017	11/15/2017				N
3.17	Bertram									11/13/2017	11/14/2017				N
3.18	Center									11/14/2017	11/14/2017				N
3.19	Key									11/14/2017	11/14/2017				N
3.2	Wylds									11/14/2017	11/14/2017				N
3.21	Marine									11/14/2017	11/14/2017				N
3.22	Donna									11/14/2017	11/13/2017				N
4	Wisconsin Hotel Portfolio									11/30/2017	11/30/2017				N
4.01	Holiday Inn - Madison West									11/30/2017	11/30/2017				N
4.02	Fairfield Inn - Oak Creek									11/30/2017	11/30/2017				N
4.03	Holiday Inn - Fond Du Lac									11/30/2017	11/30/2017				N
4.04	Holiday Inn Express - Fond Du Lac									11/30/2017	11/30/2017				N
4.05	Baymont Inn - Madison									11/30/2017	11/30/2017				N
4.06	Comfort Inn & Suites - Appleton Airport									11/30/2017	11/30/2017				N
4.07	Holiday Inn Express - Oshkosh									11/30/2017	11/30/2017				N
4.08	Comfort Inn & Suites - Milwaukee Airport									11/30/2017	11/30/2017				N
4.09	Comfort Inn & Suites - Madison West									11/30/2017	11/30/2017				N
4.10	Holiday Inn Express - Milwaukee Airport									11/30/2017	11/30/2017				N
4.11	Comfort Inn & Suites - Fond Du Lac									11/30/2017	11/30/2017				N
5	Brookwood Chase Portfolio									11/1/2017	11/1/2017				N
5.01	Old Hammond									11/1/2017	11/1/2017				N
5.02	Coursey									11/1/2017	11/1/2017				N
5.03	Siegen									11/1/2017	11/1/2017				N
5.04	Staring									11/1/2017	11/1/2017				N
5.05	Capital Court									11/1/2017	11/1/2017				N
5.06	Lapalco									11/1/2017	11/1/2017				N
5.07	Wall									11/1/2017	11/1/2017				N
5.08	Willow									11/1/2017	11/1/2017				N
5.09	Westminster									11/1/2017	11/1/2017				N
6	Extra Space Self Storage Portfolio									Various	11/3/2017		Various	Various	N
6.01	Henderson - Stephanie Place									9/20/2017	11/3/2017				N
6.02	Brookfield - Federal Road									9/20/2017	11/3/2017				N
6.03	Kingston - Sawkill Road									9/20/2017	11/3/2017				N
6.04	Lake Elsinore - Central Avenue									9/20/2017	11/3/2017		9/18/2017	10.0%	N
6.05	Doylestown - North Broad Street									9/14/2017	11/3/2017				N
6.06	Pennsauken - South Crescent Boulevard									9/20/2017	11/3/2017				N
6.07	New Paltz - South Putt Corners Road									9/20/2017	11/3/2017				N
6.08	Tyngsborough - Industrial Way									9/20/2017	11/3/2017				N
6.09	Hemet - South Sanderson									9/20/2017	11/3/2017		9/18/2017	12.0%	N
6.10	Bensalem - 1525 Bristol Pike									9/20/2017	11/3/2017				N
6.11	Eastpoint - Lakewood Avenue									9/20/2017	11/3/2017				N
6.12	Howell - Route 9 South									9/20/2017	11/3/2017				N
6.13	Lawrenceville - Hurricane Shoals Road									9/20/2017	11/3/2017				N
6.14	Lawnside - White Horse Pike									9/20/2017	11/3/2017				N
6.15	Phoenix - West Peoria									9/20/2017	11/3/2017				N
6.16	Mount Laurel - Ark Road									9/20/2017	11/3/2017				N
6.17	Burlington - Cadillac Road									9/20/2017	11/3/2017				N
6.18	Cherry Hill - Marlton Pike									9/20/2017	11/3/2017				N
6.19	Bensalem - Knights Road									9/20/2017	11/3/2017				N
6.2	Albuquerque - Ellison Road Northwest									9/20/2017	11/3/2017				N
6.21	Modesto - Crows Landing									9/20/2017	11/3/2017		9/20/2017	5.0%	N
6.22	Auburndale - US Highway 92 West									9/20/2017	11/3/2017				N
6.23	San Bernardino - West Club Center Drive									9/20/2017	11/3/2017		9/18/2017	18.0%	N
6.24	Memphis - Mount Moriah Terrace									9/20/2017	11/3/2017		10/20/2017	14.0%	N
6.25	Hesperia - Mariposa Road									9/20/2017	11/3/2017		9/20/2017	9.0%	N
6.26	Memphis - Covington Way									9/20/2017	11/3/2017		10/20/2017	11.0%	N
6.27	St. Louis - Halls Ferry Road									9/20/2017	11/3/2017				N
6.28	Killeen - Jasper Drive									9/20/2017	11/3/2017				N
6.29	Albuquerque - Airport Drive Northwest									9/20/2017	11/3/2017				N
6.30	Memphis - Gateway Drive									9/20/2017	11/3/2017		10/20/2017	9.0%	N
6.31	Victorville - Yates Road									9/20/2017	11/3/2017		9/19/2017	12.0%	N
6.32	Las Vegas - North Lamont Street									9/20/2017	11/3/2017				N
6.33	Columbus - East Main Street									9/20/2017	11/3/2017				N
6.34	Memphis - Raleigh-LaGrange									9/20/2017	11/3/2017		10/20/2017	11.0%	N

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Name(7)(8)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(7)(8)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)
6.35	Memphis - 5675 Summer Avenue									9/20/2017	11/3/2017		10/20/2017	11.0%	N
6.36	Memphis - Madison Avenue									9/20/2017	11/3/2017		10/20/2017	15.9%	N
7	Baybrook Lifestyle and Power Center	Dave & Buster's	41,996	6.6%	1/31/2031	Zara	36,982	5.8%	12/31/2025	11/2/2017	11/3/2017				N
8	2020 Southwest 4th Avenue	Zidell Marine Corp.	12,323	5.4%	11/30/2024	Acumentra Health	11,334	5.0%	5/31/2019	11/30/2017	10/30/2017		11/30/2017	8.0%	N
9	Roedel Hotel Portfolio									10/13/2017	10/13/2017				N
9.01	Hilton Garden Inn - Manchester									10/13/2017	10/13/2017				N
9.02	Hilton Garden Inn - Fishkill									10/13/2017	10/13/2017				N
9.03	Holiday Inn Express - Auburn									10/13/2017	10/13/2017				N
10	Moffett Towers II - Building 2									10/20/2017	10/19/2017		10/18/2017	3.0%	N
11	One Kennedy Square	Ernst & Young US LLP	37,277	15.1%	12/31/2026	RBS Citizens, N.A.	5,251	2.1%	7/31/2018	1/4/2018	11/29/2017				N
12	One Newark Center	Level 3 Communications	33,485	8.0%	4/30/2020	Proskauer Rose, LLP	26,074	6.2%	1/31/2020	10/4/2017	11/30/2017				N
13	ExchangeRight Portfolio 18									Various	Various				N
13.01	Walgreens - Chicago (Belmont), IL									10/26/2017	10/30/2017				N
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN									11/1/2017	10/10/2017				N
13.03	Walgreens - Chicago (Central), IL									10/12/2017	10/13/2017				N
13.04	Walgreens - League City (Main), TX									10/2/2017	10/4/2017				N
13.05	Tractor Supply - Meraux (Archbishop), LA									10/17/2017	9/28/2017				N
13.06	Tractor Supply - Collinsville (136th), OK									9/28/2017	9/28/2017				N
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL									10/30/2017	10/23/2017				N
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA									10/10/2017	10/20/2017				N
13.09	CVS Pharmacy - Richmond (18th), IN									9/12/2017	9/18/2017				N
13.10	Napa Auto Parts- Jerome (Wabash), IL									9/12/2017	5/2/2017				N
13.11	Advance Auto Parts - Chicago (Cottage), IL									10/17/2017	10/19/2017				N
13.12	Dollar General - Panama City (US-231), FL									10/13/2017	10/17/2017				N
13.13	Dollar General - Elizabeth (Scenery), PA									9/19/2017	9/20/2017				N
13.14	Dollar General - Baton Rouge (Plank), LA									9/18/2017	9/18/2017				N
13.15	Dollar General - Altoona (14th), PA									9/19/2017	9/20/2017				N
13.16	Dollar General - Fayetteville (Strickland), NC									10/19/2017	10/10/2017				N
13.17	Dollar General - Odessa (FM 1936), TX									10/25/2017	10/25/2017				N
14	Courtyard Los Angeles Sherman Oaks									11/3/2017	11/6/2017		11/7/2017	23.0%	Y
15	Warwick Mall	Nordstrom, Inc.	37,472	6.4%	11/30/2022	Old Navy	22,579	3.8%	1/31/2021	4/6/2017	4/7/2017				N
16	11311 McCormick Road	Gilchrist Hospice Care	22,983	10.7%	4/30/2019	The Sheridan Group, Inc.	10,629	4.9%	11/30/2021	9/28/2017	11/28/2017				N
17	Kirkwood Plaza	Just Cabinets	20,055	6.5%	10/31/2020	Dollar Tree	18,954	6.1%	4/30/2020	9/12/2017	9/12/2017				N
18	Rainbow Sunset Pavilion - NV	Your Leasing Solution, LLC	4,892	4.7%	8/31/2022	Watt, Tieder, Hoffar & Fitzgerald	2,609	2.5%	11/30/2018	10/16/2017	10/30/2017				N
19	StorQuest - Los Angeles Hill Street									10/25/2017	10/26/2017		10/25/2017	11.0%	N
20	Woodbridge Commons	Payless Shoesource	4,004	2.1%	5/31/2021	Pizza Hut	3,614	1.9%	5/31/2020	10/13/2017	10/18/2017				N
21	Peterson Retail Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various				N
21.01	The Shops at Fair Lakes	McDonald's	2,220	9.1%	11/21/2021	Fair Lakes Urgent Care Ctr	2,031	8.3%	1/31/2018	11/15/2017	12/7/2017				N
21.02	Gateway Branch									11/28/2017	11/20/2017				N
22	Safeway - Renton, WA									11/20/2017	11/21/2017		11/20/2017	8.0%	N
23	Fremont Business Center	Pivotal Systems	10,035	8.1%	9/30/2020	Morro Systems	9,492	7.7%	9/30/2018	11/13/2017	11/13/2017		11/13/2017	14.0%	N
24	Everett Village	Petsmart, Inc	20,015	16.6%	2/28/2021	Bank of America, National Association	9,046	7.5%	9/30/2018	10/26/2017	10/10/2017		10/26/2017	11.0%	N
25	Hilton Garden Inn Boise Spectrum									10/23/2017	10/23/2017				N
26	East Towne Center	Penn National Turf Club	24,050	9.4%	7/31/2018	AC Moore	22,000	8.6%	7/31/2028	10/24/2017	10/24/2017				N
27	Goldorado Shopping Center	Wells Fargo Bank	3,250	3.0%	2/28/2021	Jiffy Lube	2,865	2.6%	6/30/2021	7/24/2017	2/21/2017	3/29/2017	7/24/2017	5.0%	N
28	U Stor It San Diego Logan									12/1/2017	12/1/2017		12/1/2017	7.0%	N
29	Comfort Suites Golden West									10/2/2017	10/2/2017				N
30	Red Rock Business Center	Valley Electric Association	7,499	10.1%	2/28/2022	Axia Home Loans	6,376	8.6%	8/31/2021	10/31/2017	10/31/2017				N
31	Lawndale Commons									11/14/2017	11/15/2017				N
32	La Quinta Inn - Goodlettsville									10/23/2017	10/25/2017				N
33	Green Valley Ranch - Denver	Wendy's	3,200	6.5%	12/31/2018	Lil Peoples Learning Center	2,730	5.5%	2/28/2019	10/24/2017	10/3/2017				N
34	Bayside Technology Park - Bldg 19									11/8/2017	8/4/2017		11/7/2017	16.0%	N
35	Bridge Plaza Co-op, Inc.									9/19/2017	9/19/2017				N
36	Azalea Portfolio									Various	11/1/2017				N
36.01	Sherwood									11/2/2017	11/1/2017				N
36.02	College Station									11/1/2017	11/1/2017				N
37	Lois Realty Portfolio									11/17/2017	Various				N
37.01	Valkill									11/17/2017	11/20/2017				N
37.02	Moorgate									11/17/2017	11/17/2017				N
37.03	Stonegate									11/17/2017	11/17/2017				N
38	O'Hare Business Center	InterWest Distribution Company	7,639	4.0%	2/28/2019	SES - Security Equipment Supplies	7,639	4.0%	12/31/2017	10/24/2017	10/24/2017				N
39	Highpoint-on-The Hudson Owners, Inc.									12/18/2017	12/19/2017				N
40	Wyndham House Owners Corp.									10/10/2017	10/10/2017				N
41	Best Western Sandman									12/8/2017	12/13/2017		11/17/2017	5.0%	N
42	Nathan Hale Owners Corp.									5/31/2017	6/1/2017				N
43	Riverwood Research Center	Superior Imaging	4,152	6.1%	11/30/2019					11/16/2017	11/21/2017				N
44	F5 Networks									11/27/2017	11/27/2017				N
45	Las Gaviotas Shopping Center	Plaza Azteca	5,700	6.3%	9/30/2023	AJ Gators	4,800	5.3%	7/31/2021	9/28/2017	10/25/2017				N
46	Park Center Circle	Noodles & Company	2,957	13.3%	12/31/2021	Hamsa Consulting	2,048	9.2%	7/31/2020	11/6/2017	11/6/2017				N
47	Whispering Pines - SC									11/7/2017	11/7/2017				N
48	American Mini Storage Colorado Springs									12/5/2017	12/5/2017				N
49	StorageOne Durango									10/31/2017	10/30/2017				N
50	Fry Road Retail Center	Estella's Bakery	2,500	9.4%	5/31/2027	iLuv Dental and Tan Pham, DDS, PA	2,120	8.0%	4/30/2027	10/26/2017	10/27/2017				N
51	Arbrook Square	Ideal Image	2,063	11.9%	12/31/2020	Vision Palace	1,952	11.2%	7/31/2022	11/15/2017	11/15/2017				N
52	Esplanade Mini Storage									10/11/2017			10/11/2017	17.0%	N
53	Talon Centre	Advantage Health Care	8,595	12.6%	5/31/2024	Nemeth Law P.C.	8,595	12.6%	5/31/2019	11/7/2017	11/7/2017				N
54	190 East Mosholu Parkway Owners Corp.									11/20/2017	11/22/2017				N
55	2390 Palisade Avenue Owners Corp.									11/27/2017	11/21/2017				N
56	60 Pineapple Residence Corp.									11/6/2017	11/6/2017				N
57	6340 Middlebelt Road									10/17/2017	10/17/2017				N
58	Worthington Industrial Park	Planet Dents, Inc.	4,500	7.1%	8/31/2018	Portaboards Enterprises	4,500	7.1%	2/28/2019	11/20/2017	11/20/2017				N
59	68 East Hartsdale Avenue Owners Corp.									11/21/2017	11/21/2017				N
60	Barclay Plaza North Owners, Inc.									11/22/2017	11/20/2017				N
61	320 West 84th Corp.									11/21/2017	11/20/2017				N
62	Crestwood Owners, Inc.									11/30/2017	11/29/2017				N
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.									11/16/2017	11/13/2017				N
64	AAA Self Storage - TX									11/8/2017					N
65	187 Pinehurst Owners Corp.									10/12/2017	10/11/2017				N
66	2155 Bay Owner's Corp.									11/10/2017	11/8/2017				N
67	1264 Owners Corp.									12/4/2017	12/1/2017				N
68	Mates Owners Corp.									12/6/2017	12/6/2017				N

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)(5)	Monthly Replacement Reserve ($)(10)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)
1	Apple Campus 3	Y	Refinance	0	0	249,368	Cash		0	Springing			0	Springing	0			2,979,839	0
2	LARP I Portfolio	Y	Recapitalization	47,439	413,520	68,920	Cash		147,650	Springing	Cash		0	20,999	0	Cash		0	940
2.01	Blackwood	Y
2.02	5500 Cornell	Y
2.03	Clyde Manor	Y
2.04	Woodlawn Terrace	Y
2.05	Park Central	Y
2.06	Maple Court	Y
2.07	Ellis Street	Y
2.08	Drexel Grand	Y
2.09	Ellis Court	Y
2.10	Kenwood Court	Y
2.11	Woodlawn Court	Y
2.12	Harper Court	Y
2.13	925 E 46th Street	Y
2.14	Yankee Hill	Y
2.15	Drexel Terrace	Y
2.16	Gillham House	Y
2.17	Cornell Terrace	Y
2.18	5508 Cornell	Y
3	Iron Guard Storage Portfolio	Y	Refinance	212,900	170,242	96,239	Cash		158,395	17,599	Cash		0	11,278	406,000	Cash		0	0
3.01	Camas	Y
3.02	Webster	Y
3.03	Gum Branch	Y
3.04	6th Avenue	Y
3.05	Katy	Y
3.06	La Porte	Y
3.07	Denton	Y
3.08	Prater Way	Y
3.09	Shurling	Y
3.10	Adamsville	Y
3.11	Troy	Y
3.12	Conroe	Y
3.13	Del Valle	Y
3.14	Tomball	Y
3.15	Canyon Lake	Y
3.16	Riverside	Y
3.17	Bertram	Y
3.18	Center	Y
3.19	Key	Y
3.2	Wylds	Y
3.21	Marine	Y
3.22	Donna	Y
4	Wisconsin Hotel Portfolio	Y	Refinance	223,475	176,010	1/12 of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months	Cash		0	Springing			0	118,152	0	Cash		0	0
4.01	Holiday Inn - Madison West	Y
4.02	Fairfield Inn - Oak Creek	Y
4.03	Holiday Inn - Fond Du Lac	Y
4.04	Holiday Inn Express - Fond Du Lac	Y
4.05	Baymont Inn - Madison	Y
4.06	Comfort Inn & Suites - Appleton Airport	Y
4.07	Holiday Inn Express - Oshkosh	Y
4.08	Comfort Inn & Suites - Milwaukee Airport	Y
4.09	Comfort Inn & Suites - Madison West	Y
4.10	Holiday Inn Express - Milwaukee Airport	Y
4.11	Comfort Inn & Suites - Fond Du Lac	Y
5	Brookwood Chase Portfolio	Y	Refinance	12,250	27,087	27,087	Cash		0	Springing			0	Springing	0			0	0
5.01	Old Hammond	Y
5.02	Coursey	Y
5.03	Siegen	Y
5.04	Staring	Y
5.05	Capital Court	Y
5.06	Lapalco	Y
5.07	Wall	Y
5.08	Willow	Y
5.09	Westminster	Y
6	Extra Space Self Storage Portfolio	Y	Recapitalization	0	0	Springing			0	Springing			0	0	0			0	0
6.01	Henderson - Stephanie Place	Y
6.02	Brookfield - Federal Road	Y
6.03	Kingston - Sawkill Road	Y
6.04	Lake Elsinore - Central Avenue	Y
6.05	Doylestown - North Broad Street	Y
6.06	Pennsauken - South Crescent Boulevard	Y
6.07	New Paltz - South Putt Corners Road	Y
6.08	Tyngsborough - Industrial Way	Y
6.09	Hemet - South Sanderson	Y
6.10	Bensalem - 1525 Bristol Pike	Y
6.11	Eastpoint - Lakewood Avenue	Y
6.12	Howell - Route 9 South	Y
6.13	Lawrenceville - Hurricane Shoals Road	Y
6.14	Lawnside - White Horse Pike	Y
6.15	Phoenix - West Peoria	Y
6.16	Mount Laurel - Ark Road	Y
6.17	Burlington - Cadillac Road	Y
6.18	Cherry Hill - Marlton Pike	Y
6.19	Bensalem - Knights Road	Y
6.2	Albuquerque - Ellison Road Northwest	Y
6.21	Modesto - Crows Landing	Y
6.22	Auburndale - US Highway 92 West	Y
6.23	San Bernardino - West Club Center Drive	Y
6.24	Memphis - Mount Moriah Terrace	Y
6.25	Hesperia - Mariposa Road	Y
6.26	Memphis - Covington Way	Y
6.27	St. Louis - Halls Ferry Road	Y
6.28	Killeen - Jasper Drive	Y
6.29	Albuquerque - Airport Drive Northwest	Y
6.30	Memphis - Gateway Drive	Y
6.31	Victorville - Yates Road	Y
6.32	Las Vegas - North Lamont Street	Y
6.33	Columbus - East Main Street	Y
6.34	Memphis - Raleigh-LaGrange	Y

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)(5)	Monthly Replacement Reserve ($)(10)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)
6.35	Memphis - 5675 Summer Avenue	Y
6.36	Memphis - Madison Avenue	Y
7	Baybrook Lifestyle and Power Center	Y	Refinance	0	0	Springing			0	Springing			0	Springing	159,211			0	Springing
8	2020 Southwest 4th Avenue	Y	Acquisition	0	0	Springing			0	Springing			0	Springing	0			2,000,000	Springing
9	Roedel Hotel Portfolio	Y	Refinance	13,938	55,120	55,120	Cash		0	Springing			0	48,848	0	Cash		0	0
9.01	Hilton Garden Inn - Manchester	Y
9.02	Hilton Garden Inn - Fishkill	Y
9.03	Holiday Inn Express - Auburn	Y
10	Moffett Towers II - Building 2	Y	Refinance	0	0	111,859	Cash		0	Springing			0	0	0			0	0
11	One Kennedy Square	Y	Refinance	0	216,960	108,481	Cash		0	Springing			0	4,105	0	Cash		0	28,735; Springing
12	One Newark Center	Y	Acquisition	27,750	388,733	194,366	Cash		44,763	22,319	Cash		0	14,247	0	Cash		2,850,000	104,485
13	ExchangeRight Portfolio 18	Y	Acquisition	68,281	93,985	18,611	Cash		780	390	Cash		133,000	2,672	0	Cash		500,000	Springing
13.01	Walgreens - Chicago (Belmont), IL	Y
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	Y
13.03	Walgreens - Chicago (Central), IL	Y
13.04	Walgreens - League City (Main), TX	Y
13.05	Tractor Supply - Meraux (Archbishop), LA	Y
13.06	Tractor Supply - Collinsville (136th), OK	Y
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	Y
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	Y
13.09	CVS Pharmacy - Richmond (18th), IN	Y
13.10	Napa Auto Parts- Jerome (Wabash), IL	Y
13.11	Advance Auto Parts - Chicago (Cottage), IL	Y
13.12	Dollar General - Panama City (US-231), FL	Y
13.13	Dollar General - Elizabeth (Scenery), PA	Y
13.14	Dollar General - Baton Rouge (Plank), LA	Y
13.15	Dollar General - Altoona (14th), PA	Y
13.16	Dollar General - Fayetteville (Strickland), NC	Y
13.17	Dollar General - Odessa (FM 1936), TX	Y
14	Courtyard Los Angeles Sherman Oaks	Y	Refinance	0	63,960	21,320	Cash		70,734	23,578	Cash		0	52,178	0	Cash		0	0
15	Warwick Mall	Y	Refinance	0	120,833	120,833	Cash		241,667	48,333	Cash		0	12,265	0	Cash		830,000	61,196
16	11311 McCormick Road	Y	Acquisition	25,000	183,750	36,750	Cash		0	Springing			0	3,590	129,237	Cash		240,170	17,950; Springing
17	Kirkwood Plaza	Y	Refinance	15,938	97,335	19,467	Cash		0	Springing			0	3,874	232,443	Cash		315,652	30,992
18	Rainbow Sunset Pavilion - NV	Y	Acquisition	0	0	8,254	Cash		3,604	1,805	Cash		0	1,747	100,000	Cash		0	11,789
19	StorQuest - Los Angeles Hill Street	Y	Refinance	0	80,868	16,174	Cash		0	Springing			0	1,395	50,208	Cash		0	0
20	Woodbridge Commons	Y	Refinance	24,505	0	Springing			0	Springing			0	2,376	0	Cash		175,430	Springing
21	Peterson Retail Portfolio	Y	Refinance	0	0	12,810	Cash		0	Springing			0	762	0	Cash		0	3,750
21.01	The Shops at Fair Lakes	Y
21.02	Gateway Branch	Y
22	Safeway - Renton, WA	N	Acquisition	0	0	Springing			0	Springing			0	Springing	0			0	0
23	Fremont Business Center	Y	Refinance	48,000	85,660	21,415	Cash		0	Springing			0	2,064	49,528	Cash		0	10,896
24	Everett Village	Y	Acquisition	0	0	20,538	Cash		0	Springing			0	2,014; Springing	48,336	Cash		0	5,036
25	Hilton Garden Inn Boise Spectrum	Y	Acquisition	0	38,444	19,222	Cash		8,152	4,076	Cash		0	19,489	0	Cash		0	0
26	East Towne Center	Y	Refinance	845,000	134,449	22,408	Cash		0	Springing			605,000	3,511	0	Cash		0	23,407
27	Goldorado Shopping Center	Y	Refinance	35,719	11,912	11,912	Cash		0	Springing			0	Springing	0			0	6,012
28	U Stor It San Diego Logan	Y	Refinance	0	58,971	11,794	Cash		0	Springing			0	Springing	0			0	0
29	Comfort Suites Golden West	Y	Refinance	0	115,337	14,417	Cash		15,578	2,596	Cash		0	11,780	0	Cash		0	0
30	Red Rock Business Center	Y	Acquisition	0	11,911	5,956	Cash		1,854	Springing	Cash		0	1,542	55,512	Cash		0	8,943
31	Lawndale Commons	Y	Acquisition	0	26,226	13,113	Cash		1,646	1,646	Cash		0	829	39,800	Cash		0	1,382
32	La Quinta Inn - Goodlettsville	Y	Refinance	0	7,167	7,167	Cash		15,260	2,180	Cash		0	11,531	0	Cash		0	0
33	Green Valley Ranch - Denver	Y	Acquisition	0	118,363	16,909	Cash		0	Springing			0	600	14,400	Cash		85,000	5,370
34	Bayside Technology Park - Bldg 19	Y	Acquisition	0	42,900	10,725	Cash		0	Springing			0	1,328	31,872	Cash		0	8,178
35	Bridge Plaza Co-op, Inc.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
36	Azalea Portfolio	Y	Refinance	6,813	34,309	8,577	Cash		0	Springing			0	Springing	0			0	0
36.01	Sherwood	Y
36.02	College Station	Y
37	Lois Realty Portfolio	Y	Refinance	22,500	142,310	33,304	Cash		1,267	158	Cash		0	1,038	0	Cash		0	0
37.01	Valkill	Y
37.02	Moorgate	Y
37.03	Stonegate	Y
38	O'Hare Business Center	Y	Acquisition	0	148,730	37,183	Cash		0	Springing			0	2,375	0	Cash		210,000	7,124
39	Highpoint-on-The Hudson Owners, Inc.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
40	Wyndham House Owners Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
41	Best Western Sandman	Y	Refinance	6,000	0	7,063			14,055	2,342	Cash		0	8,752	0	Cash		0	0
42	Nathan Hale Owners Corp.	Y	Refinance	0	74,000	37,000	Cash		0	Springing			0	0	0			0	0
43	Riverwood Research Center	Y	Acquisition	0	15,667	7,833	Cash		3,083	1,542	Cash		0	852	0	Cash		0	3,691
44	F5 Networks	Y	Acquisition	150,000	54,387	10,877	Cash		2,050	Springing	Cash		0	719	0	Cash		0	4,850
45	Las Gaviotas Shopping Center	Y	Acquisition	300,000	10,522	10,522	Cash		1,360	1,360	Cash		0	1,505	72,000	Cash		0	5,643
46	Park Center Circle	Y	Acquisition	0	22,920	11,460	Cash		538	538	Cash		45,000	Springing	0	Cash		155,000	1,575; Springing
47	Whispering Pines - SC	Y	Refinance	0	9,002	9,002	Cash		0	Springing			0	3,480	200,000	Cash		0	0
48	American Mini Storage Colorado Springs	Y	Refinance	0	24,408	2,712	Cash		0	Springing			0	972	35,000	Cash		0	0
49	StorageOne Durango	Y	Refinance	0	11,670	5,835	Cash		0	Springing			0	0	0			0	0
50	Fry Road Retail Center	Y	Refinance	0	0	6,403	Cash		0	Springing			0	332	100,000	Cash		0	2,211
51	Arbrook Square	Y	Refinance	0	6,215	6,215	Cash		0	Springing			0	217	0	Cash		75,000	1,447
52	Esplanade Mini Storage	Y	Refinance	0	17,316	5,772	Cash		11,792	1,310	Cash		0	Springing	0			0	0
53	Talon Centre	Y	Refinance	0	24,190	12,095	Cash		0	Springing			0	1,308	68,350	Cash		0	8,531
54	190 East Mosholu Parkway Owners Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
55	2390 Palisade Avenue Owners Corp.	Y	Refinance	0	28,000	14,000	Cash		0	Springing			0	0	0			0	0
56	60 Pineapple Residence Corp.	Y	Refinance	0	49,000	49,000	Cash		0	Springing			0	0	0			0	0
57	6340 Middlebelt Road	Y	Refinance	0	0	Springing			0	Springing			0	Springing	0			0	0
58	Worthington Industrial Park	Y	Acquisition	0	5,979	5,979	Cash		1,392	1,392	Cash		0	788; Springing	18,912	Cash		25,000	2,993; Springing
59	68 East Hartsdale Avenue Owners Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
60	Barclay Plaza North Owners, Inc.	Y	Refinance	0	41,533	20,767	Cash		0	Springing			0	0	0			0	0
61	320 West 84th Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
62	Crestwood Owners, Inc.	Y	Refinance	0	242,988	24,834	Cash		0	Springing			0	0	0			0	0
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
64	AAA Self Storage - TX	Y	Refinance	0	6,452	3,226	Cash		9,240	770	Cash		0	651	0	Cash		0	0
65	187 Pinehurst Owners Corp.	Y	Refinance	0	34,800	11,600	Cash		0	Springing			0	0	0			0	0
66	2155 Bay Owner's Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
67	1264 Owners Corp.	Y	Refinance	0	0	Springing			0	Springing			0	0	0			0	0
68	Mates Owners Corp.	N	Refinance	0	0	Springing			0	Springing			0	0	0			0	0

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(5)(7)	Other Escrow I (Monthly) ($)(10)	Other Escrow I Cap ($)
1	Apple Campus 3	0	Cash		0	0			Rent Concession Reserve	42,706,326	0	0
2	LARP I Portfolio	33,840	Cash		0	0			Commercial Unit Replacement Reserve	0	403	14,508
2.01	Blackwood
2.02	5500 Cornell
2.03	Clyde Manor
2.04	Woodlawn Terrace
2.05	Park Central
2.06	Maple Court
2.07	Ellis Street
2.08	Drexel Grand
2.09	Ellis Court
2.10	Kenwood Court
2.11	Woodlawn Court
2.12	Harper Court
2.13	925 E 46th Street
2.14	Yankee Hill
2.15	Drexel Terrace
2.16	Gillham House
2.17	Cornell Terrace
2.18	5508 Cornell
3	Iron Guard Storage Portfolio	0			0	0				0	0	0
3.01	Camas
3.02	Webster
3.03	Gum Branch
3.04	6th Avenue
3.05	Katy
3.06	La Porte
3.07	Denton
3.08	Prater Way
3.09	Shurling
3.10	Adamsville
3.11	Troy
3.12	Conroe
3.13	Del Valle
3.14	Tomball
3.15	Canyon Lake
3.16	Riverside
3.17	Bertram
3.18	Center
3.19	Key
3.2	Wylds
3.21	Marine
3.22	Donna
4	Wisconsin Hotel Portfolio	0			0	0			PIP Reserves	5,200,000	0	0
4.01	Holiday Inn - Madison West
4.02	Fairfield Inn - Oak Creek
4.03	Holiday Inn - Fond Du Lac
4.04	Holiday Inn Express - Fond Du Lac
4.05	Baymont Inn - Madison
4.06	Comfort Inn & Suites - Appleton Airport
4.07	Holiday Inn Express - Oshkosh
4.08	Comfort Inn & Suites - Milwaukee Airport
4.09	Comfort Inn & Suites - Madison West
4.10	Holiday Inn Express - Milwaukee Airport
4.11	Comfort Inn & Suites - Fond Du Lac
5	Brookwood Chase Portfolio	0			0	0			Ground Lease Escrow	3,000	3,000	0
5.01	Old Hammond
5.02	Coursey
5.03	Siegen
5.04	Staring
5.05	Capital Court
5.06	Lapalco
5.07	Wall
5.08	Willow
5.09	Westminster
6	Extra Space Self Storage Portfolio	0			0	0				0	0	0
6.01	Henderson - Stephanie Place
6.02	Brookfield - Federal Road
6.03	Kingston - Sawkill Road
6.04	Lake Elsinore - Central Avenue
6.05	Doylestown - North Broad Street
6.06	Pennsauken - South Crescent Boulevard
6.07	New Paltz - South Putt Corners Road
6.08	Tyngsborough - Industrial Way
6.09	Hemet - South Sanderson
6.10	Bensalem - 1525 Bristol Pike
6.11	Eastpoint - Lakewood Avenue
6.12	Howell - Route 9 South
6.13	Lawrenceville - Hurricane Shoals Road
6.14	Lawnside - White Horse Pike
6.15	Phoenix - West Peoria
6.16	Mount Laurel - Ark Road
6.17	Burlington - Cadillac Road
6.18	Cherry Hill - Marlton Pike
6.19	Bensalem - Knights Road
6.2	Albuquerque - Ellison Road Northwest
6.21	Modesto - Crows Landing
6.22	Auburndale - US Highway 92 West
6.23	San Bernardino - West Club Center Drive
6.24	Memphis - Mount Moriah Terrace
6.25	Hesperia - Mariposa Road
6.26	Memphis - Covington Way
6.27	St. Louis - Halls Ferry Road
6.28	Killeen - Jasper Drive
6.29	Albuquerque - Airport Drive Northwest
6.30	Memphis - Gateway Drive
6.31	Victorville - Yates Road
6.32	Las Vegas - North Lamont Street
6.33	Columbus - East Main Street
6.34	Memphis - Raleigh-LaGrange

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(5)(7)	Other Escrow I (Monthly) ($)(10)	Other Escrow I Cap ($)
6.35	Memphis - 5675 Summer Avenue
6.36	Memphis - Madison Avenue
7	Baybrook Lifestyle and Power Center	636,845			0	0					0	0
8	2020 Southwest 4th Avenue	0	Cash		0	0			Zidell TILC Reserve	913,781	0	0
9	Roedel Hotel Portfolio	0			0	0			Seasonality Reserve	400,000	Springing	0
9.01	Hilton Garden Inn - Manchester
9.02	Hilton Garden Inn - Fishkill
9.03	Holiday Inn Express - Auburn
10	Moffett Towers II - Building 2	0			1,000,000	0	Cash		Upfront TI/LC Funds ($19,433,495); Rent Concession Funds ($8,332,337)	27,765,832	Springing	0
11	One Kennedy Square	1,400,000	Cash		0	0			Caidan Management TILC Reserve	739,080	0	0
12	One Newark Center	3,800,000	Cash		0	0			Outstanding TI/LC Funds	579,656	0	0
13	ExchangeRight Portfolio 18	0	Cash		0	0			Hobby Lobby Demolition Reserve	33,031	0	0
13.01	Walgreens - Chicago (Belmont), IL
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN
13.03	Walgreens - Chicago (Central), IL
13.04	Walgreens - League City (Main), TX
13.05	Tractor Supply - Meraux (Archbishop), LA
13.06	Tractor Supply - Collinsville (136th), OK
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA
13.09	CVS Pharmacy - Richmond (18th), IN
13.10	Napa Auto Parts- Jerome (Wabash), IL
13.11	Advance Auto Parts - Chicago (Cottage), IL
13.12	Dollar General - Panama City (US-231), FL
13.13	Dollar General - Elizabeth (Scenery), PA
13.14	Dollar General - Baton Rouge (Plank), LA
13.15	Dollar General - Altoona (14th), PA
13.16	Dollar General - Fayetteville (Strickland), NC
13.17	Dollar General - Odessa (FM 1936), TX
14	Courtyard Los Angeles Sherman Oaks	0			0	0			PIP Reserve	0	Springing	0
15	Warwick Mall	0	Cash		0	0			Guaranty Reserve	5,000,000	0	0
16	11311 McCormick Road	0	Cash		0	0				0	0	0
17	Kirkwood Plaza	1,075,000	Cash		0	0			Ground Rent Funds	0	1,200	0
18	Rainbow Sunset Pavilion - NV	If Wells Fargo and William Hill extend their lease or execute new leases to 2025 or after, then the Leasing Reserve shall be capped at $30 PSF for any leases maturing during the remaining loan term.	Cash		0	0				0	0	0
19	StorQuest - Los Angeles Hill Street	0			0	0				0	0	0
20	Woodbridge Commons	250,000	Cash		0	0				0	0	0
21	Peterson Retail Portfolio	280,000	Cash		0	0				0	0	0
21.01	The Shops at Fair Lakes
21.02	Gateway Branch
22	Safeway - Renton, WA	0			0	0				0	0	0
23	Fremont Business Center	261,510	Cash		0	0				0	0	0
24	Everett Village	181,296	Cash		0	0				0	0	0
25	Hilton Garden Inn Boise Spectrum	0			0	0			PIP Reserve	1,078,000	Springing	0
26	East Towne Center	842,652	Cash		0	0			AC Moore Outstanding TI/LC Reserve	576,000	0	0
27	Goldorado Shopping Center	144,288	Cash		0	0				0	0	0
28	U Stor It San Diego Logan	0			0	0				0	0	0
29	Comfort Suites Golden West	0			0	0				0	0
30	Red Rock Business Center	321,944	Cash		0	0			Free Rent Reserve	56,523	0	0
31	Lawndale Commons	75,000	Cash		0	0				0	0	0
32	La Quinta Inn - Goodlettsville	0			0	0			PIP	1,264,000	Springing	0
33	Green Valley Ranch - Denver	128,800	Cash		0	0				0	0	0
34	Bayside Technology Park - Bldg 19	200,000	Cash		0	0			DCG Leasing Reserve	100,000	0	0
35	Bridge Plaza Co-op, Inc.	0			0	0			Collateral Security Agreement for Capital Improvements	3,895,735	0	0
36	Azalea Portfolio	0			0	0				0	0	0
36.01	Sherwood
36.02	College Station
37	Lois Realty Portfolio	0			0	0				0	0	0
37.01	Valkill
37.02	Moorgate
37.03	Stonegate
38	O'Hare Business Center	341,481	Cash		0	0				0	0	0
39	Highpoint-on-The Hudson Owners, Inc.	0			0	0				0	0	0
40	Wyndham House Owners Corp.	0			0	0				0	0	0
41	Best Western Sandman	0			0	0			PIP Reserve Account	745,000	0	0
42	Nathan Hale Owners Corp.	0			0	0				0	0	0
43	Riverwood Research Center	0	Cash		0	0			Free Rent Reserve Fund	27,368	0	0
44	F5 Networks	58,205	Cash		0	0				0	0	0
45	Las Gaviotas Shopping Center	270,000	Cash		0	0			Springing Food Lion Reserve	0	Springing	0
46	Park Center Circle	200,000	Cash		0	0				0	0	0
47	Whispering Pines - SC	0			0	0				0	0	0
48	American Mini Storage Colorado Springs	0			0	0				0	0	0
49	StorageOne Durango	0			0	0				0	0
50	Fry Road Retail Center	100,000	Cash		0	0			Existing Free Rent Lease Reserve	9,340	0	0
51	Arbrook Square	75,000	Cash		0	0				0	0	0
52	Esplanade Mini Storage	0			0	0				0	0	0
53	Talon Centre	$500,000 prior to the occurrence of a Full Renewal Event per loan agreement, and $200,000 upon the occurrence of a Full Renewal Event per loan agreement, and thereafter.	Cash		0	0			Springing MMSDC Reserve	0	Springing	0
54	190 East Mosholu Parkway Owners Corp.	0			0	0				0	0	0
55	2390 Palisade Avenue Owners Corp.	0			0	0				0	0	0
56	60 Pineapple Residence Corp.	0			0	0				0	0	0
57	6340 Middlebelt Road	0			0	0			Leasing Reserve Funds	0	Springing	0
58	Worthington Industrial Park	50,000	Cash		0	0				0	0	0
59	68 East Hartsdale Avenue Owners Corp.	0			0	0				0	0	0
60	Barclay Plaza North Owners, Inc.	0			0	0				0	0	0
61	320 West 84th Corp.	0			0	0				0	0	0
62	Crestwood Owners, Inc.	0			0	0				0	0	0
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	0			0	0				0	0	0
64	AAA Self Storage - TX	0			0	0				0	0	0
65	187 Pinehurst Owners Corp.	0			0	0				0	0	0
66	2155 Bay Owner's Corp.	0			0	0				0	0	0
67	1264 Owners Corp.	0			0	0				0	0	0
68	Mates Owners Corp.	0			0	0				0	0	0

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(5)(7)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(3)(7)
1	Apple Campus 3	Cash		Punchlist Reserve	93,750	Springing	0	Cash
2	LARP I Portfolio	Cash			0	0	0
2.01	Blackwood
2.02	5500 Cornell
2.03	Clyde Manor
2.04	Woodlawn Terrace
2.05	Park Central
2.06	Maple Court
2.07	Ellis Street
2.08	Drexel Grand
2.09	Ellis Court
2.10	Kenwood Court
2.11	Woodlawn Court
2.12	Harper Court
2.13	925 E 46th Street
2.14	Yankee Hill
2.15	Drexel Terrace
2.16	Gillham House
2.17	Cornell Terrace
2.18	5508 Cornell
3	Iron Guard Storage Portfolio				0	0	0
3.01	Camas
3.02	Webster
3.03	Gum Branch
3.04	6th Avenue
3.05	Katy
3.06	La Porte
3.07	Denton
3.08	Prater Way
3.09	Shurling
3.10	Adamsville
3.11	Troy
3.12	Conroe
3.13	Del Valle
3.14	Tomball
3.15	Canyon Lake
3.16	Riverside
3.17	Bertram
3.18	Center
3.19	Key
3.2	Wylds
3.21	Marine
3.22	Donna
4	Wisconsin Hotel Portfolio				0	0	0
4.01	Holiday Inn - Madison West
4.02	Fairfield Inn - Oak Creek
4.03	Holiday Inn - Fond Du Lac
4.04	Holiday Inn Express - Fond Du Lac
4.05	Baymont Inn - Madison
4.06	Comfort Inn & Suites - Appleton Airport
4.07	Holiday Inn Express - Oshkosh
4.08	Comfort Inn & Suites - Milwaukee Airport
4.09	Comfort Inn & Suites - Madison West
4.10	Holiday Inn Express - Milwaukee Airport
4.11	Comfort Inn & Suites - Fond Du Lac
5	Brookwood Chase Portfolio				0	0	0
5.01	Old Hammond
5.02	Coursey
5.03	Siegen
5.04	Staring
5.05	Capital Court
5.06	Lapalco
5.07	Wall
5.08	Willow
5.09	Westminster
6	Extra Space Self Storage Portfolio				0	0	0
6.01	Henderson - Stephanie Place
6.02	Brookfield - Federal Road
6.03	Kingston - Sawkill Road
6.04	Lake Elsinore - Central Avenue
6.05	Doylestown - North Broad Street
6.06	Pennsauken - South Crescent Boulevard
6.07	New Paltz - South Putt Corners Road
6.08	Tyngsborough - Industrial Way
6.09	Hemet - South Sanderson
6.10	Bensalem - 1525 Bristol Pike
6.11	Eastpoint - Lakewood Avenue
6.12	Howell - Route 9 South
6.13	Lawrenceville - Hurricane Shoals Road
6.14	Lawnside - White Horse Pike
6.15	Phoenix - West Peoria
6.16	Mount Laurel - Ark Road
6.17	Burlington - Cadillac Road
6.18	Cherry Hill - Marlton Pike
6.19	Bensalem - Knights Road
6.2	Albuquerque - Ellison Road Northwest
6.21	Modesto - Crows Landing
6.22	Auburndale - US Highway 92 West
6.23	San Bernardino - West Club Center Drive
6.24	Memphis - Mount Moriah Terrace
6.25	Hesperia - Mariposa Road
6.26	Memphis - Covington Way
6.27	St. Louis - Halls Ferry Road
6.28	Killeen - Jasper Drive
6.29	Albuquerque - Airport Drive Northwest
6.30	Memphis - Gateway Drive
6.31	Victorville - Yates Road
6.32	Las Vegas - North Lamont Street
6.33	Columbus - East Main Street
6.34	Memphis - Raleigh-LaGrange

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(5)(7)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(3)(7)
6.35	Memphis - 5675 Summer Avenue
6.36	Memphis - Madison Avenue
7	Baybrook Lifestyle and Power Center				0	0	0			22,000,000
8	2020 Southwest 4th Avenue	Cash			0	0	0
9	Roedel Hotel Portfolio	Cash			0	0	0
9.01	Hilton Garden Inn - Manchester
9.02	Hilton Garden Inn - Fishkill
9.03	Holiday Inn Express - Auburn
10	Moffett Towers II - Building 2	Cash		Parking Reserve ($2,700,000); Amenities Reserve ($286,310.4)	2,986,310	Springing	0	Cash
11	One Kennedy Square	Cash			0	0	0
12	One Newark Center	Cash		Outstanding Free Rent	549,852	0	0	Cash
13	ExchangeRight Portfolio 18	Cash		i) Hobby Lobby Tenant Improvement Reserve; ii) Walgreens Chicago Belmont Reserve	345,000	0	0	Cash
13.01	Walgreens - Chicago (Belmont), IL
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN
13.03	Walgreens - Chicago (Central), IL
13.04	Walgreens - League City (Main), TX
13.05	Tractor Supply - Meraux (Archbishop), LA
13.06	Tractor Supply - Collinsville (136th), OK
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA
13.09	CVS Pharmacy - Richmond (18th), IN
13.10	Napa Auto Parts- Jerome (Wabash), IL
13.11	Advance Auto Parts - Chicago (Cottage), IL
13.12	Dollar General - Panama City (US-231), FL
13.13	Dollar General - Elizabeth (Scenery), PA
13.14	Dollar General - Baton Rouge (Plank), LA
13.15	Dollar General - Altoona (14th), PA
13.16	Dollar General - Fayetteville (Strickland), NC
13.17	Dollar General - Odessa (FM 1936), TX
14	Courtyard Los Angeles Sherman Oaks			Insurance Deductible Reserve	0	Springing	0
15	Warwick Mall	Cash		Condominium Common Charges	0	6,377	0	Cash
16	11311 McCormick Road				0	0	0
17	Kirkwood Plaza	Cash			0	0	0
18	Rainbow Sunset Pavilion - NV				0	0	0
19	StorQuest - Los Angeles Hill Street				0	0	0
20	Woodbridge Commons				0	0	0
21	Peterson Retail Portfolio				0	0	0
21.01	The Shops at Fair Lakes
21.02	Gateway Branch
22	Safeway - Renton, WA				0	0	0
23	Fremont Business Center				0	0	0
24	Everett Village				0	0	0
25	Hilton Garden Inn Boise Spectrum	Cash			0	0	0
26	East Towne Center	Cash		AC Moore Free Rent/Reimbursement Reserve	250,000	0	0	Cash
27	Goldorado Shopping Center				0	0	0
28	U Stor It San Diego Logan				0	0	0
29	Comfort Suites Golden West				0	0
30	Red Rock Business Center	Cash		Vacant Space Ti/LC Reserve	372,200	0	0	Cash
31	Lawndale Commons				0	0	0
32	La Quinta Inn - Goodlettsville	Cash			0	0	0
33	Green Valley Ranch - Denver				0	0	0
34	Bayside Technology Park - Bldg 19	Cash		Rent Concession Reserve/Owners Association Reserve	Rent Concession Reserve ($61,789) /Owners Association Reserve ($0)	Springing	0	Cash
35	Bridge Plaza Co-op, Inc.	Cash			0	0	0
36	Azalea Portfolio				0	0	0
36.01	Sherwood
36.02	College Station
37	Lois Realty Portfolio				0	0	0
37.01	Valkill
37.02	Moorgate
37.03	Stonegate
38	O'Hare Business Center				0	0	0
39	Highpoint-on-The Hudson Owners, Inc.				0	0	0
40	Wyndham House Owners Corp.				0	0	0
41	Best Western Sandman	Cash			0	0	0
42	Nathan Hale Owners Corp.				0	0	0
43	Riverwood Research Center	Cash			0	0	0
44	F5 Networks				0	0	0
45	Las Gaviotas Shopping Center				0	0	0
46	Park Center Circle				0	0	0
47	Whispering Pines - SC				0	0	0
48	American Mini Storage Colorado Springs				0	0	0
49	StorageOne Durango				0	0
50	Fry Road Retail Center	Cash		Existing CAM Lease Reserve	123,750	0	0	Cash
51	Arbrook Square				0	0	0
52	Esplanade Mini Storage				0	0	0
53	Talon Centre			Springing Wayne Center Reserve/Springing Skillman Foundation Reserve	0	Springing	0
54	190 East Mosholu Parkway Owners Corp.				0	0	0
55	2390 Palisade Avenue Owners Corp.				0	0	0
56	60 Pineapple Residence Corp.				0	0	0
57	6340 Middlebelt Road				0	0	0
58	Worthington Industrial Park				0	0	0
59	68 East Hartsdale Avenue Owners Corp.				0	0	0
60	Barclay Plaza North Owners, Inc.				0	0	0
61	320 West 84th Corp.				0	0	0
62	Crestwood Owners, Inc.				0	0	0
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.				0	0	0
64	AAA Self Storage - TX				0	0	0
65	187 Pinehurst Owners Corp.				0	0	0
66	2155 Bay Owner's Corp.				0	0	0
67	1264 Owners Corp.				0	0	0
68	Mates Owners Corp.				0	0	0

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment(11)	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)
1	Apple Campus 3	Fee				Hard/Upfront Cash Management
2	LARP I Portfolio	Fee				Springing
2.01	Blackwood	Fee
2.02	5500 Cornell	Fee
2.03	Clyde Manor	Fee
2.04	Woodlawn Terrace	Fee
2.05	Park Central	Fee
2.06	Maple Court	Fee
2.07	Ellis Street	Fee
2.08	Drexel Grand	Fee
2.09	Ellis Court	Fee
2.10	Kenwood Court	Fee
2.11	Woodlawn Court	Fee
2.12	Harper Court	Fee
2.13	925 E 46th Street	Fee
2.14	Yankee Hill	Fee
2.15	Drexel Terrace	Fee
2.16	Gillham House	Fee
2.17	Cornell Terrace	Fee
2.18	5508 Cornell	Fee
3	Iron Guard Storage Portfolio	Fee				Springing
3.01	Camas	Fee
3.02	Webster	Fee
3.03	Gum Branch	Fee
3.04	6th Avenue	Fee
3.05	Katy	Fee
3.06	La Porte	Fee
3.07	Denton	Fee
3.08	Prater Way	Fee
3.09	Shurling	Fee
3.10	Adamsville	Fee
3.11	Troy	Fee
3.12	Conroe	Fee
3.13	Del Valle	Fee
3.14	Tomball	Fee
3.15	Canyon Lake	Fee
3.16	Riverside	Fee
3.17	Bertram	Fee
3.18	Center	Fee
3.19	Key	Fee
3.2	Wylds	Fee
3.21	Marine	Fee
3.22	Donna	Fee
4	Wisconsin Hotel Portfolio	Fee				Springing
4.01	Holiday Inn - Madison West	Fee
4.02	Fairfield Inn - Oak Creek	Fee
4.03	Holiday Inn - Fond Du Lac	Fee
4.04	Holiday Inn Express - Fond Du Lac	Fee
4.05	Baymont Inn - Madison	Fee
4.06	Comfort Inn & Suites - Appleton Airport	Fee
4.07	Holiday Inn Express - Oshkosh	Fee
4.08	Comfort Inn & Suites - Milwaukee Airport	Fee
4.09	Comfort Inn & Suites - Madison West	Fee
4.10	Holiday Inn Express - Milwaukee Airport	Fee
4.11	Comfort Inn & Suites - Fond Du Lac	Fee
5	Brookwood Chase Portfolio	Various	Various	Various	Various	Springing
5.01	Old Hammond	Leasehold	12/31/2020	$36,000	Increase to $3,750/mo. 1/1/21 to 12/31/35; $4,500/mo. 1/1/36 to 12/31/50; $5,250/mo. 1/1/51 to 12/31/65
5.02	Coursey	Fee
5.03	Siegen	Fee
5.04	Staring	Fee
5.05	Capital Court	Fee
5.06	Lapalco	Fee
5.07	Wall	Fee
5.08	Willow	Fee
5.09	Westminster	Fee
6	Extra Space Self Storage Portfolio	Fee				Springing
6.01	Henderson - Stephanie Place	Fee
6.02	Brookfield - Federal Road	Fee
6.03	Kingston - Sawkill Road	Fee
6.04	Lake Elsinore - Central Avenue	Fee
6.05	Doylestown - North Broad Street	Fee
6.06	Pennsauken - South Crescent Boulevard	Fee
6.07	New Paltz - South Putt Corners Road	Fee
6.08	Tyngsborough - Industrial Way	Fee
6.09	Hemet - South Sanderson	Fee
6.10	Bensalem - 1525 Bristol Pike	Fee
6.11	Eastpoint - Lakewood Avenue	Fee
6.12	Howell - Route 9 South	Fee
6.13	Lawrenceville - Hurricane Shoals Road	Fee
6.14	Lawnside - White Horse Pike	Fee
6.15	Phoenix - West Peoria	Fee
6.16	Mount Laurel - Ark Road	Fee
6.17	Burlington - Cadillac Road	Fee
6.18	Cherry Hill - Marlton Pike	Fee
6.19	Bensalem - Knights Road	Fee
6.2	Albuquerque - Ellison Road Northwest	Fee
6.21	Modesto - Crows Landing	Fee
6.22	Auburndale - US Highway 92 West	Fee
6.23	San Bernardino - West Club Center Drive	Fee
6.24	Memphis - Mount Moriah Terrace	Fee
6.25	Hesperia - Mariposa Road	Fee
6.26	Memphis - Covington Way	Fee
6.27	St. Louis - Halls Ferry Road	Fee
6.28	Killeen - Jasper Drive	Fee
6.29	Albuquerque - Airport Drive Northwest	Fee
6.30	Memphis - Gateway Drive	Fee
6.31	Victorville - Yates Road	Fee
6.32	Las Vegas - North Lamont Street	Fee
6.33	Columbus - East Main Street	Fee
6.34	Memphis - Raleigh-LaGrange	Fee

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment(11)	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)
6.35	Memphis - 5675 Summer Avenue	Fee
6.36	Memphis - Madison Avenue	Fee
7	Baybrook Lifestyle and Power Center	Fee				Hard/Springing Cash Management
8	2020 Southwest 4th Avenue	Fee				Hard/Springing Cash Management
9	Roedel Hotel Portfolio	Fee				Hard/Springing Cash Management
9.01	Hilton Garden Inn - Manchester	Fee
9.02	Hilton Garden Inn - Fishkill	Fee
9.03	Holiday Inn Express - Auburn	Fee
10	Moffett Towers II - Building 2	Fee				Hard/Upfront Cash Management
11	One Kennedy Square	Fee and Leasehold	12/31/2032	$693,000	2019 to 2021: $693,000 annually; 2022 to 2026: $727,650 annually; 2027 to 2032: $764,032.56 annually; 2042 to 2048: $884,462 annually	Springing
12	One Newark Center	Fee				Springing
13	ExchangeRight Portfolio 18	Fee				Hard/Springing Cash Management
13.01	Walgreens - Chicago (Belmont), IL	Fee
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN	Fee
13.03	Walgreens - Chicago (Central), IL	Fee
13.04	Walgreens - League City (Main), TX	Fee
13.05	Tractor Supply - Meraux (Archbishop), LA	Fee
13.06	Tractor Supply - Collinsville (136th), OK	Fee
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL	Fee
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA	Fee
13.09	CVS Pharmacy - Richmond (18th), IN	Fee
13.10	Napa Auto Parts- Jerome (Wabash), IL	Fee
13.11	Advance Auto Parts - Chicago (Cottage), IL	Fee
13.12	Dollar General - Panama City (US-231), FL	Fee
13.13	Dollar General - Elizabeth (Scenery), PA	Fee
13.14	Dollar General - Baton Rouge (Plank), LA	Fee
13.15	Dollar General - Altoona (14th), PA	Fee
13.16	Dollar General - Fayetteville (Strickland), NC	Fee
13.17	Dollar General - Odessa (FM 1936), TX	Fee
14	Courtyard Los Angeles Sherman Oaks	Fee				Hard/Springing Cash Management
15	Warwick Mall	Fee				Hard/Springing Cash Management
16	11311 McCormick Road	Fee				Hard/Springing Cash Management
17	Kirkwood Plaza	Leasehold	12/6/2036	$14,400	None	Springing
18	Rainbow Sunset Pavilion - NV	Fee				Hard/Springing Cash Management
19	StorQuest - Los Angeles Hill Street	Fee				Springing
20	Woodbridge Commons	Fee				Springing
21	Peterson Retail Portfolio	Fee				Hard/Springing Cash Management
21.01	The Shops at Fair Lakes	Fee
21.02	Gateway Branch	Fee
22	Safeway - Renton, WA	Fee				Hard/Upfront Cash Management
23	Fremont Business Center	Fee				Springing
24	Everett Village	Fee				Springing
25	Hilton Garden Inn Boise Spectrum	Fee				Springing
26	East Towne Center	Fee				Springing
27	Goldorado Shopping Center	Fee				Springing
28	U Stor It San Diego Logan	Fee				Springing
29	Comfort Suites Golden West	Fee				Springing
30	Red Rock Business Center	Fee				Springing
31	Lawndale Commons	Fee				Springing
32	La Quinta Inn - Goodlettsville	Fee				Springing
33	Green Valley Ranch - Denver	Fee				None
34	Bayside Technology Park - Bldg 19	Fee				Springing
35	Bridge Plaza Co-op, Inc.	Fee				None
36	Azalea Portfolio	Fee				Springing
36.01	Sherwood	Fee
36.02	College Station	Fee
37	Lois Realty Portfolio	Fee				Springing
37.01	Valkill	Fee
37.02	Moorgate	Fee
37.03	Stonegate	Fee
38	O'Hare Business Center	Fee				Springing
39	Highpoint-on-The Hudson Owners, Inc.	Fee				None
40	Wyndham House Owners Corp.	Fee				None	7,250,000	23,874	250,000	0	8.03	7.88
41	Best Western Sandman	Fee				Springing
42	Nathan Hale Owners Corp.	Fee				None	7,433,629	30,695	750,000	0	7.29	7.19
43	Riverwood Research Center	Fee				Hard/Springing Cash Management
44	F5 Networks	Fee				Springing
45	Las Gaviotas Shopping Center	Fee				None
46	Park Center Circle	Fee				None
47	Whispering Pines - SC	Fee				None
48	American Mini Storage Colorado Springs	Fee				None
49	StorageOne Durango	Fee				None
50	Fry Road Retail Center	Fee				Springing
51	Arbrook Square	Fee				Springing
52	Esplanade Mini Storage	Fee				None
53	Talon Centre	Fee				None
54	190 East Mosholu Parkway Owners Corp.	Fee				None	3,894,834	17,980	200,000	0	3.57	3.50
55	2390 Palisade Avenue Owners Corp.	Fee				None	3,747,205	15,070	250,000	0	6.27	6.15
56	60 Pineapple Residence Corp.	Fee				None	3,940,168	17,947	500,000	0	11.06	10.96
57	6340 Middlebelt Road	Fee				Hard/Upfront Cash Management
58	Worthington Industrial Park	Fee				Springing
59	68 East Hartsdale Avenue Owners Corp.	Fee				None	2,846,347	13,030	250,000	0	5.14	5.02
60	Barclay Plaza North Owners, Inc.	Fee				None	2,500,000	8,377	500,000	0	7.59	7.47
61	320 West 84th Corp.	Fee				None	2,250,000	9,091	250,000	0	5.51	5.41
62	Crestwood Owners, Inc.	Fee				None	2,247,208	10,288	250,000	0	15.43	15.18
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	Fee				None	2,378,545	9,678	500,000	0	48.05	47.44
64	AAA Self Storage - TX	Fee				None
65	187 Pinehurst Owners Corp.	Fee				None
66	2155 Bay Owner's Corp.	Fee				None	1,546,402	7,176	250,000	0	13.41	13.18
67	1264 Owners Corp.	Fee				None	1,300,000	5,357	100,000	0	8.17	8.09
68	Mates Owners Corp.	Fee				None	1,350,000	4,637	250,000	0	11.29	10.99

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor	Affiliated Sponsors	Mortgage Loan Number
1	Apple Campus 3				235,000,000	Paul Guarantor LLC	Y - Group 1	1
2	LARP I Portfolio				18,000,000	Antheus Capital		2
2.01	Blackwood							2.01
2.02	5500 Cornell							2.02
2.03	Clyde Manor							2.03
2.04	Woodlawn Terrace							2.04
2.05	Park Central							2.05
2.06	Maple Court							2.06
2.07	Ellis Street							2.07
2.08	Drexel Grand							2.08
2.09	Ellis Court							2.09
2.10	Kenwood Court							2.10
2.11	Woodlawn Court							2.11
2.12	Harper Court							2.12
2.13	925 E 46th Street							2.13
2.14	Yankee Hill							2.14
2.15	Drexel Terrace							2.15
2.16	Gillham House							2.16
2.17	Cornell Terrace							2.17
2.18	5508 Cornell							2.18
3	Iron Guard Storage Portfolio				12,150,000	David Ross		3
3.01	Camas							3.01
3.02	Webster							3.02
3.03	Gum Branch							3.03
3.04	6th Avenue							3.04
3.05	Katy							3.05
3.06	La Porte							3.06
3.07	Denton							3.07
3.08	Prater Way							3.08
3.09	Shurling							3.09
3.10	Adamsville							3.10
3.11	Troy							3.11
3.12	Conroe							3.12
3.13	Del Valle							3.13
3.14	Tomball							3.14
3.15	Canyon Lake							3.15
3.16	Riverside							3.16
3.17	Bertram							3.17
3.18	Center							3.18
3.19	Key							3.19
3.2	Wylds							3.2
3.21	Marine							3.21
3.22	Donna							3.22
4	Wisconsin Hotel Portfolio					William Zanetis		4
4.01	Holiday Inn - Madison West							4.01
4.02	Fairfield Inn - Oak Creek							4.02
4.03	Holiday Inn - Fond Du Lac							4.03
4.04	Holiday Inn Express - Fond Du Lac							4.04
4.05	Baymont Inn - Madison							4.05
4.06	Comfort Inn & Suites - Appleton Airport							4.06
4.07	Holiday Inn Express - Oshkosh							4.07
4.08	Comfort Inn & Suites - Milwaukee Airport							4.08
4.09	Comfort Inn & Suites - Madison West							4.09
4.10	Holiday Inn Express - Milwaukee Airport							4.10
4.11	Comfort Inn & Suites - Fond Du Lac							4.11
5	Brookwood Chase Portfolio					Robert Craig Smith		5
5.01	Old Hammond							5.01
5.02	Coursey							5.02
5.03	Siegen							5.03
5.04	Staring							5.04
5.05	Capital Court							5.05
5.06	Lapalco							5.06
5.07	Wall							5.07
5.08	Willow							5.08
5.09	Westminster							5.09
6	Extra Space Self Storage Portfolio					ExtraSpace Storage Inc.; TH Real Estate		6
6.01	Henderson - Stephanie Place							6.01
6.02	Brookfield - Federal Road							6.02
6.03	Kingston - Sawkill Road							6.03
6.04	Lake Elsinore - Central Avenue							6.04
6.05	Doylestown - North Broad Street							6.05
6.06	Pennsauken - South Crescent Boulevard							6.06
6.07	New Paltz - South Putt Corners Road							6.07
6.08	Tyngsborough - Industrial Way							6.08
6.09	Hemet - South Sanderson							6.09
6.10	Bensalem - 1525 Bristol Pike							6.10
6.11	Eastpoint - Lakewood Avenue							6.11
6.12	Howell - Route 9 South							6.12
6.13	Lawrenceville - Hurricane Shoals Road							6.13
6.14	Lawnside - White Horse Pike							6.14
6.15	Phoenix - West Peoria							6.15
6.16	Mount Laurel - Ark Road							6.16
6.17	Burlington - Cadillac Road							6.17
6.18	Cherry Hill - Marlton Pike							6.18
6.19	Bensalem - Knights Road							6.19
6.2	Albuquerque - Ellison Road Northwest							6.2
6.21	Modesto - Crows Landing							6.21
6.22	Auburndale - US Highway 92 West							6.22
6.23	San Bernardino - West Club Center Drive							6.23
6.24	Memphis - Mount Moriah Terrace							6.24
6.25	Hesperia - Mariposa Road							6.25
6.26	Memphis - Covington Way							6.26
6.27	St. Louis - Halls Ferry Road							6.27
6.28	Killeen - Jasper Drive							6.28
6.29	Albuquerque - Airport Drive Northwest							6.29
6.30	Memphis - Gateway Drive							6.30
6.31	Victorville - Yates Road							6.31
6.32	Las Vegas - North Lamont Street							6.32
6.33	Columbus - East Main Street							6.33
6.34	Memphis - Raleigh-LaGrange							6.34

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor	Affiliated Sponsors	Mortgage Loan Number
6.35	Memphis - 5675 Summer Avenue							6.35
6.36	Memphis - Madison Avenue							6.36
7	Baybrook Lifestyle and Power Center					GGP Real Estate Holding I, Inc.		7
8	2020 Southwest 4th Avenue					Oaktree Pinnacle Investment Fund, L.P.; ScanlanKemperBard Companies, LLC; Todd Gooding		8
9	Roedel Hotel Portfolio					Roedel Companies, LLC; David W. Roedel; Fred B. Roedel, III		9
9.01	Hilton Garden Inn - Manchester							9.01
9.02	Hilton Garden Inn - Fishkill							9.02
9.03	Holiday Inn Express - Auburn							9.03
10	Moffett Towers II - Building 2				105,000,000	Jay Paul Company	Y - Group 1	10
11	One Kennedy Square					Redico Properties LLC		11
12	One Newark Center					Beijing Ideal Group		12
13	ExchangeRight Portfolio 18					ExchangeRight Real Estate, LLC		13
13.01	Walgreens - Chicago (Belmont), IL							13.01
13.02	Hobby Lobby - Fort Wayne (Coldwater), IN							13.02
13.03	Walgreens - Chicago (Central), IL							13.03
13.04	Walgreens - League City (Main), TX							13.04
13.05	Tractor Supply - Meraux (Archbishop), LA							13.05
13.06	Tractor Supply - Collinsville (136th), OK							13.06
13.07	Walgreens - Ocala (East Silver Springs Blvd), FL							13.07
13.08	Fresenius Medical Care - Bethlehem (Harvard), PA							13.08
13.09	CVS Pharmacy - Richmond (18th), IN							13.09
13.10	Napa Auto Parts- Jerome (Wabash), IL							13.10
13.11	Advance Auto Parts - Chicago (Cottage), IL							13.11
13.12	Dollar General - Panama City (US-231), FL							13.12
13.13	Dollar General - Elizabeth (Scenery), PA							13.13
13.14	Dollar General - Baton Rouge (Plank), LA							13.14
13.15	Dollar General - Altoona (14th), PA							13.15
13.16	Dollar General - Fayetteville (Strickland), NC							13.16
13.17	Dollar General - Odessa (FM 1936), TX							13.17
14	Courtyard Los Angeles Sherman Oaks					Lewis N. Wolff; Keith M. Wolff		14
15	Warwick Mall					Bliss Properties; Lane Family Trust; Mark T. Brennan		15
16	11311 McCormick Road					Stoltz Real Estate Fund VI, L.P.; SREF VI REIT Holdings, LLC		16
17	Kirkwood Plaza					Christos Economides		17
18	Rainbow Sunset Pavilion - NV					Ryan Tedder; Keith Kantrowitz		18
19	StorQuest - Los Angeles Hill Street					William W. Hobin; Clark W. Porter; Timothy B. Hobin		19
20	Woodbridge Commons					Urban Edge Properties		20
21	Peterson Retail Portfolio					Peterson Family Trust		21
21.01	The Shops at Fair Lakes							21.01
21.02	Gateway Branch							21.02
22	Safeway - Renton, WA					Isam H. Khoury; Jane Khoury; Isam H. Khoury and Jane J. Khoury, Trustees of The Khoury Family Trust		22
23	Fremont Business Center					David B. Dollinger	Y - Group 2	23
24	Everett Village					Stephen B. Jaeger		24
25	Hilton Garden Inn Boise Spectrum					Jason R. Kotter; Ryan Van Alfen		25
26	East Towne Center					East Lancaster Associates, LP		26
27	Goldorado Shopping Center					Carl E. Best; The Carl E. Best 1999 Trust		27
28	U Stor It San Diego Logan					Lawrence S. Nora		28
29	Comfort Suites Golden West					Dong Gi Kim		29
30	Red Rock Business Center					Constantino Noval		30
31	Lawndale Commons					Jim Miller; Patty Miller		31
32	La Quinta Inn - Goodlettsville					Parshwanath, LLC		32
33	Green Valley Ranch - Denver					Jeffrey Seltzer		33
34	Bayside Technology Park - Bldg 19					David B. Dollinger	Y - Group 2	34
35	Bridge Plaza Co-op, Inc.							35
36	Azalea Portfolio					Patrick Smith; Matthew Sandlin		36
36.01	Sherwood							36.01
36.02	College Station							36.02
37	Lois Realty Portfolio					Eugene Lois		37
37.01	Valkill							37.01
37.02	Moorgate							37.02
37.03	Stonegate							37.03
38	O'Hare Business Center					Glen Una Management		38
39	Highpoint-on-The Hudson Owners, Inc.							39
40	Wyndham House Owners Corp.	22.7%	31.7%	31.1%				40
41	Best Western Sandman					Venu M. Kondle; Silas Ting		41
42	Nathan Hale Owners Corp.	9.2%	36.1%	35.6%				42
43	Riverwood Research Center					David Halabu; Sadeer Daood		43
44	F5 Networks					Allan Solares		44
45	Las Gaviotas Shopping Center					Ardena Holdings Inc.; Nivea Developments Limited; Nivea Developments Florida 3 Inc.; Pavona Cape Fear LLC; Pavona Lane LTD.		45
46	Park Center Circle					Adam M. Lutz		46
47	Whispering Pines - SC					Matthew B. Lester	Y - Group 3	47
48	American Mini Storage Colorado Springs					Troy Downing		48
49	StorageOne Durango					James Meservey; James Hammer; Randall Schaefer		49
50	Fry Road Retail Center					American Realty Group		50
51	Arbrook Square					Windstar Properties		51
52	Esplanade Mini Storage					Carlo Sarmiento; William B. Kendall		52
53	Talon Centre					Matthew B. Lester	Y - Group 3	53
54	190 East Mosholu Parkway Owners Corp.	32.5%	19.8%	19.4%				54
55	2390 Palisade Avenue Owners Corp.	23.6%	30.2%	29.7%				55
56	60 Pineapple Residence Corp.	4.5%	60.5%	59.9%				56
57	6340 Middlebelt Road					Eliahou S. Zami		57
58	Worthington Industrial Park					Brad D. Andrus; R. Bret Andrus; Michael Alex Payne; Everett Wayne Newland; Terry Lane Brockett		58
59	68 East Hartsdale Avenue Owners Corp.	22.7%	28.2%	27.6%				59
60	Barclay Plaza North Owners, Inc.	8.6%	30.5%	30.0%				60
61	320 West 84th Corp.	11.2%	26.7%	26.2%				61
62	Crestwood Owners, Inc.	8.3%	84.8%	83.4%				62
63	Sunnylane Of Bethpage Redevelopment Company Owners Corp.	4.6%	234.6%	231.6%				63
64	AAA Self Storage - TX					William E. Avila; Carolina B. Avila		64
65	187 Pinehurst Owners Corp.							65
66	2155 Bay Owner's Corp.	7.0%	74.7%	73.4%				66
67	1264 Owners Corp.	10.2%	40.4%	40.0%				67
68	Mates Owners Corp.	8.1%	46.5%	45.3%				68

A-1-26

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Prospectus for additional information on the 15 largest mortgage loans.

(1)	“MSMCH” denotes Morgan Stanley Mortgage Capital Holdings LLC, “WFB” denotes Wells Fargo Bank, National Association, “BANA” denotes Bank of America, National Association and “NCB” denotes National Cooperative Bank, N.A.

(2)	For mortgage loan #10 (Moffett Towers II – Building 2), the Number of Units includes 350,633 square feet of office space in the Moffett Towers II - Building 2 property and 11,930 square feet of amenities space allocated to the Moffett Towers II - Building 2 property leased by the largest tenant, based on a specified 20.0% share in the common elements of the greater Moffett Towers II campus.

(3)	For mortgage loan #7 (Baybrook Lifestyle and Power Center), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount of $140,000,000. In the event that the commencement date of the Life Time Fitness lease or a replacement lease does not occur by November 17, 2019, the lender may elect to apply the Life Time Fitness Reserve ($22,000,000) to prepay the Baybrook Lifestyle and Power Center Whole Loan and pay the related prepayment fee equal to the greater of 1.0% of the amount prepaid and a yield maintenance premium. In such event, the Life Time Fitness parcel may be released.

(4)	For mortgage loan #7 (Baybrook Lifestyle and Power Center), the Grace Period Default (Days) is two business days once in any trailing twelve month period.

(5)	For mortgage loan #1 (Apple Campus 3), the Appraised Value assumes all outstanding free rent and leasing commissions have been paid and tenant improvements have been completed. All outstanding free rent, tenant improvements and leasing commissions have been reserved. The appraised value assuming the outstanding free rent and leasing commissions have not been paid and tenant improvements have not been completed is $624,600,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $624,600,000 appraised value is 54.4%.

For mortgage loan #3 (Iron Guard Storage Portfolio), the “as portfolio” value of $137,470,000 reflects a 12.8% premium attributed to the aggregate “as-is” value of the related mortgaged properties as a whole. The sum of the “as-is” values for each of the related mortgaged properties on an individual basis is $121,820,000, which represents a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of 70.6%.

For mortgage loan #6 (Extra Space Self Storage Portfolio), Appraised Value presented for the mortgage loan of $299,250,000 reflects a pool level appraisal, which includes a 5.9% portfolio premium based on an assumption that all the mortgaged properties would be sold together as a portfolio. The aggregate of the individual mortgaged property appraised values is $282,650,000. The appraiser’s “as-is” appraised value of $282,650,000 would result in a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of approximately 68.8%.

For mortgage loan #7 (Baybrook Lifestyle and Power Center), the Appraised Value of $241,000,000 represents the “As-Complete” value which assumes the under construction improvements of the Life Time Fitness expansion are completed with Life Time Fitness taking occupancy. The appraiser’s “as-is” appraised value, excluding the Life Time Fitness parcel and lease, of $203,860,000 would result in a Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD of approximately 58.9%, after accounting for the approximate estimated pay-down based on certain assumptions of the Baybrook Lifestyle and Power Center Whole Loan, after payment of the prepayment consideration provided for in the loan documents, resulting from the $22,000,000 Life Time Fitness Reserve. The actual amount of the pay-down and the prepayment consideration may be different from the assumed amounts.

A-1-27

For mortgage loan #10 (Moffett Towers II – Building 2), the Appraised Value assumes an escrow account was established for outstanding tenant improvements, leasing commissions and free rent and that the sole tenant will be paying rent within 12 months from the date of value of the Mortgaged Property. Reserves totalling $27,765,832 were taken at closing, representing the outstanding tenant improvements, leasing commissions and free rent.

For mortgage loan #23 (Fremont Business Center), the Appraised Value assumes two leases scheduled to commence February 1, 2018 have commenced. The appraised value assuming the two leases have not commenced is $29,840,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $29,840,000 appraised value are 60.3% and 54.9%, respectively.

For mortgage loan #35 (Bayside Technology Park – Bldg 19), the Appraised Value assumes all outstanding leasing commissions have been paid and tenant improvements have been completed. All outstanding tenant improvements and leasing commissions have been reserved. The appraised value assuming the outstanding leasing commissions have not been paid and tenant improvements have not been completed is $15,260,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $15,260,000 appraised value are 65.5% and 58.7%, respectively.

For mortgage loan #45 (Las Gaviotas Shopping Center), the Appraised Value assumes the largest tenant (30,280 square feet), representing 33.5% of net rentable square feet, has executed a lease extension. The largest tenant executed a lease extension on December 1, 2017.

For mortgage loan #48 (American Mini Storage Colorado Springs), the Appraised Value includes $160,000 attributed to an unimproved parcel available for free release. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD, based on the appraised value excluding the unimproved parcel, are 57.2% and 53.5%, respectively.

(6)	For mortgage loan #1 (Apple Campus 3), the mortgage loan represents Note A-3 of five pari passu notes, which have a combined Cut-off Date Balance of $340,000,000. Notes A-1, A-2, A-4 and A-5 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2, A-3, A-4 and A-5 in the aggregate (the “Apple Campus 3 Whole Loan”). Note A-3 represents the controlling interest in the Apple Campus 3 Whole Loan.

For mortgage loan #6 (Extra Space Self Storage Portfolio), the mortgage loan represents Note A-2 of three pari passu notes, which have a combined Cut-off Date Balance of $194,400,000. Notes A-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “Extra Space Self Storage Portfolio Whole Loan”). Note A-2 represents a non-controlling interest in the Extra Space Self Storage Portfolio Whole Loan.

For mortgage loan #7 (Baybrook Lifestyle and Power Center), the mortgage loan represents Notes A-2 and A-4, two of four pari passu notes, which have a combined Cut-off Date Balance of $140,000,000. Notes A-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Baybrook Lifestyle and Power Center Whole Loan”). Notes A-2 and A-4 represent non-controlling interests in the Baybrook Lifestyle and Power Center Whole Loan.

For mortgage loan #10 (Moffett Towers II – Building 2), the mortgage loan represents Note A-4, one of four pari passu notes, which have a combined Cut-off Date Balance of $165,000,000. Notes A-1, A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2, A-3 and A-4 in the aggregate (the “Moffett Towers II – Building 2 Whole Loan”). Note A-4 represents a non-controlling interest in the Moffett Towers II – Building 2 Whole Loan.

For mortgage loan #12 (One Newark Center), the mortgage loan represents Notes A-2 and A-3 of three pari passu notes, which have a combined Cut-off Date Balance of $66,580,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures

A-1-28

presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “One Newark Center Whole Loan”). Note A-2 represents the controlling interest in the One Newark Center Whole Loan.

For mortgage loan #14 (Courtyard Los Angeles Sherman Oaks), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $55,000,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Courtyard Los Angeles Sherman Oaks Whole Loan”). Note A-1 represents the controlling interest in the Courtyard Los Angeles Sherman Oaks Whole Loan.

For mortgage loan #15 (Warwick Mall), the mortgage loan represents Note A-2 of three pari passu companion loans, which have a combined Cut-off Date principal balance of $75,000,000. Notes A-1 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per unit of measure presented are based on Notes A-1, A-2 and A-3 in the aggregate (“Warwick Mall Whole Loan”). Note A-1 is the controlling interest in the Warwick Mall Whole Loan and was included in the BANK 2017-BNK9 transaction.

For mortgage loan #17 (Kirkwood Plaza), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $38,648,561. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Kirkwood Plaza Whole Loan”). Note A-1 represents the controlling interest in the Kirkwood Plaza Whole Loan.

(7)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #1 (Apple Campus 3), the sole tenant (882,657 square feet), representing 100% of net rentable square feet, has taken possession but is currently building out its space and has abated rent through May 2019. All outstanding free rent, tenant improvements and leasing commissions were reserved for at closing.

For mortgage loan #7 (Baybrook Lifestyle and Power Center), the largest tenant, Life Time Fitness, is not yet in occupancy, and its space is under construction. The Life Time Fitness tenant is expected to take occupancy and commence paying rent in June 2018, and to open for business in the third quarter of 2018. Gap rent has not been reserved. In the event that the commencement date of the Life Time Fitness lease or a replacement lease does not occur by November 17, 2019, the lender may elect to apply the Life Time Fitness Reserve ($22,000,000) to prepay the Baybrook Lifestyle and Power Center Whole Loan and pay the related prepayment fee equal to the greater of 1.0% of the amount prepaid and a yield maintenance premium. In such event, the Life Time Fitness parcel may be released as described in this prospectus.

For mortgage loan #8 (2020 Southwest 4th Avenue), the largest tenant (120,407 square feet), representing 53.1% of net rentable square feet, is underutilizing approximately 50% of its space on the 9th floor of the mortgaged property.

For mortgage loan #10 (Moffett Towers II - Building 2), the largest tenant (362,563 square feet), representing 100.0% of net rentable square feet is not yet in occupancy and is building out its space. In addition, the tenant has abated rent through April 2018 for 350,633 square feet of office space and abated rent through July 2018 for 47,718 square feet of amenities space. An $8,332,337 reserve was taken at closing representing the outstanding rent abatement.

For mortgage loan #11 (One Kennedy Square), the third largest tenant (51,402 square feet), representing 20.9% of net rentable square feet, has free rent in April of 2018 through 2025.

For mortgage loan #21 (Peterson Retail Portfolio), the third and fourth largest tenants at The Shops at Fair Lakes mortgaged property (4,723 square feet), representing 4.5% of the entire portfolio, lease the collateral pad site and the improvements built on the pad site are owned by the tenant.

A-1-29

For mortgage loan #26 (East Towne Center), the fifth largest tenant (22,000 square feet), representing 8.6% of net rentable square feet is not expected to take occupancy until April 2018. A $250,000 free rent reserve was taken at closing. Rent is expected to commence on the earlier of (1) 120 days after the delivery date and (2) the date tenant first opens for business, each as defined in the loan documents.

For mortgage loan #33 (Green Valley Ranch – Denver), the second, third and fourth largest tenants (13,200 square feet), representing 26.8% of net rentable square feet, lease their collateral pad sites and the improvements built on the pad sites are owned by the tenant.

For mortgage loan #43 (Riverwood Research Center), the largest tenant has a partial rent abatement through May 31, 2018 in connection with expansion. The related borrower deposited $27,368 at closing to cover rent abatement for such tenant.

For mortgage loan #50 (Fry Road Retail Center), the largest tenant (8,643 square feet), representing 32.6% of net rentable square feet, has a $123,750 CAM lease reserve, which was taken at closing to be allocated to its remaining 22 month abatement.

For mortgage loan #53 (Talon Centre), the third largest tenant 11,318 square feet), representing 16.6% of net rentable square feet, has free rent in September 2018. U/W Revenues for this tenant are net of the outstanding free rent obligation.

(8)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #7 (Baybrook Lifestyle and Power Center), the fifth largest tenant (36,982 square feet), representing 5.8% of net rentable square feet, can terminate with 365 days written notice given at any time within 120 days following December 31, 2020 if net sales fail to exceed $5,000,000 beginning in the 49th calendar month and ending on the 60th calendar month.

For mortgage loan #8 (2020 Southwest 4th Avenue), the largest tenant (120,407 square feet), representing 53.1% of net rentable square feet, has a contraction option for the entirety of one of the 7th, 8th or 9th floors (each 18,652 square feet) as of March 31, 2020 and one of the 7th, 8th and 9th floors as of March 31, 2022, upon providing 365 days’ written notice and payment of all unamortized tenant improvements and leasing commissions.

For mortgage loan #11 (One Kennedy Square), the third largest tenant (51,402 square feet), representing 20.9% of net rentable square feet, may terminate its lease as of March 31, 2023 upon providing written notice as of March 31, 2022 and payment of a termination fee equal to six months base and additional rent plus all unamortized tenant improvements, leasing commissions and free rent.

For mortgage loan #12 (One Newark Center), the second largest tenant (45,075 square feet), representing 10.8% of net rentable square feet, may terminate its lease as of April 29, 2019 upon providing 120 days’ written notice.

For mortgage loan #13 (ExchangeRight Portfolio 18), Walgreens is a tenant at four of the ExchangeRight Portfolio 18 properties and leases: (i) 18,340 square feet at the Walgreens – Chicago (Belmont), IL property under a lease that expires on January 31, 2068 and has the option to terminate its lease on January 31, 2028 and every five years thereafter through January 31, 2063; (ii) 18,154 square feet at the Walgreens – Chicago (Central), IL property under a lease that expires on March 31, 2069 and has the option to terminate its lease on March 31, 2029 and every five years thereafter through March 31, 2064; (iii) 15,525 square feet at the Walgreens – Ocala (East Silver Springs Blvd), FL property under a lease that expires on November 30, 2053 and has the option to terminate its lease on November 30, 2028 and every five years thereafter through November 30, 2048 and (iv) 14,490 square feet at the Walgreens – League City (Main), TX

A-1-30

property under a lease that expires on May 1, 2067 and has the option to terminate its lease on May 1, 2027 and every five years thereafter through May 1, 2062.

For mortgage loan #15 (Warwick Mall), the third largest tenant (57,160 square feet), representing 9.7% of net rentable square feet, may request a change in use of the premises, which is subject to landlord’s reasonable consent. Landlord may withhold consent, terminate the lease or permit such requested change by tenant. If tenant has had an operating loss for theater operations during at least 2 of the previous 3 full fiscal years, then tenant may terminate the lease (at the end of 1 year following such notice) to the extent that landlord continues to deny the request to change the use of the premises.

For mortgage loan #18 (Rainbow Sunset Pavillion – NV), the largest tenant (52,899 square feet), representing 50.5% of net rentable square feet, may terminate its lease one full floor at a time as of January 31, 2019, 2021 or 2023 upon providing 6 months’ written notice and payment of a termination fee equal to all unamortized tenant improvements and leasing commissions. The termination fee is not applicable for the January 31, 2023 termination option. The second largest tenant (20,660 square feet), representing 19.7% of net rentable square feet, may terminate its lease as of January 31, 2023 upon providing six months’ written notice and payment of a termination fee equal to $120,000.

For mortgage loan #20 (Woodbridge Commons), the fourth largest tenant (4,004 square feet), representing 2.1% of net rentable square feet, may terminate its lease as of May 31, 2019 upon providing 90 days’ written notice.

For mortgage loan #24 (Everett Village), the third largest tenant (25,300 square feet), representing 20.9% of net rentable square feet, has a co-tenancy provision related to stores at the adjacent mall being open and operating for business, including Mervyn’s and Bon Marche/Macy’s. Mervyn’s has not been open and operating at the adjacent mall since 2006 and Bon Marche/Macy’s has not been open and operating at the adjacent mall since March 2017. The third largest tenant has remedies of 1) alternate rent of 3% of gross sales, not to exceed 50% of the current rent; or 2) if the co-tenancy provision remains for a 365 day period, within 30 days of the 365 day period, the tenant pay terminate its lease with at least 60 days written notice. The UW, NOI DSCR, UW NCF DSCR, UW NOI DY and UW NCF DY assuming the alternative rent is being paid by the tenant, using the most recent sales available, are 1.54x, 1.40x, 9.4% and 8.6%, respectively. The third largest tenant has not exercised any of its remedies and did not reference either an uncured default or the co-tenancy provisions in its estoppel.

For mortgage loan #26 (East Towne Center), the fifth largest tenant (22,000 square feet), representing 8.6% of net rentable square feet, may terminate its lease during its third lease year (2021) if annual gross sales are less than $3,000,000, upon providing 60 days’ written notice and payment of all unamortized tenant improvements and leasing commissions.

For mortgage loan #30 (Red Rock Business Center), the fifth largest tenant (6,376 square feet) representing 8.6% of net rentable square feet, may terminate its lease effective April 30, 2019 upon 8 months’ notice and payment of $50,000.

For mortgage loan #46 (Park Center Circle), the largest tenant (5,072 square feet), representing 22.9% of net rentable square feet, may terminate its lease at any time upon providing 120 days’ written notice.

For mortgage loan #50 (Fry Road Retail Center), the second largest tenant (2,705 square feet), representing 10.2% of net rentable square feet, may terminate its lease as of June 9, 2024 upon providing 180 days’ written notice and payment of all unamortized tenant improvements and leasing commissions.

For mortgage loan #53 (Talon Centre), the second largest tenant (16,781 square feet), representing 24.6% of net rentable square feet, may terminate its lease at any time after

A-1-31

December 31, 2020 upon providing six months’ written notice and payment of a termination fee equal to three months of rent plus unamortized tenant improvements and leasing commissions.

(9)	For mortgage loan #8 (2020 Southwest 4th Avenue), the second largest tenant (18,652 square feet), representing 8.2% of net rentable square feet, is subleasing its space for an annual base rent of $484,952 ($26.00 per square foot) expiring April 30, 2020.

For mortgage loan #30 (Red Rock Business Center), the third largest tenant (9,025 square feet), representing 12.2% of net rentable square feet, is subleasing 700 square feet of its space for an annual base rent of $14,028 ($20.04 per square foot) expiring September 29, 2020.

(10)	For mortgage loan #4 (Wisconsin Hotel Portfolio), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of: (i) the deposit required by franchisor under the franchise agreement; and (ii) (a) 2% of gross operating income for the prior fiscal year from March 2018 through February 2019, (b) 3% of gross operating income for the prior fiscal year from March 2019 through February 2020 and (c) 4% of gross operating income for the prior fiscal year from March 2020 and each monthly payment date thereafter.

For mortgage loan #9 (Roedel Hotel Portfolio), the Monthly Replacement Reserve will be an amount equal to 4.0% of rents for the calendar month two months prior to such payment date.

For mortgage loan #9 (Roedel Hotel Portfolio), at loan origination and on each payment date occurring each April, May, June, July, August, September and October of each calendar year, the related borrower is required to deposit a seasonality reserve in the amount of $400,000 to ensure that there are sufficient funds on deposit to fund each monthly debt service payment at a minimum DSCR of not less than 1.05x.

For mortgage loan #20 (Woodbridge Commons) the borrower is permitted to deliver a guaranty from an issuer acceptable to lender in lieu of making required monthly payments to any reserve accounts in the amount required to be on deposit for such purpose, which amount will be reduced as the borrower expends funds for the purposes for which such funds would have otherwise been deposited in the reserve account. Notwithstanding the foregoing, if the aggregate amount of any guaranty (and the face amount of any letter of credit) at any time exceed 10.0% of the outstanding principal balance of the related whole loan, the borrower's right to obtain any such guaranty shall be conditioned upon delivery of a non-consolidation opinion reasonably satisfactory to the lender addressing such guaranty.

For mortgage loan #14 (Courtyard Los Angeles Sherman Oaks), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of the existing Monthly Replacement Reserve and 1/12th of 4% of U/W Revenues for the prior fiscal year.

For mortgage loan #25 (Hilton Garden Inn Boise Spectrum), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of the existing Monthly Replacement Reserve and 1/12th of 4% of U/W Revenues for the prior fiscal year.

For mortgage loan #32 (La Quinta Inn - Goodlettsville), the Monthly Replacement Reserve will be adjusted to an amount equal to 1/12 of 4.0% of gross operating income for the preceding calendar year.

(11)	For mortgage loan #5 (Brookwood Chase Portfolio), the effective ground rent at the Old Hammond property is as of February 1, 2017 and will increase to $3,750 per month on January 1, 2021. On January 1, 2036 and January 1, 2051, monthly ground rent will be increased to $4,500 and $5,250, respectively.

A-1-32

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Morgan Stanley Mortgage Capital Holdings LLC	18	$551,420,924	42.8%	4.466%	119	336	1.92x	10.4%	9.6%	62.0%	57.3%
Wells Fargo Bank, National Association	22	390,979,745	30.4	4.176	118	364	2.22	11.0	10.3	60.3	55.6
Bank of America, National Association	12	287,334,293	22.3	4.560	119	350	1.92	10.7	10.1	63.0	58.3
National Cooperative Bank, N.A.	16	57,413,959	4.5	3.808	118	405	9.40	46.1	45.3	19.8	16.9
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Office	11	$321,062,771	24.9%	3.967%	119	360	2.36x	11.3%	10.6%	58.5%	54.0%
Suburban	7	203,688,787	15.8	3.806	119	360	2.64	11.7	11.2	52.4	48.4
CBD	3	115,230,000	9.0	4.250	119	360	1.88	10.6	9.5	69.2	63.8
Medical	1	2,143,984	0.2	4.088	118	0	2.18	9.5	9.0	61.3	61.3
Retail	31	285,173,688	22.2	4.306	118	359	2.03	10.4	9.8	61.3	57.6
Anchored	7	109,193,808	8.5	4.515	118	358	1.74	9.9	9.2	65.1	59.0
Lifestyle Center	1	60,000,000	4.7	3.770	118	0	2.80	11.3	10.7	58.1	58.1
Single Tenant	17	50,497,310	3.9	4.245	118	0	2.02	9.1	8.6	62.7	62.7
Shadow Anchored	3	28,407,570	2.2	4.504	119	360	1.58	10.0	9.6	63.3	55.8
Regional Mall	1	27,500,000	2.1	4.445	116	360	2.01	13.3	12.2	47.5	43.4
Unanchored	2	9,575,000	0.7	4.607	119	360	1.84	10.5	9.8	64.3	58.4
Self Storage	75	272,027,964	21.1	4.333	118	360	2.08	9.3	9.2	61.2	61.1
Self Storage	75	272,027,964	21.1	4.333	118	360	2.08	9.3	9.2	61.2	61.1
Hospitality	19	190,548,450	14.8	5.028	119	330	1.71	13.0	11.4	66.1	52.8
Limited Service	13	90,871,901	7.1	5.188	119	313	1.65	13.2	11.5	64.8	50.1
Full Service	3	49,900,000	3.9	4.850	119	334	1.64	12.2	10.7	63.6	52.4
Select Service	3	49,776,549	3.9	4.914	118	358	1.88	13.4	12.0	70.7	58.1
Multifamily	35	152,646,403	11.9	4.539	119	392	4.54	22.7	22.2	47.6	45.9
Garden	14	60,503,278	4.7	4.965	119	298	1.61	8.7	8.4	64.6	63.0
Cooperative	16	57,413,959	4.5	3.808	118	405	9.40	46.1	45.3	19.8	16.9
Mid Rise	4	17,729,166	1.4	5.004	119	0	1.62	8.5	8.2	64.0	64.0
High Rise	1	17,000,000	1.3	5.004	119	0	1.62	8.5	8.2	64.0	64.0
Industrial	6	48,689,645	3.8	4.465	115	386	1.56	10.1	9.1	65.6	57.3
Flex	5	45,474,645	3.5	4.428	119	386	1.54	10.1	9.1	65.6	56.8
Warehouse	1	3,215,000	0.2	4.990	59	0	1.75	9.6	8.9	64.9	64.9
Manufactured Housing Community	3	9,000,000	0.7	4.377	120	276	1.52	10.6	10.5	62.1	42.8
Manufactured Housing Community	3	9,000,000	0.7	4.377	120	276	1.52	10.6	10.5	62.1	42.8
Other	1	8,000,000	0.6	4.510	120	360	1.53	9.6	9.3	57.6	52.7
Leased Fee	1	8,000,000	0.6	4.510	120	360	1.53	9.6	9.3	57.6	52.7
Total/Weighted Average:	181	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
California	16	$261,722,051	20.3%	3.917%	118	368	2.50x	11.2%	10.7%	53.0%	50.4%
Northern	7	185,729,088	14.4	3.701	118	370	2.74	11.6	11.2	49.3	46.9
Southern	9	75,992,963	5.9	4.445	118	360	1.92	10.1	9.6	62.0	59.1
Texas	18	118,453,963	9.2	4.138	119	359	2.35	10.3	9.8	60.3	59.3
Illinois	19	91,061,064	7.1	4.820	119	359	1.68	8.8	8.4	64.5	63.2
New Jersey	9	77,872,657	6.1	4.224	118	360	2.01	11.7	10.5	62.4	57.0
Wisconsin	11	74,600,000	5.8	5.330	120	300	1.51	12.9	11.0	63.2	47.8
Louisiana	12	74,295,707	5.8	4.077	119	0	2.35	9.8	9.7	59.3	59.3
New York	21	73,780,879	5.7	4.098	118	380	7.42	36.9	36.1	32.8	27.5
Washington	4	50,850,000	4.0	4.520	119	360	1.72	9.7	9.0	64.4	61.3
Michigan	4	49,625,101	3.9	4.660	116	360	1.70	11.4	10.3	68.7	60.0
Nevada	6	47,325,044	3.7	4.581	119	359	1.90	10.3	9.8	64.1	57.8
Oregon	1	44,250,000	3.4	3.961	118	0	2.33	9.6	9.3	67.9	67.9
Virginia	4	30,411,306	2.4	4.523	120	360	1.66	10.3	9.8	58.3	52.8
Rhode Island	1	27,500,000	2.1	4.445	116	360	2.01	13.3	12.2	47.5	43.4
Colorado	3	26,420,543	2.1	4.480	111	359	1.92	12.4	11.6	65.9	56.4
Pennsylvania	7	25,772,511	2.0	4.594	119	359	1.71	10.0	9.1	69.5	61.7
Maryland	1	24,375,000	1.9	4.361	119	360	1.72	11.3	10.3	71.7	62.5
Delaware	1	23,703,255	1.8	4.590	117	357	1.37	8.9	8.4	69.3	56.4
New Hampshire	1	20,725,216	1.6	5.072	118	358	1.72	12.6	11.2	73.0	60.3
Missouri	5	18,812,499	1.5	4.956	119	0	1.64	8.5	8.2	64.1	64.1
Idaho	1	17,010,273	1.3	4.610	118	358	2.19	15.0	13.5	66.2	53.8
Indiana	3	16,127,752	1.3	4.470	119	0	1.88	9.0	8.5	64.8	64.8
Georgia	6	15,746,062	1.2	4.463	119	0	1.91	8.8	8.6	63.2	63.2
Tennessee	7	15,173,882	1.2	4.950	118	298	1.69	11.3	10.3	65.3	54.7
Massachusetts	2	12,501,705	1.0	4.903	118	358	1.77	11.9	10.7	71.5	61.2
Alabama	3	12,484,000	1.0	4.567	120	0	1.88	8.9	8.7	62.6	62.6
North Carolina	4	10,970,680	0.9	4.532	120	0	1.90	8.9	8.7	62.5	62.5
Ohio	2	5,982,407	0.5	4.642	119	360	1.58	9.8	9.4	73.4	64.0
South Carolina	1	5,232,444	0.4	4.550	118	298	1.50	10.9	10.1	71.5	52.7
Florida	3	4,833,122	0.4	4.114	118	0	2.13	9.3	8.9	62.4	62.4
Connecticut	1	2,996,914	0.2	4.175	118	0	2.01	8.7	8.5	65.0	65.0
New Mexico	2	2,425,926	0.2	4.175	118	0	2.01	8.7	8.5	65.0	65.0
Oklahoma	1	2,332,266	0.2	4.088	118	0	2.18	9.5	9.0	61.3	61.3
Arizona	1	1,774,691	0.1	4.175	118	0	2.01	8.7	8.5	65.0	65.0
Total/Weighted Average:	181	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1,100,000 - 2,000,000	9	$14,863,254	1.2%	3.925%	119	411	16.03x	80.7%	79.5%	12.5%	10.6%
2,000,001 - 3,000,000	1	2,596,347	0.2	3.740	119	359	5.44	30.9	30.3	20.7	16.3
3,000,001 - 4,000,000	7	24,908,878	1.9	4.234	111	382	4.30	23.7	22.9	43.4	38.3
4,000,001 - 5,000,000	3	12,995,070	1.0	4.478	118	359	2.39	12.1	11.5	51.8	47.4
5,000,001 - 6,000,000	5	27,119,750	2.1	4.592	112	348	1.71	11.5	10.7	61.6	51.0
6,000,001 - 7,000,000	4	26,453,629	2.1	4.492	118	379	5.07	25.3	24.3	39.4	32.6
7,000,001 - 8,000,000	1	7,500,000	0.6	3.750	119	0	8.26	32.1	31.4	10.4	10.4
8,000,001 - 9,000,000	2	17,389,174	1.4	4.265	120	316	1.57	10.6	10.0	67.5	50.4
9,000,001 - 10,000,000	3	29,680,387	2.3	4.201	119	419	2.45	13.2	12.7	58.6	52.9
10,000,001 - 15,000,000	7	81,290,722	6.3	4.558	118	339	1.97	10.9	10.2	64.6	59.7
15,000,001 - 20,000,000	5	86,988,521	6.8	4.540	119	359	1.71	10.8	9.9	66.7	59.6
20,000,001 - 30,000,000	8	192,931,940	15.0	4.484	118	359	1.73	10.5	9.8	61.9	55.3
30,000,001 - 50,000,000	6	232,831,249	18.1	4.266	118	359	1.93	11.1	10.1	64.8	59.0
50,000,001 - 70,000,000	3	185,000,000	14.4	4.007	118	0	2.39	10.0	9.7	60.6	60.6
70,000,001 - 80,000,000	1	74,600,000	5.8	5.330	120	300	1.51	12.9	11.0	63.2	47.8
80,000,001 - 90,000,000	2	176,000,000	13.7	4.790	119	0	1.75	8.7	8.4	63.3	63.3
90,000,001 - 94,000,000	1	94,000,000	7.3	3.365	119	0	3.55	12.2	12.1	44.0	44.0
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.37 - 1.40	1	$23,703,255	1.8%	4.590%	117	357	1.37x	8.9%	8.4%	69.3%	56.4%
1.41 - 1.50	6	60,999,918	4.7	4.712	119	373	1.45	9.9	9.0	70.1	57.6
1.51 - 1.75	22	483,739,771	37.6	4.771	118	343	1.62	10.8	9.8	66.0	58.0
1.76 - 2.00	4	110,340,101	8.6	4.602	120	322	1.88	9.4	9.1	61.9	60.6
2.01 - 2.25	11	253,901,916	19.7	4.194	118	359	2.08	10.8	10.2	58.3	55.4
2.26 - 2.75	5	138,550,000	10.8	4.091	118	0	2.35	10.0	9.7	62.2	62.2
2.76 - 3.00	1	60,000,000	4.7	3.770	118	0	2.80	11.3	10.7	58.1	58.1
3.01 - 59.85	18	155,913,959	12.1	3.556	119	405	5.70	24.8	24.4	34.8	33.7
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-3

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NOI Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
8.4 - 9.0	8	$313,447,157	24.4%	4.617%	119	393	1.76x	8.7%	8.4%	64.1%	63.0%
9.1 - 10.0	12	272,580,049	21.2	4.242	118	360	2.03	9.6	9.3	62.1	59.8
10.1 - 11.0	10	89,931,898	7.0	4.485	116	345	1.69	10.6	9.8	67.7	58.1
11.1 - 12.0	10	249,875,000	19.4	4.160	118	360	2.05	11.5	10.5	62.0	56.6
12.1 - 13.0	5	227,730,134	17.7	4.448	119	321	2.40	12.5	11.5	56.8	48.5
13.1 - 14.0	3	36,852,407	2.9	4.449	117	359	2.01	13.4	12.2	50.6	44.6
14.1 - 15.0	3	34,818,317	2.7	4.685	118	346	2.13	14.8	13.4	65.4	52.4
15.1 - 16.0	1	4,500,000	0.3	4.332	118	0	3.39	15.1	14.9	34.5	34.5
16.1 - 297.0	16	57,413,959	4.5	3.808	118	405	9.40	46.1	45.3	19.8	16.9
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Underwritten NCF Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.8 - 8.0	2	$29,193,902	2.3%	4.517%	119	479	1.64x	8.5%	7.9%	64.4%	62.2%
8.1 - 9.0	12	418,663,234	32.5	4.528	118	359	1.77	9.1	8.6	64.0	61.6
9.1 - 10.0	12	231,289,060	18.0	4.258	119	360	2.04	9.9	9.5	64.3	61.3
10.1 - 11.0	14	282,037,908	21.9	4.578	118	333	1.91	11.7	10.6	63.6	54.9
11.1 - 12.0	5	102,370,235	8.0	4.458	118	353	1.88	12.3	11.3	60.3	51.1
12.1 - 13.0	4	133,612,306	10.4	3.733	118	350	3.08	12.6	12.2	46.1	44.0
13.1 - 14.0	2	28,068,317	2.2	4.534	118	358	2.21	14.9	13.5	67.0	54.4
14.1 - 15.0	1	4,500,000	0.3	4.332	118	0	3.39	15.1	14.9	34.5	34.5
15.1 - 293.3	16	57,413,959	4.5	3.808	118	405	9.40	46.1	45.3	19.8	16.9
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-4

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.6 - 20.0	11	$30,689,088	2.4%	3.787%	118	428	12.84x	62.8%	61.9%	7.9%	7.2%
20.1 - 30.0	3	13,093,552	1.0	3.799	118	428	7.25	32.4	31.7	21.7	20.1
30.1 - 40.0	2	8,194,834	0.6	4.079	118	359	3.51	17.7	17.4	32.8	29.9
40.1 - 45.0	1	94,000,000	7.3	3.365	119	0	3.55	12.2	12.1	44.0	44.0
45.1 - 50.0	6	90,484,448	7.0	4.017	118	360	2.23	13.4	12.6	47.7	42.4
50.1 - 55.0	2	26,350,000	2.0	4.377	118	0	2.05	9.5	9.1	53.3	53.3
55.1 - 60.0	8	195,912,306	15.2	4.147	118	353	2.25	10.5	10.1	58.5	56.6
60.1 - 65.0	14	455,470,298	35.4	4.654	119	328	1.82	9.9	9.2	63.3	59.7
65.1 - 70.0	11	223,422,935	17.4	4.489	118	355	1.81	10.6	9.8	68.1	60.9
70.1 - 74.9	10	149,531,460	11.6	4.645	118	357	1.62	11.5	10.1	72.3	60.6
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Balloon or ARD LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.1 - 20.0	13	$36,782,640	2.9%	3.779%	119	428	11.72x	57.7%	56.8%	10.2%	9.0%
20.1 - 30.0	2	10,694,834	0.8	3.822	118	359	6.67	28.8	28.1	25.0	22.7
30.1 - 35.0	1	4,500,000	0.3	4.332	118	0	3.39	15.1	14.9	34.5	34.5
35.1 - 40.0	2	15,936,484	1.2	4.124	119	359	2.99	18.1	17.2	49.5	39.5
40.1 - 45.0	6	180,297,964	14.0	3.725	118	347	2.79	12.3	11.9	46.7	43.5
45.1 - 50.0	5	98,172,586	7.6	5.210	120	306	1.60	12.9	11.1	62.5	48.1
50.1 - 55.0	7	93,792,718	7.3	4.447	117	355	1.80	10.7	10.1	59.0	53.4
55.1 - 60.0	12	263,245,630	20.5	4.253	118	368	2.08	10.5	9.9	63.1	57.8
60.1 - 65.0	17	509,326,065	39.6	4.569	118	359	1.81	9.9	9.2	66.2	62.7
65.1 - 67.9	3	74,400,000	5.8	4.202	118	0	2.09	9.2	8.8	67.0	67.0
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-5

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.365 - 3.500	1	$94,000,000	7.3%	3.365%	119	0	3.55x	12.2%	12.1%	44.0%	44.0%
3.501 - 3.750	5	58,283,720	4.5	3.652	118	368	3.91	20.0	19.4	37.1	33.4
3.751 - 4.000	14	144,630,238	11.2	3.848	118	405	4.63	21.3	20.7	51.2	50.2
4.001 - 4.250	8	243,460,468	18.9	4.142	118	360	2.03	9.8	9.1	63.3	61.1
4.251 - 4.500	14	196,315,645	15.3	4.427	118	353	1.92	11.2	10.4	60.0	54.5
4.501 - 4.750	17	298,288,899	23.2	4.588	119	364	1.73	10.0	9.4	65.1	59.4
4.751 - 5.000	3	21,669,816	1.7	4.898	110	359	1.52	10.5	9.3	72.5	61.2
5.001 - 5.250	3	138,929,955	10.8	5.027	119	358	1.65	9.9	9.2	67.1	62.7
5.251 - 5.330	3	91,570,178	7.1	5.328	120	300	1.53	13.0	11.2	63.1	47.8
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Original Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	1	$3,215,000	0.2%	4.990%	59	0	1.75x	9.6%	8.9%	64.9%	64.9%
84	1	5,200,000	0.4	4.680	83	360	1.68	10.6	10.4	56.2	52.6
120	66	1,278,733,920	99.3	4.367	119	353	2.35	12.2	11.5	59.8	55.2
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-6

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Terms to Maturity or ARD (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
59	1	$3,215,000	0.2%	4.990%	59	0	1.75x	9.6%	8.9%	64.9%	64.9%
83	1	5,200,000	0.4	4.680	83	360	1.68	10.6	10.4	56.2	52.6
115 - 120	66	1,278,733,920	99.3	4.367	119	353	2.35	12.2	11.5	59.8	55.2
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	24	$689,336,294	53.6%	4.201%	118	0	2.47x	10.5%	10.2%	58.2%	58.2%
276 - 300	5	105,802,623	8.2	5.209	120	298	1.53	12.7	11.0	63.5	47.6
360	33	466,756,722	36.3	4.443	118	359	1.99	12.9	11.9	62.8	53.9
480	6	25,253,281	2.0	4.104	119	479	8.97	45.1	44.2	31.7	28.3
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-7

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	24	$689,336,294	53.6%	4.201%	118	0	2.47x	10.5%	10.2%	58.2%	58.2%
276 - 300	5	105,802,623	8.2	5.209	120	298	1.53	12.7	11.0	63.5	47.6
357 - 360	33	466,756,722	36.3	4.443	118	359	1.99	12.9	11.9	62.8	53.9
477 - 480	6	25,253,281	2.0	4.104	119	479	8.97	45.1	44.2	31.7	28.3
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest-only, Balloon	23	$595,336,294	46.3%	4.333%	118	0	2.30x	10.2%	9.9%	60.5%	60.5%
Amortizing Balloon	32	327,625,126	25.5	4.769	119	348	2.60	16.7	15.5	61.5	49.0
Interest-only, Amortizing Balloon	12	270,187,500	21.0	4.316	118	360	1.73	11.3	10.3	61.8	55.0
Interest-only, ARD	1	94,000,000	7.3	3.365	119	0	3.55	12.2	12.1	44.0	44.0
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-8

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	48	$847,549,217	65.8%	4.315%	118	348	2.62x	13.5%	12.8%	56.4%	51.4%
Acquisition	18	289,599,703	22.5	4.371	119	367	1.85	10.5	9.6	67.3	61.4
Recapitalization	2	150,000,000	11.7	4.672	119	0	1.78	8.6	8.3	64.4	64.4
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon or ARD
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	or ARD (mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Springing	29	$714,929,712	55.5%	4.593%	119	343	1.81x	10.2%	9.5%	64.0%	58.9%
Hard/Springing Cash Management	10	311,569,935	24.2	4.326	118	359	2.05	11.0	10.2	63.7	58.6
Hard/Upfront Cash Management	4	157,665,000	12.2	3.603	118	360	2.91	11.6	11.4	47.8	46.6
None	25	102,984,274	8.0	4.121	117	379	6.10	30.9	30.2	37.8	32.4
Total/Weighted Average:	68	$1,287,148,920	100.0%	4.369%	118	353	2.35x	12.2%	11.5%	59.8%	55.2%

A-2-9

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	45	$831,462,622	64.6%	52	$1,040,181,307	80.8%	16	$246,967,613	19.2%
Insurance Escrow	21	$430,160,312	33.4%	18	$323,160,312	25.1%	50	$963,988,608	74.9%
Replacement Reserve	3	$54,149,542	4.2%	38	$791,344,962	61.5%	13	$353,106,569	27.4%
TI/LC Reserve(1)	13	$335,142,861	50.6%	24	$345,469,810	52.1%	8	$228,962,863	34.5%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail and industrial properties.

A-2-10

BANK 2018-BNK10

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	February	February	February	February	February	February	February	February	February	February	February
Prepayment Restriction	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028
Locked Out	95.54%	95.57%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	89.22	89.23	89.23	89.20	89.18	89.12	89.09	89.07	0.00
Yield Maintenance	4.46	4.43	10.78	10.77	10.77	10.80	10.82	10.88	10.91	10.93	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$1,287.15	$1,281.82	$1,276.22	$1,270.10	$1,261.67	$1,249.31	$1,237.94	$1,221.23	$1,208.84	$1,195.86	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.59%	99.15%	98.68%	98.02%	97.06%	96.18%	94.88%	93.92%	92.91%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-11

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

A-3-1

APPLE CAMPUS 3

The pictures below are artist’s renderings of the Apple Campus 3 Property as it is generally proposed to be completed, and are not actual photographs or depictions of the current construction status of the related improvements. Furthermore, such renderings may differ in material aspects from the final design or the final, as-built condition of the completed improvements. Apple has taken possession of the Apple Campus 3 Property and is currently constructing its interior improvements.

A-3-2

APPLE CAMPUS 3

Palo Alto Airport of Santa Clara County
San Francisco Bay
Palo Alto Baylands Park
San Francisco Intl. Airport 20 miles
DON EDWARDS SAN FRANCISCO BAY NATIONAL WILDLIFE REFUGE
Bayshore Fwy
Louis Rd.
Intuit
Shoreline Golf Links
Shoreline Amphitheatre
Palo Alto
Garcia Ave.
LinkedIn
Googleplex
Moffett Field Golf Course
Yahoo Corporate Campus
Moffett Federal Airfield
Computer History Museum
Twin Creeks Sports Complex
Caribbean Dr.
3rd Ave.
Lockheed Martin
HP
NetApp
Google X Lab
Microsoft
NASA Ames Research Ctr.
Amazon Lab126
Juniper Networks
Sunnyvale Baylands Park
Middlefield Rd.
SAN ANTONIO
Moffett Towers II
Google Tech Corners
South Bay Fwy
Santa Clara Golf & Tennis Club
CALTRAIN
Central Expwy.
Moffett Towers
San Antonio Shopping Center
Symantec
VTA
LIGHT RAIL
Levi's Stadium
Google Quad Campus
Sunnyvale Golf Course
Sheraton Sunnyvale
Fair Oaks Ave.
California's Great America
MTN. VIEW
El Camino Blvd.
Maude Ave.
LinkedIn Corp.
Bayshore Fwy
West Valley Mission College
Synopsys
Broadcom
Mountain View
Deutsche Telekom
Thompson Reuters
SUNNYVALE
Trimble Inc.
AMD
Mercado Santa Clara
Intel
Akamai Technologies
Central Expwy.
Chelsio Communications
@WalmartLabs
Scott Blvd.
Ericsson
El Monte Ave.
Bernardo Ave.
Mary Ave.
SUNNYVALE
Northrop Grumman
Cambrios Technologies Corp.
Applied Materials
San Jose Intl. Airport 2 miles
Los Altos
Cuesta Park
Pastoria Ave.
Mathilda Ave.
CALTRAIN
Kifer Rd.
Intel
Downtown Sunnyvale
Evelyn Ave.
LAWRENCE
NVIDIA
Apple Campus 3
222 North Wolfe Road
Sunnyvale, CA 94085
Monroe St.
Springer Rd.
Miramonte Ave.
Grant Rd.
Stevens Creek Fwy
El Camino Real
Remington Dr.
Foothill Expwy.
Wolfe Rd.
SANTA CLARA
Sunken Gardens Golf Course
El Camino Real
Sunnyvale-Saratoga Rd.
Hollenbeck Ave.
SANTA CLARA COUNTY
Lawrence Expwy.
Benton St.
Ortega Park
Central Park
Homestead Square Shopping Ctr.
Homestead Rd.
Kaiser Permanente Santa Clara Medical Center
Homestead Rd.
APPLE PARK
Cupertino Village
Apple - One Infinite Loop
Junipero Serra Fwy
Pruneridge Ave.
Cupertino
Vallco Shopping Mall
Agilent Technology
Stevens Creek Blvd.
Seagate Technology
Stevens Creek Blvd.
De Anza College
Marketplace on Stevens Creek
Villa Shopping Center
McClellan Rd.
Cupertino Civic Center & Community Hall
Bubb Rd.
Bollinger Rd.
Orchard Farms Shopping Center
Rainbow
SAN JOSE
Richmond
Concord
Berkeley
OAKLAND
SAN FRANCISCO
Daly City
Hayward
Pleasanton
Livermore
Fremont
Mtn. View
Sunnyvale
Santa Clara
SAN JOSE
Pacific Ocean

A-3-3

No. 1 – Apple Campus 3

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$94,000,000			Property Type:	Office
Cut-off Date Balance(1):	$94,000,000			Specific Property Type:	Suburban
% of Initial Pool Balance:	7.3%			Location:	Sunnyvale, CA
Loan Purpose:	Refinance			Size:	882,657 SF
Borrower Name:	CW SPE LLC			Cut-off Date Balance Per SF(1):	$385.20
Borrower Sponsor:	Paul Guarantor LLC			Year Built/Renovated:	2017/NAP
Mortgage Rate:	3.365%			Title Vesting:	Fee
Note Date:	December 14, 2017			Property Manager:	Self-managed
Anticipated Repayment Date:	January 6, 2028			4th Most Recent Occupancy(4):	NAP
Maturity Date:	April 6, 2031			3rd Most Recent Occupancy(4):	NAP
IO Period:	120 months			2nd Most Recent Occupancy(4):	NAP
Loan Term (Original):	120 months			Most Recent Occupancy(4):	NAP
Seasoning:	1 month			Current Occupancy(5):	100.0% (2/1/2018)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, ARD			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(25),D(88),O(7)			4th Most Recent NOI(4):	NAP
Lockbox Type:	Hard/Upfront Cash Management			3rd Most Recent NOI(4):	NAP
Additional Debt(1)(2):	Yes			2nd Most Recent NOI(4):	NAP
Additional Debt Type(1)(2):	Pari Passu; Mezzanine			Most Recent NOI(4):	NAP

				U/W Revenues:	$46,190,545
				U/W Expenses:	$4,804,932
Escrows and Reserves(3):				U/W NOI:	$41,385,613
				U/W NCF:	$41,209,082
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	3.57x
Taxes	$0	$249,368	NAP	U/W NCF DSCR(1)(2):	3.55x
Insurance	$0	Springing	NAP	U/W NOI Debt Yield(1)(2):	12.2%
Replacement Reserves	$0	Springing	NAP	U/W NCF Debt Yield(1):	12.1%
TI/LC Reserves	$2,979,839	$0	NAP	Stabilized Appraised Value(6):	$773,600,000
Rent Concession Reserve	$42,706,326	$0	NAP	Stabilized Appraisal Valuation Date(6):	June 1, 2019
Punchlist Reserve	$93,750	Springing	NAP	Cut-off Date LTV Ratio(1)(2)(6):	44.0%
				LTV Ratio at ARD(1)(2)(6):	44.0%

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Apple Campus 3 Whole Loan (as defined below).

(2)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrower has been pledged to secure senior mezzanine indebtedness with an original principal balance of $117,500,000 and junior mezzanine indebtedness with an original principal balance of $117,500,000. All statistical information related to the balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Apple Campus 3 Whole Loan. As of the Cut-off Date, the U/W NCF DSCR, U/W NOI Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at ARD based on the Apple Campus 3 Total Debt (as defined below) are 1.70x, 7.2%, 74.3% and 74.3%, respectively.

(3)	See “Escrows” section.

(4)	Historical occupancy and financial information is not applicable as the Apple Campus 3 Property (as defined below) was built in 2017.

(5)	Apple has taken possession of its space, is currently constructing its interior improvements and is expected to begin taking occupancy in September 2018.

(6)

See “Appraisal” section. The stabilized appraised value shown assumes that contractual tenant improvement and leasing commission (“TI/LC”) obligations have been fulfilled and there is no outstanding free rent. The borrower deposited upfront reserves totaling $45,779,915 for such contractual TI/LC obligations and free rent (see “Escrows” section). The As-Is Appraised Value is $624,600,000 as of November 7, 2017, equating to a Cut-off Date LTV Ratio and LTV Ratio at ARD of 54.4%.

The Mortgage Loan. The mortgage loan (the “Apple Campus 3 Mortgage Loan”) is part of a whole loan (the “Apple Campus 3 Whole Loan”) evidenced by five pari passu notes secured by a first mortgage encumbering the fee interest in a 882,657 square foot, four-story, class A, single-tenant office building located in Sunnyvale, California (the “Apple Campus 3 Property”). The Apple Campus 3 Whole Loan was co-originated on December 14, 2017 by Wells Fargo Bank, National Association; Deutsche Bank AG, New York Branch; and Goldman Sachs Mortgage Company. The Apple Campus 3 Whole Loan had an original principal balance of $340,000,000, has an outstanding principal balance as of the Cut-off Date of $340,000,000 and accrues interest at an interest rate of 3.365% per annum (the “Initial Interest Rate”) through the anticipated repayment date (“ARD”); provided, however, that upon the occurrence and continuance of an event of default, the Apple Campus 3 Whole Loan accrues interest at an interest rate equal to the Initial Interest Rate plus 5.000%. The Apple Campus 3 Whole Loan had an initial term of 120 months, has a remaining term to the ARD of 119 months as of the Cut-off Date and requires payments of interest only through the ARD. The ARD is January 6, 2028 and the final maturity date is April 6, 2031. In the event the Apple Campus 3 Whole Loan is not paid off in full on or before the ARD, the borrower will be required to make (a) interest payments based on an interest rate equal to the greater of (i) the Initial Interest Rate plus 1.500% per annum, and (ii) the swap rate plus 1.500% per annum; provided, however, that upon the occurrence and continuance of an event of default, the interest rate will be equal to (1) the greater of (i) and (ii), plus (2) 5.000%; and (b) principal payments based on a 30-year amortization assuming the Initial Interest Rate. The ARD automatically triggers a Cash Trap Event Period (see “Lockbox and Cash Management” section) whereby all excess cash flow will be used to pay down the principal balance of

A-3-4

APPLE CAMPUS 3

the Apple Campus 3 Whole Loan. See “Description of the Mortgage Pool— Certain Terms of the Mortgage Pool-ARD Loans” in the Prospectus.

Note A-3, which will be contributed to the BANK 2018-BNK10 Trust, had an original principal balance of $94,000,000, has an outstanding principal balance as of the Cut-off Date of $94,000,000 and represents the controlling interest in the Apple Campus 3 Whole Loan. The non-controlling Notes A-1, A-2, A-4 and A-5, which have an aggregate original principal balance of $246,000,000, are currently held by Wells Fargo Bank, National Association (Notes A-1 and A-2), Deutsche Bank AG, New York Branch (Note A-4) and Goldman Sachs Mortgage Company (Note A-5) and are expected to be contributed to future securitization trusts. The mortgage loans evidenced by Note A-1, A-2, A-4 and A-5 are collectively referred to herein as the “Apple Campus 3 Companion Loans”. The lender provides no assurances that any non-securitized pari passu notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$80,000,000	Wells Fargo Bank, NA	No
A-2	$30,000,000	Wells Fargo Bank, NA	No
A-3	$94,000,000	BANK 2018-BNK10	Yes
A-4	$68,000,000	Deutsche Bank AG	No
A-5	$68,000,000	Goldman Sachs Mortgage Company	No
Total	$340,000,000

Following the lockout period, on any date before July 6, 2027, the borrower has the right to defease the Apple Campus 3 Whole Loan in whole, but not in part. In addition, the Apple Campus 3 Whole Loan is prepayable without penalty on or after July 6, 2027. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) December 14, 2021.

Sources and Uses

Sources			Uses
Original loan amount	$340,000,000	59.1%	Loan payoff	$385,679,999	67.1%
Mezzanine debt	235,000,000	40.9	Reserves	45,779,915	8.0
			Closing costs	2,636,016	0.5
			Return of equity	140,904,070	24.5
Total Sources	$575,000,000	100.0%	Total Uses	$575,000,000	100.0%

The Property. The Apple Campus 3 Property is a class A LEED Platinum office campus totaling 882,657 square feet and located in Sunnyvale, California. Built in 2017 and situated on a 17.8-acre site, the Apple Campus 3 Property comprises three interconnected, four-story office buildings totaling approximately 849,000 square feet, an amenities facility, outdoor common area and a seven-story parking structure. The Apple Campus 3 Property is 100.0% leased to Apple Inc. (“Apple”; NYSE: AAPL) through February 2031, with two, seven-year extension options and no termination options. Apple took possession of the Apple Campus 3 Property on December 1, 2017 and is currently constructing its interior improvements. As of January 2018, Apple is expected to begin taking occupancy of its space at the Apple Campus 3 Property in September 2018.

The interconnected office buildings within the Apple Campus 3 Property comprise Building A (308,659 square feet), Building B (269,997 square feet) and Building C (270,002 square feet), and the combined office floorplates average approximately 180,000 square feet. The amenities facility at the Apple Campus 3 Property totals approximately 34,000 square feet and is expected to serve as a cafeteria for Apple employees. Building A, Building B, the parking structure and the amenities building are collectively known as “Phase I” of the Apple Campus 3 Property; and Building C is known as “Phase 2”. Amenities at the Apple Campus 3 Property include a fitness/wellness center, coffee bar, general store, barber shop, bike repair shop, dry cleaning/laundry service and a conference center. Additional outdoor amenities at the Apple Campus 3 Property include a mini amphitheater situated in the center courtyard, outdoor seating, sport courts and athletic fields, bus/shuttle stops and green roof accessibility on the third floor of the office buildings.

According to the appraisal, as of 2016, Apple was the second largest employer in Sunnyvale, California, and the second largest space user in Silicon Valley. The Apple Campus 3 Property is situated approximately 3.5 miles north of both Apple Park and One Infinite Loop. Apple Park is Apple’s new 175-acre corporate headquarters campus, which comprises the 2.8 million square foot “spaceship” structure in addition to several associated research and development buildings. One Infinite Loop was originally developed as Apple’s headquarters in 1993 and totals approximately 850,000 square feet.

A-3-5

APPLE CAMPUS 3

The following table presents certain information relating to the tenancy at the Apple Campus 3 Property:

Major Tenant

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Apple(3)	NR/Aa1/AA+	882,657	100.0%	$48.35	$42,675,300	100.0%	2/28/2031(4)
Total Major Tenant		882,657	100.0%	$48.35	$42,675,300	100.0%

Vacant Space		0	0.0%

Collateral Total		882,657	100.0%

(1)	The entity on the lease is Apple Inc., which is the rated entity.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent reflect the average rent over the remaining lease term. Apple is currently in a free rent period, as outlined in the footnote below, and will begin paying rent of $41.28 per square foot on Phase I in February 2019 and Phase II in June 2019.

(3)	Apple has taken possession of its space and is currently constructing its interior improvements. Apple is currently in a free rent period for (i) Phase 1 (approximately 69.4% of its space) through and including December 2018 and (ii) Phase 2 (approximately 30.6% of its space) through and including May 2019. In January 2019, Apple will pay reduced rent of approximately $6.93 per square foot on Phase I only. Through and including February 2018, Apple is required to pay reimbursements for utilities only, and commencing March 2018, the tenant will be required to pay reimbursements for utilities, operating expenses, taxes and insurance. All future rent credits and abatements under the Apple lease were reserved at the origination of the Apple Campus 3 Whole Loan (see “Escrows” section).

(4)	Apple has two, 7-year renewal options at 95% of fair market value with 360 days’ written notice.

The following table presents certain information relating to the lease rollover schedule at the Apple Campus 3 Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	882,657	100.0%	882,657	100.0%	$42,675,300	100.0%	$48.35
Vacant	0	0	0.0%	882,657	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	882,657	100.0%			$42,675,300	100.0%	$48.35

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Apple Campus 3 Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	2/1/2018(2)(3)
NAP	NAP	NAP	NAP	100.0%

(1)	The Apple Campus 3 Property was built in 2017.

(2)	Apple has taken possession of its space at the Apple Campus 3 Property and is currently constructing its interior improvements. As of January 2018, Apple is expected to begin taking occupancy of its space at the Apple Campus 3 Property in September 2018.

(3)	Information obtained from the underwritten rent roll.

A-3-6

APPLE CAMPUS 3

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Apple Campus 3 Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$42,675,300(2)	92.4%	$48.35
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	3,981,816	8.6	4.51
Other Income	0	0.0	0.00
Less Vacancy & Credit Loss	(466,571)(3)	(1.0)	(0.53)
Effective Gross Income	$46,190,545	100.0%	$52.33

Total Operating Expenses	$4,804,932	10.4%	$5.44

Net Operating Income	$41,385,613	89.6%	$46.89
TI/LC	0	0.0	0.00
Capital Expenditures	176,531	0.4	0.20
Net Cash Flow	$41,209,082	89.2%	$46.69

NOI DSCR(4)	3.57x
NCF DSCR(4)	3.55x
NOI DY(4)	12.2%
NCF DY(4)	12.1%

(1)	Historical operating statements are not applicable, as the Apple Campus 3 Property was built in 2017.

(2)	Base Rent reflects the average rent over the lease term (see “Major Tenant” section).

(3)	The underwritten economic vacancy is 1.0%. The Apple Campus 3 Property was 100.0% leased as of February 1, 2018.

(4)	The debt service coverage ratios and debt yields are based on the Apple Campus 3 Whole Loan.

Appraisal. The appraiser concluded to an “as-stabilized” appraised value of $773,600,000 with a valuation date of June 1, 2019, which assumes that contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. The borrower deposited upfront reserves totaling $45,779,915 for such TI/LC obligations and free rent periods (see “Escrows” section). As of the appraisal valuation date of November 7, 2017 the Apple Campus 3 Property had an “as-is” appraised value of $624,600,000. The appraiser also concluded to a “Go Dark” value of $566,750,000 as of November 7, 2017.

Environmental Matters. According to the Phase I Environmental Assessment dated November 20, 2017, there are recognized environmental conditions at the Apple Campus 3 Property related to (i) potential soil, gas and groundwater contamination and (ii) residual soil impacts and possible vapor intrusion concerns. The Phase I assessment recommended no further action aside from continued implementation of a site management plan and vapor-intrusion mitigation system. In regard to the groundwater contamination, the responsible parties are Advanced Micro Devices, Inc., Northrop Grumman and Locus Technologies (a subsidiary of the Philips Electronics Company). The RECs are further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics–Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Apple Campus 3 Property is located in Sunnyvale, California near the intersection of Central Expressway and Wolfe Road. Sunnyvale is the seventh most populous city in the San Francisco Bay Area and one of the major cities comprising Silicon Valley. According to a third party market research report, as of the third quarter of 2017, the San Jose/Sunnyvale/Santa Clara metropolitan statistical area had an unemployment rate of 3.2% and reported an 8.9% GDP growth rate over the past five years, compared to an overall 2.4% growth rate for the United States.

The Apple Campus 3 Property is centrally located within 1.4 miles of two Santa Clara Valley Transportation Authority Light Rail stations (the Sunnyvale station in the Heritage District Downtown and the Lawrence Station in eastern Sunnyvale), 3.9 miles from the Downtown Mountain View Caltrain Station, and within close proximity to highways 101, 280, 237 and 85. According to a third-party market research report, the 2017 estimated population within a one-, three- and five-mile radius of the Apple Campus 3 Property was 26,490, 193,228, and 466,901, respectively; while the 2017 estimated average household income within the same radii was $121,630, $133,362, and $141,198, respectively.

According to a third-party market research report, as of the third quarter of 2017, the Sunnyvale submarket contained approximately 10.9 million square feet of office space exhibiting a vacancy rate of approximately 3.1% and an average asking rental rate of $64.44 per square foot, gross. The appraiser identified 15 comparable class A office properties totaling approximately 2.4 million square feet, which reported a 99.7% occupancy rate and average asking rents of $50.58 per square foot, triple net.

A-3-7

APPLE CAMPUS 3

The following table presents certain information relating to comparable office leases for the Apple Campus 3:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Moffett Towers II 905 11th Avenue Sunnyvale, CA	2016/NAV	350,663	3.0 mile	Lab 126	March 2017/ 10.0 Yrs	350,663	$47.40	NNN
Moffett Gateway 1225 Crossman Avenue Sunnyvale, CA	2016/NAV	298,924	2.3 miles	Google, Inc.	November 2016/ 11.0 Yrs	298,924	$44.40	NNN
10900 Tantau Avenue Cupertino, CA	2008/NAV	102,540	3.5 miles	Panasonic	May 2017/ 5.0 Yrs	43,034	$51.00	NNN
Tree Farm 4440 El Camino Real Los Altos, CA	1999/NAV	96,562	6.8 mile	Toyota	March 2017/ 5.5 Yrs	96,562	$63.00	NNN
Moffett Tower II Bldg. 2 905 11th Avenue Sunnyvale, CA	2017/NAV	362,600	3.0 miles	Amazon	December 2016/ 10.0 Yrs	362,600	$48.00	NNN

(1)	Information obtained from third party market report

The Borrower. The borrower is CW SPE LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Apple Campus 3 Whole Loan. Paul Guarantor LLC is the guarantor of certain nonrecourse carveouts under the Apple Campus 3 Whole Loan. The Apple Campus 3 Borrower is affiliated with the borrower under the Moffett Towers II – Building 2 Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Paul Guarantor LLC, which is 100% directly owned by Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. Jay Paul Company has developed over 11.0 million square feet of institutional quality space, and since 2000, has closed on more than $12.0 billion in debt and equity financings.

Escrows. The Apple Campus 3 Whole Loan documents provide for upfront escrows in the amount of $42,706,326 for rent abatement periods, $2,979,839 for outstanding TI/LCs, and $93,750 for the estimated cost to complete outstanding punchlist items. The Apple Campus 3 Whole Loan documents provide for ongoing monthly escrows of $249,368 for real estate taxes. The Apple Campus 3 Whole Loan documents provide for additional reserves in the amount of 125% of any additional punchlist items received from Apple (following origination, an additional $506,100 was deposited due to additional punchlist items identified by Apple).

The Apple Campus 3 Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the borrower provides the lender with evidence that the Apple Campus 3 Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect; and (iii) the borrower pays all applicable insurance premiums and provides the lender with evidence of renewals. The Apple Campus 3 Whole Loan documents do not require ongoing monthly escrows for replacement reserves as long as no “Cash Trap Event Period” (as defined in the “Lockbox and Cash Management” section) has occurred and is continuing.

Lockbox and Cash Management. The Apple Campus 3 Whole Loan requires a lender-controlled lockbox account, which is already in-place, and that the borrower direct the tenant to pay its rent directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business day of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all excess funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess funds are required to be swept to a lender-controlled cash management account. During a Lease Sweep Period (as defined below), the borrower is required to make minimum monthly deposits of $1,838,869 into a leasing reserve (regardless of the amount of available excess cash flow).

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the Apple Campus 3 Whole Loan, the Apple Campus 3 Senior Mezzanine Loan or the Apple Campus 3 Junior Mezzanine Loan (see “Subordinate and Mezzanine Indebtedness” section);

(ii)	the occurrence of a Lease Sweep Period (as defined below);

(iii)	the debt service coverage ratio based on the Apple Campus 3 Whole Loan falling below 1.85x (based on a hypothetical 30-year amortization period), or the debt service coverage ratio based on the Apple Campus 3 Total Debt (see “Subordinate and Mezzanine Indebtedness” section) falling below 1.10x (based on a hypothetical 30-year amortization period) at the end of any calendar quarter; or

(iv)	the ARD.

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APPLE CAMPUS 3

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;
●	with regard to clause (ii), a Lease Sweep Period Cure Event (as defined below);
●	with regard to clause (iii), the debt service coverage ratio based on the Apple Campus 3 Whole Loan (based on a hypothetical 30-year amortization schedule) being equal to 1.85x or greater, and the debt service coverage ratio based on the Apple Campus 3 Total Debt (based on a hypothetical 30-year amortization schedule) being equal to 1.10x or greater for two consecutive calculation dates; or
●	with regard to clause (iv), the Apple Campus 3 Whole Loan being repaid in full.

A “Lease Sweep Period” will commence upon the earlier of the following (for clauses (i), (iii), (iv) and (v) below, the term ‘Apple’ includes any replacement tenant that occupies at least 75% of the space currently occupied by Apple):

(i)	Apple cancels, terminates or gives notice of its intent to cancel or terminate its lease on at least 40,000 square feet;

(ii)	Apple is no longer an Investment Grade Entity (as defined below);

(iii)	Apple goes dark in 20% or more of its space; provided, however, that a Lease Sweep Period will not commence as long as Apple remains an Investment Grade Entity;

(iv)	Apple defaults under its lease beyond any applicable notice and cure period; or

(v)	Apple becomes insolvent or files for bankruptcy.

A “Lease Sweep Cure Event” will occur upon the following:

●	with regard to clause (i), (a) a Qualified Re-Leasing Event (as defined below), or (b) total swept funds equating to $35.00 per square foot of such applicable space (or borrower delivering to the lender an acceptable letter of credit in such amount);
●	with regard to clauses (ii) or (iii), (a) a Qualified Re-Leasing Event, (b) Apple restoring its status as an Investment Grade Entity; (c) the applicable space being subleased to an Investment Grade Entity who has accepted delivery of the space and is paying unabated rent in an amount no less than the contract rate of the primary lease; or (d) total swept funds equating to $50.00 per square foot of (x) the Apple lease space with respect to clause (ii) and (y) the applicable space with respect to clause (iii) (or borrower delivering to the lender an acceptable letter of credit in such amount); provided, however, that once total swept funds in the leasing reserve equate to $35.00 per square foot of the applicable space, additional funds will be deposited into a debt service reserve account until such $50.00 per square foot cap is met;
●	with regard to clause (iv), (a) the cure of such event of default and no other default occurring for a period of three consecutive months, or (b) total swept funds equating to $35.00 per square foot (or borrower delivering to the lender an acceptable letter of credit in such amount);
●	with regard to clause (v), the bankruptcy or insolvency proceedings having terminated and the lease having been affirmed or assigned in a manner satisfactory to the lender.

An “Investment Grade Entity” means an entity that is rated ‘BBB-’, or equivalent, or higher by at least two of Fitch, Moody’s and S&P.

A “Qualified Re-Leasing Event” will occur upon one or more replacement tenants acceptable to lender executing leases covering at least 75% of the space currently occupied by Apple with (i) terms extending at least three years beyond the Maturity Date of the Apple Campus 3 Whole Loan; (ii) economic terms at least as favorable as those in the lease being replaced; (iii) such replacement tenants having taken possession of such space and paying full unabated rent or such abatement has been reserved; (iv) and all tenant improvements and leasing commissions having been paid or reserved.

Property Management. The Apple Campus 3 Property is managed by an affiliate of the borrower.

Assumption. The Apple Campus 3 borrower has the right to transfer the Apple Campus 3 Property, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) if requested by the lender, rating agency confirmation from DBRS, Fitch, and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 Certificates and similar confirmations from each rating agency rating any securities backed by any of the Apple Campus 3 Companion Loans with respect to the ratings of such securities.

Rights of First Offer. Apple has a right of first offer to purchase the Apple Campus 3 Property if the borrower markets the property for sale (the “Apple ROFO”). The Apple ROFO is not extinguished by foreclosure; however, the Apple ROFO does not apply to foreclosure or deed-in-lieu thereof.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Wells Fargo Bank, National Association; Deutsche Bank AG, New York Branch; and Goldman Sachs Mortgage Company (collectively, the “Mezzanine Co-Lenders”) funded a $117,500,000 senior mezzanine loan to CW Mezz LLC (the “Apple Campus 3 Senior Mezzanine Loan”) and a $117,500,000 junior mezzanine loan to Central Wolfe LLC (the “Apple Campus 3 Junior Mezzanine Loan”)(collectively, the Apple Campus 3 Whole Loan, Apple Campus 3 Senior Mezzanine Loan and Apple Campus 3 Junior Mezzanine Loan are referred to herein as the “Apple Campus 3 Total Debt”). The Apple Campus 3 Senior Mezzanine Loan and the Apple Campus 3 Junior Mezzanine Loan are coterminous with the Apple Campus 3 Whole Loan and require interest-only payments. The Apple Campus 3 Senior Mezzanine Loan accrues interest at a fixed interest rate equal to 4.620% per annum (the “Senior Mezzanine Initial Interest Rate”), and the Apple Campus 3 Junior Mezzanine Loan accrues interest at a fixed interest rate equal to 6.000% per annum (the “Junior Mezzanine Initial Interest Rate”). In the event the Apple Campus 3 Senior Mezzanine Loan and/or the Apple Campus 3 Junior Mezzanine Loan are not paid off in full on or before the ARD, the borrower will be required to make interest payments based on an interest rate equal to the greater of (i) the Senior Mezzanine Initial Interest Rate or

A-3-9

APPLE CAMPUS 3

the Junior Mezzanine Initial Interest Rate, as applicable, plus 1.500% per annum, and (ii) the swap rate plus 1.500% per annum; provided, however, that upon the occurrence and continuance of an event of default, the interest rate will be equal to (1) the greater of (i) and (ii), plus (2) 5.000%. An intercreditor agreement is in place with respect to the Apple Campus 3 Whole Loan, the Apple Campus 3 Senior Mezzanine Loan and the Apple Campus 3 Junior Mezzanine Loan.

Ground Lease. None.

Terrorism Insurance. The Apple Campus 3 Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Apple Campus 3 Property, as well as business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

Earthquake Insurance. The loan documents require earthquake insurance. At the time of closing, earthquake insurance coverage is in-place for the Apple Campus 3 Property. The seismic report indicated a probable maximum loss of 10.0% for the Apple Campus 3 Property.

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A-3-11

LARP I PORTFOLIO

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LARP I PORTFOLIO

Chicago Loop
3 miles
Illinois Institute of Technology
W. 35th St.
Bridgeport
Guaranteed Rate Field
Lake Meadows Shopping Ctr.
W. Pershing Rd.
E. Pershing Rd.
Jenberg Industries
OSI Group
Morgan Services
WestRock
Bronzeville
E. 43rd St.
METRA ELECTRIC LINE
Lake Shore Dr.
Canaryville
W. 47th St.
E. 47th St.
Lake Michigan
Back of the Yards
Pepsi Beverages Company
CHICAGO
W. 51st St.
E. 51st St.
Dan Ryan Expwy.
Chicago Midway Intl. Airport
4 miles
Sherman Park
COOK COUNTY
Grand Boulevard Plaza
Garfield Blvd.
Washington Park
Hyde Park
Englewood
W. 59th St.
DuSable Mus. of African American History
University of Chicago
UChicago Medicine
Museum of Science and Industry
Future Barack Obama Presidential Library
Univ. of Chicago Law School
Jackson Park
63rd Street Beach
CTA GREEN LINE
E. 63rd St.
Ogden Park
St. Bernard Hospital
Woodlawn
La Rabida Children's Hospital
W. Marquette Rd.
Englewood
E. 67th St.

Chicago
ILLINOIS
Kansas City
MISSOURI
St. Louis

LARP I Portfolio

No.	Property	Location	No.	Property	Location
1	Blackwood	Chicago, IL	10	Kenwood Court	Chicago, IL
2	5500 Cornell	Chicago, IL	11	Woodlawn Court	Chicago, IL
3	Clyde Manor	Kansas City, MO	12	Harper Court	Chicago, IL
4	Woodlawn Terrace	Chicago, IL	13	925 E 46th Street	Chicago, IL
5	Park Central	Kansas City, MO	14	Yankee Hill	Kansas City, MO
6	Maple Court	Chicago, IL	15	Drexel Terrace	Chicago, IL
7	Ellis Street	Chicago, IL	16	Gillham House	Kansas City, MO
8	Drexel Grand	Chicago, IL	17	Cornell Terrace	Chicago, IL
9	Ellis Court	Chicago, IL	18	5508 Cornell	Chicago, IL

Downtown
Kansas City Intl. Airport
20 miles
KC Conv. Center
POWER AND LIGHT DISTRICT
Kauffman Ctr. for the Performing Arts
Sprint Ctr.
CROSSROADS ARTS DISTRICT
Gregg/Klice Community Center
Negro Leagues Baseball Museum
E. 12th St.
E. Truman Rd.
E. 18th St.
AMTRAK
Kansas City
Kemper Arena
Westside
Lyric Opera
Children's Mercy Hospital
Kansas City Workhouse
Wendell Phillips
E. 23rd St.
Union Station KC
CROWN CENTER
UMKC School of Dentistry
Hallmark Corporate
Natl. WW I Mus. and Memorial
E. 25th St.
Kansas River
Beacon Hill
E. 27th St.
Federal Reserve Bank of Kansas City
Penn Valley Park
Just Off Broadway Theatre
KANSAS CITY
Ingleside
W. 31st St.
E. 31st St.
WYANDOTTE COUNTY
Penn Valley Community College
E. Linwood Blvd.
KANSAS
MISSOURI
W. Armour Blvd.
Kansas City VA Medical Center
E. 35th St.
Center City
JACKSON COUNTY
University of Kansas Medical Ctr.
W. 39th St.
E. 39th St.
Mill Street Station
Rosedale Park
Gillham Park
Old Westport
W. 43rd St.
Cleveland Park
Saint Lukes Hospital
KC Art Institute
County Line Rd.
JOHNSON COUNTY
Kemper Mus. of Contemp. Art
The Nelson-Atkins Museum of Art
Country Club Plaza
W. 47th St.
Brush Creek Parkway

A-3-13

No. 2 – LARP I Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$90,000,000			Property Type(3):	Multifamily
Cut-off Date Balance:	$90,000,000			Specific Property Type:	Various
% of Initial Pool Balance:	7.0%			Location:	Various
Loan Purpose:	Recapitalization			Size:	979 Units
Borrower Names:	Various			Cut-off Date Balance Per Unit:	$91,931
Borrower Sponsor:	Antheus Capital			Year Built/Renovated:	Various/Various
Mortgage Rate:	5.004%			Title Vesting:	Fee
Note Date:	December 22, 2017			Property Manager:	Self-Managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	93.3% (12/31/2013)
Maturity Date:	January 1, 2028			3rd Most Recent Occupancy (As of):	93.8% (12/31/2014)
IO Period:	120 months			2nd Most Recent Occupancy (As of):	95.7% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	95.0% (12/31/2016)
Seasoning:	1 month			Current Occupancy (As of):	93.3% (Various)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$6,147,939 (12/31/2014)
Call Protection:	L(25),D(88),O(7)			3rd Most Recent NOI (As of):	$6,659,855 (12/31/2015)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$7,235,799 (12/31/2016)
Additional Debt:	Yes			Most Recent NOI (As of):	$7,658,099 (TTM 9/30/2017)
Additional Debt Type(1):	Mezzanine
				U/W Revenues(3):	$13,044,378
				U/W Expenses:	$5,394,782
				U/W NOI:	$7,649,597
				U/W NCF:	$7,386,342
Escrows and Reserves(2):				U/W NOI DSCR(1):	1.68x
				U/W NCF DSCR(1):	1.62x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	8.5%
Taxes	$413,520	$68,920	NAP	U/W NCF Debt Yield(1):	8.2%
Insurance	$147,650	Springing	NAP	As-Is Appraised Value:	$140,530,000
Residential Replacement Reserves	$0	$20,999	NAP	As-Is Appraisal Valuation Date:	November 3, 2017
Commercial Tenant Replacement Reserves	$0	$403	$14,508	Cut-off Date LTV Ratio(1):	64.0%
Commercial Tenant TI/LC Reserves	$0	$940	$33,840	LTV Ratio at Maturity or ARD(1):	64.0%
Deferred Maintenance	$47,439	NAP	NAP

(1)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrowers has been pledged to secure mezzanine indebtedness with an original principal balance of $18,000,000 (the “LARP I Portfolio Mezzanine Loan”). All statistical information related to the balance per unit, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the LARP I Portfolio Mortgage Loan. As of the Cut-off Date, the combined U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD including the LARP I Portfolio Mezzanine Loan were 1.29x, 1.24x, 7.1%, 6.8%, 76.9% and 76.9%, respectively.
(2)	See “Escrows” section.
(3)	Four properties contain ground floor retail space that accounts for approximately 8.3% of the aggregate underwritten gross potential rent for the LARP I Portfolio Properties.

The Mortgage Loan. The mortgage loan (the “LARP I Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a portfolio of 18 multifamily properties totaling 979 units and 32,187 square feet of ground floor retail space located in Chicago, Illinois and Kansas City, Missouri (the “LARP I Portfolio Properties”). The LARP I Portfolio Mortgage Loan had an original principal balance of $90,000,000, has an outstanding principal balance as of the Cut-off Date of $90,000,000 and accrues interest at an interest rate of 5.004% per annum. The LARP I Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest only through the term of the LARP I Portfolio Mortgage Loan. The LARP I Portfolio Mortgage Loan matures on January 1, 2028.

Following the lockout period, the borrower has the right to defease the LARP I Portfolio Mortgage Loan in whole, or in part as described below under “Partial Defeasance,” on any date before July 1, 2027. In addition, the LARP I Portfolio Mortgage Loan is prepayable without penalty on or after July 1, 2027.

A-3-14

LARP I PORTFOLIO

The following table presents certain information relating to the LARP I Portfolio Properties:

Property Name	City / State	Year Built/Renovated	Units	Retail SF	Allocated Cut- off Date Balance(2)	% of ALA	Appraised Value(3)	% of Appraised Value	UW NOI	% of UW NOI
Blackwood	Chicago, IL	1965/2009	145	NAP	17,000,000	18.9%	26,200,000	18.6%	$1,419,614	18.6%
5500 Cornell	Chicago, IL	1903/NAP	65	19,527	12,333,333	13.7%	19,000,000	13.5%	$997,112	13.0%
Clyde Manor	Kansas City, MO	1920/2010	115	NAP	8,333,333	9.3%	12,930,000	9.2%	$667,127	8.7%
Woodlawn Terrace	Chicago, IL	1926/NAP	104	NAP	6,875,000	7.6%	10,600,000	7.5%	$601,625	7.9%
Park Central	Kansas City, MO	1930/2011	106	NAP	6,416,667	7.1%	9,880,000	7.0%	$615,622	8.0%
Maple Court	Chicago, IL	1913/NAP	68	2,560	5,416,667	6.0%	8,760,000	6.2%	$443,842	5.8%
Ellis Street	Chicago, IL	1920/2015	80	NAP	5,416,667	6.0%	8,350,000	5.9%	$468,740	6.1%
Drexel Grand	Chicago, IL	1929/2005	74	NAP	5,041,667	5.6%	7,800,000	5.6%	$476,882	6.2%
Ellis Court	Chicago, IL	1924/2009	43	6,000	4,562,500	5.1%	7,040,000	5.0%	$383,766	5.0%
Kenwood Court	Chicago, IL	1911/2008	25	4,100	4,541,667	5.0%	7,000,000	5.0%	$387,998	5.1%
Woodlawn Court	Chicago, IL	1923/2005	30	NAP	4,000,000	4.4%	6,200,000	4.4%	$320,203	4.2%
Harper Court	Chicago, IL	1910/NAP	18	NAP	2,020,833	2.2%	3,380,000	2.4%	$163,909	2.1%
925 E 46th Street	Chicago, IL	1930/2016	24	NAP	1,791,667	2.0%	2,760,000	2.0%	$163,485	2.1%
Yankee Hill	Kansas City, MO	1913/2008	16	NAP	1,583,333	1.8%	2,420,000	1.7%	$128,680	1.7%
Drexel Terrace	Chicago, IL	1913/NAP	25	NAP	1,416,667	1.6%	2,810,000	2.0%	$117,315	1.5%
Gillham House	Kansas City, MO	1910/2008	24	NAP	1,395,833	1.6%	2,200,000	1.6%	$143,185	1.9%
Cornell Terrace	Chicago, IL	1924/NAP	14	NAP	1,229,167	1.4%	2,000,000	1.4%	$100,269	1.3%
5508 Cornell	Chicago, IL	1920/2002	3	NAP	624,999	0.7%	1,200,000	0.9%	$50,224	0.7%
Total/Weighted Average			979	32,187	$90,000,000	100.0%	$140,530,000	100.0%	$7,649,597	100.0%

Sources and Uses

Sources			Uses
Original loan amount	$90,000,000	76.0%	Loan Recapitalization(1)	$115,026,758	97.1%
Mezzanine loan	18,000,000	15.2	Closing costs	2,800,043	2.4
Equity	10,435,410	8.8	Reserves	608,609	0.5
Total Sources	$118,435,410	100.0%	Total Uses	$118,435,410	100.0%

(1)	Ownership of the LARP I Portfolio Properties was recapitalized in conjunction with refinancing of the existing debt previously encumbering the LARP I Portfolio Properties.

The Properties. The LARP I Portfolio Properties comprise a mix of low-rise, garden, mid-rise and high-rise multifamily buildings totaling 979 multifamily units (comprising 91.7% of underwritten gross potential rent) and 32,187 square feet of ground floor retail space (comprising 8.3% of underwritten gross potential rent) located in Chicago, Illinois and Kansas City, Missouri. The multifamily units were 93.3% occupied and the retail space was 98.2% occupied as of the December 2017 rent rolls. There are 14 multifamily properties totaling 718 units located in the Hyde Park and Kenwood neighborhoods of Chicago, Illinois, ranging in size from 3 to 145 units, accounting for 78.7% of total multifamily base rent. Four of the Chicago properties contain a total of 32,187 square feet of ground-level retail space, which accounts for 8.3% of underwritten gross potential rent. There are four multifamily properties totaling 261 units located in Kansas City, Missouri, ranging in size from 16 to 115 units, accounting for 21.3% of total multifamily gross potential rent. The largest property by allocated loan balance, Blackwood, has 145 units and comprises 19.5% of total multifamily gross potential rent, with no other property accounting for more than 9.9% of total multifamily gross potential rent. Only two properties, Blackwood (18.7% of underwritten NCF) and 5500 Cornell (13.1% of underwritten NCF), individually account for more than 10% of underwritten net cash flow.

The LARP I Portfolio Properties were constructed between 1903 and 1965 and acquired by the borrower between 2003 and 2006. Approximately $63.3 million was subsequently spent on renovations and capital improvements. The majority of the properties located in Chicago were substantially renovated at an aggregate cost of $27.4 million ($38,155 per unit) and the properties located in Kansas City underwent full historic rehabilitations at an aggregate cost of $36.0 million ($137,752 per unit). The Chicago Properties are located within approximately 2 miles of the University of Chicago and the Kansas City Properties are located within approximately 2.5 miles from the University of Missouri-Kansas City. Approximately 27.9% of the Chicago units and approximately 23.8% of the Kansas City units are leased to students.

A-3-15

LARP I PORTFOLIO

The following table presents certain information relating to the multifamily unit mix of the LARP I Portfolio Properties:

Multifamily Unit Mix Summary(1)

Property Name	Neighborhood	Specific Property Type	Units	SF(2)	Average Unit Size(3)	Studio	1 BR	2 BR	3 BR	4 BR	Occupancy

Blackwood	Hyde Park	High Rise	145	90,485	624	0	48	97	0	0	91.0%
5500 Cornell	Hyde Park	Garden	65	53,387	521	41	2	9	7	6	96.9%
Clyde Manor	Kansas City	Mid Rise	115	61,111	532	17	63	35	0	0	90.0%
Woodlawn Terrace	Kenwood	Garden	104	47,322	455	78	12	14	0	0	97.0%
Park Central	Kansas City	Mid Rise	106	46,708	441	60	46	0	0	0	88.0%
Maple Court	Kenwood	Garden	68	41,151	568	2	62	4	0	0	97.0%
Ellis Street	Kenwood	Garden	80	36,666	458	36	21	23	0	0	95.0%
Drexel Grand	Hyde Park	Garden	74	30,970	419	42	30	2	0	0	97.3%
Ellis Court	Hyde Park	Garden	43	27,050	490	23	19	1	0	0	95.0%
Kenwood Court	Hyde Park	Garden	25	21,585	699	0	4	21	0	0	88.0%
Woodlawn Court	Hyde Park	Garden	30	24,030	801	0	0	24	6	0	87.0%
Harper Court	Hyde Park	Garden	18	14,955	831	1	10	7	0	0	100.0%
925 E 46th Street	North Kenwood	Garden	24	22,918	955	0	5	12	7	0	100.0%
Yankee Hill	Kansas City	Mid Rise	16	15,021	939	0	0	16	0	0	87.5%
Drexel Terrace	Kenwood	Garden	25	17,825	713	0	12	12	1	0	96.0%
Gillham House	Kansas City	Mid Rise	24	10,056	419	12	12	0	0	0	92.0%
Cornell Terrace	Hyde Park	Garden	14	9,619	687	3	4	5	1	1	100.0%
5508 Cornell	Hyde Park	Garden	3	5,760	1,920	0	0	0	0	3	66.7%
Total/Weighted Average			979	576,619(2)		315	350	282	22	10	93.3%

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	SF includes 32,187 square feet of retail space located at the 5500 Cornell, Maple Court, Ellis Court and Kenwood Court properties.

(3)	Average Unit Size reflects average square feet per multifamily unit only.

The following table presents historical occupancy percentages at the LARP I Portfolio Properties:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	Various(2)
93.3%	93.8%	95.7%	95.0%	93.3%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

A-3-16

LARP I PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the LARP I Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 9/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per Bed
Gross Potential Rent	$12,000,426	$12,312,956	$13,046,371	$13,433,958	$13,656,676(1)	104.7%	$13,950
Discounts/Concessions	(266,594)	(276,269)	(502,635)	(351,836)	(345,136)	(2.6)	(353)
Other Income(2)	688,570	717,621	846,823	804,026	804,026	6.2	821
Less Vacancy & Credit Loss	(826,638)	(710,245)	(952,861)	(1,011,726)	(1,071,187)(3)	(8.2)	(1,094)

Effective Gross Income	$11,595,763	$12,044,063	$12,437,698	$12,874,422	$13,044,378	100.0%	$13,324

Total Operating Expenses(4)	$5,447,825	$5,384,208	$5,201,898	$5,216,323	$5,394,782	41.4%	$5,511

Net Operating Income	$6,147,939	$6,659,855	$7,235,799	$7,658,099	$7,649,597	58.6%	$7,814
Capital Expenditures	0	0	0	0	251,983	1.9	257
Other	0	0	0	0	11,272	0.1	12
Net Cash Flow	$6,147,939	$6,659,855	$7,235,799	$7,658,099	$7,386,342	56.6%	$7,545

NOI DSCR	1.35xx	1.46x	1.58x	1.68x	1.68x
NCF DSCR	1.35xx	1.46x	1.58x	1.68x	1.62x
NOI DY	6.8%	7.4%	8.0%	8.5%	8.5%
NCF DY	6.8%	7.4%	8.0%	8.5%	8.2%

(1)	U/W Gross Potential Rent is comprised of $12,526,188 of residential income (91.7% of U/W Base Rent) and $1,130,488 of retail income (8.3% of U/W Gross Potential Rent).

(2)	Other income includes move-in and application fees, late fees, laundry income, lease termination fees, parking income and pet fees.

(3)	The underwritten economic vacancy is 7.8%. The LARP I Portfolio Properties were 93.3% physically occupied as of December 2017. Underwritten Vacancy reflects an 8.1% vacancy rate on the multifamily component of Gross Potential Rent and a 5% vacancy rate on the commercial component of Gross Potential Rent.
(4)	The four LARP I Portfolio Properties located in Kansas City, Missouri are subject to a tax abatement under Chapter 353 of the Missouri Urban Redevelopment Corporations law that provides for a tax abatement in connection with the redevelopment of real property that has been found to be a “blighted area” by the city in which they are located. The tax abatement is in place until 2028. Underwritten taxes for such four LARP I Portfolio Properties are based on the abatement and total $2,988. The appraiser’s estimated stabilized taxes for such LARP I Portfolio Properties assuming no abatement are $128,835.

Appraisal. As of the appraisal valuation date of November 3, 2017 the LARP I Portfolio Properties had an aggregate “as-is” appraised value of $140,530,000.

Environmental Matters. According to the Phase I environmental assessments dated November 13, 2017 and November 16th, 2017 there was no evidence of any recognized environmental conditions at the LARP I Portfolio Properties.

Market Overview and Competition. The LARP I Portfolio Properties are concentrated in the Bronzeville/Hyde Park/South Shore submarket of Chicago, Illinois and the Central Kansas City submarket of Kansas City, Missouri. There are 14 properties (718 units, 79.8% of underwritten net cash flow) located in the Chicago apartment market, which are concentrated in the Bronzeville/Hyde Park/South Shore submarket. According to the appraisals, the Chicago apartment market contained 708,408 apartment units with an occupancy rate of 95.3% as of the third quarter of 2017, a decline of 5 basis points over the previous quarter, and an average occupancy rate of 95.3% since 2012. The Bronzeville/Hyde Park/South Shore submarket contained 58,916 apartment units with an occupancy rate of 94.3% as of the third quarter of 2017, an increase of 9 basis points over the prior quarter, and an average occupancy rate of 94.3% since 2012. According to the appraisals, there are currently five multifamily properties under construction in the Bronzeville/Hyde Park/South Shore submarket expected to comprise 501 units. Four of the LARP I Portfolio Properties located in Chicago contain ground-floor retail space. The Chicago retail market had a vacancy rate of 6.7% as of the third quarter of 2017, remaining unchanged over the previous quarter. As of the third quarter of 2017, the South Chicago retail submarket had a total inventory of 45,989,385 square feet with a vacancy rate of 6.1%. The LARP I Portfolio Properties located in Chicago are generally located within approximately 2 miles of the University of Chicago. Approximately 27.9% of the units at the Chicago properties are leased to students.

There are four properties (261 units, 20.2% of underwritten net cash flow) located in the Kansas City apartment market, which are concentrated in the Central Kansas City submarket. According to the appraisals, the Kansas City apartment market contained 152,182 apartment units with an occupancy rate of 94.5% as of the third quarter of 2017, a decline of 3 basis points over the previous quarter, and an average occupancy rate of 94.4% since 2012. The Central Kansas City submarket contained 23,018 apartment units with an occupancy rate of 93.3% as of the third quarter of 2017, a decline of 4 basis points over the prior quarter, and an average occupancy rate of 94.3% since 2012. According to the appraisals, there are 26 properties that have been completed or are under construction in the submarket comprising 3,734 units, of which three properties comprised of 517 units currently under construction in the midtown Kansas City are expected to be competitive with LARP I Portfolio Properties located in Kansas City. The LARP I Portfolio Properties located in Kansas City are generally located within 2.5 miles of the University of Missouri-Kansas City. Approximately 23.8% of the units at the Kansas City properties are leased to students.

A-3-17

LARP I PORTFOLIO

The following table presents certain information relating to some comparable multifamily properties for the LARP I Portfolio Properties:

Competitive Set(1)

Property Name	City/State	Market	Building Type	Units	Appraised Value	Appraised Value/Unit	Sales Comparables Value/Unit Range (Unadjusted)

Blackwood	Chicago, IL	Chicago	High Rise	145	$26,200,000	$180,690	$118,145 - $197,500
5500 Cornell	Chicago, IL	Chicago	Garden	65	$19,000,000	$292,308	$174,074 - $303,960
Clyde Manor	Kansas City, MO	Kansas City	Mid Rise	115	$12,930,000	$112,435	$86,806 - $132,692
Woodlawn Terrace	Chicago, IL	Chicago	Garden	104	$10,600,000	$101,923	$79,592 - $150,926
Park Central	Kansas City, MO	Kansas City	Mid Rise	106	$9,880,000	$93,208	$86,806 - $132,692
Maple Court	Chicago, IL	Chicago	Garden	68	$8,760,000	$128,824	$116,692 - $174,074
Ellis Street	Chicago, IL	Chicago	Garden	80	$8,350,000	$104,375	$83,824 - $118,145
Drexel Grand	Chicago, IL	Chicago	Garden	74	$7,800,000	$105,405	$79,592 - $118,145
Ellis Court	Chicago, IL	Chicago	Garden	43	$7,040,000	$163,721	$118,145 - $258,333
Kenwood Court	Chicago, IL	Chicago	Garden	25	$7,000,000	$280,000	$208,333 - $320,000
Woodlawn Court	Chicago, IL	Chicago	Garden	30	$6,200,000	$206,667	$150,926 - $281,250
Harper Court	Chicago, IL	Chicago	Garden	18	$3,380,000	$187,778	$118,145 - $197,500
925 E 46th Street	Chicago, IL	Chicago	Garden	24	$2,760,000	$115,000	$79,592 - $150,926
Yankee Hill	Kansas City, MO	Kansas City	Mid Rise	16	$2,420,000	$151,250	$84,167 - $132,692
Drexel Terrace	Chicago, IL	Chicago	Garden	25	$2,810,000	$112,400	$79,592 - $118,145
Gillham House	Kansas City, MO	Kansas City	Mid Rise	24	$2,200,000	$91,667	$84,167 - $132,692
Cornell Terrace	Chicago, IL	Chicago	Garden	14	$2,000,000	$142,857	$86,667 - $197,500
5508 Cornell	Chicago, IL	Chicago	Garden	3	$1,200,000	$400,000	$330,000 - $460,000

(1)	Information obtained from the appraisal and underwritten rent roll.

The following table presents certain information relating to the units and rent at the LARP I Portfolio Properties located in Chicago:

Unit Type	# of Units	Avg SF per Unit	Monthly Market Rent per Unit	Monthly Actual Rent per Unit(1)	Underwritten Monthly Rent per Unit(1)

Studio	226	355	$861	$858	$858
1 Bedroom	229	524	$1,089	$1,094	$1,094
2 Bedroom	231	763	$1,342	$1,381	$1,381
3 Bedroom	22	970	$1,548	$1,458	$1,458
4 Bedroom	10	1,383	$2,369	$2,444	$2,444
Commercial(2)	26	1,238	$16.54	$35.22	$35.22
Total/Weighted Average(3)	718	573	$1,130	$1,221	$1,221

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	Commercial Monthly Market Rent per Unit is based on square footage (SF).

(3)	Total/Weighted Averages only reflect multifamily units and excludes the Commercial Units.

The following table presents certain information relating to the units and rent at the LARP I Portfolio Properties located in Kansas City:

Unit Type	# of Units	Avg SF per Unit	Monthly Market Rent per Unit	Monthly Actual Rent per Unit(1)	Underwritten Monthly Rent per Unit(1)

Studio	89	396	$734	$722	$722
1 Bedroom	121	489	$862	$850	$850
2 Bedroom	51	754	$1,090	$1,081	$1,081
Total/Weighted Average	261	507	$863	$854	$854

(1)	Information obtained from the appraisal and underwritten rent roll.

A-3-18

LARP I PORTFOLIO

The Borrower. The borrowers are 18 separate Delaware limited liability companies, which are single purpose entities with two independent directors each. Legal counsel to the borrower provided a non-consolidation opinion in connection with the origination of the LARP I Portfolio Mortgage Loan. LARP Holdings, LLC, a Delaware limited liability company, is 100% owner of the borrowers. David Gefsky and Eli Ungar (together, the “Individual LARP I Portfolio Guarantors”) and LARP Holdings, LLC are the guarantors of certain nonrecourse carveouts under the LARP I Portfolio Mortgage Loan; however, only LARP Holdings, LLC (and not the Individual LARP I Portfolio Guarantors) is liable under the environmental indemnity. The Individual LARP I Portfolio Guarantors are liable under the non-recourse carveout guaranty only for fraud, certain voluntary and collusive bankruptcy events, failure to comply with single purpose entity covenants (which is loss recourse only, unless substantive consolidation of the LARP I Portfolio borrowers with another entity results) and prohibited transfers of the LARP I Portfolio Properties and are not liable for other non-recourse carveouts, such as intentional misrepresentation, misappropriation of rents, casualty and condemnation proceeds and security deposits, waste, breaches of environmental provisions in the loan documents and prohibited transfers of interest in the borrowers. Further, at such time as LARP Holdings, LLC’s financial statements evidence a net worth of not less than $50,000,000 and liquidity of not less than $2,000,000 (in each case excluding the LARP I Portfolio Properties), the Individual LARP I Portfolio Guarantors will be released from all obligations and liabilities under the non-recourse carveout guaranty for events occurring after such date.

The Borrower Sponsors. The borrower sponsor is Antheus Capital (“Antheus”), a Delaware limited partnership, which serves as the managing member of LARP Holdings Manager, LLC, the manager of LARP Holdings, LLC. Antheus Capital is a private real estate company focused on the acquisition, development and redevelopment of apartment properties located in submarkets throughout the United States. Antheus was founded in 2002 by Eli Ungar and David Gefsky. Today the portfolio consists of approximately 7,200 multifamily units and 400,000 square feet of commercial space with 4,851 units owned/managed in Chicago, 1,481 units owned/managed in Kansas City and 867 units owned/managed in St. Louis.

Escrows. The loan documents provide for upfront reserves of $413,520 for taxes, $147,650 for insurance premiums and $47,439 for required repairs. The loan documents also provide for ongoing monthly reserves of 1/12 of annual real estate taxes (currently $68,920) for taxes, 1/12 of annual insurance premiums (currently $14,765) for insurance reserves (provided that such insurance reserve deposits will be waived so long as acceptable blanket insurance policies are in place), $20,999 for replacement reserves for residential units, $403 for replacement reserves for commercial units and $940 for rollover reserves for commercial units, subject to a cap (as to both replacement reserves for commercial units and rollover reserves for commercial units) of 36 times the then-current monthly deposit.

Lockbox and Cash Management. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the borrowers are required to establish a lockbox account into which the borrowers will be required to deposit or cause to be deposited all rents and revenues received from the LARP I Portfolio Properties within one business days of receipt, and will be required to direct all commercial tenants to deposit rents directly into such lockbox account. In addition, upon the first occurrence of a Cash Sweep Event Period, the lender will have the right to establish, and the borrowers will be required to cooperate to establish, a lender controlled cash management account. During the continuance of a Cash Sweep Event Period, all funds in the lockbox account are required to be swept into such cash management account for payment (unless an event of default is continuing) of debt service, monthly escrows, operating expenses set forth in the approved annual budget or otherwise approved by the lender, extraordinary expenses approved by the lender, and debt service under the LARP I Portfolio Mezzanine Loan, with all excess cash (i) during any Cash Sweep Event Period caused solely by an event of default under the LARP I Portfolio Mezzanine Loan, to be paid to the mezzanine lender, and (ii) otherwise to be deposited to an excess cash reserve to be held as additional security for the LARP I Portfolio Mortgage Loan for so long as a Cash Sweep Period exists.

A “Cash Sweep Event Period” will commence upon the earliest of (i) the occurrence and continuance of an event of default; (ii) the occurrence of an event of default under the LARP I Portfolio Mezzanine Loan and (iii) the debt service coverage ratio (based on the aggregate interest only payments under the LARP I Portfolio Mortgage Loan and the LARP I Portfolio Mezzanine Loan) falling below 1.10x for six consecutive calendar months. A Cash Sweep Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the lender receiving notice from the mezzanine lender that no event of default exists under the LARP I Portfolio Mezzanine Loan; and with respect to clause (iii), upon the date that the debt service coverage ratio (based on the aggregate interest only payments under the LARP I Portfolio Mortgage Loan and the LARP I Portfolio Mezzanine Loan) is equal to or greater than 1.15x for six consecutive calendar months.

Property Management. The LARP I Portfolio Properties are managed by an affiliate of the borrowers.

Assumption. The borrower has the right to transfer the LARP I Portfolio Properties, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) the execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, a rating agency confirmation from each rating agency assigned to the Series BANK 2018-BNK10 Certificates that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series BANK 2018-BNK10 Certificates.

Partial Release. Following the expiration of the lockout period, the borrowers are permitted to obtain the release of any individual LARP I Portfolio Property upon defeasance of a principal amount equal to 115% of the allocated loan amount for such individual LARP I Portfolio Property and satisfaction of certain conditions, including among others (i) the aggregate debt yield of the LARP I Portfolio Mortgage Loan and LARP I Portfolio Mezzanine Loan based on the remaining LARP I Portfolio Properties immediately following the release will be not less than the greater of (x) the aggregate debt yield immediately preceding the release and (y) 6.84%; (ii) the aggregate debt service coverage ratio of the LARP I Portfolio Mortgage Loan and LARP I Portfolio Mezzanine Loan based on the remaining LARP I Portfolio Properties immediately following the release will be not less than the greater of (x) the aggregate debt service coverage ratio immediately preceding the release and (y) 1.24x; (iii) the aggregate loan-to-value ratio of the LARP I Portfolio Mortgage Loan and LARP I Portfolio Mezzanine Loan based on the remaining LARP I Portfolio Properties immediately following the release will be not greater than the lesser of (x) the aggregate loan-to-value ratio immediately preceding the release and (y) 76.85%; and (iv) compliance with REMIC requirements.

A-3-19

LARP I PORTFOLIO

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Morgan Stanley Mortgage Capital Holdings LLC funded the $18,000,000 LARP I Portfolio Mezzanine Loan to LARP Holdings Mezzanine Borrower, LLC, a Delaware limited liability company owning 100.0% of the borrowers under the LARP I Portfolio Mortgage Loan (the “LARP I Portfolio Mezzanine Borrower”). The LARP I Portfolio Mezzanine Loan is secured by a pledge of the LARP I Portfolio Mezzanine Borrower’s interest in the borrowers under the LARP I Portfolio Mortgage Loan. The LARP I Portfolio Mezzanine Loan accrues interest at a rate of 7.50% per annum and requires interest-only payments through the maturity date of January 1, 2028. The rights of the LARP I Portfolio Mezzanine Loan lender are further described under “Description of the Mortgage Pool–Additional Indebtedness-Mezzanine Indebtedness” in the Prospectus. The LARP I Portfolio Mezzanine Loan has been sold to a third party.

Ground Lease. None

Terrorism Insurance. The LARP I Portfolio Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for acts of terrorism in an amount equal to the full replacement cost of the LARP I Portfolio Properties and 18 months of business interruption insurance; provided that so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender will be required to accept insurance which covers against “covered acts” as defined by TRIPRA or such other program. If TRIPRA is no longer in effect, the borrowers will not be required to pay terrorism insurance premiums in excess of an annual terrorism premium cap of two times the cost of the annual premiums for property and business interruption insurance required under the LARP I Portfolio Mortgage Loan documents (excluding the cost of terrorism, flood, earthquake and windstorm components of such insurance) at the time terrorism coverage is excluded from the applicable policy.

A-3-20

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A-3-21

IRON GUARD STORAGE PORTFOLIO

A-3-22

IRON GUARD STORAGE PORTFOLIO

CHATTANOOGA
HUNTSVILLE
Decatur
BIRMINGHAM
ATLANTA
MISSISSIPPI
ALABAMA
GEORGIA
MONTGOMERY
COLUMBUS
Tuscaloosa
Meridian
Hattiesburg
MOBILE
Pensacola
FLORIDA
TALLAHASSEE
Gulf of Mexico
Gulfport
Biloxi
Dothan
Macon
Albany
Auburn
Troy
Marietta
Roswell

VIRGINIA
Danville
Winston-Salem
Greensboro
Durham
RALEIGH
Cary
High Point
Kannapolis
Concord
CHARLOTTE
NORTH CAROLINA
Fayetteville
Jacksonville
Wilmington
SOUTH CAROLINA
Columbia
Florence
Myrtle Beach

VANCOUVER
BRITISH COLUMBIA
ALBERTA
CANADA
U.S.
Victoria
Bellingham
SEATTLE
WASHINGTON
Spokane
MONTANA
Tacoma
Olympia
Vancouver
Camas
PORTLAND
Salem
Eugene
OREGON
IDAHO
Boise
Pacific Ocean
Medford
Eureka
Redding
CALIFORNIA
Reno
Sparks
NEVADA
Sacramento
Carson City
Salt Lake City
UTAH
SAN FRANCISCO
Oakland
SAN JOSE

COLO.
KANSAS
Wichita
Springfield
MO
TULSA
Santa Fe
OKLAHOMA CITY
OKLAHOMA
ALBUQUERQUE
Amarillo
NEW MEXICO
AR
Lubbock
Denton
FT. WORTH
DALLAS
Shreveport
EL PASO
CIUDAD JUAREZ
TEXAS
AUSTIN
Tomball
Conroe
HOUSTON
La Porte
Webster
Katy
Canyon Lake
SAN ANTONIO
CHIHUAHUA
MEXICO
Laredo
Corpus Christi
Gulf of Mexico
McAllen
Donna
Brownsville
MONTERREY

CHATTANOOGA
CHARLOTTE
Dalton
Greenville
Rock Hill
Rome
Roswell
Athens
ATLANTA
Decatur
COLUMBIA
AUGUSTA
SOUTH CAROLINA
LaGrange
MACON
COLUMBUS
GEORGIA
SAVANNAH
Albany
Valdosta
FLORIDA
TALLAHASSEE
JACKSONVILLE

Iron Guard Storage Portfolio

1 Camas	Camas, WA	12 Conroe	Conroe, TX
2 Webster	Webster, TX	13 Del Valle	Del Valle, TX
3 Gum Branch	Jacksonville, NC	14 Tomball	Tomball, TX
4 6th Avenue	Birmingham, AL	15 Canyon Lake	Canyon Lake, TX
5 Katy	Katy, TX	16 Riverside	Danville, VA
6 La Porte	La Porte, TX	17 Bertram	Augusta, GA
7 Denton	Denton, TX	18 Center	Jacksonville, NC
8 Prater Way	Sparks, NV	19 Key	Macon, GA
9 Shurling	Macon, GA	20 Wylds	Augusta, GA
10 Adamsville	Birmingham, AL	21 Marine	Jacksonville, NC
11 Troy	Montgomery, AL	22 Donna	Donna, TX

A-3-23

No. 3 – Iron Guard Storage Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Bank of America, N.A.			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$86,000,000			Property Type:	Self Storage
Cut-off Date Balance:	$86,000,000			Specific Property Type:	Self Storage
% of Initial Pool Balance:	6.7%			Location:	Various
Loan Purpose:	Refinance			Size(4):	1,352,239 SF
Borrower Names(1):	Various			Cut-off Date Balance Per SF(2):	$63.60
Borrower Sponsor:	David Ross			Year Built/Renovated:	Various
Mortgage Rate:	4.5665%			Title Vesting:	Fee
Note Date:	January 9, 2018			Property Manager:	Iron Guard Storage, LLC
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of)(5)(6):	75.3% (12/31/2013)
Maturity Date:	February 1, 2028			3rd Most Recent Occupancy (As of)(5)(6):	72.9% (12/31/2014)
IO Period:	120 months			2nd Most Recent Occupancy (As of)(5):	74.4% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of)(5):	80.1% (12/31/2016)
Seasoning:	0 months			Current Occupancy (As of):	82.0% (Various)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(24),D(92),O(4)			4th Most Recent NOI (As of)(6):	NAV
Lockbox Type:	Springing			3rd Most Recent NOI (As of)(6):	$6,491,037 (12/31/2015)
Additional Debt(2):	Yes			2nd Most Recent NOI (As of):	$6,613,972 (12/31/2016)
Additional Debt Type(2):	Mezzanine			Most Recent NOI (As of):	$7,181,001 (TTM 11/30/2017)

				U/W Revenues:	$11,565,016
				U/W Expenses:	$3,874,101
				U/W NOI:	$7,690,915
				U/W NCF:	$7,487,915
				U/W NOI DSCR(2):	1.93x
Escrows and Reserves(3):				U/W NCF DSCR(2):	1.88x
				U/W NOI Debt Yield(2):	8.9%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(2):	8.7%
Taxes	$170,242	$96,239	NAP	Appraised Value(7):	$137,470,000
Insurance	$158,395	$17,599	NAP	Appraisal Valuation Date(7):	Various
Replacement Reserves	$0	$11,278	$406,000	Cut-off Date LTV Ratio(2)(7):	62.6%
Deferred Maintenance	$212,900	$0	NAP	LTV Ratio at Maturity(2)(7):	62.6%

(1)	The Borrowers are Lucky 7 Equity LLC, Lucky 7 Equity II LLC, Lucky 7 Equity IV, LLC, Lucky 7 Equity V, LLC, Troy Mini Storage, LLC, Tomball Storage, LLC, Donna Mini Storage, LLC, Del Valle Storage, LLC, Conroe Mini Storage, LLC, Canyon Lake Storage, LLC, Denton Mini Storage, LLC, Adamsville Storage, LLC, 6th Avenue Storage, LLC, LaPorte Storage, LLC, Wylds Storage, LLC, Webster Storage, LLC, Shurling Storage, LLC, Riverside Storage, LLC, Prater Way Storage, LLC, Marine Self-Storage, LLC, Key Self-Storage, LLC, Katy Self Storage, LLC, Gum Branch Storage, LLC, Center Storage, LLC, Camas Mini-Storage Annex, L.L.C. and Bertram Storage, LLC.

(2)	See “Subordinate and Mezzanine Indebtedness” section. The Cut-off Date Balance Per Unit, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity including the Iron Guard Storage Portfolio Mezzanine Loan (as defined below) are $72.58, 1.46x, 1.42x, 7.8%, 7.6%, 71.1% and 71.1%, respectively.

(3)	See “Escrows” section.

(4)	SF excludes parking and apartment square footage.

(5)	Historical occupancy figures are based on unit count.

(6)	The Iron Guard Storage Portfolio Properties were acquired by Iron Guard Storage Portfolio Borrowers (as defined below) between 2010 and 2015. 2014 and 2015 figures do not represent full year performance of the complete portfolio. In 2010, 56.4% of the portfolio (by allocated loan amount) was acquired. In 2015, 43.6% of the portfolio (by allocated loan amount) was acquired.

(7)	The Appraised Value represents the “As Portfolio” bulk appraised value of the Iron Guard Storage Portfolio Properties (as defined below) as of the report date, January 19, 2018, which is inclusive of a $15,650,000 portfolio premium. The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated based upon the Iron Guard Portfolio Mortgage Loan and the “As Portfolio” Appraised Value of $137,470,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the Iron Guard Portfolio Mortgage Loan and the sum of the individual “as-is” appraised values of $121,820,000, which excludes the portfolio premium, are 70.6%. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the combined balance of the Iron Guard Portfolio Mortgage Loan and the Iron Guard Storage Portfolio Mezzanine Loan and the sum of the individual “as-is” appraised values of $121,820,000, which excludes the portfolio premium, are 80.6%.

The Mortgage Loan. The mortgage loan (the “Iron Guard Storage Portfolio Mortgage Loan”) is evidenced by a promissory note secured by the fee interests in a portfolio of 22 self storage properties located across 7 states and totaling 1,352,239 square feet of traditional storage space plus parking spaces (the “Iron Guard Storage Portfolio Properties”). The Iron Guard Storage Portfolio Mortgage Loan had an original principal balance of $86,000,000, has an outstanding principal balance as of the Cut-off Date of $86,000,000 and accrues interest at an interest rate of 4.5665% per annum. The Iron Guard Storage Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of interest only through the loan term. The Iron Guard Storage Portfolio Mortgage Loan matures on February 1, 2028.

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IRON GUARD STORAGE PORTFOLIO

Following the lockout period, the borrower has the right to defease the Iron Guard Storage Portfolio Mortgage Loan in whole on any date before November 1, 2027, after which date the Iron Guard Storage Portfolio Mortgage Loan is prepayable without penalty.

Sources and Uses

Sources			Uses
Original loan amount	$86,000,000	87.6%	Loan payoff	$72,062,464	73.4%
Mezzanine loan amount	12,150,000	12.4	Return of equity	22,565,746	23.0
			Closing costs	2,980,253	3.0
			Reserves	541,537	0.6
Total Sources	$98,150,000	100.0%	Total Uses	$98,150,000	100.0%

The Properties. The Iron Guard Storage Portfolio Properties are comprised of 22 self storage properties containing a total of 9,976 traditional storage units (of which 2,233 (22.4%) are climate controlled) and 468 parking spaces. Each of the properties features on-site management, an on-site supply store and perimeter fencing with secured gate entry. Additionally, ten of the properties offer truck rental, the Camas and Webster properties each include one apartment unit, and the Adamsville property receives additional income via a commercial cell tower lease. The Iron Guard Storage Portfolio Properties range in size from approximately 37,830 square feet to 135,150 square feet. All 22 properties are self-managed by an affiliate.

The Iron Guard Storage Portfolio Properties are located across 7 states, with the largest presence in Texas (9 properties, 42.6% of SF, 41.6% of UW NCF), Alabama (3 properties, 18.3% of SF, 14.4% of UW NCF), Georgia (4 properties, 15.2% of SF, 13.2% of UW NCF), and North Carolina (3 properties, 13.1% of SF, 13.8% of UW NCF) with the remaining properties (10.8% of SF, 17.0% of UW NCF) located in Washington, Nevada and Virginia. The Iron Guard Storage Portfolio Properties were built between 1978 and 2011 with a weighted average year built of 1996. The Iron Guard Storage Portfolio sponsor acquired twelve of the properties in 2010 and ten of the properties throughout 2015 across three separate transactions. Since acquisition, the sponsor has invested approximately $1.29 million in immediate repairs, rebranded the facilities, implemented its management platform and tenant insurance protection plan programs, increased rental rates and streamlined expenses. The weighted average occupancy for the Iron Guard Storage Portfolio Properties was 82.0% by square footage, as of the most recent November 2017 borrower rent rolls.

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IRON GUARD STORAGE PORTFOLIO

The following table presents certain information relating to the Iron Guard Storage Portfolio Properties:

Iron Guard Storage Portfolio Property Summary

Property Name, Address	City, State	Total Units Storage / Parking	Allocated Loan Amount	% of Portfolio Cut-off Date Balance	Net Rentable Area (SF)(1)	% of Net Rentable Area(1)	Appraised Value(2)	% of Appraised Value
Camas 2327 Northeast 3rd Loop	Camas, WA	390 / 15	$8,255,000	9.6%	51,755	3.8%	$11,670,000	9.6%
Webster 410 Old Galveston Road	Webster, TX	526 / 111	$6,890,000	8.0%	96,097	7.1%	$9,740,000	8.0%
Gum Branch 1230 Gum Branch Road	Jacksonville, NC	606 / 0	$5,447,000	6.3%	80,700	6.0%	$7,700,000	6.3%
6th Avenue 320 6th Avenue Southwest	Birmingham, AL	493 / 0	$4,548,000	5.3%	57,310	4.2%	$6,430,000	5.3%
Katy 24620 Franz Road	Katy, TX	386 / 26	$4,463,000	5.2%	56,099	4.1%	$6,310,000	5.2%
La Porte 2915 North 23rd Street	La Porte, TX	481 / 57	$4,435,000	5.2%	61,730	4.6%	$6,270,000	5.1%
Denton 550 Fort Worth Drive	Denton, TX	373 / 32	$4,244,000	4.9%	49,450	3.7%	$5,980,000	4.9%
Shurling 1300 Shurling Drive	Macon, GA	570 / 0	$4,032,000	4.7%	67,600	5.0%	$5,880,000	4.8%
Prater Way 275 East Prater Way	Sparks, NV	306 / 0	$4,060,000	4.7%	44,214	3.3%	$5,740,000	4.7%
Adamsville 500 Foust Court	Birmingham, AL	462 / 13	$3,975,000	4.6%	55,475	4.1%	$5,620,000	4.6%
Troy 4176 Troy Highway	Montgomery, AL	945 / 1	$3,961,000	4.6%	135,150	10.0%	$5,600,000	4.6%
Conroe 4205 North Frazier Street	Conroe, TX	425 / 14	$3,947,000	4.6%	59,147	4.4%	$5,580,000	4.6%
Del Valle 4405 East Highway 71	Del Valle, TX	511 / 39	$3,763,000	4.4%	67,228	5.0%	$5,320,000	4.4%
Tomball 16920 FM 2920 Road	Tomball, TX	444 / 29	$3,636,000	4.2%	72,261	5.3%	$5,220,000	4.3%
Canyon Lake 5622 FM 2673	Canyon Lake, TX	378 / 19	$3,325,000	3.9%	57,765	4.3%	$4,700,000	3.9%
Riverside 2405 Riverside Drive	Danville, VA	404 / 4	$3,049,000	3.5%	49,636	3.7%	$4,310,000	3.5%
Bertram 1045 Bertram Road	Augusta, GA	352 / 21	$2,653,000	3.1%	45,725	3.4%	$3,750,000	3.1%
Center 135 Center Street	Jacksonville, NC	450 / 18	$2,617,000	3.0%	58,562	4.3%	$3,700,000	3.0%
Key 915 Key Street	Macon, GA	342 / 2	$2,476,000	2.9%	40,700	3.0%	$3,500,000	2.9%
Wylds 1805A Wylds Roads	Augusta, GA	393 / 0	$2,440,000	2.8%	51,750	3.8%	$3,450,000	2.8%
Marine 108 North Marine Boulevard	Jacksonville, NC	347 / 43	$2,108,000	2.5%	37,830	2.8%	$2,980,000	2.4%
Donna 1015 West Expressway 83	Donna, TX	392 / 24	$1,676,000	1.9%	56,055	4.1%	$2,370,000	1.9%
Total		9,976 / 468	$86,000,000	100.0%	1,352,239	100.0%	$121,820,000	100.0%

(1)	Net Rentable Area excludes parking square footage.

(2)	The Total Appraised Value of $121,820,000 represents the sum of the individual appraised values of the Iron Guard Storage Portfolio Properties. The appraiser also provided a bulk portfolio value for the Iron Guard Storage Portfolio Properties of $137,470,000, which includes a portfolio premium of $15,650,000.

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IRON GUARD STORAGE PORTFOLIO

The Iron Guard Storage Portfolio Properties’ revenue is generated from 22 different properties, with limited concentration from any single property. Only five properties individually represent greater than 5.0% of the underwritten net cash flow, with the greatest individual percentage being 8.4%. The following table presents detailed information with respect to the individual performance of the Iron Guard Storage Portfolio Properties.

Iron Guard Storage Portfolio Property Performance

Property Name	Total Units Storage / Parking	Climate Controlled Units	Year Built/ Renovated	Date Acquired	11/2017 TTM SF Occupancy	11/2017 TTM EGI	% of Total 11/2017 TTM EGI	UW NCF	% of Total UW NCF
Camas	390 / 15	101	1978/1994	Jun-10	86.0%	$785,845	7.1%	$631,617	8.4%
Webster	526 / 111	201	1999/NAP	May-10	96.1%	$862,629	7.7%	$580,620	7.8%
Gum Branch	606 / 0	112	1989/NAP	Jun-10	84.6%	$738,042	6.6%	$566,049	7.6%
6th Avenue	493 / 0	143	2007/NAP	Apr-15	75.7%	$512,836	4.6%	$351,674	4.7%
Katy	386 / 26	201	2001/NAP	Dec-10	93.0%	$563,712	5.1%	$397,543	5.3%
La Porte	481 / 57	216	1999/NAP	Mar-15	95.1%	$650,189	5.8%	$420,103	5.6%
Denton	373 / 32	110	2001/NAP	Jun-15	78.4%	$501,015	4.5%	$298,237	4.0%
Shurling	570 / 0	0	1988/NAP	May-10	79.7%	$524,815	4.7%	$376,129	5.0%
Prater Way	306 / 0	0	1990/NAP	Feb-10	90.5%	$450,946	4.0%	$334,365	4.5%
Adamsville	462 / 13	157	2006/NAP	Apr-15	83.3%	$490,810	4.4%	$362,761	4.8%
Troy	945 / 1	0	1995/NAP	Oct-15	72.6%	$541,211	4.9%	$361,775	4.8%
Conroe	425 / 14	216	2011/NAP	Oct-15	88.9%	$518,113	4.7%	$361,684	4.8%
Del Valle	511 / 39	192	2005/NAP	Oct-15	72.3%	$548,370	4.9%	$312,875	4.2%
Tomball	444 / 29	207	2004/NAP	Oct-15	75.6%	$492,989	4.4%	$312,217	4.2%
Canyon Lake	378 / 19	171	2008/NAP	Oct-15	72.8%	$448,777	4.0%	$300,083	4.0%
Riverside	404 / 4	0	1988/NAP	Jun-10	85.6%	$454,734	4.1%	$309,965	4.1%
Bertram	352 / 21	0	1986/NAP	Jun-10	80.7%	$342,876	3.1%	$217,130	2.9%
Center	450 / 18	73	1995/NAP	Jun-10	83.6%	$400,327	3.6%	$265,607	3.5%
Key	342 / 2	0	1988/NAP	May-10	85.4%	$331,095	3.0%	$208,410	2.8%
Wylds	393 / 0	0	1988/NAP	Jun-10	77.8%	$318,930	2.9%	$184,945	2.5%
Marine	347 / 43	0	1985/NAP	Jun-10	80.1%	$359,595	3.2%	$201,343	2.7%
Donna	392 / 24	133	2002/NAP	Oct-15	73.7%	$299,178	2.7%	$132,783	1.8%
Total/Weighted Average	9,976 / 468	2,233	1996/NAP		82.0%	$11,137,034	100.0%	$7,487,915	100.0%

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IRON GUARD STORAGE PORTFOLIO

The following table presents historical occupancy percentages at the Iron Guard Storage Portfolio Properties:

Historical Occupancy(1)

Property Name	12/31/2013	12/31/2014	12/31/2015	12/31/2016	11/2017 In-Place	2015 - 11/2017 In Place Average
Camas	89.8%	92.3%	93.9%	92.5%	86.0%	90.8%
Webster	88.3%	91.5%	87.7%	87.2%	92.9%	89.3%
Gum Branch	75.8%	74.1%	80.1%	83.6%	83.3%	82.3%
6th Avenue	N/A	N/A	86.3%	84.6%	78.3%	83.1%
Katy	76.7%	82.8%	78.6%	81.9%	93.0%	84.5%
La Porte	N/A	N/A	82.0%	86.4%	93.3%	87.2%
Denton	N/A	N/A	84.2%	87.4%	77.8%	83.1%
Shurling	75.5%	73.6%	74.4%	80.5%	80.0%	78.3%
Prater Way	84.5%	80.8%	87.4%	92.4%	88.9%	89.6%
Adamsville	N/A	N/A	79.3%	81.7%	79.2%	80.1%
Troy(2)	N/A	66.7%	69.3%	70.8%	70.5%	70.2%
Conroe(2)	68.1%	71.3%	79.8%	80.2%	90.0%	83.3%
Del Valle(2)	64.4%	51.4%	66.1%	71.0%	68.2%	68.4%
Tomball(2)	74.3%	76.2%	60.9%	87.4%	73.6%	74.0%
Canyon Lake(2)	48.6%	61.1%	62.9%	78.5%	76.1%	72.5%
Riverside	81.9%	83.1%	89.2%	91.2%	84.1%	88.2%
Bertram	65.3%	66.7%	66.4%	77.9%	79.4%	74.6%
Center	65.4%	60.8%	59.3%	71.3%	85.3%	72.0%
Key	77.8%	77.9%	81.0%	80.2%	86.3%	82.5%
Wylds	55.5%	56.4%	56.7%	62.4%	80.9%	66.7%
Marine	64.9%	59.7%	68.6%	81.1%	80.5%	76.7%
Donna(2)	54.9%	56.6%	45.5%	62.9%	72.8%	60.4%
Total/Weighted Average	75.3%	72.9%	74.4%	80.1%	81.6%	78.7%

(1)	Historical information obtained from the borrower and based on unit count.

(2)	2013 and 2014 occupancy where available does not represent occupancy under the Iron Guard Storage Portfolio ownership.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Iron Guard Storage Portfolio Properties:

Cash Flow Analysis

	2015(1)	2016	11/30/2017 T-12	11/30/2017 T-6	11/30/2017 T-3	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$9,092,047	$9,562,082	$10,364,754	$10,694,039	$10,816,014	$13,184,283	114.0%	$9.75
Less Concessions	(262,046)	(297,550)	(499,135)	(513,224)	(539,092)	(539,092)	(4.7)	(0.40)
Other Income(2)	1,074,932	1,234,919	1,271,415	1,304,901	1,288,085	1,288,085	11.1	0.95
Less Vacancy & Credit Loss	(10,776)	0	0	0	0	(2,368,260)	(20.5)	(1.75)
Effective Gross Income	$9,894,157	$10,499,451	$11,137,034	$11,485,716	$11,565,007	$11,565,016	100.0%	$8.55

Total Operating Expenses	$3,403,120	$3,885,479	$3,956,033	$4,124,229	$4,037,312	$3,874,101	33.5%	$2.86
Net Operating Income	$6,491,037	$6,613,972	$7,181,001	$7,361,487	$7,527,695	$7,690,915	66.5%	$5.69

Capital Expenditures	$0	$0	$0	$0	$0	$203,000	1.8%	$0.15
Net Cash Flow	$6,491,037	$6,613,972	$7,181,001	$7,361,487	$7,527,695	$7,487,915	64.7%	$5.54

NOI DSCR(3)	1.63x	1.66x	1.80x	1.85x	1.89x	1.93x
NCF DSCR(3)	1.63x	1.66x	1.80x	1.85x	1.89x	1.88x
NOI DY(3)	7.5%	7.7%	8.4%	8.6%	8.8%	8.9%
NCF DY(3)	7.5%	7.7%	8.4%	8.6%	8.8%	8.7%

(1)	The Iron Guard Storage Portfolio Properties were acquired by Iron Guard Storage Portfolio Borrowers between 2010 and 2015. 2015 figures do not represent full year performance of the complete portfolio. In 2010, 56.4% of the portfolio (by allocated loan amount) was acquired. In 2015, 43.6% of the portfolio (by allocated loan amount) was acquired.

(2)	Other Income includes administrative and late fees, insurance protection plans, truck rental/U-Haul commissions, merchandise and other miscellaneous income.

(3)	The NOI DSCR, NCF DSCR, NOI DY and NCF DY as presented are calculated based on the Iron Guard Storage Portfolio Mortgage Loan, excluding the Iron Guard Storage Portfolio Mezzanine Loan. The U/W NOI DSCR, U/W NCF DSCR, U/W NOI DY and U/W NCF DY based on the combined balance of the Iron Guard Storage Portfolio Mortgage Loan and the Iron Guard Storage Portfolio Mezzanine Loan are 1.46x, 1.42x, 7.8% and 7.6%, respectively.

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IRON GUARD STORAGE PORTFOLIO

Appraisal. As of the appraisal report date of January 19, 2018, the Iron Guard Storage Portfolio Properties had an “as-portfolio” bulk appraised value of $137,470,000, which includes a portfolio premium of $15,650,000. The sum of the individual “as-is” appraised values of the Iron Guard Storage Portfolio Properties is $121,820,000.

Environmental Matters. According to the Phase I environmental site assessments dated between November 13, 2017 and November 15, 2017, there are no recognized environmental conditions at the Iron Guard Storage Portfolio Properties.

Market Overview. The Iron Guard Storage Portfolio Properties are geographically diverse, located in 17 different cities across 7 states. The greatest concentration of Iron Guard Storage Portfolio Properties is located in Texas (9 properties, 42.6% of SF), Alabama (3 properties, 18.3% of SF), Georgia (4 properties, 15.2% of SF) and North Carolina (3 properties, 13.1% of SF), with the remaining three properties (10.8% of SF) located across three different states.

The following table presents detailed information for the Iron Guard Storage Portfolio Properties by market.

Market Summary

Property State	Property Count	Net Rentable Area (SF)(1)	% of Net Rentable Area (SF) (1)	Total Units Storage / Parking	% Climate Control	Wtd. Avg. TTM SF Occupancy	Wtd. Avg. Year Built	Wtd. Avg. Rent PSF	Total UW NCF	% of Total UW NCF
Texas	9	575,832	42.6%	3916 / 351	38.6%	83.6%	2003	$0.78	$3,116,145	41.6%
Alabama	3	247,935	18.3%	1900 / 14	15.7%	75.7%	2003	$0.62	$1,076,210	14.4%
Georgia	4	205,775	15.2%	1657 / 23	0.0%	80.6%	1988	$0.69	$986,614	13.2%
North Carolina	3	177,092	13.1%	1403 / 61	12.6%	83.3%	1990	$0.75	$1,032,999	13.8%
Washington	1	51,755	3.8%	390 / 15	24.9%	86.0%	1978	$1.37	$631,617	8.4%
Nevada	1	44,214	3.3%	306 / 0	0.0%	90.5%	1990	$0.97	$334,365	4.5%
Virginia	1	49,636	3.7%	404 / 4	0.0%	85.6%	1988	$0.83	$309,965	4.1%
Total/Weighted Average	22	1,352,239	100.0%	9,976 / 468	22.4%	82.0%	1996	$0.76	$7,487,915	100.0%

(1)	Excludes square footage attributable to parking spaces.

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IRON GUARD STORAGE PORTFOLIO

Demographic Summary(1)

Property Name	Avg. Rent PSF(2)	Appraiser’s Market Rent PSF	MSA	1-mile Population	3-mile Population	5-mile Population	1-mile Median Household Income	3-mile Median Household Income	5-mile Median Household Income
Camas	$1.37	$1.37	Portland – Vancouver - Hillsboro	6,054	32,371	84,921	$66,481	$74,365	$70,187
Webster	$0.69	$0.73	Houston-The Woodlands-Sugar Land, TX	8,488	74,503	204,357	$50,598	$61,042	$82,028
Gum Branch	$0.83	$0.84	Jacksonville, NC	8,440	42,268	75,127	$45,505	$46,423	$45,320
6th Avenue	$0.85	$0.87	Birmingham-Hoover, AL	10,720	87,468	181,280	$20,474	$28,392	$33,683
Katy	$0.84	$0.92	Houston-The Woodlands-Sugar Land, TX	12,572	67,134	186,771	$80,420	$79,169	$84,709
La Porte	$0.86	$0.92	Houston-The Woodlands-Sugar Land, TX	1,866	29,782	68,422	$75,283	$75,308	$75,846
Denton	$0.98	$1.00	Dallas-Fort Worth-Arlington, TX	18,089	80,063	139,037	$25,353	$37,520	$51,088
Shurling	$0.71	$0.68	Macon, GA	5,757	25,128	58,522	$23,241	$28,430	$27,928
Prater Way	$0.97	$0.99	Reno-Sparks, NV	19,405	84,516	204,120	$43,003	$44,877	$39,708
Adamsville	$0.84	$0.82	Birmingham-Hoover, AL	2,460	15,525	34,050	$41,480	$44,888	$38,855
Troy	$0.43	$0.37	Montgomery, AL	10,870	54,313	114,702	$24,891	$43,459	$45,368
Conroe	$0.80	$0.84	Houston-The Woodlands-Sugar Land, TX	2,314	23,581	65,641	$47,049	$49,250	$44,253
Del Valle	$0.92	$0.89	Austin-Round Rock, TX	1,763	15,465	34,067	$57,280	$55,905	$51,198
Tomball	$0.60	$0.79	Houston-The Woodlands-Sugar Land, TX	489	8,501	43,032	$84,134	$93,058	$75,046
Canyon Lake	$0.81	$0.84	San Antonio–New Braunfels, TX	472	5,558	14,835	$48,928	$57,954	$55,094
Riverside	$0.83	$0.83	Danville, VA	4,215	34,395	50,510	$29,132	$31,828	$34,575
Bertram	$0.73	$0.73	Augusta-Richmond County, GA-SC	8,092	47,419	131,077	$39,183	$53,917	$45,350
Center	$0.64	$0.67	Jacksonville, NC	7,252	40,120	78,535	$36,827	$39,598	$42,879
Key	$0.75	$0.72	Macon, GA	6,687	58,577	86,694	$20,716	$22,341	$26,590
Wylds	$0.57	$0.59	Augusta-Richmond County, GA-SC	8,092	47,419	131,077	$39,183	$53,917	$45,350
Marine	$0.76	$0.80	Jacksonville, NC	6,477	39,406	78,753	$31,791	$42,876	$44,603
Donna	$0.58	$0.59	McAllen-Edinburg-Mission, TX	3,205	50,132	126,526	$33,295	$31,544	$31,199
Total/Weighted Average	$0.83	$0.85		7,290	44,948	103,919	$46,503	$52,559	$53,116

(1)	Source: Third Party Research Report.
(2)	Avg. Rent PSF excludes square footage attributable to parking spaces.

The Borrowers. The borrowers are Lucky 7 Equity LLC, Lucky 7 Equity II LLC, Lucky 7 Equity IV, LLC and Lucky 7 Equity V, LLC and 22 single purpose limited liability companies (individually and collectively, the “Iron Guard Storage Portfolio Borrowers”) each with at least two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Iron Guard Storage Portfolio Mortgage Loan. Equity ownership in the Iron Guard Storage Portfolio Borrowers is held by Tyrrell & Barbara Ross, Kurt Ross Prime Trust, Chad & Denise Ross, David & Brena Ross and Jim & Kim Michael. Tyrrell Ross, Kurtus Ross, Chad Ross, David Ross, Kim Michael and Kurt Ross Prime Trust are the guarantors of certain nonrecourse carveouts under the Iron Guard Storage Portfolio Mortgage Loan. The guarantors are required pursuant to the Iron Guard Storage Portfolio Mortgage Loan documents to collectively maintain a minimum net worth of not less than $50 million and a minimum liquidity of not less than $2.5 million.

The Borrower Sponsor. The borrower sponsor is David Ross, the owner, CEO and President of Iron Guard Storage. Iron Guard Storage is a self-storage owner and operator founded in 2010.

Escrows. The Iron Guard Storage Portfolio Borrowers deposited at closing (i) $212,900 for immediate repairs (125% of estimated costs), (ii) $170,242 for real estate taxes and (iii) $158,395 for insurance premiums. The Iron Guard Storage Portfolio Borrowers are also required to deposit monthly (i) $11,278 for replacement reserves, capped at $406,000, (ii) 1/12th of the estimated property taxes (currently $96,239), and (iii) 1/12th of the estimated insurance premiums due (currently $17,599) unless the Iron Guard Storage Portfolio Properties are covered by a blanket policy.

Lockbox and Cash Management. Upon a Cash Sweep Period (as defined below) the Iron Guard Storage Portfolio Borrowers are required to establish a lockbox account into which all rents are required to be deposited, which funds are then required to be swept on each business day to a lender-controlled cash management account for payment of among other things debt service, monthly escrows and operating expenses with all excess cash to be deposited to an excess cash reserve to be held as additional security for the Iron Guard Storage Portfolio Mortgage Loan for so long as a Cash Sweep Period exists.

A “Cash Sweep Period” will occur either (i) during the period when the debt service coverage ratio (inclusive of the Iron Guard Storage Portfolio Mezzanine Loan debt service) is below 1.05x for the trailing six month period, tested quarterly until the debt service coverage ratio equals or exceeds 1.05x for the trailing six month period for two consecutive quarters or (ii) upon an event of default under the mortgage loan or mezzanine loan until the cure of such event of default.

Property Management. The Iron Guard Storage Portfolio Properties are currently managed by Iron Guard Storage, LLC.

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IRON GUARD STORAGE PORTFOLIO

Assumption. After July 9, 2018, the borrowers have the right to transfer the Iron Guard Storage Portfolio Properties in their entirety, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) the mezzanine borrower has complied with all terms set forth in the mezzanine loan documents with respect to the assumption or the mezzanine loan is simultaneously prepaid in full; (iv) if requested by the lender, a REMIC opinion and new non-consolidation opinion are provided; and (v) if requested by the lender, rating agency confirmation from Fitch, DBRS and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the BANK 2018-BNK10 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The “Iron Guard Storage Portfolio Mezzanine Loan” refers to a loan in the original principal amount of $12,150,000 to IGM Owner LLC, a Delaware limited liability company, by Bank of America, National Association, secured by 100% of the indirect equity interests in the Iron Guard Storage Portfolio Borrowers and put in place simultaneously with the origination of the Iron Guard Storage Portfolio Mortgage Loan. The Iron Guard Storage Portfolio Mezzanine Loan has been sold to a third party.

The Iron Guard Storage Portfolio Mortgage Loan and the Iron Guard Storage Portfolio Mezzanine Loan are subject to an intercreditor agreement. The Iron Guard Storage Portfolio Mezzanine Loan accrues interest at an interest rate of 10.50% per annum and requires payments of interest only through the loan maturity date of February 1, 2028. The Iron Guard Storage Portfolio Mezzanine Loan may not be prepaid, refinanced or defeased in whole or in part while any portion of the Iron Guard Storage Portfolio Mortgage Loan remains outstanding without a pro rata prepayment or pro rata defeasance of the Iron Guard Storage Portfolio Mortgage Loan.

Ground Lease. Each of the Iron Guard Storage Portfolio Properties is subject to a ground lease between one of the four fee borrowers (Lucky 7 Equity LLC, Lucky 7 Equity II LLC, Lucky 7 Equity IV, LLC and Lucky 7 Equity V, LLC) and one of 22 leasehold borrowers. The Iron Guard Storage Portfolio Mortgage Loan is secured by both the fee and leasehold interests in each of the 22 Iron Guard Storage Portfolio Properties.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism and acts of terrorism in an amount equal to the full replacement cost of the Iron Guard Storage Portfolio Properties, as well as business interruption insurance covering no less than the 12-month period following the occurrence of a casualty event, together with an up to six-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The seismic reports dated November 14, 2017 indicated a probable maximum loss of 6.0% for the Camas property and 9.0% for the Prater Way property.

A-3-31

WISCONSIN HOTEL PORTFOLIO

A-3-32

WISCONSIN HOTEL PORTFOLIO

DeForest
Waunakee
Sun Prairie
Lake Mendota
Middleton
MADISON
Monona
McFarland
Verona
Fitchburg

Wauwatosa
West Allis
MILWAUKEE
Lake Michigan
Greenfield
Cudahy
South Milwaukee
Franklin
Oak Creek

Lake Winnebago
North Fond du Lac
FOND DU LAC

WISCONSIN
Eau Claire
Green Bay
Appleton
Oshkosh
Fond du Lac
Madison
Milwaukee
Racine

Wisconsin Hotel Portfolio		
1	Holiday Inn - Madison West	Madison, WI
2	Fairfield Inn - Oak Creek	Oak Creek, WI
3	Holiday Inn - Fond Du Lac	Fond Du Lac, WI
4	Holiday Inn Express - Fond Du Lac	Fond Du Lac, WI
5	Baymont Inn - Madison	Madison, WI
6	Comfort Inn & Suites - Appleton Airport	Grand Chute, WI
7	Holiday Inn Express - Oshkosh	Oshkosh, WI
8	Comfort Inn & Suites - Milwaukee Airport	Oak Creek, WI
9	Comfort Inn & Suites - Madison West	Madison, WI
10	Holiday Inn Express - Milwaukee Airport	Milwaukee, WI
11	Comfort Inn & Suites - Fond Du Lac	Fond Du Lac, WI

Grand Chute
Little Chute
APPLETON
Kimberly
Menasha
Neenah
Lake Winnebago

Lake Butte des Morts
OSHKOSH
Lake Winnebago

A-3-33

No. 4 – Wisconsin Hotel Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$74,600,000			Property Type:	Hospitality
Cut-off Date Balance:	$74,600,000			Specific Property Type:	Various
% of Initial Pool Balance:	5.8%			Location:	Various, WI
Loan Purpose:	Refinance			Size:	1,255 Rooms
Borrower Name(1):	Various			Cut-off Date Balance Per Room:	$59,442
Borrower Sponsor:	William Zanetis			Year Built/Renovated:	Various
Mortgage Rate:	5.330%			Title Vesting:	Fee
Note Date:	January 4, 2018			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	63.3% (12/31/2013)
Maturity Date:	February 1, 2028			3rd Most Recent Occupancy (As of):	63.8% (12/31/2014)
IO Period:	NAP			2nd Most Recent Occupancy (As of):	67.4% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	67.1% (12/31/2016)
Seasoning:	0 months			Current Occupancy (As of):	66.3% (10/31/2017)
Amortization Term (Original):	300 months
Loan Amortization Type:	Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(24),D(92),O(4)			4th Most Recent NOI (As of):	$8,055,897 (12/31/2014)
Lockbox Type:	Springing			3rd Most Recent NOI (As of):	$8,895,028 (12/31/2015)
Additional Debt(2):	None			2nd Most Recent NOI (As of):	$9,019,184 (12/31/2016)
Additional Debt Type:	NAP			Most Recent NOI (As of):	$9,515,686 (TTM 10/31/2017)

				U/W Revenues:	$35,445,688
				U/W Expenses:	$25,842,488
				U/W NOI:	$9,603,200
				U/W NCF:	$8,185,373
				U/W NOI DSCR:	1.78x
Escrows and Reserves(3):				U/W NCF DSCR:	1.51x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	12.9%
Taxes	$176,010	(3)	NAP	U/W NCF Debt Yield:	11.0%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$118,010,000
FF&E Reserve	$0	$118,152	NAP	As-Is Appraisal Valuation Date:	Various
Deferred Maintenance	$223,475	$0	NAP	Cut-off Date LTV Ratio:	63.2%
PIP Reserve	$5,200,000	$0	NAP	LTV Ratio at Maturity or ARD:	47.8%

(1)	The borrowers are Wisco Partners, LLC, WZ Wisco, INC., App Pro of Appleton, INC., Osh Pro Partners, LLC, Wes Pro II, LLC, Mad Pro of Madison, INC., Oak Pro Partners, LLC, Wes Pro Partners, LLC, Mil Pro, LLC, Oak Pro II, LLC, F.D.L. Pro LLC.
(2)	Certain borrowers have incurred an aggregate of $531,083 of unsecured forgivable loans from one of the franchisors—see “Mezzanine and Subordinate Indebtedness” herein.
(3)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Wisconsin Hotel Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interests in a portfolio of 11 hospitality properties located throughout Wisconsin (the “Wisconsin Hotel Portfolio Properties”). The Wisconsin Hotel Portfolio Mortgage Loan was originated on January 4, 2018 by Morgan Stanley Bank, N.A. The Wisconsin Hotel Portfolio Mortgage Loan had an original principal balance of $74,600,000, has an outstanding principal balance as of the Cut-off Date of $74,600,000 and accrues interest at an interest rate of 5.330% per annum. The Wisconsin Hotel Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires payments of principal and interest based on a 25-year amortization schedule. The Wisconsin Hotel Portfolio Mortgage Loan matures on February 1, 2028.

Following the lockout period, the borrower has the right to defease the Wisconsin Hotel Portfolio Mortgage Loan in whole, or in part as described below under “Partial Release,” on any date before November 1, 2027. In addition, the Wisconsin Hotel Portfolio Mortgage Loan is prepayable without penalty on or after November 1, 2027, in whole.

A-3-34

WISCONSIN HOTEL PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$74,600,000	94.1%	Loan payoff	$71,666,381	90.4%
Borrower Equity	4,662,865	5.9	Reserves	5,599,485	7.1
			Closing costs	1,997,000	2.5
Total Sources	$79,262,865	100.0%	Total Uses	$79,262,865	100.0%

The Properties. The Wisconsin Hotel Portfolio Properties are comprised of eleven hospitality properties, nine of which are limited service hotels (76.4% of rooms) and two of which are full service hotels (23.6% of rooms). Built between 1974 and 2015, the Wisconsin Hotel Portfolio Properties have undergone approximately $12.1 million in improvements since 2013. These improvements include capital expenditures to keep the hotels up to date with brand standards (which includes converting the three Holiday Inn Express branded properties to their latest blue format and converting the three Comfort Suites branded properties to their latest Move 2 Modern format). The Wisconsin Hotel Portfolio Properties are slated to undergo $10,890,000 of property improvement plans (“PIPs”) between 2018 and 2021, of which $5,200,000 was reserved upfront.

The following table presents certain information relating to the Wisconsin Hotel Portfolio Properties:

Property Schedule

Property Name	City	Year Built/ Renovated	Specific Property Type	Rooms	10/31/2017 Occupancy	Allocated Cut-off Date Balance	% of Allocated Cut-off Date Balance	Appraised Value	Underwritten NOI	Franchise Expiration Date
Holiday Inn – Madison West	Madison	2000 / 2015	Full Service	157	62.0%	$13,550,000	18.2%	$18,160,000	$1,637,934	7/21/2020
Fairfield Inn – Oak Creek	Oak Creek	2008 / 2016	Limited Service	119	69.0%	$9,436,000	12.6%	$13,480,000	$1,149,428	6/22/2029
Holiday Inn – Fond Du Lac(1)	Fond Du Lac	1974 / 2015	Full Service	139	64.6%	$8,350,000	11.2%	$16,200,000	$1,087,332	1/10/2019(1)
Holiday Inn Express – Fond Du Lac	Fond Du Lac	2015 / NAP	Limited Service	86	60.8%	$7,225,000	9.7%	$11,670,000	$825,213	6/1/2035
Baymont Inn – Madison	Madison	1988 / 2017	Limited Service	129	58.2%	$6,020,000	8.1%	$10,160,000	$706,151	1/31/2036
Comfort Inn & Suites - Appleton Airport	Grand Chute	1989 / 2014	Limited Service	130	71.3%	$5,900,000	7.9%	$8,430,000	$937,561	7/30/2024
Holiday Inn Express - Oshkosh	Oshkosh	1997 / NAP	Limited Service	69	71.8%	$5,876,000	7.9%	$8,170,000	$690,125	12/28/2027
Comfort Inn & Suites - Milwaukee Airport	Oak Creek	1998 / 2013	Limited Service	138	65.9%	$5,820,000	7.8%	$8,490,000	$715,913	6/1/2019
Comfort Inn & Suites - Madison West	Madison	1994 / 2014	Limited Service	95	63.6%	$5,067,000	6.8%	$7,240,000	$822,960	5/22/2025
Holiday Inn Express - Milwaukee Airport	Milwaukee	2005 / 2017	Limited Service	115	66.7%	$4,710,000	6.3%	$12,230,000	$591,873	6/22/2030
Comfort Inn & Suites – Fond Du Lac(2)	Fond Du Lac	1989 / 2014	Limited Service	78	83.9%	$2,646,000	3.5%	$3,780,000	$438,710	12/23/2025
Total/Weighted Average				1,255	66.3%	$74,600,000		$118,010,000	$9,603,200

(1)	The Holiday Inn – Fond Du Lac Property is expected to be converted to a Radisson flag under a franchise agreement that expires 1/11/2039; however there is no assurance such conversion will be effected.

(2)	“The franchisor has the right to terminate the franchise agreement without cause as of August 2020.

Holiday Inn - Madison West. The Holiday Inn - Madison West property is a four-story, full service hotel that was built in 2000, renovated in 2015 and contains 157 guestrooms. The Holiday Inn - Madison West property also features an on-site, 160-seat restaurant, meeting space totaling 6,800 square feet, indoor waterpark feature, fitness center and business center.

The Holiday Inn - Madison West property has undergone approximately $633,246 in capital expenditures since 2013 and as part of its franchise agreement is slated to undergo a $3,500,000 PIP or $22,293 per room. Of the $5,200,000 upfront PIP reserve, $1,100,000 was allocated towards the Holiday Inn - Madison West property. There are 220 surface parking spaces at the Holiday Inn - Madison West property.

The demand segmentation for the Holiday Inn - Madison West property is 34% commercial, 31% leisure, 25% group and 10% extended stay.

The Holiday Inn - Madison West property is subject to a franchise agreement with Holiday Inns Franchising, Inc. expiring July 21, 2020.

Fairfield Inn - Oak Creek. The Fairfield Inn - Oak Creek property is a three-story, limited service hotel that was built in 2008, renovated in 2016 and contains 119 guestrooms. The Fairfield Inn - Oak Creek property also features an indoor pool, fitness center, business center, sundries shop, and meeting room.

The Fairfield Inn - Oak Creek property has undergone approximately $848,840 in capital expenditures since 2013 and as part of its franchise agreement is slated to undergo a $1,500,000 PIP or $12,605 per room. Of the $5,200,000 upfront PIP reserve, $0 was allocated towards the Fairfield Inn – Oak Creek property. There are 115 surface parking spaces at the Fairfield Inn - Oak Creek property.

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WISCONSIN HOTEL PORTFOLIO

The demand segmentation for the Fairfield Inn - Oak Creek property is 50% leisure, 37% commercial, 10% extended stay and 3% group.

The Fairfield Inn - Oak Creek property is subject to a franchise agreement with Marriott International, Inc. expiring June 22, 2029.

Holiday Inn - Fond Du Lac. The Holiday Inn - Fond Du Lac property is a two-story, full service hotel that was built in 1974, renovated in 2015 and contains 139 guestrooms. The Holiday Inn - Fond Du Lac property also features an on-site, 213-seat restaurant and bar, meeting space totaling 14,000 square feet, indoor pool, fitness center and business center.

The Holiday Inn - Fond Du Lac property has undergone $3,128,727 in capital expenditures since 2013. There are 427 surface parking spaces at the Holiday Inn - Fond Du Lac property.

The demand segmentation for the Holiday Inn - Fond Du Lac property is 36% group, 30% leisure, 29% commercial and 5% extended stay.

The Holiday Inn - Fond Du Lac property is currently subject to a franchise agreement with Holiday Hospitality Franchising, LLC expiring January 10, 2019. The borrower expects to then convert the hotel to a Radisson. In order to effect this change, the hotel is required to undergo renovations estimated to total $2,000,000, or $14,388 per room, including renovation of finishes, FF&E and public areas. Of the $5,200,000 upfront PIP reserve, $2,000,000 was allocated towards the Holiday Inn - Fond Du Lac property.

The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Wisconsin Hotel Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 10/31/2017	U/W	% of U/W Total Rev.	U/W $ per Room
Occupancy	63.8%(1)	67.4%	67.1%	66.3%	66.3%
ADR	$94.00(1)	$102.10	$103.44	$104.60	$104.60
RevPAR	$65.22(1)	$67.37	$67.42	$68.41	$68.41

Room Revenue	26,572,612	28,593,016	29,603,123	30,092,909	30,092,910	84.9%	23,978
F&B Revenue	4,406,910	4,442,612	4,539,101	4,505,876	4,505,876	12.7	3,590
Other Income(2)	589,098	610,402	666,805	846,903	846,902	2.4	675
Total Revenue	$31,568,620	$33,646,030	$34,809,029	$35,445,688	$35,445,688	100.0%	28,244

Total Departmental Expenses	10,158,342	10,365,816	10,797,240	10,952,869	10,986,195	31.0	8,754
Gross Operating Profit	$21,410,278	$23,280,215	$24,011,789	$24,492,819	$24,459,493	69.0%	19,490

Total Undistributed Expenses	10,853,472	11,596,320	11,998,342	12,015,501	12,015,502	33.9	9,574
Profit Before Fixed Charges	$10,556,806	$11,683,895	$12,013,447	$12,477,318	$12,443,991	35.1%	9,916

Total Fixed Charges	2,500,909	2,788,866	2,994,262	2,961,633	2,840,791	8.0	2,264
Net Operating Income	$8,055,897	$8,895,028	$9,019,184	$9,515,686	$9,603,200	27.1%	7,652

FF&E	1,262,744	1,345,842	1,392,361	1,417,826	1,417,827	4.0	1,130
Net Cash Flow	$6,793,153	$7,549,187	$7,626,823	$8,097,859	$8,185,373	23.1%	6,522

NOI DSCR	1.49x	1.650x	1.67x	1.76x	1.78x
NCF DSCR	1.26x	1.40x	1.41x	1.50x	1.51x
NOI DY	10.8%	11.9%	12.1%	12.8%	12.9%
NCF DY	9.1%	10.1%	10.2%	10.9%	11.0%

(1)	2014 Occupancy, ADR and RevPAR do not include the Holiday Inn Express - Fond Du Lac property, which was built in 2015.
(2)	Other Income includes revenue from other operating departments and other miscellaneous income.

Appraisal. As of the appraisal valuation dates ranging from November 17, 2017 to November 22, 2017, the Wisconsin Hotel Portfolio Properties had an aggregate “as-is” appraised value of $118,010,000.

Environmental Matters. According to Phase I environmental assessments dated November 30, 2017, there are no recognized environmental conditions at the Wisconsin Hotel Portfolio Properties. The related Phase I identified a controlled recognized environmental condition at the Fairfield Inn – Oak Creek property relating to polynuclear aromatic hydrocarbons (PAH) concentrations in shallow soil and fill materials. The Wisconsin Department of Natural Resources (WIDNR) issued “Final Case Closure with Continuing Obligations” on December 19, 2014, which continuing obligations include (1) residual soil contamination exists that must be properly managed if excavated or removed; (2) a soil cover must be maintained over contaminated soil, and the WIDNR must be notified and approve any changes to this barrier; (3) a prohibition on residential development and (4) the site is also required to be continuously registered as on the WIDNR GIS Registry.

Market Overview and Competition. The Wisconsin Hotel Portfolio Properties are located in five markets across Wisconsin: Madison (three properties, 30.4% of rooms), Milwaukee (three properties, 29.6% of rooms), Fond Du Lac (three properties, 24.1% of rooms), Appleton (one property, 10.4% of rooms) and Oshkosh (one property, 5.5% of rooms).

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WISCONSIN HOTEL PORTFOLIO

The following table presents demographic information with respect to the Wisconsin Hotel Portfolio Properties:

Wisconsin Hotel Portfolio Demographic Summary

	2017 Population	2017 Median HH Income
Madison	656,632	$62,903
Milwaukee	1,570,482	$56,136
Fond Du Lac	102,237	$56,302
Appleton	235,138	$62,110
Oshkosh	170,078	$53,482

The following table presents certain information relating to the Occupancy, ADR and RevPAR of the Wisconsin Hotel Portfolio Properties and their competitive sets:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Holiday Inn - Madison West			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	61.6%	$122.48	$75.45	70.2%	$123.12	$86.48	114.0%	100.5%	114.6%
10/31/2016 TTM	63.9%	$125.62	$80.30	66.6%	$127.24	$84.70	104.1%	101.3%	105.5%
10/31/2017 TTM	60.5%	$128.03	$77.48	62.0%	$129.63	$80.31	102.4%	101.3%	103.6%

	Competitive Set			Fairfield Inn - Oak Creek			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	68.8%	$81.17	$55.83	64.7%	$104.50	$67.64	94.1%	128.7%	121.1%
10/31/2016 TTM	74.0%	$80.06	$59.21	62.8%	$110.84	$69.58	84.9%	138.4%	117.5%
10/31/2017 TTM	78.9%	$80.85	$63.79	68.4%	$108.24	$74.02	86.7%	133.9%	116.0%

	Competitive Set			Holiday Inn - Fond Du Lac			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	45.6%	$74.96	$34.18	68.9%	$99.56	$68.59	151.1%	132.8%	200.7%
10/31/2016 TTM	50.1%	$80.60	$40.36	59.8%	$98.93	$59.21	119.5%	122.7%	146.7%
10/31/2017 TTM	51.9%	$87.68	$45.51	63.8%	$100.68	$64.26	123.0%	114.8%	141.2%

	Competitive Set			Holiday Inn Express - Fond Du Lac			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	45.6%	$74.96	$34.18	56.7%	$141.04	$79.92	124.3%	188.1%	233.8%
10/31/2016 TTM	50.1%	$80.60	$40.36	57.1%	$119.17	$68.02	114.0%	147.8%	168.5%
10/31/2017 TTM	51.9%	$87.68	$45.51	60.8%	$116.82	$70.99	117.1%	133.2%	156.0%

	Competitive Set			Baymont Inn - Madison			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	62.5%	$86.81	$54.21	64.0%	$72.40	$46.35	102.5%	83.4%	85.5%
10/31/2016 TTM	65.6%	$90.34	$59.22	61.1%	$77.47	$47.37	93.1%	85.8%	80.0%
10/31/2017 TTM	63.4%	$97.50	$61.82	59.6%	$80.96	$48.29	94.0%	83.0%	78.1%

	Competitive Set			Comfort Inn & Suites - Appleton Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	51.5%	$87.77	$45.23	68.4%	$86.77	$59.33	132.8%	98.9%	131.2%
10/31/2016 TTM	52.4%	$88.72	$46.53	69.3%	$89.27	$61.86	132.3%	100.6%	133.0%
10/31/2017 TTM	53.4%	$89.27	$47.65	69.0%	$90.06	$62.18	129.2%	100.9%	130.5%

	Competitive Set			Holiday Inn Express - Oshkosh			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	56.5%	$104.35	$58.92	73.2%	$111.38	$81.51	129.6%	106.7%	138.4%
10/31/2016 TTM	60.2%	$107.75	$64.89	71.5%	$114.77	$82.02	118.7%	106.5%	126.4%
10/31/2017 TTM	58.7%	$107.05	$62.83	72.9%	$114.80	$83.70	124.2%	107.2%	133.2%

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WISCONSIN HOTEL PORTFOLIO

	Competitive Set			Comfort Inn & Suites - Milwaukee Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	62.2%	$70.52	$43.88	65.9%	$81.15	$53.45	105.9%	115.1%	121.8%
10/31/2016 TTM	63.0%	$71.65	$45.15	67.4%	$82.57	$55.69	107.0%	115.2%	123.3%
10/31/2017 TTM	56.7%	$77.72	$44.06	64.5%	$87.35	$56.32	113.8%	112.4%	127.8%

	Competitive Set			Comfort Inn & Suites - Madison West			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	62.5%	$96.19	$60.11	67.7%	$94.28	$63.80	108.3%	98.0%	106.1%
10/31/2016 TTM	65.1%	$100.02	$65.10	66.9%	$103.16	$69.01	102.8%	103.1%	106.0%
10/31/2017 TTM	64.2%	$102.87	$66.04	63.1%	$104.97	$66.23	98.3%	102.0%	100.3%

	Competitive Set			Holiday Inn Express - Milwaukee Airport			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	65.4%	$75.38	$49.30	66.9%	$93.06	$62.25	102.3%	123.5%	126.3%
10/31/2016 TTM	64.5%	$76.01	$49.00	63.4%	$93.65	$59.35	98.3%	123.2%	121.1%
10/31/2017 TTM	55.6%	$80.91	$44.95	66.7%	$100.55	$67.10	120.1%	124.3%	149.3%

	Competitive Set			Comfort Inn & Suites - Fond Du Lac			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
10/31/2015 TTM	43.6%	$80.96	$35.28	81.8%	$65.32	$53.46	187.6%	80.7%	151.5%
10/31/2016 TTM	47.7%	$79.91	$38.12	79.2%	$65.46	$51.88	166.0%	81.9%	136.1%
10/31/2017 TTM	48.2%	$81.76	$39.44	82.9%	$65.40	$54.20	172.0%	80.0%	137.4%

(1)	Information obtained from a third party hospitality research report.

According to the appraisal, a 112 room Towne Place Hotel by Marriott is expected to open in the first half of 2018 within two miles of the three Wisconsin Hotel Portfolio Properties located in Milwaukee, and is expected to be secondarily competitive with such hotels.

The Borrowers. The borrowers are Wisco Partners, LLC, a Wisconsin limited liability company, WZ Wisco, INC., a Delaware corporation, App Pro of Appleton, INC., a Delaware corporation, Osh Pro Partners, LLC, a Wisconsin limited liability company, Wes Pro II, LLC, a Wisconsin limited liability company, Mad Pro of Madison, INC., a Delaware corporation, Oak Pro Partners, LLC, a Wisconsin limited liability company, Wes Pro Partners, LLC, a Wisconsin limited liability company, Mil Pro, LLC, a Wisconsin limited liability company, Oak Pro II, LLC, a Wisconsin limited liability company, F.D.L. Pro LLC, a Wisconsin limited liability company (together, the “Wisconsin Hotel Portfolio Borrowers”), each with at least two independent directors. Legal counsel to the Wisconsin Hotel Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Wisconsin Hotel Portfolio Mortgage Loan. William Zanetis owns 70.0% of each Wisconsin Hotel Portfolio Borrower and is the guarantor of certain nonrecourse carveouts under the Wisconsin Hotel Portfolio Mortgage Loan.

The Sponsor. The sponsor is William Zanetis. William Zanetis has over 40 years of experience owning and managing hotels in the midwestern United States.

Escrows. The Wisconsin Hotel Portfolio Borrowers deposited at loan origination $223,475 for required repairs, and $176,010 for real estate taxes and are required to deposit monthly 1/12th the estimated annual real estate taxes. Additionally, the Wisconsin Hotel Portfolio Borrowers are required to deposit monthly (i) 1/12th of the estimated annual insurance premiums (unless the policies covering each individual Wisconsin Hotel Portfolio Property are part of a blanket or umbrella policy approved by the lender in its reasonable discretion); and (ii) an FF&E reserve deposit ($118,152 through the end of 2018) adjusted annually to be the greater of (x) the amount required by the applicable franchisor under its respective franchise agreement and (y) 1/12th of (a) 2% of the gross operating income for the preceding calendar year commencing on the monthly payment date in March 2018 through and including the monthly payment date in February 2019, (b) 3% of the gross operating income for the preceding calendar year commencing on the monthly payment date in March 2019 through and including the monthly payment date in February 2020, and (c) 4% of the gross operating income for the preceding calendar year commencing on the monthly payment date in March 2020 and on each monthly payment date thereafter.

The Wisconsin Hotel Portfolio Borrowers (i) were required to deposit at loan origination $5,200,000 into a PIP reserve for scheduled PIPs in relation to certain identified Wisconsin Hotel Portfolio Properties, and (ii) on the date that any additional PIP is required by a franchisor pursuant to its respective franchise agreement, are required to deposit an amount equal to 125% of the sum required to pay for such additional PIP.

Lockbox and Cash Management. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the Wisconsin Hotel Portfolio Borrowers are required to establish a lockbox account into which the Wisconsin Hotel Portfolio Borrowers will be required to direct all credit card banks and persons with whom they do business on an accounts receivable basis to make deposits of payments with respect to the Wisconsin Hotel Portfolio Properties directly into such lockbox account, and will also be required to deposit any rents received by the Wisconsin Hotel Portfolio Borrowers or the property manager into such lockbox account within three business days of receipt. In addition, upon the first occurrence of a Cash Sweep Event Period, the lenders will have the right to establish, and the Wisconsin Hotel Portfolio Borrowers will be required to cooperate to establish, a lender controlled cash management account.

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WISCONSIN HOTEL PORTFOLIO

During the continuance of a Cash Sweep Event Period, all funds in the lockbox account are required to be swept into such cash management account for payment of debt service, monthly escrows, operating expenses set forth in the annual budget, and extraordinary expenses approved by the lender, with all excess cash to be deposited (i) during any Franchise Expiration Cash Sweep Period or FDL Termination Cash Sweep Period (each as defined below), if the amount in the FF&E reserve for the related individual Wisconsin Hotel Portfolio Property is less than $10,000 per key (the “FF&E Cap”), to the FF&E reserve until the FF&E Cap is satisfied, and (ii) otherwise to an excess cash reserve to be held as additional security for the Wisconsin Hotel Portfolio Mortgage Loan for so long as a Cash Sweep Event Period exists.

A “Cash Sweep Event Period” means a period commencing upon the earliest of the occurrence of (i) an event of default under the Wisconsin Hotel Portfolio Mortgage Loan agreement, (ii) a Debt Service Coverage Ratio Cash Sweep Event Period, (iii) a Franchise Default Cash Sweep Period, (iv) a Franchise Expiration Cash Sweep Period, (v) a Franchise Termination Cash Sweep Period; and (vi) an FDL Termination Cash Sweep Period (each as defined below). A Cash Sweep Event Period will terminate, (i) in the case of an event of default, the cure of such event of default, and (ii) in the case of a Cash Sweep Event Period under clauses (ii) through (vi) of the preceding sentence, when such Cash Sweep Event Period has ended in accordance with its terms.

A “Debt Service Coverage Ratio Cash Sweep Event Period” means a period (A) commencing upon the debt service coverage ratio being less than 1.20x for the immediately preceding 12 consecutive calendar months, and (B) expiring upon the date that the debt service coverage ratio has been greater than or equal to 1.20x for the immediately preceding twelve 12 consecutive calendar months.

A “Franchise Default Cash Sweep Period” means a period (A) commencing upon (x) any franchisor delivering notice that (i) the applicable Wisconsin Hotel Portfolio Borrower is in default under the applicable franchise agreement beyond applicable notice and cure periods or (ii) the hotel at any individual Wisconsin Hotel Portfolio Property is not being operated and maintained in accordance with such franchisor’s standards resulting in the related Wisconsin Hotel Portfolio Borrower no longer being in good standing with such franchisor and (y) such default not being cured within 30 days of such notice, and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender (which evidence may include, without limitation, a duly executed confirmation letter or estoppel certificate from the applicable franchisor in form and substance reasonably acceptable to the lender) that (a) the applicable Wisconsin Hotel Portfolio Borrower has cured all defaults under such franchise agreement, and (b) there has been no default by such Wisconsin Hotel Portfolio Borrower or by the franchisor under such franchise agreement for a period of 60 consecutive days.

A “Franchise Expiration Cash Sweep Period” means a period (A) commencing upon the date that is 12 months prior to the expiration of the applicable franchise agreement (unless the applicable Wisconsin Hotel Portfolio Borrower has extended or renewed the expiring franchise agreement as of such date in accordance with the terms of the Wisconsin Hotel Portfolio Mortgage Loan documents) and (B) expiring upon (i) the applicable Wisconsin Hotel Portfolio Borrower entering into an extension or renewal of the applicable franchise agreement acceptable to the lender in accordance with the terms of the Wisconsin Hotel Portfolio Mortgage Loan documents, or (ii) (x) the applicable Wisconsin Hotel Portfolio Borrower entering into a replacement franchise agreement with a Qualified Franchisor (as defined below) in accordance with the terms of the Wisconsin Hotel Portfolio Mortgage Loan documents, and (y) there having been no default by the applicable Wisconsin Hotel Portfolio Borrower or the franchisor under such replacement franchise agreement for a period of 60 consecutive days.

A “Franchise Termination Cash Sweep Period” means a period (A) commencing upon any expiration, termination or cancellation of any franchise agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding), and (B) expiring upon satisfaction of the following conditions: (i) the applicable Wisconsin Hotel Portfolio Borrower entering into a replacement franchise agreement with a Qualified Franchisor in accordance with the terms of the Wisconsin Hotel Portfolio Mortgage Loan documents, (ii) the applicable Wisconsin Hotel Portfolio Borrower being in actual physical possession of the applicable hotel under such replacement franchise agreement, and (iii) there having been no default by the applicable Wisconsin Hotel Portfolio Borrower or the franchisor under such replacement franchise agreement for a period of 60 consecutive days.

An “FDL Termination Cash Sweep Period” means a period (A) commencing upon WZ Wisco, Inc. or FDL franchisor giving notice that it is terminating the FDL franchise agreement and (B) expiring upon satisfaction of the following conditions: (i) WZ Wisco, Inc. entering into a replacement franchise agreement with a Qualified Franchisor in accordance with the terms of the Wisconsin Hotel Portfolio Mortgage Loan documents, (ii) WZ Wisco, Inc. being in actual physical possession of the applicable hotel under such replacement franchise agreement, and (iii) there having been no default by WZ Wisco, Inc. or the franchisor under such replacement franchise agreement for a period of 60 consecutive days.

A “Qualified Franchisor” means a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the applicable individual Wisconsin Hotel Portfolio Property and reasonably approved by the lender in writing (which approval may be conditioned upon receipt of a rating agency confirmation).

Property Management. The Wisconsin Hotel Portfolio Properties are currently managed by William Zanetis Management Co., Inc., an affiliate of the Wisconsin Hotel Portfolio Borrowers.

Assumption. The Wisconsin Hotel Portfolio Borrowers have the right to transfer the Wisconsin Hotel Portfolio Properties provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee satisfies the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) a replacement guarantor acceptable to the lender assumes the obligations of the Wisconsin Hotel Portfolio guarantor under the non-recourse carveout guaranty and environmental indemnity; and (iv) if required by the lender, the lender receives confirmation from each rating agency assigned to rate the Series 2018-BNK10 Certificates that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 certificates.

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WISCONSIN HOTEL PORTFOLIO

Partial Release. Following the expiration of the lockout period, the borrower is permitted to obtain the release of any individual Wisconsin Hotel Portfolio Property upon defeasance of a principal amount equal to 120% of the allocated loan amount for such individual Wisconsin Hotel Portfolio Property and satisfaction of certain conditions, including among others (i) the debt yield of the remaining Wisconsin Hotel Portfolio Properties immediately following the release will be not less than the greater of (x) the debt yield immediately preceding the release and (y) 11.0%, (ii) the debt service coverage ratio of the remaining Wisconsin Hotel Portfolio Properties immediately following the release will be not less than the greater of (x) the debt service coverage ratio immediately preceding the release and (y) 1.52x, and (iii) compliance with REMIC requirements. In addition, the applicable Wisconsin Hotel Portfolio Borrower is permitted to obtain the release of an unimproved parcel that is part of the land upon which the Fairfield Inn - Oak Creek property is located, without prepayment or defeasance, upon the satisfaction of certain conditions, including among others, separate tax lots, zoning, compliance with legal requirements, covenants prohibiting the use of the parcel for hotel or similar use, and compliance with REMIC requirements.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. In connection with the franchise agreements executed with Choice Hotels International, Inc., the applicable Wisconsin Hotel Portfolio Borrowers have incurred unsecured indebtedness in the aggregate amount of $531,083 in the form of forgivable loans from the franchisor (each a “Franchisor Loan”). Each Franchisor Loan is required to be repaid to the franchisor only if (i) the hotel leaves the franchisor’s system prior to the full duration of the note term, (ii) the applicable Wisconsin Hotel Portfolio Borrower defaults on the franchise agreement or the note during the note term or (iii) the applicable Wisconsin Hotel Portfolio Borrower transfers the hotel during the note term.

Terrorism Insurance. The Wisconsin Hotel Portfolio Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the Wisconsin Hotel Portfolio Borrowers provide coverage for acts of terrorism in an amount equal to the full replacement cost of the Wisconsin Hotel Portfolio Properties, provided that so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender will be required to accept insurance which covers against “covered acts” as defined by TRIPRA or such other program. If TRIPRA is no longer in effect, the Wisconsin Hotel Portfolio Borrowers will not be required to pay terrorism insurance premiums in excess of an annual terrorism premium cap of two times the cost of the annual premiums for property and business interruption insurance required under the related Wisconsin Hotel Portfolio Mortgage Loan documents (excluding the cost of terrorism and earthquake components of such insurance) at the time terrorism coverage is excluded from the applicable policy.

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BROOKWOOD CHASE PORTFOLIO

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BROOKWOOD CHASE PORTFOLIO

Lake Pontchartrain
NEW ORLEANS
Kenner
Metairie
River Ridge
Shrewsbury
Elmwood
Harahan
Bridge City
Waggaman
Avondale
Westwego
Gretna
Harvey
Marrero
Terrytown
Belle Chasse
Estelle
Woodmere
Lakeview
Gentilly
Bywater
Arabi
Chalmette
Carrollton
French Quarter
CBD
Algiers
Uptown
Garden District
Audubon
Little Woods
JEFFERSON PARISH
ORLEANS PARISH
ST. BERNARD PARISH
ST. CHARLES PARISH
PLAQUEMINES PARISH
Lake Cataouatche
Jean Lafitte National Historic Park
Mississippi River

BATON ROUGE
Merrydale
Central
Monticello
Downtown
Westminster
Inniswold
Shenandoah
Old Jefferson
Oak Hills Place
Village St. George
Gardere
South Baton Rouge
EAST BATON ROUGE PARISH
WEST BATON ROUGE PARISH
Mississippi River

Brookwood Chase Portfolio

1	Old Hammond	Baton Rouge, LA
2	Coursey	Baton Rouge, LA
3	Siegen	Baton Rouge, LA
4	Staring	Baton Rouge, LA
5	Capital Court	Baton Rouge, LA
6	Lapalco	Harvey, LA
7	Wall	Gretna, LA
8	Willow	Lafayette, LA
9	Westminster	Marrero, LA

LOUISIANA
Shreveport
Monroe
Alexandria
Lake Charles
Lafayette
Baton Rouge
New Orleans
Marrero
Gretna
Harvey

LAFAYETTE
Ossun
Scott
Downtown
Broussard
LAFAYETTE PARISH
ST. MARTIN PARISH
Lafayette Regional Airport
Moore Park

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No. 5 – Brookwood Chase Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$65,000,000			Property Type:	Self Storage
Cut-off Date Balance:	$65,000,000			Specific Property Type:	Self Storage
% of Initial Pool Balance:	5.0%			Location:	Various
Loan Purpose:	Refinance			Size:	916,733 SF
Borrower Name:	Brookwood Capital, L.L.C.			Cut-off Date Balance Per SF:	$70.90
Borrower Sponsors:	Robert Craig Smith			Year Built/Renovated:	Various
Mortgage Rate:	4.070%			Title Vesting(2):	Various
Note Date:	December 13, 2017			Property Manager:	CubeSmart Asset Management, LLC
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	50.0% (12/31/2013)
Maturity Date:	January 1, 2028			3rd Most Recent Occupancy (As of):	55.5% (12/31/2014)
IO Period:	120 months			2nd Most Recent Occupancy (As of):	65.5% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of)(3):	85.3% (12/31/2016)
Seasoning:	1 month			Current Occupancy (As of):	86.7% (Various)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(25),D(90),O(5)			4th Most Recent NOI (As of):	$4,192,973 (12/31/2014)
Lockbox Type:	Springing			3rd Most Recent NOI (As of):	$4,823,041 (12/31/2015)
Additional Debt:	None			2nd Most Recent NOI (As of):	$6,136,354 (12/31/2016)
Additional Debt Type:	NAP			Most Recent NOI (As of):	$6,758,080 (TTM 10/31/2017)

				U/W Revenues:	$8,798,742
				U/W Expenses:	$2,357,462
				U/W NOI:	$6,441,280
				U/W NCF:	$6,349,780
				U/W NOI DSCR:	2.40x
Escrows and Reserves(1):				U/W NCF DSCR:	2.37x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.9%
Taxes	$27,087	$27,087	NAP	U/W NCF Debt Yield:	9.8%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$110,330,000
Replacement Reserves	$0	Springing	$412,530	As-Is Appraisal Valuation Date:	Various
Deferred Maintenance	$12,250	$0	NAP	Cut-off Date LTV Ratio:	58.9%
Ground Lease	$3,000	$3,000	NAP	LTV Ratio at Maturity:	58.9%

(1)	See “Escrows” section.

(2)	All of the Brookwood Chase Portfolio Properties are fee, except for the Old Hammond property, which is leasehold.

(3)	With respect to the six Brookwood Chase Portfolio Properties located in Baton Rouge and Lafayette, Louisiana, occupancy increase in 2016 coincided with a flood in the Baton Rouge area that led to an increased use of self-storage properties.

The Mortgage Loan. The mortgage loan (the “Brookwood Chase Portfolio Mortgage Loan”) is evidenced by a single promissory note that is secured by first fee and leasehold mortgages encumbering a portfolio of nine self storage properties located across three markets in Louisiana (the “Brookwood Chase Portfolio Properties”). The Brookwood Chase Portfolio Mortgage Loan was originated on December 13, 2017 by Morgan Stanley Bank, N.A. The Brookwood Chase Portfolio Mortgage Loan had an original principal balance of $65,000,000, has an outstanding principal balance as of the Cut-off Date of $65,000,000 and accrues interest at an interest rate of 4.070% per annum. The Brookwood Chase Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of interest only through the term of the Brookwood Chase Portfolio Mortgage Loan. The Brookwood Chase Portfolio Mortgage Loan matures on January 1, 2028.

Following the lockout period, the borrower has the right to defease the Brookwood Chase Portfolio Mortgage Loan in whole, or in part as described below under “Partial Release,” on any date after the expiration of the lockout period and before September 1, 2027. In addition, the Brookwood Chase Portfolio Mortgage Loan is prepayable without penalty on or after September 1, 2027.

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BROOKWOOD CHASE PORTFOLIO

Sources and Uses

Sources			Uses
Original loan amount	$65,000,000	100.0%	Loan payoff	$33,390,177	51.4%
			Closing costs	1,106,216	1.7
			Reserves	42,337	0.1
			Return of equity	30,461,270	46.9
Total Sources	$65,000,000	100.0%	Total Uses	$65,000,000	100.0%

The Properties. The Brookwood Chase Portfolio Properties are comprised of self storage properties operated under the Cube Smart brand, located across three markets in Louisiana, with the largest presence in Baton Rouge (five properties, 61.7% of square feet). The Brookwood Chase Portfolio Properties total 7,024 units (916,733 square feet), of which 2,884 units are non-climate controlled units and 4,140 units are climate controlled. The Brookwood Chase Portfolio Properties were built by the sponsor between 1994 and 2007, with a weighted average year built of 2001. Since 2014, the sponsor began to transition management responsibilities of the portfolio to CubeSmart with the New Orleans properties transitioned in January 2014, the Lafayette property in October 2016, and the Baton Rouge properties in March 2017. Typical amenities across the Brookwood Chase Portfolio Properties include an electronic gate, keypad entry, video cameras, on-site managers and exterior lighting.

The following table presents certain information relating to the Brookwood Chase Portfolio Properties:

Brookwood Chase Portfolio Properties

Property Name	City / State	Market	Year Built	Net Rentable Area (SF)	Units	Allocated Cut-off Date Balance(1)	% of ALA	Appraised Value	% of Appraised Value
Old Hammond	Baton Rouge, LA	Baton Rouge	1998	143,305	876	$12,520,000	19.3%	$21,250,000	19.3%
Coursey	Baton Rouge, LA	Baton Rouge	1994	129,475	932	$9,660,000	14.9%	$16,410,000	14.9%
Siegen	Baton Rouge, LA	Baton Rouge	2001	90,395	649	$7,880,000	12.1%	$13,370,000	12.1%
Staring	Baton Rouge, LA	Baton Rouge	1995	121,763	946	$7,620,000	11.7%	$12,930,000	11.7%
Capital Court	Baton Rouge, LA	Baton Rouge	2006	80,710	790	$6,575,000	10.1%	$11,160,000	10.1%
Lapalco	Harvey, LA	New Orleans - Metairie	2007	110,450	970	$6,510,000	10.0%	$11,050,000	10.0%
Wall	Gretna, LA	New Orleans - Metairie	1999	84,150	641	$5,970,000	9.2%	$10,130,000	9.2%
Willow	Lafayette, LA	Lafayette	2005	84,185	679	$4,375,000	6.7%	$7,430,000	6.7%
Westminster	Marrero, LA	New Orleans - Metairie	2007	72,300	541	$3,890,000	6.0%	$6,600,000	6.0%
Total/Weighted Average				916,733	7,024	$65,000,000	100.0%	$110,330,000	100.0%

(1)	Allocated Cut-off Date Balances are based on the Appraised Values of the individual Brookwood Chase Portfolio Properties.

The following table presents detailed information with respect to the unit mix and net operating income of the Brookwood Chase Portfolio Properties.

Brookwood Chase Portfolio Properties Unit Mix and NOI Summary(1)

Property Name	City / State	Number of Floors	Non-Climate Controlled Units	Climate Controlled Units	% of Climate Controlled Units	TTM 10/31/2017 NOI	% of Total TTM 10/31/2017 NOI
Old Hammond	Baton Rouge, LA	1	494	382	43.6%	$1,349,423	20.0%
Coursey	Baton Rouge, LA	1	630	302	32.4%	$1,035,690	15.3%
Siegen	Baton Rouge, LA	1	230	419	64.6%	$837,958	12.4%
Staring	Baton Rouge, LA	1-3	686	260	27.5%	$844,743	12.5%
Capital Court	Baton Rouge, LA	3	0	790	100.0%	$725,883	10.7%
Lapalco	Harvey, LA	2	20	950	97.9%	$570,725	8.4%
Wall	Gretna, LA	1	272	369	57.6%	$625,425	9.3%
Willow	Lafayette, LA	1	506	173	25.5%	$410,766	6.1%
Westminster	Marrero, LA	2	46	495	91.5%	$357,467	5.3%
Total/Weighted Average			2,884	4,140		$6,758,080	100.0%

(1)	Based on information obtained from the appraisal.

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BROOKWOOD CHASE PORTFOLIO

The following table presents historical occupancy percentages at the Brookwood Chase Portfolio Properties:

Historical Occupancy

12/31/2013	12/31/2014	12/31/2015	12/31/2016	10/31/2017
50.0%	55.5%	65.5%	85.3%	86.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Brookwood Chase Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016(2)	TTM 10/31/2017	U/W(1)	% of U/W Effective Gross Income	U/W $ per SF
Gross Potential Rent	$5,239,705	$5,906,837	$7,112,059	$7,756,708	$9,973,200	113.3%	$10.88
Other Income(1)	450,851	557,759	853,289	1,050,281	933,000	10.6%	1.02
Concessions and Credit Loss	0	0	0	0	(2,107,458)	(24.0)	(2.30)
Effective Gross Income	$5,690,556	$6,464,597	$7,965,348	$8,806,989	$8,798,742	100.0%	$9.60

Total Operating Expenses	$1,497,584	$1,641,555	$1,828,994	$2,048,909	$2,357,462	26.8%	$2.57

Net Operating Income	$4,192,973	$4,823,041	$6,136,354	$6,758,080	$6,441,280	73.2%	$7.03
Capital Expenditures	0	0	0	0	91,500	1.0	0.10
Net Cash Flow	$4,192,973	$4,823,041	$6,136,354	$6,758,080	$6,349,780	72.2%	$6.93

NOI DSCR	1.56x	1.80x	2.29x	2.52x	2.40x
NCF DSCR	1.56x	1.80x	2.29x	2.52x	2.37x
NOI DY	6.5%	7.4%	9.4%	10.4%	9.9%
NCF DY	6.5%	7.4%	9.4%	10.4%	9.8%

(1)	Other Income is comprised of insurance fees, administrative fees, box sales income, lock sales income, miscellaneous income, late fees and other charges.

(2)	With respect to the six Brookwood Chase Portfolio Properties located in Baton Rouge and Lafayette, Louisiana, occupancy increase in 2016 coincided with a flood in the Baton Rouge area that led to an increased use of self storage properties.

Appraisal. As of the appraisal valuation dates ranging from October 25, 2017 to October 30, 2017, the Brookwood Chase Portfolio Properties had an aggregate “as-is” appraised value of $110,330,000.

Environmental Matters. According to the Phase I environmental site assessments dated November 1, 2017, there are no recognized environmental conditions at the Brookwood Chase Portfolio Properties.

Market Overview and Competition. The Brookwood Chase Portfolio Properties consist of nine self storage facilities which are all part of the Southwest Sector as defined by a third party publication regarding self storage properties. The Southwest Sector has a total of 6,384 facilities which comprise a total of 331,968,000 square feet. The second quarter 2016 vacancy for the Southwest Sector was 9.1%. The second quarter 2016 average rental rate for 10 x 10 Non-Climate Controlled Units and 10 x 10 Climate Controlled Units in the Southwest Sector were $98.94 and $138.20, respectively.

The following table presents local demographic information with respect to the Brookwood Chase Portfolio Properties:

Local Demographics Summary(1)

Property Name	City / State	2016 Population (Within 1-mi. / 3-mi. /5-mi. Radius)	2016 Average Household Income (Within 1-mi. / 3-mi. /5-mi. Radius)
Old Hammond	Baton Rouge, LA	3,650 / 38,734 / 128,868	$68,196 / $65,398 / $75,403
Coursey	Baton Rouge, LA	11,085 / 73,403 / 155,204	$92,116 / $84,306 / $84,261
Siegen	Baton Rouge, LA	9,542 / 53,840 / 140,394	$89,239 / $96,873 / $92,219
Staring	Baton Rouge, LA	7,013 / 66,008 / 179,736	$69,414 / $89,867 / $79,692
Capital Court	Baton Rouge, LA	7,642 / 63,829 / 145,492	$84,518 / $92,112 / $89,080
Lapalco	Harvey, LA	13,945 / 69,172 / 207,065	$46,550 / $65,687 / $70,293
Wall	Gretna, LA	15,886 / 92,980 / 206,493	$71,497 / $67,508 / $67,083
Willow	Lafayette, LA	1,555 / 48,573 / 126,572	$49,202 / $54,897 / $64,909
Westminster	Marrero, LA	13,945 / 69,172 / 207,065	$46,550 / $65,687 / $70,293

(1)	Based on information obtained from the appraisal.

A-3-46

BROOKWOOD CHASE PORTFOLIO

The following table presents competitive set information with respect to the Brookwood Chase Portfolio Properties:

Competitive Set Summary(1)

Property Name	Competitive Set Average Occupancy Rates
Old Hammond	85.8%
Coursey	87.3%
Siegen	88.7%
Staring	90.0%
Capital Court	88.8%
Lapalco	85.6%
Wall	86.4%
Willow	88.4%
Westminster	86.6%
Total / Wtd. Avg.	87.5%

(1)	Based on information obtained from the appraisal. Competitive Set Average Occupancy Rates are as of October 2017.

The Borrower. The borrower is Brookwood Capital, L.L.C., a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Brookwood Chase Portfolio Mortgage Loan. Brookwood Properties, L.L.C. (“Brookwood Properties”) is the guarantor of certain nonrecourse carveouts under the Brookwood Chase Portfolio Mortgage Loan.

Brookwood Properties is a real estate company that was founded by Robert Craig Smith in 1986 and is currently headquartered in Baton Rouge, Louisiana. Brookwood Properties develops, acquires, and manages self storage properties in Louisiana, Mississippi, and Texas. Brookwood has developed the majority of its portfolio and maintains a long-term ownership strategy. Brookwood’s current portfolio consists of over 35 properties and 3.2 million square feet of self-storage space.

The Borrower Sponsor. The borrower sponsor is Robert Craig Smith. Brookwood Properties is owned 99.0% by Silverline Capital Holdings LLC (“Silverline”), with the remaining 1% being owned equally by the members of Silverline. The members of Silverline are Robert Craig Smith (4.6%), Lynne St. Clair Smith (4.6%), Leigh Ellen Smith Puckett (30.3%), Patrick Craig Smith (30.3%), and Erin Elizabeth Smith Piper (30.3%). The borrower, Brookwood Properties, and Silverline are each managed by Robert Craig Smith.

Escrows. On the origination date of the Brookwood Chase Portfolio Mortgage Loan, the borrower funded a reserve of (i) $27,087 for real estate taxes, (ii) $3,000 for the monthly Ground Lease (as defined below) payment, and (iii) $12,250 for immediate repairs.

On each monthly due date, the Brookwood Chase Portfolio Borrower is required to fund (i) an amount equal to the payment that will be payable under the Ground Lease for the month in which such due date occurs, (ii) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period, initially estimated to be approximately $27,087, (iii) at the option of lender, at any time the required insurance is not a blanket policy approved under the Brookwood Chase Portfolio Mortgage Loan (which it is as of the origination date of the Brookwood Chase Portfolio Mortgage Loan), one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, and (iv) approximately $11,459 for replacement reserves, provided, however, that such replacement reserve deposits are conditionally waived so long as the debt yield of the Brookwood Chase Portfolio Properties is at least 7.0%, and at any time monthly deposits are not waived pursuant to the foregoing, the replacement reserve is capped at an amount equal to 36 months’ worth of deposits (which based on the current monthly deposit amount is approximately $412,530).

Lockbox and Cash Management. The Brookwood Chase Portfolio Mortgage Loan documents require a springing lockbox with springing cash management, provided that, upon a Brookwood Chase Portfolio Trigger Period occurring after the termination of the first Brookwood Chase Portfolio Trigger Period following origination, the lockbox remains in place after the termination of such period. Upon the first occurrence of a Brookwood Chase Portfolio Trigger Period (as defined below), the borrower is required to establish a lockbox account and the lender will have the right to establish a lender controlled cash management account. During the continuance of a Brookwood Chase Portfolio Trigger Period, all revenue derived from the Brookwood Chase Properties is required to be deposited by the borrower (or the property manager) into the lockbox account. In addition, during the continuance of a Brookwood Chase Portfolio Trigger Period, all amounts in the lockbox account are required to be swept into the lender-controlled cash management account on each business day and, provided no event of default under the Brookwood Chase Portfolio Mortgage Loan documents is continuing, applied to payment of debt service, payment of operating expenses set forth in the annual budget (which during a Brookwood Chase Portfolio Trigger Period, is required to be approved by the lender) and approved extraordinary expenses, and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the Brookwood Chase Portfolio Mortgage Loan documents is continuing, funds in the excess cash flow reserve are required (i) to the extent a Brookwood Chase Portfolio Trigger Period is continuing, to be held by the lender as additional collateral for the Brookwood Chase Portfolio Mortgage Loan and (ii) to the extent no Brookwood Chase Portfolio Trigger Period is continuing, to be swept into the borrower’s operating account.

A “Brookwood Chase Portfolio Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default under the Brookwood Chase Portfolio Mortgage Loan documents and (ii) the debt yield being less than 6.50% for six consecutive calendar months, and (B) expiring upon (x) with regard to any Brookwood Chase Portfolio Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, and (y) with regard to any Brookwood Chase Portfolio Trigger Period commenced in connection with clause (ii) above, the date that the debt yield has been equal to or greater than 6.50% for the immediately preceding six consecutive calendar months.

A-3-47

BROOKWOOD CHASE PORTFOLIO

Property Management. The Brookwood Chase Portfolio Properties are currently managed by CubeSmart Asset Management, LLC. The ability of the borrower to use the CubeSmart brand is based on the retention of the property manager.

Assumption. The borrower has the right to transfer the Brookwood Chase Portfolio Properties in their entirety, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) the execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee and (iii) if requested by the lender, rating agency confirmation from each rating agency assigned to rate the Series 2018-BNK10 Certificates that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 Certificates.

Partial Release. Following the expiration of the lockout period and prior to September 1, 2027, provided no event of default has occurred and is continuing, the Brookwood Chase Portfolio Borrower may obtain a release of any of the individual properties comprising the Brookwood Chase Portfolio Properties upon defeasance of an amount equal to 115% of the allocated loan amount of such individual Brookwood Chase Portfolio Property; provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the loan-to-value ratio with respect to the remaining Brookwood Chase Portfolio Properties is no greater than the lesser of (x) the loan-to-value ratio of all of the Brookwood Chase Portfolio Properties immediately prior to the related release; and (y) 58.9%; (ii) after giving effect to the release, the debt service coverage ratio with respect to the remaining Brookwood Chase Portfolio Properties is no less than the greater of (x) the debt service coverage ratio of all of the Brookwood Chase Portfolio Properties immediately prior to the related release, and (y) 1.69x; (iii) after giving effect to the release, the debt yield with respect to the remaining Brookwood Chase Portfolio Properties is no less than the greater of (x) the debt yield of all of the Brookwood Chase Portfolio Properties immediately prior to the related release, and (y) 9.8%; (iv) after giving effect to such release, the Old Hammond property does not exceed 25% of the outstanding principal balance of the Brookwood Chase Portfolio Mortgage Loan and (v) compliance with REMIC requirements.

In addition, in the event the lender does not make net proceeds from an individual Brookwood Chase Portfolio Property available to the borrower for restoration and such proceeds are applied to the debt in accordance with the Brookwood Chase Portfolio Mortgage Loan documents at any time prior to the maturity date of the Brookwood Chase Portfolio Mortgage Loan, the borrower may prepay the debt for such individual Brookwood Chase Portfolio Property and obtain a release of such individual Brookwood Chase Portfolio Property upon the satisfaction of certain conditions, including, among others: (i) no event of default has occurred and is continuing under the Brookwood Chase Portfolio Mortgage Loan documents, (ii) payment of a release price equal to 115% of the allocated loan amount for such Brookwood Chase Portfolio Property (without payment of any prepayment consideration) to the lender, (iii) if required by the lender, delivery of a rating agency confirmation that such release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 Certificates and (iv) compliance with REMIC requirements.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. The Brookwood Chase Portfolio is secured in part by the Brookwood Chase Portfolio Borrower’s interest as a lessee under a ground lease (the “Ground Lease”) of the Old Hammond property. The Ground Lease encompasses a total of 143,305 square feet and requires monthly ground rent payments of $3,000 and expires December 31, 2020 with three 15-year extension options. Monthly ground rent will increase to payments of $3,750 upon the ground lease extension on January 1, 2021.

Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Brookwood Chase Portfolio Properties (plus eighteen months of rental loss and/or business interruption coverage).

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A-3-49

EXTRA SPACE SELF STORAGE PORTFOLIO

A-3-50

EXTRA SPACE SELF STORAGE PORTFOLIO

WISCONSIN
MICHIGAN
Madison
MILWAUKEE
Grand Rapids
Flint
Lake Michigan
Lake Huron
ONT.
IOWA
Cedar Rapids
Rockford
Lansing
DETROIT
CHICAGO
Toledo
CLEVELAND
Davenport
South Bend
Akron
Ft. Wayne
INDIANA
OHIO
Peoria
ILLINOIS
COLUMBUS
INDIANAPOLIS
Dayton
Springfield
CINCINNATI
O'Fallon
ST. LOUIS
Frankfort
LOUISVILLE
Lexington
Evansville
KENTUCKY
MISSOURI
WV
VA
Clarksville
TENNESSEE

Utica
VERMONT
NEW HAMPSHIRE
Manchester
Schenectady
Troy
Nashua
Albany
Lowell
BOSTON
NEW YORK
MASS.
WORCESTER
Brockton
SPRINGFIELD
Kingston
Hartford
PROVIDENCE
RI
CONN.
Poughkeepsie
Norwich
PENN.
New Haven
New London
Bridgeport
YONKERS
NEWARK
NEW YORK
Allentown
Atlantic Ocean
Trenton
Howell
PHILADELPHIA
NEW JERSEY

OREGON
IDAHO
WYOMING
Casper
Ogden
Salt Lake City
Cheyenne
Reno
NEVADA
Provo
DENVER
Sacramento
Carson City
UTAH
SAN FRANCISCO
Modesto
COLORADO
SAN JOSE
Fresno
CALIFORNIA
LAS VEGAS
Henderson
ARIZONA
Santa Fe
ALBUQUERQUE
LOS ANGELES
NEW MEXICO
Hemet
PHOENIX
MESA
SAN DIEGO
TIJUANA
TUCSON
EL PASO
Pacific Ocean
MEXICO

MISSOURI
Tulsa
OKLAHOMA CITY
Norman
OKLAHOMA
ARKANSAS
MEMPHIS
Little Rock
Wichita Falls
MISSISSIPPI
FORT WORTH
DALLAS
Shreveport
Jackson
TEXAS
LOUISIANA
Waco
Killeen
AUSTIN
Baton Rouge
HOUSTON
NEW ORLEANS
SAN ANTONIO
Gulf of Mexico

Roswell
Athens
Columbia
ATLANTA
Lawrenceville
AUGUSTA
SOUTH CAROLINA
MACON
Charleston
COLUMBUS
MONTGOMERY
GEORGIA
Savannah
ALABAMA
Albany
Dothan
Valdosta
Atlantic Ocean
TALLAHASSEE
JACKSONVILLE
FLORIDA
Gainesville
Ocala
ORLANDO
Gulf of Mexico
TAMPA
Auburndale
ST. PETERSBURG
Lakeland

ExtraSpace Self Storage Portfolio

No.	Property	Location
1	Henderson - Stephanie Place	Henderson, NV
2	Brookfield - Federal Road	Brookfield, CT
3	Kingston - Sawkill Road	Kingston, NY
4	Lake Elsinore - Central Avenue	Lake Elsinore, CA
5	Doylestown - North Broad Street	Doylestown, PA
6	Pennsauken - South Crescent Boulevard	Pennsauken, NJ
7	New Paltz - South Putt Corners Road	New Paltz, NY
8	Tyngsborough - Industrial Way	Tyngsborough, MA
9	Hemet - South Sanderson	Hemet, CA
10	Bensalem - 1525 Bristol Pike	Bensalem, PA
11	Eastpoint - Lakewood Ave	Atlanta, GA
12	Howell - Route 9 South	Howell, NJ
13	Lawrenceville - Hurricane Shoals Road	Lawrenceville, GA
14	Lawnside - White Horse Pike	Lawnside, NJ
15	Phoenix - West Peoria	Phoenix, AZ
16	Mount Laurel - Ark Road	Mount Laurel, NJ
17	Burlington - Cadillac Road	Burlington, NJ
18	Cherry Hill - Marlton Pike	Cherry Hill, NJ
19	Bensalem - Knights Road	Bensalem, PA
20	Albuquerque - Ellison Road Northwest	Albuquerque, NM
21	Modesto - Crows Landing	Modesto, CA
22	Auburndale - US Highway 92 West	Auburndale, FL
23	San Bernardino - West Club Center Drive	San Bernardino, CA
24	Memphis - Mount Moriah Terrace	Memphis, TN
25	Hesperia - Mariposa Road	Hesperia, CA
26	Memphis - Covington Way	Memphis, TN
27	St. Louis - Halls Ferry Road	St. Louis, MO
28	Killeen - Jasper Drive	Killeen, TX
29	Albuquerque - Airport Drive Northwest	Albuquerque, NM
30	Memphis - Gateway Drive	Memphis, TN
31	Victorville - Yates Road	Victorville, CA
32	Las Vegas - North Lamont Street	Las Vegas, NV
33	Columbus - East Main Street	Columbus, OH
34	Memphis - Raleigh-LaGrange	Memphis, TN
35	Memphis - 5675 Summer Avenue	Memphis, TN
36	Memphis - Madison Avenue	Memphis, TN

A-3-51

No. 6 – Extra Space Self Storage Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Portfolio
Original Principal Balance(1):	$60,000,000			Property Type:	Self Storage
Cut-off Date Balance(1):	$60,000,000			Specific Property Type:	Self Storage
% of Initial Pool Balance:	4.7%			Location:	Various
Loan Purpose:	Recapitalization			Size:	2,668,218 SF
Borrower Name:	Storage Portfolio II Subsidiary LLC			Cut-off Date Balance Per SF(1):	$72.86
Borrower Sponsors:	ExtraSpace Storage Inc.; TH Real Estate			Year Built/Renovated:	Various/NAP
Mortgage Rate:	4.175%			Title Vesting:	Fee
Note Date:	November 30, 2017			Property Manager:	Extra Space Management, Inc.
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	86.5% (12/31/2013)
Maturity Date:	December 1, 2027			3rd Most Recent Occupancy (As of):	88.7% (12/31/2014)
IO Period:	120 months			2nd Most Recent Occupancy (As of):	93.0% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	93.6% (12/31/2016)
Seasoning:	2 months			Current Occupancy (As of):	95.1% (9/30/2017)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection(2):	L(26),D(87),O(7)			4th Most Recent NOI (As of):	$12,785,487 (12/31/2014)
Lockbox Type(2):	Springing			3rd Most Recent NOI (As of):	$14,649,039 (12/31/2015)
Additional Debt(1):	Yes			2nd Most Recent NOI (As of):	$16,099,324 (12/31/2016)
Additional Debt Type(1):	Pari Passu			Most Recent NOI (As of):	$17,053,307 (TTM 9/30/2017)

				U/W Revenues:	$27,645,157
				U/W Expenses:	$10,672,978
				U/W NOI:	$16,972,179
				U/W NCF:	$16,559,528
				U/W NOI DSCR(1):	2.06x
				U/W NCF DSCR(1):	2.01x
Escrows and Reserves(3):				U/W NOI Debt Yield(1):	8.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	8.5%
Taxes	$0	Springing	NAP	As-Is Appraised Value(4):	$299,250,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	November 1, 2017
Replacement Reserves	$0	$0	NAP	Cut-off Date LTV Ratio(1):	65.0%
Deferred Maintenance	$0	$0	NAP	LTV Ratio at Maturity(1):	65.0%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Extra Space Self Storage Portfolio Whole Loan (as defined below).

(2)	The defeasance lockout period will be at least 26 payment dates beginning with and including the first payment date of January 1, 2018. Defeasance of the Extra Space Self Storage Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) January 1, 2021. The assumed lockout period of 26 payments is based on the expected BANK 2018-BNK10 securitization trust closing date in February 2018.

(3)	See “Escrows” section.

(4)	The “As-Is” Appraised Value represents the “As Portfolio” bulk appraised value of the Extra Space Self Storage Portfolio Properties (as defined below) as November 1, 2017, which is inclusive of a $16,600,000 portfolio premium. The Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated based upon the portfolio “As-Is” Appraised Value of $299,250,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the sum of the individual “as-is” appraised values of $282,650,000, which excludes the portfolio premium, are 68.8% and 68.8%, respectively.

The Mortgage Loan. The mortgage loan (the “Extra Space Self Storage Portfolio Mortgage Loan”) is part of a whole loan (the “Extra Space Self Storage Portfolio Whole Loan”) that is evidenced by three pari passu promissory notes (Notes A-1, A-2 and A-3) secured by a first mortgage encumbering 36 self-storage properties (the “Extra Space Self Storage Portfolio Properties”). The Extra Space Self Storage Portfolio Whole Loan was originated on November 30, 2017 by Morgan Stanley Bank, N.A. The Extra Space Self Storage Portfolio Whole Loan had an original principal balance of $194,400,000, has an outstanding principal balance as of the Cut-off Date of $194,400,000 and accrues interest at an interest rate of 4.175% per annum. The Extra Space Self Storage Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of interest only through the term of the Extra Space Self Storage Portfolio Whole Loan. The Extra Space Self Storage Portfolio Whole Loan matures on December 1, 2027.

A-3-52

EXTRA SPACE SELF STORAGE PORTFOLIO

The Extra Space Self Storage Portfolio Mortgage Loan, evidenced by the non-controlling Note A-2, which will be contributed to the BANK 2018-BNK10 trust, had an original principal balance of $60,000,000 and has an outstanding principal balance as of the Cut-off Date of $60,000,000. The controlling Note A-1, with an original principal balance of $92,000,000, was contributed to the MSC 2017-HR2 trust. The non-controlling Note A-3, with an original principal balance of $42,400,000, is currently held by Morgan Stanley Bank, N.A. and is expected to be contributed to a future trust or trusts. The lender provides no assurances that the non-securitized pari passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$92,000,000	MSC 2017-HR2	Yes
A-2	$60,000,000	BANK 2018-BNK10	No
A-3	$42,400,000	Morgan Stanley Bank, N.A.	No
Total	$194,400,000

Following the lockout period, the borrower has the right to defease the Extra Space Self Storage Portfolio Whole Loan in whole, or in part as described below under “Partial Release,” on any date before June 1, 2027. In addition, the Extra Space Self Storage Portfolio Whole Loan is prepayable without penalty on or after June 1, 2027, in whole. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) January 1, 2021.

Sources and Uses

Sources			Uses
Original whole loan amount	$194,400,000	65.7%	Purchase price(1)	$295,000,000	99.7%
Sponsor’s new cash contribution	101,415,237	34.3	Closing costs	815,237	0.3
Total Sources	$295,815,237	100.0%	Total Uses	$295,815,237	100.0%

The Properties. The Extra Space Self Storage Portfolio Properties are comprised of 36 Extra Space branded self-storage properties containing a total of 20,890 units, comprised of approximately 77% non-climate controlled units, 17% climate controlled units and 6% recreational vehicle (“RV”) storage units. Average unit size, excluding RV storage, office, and warehouse square footage, is 112 square feet. The Extra Space Self Storage Portfolio Properties range in size from approximately 27,400 square feet to 292,316 square feet, inclusive of parking square footage. The total portfolio square footage is comprised of approximately 86% storage square footage and 14% parking square footage. While the percentage of parking square feet accounts for less than 15% of total square feet for 32 of the properties in the Extra Space Self Storage Portfolio, four properties including Henderson - Stephanie Place, Lake Elsinore – Central Avenue, Memphis – Covington Way and Killeen – Jasper Drive, have parking square footage that accounts for greater than 15% of the individual property square footage, the largest of which, Henderson – Stephanie Place, accounts for 61% of the individual property’s total square footage.

The Extra Space Self Storage Portfolio Properties are located across fifteen states, with the largest presence in California (six properties, 17.8% of total square feet), New Jersey (six properties, 14.5% of total square feet), Nevada (two properties, 13.1% of total square feet) and Tennessee (six properties, 12.3% of total square feet) with the remaining 16 properties (42.3% of total square feet) located across 11 different states. The largest property accounts for only 6.6% of underwritten net cash flow and only two properties account for more than 5.0% of underwritten net cash flow. The five largest properties by underwritten net cash flow account for 25.0% of the portfolio’s underwritten net cash flow while the ten largest properties account for 44.5% of the portfolio’s underwritten net cash flow. The Extra Space Self Storage Portfolio Properties were built between 1940 and 2013 with a weighted average year built of 1988 and were acquired by Extra Space Storage or its affiliates between 1940 and 2013. According to the Extra Space Self Storage Portfolio Borrower, approximately $8.5 million in capital expenditures has been spent across the portfolio between 2010 and 2016. The weighted average occupancy for the Extra Space Self Storage Portfolio Properties was 95.1% by square feet and 94.7% by unit, as of September 30, 2017.

A-3-53

EXTRA SPACE SELF STORAGE PORTFOLIO

The following table presents certain information relating to the Extra Space Self Storage Portfolio Properties:

Extra Space Self Storage Portfolio Properties

Property Name	City / State	Year Built	Net Rentable Area (SF)(1)	Units	Allocated Cut-off Date Balance(2)	% of ALA	Appraised Value(3)	% of Appraised Value
Henderson - Stephanie Place	Henderson, NV	1996	292,316	1136	$13,010,000	6.7%	$18,700,000	6.6%
Brookfield - Federal Road	Brookfield, CT	1988, 2001	80,250	699	$9,710,000	5.0%	$13,800,000	4.9%
Kingston - Sawkill Road	Kingston, NY	1986, 2001	85,675	753	$9,330,000	4.8%	$12,400,000	4.4%
Lake Elsinore - Central Avenue	Lake Elsinore, CA	2000, 2013	105,785	654	$8,310,000	4.3%	$12,300,000	4.4%
Doylestown - North Broad Street	Doylestown, PA	1988	71,355	557	$8,130,000	4.2%	$11,400,000	4.0%
Pennsauken - South Crescent Boulevard	Pennsauken, NJ	1990	82,810	738	$7,910,000	4.1%	$12,300,000	4.4%
New Paltz - South Putt Corners Road	New Paltz, NY	1989, 2001	76,226	736	$7,720,000	4.0%	$10,900,000	3.9%
Tyngsborough - Industrial Way	Tyngsborough, MA	1990	79,200	575	$7,640,000	3.9%	$10,300,000	3.6%
Hemet - South Sanderson	Hemet, CA	1985, 2002	90,193	732	$7,280,000	3.7%	$11,000,000	3.9%
Bensalem - 1525 Bristol Pike	Bensalem, PA	2000	71,070	637	$7,160,000	3.7%	$10,800,000	3.8%
Eastpoint - Lakewood Avenue	Atlanta, GA	1962, 2005	90,200	806	$6,830,000	3.5%	$11,150,000	3.9%
Howell - Route 9 South	Howell, NJ	1987	69,765	702	$6,650,000	3.4%	$10,000,000	3.5%
Lawrenceville - Hurricane Shoals Road	Lawrenceville, GA	1995	103,830	751	$6,600,000	3.4%	$9,150,000	3.2%
Lawnside - White Horse Pike	Lawnside, NJ	1977	64,565	665	$6,400,000	3.3%	$10,300,000	3.6%
Phoenix - West Peoria	Phoenix, AZ	1980, 1998	63,214	631	$5,750,000	3.0%	$9,300,000	3.3%
Mount Laurel - Ark Road	Mount Laurel, NJ	1987	46,145	409	$5,200,000	2.7%	$7,700,000	2.7%
Burlington - Cadillac Road	Burlington, NJ	1940	62,160	672	$5,160,000	2.7%	$7,700,000	2.7%
Cherry Hill - Marlton Pike	Cherry Hill, NJ	1990	61,140	492	$5,150,000	2.6%	$7,500,000	2.7%
Bensalem - Knights Road	Bensalem, PA	2004	48,546	442	$4,980,000	2.6%	$7,600,000	2.7%
Albuquerque - Ellison Road Northwest	Albuquerque, NM	1993	54,860	514	$4,890,000	2.5%	$6,900,000	2.4%
Modesto - Crows Landing	Modesto, CA	2002	76,350	570	$4,650,000	2.4%	$6,000,000	2.1%
Auburndale - US Highway 92 West	Auburndale, FL	2000	63,675	525	$4,600,000	2.4%	$5,700,000	2.0%
San Bernardino - West Club Center Drive	San Bernardino, CA	1989	63,578	513	$4,360,000	2.2%	$6,300,000	2.2%
Memphis - Mount Moriah Terrace	Memphis, TN	1982, 1997	84,610	676	$4,200,000	2.2%	$5,650,000	2.0%
Hesperia - Mariposa Road	Hesperia, CA	1999	77,600	536	$3,870,000	2.0%	$5,600,000	2.0%
Memphis - Covington Way	Memphis, TN	1984, 1997	78,040	523	$3,820,000	2.0%	$5,300,000	1.9%
St. Louis - Halls Ferry Road	St. Louis, MO	1998	58,200	465	$3,510,000	1.8%	$5,100,000	1.8%
Killeen - Jasper Drive	Killeen, TX	1974, 1979, 2004	94,970	717	$3,470,000	1.8%	$6,000,000	2.1%
Albuquerque - Airport Drive Northwest	Albuquerque, NM	1987	53,240	400	$2,970,000	1.5%	$4,500,000	1.6%
Memphis - Gateway Drive	Memphis, TN	1987	50,300	387	$2,820,000	1.5%	$3,650,000	1.3%
Victorville - Yates Road	Victorville, CA	1977	62,125	519	$2,790,000	1.4%	$3,800,000	1.3%
Las Vegas - North Lamont Street	Las Vegas, NV	1988	56,985	463	$2,190,000	1.1%	$3,800,000	1.3%
Columbus - East Main Street	Columbus, OH	1988	33,500	295	$2,130,000	1.1%	$2,750,000	1.0%
Memphis - Raleigh-LaGrange	Memphis, TN	1984	40,395	349	$1,930,000	1.0%	$2,700,000	1.0%
Memphis - 5675 Summer Avenue	Memphis, TN	1985	47,945	365	$1,760,000	0.9%	$2,350,000	0.8%
Memphis - Madison Avenue	Memphis, TN	1982	27,400	286	$1,520,000	0.8%	$2,250,000	0.8%
Total/Weighted Average			2,668,218	20,890	$194,400,000	100.0%	$282,650,000	100.0%

(1)	Includes 3,850 SF associated with commercial space across all of the Extra Space Self Storage Portfolio Properties.

(2)	Allocated Cut-off Date Balance is based on the Extra Space Self Storage Portfolio Whole Loan Cut-off Date balance. The allocated loan amounts are allocated based on a schedule in the loan agreement, which was based on net operating income for the Extra Space Self Storage Portfolio Properties.

(3)	The individual “as is” appraised values are shown. The appraiser also provided a bulk portfolio value for the Extra Space Self Storage Portfolio Properties of $299,250,000, which includes a portfolio premium of $16,600,000.

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EXTRA SPACE SELF STORAGE PORTFOLIO

The following table presents detailed information with respect to the unit mix and net operating income of the Extra Space Self Storage Portfolio Properties.

Extra Space Self Storage Portfolio Properties Unit Mix and NOI Summary(1)

Property Name	City / State	Date Acquired	Non-Climate Controlled	Climate Controlled	RV Units	Unit SF %	Parking SF %	9/30/2017 TTM NOI	% of Total 9/30/2017 TTM NOI
Henderson - Stephanie Place	Henderson, NV	7/1/2004	666	0	470	39.0%	61.0%	$1,141,429	6.7%
Brookfield - Federal Road	Brookfield, CT	7/14/2005	491	198	10	98.8%	1.2%	$851,941	5.0%
Kingston - Sawkill Road	Kingston, NY	7/14/2005	567	160	26	92.1%	7.9%	$818,310	4.8%
Lake Elsinore - Central Avenue	Lake Elsinore, CA	10/19/2011	477	21	156	59.0%	41.0%	$728,946	4.3%
Doylestown - North Broad Street	Doylestown, PA	1/1/2001	517	0	40	88.7%	11.3%	$713,051	4.2%
Pennsauken - South Crescent Boulevard	Pennsauken, NJ	12/1/2003	721	0	17	96.3%	3.7%	$693,688	4.1%
New Paltz - South Putt Corners Road	New Paltz, NY	7/14/2005	594	108	34	90.2%	9.8%	$677,043	4.0%
Tyngsborough - Industrial Way	Tyngsborough, MA	7/14/2005	575	0	0	100.0%	0.0%	$670,119	3.9%
Hemet - South Sanderson	Hemet, CA	7/14/2005	498	191	43	86.4%	13.6%	$638,388	3.7%
Bensalem - 1525 Bristol Pike	Bensalem, PA	1/1/2005	437	185	14	96.6%	3.4%	$628,304	3.7%
Eastpoint - Lakewood Avenue	Atlanta, GA	7/1/2004	693	83	30	93.0%	7.0%	$598,939	3.5%
Howell - Route 9 South	Howell, NJ	1/1/2002	691	0	10	97.1%	2.9%	$583,122	3.4%
Lawrenceville - Hurricane Shoals Road	Lawrenceville, GA	11/4/2013	438	257	56	87.1%	12.9%	$579,026	3.4%
Lawnside - White Horse Pike	Lawnside, NJ	7/1/2004	507	151	7	97.5%	2.5%	$561,739	3.3%
Phoenix - West Peoria	Phoenix, AZ	7/14/2005	408	223	0	100.0%	0.0%	$504,693	3.0%
Mount Laurel - Ark Road	Mount Laurel, NJ	7/14/2005	287	121	1	99.6%	0.4%	$455,932	2.7%
Burlington - Cadillac Road	Burlington, NJ	7/18/2012	191	476	5	97.9%	2.1%	$452,735	2.7%
Cherry Hill - Marlton Pike	Cherry Hill, NJ	7/1/2004	322	168	2	99.5%	0.5%	$451,476	2.6%
Bensalem - Knights Road	Bensalem, PA	4/1/2006	213	219	10	96.5%	3.5%	$437,175	2.6%
Albuquerque - Ellison Road Northwest	Albuquerque, NM	7/14/2005	514	0	0	100.0%	0.0%	$429,337	2.5%
Modesto - Crows Landing	Modesto, CA	6/1/2007	550	0	20	91.6%	8.4%	$407,564	2.4%
Auburndale - US Highway 92 West	Auburndale, FL	5/2/2012	313	212	0	100.0%	0.0%	$403,848	2.4%
San Bernardino - West Club Center Drive	San Bernardino, CA	11/1/2000	501	0	12	95.9%	4.1%	$382,308	2.2%
Memphis - Mount Moriah Terrace	Memphis, TN	7/14/2005	500	130	46	87.9%	12.1%	$368,422	2.2%
Hesperia - Mariposa Road	Hesperia, CA	10/19/2011	536	0	0	100.0%	0.0%	$339,722	2.0%
Memphis - Covington Way	Memphis, TN	7/14/2005	244	240	39	83.3%	16.7%	$335,021	2.0%
St. Louis - Halls Ferry Road	St. Louis, MO	5/1/2001	465	0	0	100.0%	0.0%	$308,298	1.8%
Killeen - Jasper Drive	Killeen, TX	11/4/2013	291	312	114	72.3%	27.7%	$304,105	1.8%
Albuquerque - Airport Drive Northwest	Albuquerque, NM	7/1/2004	391	0	9	97.3%	2.7%	$260,948	1.5%
Memphis - Gateway Drive	Memphis, TN	7/14/2005	387	0	0	100.0%	0.0%	$246,946	1.4%
Victorville - Yates Road	Victorville, CA	10/19/2011	498	0	21	91.3%	8.7%	$244,392	1.4%
Las Vegas - North Lamont Street	Las Vegas, NV	4/1/2001	411	30	22	92.4%	7.6%	$192,375	1.1%
Columbus - East Main Street	Columbus, OH	7/14/2005	295	0	0	100.0%	0.0%	$186,696	1.1%
Memphis - Raleigh-LaGrange	Memphis, TN	7/14/2005	321	12	16	91.2%	8.8%	$169,541	1.0%
Memphis - 5675 Summer Avenue	Memphis, TN	7/14/2005	347	11	5	97.4%	2.6%	$154,416	0.9%
Memphis - Madison Avenue	Memphis, TN	7/14/2005	286	0	0	100.0%	0.0%	$133,313	0.8%
Total/Weighted Average			16,143	3,508	1,235	86.3%	13.7%	$17,053,307	100.0%

(1)	Based on information provided by the Extra Space Self Storage Portfolio Borrower.

The following table presents historical occupancy percentages at the Extra Space Self Storage Portfolio Properties:

Historical Occupancy(1)

12/31/2013	12/31/2014	12/31/2015	12/31/2016	9/30/2017
86.5%	88.7%	93.0%	93.6%	95.1%

(1)       Based on information provided by the Extra Space Self Storage Portfolio Borrower.

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EXTRA SPACE SELF STORAGE PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Extra Space Self Storage Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 6/30/2017	U/W(1)	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$22,697,753	$24,564,446	$26,226,349	$27,627,825	$27,627,825	99.9%	$10.35
Other Income(2)	$1,540,947	$1,640,794	$1,714,680	$1,720,469	$1,720,469	6.2	0.64
Concessions and Credit Loss	($1,599,426)	($1,404,249)	($1,549,909)	($1,703,137)	($1,703,137)(3)	(6.2)	(0.64)
Effective Gross Income	$22,639,275	$24,800,992	$26,391,121	$27,645,157	$27,645,157	100.0%	$10.36

Total Operating Expenses	$9,853,788	$10,151,952	$10,291,797	$10,591,850	$10,672,978	38.6	4.00

Net Operating Income	$12,785,487	$14,649,039	$16,099,324	$17,053,307	$16,972,179	61.4%	$6.36
Capital Expenditures	$0	$0	$0	$0	$412,651	1.5	0.15
Net Cash Flow	$12,785,487	$14,649,039	$16,099,324	$17,053,307	$16,559,528	59.9%	$6.21

NOI DSCR(4)	1.55x	1.78x	1.96x	2.07x	2.06x
NCF DSCR(4)	1.55x	1.78x	1.96x	2.07x	2.01x
NOI DY(4)	6.6%	7.5%	8.3%	8.8%	8.7%
NCF DY(4)	6.6%	7.5%	8.3%	8.8%	8.5%

(1)	Base Rent is net of vacancy and includes parking income, billboard income and commercial income. Parking income accounts for 4.0% of UW Base Rent. Billboard income and commercial income each account for less than 0.2% of UW Base Rent.

(2)	Other Income is comprised of administration fees, late fees, miscellaneous fees and merchandise sales.

(3)	The underwritten economic vacancy is 5.3%. As of September 30, 2017, the Extra Space Self Storage Portfolio Properties were 95.1% physically occupied.

(4)	The debt service coverage ratios and debt yields are based on the Extra Space Self Storage Portfolio Whole Loan.

Appraisal. As of the appraisal valuation date of November 1, 2017, the Extra Space Self Storage Portfolio Properties had an “as-portfolio” bulk appraised value of $299,250,000, which includes a portfolio premium of $16,600,000. The sum of the individual “as-is” appraised values of the Extra Space Self Storage Portfolio Properties is $282,650,000.

Environmental Matters. According to the Phase I environmental site assessments dated November 3, 2017, there are no recognized environmental conditions at the Extra Space Self Storage Portfolio Properties.

Market Overview and Competition. The Extra Space Self Storage Portfolio Properties are geographically diverse, located in 15 different markets across 15 states. The greatest concentration of Extra Space Self Storage Portfolio Properties is located in California (six properties, 17.8% of SF), New Jersey (six properties, 14.5% of SF), Nevada (two properties, 13.1% of SF) and Tennessee (six properties, 12.3% of SF), with the remaining sixteen properties (42.3% of SF) located across 11 different states.

The following tables present state-level information with respect to the Extra Space Self Storage Portfolio Properties:

Extra Space Self Storage Portfolio Market Summary(1)

State	Count	Total SF(2)	Total Units	Climate Controlled Units	Wtd Avg Occ. (SF)(3)	Wtd. Avg. Ann. Rent PSF	Allocated Cut-off Date Balance	In Place Ann. Rent	% of Ann. Rent
California	6	475,631	3,524	212	95.5%	$8.92	$31,260,000	$4,243,653	15.4%
New Jersey	6	386,585	3,678	916	95.8%	$13.83	$36,470,000	$5,347,017	19.4%
Nevada	2	349,301	1,599	30	96.7%	$5.36	$15,200,000	$1,873,907	6.8%
Tennessee	6	328,690	2,586	393	93.2%	$8.32	$16,050,000	$2,735,589	9.9%
Georgia	2	194,030	1,557	340	95.5%	$10.25	$13,430,000	$1,987,912	7.2%
Pennsylvania	3	190,971	1,636	404	95.1%	$14.46	$20,270,000	$2,760,958	10.0%
New York	2	161,901	1,489	268	93.9%	$15.07	$17,050,000	$2,440,363	8.8%
New Mexico	2	108,100	914	-	96.3%	$10.04	$7,860,000	$1,085,628	3.9%
Texas	1	94,970	717	312	90.8%	$6.68	$3,470,000	$634,029	2.3%
Connecticut	1	80,250	699	198	97.7%	$15.23	$9,710,000	$1,222,484	4.4%
Massachusetts	1	79,200	575	-	94.1%	$12.14	$7,640,000	$961,654	3.5%
Florida	1	63,675	525	212	95.8%	$9.46	$4,600,000	$602,600	2.2%
Arizona	1	63,214	631	223	94.6%	$12.16	$5,750,000	$768,856	2.8%
Missouri	1	58,200	465	-	91.3%	$10.32	$3,510,000	$600,697	2.2%
Ohio	1	33,500	295	-	94.9%	$10.82	$2,130,000	$362,477	1.3%
Total / Wtd. Avg.	36	2,668,218	20,890	3,508	95.1%	$10.35	194,400,000	$27,627,825	100.0%

(1)	Based on information provided by the Extra Space Self Storage Portfolio Borrower.

(2)	Includes 3,850 SF associated with commercial space across all of the Extra Space Self Storage Portfolio Properties.

(3)	Occupancy and Ann. Rent are as of the September 30, 2017 trailing twelve month period.

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EXTRA SPACE SELF STORAGE PORTFOLIO

The following table presents demographic information with respect to the Extra Space Self Storage Portfolio Properties:

Extra Space Self Storage Portfolio Demographic Summary (1)

Market	Location	Count	Market 10x10 Non-Climate Controlled Rent	Market 10x10 Climate Controlled Rent	Market Vacancy	Population 2016 (Million)	Rentable SF per Capita	Median HH Income	Avg HH Size
Philadelphia	Northeast	8	$121.7	$141.3	8.5%	6.1	3.6	$63,168	2.6
Greater New York	Northeast	3	$267.3	$303.8	12.6%	20.1	2.7	69,651	2.7
San Bernardino-Riverside	West	5	$104.7	$145.4	8.7%	4.5	5.1	56,571	3.2
Memphis	Southeast	6	$80.4	$125.6	11.6%	1.4	7.0	48,624	2.6
Atlanta	Southeast	2	$96.2	$126.4	10.0%	5.7	6.4	58,098	2.7
Las Vegas	Southwest	2	$94.1	$103.8	9.6%	2.1	6.2	52,771	2.7
Boston	Northeast	1	$181.0	$152.0	10.7%	4.8	3.9	76,745	2.5
Albuquerque	Southwest	2	NAV	NAV	NAV	0.9	NAV	49,967	2.5
Central New Jersey	Northeast	1	$136.5	$157.7	7.5%	0.4	NAV	74,942	2.6
Phoenix	Southwest	1	$108.5	$130.3	11.7%	4.6	4.8	54,976	2.7
Central Valley	West	1	$119.3	$142.6	6.9%	2.3	7.0	60,907	2.7
Tampa-St Petersburg	Southeast	1	$114.8	$148.9	8.3%	3.0	6.2	48,529	2.4
Austin	Southeast	1	$104.9	$149.3	10.8%	2.0	7.6	65,493	2.6
St Louis	Midwest	1	$93.0	$134.5	10.3%	2.8	5.9	56,375	2.5
Columbus	Midwest	1	$120.6	$90.9	10.0%	2.0	5.8	56,725	2.5
Total / Wtd. Avg.		36	$133.7	$159.7	9.8%	62.7	4.9	$62,727	2.7

(1)	Based on 2016 demographic and market information as provided by third party research reports and the Extra Space Self Storage Portfolio Borrower.

The Borrower. The borrower is Storage Portfolio II Subsidiary LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Extra Space Self Storage Portfolio Whole Loan. Extra Space Storage Inc. is the guarantor of certain nonrecourse carveouts under the Extra Space Self Storage Portfolio Whole Loan.

The Extra Space Self Storage Portfolio Borrower is 90.0% indirectly owned by Teachers Insurance and Annuity Association of America (“TIAA”) for the benefit of the Separate Real Estate Account (“TIAA Real Estate”) and 9.3% indirectly owned by ExtraSpace Storage, Inc. (“Extra Space Storage”). A subsidiary of Extra Space Storage is the managing member of the joint venture between TIAA Real Estate and Extra Space Storage which owns the borrower.

If a buy/sell is triggered such that TIAA Real Estate becomes the sole indirect owner of the borrower, Teachers REA, LLC has been approved as replacement guarantor provided that it meets certain net worth and liquidity requirements set forth in the loan documents and there has been no material adverse change in its financial condition or status.TH Real Estate is an affiliate of Nuveen, LLC, an investment management arm of TIAA. TH Real Estate is a real estate investment services firm with over 530 real estate professionals located in more than 20 cities throughout the Unites States, Europe and Asia-Pacific. As of June 30, 2017, TH Real Estate had over $103 billion of assets under management globally. Extra Space Storage is headquartered in Salt Lake City, Utah and owned or operated over 1,400 self-storage locations across 38 states, Washington, D.C. and Puerto Rico as of June 30, 2017.

The Borrower Sponsor. The borrower sponsors are ExtraSpace Storage Inc. and TH Real Estate.

Escrows. The Extra Space Self Storage Portfolio Borrower is required to escrow monthly 1/12th of the annual estimated real estate tax payments. Notwithstanding the foregoing, so long as Extra Space Storage Inc. is the non-recourse carve-out guarantor, the Extra Space Self Storage Portfolio Borrower will not be required to make deposits to the real estate tax escrow, provided that (i) no Cash Sweep Event Period (as defined below) is continuing and (ii) the Extra Space Self Storage Portfolio Borrower provides the lender paid receipts for taxes upon written request by no later than three business days prior to the date such taxes would be delinquent. The Extra Space Self Storage Portfolio Borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums. Notwithstanding the foregoing, so long as Extra Space Storage Inc. is the non-recourse carve-out guarantor, the Extra Space Self Storage Portfolio Borrower will not be required to make deposits to the insurance reserve provided (i) no event of default is continuing and (ii) the Extra Space Self Storage Portfolio Borrower maintains an acceptable blanket insurance policy.

Lockbox and Cash Management. The Extra Space Self Storage Portfolio Whole Loan provides for a springing soft lockbox and springing cash management, in each case upon the occurrence of a Cash Sweep Event Period. Upon the first occurrence of a Cash Sweep Event Period, the Extra Space Self Storage Portfolio Borrower is required to establish (i) a lockbox account, into which, during a Cash Sweep Event Period, all rents (less costs anticipated for debits for credit and chargebacks, fees, and refunded items) are required to be deposited by the Extra Space Self Storage Portfolio Borrower and/or the property manager within five business days after receipt and (ii) a lender-controlled cash management account. During the continuance of a Cash Sweep Event Period, all funds in the lockbox account are required to be swept each day to the cash management account. Provided no event of default is continuing, funds in the cash management account are required to be applied on each monthly payment date to disburse to the Extra Space Self Storage Portfolio Borrower amounts for the payment of De Minimis Revenue (as defined below), to pay debt service on the Extra Space Self Storage Portfolio Whole Loan, to fund required reserve deposits as described above under “Escrows and Reserves,” to pay operating expenses set forth in the approved annual budget, and extraordinary expenses approved by the lender, and thereafter, to the extent (i) a Cash Sweep Event Period is continuing, to deposit any remaining cash flow into an account to be held as additional security for the Extra Space Self Storage Portfolio Whole Loan during the continuance of the Cash Sweep Event Period and (ii) no Cash Sweep Event Period exists, to disburse any remaining cash flow to the Extra Space Self Storage Portfolio Borrower. If a Cash Sweep Event Period no longer exists, the Extra Space Self Storage Portfolio Borrower and property manager will no longer be obligated to deposit rents into the lockbox account.

De Minimis Revenue” means sums for the payment of tenant insurance premiums, sales tax, and packing supply cash receipts. De Minimis Revenue is required to be disbursed to the Extra Space Self Storage Portfolio Borrower within five business days after delivery to the lender of a budget for such expenses.

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EXTRA SPACE SELF STORAGE PORTFOLIO

A “Cash Sweep Event Period” will commence upon the earlier of (i) an event of default or (ii) the debt service coverage ratio being less than 1.10x for 12 consecutive months and continue until; (a) in the case of clause (i), the cure of such event of default and (b) in the case of clause (ii), the debt service coverage ratio is equal to or greater than 1.25x for the immediately preceding six consecutive calendar months.

Property Management. The Extra Space Self Storage Portfolio Properties are currently managed by Extra Space Management, Inc.

Assumption. The borrower has the right to transfer the Extra Space Self Storage Portfolio Properties in their entirety, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including, but not limited to: (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing, (ii) a guaranty and environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from each rating agency assigned to the Series 2018 BNK10 Certificates that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 Certificates and similar confirmations from each rating agency rating any securities backed by the Extra Space Self Storage Portfolio companion loans with respect to the ratings of such securities.

Partial Release. After the Release Date (as defined below) and prior to June 1, 2027, provided no event of default has occurred and is continuing, the Extra Space Self Storage Portfolio Borrower may obtain a release of any of the individual properties comprising the Extra Space Self Storage Portfolio Properties upon defeasance of an amount equal to 125% of the allocated loan amount of such individual property; provided that the following conditions, among others, are satisfied: (i) after giving effect to the release, the debt yield with respect to the remaining properties is greater than the debt yield of all of the properties immediately prior to the related release; and (ii) the partial defeasance is permitted under REMIC requirements (and the lender receives an opinion of counsel that the partial defeasance will not cause a REMIC trust formed pursuant to a securitization of any portion of the Extra Space Self Storage Portfolio Whole Loan to fail to maintain its status as a REMIC).

“Release Date” means the earlier to occur of (i) the third anniversary of the first monthly payment date under the Extra Space Self Storage Portfolio Whole Loan and (ii) the date that is two years from the “startup day” of the REMIC trust established in connection with the last securitization involving any portion of the Extra Space Self Storage Portfolio Whole Loan.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Extra Space Self Storage Portfolio Borrower is required to obtain insurance against acts of terrorism or other similar acts or events in form and substance reasonably satisfactory to the lender, including all risk insurance in an amount equal to 100% of full replacement cost and eighteen months of business interruption insurance. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 is in effect (or any extension thereof or other federal government program with substantially similar protection), the Extra Space Self Storage Portfolio Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

Earthquake Insurance. The Mortgage Loan documents require earthquake insurance, if required, in amounts and in form and substance satisfactory to the lender in the event an Extra Space Portfolio Property is located in an area with a high degree of seismic activity, provided that such insurance is required to be on terms consistent with the all risk insurance policy required under the Mortgage Loan documents.

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BAYBROOK LIFESTYLE AND POWER CENTER

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BAYBROOK LIFESTYLE AND POWER CENTER

Dillard's
DAVE AND BUSTER'S
D&B
STAR CINEMAGRILL
Yard House
ANTHROPOLOGIE
Z GALLERIE
LUSH
ZARA
ARHAUS
FOREVER 21
KONA GRILL
MAGGIANO'S
Anchor / Non-Collateral
Ground Leased Anchor
Non Anchor / In-line
Vacant

PARKING GARAGE 2ND LEVEL
GLENWEST DRIVE
BAYBROOK MALL DRIVE
LIFETIME FITNESS
GULFBROOK DRIVE
DICK'S
PARKING GARAGE
The Container Store
STAR CINEMAGRILL
jcpenney
Dillard's
SHOPS
ZARA
FOREVER 21
macy's
sears
RED ROBIN
Fidelity
sleep number
WHISKEY CAKE KITCHEN & BAR
GULF FREEWAY
BAY AREA BOULEVARD
Ground Leased Anchor
Non Anchor/Inline/Outparcel
Anchor / Non-Collateral

A-3-62

BAYBROOK LIFESTYLE AND POWER CENTER

Baybrook Lifestyle and Power Center
500 Baybrook Mall Drive
Friendswood, TX 77546
Pasadena
Pasadena Town Square
Southmore Ave
Richey St
Allen Genoa Rd
Shaver St
Memorial Stadium
Spencer Hwy
Vista Rd
Preston Ave
South Houston
Fairmont Pkwy
Downtown Houston 12 miles
Crenshaw Rd
The Patients Medical Ctr.
Fairway Plaza
Kindred Hospital-Bay Area
Genoa Red Bluff Rd
Red Bluff Rd
Battleground Golf Course at Deer Park
Abshire Stadium
Center St
Deer Park
Pasadena Blvd
Texas Chiropractic College
San Jacinto College Central
Pasadena Convention Center
Baywood Country Club
Sam Houston Pkwy
Almeda Mall
Southbelt/ Ellington
Ellington Field
Lone Star Flight Museum
Galveston Rd
HARRIS COUNTY
Clear Lake City Blvd
Bay Oaks Country Club
Middlebrook Dr
Cherrylake Golf Course
Bay Area Business Park
Bay Area Blvd
La Porte
Port Dr
Beamer Rd
Scarsdale Blvd
Memorial Hermann Southeast Hospital
San Jacinto College South
Dixie Farm Rd
Gulf Frwy
HOUSTON
Blackhawk Blvd
El Camino Real
El Dorado Blvd
Lunar & Planetary Institute
University of Houston-Clear Lake
Armand Bayou Park
Kirby Rd
Seabrook
Clear Lake
Clear Lake Golf Course
Star Plaza Shopping Ctr.
NASA Johnson Space Center
NASA Pkwy
Meyer Ave
Old Galveston Rd
Clear Lake Camino South
Rocket Park
Independence Plaza at Space Ctr. Houston
Houston Methodist St. John Hospital
Kemah Boardwalk
Marina Bay Dr
Pearland
Hastings Friendswood Rd
Baybrook Gateway
Clear Lake Regional Medical Ctr.
Webster
NASA Bypass
Kemah
Deke Slayton Hwy
Donaldson Rd
Friendswood Dr
Bay Area Blvd
Autumn Creek Village
Main St
Egret Bay Blvd
Friendswood
League City
League City Pkwy
Parkwood Ave
GALVESTON COUNTY
Friendswood Country Club
Magnolia Creek Golf Links
Beacon Lakes Golf Course
Dickinson Ave
41st St E
League City Towne Center
Dickinson
Proposed Grand Pkwy
Galveston 21 miles
HOUSTON
Atascocita
Humble
Crosby
Baytown
Pasadena
Deer Park
La Porte
Sugar Land
Missouri City
Pearland
Friendswood
League City
Seabrook
Galveston Bay
Texas City
Galveston
Dickinson
Alvin
Manvel
Fresno
Arcola
Stafford
Hitchcock
Santa Fe
Bacliff

A-3-63

No. 7 – Baybrook Lifestyle and Power Center

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000			Property Type:	Retail
Cut-off Date Balance(1):	$60,000,000			Specific Property Type:	Lifestyle Center
% of Initial Pool Balance:	4.7%			Location:	Friendswood, TX
Loan Purpose:	Refinance			Size:	636,845 SF
Borrower Name:	Baybrook LPC, LLC; Baybrook LTF Owner, LLC; Gulfbrook Services, Inc.			Cut-off Date Balance Per SF(1):	$219.83
Borrower Sponsor:	GGP Real Estate Holding I, Inc.			Year Built/Renovated:	2015/NAP
Mortgage Rate:	3.770%			Title Vesting:	Fee
Note Date:	November 17, 2017			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	NAV
Maturity Date:	December 1, 2027			3rd Most Recent Occupancy (As of):	NAV
IO Period:	120 months			2nd Most Recent Occupancy (As of:	NAV
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	91.7% (12/31/2016)
Seasoning:	2 months			Current Occupancy (As of)(4):	94.1% (11/13/2017)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(26),D(90),O(4)			4th Most Recent NOI (As of):	NAV
Lockbox Type:	Hard/Springing Cash Management			3rd Most Recent NOI (As of):	NAV
Additional Debt(1):	Yes			2nd Most Recent NOI (As of):	$7,661,415 (12/31/2016)
Additional Debt Type(1):	Pari Passu			Most Recent NOI (As of)(5):	$12,031,676 (TTM 9/30/2017)

				U/W Revenues:	$20,728,426
				U/W Expenses:	$4,953,868
				U/W NOI(6):	$15,774,558
				U/W NCF:	$14,961,901
				U/W NOI DSCR(1):	2.95x
Escrows and Reserves(2):				U/W NCF DSCR(1):	2.80x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	11.3%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield(1):	10.7%
Insurance	$0	Springing	NAP	As-Complete Appraised Value(7):	$241,000,000
Replacement Reserves	$0	Springing	$159,211	As-Complete Appraisal Valuation Date:	July 1, 2018
TI/LC Reserve	$0	Springing	$636,845	Cut-off Date LTV Ratio(1)(7):	58.1%
Life Time Fitness Reserve(3)	$22,000,000	$0	NAP	LTV Ratio at Maturity or ARD(1)(7):	58.1%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Baybrook Lifestyle and Power Center Whole Loan (as defined below).
(2)	See “Escrows” section.
(3)	In the event that the commencement date of the Life Time Fitness lease or a replacement lease does not occur by November 17, 2019, the lender may elect to apply the Life Time Fitness Reserve to prepay the Baybrook Lifestyle and Power Center Whole Loan and pay the related prepayment fee as described below under “Escrows” and “Partial Release.”
(4)	Current Occupancy includes the 120,000 square feet Life Time Fitness building, which is currently under construction. The Life Time Fitness tenant is expected to take occupancy and commence paying rent in June 2018, and to open for business in the third quarter of 2018.
(5)	The increase in Most Recent NOI is due to the majority of tenants taking occupancy in the second half of 2016. A total of 22 tenants accounting for 368,706 square feet (57.9% of NRA) and $8,213,758 base rent (52.8% of UW Base Rent), including the Life Time Fitness lease had lease commencement dates after June 1, 2016.
(6)	UW NOI includes rent steps through November 30, 2018 totaling $281,476 and $1,985,000 of base rent attributable to Life Time Fitness. The Life Time Fitness building is currently under construction and the tenant is expected to take occupancy and commence paying rent in June 2018. Life Time Fitness is expected to open for business in the third quarter of 2018. Excluding the Life Time Fitness lease, UW base rent would be $13,578,600, UW NCF DSCR would be 2.46x and UW NOI Debt Yield would be 9.9% based on the $140,000,000 Baybrook Lifestyle and Power Center Whole Loan. The increase in UW NOI over the Most Recent NOI is attributable to 12 leases accounting for approximately $4.1 million in additional base rent, including Life Time Fitness.
(7)	The Appraised Value represents the “As-Completed” Value which assumes the under construction improvements of the Life Time Fitness expansion are completed with Life Time Fitness taking occupancy. The appraiser’s “as-is” concluded value, excluding the Life Time Fitness parcel and lease, of $203,860,000 would result in a Cut-off Date LTV Ratio and LTV Ratio at Maturity Date or ARD of approximately 58.9%, after accounting for the estimated pay-down based on certain assumptions of the Baybrook Lifestyle and Power Center Whole Loan, and payment of the prepayment consideration provided for in the loan documents, resulting from the $22,000,000 Life Time Fitness Reserve. The actual amount of the pay-down and the prepayment consideration may be different from the assumed amounts.

The Mortgage Loan. The mortgage loan (the “Baybrook Lifestyle and Power Center Mortgage Loan”) is part of a whole loan (the “Baybrook Lifestyle and Power Center Whole Loan”) evidenced by four pari passu promissory notes, secured by the fee interest in a 636,845 square foot lifestyle center in Friendswood, Texas (the “Baybrook Lifestyle and Power Center Property”). The Baybrook Lifestyle and Power Center Whole Loan was originated on November 17, 2017 by Morgan Stanley Bank N.A. The Baybrook Lifestyle and Power Center Whole Loan had an original principal balance of $140,000,000, has an outstanding principal balance as of the Cut-off Date of $140,000,000 and accrues interest at an interest rate of 3.770% per annum. The Baybrook Lifestyle and Power Center Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of interest only through the term of the Baybrook Lifestyle and Power Center Whole Loan. The Baybrook Lifestyle and Power Center Whole Loan matures on December 1, 2027.

A-3-64

BAYBROOK LIFESTYLE AND POWER CENTER

The Baybrook Lifestyle and Power Center Mortgage Loan, evidenced by Note A-2 and Note A-4, will be contributed to the BANK 2018-BNK10 securitization trust, had an original principal balance of $60,000,000, has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents a pari passu non-controlling interest in the Baybrook Lifestyle and Power Center Whole Loan. The controlling notes and noteholders are shown in the note summary table below. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$50,000,000	MSC 2017-HR2	Yes
A-2	$40,000,000	BANK 2018-BNK10	No
A-3	$30,000,000	MSC 2017-HR2	No
A-4	$20,000,000	BANK 2018-BNK10	No
Total	$140,000,000

Following the lockout period, the Baybrook Lifestyle and Power Center Borrower has the right to defease the Baybrook Lifestyle and Power Center Whole Loan in whole, but not in part. In addition, the Baybrook Lifestyle and Power Center Whole Loan is prepayable without penalty on or after September 1, 2027. Provided no event of default occurs, the Baybrook Lifestyle and Power Center Borrower may obtain a release of vacant, non-income producing and unimproved parcels and substitute them with a parcel of reasonably equivalent value. See “Real Estate Substitution” below.

Sources and Uses

Sources			Uses
Original whole loan amount	$140,000,000	100.0%	Loan Payoff	$113,458,381	81.0%
			Reserves	$22,000,000	15.7
			Return of equity	3,847,871	2.7
			Closing Costs	693,748	0.5
Total Sources	$140,000,000	100.0%	Total Uses	$140,000,000	100.0%

The Property. The Baybrook Lifestyle and Power Center Property is a 636,845 square feet lifestyle and power center comprised of 15 buildings located adjacent to the Baybrook Mall in Friendswood, Texas. Built in 2015, the Baybrook Lifestyle and Power Center Property sits on 80.9 acres and is comprised of 516,845 square feet of retail space as well as a 120,000 square foot expansion, consisting of the Life Time Fitness building that is currently under construction and contains a total of 2,948 parking spaces (4.63 spaces per 1,000 square feet of NRA). As of November 13, 2017, the Baybrook Lifestyle and Power Center Property was 94.1% leased by a mix of 50 national and local retail and restaurant tenants. A total of seven major tenant leases have been signed during 2016 and 2017, including Dick’s Sporting Goods, Recreational Equipment, Inc. (“REI”), Total Wine & More, The Container Store, Arhaus Furniture, Anthropologie and Perry’s Steakhouse & Grille. Other major tenants include Star Cinema Grill, Dave & Buster’s, Zara and Yard House Restaurant. Apart from Life Time Fitness and Dick’s Sporting Goods, no other tenant accounts for more than 6.6% of NRA or 6.2% of underwritten rent. Inline tenants include Z Gallerie, Charming Charlie, J. Jill, Soma Intimates, Kendra Scott, Sunglass Hut and a variety of dining tenants. Comparable inline sales, represented by 14 tenants with at least one full year of sales, were $505 per square foot as of the September 2017 TTM period, while six restaurant tenants with at least 12 months of operations reported sales of $503 per square foot.

The Baybrook Lifestyle and Power Center Property is located directly adjacent to the Baybrook Mall, which is anchored by Dillard’s, JCPenney and Macy’s. The Baybrook Mall, owned by borrower affiliates, is the largest shopping center in southeast Houston and has averaged approximately 99% occupancy over the last five years and reported in-line sales of $770 per square foot as of 2016. The lifestyle component of the Baybrook Lifestyle and Power Center Property has been integrated into the Baybrook Mall via direct access provided by entrance located in between the Dillard’s and Forever 21 boxes, and includes eight buildings surrounding an open courtyard referred to as The Lawn, a spacious grassy courtyard providing a gathering area for the community. The majority of the tenants surrounding the courtyard largely comprise entertainment and dining tenants, such as Star Cinema Grill, Dave & Busters, Perry’s Steakhouse & Grille, Yard House Restaurant, Kona Grill and Maggiano’s Little Italy. The power center portion of the Baybrook Lifestyle and Power Center Property is located to the north of the lifestyle component and is comprised of two big box buildings leased to Dick’s Sporting Goods in one building and The Container Store, REI and Total Wine & More in the other building. The building occupied by Dick’s Sporting Goods is a 105,000 square foot space demised into three separate suites and occupied as a Dick’s Sporting Goods, Field & Stream and Golf Galaxy. The power center component also features two other inline buildings and two freestanding restaurants.

Life Time Fitness is expected to occupy a 120,000 square foot single building that is currently under construction on a parcel adjacent to the remainder of the Baybrook Lifestyle and Power Center Property. Construction of the Life Time Fitness building is expected to be completed in June 2018, with Life Time Fitness rent commencing on June 1, 2018. Life Time Fitness is expected to open for business in the third quarter of 2018. Gap rent has not been reserved. Life Time Fitness is entitled to a $27,500,000 tenant allowance in connection with construction of its building, to be disbursed monthly, which has not been reserved for. In relation to the Life Time Fitness parcel, $22.0 million of the $140.0 million Baybrook Lifestyle and Power Center Whole Loan is held in escrow and required to be released to the Baybrook Lifestyle and Power Center Borrower upon Life Time Fitness taking occupancy of its space. If Life Time Fitness or a tenant under an LTF Replacement Lease (as defined below) does not take occupancy by November 17, 2019, the lender will have the right, in its sole discretion, to apply the escrow to prepay the Baybrook Lifestyle and Power Center Whole Loan, together with prepayment consideration, as described above under “The Mortgage Loan,” and the Life Time Fitness parcel is permitted to be released as described below under “Partial Release.”

A-3-65

BAYBROOK LIFESTYLE AND POWER CENTER

The following table presents certain information relating to the tenancy at the Baybrook Lifestyle and Power Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	9/30/2017 TTM Sales PSF	9/30/2017 TTM Occupancy Cost(3)	Lease Expiration Date

Anchor Tenants
Life Time Fitness(4)	NR/NR/NR	120,000	18.8%	$16.54	$1,985,000	12.8%	NAV	NAV	9/1/2038
Dick’s Sporting Goods(5)	NR/NR/NR	105,000	16.5%	$16.69	$1,752,450	11.3%	NAV	NAV	1/31/2027
Total Anchor Tenants		225,000	35.3%	$16.61	$3,737,450	24.0%

Major Tenants
Star Cinema Grill(6)	NR/NR/NR	42,147	6.6%	$19.00	$800,793	5.1%	$1,085,689	10.9%	12/31/2030
Dave & Buster’s	NR/NR/NR	41,996	6.6%	$22.86	$960,000	6.2%	$223	13.1%	1/31/2031
Zara(7)	NR/NR/NR	36,982	5.8%	$5.68	$210,058	1.3%	$117	4.9%	12/31/2025
REI(8)	NR/NR/NR	25,000	3.9%	$16.00	$400,000	2.6%	NAV	NAV	2/28/2027
Total Wine & More(8)	NR/NR/NR	24,780	3.9%	$17.69	$438,358	2.8%	NAV	NAV	1/31/2028
The Container Store(9)	NR/NR/B	23,904	3.8%	$25.10	$599,990	3.9%	NAV	NAV	2/29/2032
Arhaus Furniture(10)	NR/NR/NR	13,905	2.2%	$35.00	$486,675	3.1%	$192	23.4%	4/30/2026
Anthropologie(11)	NR/NR/NR	10,111	1.6%	$28.50	$288,164	1.9%	NAV	NAV	1/31/2027
Yard House Restaurant	NR/NR/NR	10,082	1.6%	$36.00	$362,952	2.3%	$580	9.5%	12/31/2025
Perry’s Steakhouse & Grille	NR/NR/NR	10,021	1.6%	$47.78	$478,803	3.1%	$810	7.3%	1/31/2031
Major Tenants Total(12)		238,928	37.5%	$21.03	$5,025,793	32.3%	$265	10.7%

Other Tenants		135,641	21.3%	$50.13	$6,800,356	43.7%	$335	19.3%
Occupied Total(12)		599,569	94.1%	$25.96	$15,563,600	100.0%

Vacant Retail Space		37,276	5.9%
Collateral Total		636,845	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(2)	Annual U/W Base Rent includes contractual rent steps equal to $281,476 through November 30, 2018.
(3)	Occupancy Cost is based on the underwritten rent as of the November 13, 2017 rent roll and underwritten reimbursements divided by most recently reported sales.
(4)	Life Time Fitness is expected to take occupancy upon completion of the buildout of the 120,000 square feet Life Time Fitness building (which is currently under construction, with an expected completion of June 2018) and is expected to commence paying rent in June 2018 and to open for business in fall 2018.
(5)	Dick’s Sporting Goods, which is comprised of Dick’s Sporting Goods, Field & Stream and Golf Galaxy, reports sales on an annual basis, accordingly, updated sales were not available for the September 30, 2017 TTM period. Dick’s Sporting Goods reported gross sales of $8,746,835 as of their first reporting period ending January 2017, which reflects operations at the Baybrook Lifestyle and Power Center Property between the lease start date of October 19, 2016 and January 31, 2017.
(6)	Sales PSF for Star Cinema Grill is based on 10 screens. Sales PSF is $258.
(7)	If Zara’s net sales fail to exceed $5,000,000 beginning in the 49th calendar month and ending on the 60th calendar month, it can terminate with 365 days written notice given at any time within 120 days following December 31, 2020.
(8)	Tenant is not required to report sales.
(9)	The Container Store reports sales on an annual basis, accordingly, updated sales were not available for the September 30, 2017 TTM Period. The Container Store reported gross sales of $2,135,282 as of their first reporting period ending February 2017, which reflects operations at the Baybrook Lifestyle and Power Center Property between the lease start date of November 12, 2016 and February 28, 2017.
(10)	If Arhaus Furniture’s net sales fail to exceed $4,000,000 beginning in the 49th calendar month and ending on the 60th calendar month, it can terminate with 540 days’ written notice given at any time within 60 days following April 30, 2021.
(11)	Anthropologie reports sales on an annual basis, accordingly, updated sales were not available for the September 30, 2017 TTM Period. Anthropologie reported gross sales of $783,717 as of their first reporting period ending January 2017, which reflects operations at the Baybrook Lifestyle and Power Center Property between the lease start date of September 23, 2016 and January 30, 2017. If Anthropologie’s gross sales fail to exceed $3,000,000 during the 12-month period from April 1, 2018 to March 31, 2019, Anthropologie can terminate its lease with written notice to the landlord on or before September 30, 2019.
(12)	For purposes of calculating Major Tenants SF subtotals for 9/30/2017 TTM Sales PSF and 9/30/2017 TTM Occupancy Cost, amounts exclude tenants that do not report sales. Total is based on Tenant SF for 9/30/2017 TTM Sales PSF and by 9/30/2017 TTM Sales PSF for Occ. Cost %.

A-3-66

BAYBROOK LIFESTYLE AND POWER CENTER

The following table presents certain information relating to the lease rollover schedule at the Baybrook Lifestyle and Power Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(4)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	$0.00
2020	1	1,200	0.2%	1,200	0.2%	$91,788	0.6%	$76.49
2021	0	0	0.0%	1,200	0.2%	$0.00	0.0%	$0.00
2022	2	2,865	0.4%	4,065	0.6%	$161,159	1.0%	$56.25
2023	0	0	0.0%	4,065	0.6%	$0.00	0.0%	$0.00
2024	1	2,161	0.3%	6,226	1.0%	$95,711	0.6%	$44.29
2025	13	82,869	13.0%	89,095	14.0%	$2,432,640	15.6%	$29.36
2026	14	64,133	10.1%	153,228	24.1%	$3,053,122	19.6%	$47.61
2027	11	170,322	26.7%	323,550	50.8%	$3,915,714	25.2%	$22.99
2028	2	29,280	4.6%	352,830	55.4%	$613,858	3.9%	$20.97
Thereafter	6	246,739	38.7%	599,569	94.1%	$5,199,608	33.4%	$21.07
Vacant	0	37,276	5.9%	636,845	100.0%	$0	0.0%	$0.00
Total/Wtd. Avg.	50	636,845	100.0%			$15,563,600	100.0%	$25.96

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Annual U/W Base Rent includes contractual rent steps equal to $281,476 through November 30, 2018.
(4)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Baybrook Lifestyle and Power Center Property:

Historical Occupancy(1)

12/31/2014	12/31/2015	12/31/2016(2)	11/13/2017(2)
NAV	NAV	91.7%	94.1%

(1)	The Baybrook Lifestyle and Power Center Property was built in 2015; therefore, historical occupancy is limited.
(2)	Information obtained from the underwritten rent roll and includes the 120,000 SF Life Time Fitness building, which is currently under construction. The Life Time Fitness tenant is expected to take occupancy and commence paying rent in June 2018, and to open for business in the third quarter of 2018.

A-3-67

BAYBROOK LIFESTYLE AND POWER CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Baybrook Lifestyle and Power Center Property:

Cash Flow Analysis(1)

	2016(2)	TTM 9/30/2017(2)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$7,110,062	$11,726,097	$15,563,600(3)	75.1%	$24.44
Other Rental Income(4)	1,549,101	1,292,264	1,284,520	6.2	2.02
Total Recoveries	1,934,021	2,902,745	3,730,306	18.0	5.86
Other Income(5)	152,693	116,582	150,000	0.7	0.24
Less Vacancy & Credit Loss	$0	0	0	0.0	0.00
Effective Gross Income	$10,745,878	$16,037,688	$20,728,426	100.0%	$32.55

Total Operating Expenses	3,084,463	4,006,012	4,953,868	23.9	7.78
Net Operating Income	$7,661,415	$12,031,676	$15,774,558	76.1%	$24.77

Capital Expenditures	0	0	95,527	0.5	0.15
TI/LC	0	0	717,130	3.5	1.13
Net Cash Flow	$7,661,415	$12,031,676	$14,961,901	72.2%	$23.49

NOI DSCR(6)	1.43x	2.25x	2.95x
NCF DSCR(6)	1.43x	2.25x	2.80x
NOI DY(6)	5.5%	8.6%	11.3%
NCF DY(6)	5.5%	8.6%	10.7%

(1)	The Baybrook Lifestyle and Power Center Property was built in 2015; therefore, historical operating statistics are limited.

(2)	The increase in Net Operating Income and Net Cash Flow in the September 30, 2017 TTM from 2016 is due to the majority of tenants taking occupancy in the second half of 2016. A total of 22 tenants accounting for 368,706 square feet (57.9% of NRA) and $8,213,758 base rent (52.8% of UW Base Rent) had lease commencement dates after June 1, 2016.
(3)	UW Base Rent is based on the rent roll dated November 13, 2017 and includes rent steps through November 30, 2018 totaling $281,476. The increase in Base Rent over the September 30, 2017 TTM is attributable to 12 leases accounting for approximately $4.1 million in additional base rent, including Life Time Fitness, which accounts for $1,985,000 of base rent, which rent is expected to commence June 1, 2018. Gap rent for Life Time Fitness has not been reserved. Excluding the Life Time Fitness lease, UW base rent would be $13,578,600, UW NCF DSCR would be 2.46x and UW NOI Debt Yield would be 9.9% based on the $140,000,000 Baybrook Lifestyle and Power Center Whole Loan.
(4)	Other Rental Income is comprised of overage rent, specialty leasing, and trash pad rental.
(5)	Other Income includes parking revenue and other miscellaneous non-rental income.
(6)	Debt service coverage ratios and debt yields are based on the Baybrook Lifestyle and Power Center Whole Loan.

Appraisal. As of the appraisal valuation date of October 31, 2017, the Baybrook Lifestyle and Power Center Property had an “as-is” appraised value of $212,590,000. The appraisal also concluded to an “As-Completed” Value of $241,000,000 as of July, 1 2018, which assumes the under construction improvements of the Life Time Fitness expansion are completed with Life Time Fitness taking occupancy. The appraiser’s “as-is” appraised value, excluding the Life Time Fitness parcel and lease is $203,860,000, which would result in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of approximately 58.9%, after accounting for the estimated pay-down based on certain assumptions of the Baybrook Lifestyle and Power Center Whole Loan, and payment of the prepayment consideration provided for in the loan documents, resulting from the $22,000,000 Life Time Fitness Reserve. The actual amount of the pay-down and the prepayment consideration may be different from the assumed amounts.

Environmental Matters. According to the Phase I environmental report dated November 3, 2017, there was no evidence of any recognized environmental conditions at the Baybrook Lifestyle and Power Center Property.

Market Overview and Competition. The Baybrook Lifestyle and Power Center Property is located on the southwest corner of the Gulf Freeway and Gulfbrook Drive, directly off of Interstate-45, approximately 20 miles southeast of downtown Houston, Texas. The Baybrook Lifestyle and Power Center Property represents the open air and power center expansion of the Baybrook Mall, bringing to the submarket a diverse roster of retail, dining and entertainment tenants. The immediate surroundings of the Baybrook Lifestyle and Power Center Property include retail and residential uses, with a mix of office space.

The Baybrook Lifestyle and Power Center Property is located in the Houston, Texas metropolitan area. According to the appraisal, the third quarter of 2017 overall retail vacancy rate for the Houston market was approximately 7.9%, while the market rental rate was approximately $15.83 per square foot. According to the appraisal, there were 662,272 square feet of retail under construction during the third quarter of 2017 in the Houston metropolitan area. The Baybrook Lifestyle and Power Center Property is located in the Southeast Outlier retail submarket, which contains approximately 3.9% of the Houston metropolitan area square feet inventory. The Southeast Outlier retail submarket had a vacancy rate of 3.4% and a market rental rate of $17.44 per square foot. As of the third quarter 2017, the Southeast Outlier retail submarket had approximately 95,000 square feet under construction, representing approximately 2.4% of the square feet under-construction for the Houston metropolitan area.

The estimated 2017 population within a one-, three- and five-mile radius of the Baybrook Lifestyle and Power Center Property is 4,335, 80,693 and 205,162, respectively, according to the appraisal. The estimated 2017 average household income within a one-, three- and five-mile radius of the Baybrook Lifestyle and Power Center Property is $56,262, $64,864 and $81,926, respectively.

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The following table presents certain information relating to comparable rentals for the Baybrook Lifestyle and Power Center Property:

Comparable Rentals(1)

Property Name	Year Built	Total GLA (SF)	Occupancy	Rent/SF	Escalations	Lease Type	Lease Area (SF)
Baybrook Lifestyle and Power Center(1)	2015	636,845(2)	94.1%(2)	$25.96(2)	Fixed Steps	Varies	516,845(2)
LaCenterra at Cinco	2007	413,593	88%	$33.00	Fixed Steps	Triple Net	2,014
Sugar Land Town Square	2008	807,000	80%	$35.00	CPI	Triple Net	2,500
Market Street – The Woodlands	2004	491,145	96%	$40.00	CPI	Triple Net	18,876
CityCentre – Town & Country	2009	617,135	91%	$45.00	CPI	Triple Net	1,179
El Dorado Plaza	2015	7,150	54%	$26.00	None	Triple Net	3,300
Webster Plaza	NAV	17,950	100%	$30.00	Fixed Steps	Triple Net	1,125

(1)	Information obtained from the appraisal.
(2)	Information is based on the underwritten rent roll as of November 13, 2017.

The Borrowers. The borrowers are Baybrook LPC, LLC, a Delaware limited liability company; Baybrook LTF Owner, LLC, a Delaware limited liability company; and Gulfbrook Services, Inc., a Delaware corporation (individually and collectively, the “Baybrook Lifestyle and Power Center Borrower”), each a single-purpose entity, with at least two independent directors. Baybrook LTF Owner, LLC owns the expansion parcel for Life Time Fitness; Baybrook LPC, LLC owns the remainder of the Baybrook Lifestyle and Power Center Property, and Gulfbrook Services, Inc. operates as a taxable REIT subsidiary. Legal counsel to the Baybrook Lifestyle and Power Center Borrower delivered a non-consolidation opinion in connection with the origination of the Baybrook Lifestyle and Power Center Whole Loan. GGP Real Estate Holding I, Inc. is the nonrecourse carveout guarantor.

The Borrowers Sponsor. The borrower sponsor is GGP Real Estate Holding I, Inc., wholly owned by General Growth Properties, Inc. (“GGP”). GGP (NYSE: GGP) is a Chicago, Illinois-based real estate company that focuses on owning, managing, leasing and the development of retail properties across the United States. GGP maintains a current portfolio of approximately 121.0 million square feet across 126 retail properties located in 40 states. The Baybrook Lifestyle and Power Center Borrower is owned by Gulfbrook Investments, Inc., a real estate investment trust, which is 53% indirectly owned by entities controlled by GGP and 47% indirectly owned by Gulfbrook Holding LLC, which is managed by CDC Houston Inc., an entity affiliated with Coventry Development Corporation. Coventry Development Corporation, established in 1962, is a privately held real estate development and asset management company based in New York. GGP previously filed for bankruptcy in 2009 and emerged from bankruptcy in 2010. See “Description of the Mortgage Pool--Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The Baybrook Lifestyle and Power Center Whole Loan documents require an upfront reserve of $22,000,000 in respect of Life Time Fitness. Provided no event of default is continuing under the Baybrook Lifestyle and Power Center Whole Loan, such reserve is required to be released to the Baybrook Lifestyle and Power Center Borrower upon (i) the commencement date under the Life Time Fitness lease or (ii) the commencement date of an LTF Replacement Lease (as defined below), provided that Life Time Fitness or the tenant under the LTF Replacement Lease is occupying its leased premises, open for business and paying unabated rent, and has delivered a reasonably acceptable tenant estoppel certificate. Notwithstanding the foregoing, to the extent neither of the conditions contained in clause (i) or (ii) of the preceding sentence is satisfied as of November 17, 2019, the lender may elect, in its sole discretion, to apply the funds in such reserve to prepay the Baybrook Lifestyle and Power Center Whole Loan, together with a prepayment fee equal to the greater of 1.0% of the amount prepaid and a yield maintenance premium (the “Baybrook Prepayment Fee”). If the lender elects such partial prepayment, the reserve fund is required to be allocated to principal prepayment and the Baybrook Prepayment Fee such that the prepayment plus the Baybrook Prepayment Fee equals the entire balance of the reserve fund, but does not exceed it. Upon such a prepayment, the Baybrook Lifestyle and Power Center Borrower is entitled to obtain the release of the Life Time Fitness parcel as described below under “Partial Release.”

An “LTF Replacement Lease” means any lease or leases entered into in accordance with the loan documents (i) (A) that, in the aggregate, demise(s) substantially all of the Life Time Fitness premises, or (B) the aggregate gross rent of which lease(s) is equal to or greater than the aggregate gross rent under the Life Time Fitness lease; and (ii) for which a rating agency confirmation has been delivered to the lender.

During a Trigger Period (as defined below), unless there are sufficient funds in the lockbox account to make the deposits, the Baybrook Lifestyle and Power Center Borrower is required to deposit monthly (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the Baybrook Lifestyle and Power Center Property is covered by a blanket insurance policy and the premiums for the blanket policy are prepaid for at least one year in advance), (ii) $13,268 to a replacement reserve subject to a cap of $159,211, and (iii) $53,070 to a tenant improvement and leasing commissions reserve subject to a cap of $636,845.

A “Trigger Period” will commence upon (i) an event of default or (ii) the net operating income debt yield being less than 7.75%. A Trigger Period will end upon (a) with respect to clause (i), the cure or waiver of the event of default and (b) with respect to clause (ii), the net operating income debt yield being equal to or greater than 7.75% for two consecutive calendar quarters.

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Lockbox and Cash Management. A hard lockbox is in place with respect to the Baybrook Lifestyle and Power Center Whole Loan. Funds deposited to the lockbox will be swept daily to the Baybrook Lifestyle and Power Center Borrower’s operating account unless a Trigger Period exists. During a Trigger Period, funds in the lockbox are required to be transferred daily to a cash management account under the sole control of the lender for the payment of, among other things, debt service, monthly escrows and to pay any remainder (i) if no event of default or Cash Sweep Period (as defined below) is continuing, to the operating account of the Baybrook Lifestyle and Power Center Borrower, or (ii) if no event of default is continuing for which the lender has accelerated the Baybrook Lifestyle and Power Center Whole Loan, to pay the greater of (x) operating expenses and capital expenditures set forth in the approved annual budget or (y) the actual amount of such expenses for the related calendar month (but not in excess of 110% of the budgeted amount unless reasonably approved by the lender), and following such payment, to deposit any remainder into an excess cash flow account to be held by the lender as additional security for the Baybrook Lifestyle and Power Center Whole Loan during the continuance of the Cash Sweep Period.

A “Cash Sweep Period” means a period (i) commencing upon an event of default under the Baybrook Lifestyle and Power Center Whole Loan and ending if such event of default is thereafter cured or waived or (ii) commencing upon a determination that the net operating income debt yield is less than 7.00% and ending upon the net operating income debt yield being equal to or in excess of 7.00% for two consecutive calendar quarters.

Property Management. The Baybrook Lifestyle and Power Center Property is managed by General Growth Services, Inc., an affiliate of the Baybrook Lifestyle and Power Center Borrower.

Assumption. The Baybrook Lifestyle and Power Center Borrower has the right to transfer the Baybrook Lifestyle and Power Center Property; provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the Baybrook Lifestyle and Power Center Property will be managed by a qualifying manager (as defined in the loan documents); (iii) a replacement guarantor has assumed the obligations of the Baybrook Lifestyle and Power Center Whole Loan non-recourse carveout guarantor; (iv) the lender has received a non-consolidation opinion; and (v) the transferee is a qualified transferee under the terms of the loan documents.

Partial Release. In the event that the lender has the right to, and elects to, apply the Life Time Fitness reserve to prepay the Baybrook Lifestyle and Power Center Whole Loan, the Baybrook Lifestyle and Power Center Borrower is permitted to obtain the release of the parcel of land on which the Life Time Fitness center building is located, as identified in the loan documents (the “LTF Parcel”); provided that, (i) no event of default exists, (ii) any required approvals of third parties holding interests in the Baybrook Lifestyle and Power Center Property are obtained, (iii) such release is in compliance with leases and other agreements affecting the Baybrook Lifestyle and Power Center Property, (iv) restrictive covenants to be recorded against the LTF Parcel to protect tenants’ exclusive use rights are delivered to the lender, (v) the lender receives an officer’s certificate from the Baybrook Lifestyle and Power Center Borrower stating that the release will not result in a default or breach under any material lease, reciprocal easement agreement or other material agreement, (vi) after giving effect to such release, each of the LTF Parcel and the remaining property conforms to and complies in all material respects with applicable legal requirements, and the LTF Parcel is not necessary for the remaining property to comply with any zoning, building, land use or parking or other legal requirements, or to the extent that the LTF Parcel is necessary for any such purpose, a reciprocal easement or other agreement has been recorded that would allow the owner of the remaining property to continue to use the LTF Parcel to the extent necessary for such purpose and (vii) the loan-to-value ratio after the release (to be determined by the lender based on a commercially reasonable valuation method) is less than or equal to 125%; provided that a prepayment may be made, together with the Baybrook Prepayment Fee, in order to meet such loan-to-value ratio. Upon such a release the Baybrook Lifestyle and Power Center Borrower which owns the LTF Parcel will also be released from its obligations under the loan documents.

In addition, the Baybrook Lifestyle and Power Center Borrower may obtain the release of (x) one or more parcels (which may include “air rights” parcels) or outlots, provided that such parcels are vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are not required for the use of the remaining property (or, if required for such use, will continue to serve the remaining property in place or be readily relocatable) or surface parking, and (y) previously acquired Expansion Parcels, in each case in connection with a transfer thereof to a person other than a person owned or controlled by the Baybrook Lifestyle and Power Center Borrower, in connection with the expansion or other development of the Baybrook Lifestyle and Power Center Property, without prepayment or defeasance, provided that the following conditions, among others, are satisfied: (i) no event of default exists, (ii) the Baybrook Lifestyle and Power Center Borrower delivers to the lender (a) evidence that would be satisfactory to a prudent lender acting reasonably that (1) the release parcel is not necessary to the use or operation of, and may be readily separated without a material diminution in the value of, the Baybrook Lifestyle and Power Center Property, (2) the release parcel has been legally subdivided from the remaining property, (3) after giving effect to the release, each of the release parcel and the remaining property conforms in all material respects with applicable legal requirements and constitutes one or more separate tax lots, or all action has been taken to have the release parcel so designated (other than recordation of the deed to the transferee), and (4) after giving effect to such release, each of the release parcel and the remaining property conforms to and complies in all material respects with applicable legal requirements, and the release parcel is not necessary for the remaining property to comply with any zoning, building, land use or parking or other legal requirements, or, to the extent that the release parcel is necessary for any such purpose, a reciprocal easement or other agreement has been recorded that would allow the owner of the remaining property to continue to use the release parcel to the extent necessary for such purpose, (b) if the release would reasonably be expected to materially adversely affect lender’s rights under its title insurance policy as to any portion of the remaining property, a title endorsement confirming no change in the priority of the mortgage on the remaining property or in the amount of the insurance or coverage, (c) any required approvals of third parties holding interests in the Baybrook Lifestyle and Power Center Property, (d) restrictive covenants to be recorded against the release parcel to protect tenants’ exclusive use right, (e) an officer’s certificate stating that the release will not result in a default or breach under any material lease, reciprocal easement agreement or other material agreement, (f) any other information, approvals and documents which would be required by a prudent lender, acting reasonably, (iii) such release is in compliance with leases and other agreements affecting the Baybrook Lifestyle and Power Center Property, (iv) ingress to and egress from all portions of the remaining property is over physically open and fully dedicated public roads or over vehicle and

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pedestrian easements which (1) provide access to a physically open and fully dedicated public road, (2) are recorded in the chain of title to both the property encumbered thereby and the remaining property, and (3) are irrevocable and non-terminable without the consent of the owner of the remaining property, (v) except in the case of release of a previously acquired Expansion Parcel, rating agency confirmation is obtained, (vi) the Baybrook Lifestyle and Power Center Borrower pays the lender’s reasonable out of pocket costs and expenses, (vii) at lender’s request, the Baybrook Lifestyle and Power Center Borrower provides an opinion of counsel stating that the release would not constitute a “significant modification” of the Baybrook Lifestyle and Power Center Whole Loan or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust, and (viii) the loan-to-value ratio after the release (to be determined by the lender based on a commercially reasonable valuation method) is less than or equal to 125%; provided that a prepayment may be made, together with the Baybrook Prepayment Fee, in order to meet such loan-to-value ratio.

Real Estate Substitution. The Baybrook Lifestyle and Power Center Borrower may obtain the release of one or more portions of the Baybrook Lifestyle and Power Center Property (each an “Exchange Parcel”) in exchange for the acquisition and encumbrance by the loan documents of a substitute parcel (each a “Substitute Parcel”), provided that the following conditions, among others, are satisfied: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are readily relocatable or surface parking, (ii) the conditions set forth in clauses (i) through (v) under “Real Estate Expansion” below are satisfied with respect to the Substitute Parcel (provided that the separate tax parcel condition will also apply to the Exchange Parcel), (iii) the Exchange Parcel is conveyed to a person other than the Baybrook Lifestyle and Power Center Borrower, (iv) the Substitute Parcel is at or adjacent to the shopping center of which the Exchange Parcel is a part and reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which prepared the appraisal delivered in connection with origination or an appraiser of comparable experience, (v) if the Substitute Parcel is ground leased, the ground lease and estoppel satisfies all of the then-current criteria of S&P for financeable ground leases and related estoppels, (vi) rating agency confirmation is obtained, (vii) the loan-to-value ratio after the substitution (to be determined by the lender based on a commercially reasonable valuation method) shall be less than or equal to 125%; provided that a prepayment may be made, together with the Baybrook Prepayment Fee, in order to meet such loan-to-value ratio and (viii) delivery to the lender of restrictive covenants to be recorded against the Exchange Parcel to protect tenants’ exclusive use rights.

Real Estate Expansion. The Baybrook Lifestyle and Power Center Borrower is permitted to acquire one or more parcels of land, together with the improvements thereon, that constitute an integral part of, adjoin to, or are proximately located near, the shopping center of which the Baybrook Lifestyle and Power Center Property is a part (each an “Expansion Parcel”); provided that the following conditions, among others, are satisfied: (i) no event of default exists, (ii) the applicable Baybrook Lifestyle and Power Center Borrower acquires fee simple or leasehold title to the Expansion Parcel and deliver evidence of the same, (iii) the Baybrook Lifestyle and Power Center Borrower delivers (a) an officer’s certificate, stating that, to their knowledge, certain property-related representations set forth in the loan documents are true and correct as to the Expansion Parcel (subject to title exceptions and certain other exceptions that do not have a material adverse effect), (b) a mortgage, assignment of leases and UCC-1 financing statements (or amendments to the existing such documents) (“Substitute Loan Documents”) with respect to the Expansion Parcel, and a title insurance policy or endorsement insuring the lien of the Substitute Loan Documents as a first mortgage lien, free and clear of exceptions other than permitted encumbrances and standard exceptions and exclusions, (c) a survey of the Expansion Parcel reasonably acceptable to the title insurance company that issued the original title insurance, (d) evidence of authority to complete the acquisition and of the due authorization and execution of the Substitute Loan Documents, and an opinion of counsel regarding their enforceability (provided no opinion of counsel is required for Substitute Loan Documents that amend existing loan documents), (e) if the Expansion Parcel is in a flood plain, evidence of flood insurance, (f) unless the Expansion Parcel is covered by the original environmental report, environmental reports (or a supplement to the original environmental report) with respect to the Expansion Parcel, and if the report shows the presence of any hazardous substance or the risk of contamination from any offsite hazardous substance, the cost of remediation of which is reasonably likely to exceed $8,875,000 with respect to such Expansion Parcel (the “Threshold Amount”), either a deposit of 125% of the estimated cost of remediation or an Additional Indemnity (as defined below), (g) if the Expansion Parcel is improved (other than by landscaping, surface parking or utilities), a property condition report with respect to the Expansion Parcel indicating that it is in good condition and free of damage (unless the Baybrook Lifestyle and Power Center Borrower certifies that they intend to demolish the improvements within a year after acquisition), and if the property condition report recommends any repairs, and the cost of such repairs is estimated to exceed the Threshold Amount, either a deposit of 125% of the estimated cost of repairs or an Additional Indemnity, (h) evidence that the Expansion Parcel constitutes one or more separate tax lots or that all action has been taken to have the Expansion Parcel so designated (or incorporated into a tax lot that is part of the existing property), (iv) the Baybrook Lifestyle and Power Center Borrower pays the lender’s reasonable out of pocket costs and expenses as well as all recording and filing fees in connection with the acquisition, and (v) at lender’s request, the Baybrook Lifestyle and Power Center Borrower provides an opinion of counsel stating that the addition would not constitute a “significant modification” of the Baybrook Lifestyle and Power Center Whole Loan or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust.

An “Additional Indemnity” means an indemnity for the specified costs from an indemnitor that is the non-recourse carveout guarantor, an affiliate thereof, or a qualified transferee (as defined in the loan documents), provided that in each case such indemnitor either (a) has a long term unsecured debt rating of not less than “BBB” by S&P, “BBB” by Fitch, or “Baa3” by Moody’s, or (b) has (i) liquid assets (including availability under lines of credit or revolving credit facilities that may not be revoked by the lenders thereunder in the absence of such indemnitor’s default) in an aggregate amount equal to at least 120% of the aggregate amount guaranteed by such indemnitor in connection with the Baybrook Lifestyle and Power Center Whole Loan (the “Guaranteed Amount”), (ii) has (or has a 100% equityholder that has) an equity market value (determined based on market capitalization) at least equal to five times the Guaranteed Amount and (iii) has an effective net worth at least equal to five times the Guaranteed Amount.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

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BAYBROOK LIFESTYLE AND POWER CENTER

Terrorism Insurance. The Baybrook Lifestyle and Power Center Borrower is required to obtain all risk and business income insurance against acts of terrorism to the extent such insurance is available in an amount determined by the lender (but in no event more than an amount equal to the sum of 100% of the full replacement cost and 18 months of business income insurance); provided that so long as the Terrorism Risk Insurance Act of 2002 (as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015) (“TRIPRA”) is in effect (or any extension thereof or other federal government program with substantially similar protection), the lender is required to accept terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance with the foregoing, so long as such statute or other program covers both domestic and foreign acts of terrorism. If TRIPRA or such other program is not in effect, the Baybrook Lifestyle and Power Center Borrower is not required to pay insurance premiums with respect to terrorism insurance in excess of the Terrorism Cap (defined below).

“Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by the Baybrook Lifestyle and Power Center Borrower for the property and business income insurance policies required under the Baybrook Lifestyle and Power Center Whole Loan documents (excluding the earthquake and terrorism components of such insurance premiums) on a stand-alone basis.

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2020 SOUTHWEST 4TH AVENUE

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2020 SOUTHWEST 4TH AVENUE

2020 Southwest 4th Avenue
2020 Southwest 4th Avenue
Portland, OR 97201
PORTLAND
Downtown
Pearl District
Old Town/ Chinatown
Goose Hollow
Southwest Hills
South Portland
Homestead
MULTNOMAH COUNTY
Willamette River
BREWERY BLOCKS
Roseland Theater
Univ. of Oregon Portland Campus
Port of Portland 12 miles
Portland Intl. Airport 10 miles
Burnside Bridge
Morrison Bridge
Hawthorne Bridge
Marquam Bridge
W. Burnside St.
SW Alder St.
SW Morrison St.
SW Yamhill St.
SW Taylor St.
SW Salmon St.
SW Stark St.
SW Washington St.
SW Oak St.
SW Jefferson St.
SW Columbia St.
SW Clay St.
SW Market St.
SW Montgomery St.
SW College St.
SW Madison St.
SW Harrison
SW Myrtle Dr.
SW Davenport St.
SW Sheridan St.
SW Broadway Dr.
SW Sam Jackson Park Rd
SW Hooker St.
SW Woods St.
SW Barbur Blvd.
SW Terwilliger Blvd.
SW Kelley Ave.
SW Broadway
SW Park Ave.
SW 12th Ave.
SW 10th Ave.
SW 6th Ave.
SW 5th Ave.
SW 4th Ave.
SW 3rd Ave.
SW 2nd Ave.
SW 1st Ave.
SW Naito Hwy.
SE Water Ave
Pacific Hwy.
MAX RED/BLUE LINES
MAX YELLOW/GREEN LINES
MAX ORANGE LINE
Portland Streetcar
Portland Aerial Tram
Providence Park
PROVIDENCE PARK
KING HILL/SALMON
US Bancorp Tower
SKIDMORE FOUNTAIN
Portland Saturday Market
Oregon Maritime Museum
OAK/SW 1ST
Park Ave. West Tower
Fox Tower
PIONEER SQUARE
Pioneer Courthouse
PIONEER PLACE
MALL SW 5TH
MORRISON/SW 3RD
YAMHILL DISTRICT
Portland Art Museum
Standard Insurance Center
US District Court
Multnomah County Courthouse
World Trade Center Portland
PacWest Center
CITY HALL
City Hall
Wells Fargo Center
Edith Green-Wendell Wyatt Federal Bldg.
KOIN Center
Keller Auditorium
Crown Plaza
Tom McCall Waterfront Park
Science Research & Tech. Center
Portland State University
PSU Library
PSU URBAN/SW 6TH & MONTGOMERY
PSU URBAN/SW 5TH & MILL
PSU SOUTH/SW 6TH & COLLEGE
PSU SOUTH/SW 5TH & JACKSON
Bureau of Development Services
Maseeh Coll. of Engineering and Computer Science
RIVERPLACE
South Waterfront Park
The Strand
SW River Pkwy/Moody
OMSI
LINCOLN/SW 3RD
University Place Hotel & Conference Center
Duniway Park
CDK Global
Under Armour
Lair Hill Park
Marquam Nature Park
Natl. University of Natural Medicine
Shriners Hospitals for Children
Vollum Institute
Oregon Health & Science University
Marquam Hill Upper Tram Terminal
Hatfield Research Center
OHSU Doernbecher Children's Hospital
405
5
26
99W
WASHINGTON
OREGON
Vancouver
PORTLAND
Bethany
Rockcreek
Cedar Mill
Hillsboro
West Haven-Sylvan
West Slope
Aloha
Raleigh Hills
Beaverton
Tigard
Milwaukie
Happy Valley
Sunnyside
Hazel Dell
Walnut Grove
Five Corners
Orchards
Minnehaha
Downtown

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No. 8 – 2020 Southwest 4th Avenue

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance:	$44,250,000			Property Type:	Office
Cut-off Date Balance:	$44,250,000			Specific Property Type:	CBD
% of Initial Pool Balance:	3.4%			Location:	Portland, OR
Loan Purpose:	Acquisition			Size:	226,815 SF
Borrower Name:	2020 Portland Owner, LLC			Cut-off Date Balance Per SF:	$195.09
Borrower Sponsors:	Oaktree Pinnacle Investment Fund, L.P.;			Year Built/Renovated:	1982/2016
Mortgage Rate:	3.961%			Title Vesting:	Fee
Note Date:	December 11, 2017			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	93.9% (12/31/2013)
Maturity Date:	December 11, 2027			3rd Most Recent Occupancy (As of):	92.7% (12/31/2014)
IO Period:	120 months			2nd Most Recent Occupancy (As of):	68.2% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	73.6% (12/31/2016)
Seasoning:	2 months			Current Occupancy (As of):	87.3% (10/31/2017)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(26),GRTR 1% or YM or D(87),O(7)			4th Most Recent NOI(3):	NAV
Lockbox Type:	Hard/Springing Cash Management			3rd Most Recent NOI (As of):	$1,200,218 (12/31/2015)
Additional Debt(1):	Yes			2nd Most Recent NOI (As of):	$2,664,091 (12/31/2016)
Additional Debt Type(1):	Future Mezzanine			Most Recent NOI (As of)(4):	$3,065,716 (TTM 9/30/2017)

				U/W Revenues:	$6,264,973
				U/W Expenses:	$2,000,337
				U/W NOI(4):	$4,264,636
				U/W NCF:	$4,135,754
				U/W NOI DSCR:	2.40x
Escrows and Reserves(2):				U/W NCF DSCR:	2.33x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.6%
Taxes	$0	Springing	NAP	U/W NCF Debt Yield:	9.3%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$65,170,000
TI/LC Reserve	$2,000,000	Springing	NAP	As-Is Appraisal Valuation Date:	November 1, 2017
Replacement Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio:	67.9%
Zidell TI/LC Reserve	$913,781	$0	NAP	LTV Ratio at Maturity:	67.9%

(1)	See “Future Mezzanine Indebtedness” section.

(2)	See “Escrows” section.

(3)	Historical financials prior to 2015 are not available, as the borrower sponsor recently acquired the 2020 Southwest 4th Avenue Property and such information was not provided by the seller.

(4)	See “Cash Flow Analysis” section for detail on the increase in U/W NOI compared to Most Recent NOI.

The Mortgage Loan. The mortgage loan (the “2020 Southwest 4th Avenue Mortgage Loan”) is evidenced by a promissory note secured by a first mortgage encumbering the fee simple interest in a class A office building located in Portland, Oregon (the “2020 Southwest 4th Avenue Property”). The 2020 Southwest 4th Avenue Mortgage Loan was originated on December 11, 2017 by Wells Fargo Bank, National Association. The 2020 Southwest 4th Avenue Mortgage Loan had an original principal balance of $44,250,000, has an outstanding principal balance as of the Cut-off Date of $44,250,000 and accrues interest at an interest rate of 3.961% per annum. The 2020 Southwest 4th Avenue Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments through the loan term. The 2020 Southwest 4th Avenue Mortgage Loan matures on December 11, 2027.

Following the lockout period, the borrower has the right to defease on any date before June 11, 2027 or to prepay the 2020 Southwest 4th Avenue Mortgage Loan in whole, but not in part, provided that, if a prepayment is made, the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the 2020 Southwest 4th Avenue Mortgage Loan is prepayable without penalty on or after June 11, 2027.

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2020 SOUTHWEST 4TH AVENUE

Sources and Uses

Sources			Uses
Original loan amount	$44,250,000	63.8%	Purchase price	$65,000,000	93.7%
Borrower sponsors’ new cash contribution	25,110,466	36.2	Reserves	2,913,781	4.2
			Closing costs	1,446,685	2.1
Total Sources	$69,360,466	100.0%	Total Uses	$69,360,466	100.0%

The Property. The 2020 Southwest 4th Avenue Property consists of a 226,815 square foot, LEED Gold, 10-story class A office building located in the central business district of Portland, Oregon. Built in 1982 and most recently renovated in 2016, the 2020 Southwest 4th Avenue Property is situated on a 1.1-acre site and features varying floor plates ranging from approximately 18,200 square feet to approximately 32,000 square feet. An approximate $3.3 million renovation was completed at the 2020 Southwest 4th Avenue Property in 2015/2016, which included mechanical system updates, lobby renovations, upgraded elevators cabs, and exterior improvements. The 2020 Southwest 4th Avenue Property also features a newly renovated bicycle storage room and a two-level below-grade parking garage with 228 parking spaces, resulting in a parking ratio of 1.0 space per 1,000 square feet of rentable area.

From 2007 to 2014, the 2020 Southwest 4th Avenue Property reported an average occupancy rate of 95.9%, never dropping below 92.7%. In 2015, the occupancy rate at the 2020 Southwest 4th Avenue Property dropped to 68.2%; however, following the renovations completed in 2016, six tenants signed new leases totaling 47,669 square feet (21.0% of net rentable area, 25.2% of underwritten base rent). As of October 31, 2017, the 2020 Southwest 4th Avenue Property was 87.3% occupied by nine tenants.

CH2M Hill (“CH2M”) is the largest tenant at the 2020 Southwest 4th Avenue Property, occupying 120,407 square feet of office space (53.1% of net rentable area, 60.0% of underwritten base rent). CH2M has been a tenant at the 2020 Southwest 4th Avenue Property since 1992 and executed a 10-year lease in 2015 through March 2025. Founded in 1946, CH2M is a global professional engineering services firm providing consulting, design, construction, and operations services for government agencies and private industries. As of September 2017, CH2M reported $2.7 billion in total assets with approximately 20,000 employees worldwide. CH2M was acquired by Jacobs Engineering Group Inc. (“Jacobs”; NYSE:JEC) in December 2017 for a purchase price of approximately $2.9 billion. Founded in 1947, Jacobs is one of the largest technical professional services firms in the world providing services including scientific, technical, professional, and construction- and program-management for business, industrial, commercial, government and infrastructure sectors. As of September 2017 (prior to the CH2M acquisition), Jacobs reported $7.4 billion in total assets and approximately 54,700 employees.

The third largest tenant at the 2020 Southwest 4th Avenue Property is City of Portland – Bureau of Development Services (“BDS”), which leases 13,312 square feet (5.9% of net rentable area, 7.2% of underwritten base rent) and subleases an additional 18,652 square feet from the second largest tenant Premera Blue Cross for a total of 31,964 square feet (14.1% of net rentable area). BDS is responsible for implementing and enforcing building and development codes for the City of Portland. BDS’ primary service center is located at 1900 Southwest 4th Avenue (“1900 Building”), which is proximate to the 2020 Southwest 4th Avenue Property. BDS uses its space at the 1900 Building for direct public services, and uses its space at 2020 Southwest 4th Avenue Property for support staff.

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The following table presents certain information relating to the tenancies at the 2020 Southwest 4th Avenue Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
CH2M(1)	NR/NR/NR	120,407	53.1%	$28.36	$3,414,292	60.0%	3/31/2025(2)(3)

Premera Blue Cross(4)	NR/NR/NR	18,652	8.2%	$27.97	$521,696	9.2%	4/30/2020(5)

BDS	NR/NR/NR	13,312	5.9%	$30.77	$409,558	7.2%	10/31/2019(6)

Zidell Marine Corp.	NR/NR/NR	12,323	5.4%	$31.50	$388,175	6.8%	11/30/2024(7)

Acumentra Health	NR/NR/NR	11,334	5.0%	$28.70	$325,291	5.7%	5/31/2019

Total Major Tenants		176,028	77.6%	$28.74	$5,059,013	88.9%

Non-Major Tenants		22,034	9.7%	$28.78	$634,113	11.1%

Occupied Collateral Total		198,062	87.3%	$28.74	$5,693,126	100.0%

Vacant Space		28,753	12.7%

Collateral Total		226,815	100.0%

(1)	CH2M is currently not utilizing approximately 9,326 square feet of its space on the 9th floor.

(2)	CH2M has two, 5-year renewal options with 365 days’ notice with the first renewal option at 95% of fair market value.

(3)	CH2M has a lease contraction option in March 2020 to terminate 18,652 square feet on either the 7th, 8th or 9th floor. In addition, CH2M has a lease contraction option in March 2022 to terminate 18,652 square feet on either the 7th, 8th or 9th floor. In order to exercise either contraction option, CH2M must provide the borrower with one years’ notice and payment of a termination fee equal to unamortized leasing costs.

(4)	Premera Blue Cross subleases 18,652 square feet to BDS at $26.00 per square foot. The sublease is coterminous with the primary lease.

(5)	Premera Blue Cross has one, 5-year renewal option.

(6)	BDS has one, 3-year renewal option with nine months’ notice at fair market value.

(7)	Zidell Marine Corp. has one, 3-year, 4-year, or 5-year renewal option with nine months’ notice at fair market value.

The following table presents certain information relating to the lease rollover schedule at the 2020 Southwest 4th Avenue Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	2	24,646	10.9%	24,646	10.9%	$734,850	12.9%	$29.82
2020	1	18,652	8.2%	43,298	19.1%	$521,696	9.2%	$27.97
2021	1	6,889	3.0%	50,187	22.1%	$197,331	3.5%	$28.64
2022	3	15,145	6.7%	65,332	28.8%	$436,782	7.7%	$28.84
2023	0	0	0.0%	65,332	28.8%	$0	0.0%	$0.00
2024	1	12,323	5.4%	77,655	34.2%	$388,175	6.8%	$31.50
2025	5	120,407	53.1%	198,062	87.3%	$3,414,292	60.0%	$28.36
2026	0	0	0.0%	198,062	87.3%	$0	0.0%	$0.00
2027	0	0	0.0%	198,062	87.3%	$0	0.0%	$0.00
2028	0	0	0.0%	198,062	87.3%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	198,062	87.3%	$0	0.0%	$0.00
Vacant	0	28,753	12.7%	226,815	100.0%	$0	0.0%	$0.00
Total/Weighted Average	13	226,815	100.0%			$5,693,126	100.0%	$28.74

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

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The following table presents historical occupancy percentages at the 2020 Southwest 4th Avenue Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	10/31/2017(2)
93.9%	92.7%	68.2%	73.6%	87.3%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 2020 Southwest 4th Avenue Property:

Cash Flow Analysis

	2015	2016	TTM 9/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$2,222,122	$4,143,138	$4,675,021	$5,693,126(1)	90.9%	$25.10
Grossed Up Vacant Space	0	0	0	905,748	14.5	3.99
Total Reimbursables	2,137	9,151	9,291	99,897	1.6	0.44
Other Income(2)	215,235	408,627	416,655	471,951	7.5	2.08
Less Vacancy & Credit Loss	0	0	0	(905,748)(3)	(14.5)	(3.99)
Effective Gross Income	$2,439,494	$4,560,916	$5,100,967	$6,264,973	100.0%	$27.62

Total Operating Expenses	1,239,276	1,896,825	2,035,251	2,000,337	31.9	8.82

Net Operating Income(4)(5)	$1,200,218	$2,664,091	$3,065,716	$4,264,636	68.1%	$18.80
TI/LC	0	0	0	83,519	1.3	0.37
Capital Expenditures	0	0	0	45,363	0.7	0.20
Net Cash Flow(4)(5)	$1,200,218	$2,664,091	$3,065,716	$4,135,754	66.0%	$18.23

NOI DSCR	0.68x	1.50x	1.73x	2.40x
NCF DSCR	0.68x	1.50x	1.73x	2.33x
NOI DY	2.7%	6.0%	6.9%	9.6%
NCF DY	2.7%	6.0%	6.9%	9.3%

(1)	U/W Base Rent is based on the rent roll as of October 31, 2017, and includes rent steps through October 2018 totaling $15,215.
(2)	Other income consists of primarily parking income, storage leases, various licenses agreements, and miscellaneous fees and charges.
(3)	Vacancy is underwritten to 13.7%. The 2020 Southwest 4th Avenue Property was 87.3% occupied as of October 31, 2017.
(4)	2016 Base Rent and Net Operating Income are higher than 2015 due in part to a three-month rent abatement to CH2M following its March 2015 lease signing, and two tenants signing new leases in 2016 totalling 8.9% of net rentable area and 10.7% of underwritten base rent.
(5)	U/W Base Rent and Net Operating Income are higher than TTM 9/30/2017 due primarily to four new leases being signed since March 2017 totalling 12.1% of net rentable area and 14.5% of underwritten base rent.

Appraisal. As of the appraisal valuation date of November 1, 2017 the 2020 Southwest 4th Avenue Property had an “as-is” appraised value of $65,170,000.

Environmental Matters. According to the Phase I environmental site assessment dated October 30, 2017, there are no recognized environmental conditions at the 2020 Southwest 4th Avenue Property.

Market Overview and Competition. The 2020 Southwest 4th Avenue Property is located in the South Waterfront district of downtown Portland, Oregon, and is within 1.0 mile of Interstate 405, Interstate 5, and Southwest Naito Parkway. Portland is Oregon’s largest city and serves as the headquarters for two Fortune 500 companies including Nike and Precision Castparts, a leading manufacturer of cast metal parts. The largest employer in Portland is Intel with 19,500 employees, followed by Providence Health System, Oregon Health & Science University and Fred Meyer (a subsidiary of Kroger). Downtown Portland is home to City Hall, Oregon Health and Science University, CDK Global (NASDAQ: “CDK”), and Under Armour’s new 70,000 square foot campus. Portland has several transportation alternatives to the region’s highway system, including bus, light rail, commuter train and streetcar. MAX Light Rail, a light rail system serving the Portland metropolitan area, serviced over 39 million passengers in 2017. The 2020 Southwest 4th Avenue Property is situated within one block of two MAX Light Rail stations (including the Lincoln St/SW 3rd Ave station directly in front of the property), which provide access to the green, orange and yellow lines.

The 2020 Southwest 4th Avenue Property is adjacent to Portland State University, the largest and fastest growing school in the Oregon University System with a 2016 total enrollment of approximately 29,057 students. The 2020 Southwest 4th Avenue Property is also located approximately 13.5 miles southeast of Port of Portland and 13.4 miles southwest of Portland International Airport. According to the appraisal, the 2016 estimated population within a one-, three- and five-mile radius of 2020 Southwest 4th Avenue Property was 24,462, 165,681 and 424,582, respectively; and the average household income within the same radii was $67,550, $86,968 and $90,324, respectively.

According to the appraisal, the 2020 Southwest 4th Avenue Property is located within Portland’s CBD submarket. As of the third quarter of 2017, the CBD submarket comprised approximately 26.2 million square feet of office space with a vacancy rate of 9.3% and an average asking rent of $30.12 per square foot, gross. Since 2007, the CBD submarket has reported an average vacancy rate of 9.4%.

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The following tables present certain information relating to comparable leases for the 2020 Southwest 4th Avenue Property:

Comparable Office Leases(1)

Property Location	Year Built	Total Office GLA (SF)	Distance from Subject	Tenant Name	Lease Date/ Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Power + Light Portland, Oregon	1927	304,298	0.6 miles	Sitka Technologies	April 2017 / 3.0 Yrs.	8,791	$27.00	Gross
Columbia Square Portland, Oregon	1980	253,000	0.4 miles	Office Tenant	July 2017 / 7.0 Yrs.	8,470	$15.00	NNN
200 Market Building Portland, Oregon	1973	363,072	0.3 miles	Office Tenant	March 2017 / 7.0 Yrs.	6,182	$29.75	Gross
Riviera Plaza Portland, Oregon	1967	201,053	0.3 miles	Worksystems Inc	March 2017 / 6.0 Yrs	1,059	$25.00	Gross
400 SW Sixth Portland, Oregon	1961	245,080	0.9 miles	Office Tenant	June 2017 / 7.0 Yrs	3,224	$30.00	Gross
1000 Broadway Building Portland, Oregon	1991	244,747	0.6miles	Office Tenant	February 2017 / 5.0 Yrs	1,847	$20.00	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower is 2020 Portland Owner, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 2020 Southwest 4th Avenue Mortgage Loan. Oaktree Pinnacle Investment Fund, L.P., ScanlanKemperBard Companies, LLC, and Todd Gooding are the guarantors of certain nonrecourse carveouts under the 2020 Southwest 4th Avenue Mortgage Loan.

The Borrower Sponsors. The borrower sponsors are Oaktree Pinnacle Investment Fund, L.P. (“Oaktree Pinnacle Fund”), ScanlanKemperBard Companies, LLC (“SKB”), and Todd Gooding. Oaktree Pinnacle Fund has a total committed capital of $615.0 million and is managed by Oaktree Capital Management. Formed in 1995, Oaktree Capital Management (NYSE:OAK) is a seasoned real estate investor and a leading global alternative investment management firm with over 900 employees and offices in 18 cities worldwide. As of September 30, 2017, Oaktree Capital Management has approximately $99.5 billion assets under management. Among Oaktree’s global clients are 75 of the 100 largest U.S. pension plans, over 400 corporations around the world, over 350 endowments and foundations globally, 16 sovereign wealth funds and 38 of the 50 primary state retirement plans in the United States. Founded in 1993, SKB is a privately held real estate merchant bank based in Portland, Oregon, and managed the 2020 Southwest 4th Avenue Property for the prior ownership since 2012. SKB has completed transactions with a portfolio valued at $4.1 billion on over 28 million square feet of commercial real estate properties. SKB currently manages 19 commercial real estate properties totaling 5.3 million square feet primarily located in the Greater Portland Area, including 11 office projects totaling 2.8 million square feet. Todd Gooding has served as SKB’s president since 2002 and has more than 25 years of commercial real estate experience. SKB was involved in seven consensual foreclosures, five deeds-in-lieu of foreclosure, a receivership sale, and a discounted payoff related to various office, industrial flex, retail and multifamily properties located in the western U.S. related to financings made from 2005 to 2008. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The loan documents provide for upfront escrows at origination in the amount of $2,000,000 for general tenant improvement and leasing commission costs and $913,781 for outstanding tenant improvement and leasing commissions related to the tenant Zidell Marine Corp.

The loan documents do not require ongoing monthly deposits for real estate taxes so long as (i) no Cash Trap Event Period (as defined in the “Lockbox and Cash Management” section) has occurred and is continuing and (ii) the borrower provides the lender with evidence that the 2020 Southwest 4th Avenue Property taxes have been paid. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no Cash Trap Event Period (as defined in the “Lockbox and Cash Management” section) and (ii) the borrower provides the lender with evidence that the 2020 Southwest 4th Avenue Property is insured (which may be via an acceptable blanket or umbrella insurance policy) and such policy is in full force and effect.

Following the occurrence and during the continuance of a Cash Trap Event Period, the borrower is required to make monthly deposits of $4,725 (approximately $0.25 per square foot annually) for replacement reserves, and $23,625 (approximately $1.25 per square foot annually) for tenant improvements and leasing commissions.

Lockbox and Cash Management. The 2020 Southwest 4th Avenue Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver letters to all tenants at the 2020 Southwest 4th Avenue Property directing them to pay all rents directly into the lockbox account. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all cash flow is required to be swept to a lender-controlled cash management account.

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A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the net cash flow debt yield being less than 6.75% at the end of any calendar quarter; provided, however, that the borrower has the right to deliver to the lender cash or a letter of credit in amount that, if applied to the outstanding principal balance of the 2020 Southwest 4th Avenue Mortgage Loan, would result in a net cash flow debt yield equal to or greater than 6.75% in order to avoid a Cash Trap Event Period; or

(iii)	the occurrence of a CH2M Sweep Event (as defined below), unless upon the occurrence of any CH2M Sweep Event, the net cash flow debt yield is equal to or greater than 9.0% without consideration for any income related to the CH2M lease.

A Cash Trap Event Period will end:

●	with regard to clause (i), upon the cure of such event of default;

●	with regard to clause (ii), upon the earlier of (a) the net cash flow debt yield being equal to or greater than 6.75% for two consecutive calendar quarters; or (b) the net cash flow debt yield being equal to or greater than 7.0% for one calendar quarter; and

●	with regard to clause (iii), upon a CH2M Sweep Cure Event (as defined below).

A “CH2M Sweep Event” will commence upon the earlier of:

(i)	the date that is 15 months prior to CH2M’s lease expiration;

(ii)	CH2M subleasing 50% or more of its space;

(iii)	the occurrence of a monetary or material non-monetary default under the CH2M lease; or

(iv)	CH2M becoming involved in a bankruptcy or other insolvency proceeding.

A “CH2M Sweep Cure Event” will occur upon:

●	with respect to clause (i), (a) a Qualified Re-Leasing Event (as defined below), or (b) a CH2M Renewal Event (as defined below);

●	with respect to clause (ii), (a) the balance in the excess cash flow reserve reaching the CH2M Sweep Cap (as defined below), (b) a Qualified Re-Leasing Event, or (c) a CH2M Renewal Event;

●	with respect to clause (iii), (a) the balance in the excess cash flow reserve reaching the CH2M Sweep Cap, (b) a Qualified Re-Leasing Event, (c) a CH2M Renewal Event, or (d) the date that is 6 months following the cure of such event of default and no other events of default exist; and

●	with respect to clause (iv), (a) the balance in the excess cash flow reserve reaching the CH2M Sweep Cap, (b) a Qualified Re-Leasing Event, (c) a CH2M Renewal Event, or (d) the applicable proceeding under any creditors rights laws having been terminated and/or the CH2M lease having been affirmed or assumed in a manner satisfactory to the lender.

A “Qualified Re-Leasing Event” will occur upon (a) all or a portion of the CH2M space being re-leased to one or more replacement tenants for at least three years on terms acceptable to the lender with such replacement tenants having taken occupancy, commenced operations and payment of full, unabated rent and all leasing commissions and tenant improvements having been paid in full (unless such rent abatements, unpaid leasing commissions and tenant improvements have been reserved with lender) and (b) the net cash flow debt yield of the 2020 Southwest 4th Avenue Property being equal to or greater than 9.0% based on such replacement leases.

A “CH2M Renewal Event” will occur upon CH2M exercising its renewal or extension option; provided, however, that if the extension or new lease is for less than all of the CH2M space, then the CH2M Sweep Event will continue until the Adjusted CH2M Sweep Cap (as defined below) is met.

The “CH2M Sweep Cap” is equal to $4,214,245; provided, however, that if CH2M enters into an extension or renewal for less than all of its space, then the CH2M Sweep Cap will be reduced to an amount equal to $35.00 per square foot for the tenant’s then-current space (“Adjusted CH2M Sweep Cap”).

Property Management. The 2020 Southwest 4th Avenue Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the 2020 Southwest 4th Avenue Property, provided that certain other conditions are satisfied, including, but not limited to: (i) no event of default has occurred and is continuing; (ii) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) if requested by the lender, rating agency confirmation from DBRS, Fitch, and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Future Mezzanine Indebtedness. Provided no event of default has occurred and is continuing, the borrower is permitted the one-time right to incur future mezzanine indebtedness from a Qualified Mezzanine Lender (as defined below) under the following conditions, among others: (a) the combined loan-to-value ratio of the 2020 Southwest 4th Avenue Mortgage Loan and the permitted mezzanine loan will not be greater than 68.0%, (b) the debt yield of the 2020 Southwest 4th Avenue Mortgage Loan and the permitted mezzanine loan is equal to or greater than 9.0%, (c) delivery of a satisfactory intercreditor agreement and (d) rating agency confirmation.

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2020 SOUTHWEST 4TH AVENUE

A “Qualified Mezzanine Lender” is an institution that, among other requirements outlined in the loan documents, (a) has assets (in name or management) in excess of $300,000,000, and (b) except with respect to a pension advisory firm, asset manager or similar fiduciary has capital/statutory surplus or shareholder’s equity of at least $100,000,000, and (c) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

Ground Lease. None.

Terrorism Insurance. The 2020 Southwest 4th Avenue Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 2020 Southwest 4th Avenue Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity (provided that if TRIPRA or a similar statute is not in effect, borrower shall not be obligated to pay terrorism insurance premiums in excess of two times the premium for the casualty and business interruption coverage on a stand-alone basis).

Earthquake Insurance. Earthquake insurance is not required by the loan documents. The seismic report indicated a probable maximum loss of 8.0% for the 2020 Southwest 4th Avenue Property.

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ROEDEL HOTEL PORTFOLIO

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ROEDEL HOTEL PORTFOLIO

Bow
Hooksett
MERRIMACK COUNTY
South Hooksett
Pinardville
Auburn
Massabesic Lake
Downtown
MANCHESTER
HILLSBOROUGH COUNTY
ROCKINGHAM COUNTY
Bedford
Manchester-Boston Regional Airport

Milton
Poughkeepsie
Spackenkill
Crown Heights
ULSTER COUNTY
Plattekill
Marlboro
Wappingers Falls
Myers Corner
Hopewell Junction
DUTCHESS COUNTY
East Fishkill
Brinckerhoff
ORANGE COUNTY
Orange Lake
Gardnertown
Fishkill
Beacon
Newburgh
New Windsor
Vails Gate
Cornwall-on-Hudson
Hudson Highlands State Park
Clarence Fahnestock State Park
PUTNAM COUNTY
Cold Spring
Nelsonville
Tompkins Corners
Putnam Valley
Garrison
Carmel

Roedel Hotel Portfolio

1	Hilton Garden Inn - Manchester	Manchester, NH
2	Hilton Garden Inn - Fishkill	Fishkill, NY
3	Holiday Inn Express - Auburn	Auburn, MA

NH
Concord
Manchester
Buffalo
NEW YORK
Albany
MASS.
Auburn
Boston
Providence
Fishkill
Hartford
New York

Paxton
Cascades Park
Worcester Regional Airport
Shrewsbury
WORCESTER
Leicester
Lake Quinsigamond
Auburn
Millbury
WORCESTER COUNTY
Oxford

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No. 9 – Roedel Hotel Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Bank of America, N.A.			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$43,000,000			Property Type:	Hospitality
Cut-off Date Balance:	$42,909,955			Specific Property Type:	Various
% of Initial Pool Balance:	3.3%			Location:	Various
Loan Purpose:	Refinance			Size:	349 Rooms
Borrower Names(1):	Various			Cut-off Date Balance Per Room:	$122,951.16
Borrower Sponsors:	Roedel Companies, LLC; David W. Roedel; Fred B. Roedel, III			Year Built/Renovated:	Various / Various
Mortgage Rate:	5.072%			Title Vesting:	Fee
Note Date:	November 22, 2017			Property Manager:	RGH Hospitality, LLC
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	74.3% (12/31/2013)
Maturity Date:	December 1, 2027			3rd Most Recent Occupancy (As of):	74.5% (12/31/2014)
IO Period:	NAP			2nd Most Recent Occupancy (As of):	73.7% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	75.3% (12/31/2016)
Seasoning:	2 months			Current Occupancy (As of):	75.4% (9/30/2017)
Amortization Term (Original):	360 months
Loan Amortization Type:	Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(26),D(90),O(4)			4th Most Recent NOI (As of):	$4,536,936 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			3rd Most Recent NOI (As of):	$5,251,381 (12/31/2015)
Additional Debt:	No			2nd Most Recent NOI (As of):	$5,784,545 (12/31/2016)
Additional Debt Type:	NAP			Most Recent NOI (As of):	$5,466,633 (TTM 9/30/2017)

				U/W Revenues:	$14,654,428
				U/W Expenses:	$9,266,892
				U/W NOI:	$5,387,536
				U/W NCF:	$4,801,359
				U/W NOI DSCR:	1.93x
Escrows and Reserves(2):				U/W NCF DSCR:	1.72x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	12.6%
Taxes	$55,120	$55,120	NAP	U/W NCF Debt Yield:	11.2%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$58,800,000
FF&E Reserve	$0	$48,848	NAP	As-Is Appraisal Valuation Date:	September 28, 2017
Deferred Maintenance	$13,938	$0	NAP	Cut-off Date LTV Ratio:	73.0%
Seasonality Reserve	$400,000	Springing	NAP	LTV Ratio at Maturity or ARD:	60.3%

(1)	The borrowers are Roedel Partners of Auburn, LLC, Roedel Partners of Fishkill, LLC, Roedel Partners of Fishkill II, LLC, Roedel Partners of Manchester, LLC and Roedel Partners of Manchester II, LLC.
(2)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “Roedel Hotel Portfolio Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee simple interests in one select service hotel located in Manchester, New Hampshire (the “Hilton Garden Inn Manchester Property”), one select service hotel located in Fishkill, New York (the “Hilton Garden Inn Fishkill Property”) and one limited service hotel located in Auburn, Massachusetts (the “Holiday Inn Express Auburn Property”, and together with the Hilton Garden Inn Manchester Property and the Hilton Garden Inn Fishkill Property, the “Roedel Hotel Portfolio Properties”). The Roedel Hotel Portfolio Mortgage Loan was originated on November 22, 2017 by Bank of America, N.A. The Roedel Hotel Portfolio Mortgage Loan had an original principal balance of $43,000,000, has an outstanding principal balance as of the Cut-off Date of $42,909,955 and accrues interest at an interest rate of 5.072% per annum. The Roedel Hotel Portfolio Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Roedel Hotel Portfolio Mortgage Loan matures on December 1, 2027.

Following the lockout period, the Roedel Hotel Portfolio Borrower (as defined below) has the right to defease the Roedel Hotel Portfolio Mortgage Loan in whole, or in part in connection with a partial release, on any date before September 1, 2027, after which date the Roedel Hotel Portfolio Mortgage Loan is prepayable without penalty.

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Sources and Uses

Sources			Uses
Original loan amount	$43,000,000	100.0%	Loan payoff	$40,558,081	94.3%
			Return of equity	1,136,988	2.6
			Closing costs	835,874	1.9
			Reserves	469,057	1.1
Total Sources	$43,000,000	100.0%	Total Uses	$43,000,000	100.0%

The Property. The Roedel Hotel Portfolio Properties are comprised of two select service hotels and one limited service hotel totaling 349 rooms. The following table presents certain information relating to the Roedel Hotel Portfolio Properties:

Property Schedule

Property Name/Address	Allocated Cut-Off Date Balance	% of Portfolio Cut-Off Date Balance	9/30/2017 TTM Occupancy	Year Built/ Renovated	Rooms	Appraised Value	Allocated LTV
Hilton Garden Inn Manchester Property 101 South Commercial Street Manchester, NH 03101	$20,725,216	48.3%	76.0%	2006/2014	125	$28,400,000	48.3%
Hilton Garden Inn Fishkill Property 25 Westage Drive Fishkill, NY 12524	$12,041,059	28.1%	74.8%	2002/2014	111	$16,500,000	28.1%
Holiday Inn Express Auburn Property 10-12 Johnson Street Auburn, MA 01501	$10,143,680	23.6%	75.2%	2004/2015	113	$13,900,000	23.6%
Total/Weighted Average	$42,909,955	100.0%	75.4%		349	$58,800,000	100.0%

Hilton Garden Inn Manchester Property. The Hilton Garden Inn Manchester Property is a six-story, select service hotel, with one subterranean level, developed by the Roedel Hotel Portfolio sponsor that opened in 2006. In 2013 and 2014, the Hilton Garden Inn Manchester Property underwent renovations to the public areas and refreshed select case goods and soft goods in the guestrooms. The Hilton Garden Inn Manchester Property contains 125 guestrooms, a 24-hour business center, 24-hour market pantry, guest laundry, indoor swimming pool, outdoor hot tub, fitness center, 59-seat full service restaurant, 156 outdoor patio seats, and 1,728 square feet of meeting space across three meeting rooms. The guestroom configuration at the Hilton Garden Inn Manchester Property includes 67 king guestrooms, 49 queen/queen guestrooms, 5 one-bedroom suites and 4 two-bedroom suites. All rooms feature complimentary Wi-Fi internet, mini-fridges and coffee makers. There are 135 surface parking spaces.

The Hilton Garden Inn Manchester Property is located in downtown Manchester, in the historic Millyard district. The Hilton Garden Inn Manchester Property was developed as a part of the “Manchester Riverfront Redevelopment”, a $70 million private, public redevelopment project which included the Hilton Garden Inn Manchester Property, a 165-unit residential condominium and townhouse development, and the 7,500-seat Northeast Delta Dental Stadium, onto which the Hilton Garden Inn Manchester Property overlooks, and which is the baseball stadium of Manchester’s Minor League Baseball team, the AA affiliate of Major League Baseball’s Toronto Blue Jays team. The Hilton Garden Inn Manchester Property is within walking distance of the Verizon Wireless Arena and the University of New Hampshire Manchester, and within 4 miles of the Catholic Medical Center, TD Bank, Citizens Bank, Elliot Health System, St. Anselm College, Southern New Hampshire University and Manchester Veterans Affairs Medical Center.

The demand segmentation for the Hilton Garden Inn Manchester Property is 65% commercial, 20% leisure and 15% group. Top corporate accounts for 2016 included Freudenberg NOK (642 room nights), Texas Instrument (528 room nights), NEWFORMA (391 room nights), Riverstone Resources (335 room nights) and Oracle (317 room nights).

The Hilton Garden Inn Manchester Property is licensed by HLT Existing Franchise Holding LLC, as successor to Hilton Inns, Inc. pursuant to a license agreement dated April 6, 2004 and expiring April 5, 2026 with no extension options. Hilton Garden Inn properties are upscale, mid-priced, select service hotels by Hilton Worldwide. As of year-end 2016, there were 717 U.S. hotels (102,786 rooms) operating under the Hilton Garden Inn brand.

Hilton Garden Inn Fishkill Property. The Hilton Garden Inn Fishkill Property is a four-story, select-service hotel developed by the Roedel Hotel Portfolio sponsor that opened in 2002. The Hilton Garden Inn Fishkill Property’s public spaces, including the lobby, meeting room and hallways, were extensively renovated in 2014.

The Hilton Garden Inn Fishkill Property contains 111 guestrooms, a 24-hour business center, 24-hour market, guest laundry, indoor swimming pool with hot tub, fitness center, 44-seat restaurant and lounge and 16-person board room (625 square feet). The guestroom configuration at the Hilton Garden Inn Fishkill Property includes 71 king guestrooms and 40 queen/queen guestrooms. In-room amenities include flat panel TV’s, work desks, complimentary Wi-Fi internet, mini-fridges and coffee makers. There are 125 surface parking spaces.

The Hilton Garden Inn Fishkill Property is located within the Westage Business Park, approximately 5 miles from the IBM East Fishkill/Global Foundries campus, 13 miles from Vassar College and 16 miles from The Culinary Institute of America. The Hilton

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Garden Inn Fishkill Property is located within 4 miles of The Sports Kingdome, an approximately 350,000 square foot indoor multi-sport complex expected to open in the spring of 2018.

The demand segmentation for the Hilton Garden Inn Fishkill Property is 55% commercial, 30% leisure and 15% group. The top corporate accounts for 2016 were IBM (1,697 room nights), Laerdal Medical Corp (1,107 room nights), Entergy (946 room nights), Global Foundries (824 room nights) and Westinghouse Electric (622 room nights).

The Hilton Garden Inn Fishkill Property is licensed by HLT Existing Franchise Holding LLC, as successor to Hilton Inns, Inc. pursuant to a license agreement dated September 13, 2001 and expiring September 12, 2023 with no extension options.

Holiday Inn Express Auburn Property. The Holiday Inn Express Auburn Property is a four-story, limited service hotel developed by the Roedel Hotel Portfolio sponsor that opened in 2004. The Holiday Inn Express Auburn Property’s public spaces were renovated and guestroom case goods and soft goods replaced in 2015.

The Holiday Inn Express Auburn Property contains 113 guestrooms, a 24-hour lobby workstation, 24-hour market, guest laundry, indoor whirlpool, fitness center and 45-seat breakfast dining area. The Holiday Inn Express Auburn Property offers complimentary baked fresh cookies, coffee and full breakfast. The guestroom configuration at the Holiday Inn Express Auburn Property includes 52 king guestrooms, 39 queen/queen guestrooms, 15 king suites and 7 queen/queen suites. In-room amenities include microwaves, refrigerators, flat panel TV’s, work desks, complimentary Wi-Fi internet and coffee makers. There are 115 surface parking spaces.

The Holiday Inn Express Auburn Property is located proximate to Interstates 290 and 395 and to the Massachusetts Turnpike. The Holiday Inn Express Auburn Property is located within 10 miles of Clark University, College of the Holy Cross, Hanover Theater, Blackstone Valley Shoppes, DCU Center, Worcester Art Museum, UMass Memorial Medical Center Memorial Campus, Worcester Polytechnic Institute, and University of Massachusetts Medical School. Additional local attractions include Old Surbridge Village and Quinsigamond State Park.

The demand segmentation for the Holiday Inn Express Auburn Property is 65% commercial, 25% leisure and 10% group. The top corporate accounts for 2016 were Corporate Lodging (888 room nights), Aerial Wireless (325 room nights), Wheelabrator Group (314 room nights), Matrix Power Supply (204 room nights) and Holy Cross (196 room nights).

The Holiday Inn Express Auburn Property operates as a Holiday Inn Express Hotel & Suites under a license agreement with Holiday Hospitality Franchising, LLC (a subsidiary of InterContinental Hotels Group PLC (“IHG”)) dated October 21, 2013 and expiring May 28, 2024 with no extension options. Holiday Inn Express properties are upper-midscale limited service hotels by IHG and IHG’s largest brand. As of year-end 2016, there were 2,514 Holiday Inn Express properties (192,371 rooms) in the Americas.

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The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Roedel Hotel Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	2016	9/30/2017 TTM	U/W	% of U/W Total Rev.	U/W $ per Room
Occupancy	74.3%	74.5%	73.7%	75.3%	75.4%	75.4%
ADR	$124.43	$128.89	$139.42	$144.88	$137.41	$137.41
RevPAR	$92.39	$96.01	$102.71	$109.08	$103.54	$103.54

Room Revenue	$11,769,343	$12,230,277	$13,084,315	$13,933,745	$13,189,692	$13,189,692	90.0%	$37,793
F&B Revenue	$874,176	$912,521	$1,046,471	$977,426	$1,343,128	$1,343,128	9.2	3,849
Other Income(1)	$229,061	$234,333	$246,685	$248,498	$121,608	$121,608	0.8	348
Total Revenue	$12,872,580	$13,377,131	$14,377,471	$15,159,669	$14,654,428	$14,654,428	100.0%	$41,990

Total Dept Expenses	$3,708,453	$3,793,587	$3,928,044	$4,045,915	$4,254,130	$4,254,130	29.0%	$12,189
Gross Op Profit	$9,164,127	$9,583,544	$10,449,427	$11,113,754	$10,400,298	$10,400,298	71.0%	$29,800

Total Undistrib Exp	$3,979,705	$4,367,880	$4,520,133	$4,615,836	$4,231,948	$4,241,788	28.9%	$12,154
Profit Before Fixed Charges	$5,184,422	$5,215,664	$5,929,294	$6,497,918	$6,168,350	$6,158,510	42.0%	$17,646

Total Fixed Charges	$644,800	$678,728	$677,913	$713,373	$701,717	$770,974	5.3%	$2,209
Net Op Income	$4,539,622	$4,536,936	$5,251,381	$5,784,545	$5,466,633	$5,387,536	36.8%	$15,437

FF&E	$514,903	$535,085	$575,099	$606,386	$586,177	$586,177	4.0%	$1,680
Net Cash Flow	$4,024,719	$4,001,851	$4,676,282	$5,178,159	$4,880,456	$4,801,359	32.8%	$13,757

NOI DSCR	1.63x	1.62x	1.88x	2.07x	1.96x	1.93x
NCF DSCR	1.44x	1.43x	1.67x	1.85x	1.75x	1.72x
NOI DY	10.6%	10.6%	12.2%	13.5%	12.7%	12.6%
NCF DY	9.4%	9.3%	10.9%	12.1%	11.4%	11.2%

(1)	Other Income includes pantry revenue, meeting room revenue, internet upgrade revenue, vending, dry cleaning, shuttle and miscellaneous income.

Appraisal. As of the appraisal valuation date of September 28, 2017, the Roedel Hotel Portfolio Properties had an aggregate “as-is” appraised value of $58,800,000.

Environmental Matters. According to the Phase I environmental assessments dated October 13, 2017, there were no recognized environmental conditions at the Roedel Hotel Portfolio Properties.

Market Overview. The Roedel Hotel Portfolio Properties are located in Manchester, NH, Fishkill, NY and Auburn, MA.

Manchester, NH

The Hilton Garden Inn Manchester Property is located in Manchester, Hillsborough County, New Hampshire. Primary regional access through the area is provided by north/south Interstate 93 which extends to Boston, MA (54 miles) and east/west State Route 101.

Manchester serves as an entertainment, financial, political, retail, and transportation hub for New Hampshire. Additionally, demand drivers to the area include outdoor lake and mountain leisure attractions and tourist destinations including the Palace Theater, Currier Museum of Art, the New Hampshire Motor Speedway, SNHU Arena and Northeast Delta Dental Stadium. Additionally, the Manchester area is home to several colleges including Southern New Hampshire University, St. Anselm College and University of New Hampshire at Manchester, and is host to the New Hampshire presidential primary every four years.

As of 2017, the estimated population within a one-, three- and five-mile radius of the Hilton Garden Inn Manchester Property was 26,324, 102,228 and 137,552, respectively, and the average household income within the same radii was $52,330, $75,532, and $83,195, respectively.

The unemployment rate for Hillsborough County was 2.7% for 2017, which is below the national rate of 4.3% for the same period and the lowest rate for the county in the past ten years. Local development officials have noted that employment has remained strong within the education and healthcare sectors, most notably at major employers including Catholic Medical Center (2,100 employees), Elliott Health System (3,375 employees), and Southern New Hampshire University (1,000 employees). Additionally the local economy is supported by major employers in finance, manufacturing and defense. Top employers in the area include State of New Hampshire (6,054 employees), Fidelity Investments (6,000 employees) and BAE Systems, Inc. (4,594 employees).

According to a third party research report, the occupancy, ADR and RevPAR penetration factors for the Hilton Garden Inn Manchester Property for the September 2017 trailing twelve month period were 112.8%, 136.4% and 154.0%, respectively. The Hilton Garden Inn Manchester Property’s competitive set included only one other downtown hotel.

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The appraiser identified two proposed hotels in early development (a 123-room extended-stay Residence Inn by Marriott and a 106-room limited-service Tru by Hilton) which if completed would be partially competitive with the Hilton Garden Inn Manchester Property, however, according to recent local reporting, the development of both hotels has been delayed due to environmental issues and developer delays. The appraiser did not note any new supply currently under construction.

Fishkill, NY

The Hilton Garden Inn Fishkill Property is located in Fishkill, Dutchess County, New York, approximately 70 miles north of New York City. Primary regional access through the area is provided by north/south Interstate 87 and the Taconic State Parkway. Fishkill is also located along Interstate 84 connecting Western Pennsylvania to Massachusetts.

Dutchess County is a popular tourist destination featuring the Dutchess County Fairgrounds, annual events including the Country Living Fair, Dutchess County Fair and Hudson Valley Wine & Food Fest, area wineries and several neighboring towns featuring upscale boutiques and antique districts. There are several historic sites in the region including the Vanderbilt Historic Mansion and home of Franklin Delano Roosevelt and the Bardavon 1869 Opera House.

As of 2017, the estimated population within a one-, three- and five-mile radius of the Hilton Garden Inn Fishkill Property was 10,255, 56,347 and 122,793, respectively, and the average household income within the same radii was $56,154, $54,654 and $55,457, respectively.

The unemployment rate for Dutchess County was 4.3% for July 2017, which matches the national rate of 4.3% for the same period and was the lowest rate for the county (with the exception of 2016 with a rate pf 4.2%) in the past ten years. The local economy is diversely supported by major employers in education including the United State Military Academy, Marist College, Vassar College, Bard College (1,800 employees), the Omega Institute of Holistic Studies and the Culinary Institute of America (1,500 employees), high tech including IBM Corporation (4,100 employees) and Global Foundries (1,800 employees), and healthcare including HealthQuest (5,600 employees) and Vassar Brothers Medical Center (2,100 employees), Mid-Hudson Regional Hospital (1,800 employees) and by Saint Francis Hospital. Additionally, a Gap Inc. distribution center is located approximately one mile from the Hilton Garden Inn Fishkill Property that currently employs 430 people and has planned a $96 million expansion projected to add another 1,200 jobs.

According to a third party research report, the occupancy, ADR and RevPAR penetration factors for the Hilton Garden Inn Fishkill Property for the September 2017 trailing twelve month period were 106.4%, 105.7% and 112.5%, respectively.

In December 2016, two competitive hotels entered the market (the Residence Inn by Marriott and SpringHill Suites by Marriott). The appraiser did not identify any proposed competitive new supply to the market.

Auburn, MA

The Holiday Inn Express Auburn Property is located in Auburn, Worcester County, Massachusetts. Primary regional access through the area is provided by east/west Interstate 90 and north/south Interstate 95. Worcester is located in Central Massachusetts, approximately equidistant from Boston and Springfield, and is the second most populous city in New England after Boston.

As of 2017, the estimated population within a one-, three- and five-mile radius of the Holiday Inn Express Auburn Property was 4,131, 24,027 and 107,182, respectively, and the average household income within the same radii was $90,111, $88,013 and $71,991, respectively.

The unemployment rate for Worchester County was 4.7% for July 2017, which is slightly above the national rate of 4.3% for the same period and was the lowest rate for the county (with the exception of 2016 with a rate pf 3.9%) in the past ten years. The local economy is supported by major employers in education, finance, healthcare and manufacturing. The top employers in the area are UMass Memorial Medical Center, BJ’s Wholesale Club, Inc., BNY Mellon, College of Holy Cross, and Hanover Insurance Group. Other notable local employers include Integrated Genetics, IPG Photonics, MAPFRE Insurance, New England Financial Group, and Saint-Gobain Crop. Additionally in the area, the town of Worcester is currently in the midst of a $565 million redevelopment of a portion of its downtown core which is expected to include more than 2.2 million square feet of commercial, entertainment, medical, residential and retail space.

According to a third party research report, the occupancy, ADR and RevPAR penetration factors for the Holiday Inn Express Auburn Property for the September 2017 trailing twelve month period were 99.2%, 108.1% and 107.2%, respectively.

The appraiser identified one hotel under construction six miles northeast (a 170-room upscale select-service AC Hotel by Marriott) which is expected to be partially competitive to the Holiday Inn Express Auburn Property.

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The following table presents certain information relating to the Roedel Hotel Portfolio Properties’ competitive sets:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set(2)			Hilton Garden Inn Manchester Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
9/30/2017 TTM	67.2%	$118.88	$79.86	75.8%	$162.16	$122.99	112.8%	136.4%	154.0%
12/31/2016	68.6%	$125.08	$86.70	73.1%	$174.97	$127.98	106.6%	139.9%	147.6%
12/31/2015	68.7%	$114.58	$78.73	76.3%	$163.32	$123.08	111.1%	142.5%	156.3%
12/31/2014	68.5%	$105.52	$72.27	75.6%	$148.46	$112.22	110.4%	140.7%	155.3%
	Competitive Set(3)			Hilton Garden Inn Fishkill Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
9/30/2017 TTM	70.2%	$121.86	$85.52	74.7%	$128.79	$96.21	106.4%	105.7%	112.5%
12/31/2016	77.0%	$126.36	$97.32	78.4%	$133.42	$104.62	101.8%	105.6%	107.5%
12/31/2015	76.5%	$122.30	$93.58	78.4%	$127.66	$100.11	102.5%	104.4%	107.0%
12/31/2014	72.5%	$116.06	$84.13	75.4%	$118.88	$89.61	104.0%	102.4%	106.5%
	Competitive Set(4)			Holiday Inn Express Auburn Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
9/30/2017 TTM	75.8%	$109.97	$83.38	75.2%	$118.83	$89.36	99.2%	108.1%	107.2%
12/31/2016	75.5%	$111.78	$84.41	74.6%	$124.38	$92.78	98.8%	111.3%	109.9%
12/31/2015	70.9%	$110.71	$78.47	67.2%	$123.29	$82.84	94.8%	111.4%	105.6%
12/31/2014	67.4%	$105.63	$71.20	72.4%	$116.57	$84.45	107.4%	110.4%	118.6%

(1)	Information obtained from a third party hospitality research report.
(2)	The September 30, 2017 competitive set included Radisson Hotel Manchester Downtown, Quality Inn Manchester Airport, Courtyard Manchester Boston Regional Airport, Holiday Inn Express & Suites Manchester Airport, Holiday Inn Manchester Airport and Hampton Inn Suites Manchester Bedford.
(3)	The September 30, 2017 competitive set included Courtyard Fishkill, Hampton Inn Fishkill, Hyatt House Fishkill, Holiday Inn Express Fishkill Mid Hudson Valley, Springhill Suites Fishkill and Residence Inn Fishkill.
(4)	The September 30, 2017 competitive set included La Quinta Inn & Suites Auburn Worcester, Comfort Inn Auburn Worcester, Hampton Inn Auburn and Fairfield Inn & Suites Worcester Auburn.

The Borrowers. The borrowers are Roedel Partners of Auburn, LLC, Roedel Partners of Fishkill, LLC, Roedel Partners of Fishkill II, LLC, Roedel Partners of Manchester, LLC and Roedel Partners of Manchester II, LLC (individually and collectively, the “Roedel Hotel Portfolio Borrower”), each Delaware limited liability companies with at least one independent director. With respect to the Hilton Garden Inn Fishkill Property, Roedel Partners of Fishkill, LLC and Roedel Partners of Fishkill II, LLC have entered into an operating lease to facilitate compliance with local liquor laws; similarly, with respect to the Hilton Garden Inn Manchester Property, Roedel Partners of Manchester, LLC and Roedel Partners of Manchester II, LLC have entered into an operating lease to facilitate compliance with local liquor laws.  Legal counsel to the Roedel Hotel Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of the Roedel Hotel Portfolio Mortgage Loan.

The Sponsor. The sponsors and nonrecourse carveout guarantors are Roedel Companies, LLC, David W. Roedel and Fred B. Roedel, III. David W. Roedel is the Business Development Officer and Fred B. Roedel, III is the Chief Financial Officer of Rodel Companies. Roedel Companies is a New Hampshire based hotel development, acquisition, management, construction and renovation company, the successor company to Chalet Susse International Inc., which was founded in 1967 by Fred B. Roedel. Roedel Companies owns and operates its own portfolio of thirteen hotels, including the Roedel Hotel Portfolio Properties, throughout New Hampshire, Massachusetts, New York, Connecticut and Florida and also provides hotel services to third party hotel owners and investors.

The sponsors are required pursuant to the Roedel Hotel Portfolio Mortgage Loan documents to maintain a minimum net worth of not less than $22 million and are personally liable to the lender for losses due to any amendment, modification or termination of any franchise agreement without the lender’s consent.

Escrows. The Roedel Hotel Portfolio Borrower deposited at loan origination $13,938 for immediate repairs and $55,120 for real estate taxes.

The Roedel Hotel Portfolio Borrower is required to deposit monthly (i) 1/12th the estimated annual real estate taxes (currently $55,120), (ii) 1/12th the estimated annual insurance premiums (unless as currently, the Roedel Hotel Portfolio Property is covered by a blanket policy), (iii) an FF&E reserve deposit (currently $48,848) equal to 4.0% of rents for the calendar month two months prior, and (iv) if applicable, a PIP monthly deposit (currently $0) reasonably estimated by the lender equal to the amount required to timely complete all work described in any property improvement plan.

Beginning 14 months prior to the expiration of a franchise agreement, if for the applicable individual property the Roedel Hotel Portfolio Borrower has not delivered (i) a Franchise Trigger Security Deposit (as defined below) or (ii) either (1) a fully executed Replacement Franchise Agreement or (2) a fully executed franchise renewal agreement, extension agreement or similar document and a comfort letter, each accompanied, in the case of (1) or (2) above, by either (x) the Franchise PIP Deposit (as defined below) or (y) notification of its intention to make monthly deposits of 1/14th of the Franchise PIP Deposit (resulting in a “Franchise Trigger Period”), the Roedel Hotel Portfolio Borrower is required to deposit monthly all excess cash for FF&E reserves until the amount collected equals or exceeds the Franchise Trigger Security Deposit for the applicable individual property.

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The Roedel Hotel Portfolio Borrower deposited at loan origination $400,000 to a seasonality reserve and is required to deposit monthly during the payment dates in April, May, June, July, August, September and October the Seasonality Monthly Deposit (currently $0) which amount will be adjusted annually on April 1st to equal the amount which if added to the underwritten net cash flow for the preceding twelve months would cause the debt service coverage ratio to equal 1.05x. Notwithstanding, if beginning April 1, 2021, no event of default is continuing, the Roedel Hotel Portfolio Borrower has not drawn upon the seasonality reserve during the preceding 36 months, and the Roedel Hotel Portfolio Borrower has provided the lender with evidence that Roedel Companies, LLC or an affiliate of the guarantor had at all times during such 36 month period cash or cash equivalents of not less than the Seasonality Cash Reserves Threshold (as defined below), then the requirement for the seasonality reserve will be waived until re-tested the following April.

A “Franchise PIP Deposit” means a deposit in the form of cash or a letter of credit in an amount equal to the positive difference, if any, between (a) the lesser of (i) the product of $15,000 multiplied by the number of guest rooms at the applicable individual property or (ii) the amount required to complete all work described in any property improvement plan, and (b) the sums then on deposit in the PIP reserve held by the lender.

A “Franchise Trigger Security Deposit” means a deposit in the form of cash or a letter of credit in an amount equal to the positive difference, if any, between (a) the greater of (i) the product of $15,000 multiplied by the number of guest rooms at the applicable individual property or (ii) 115% of the amount that the lender reasonably estimates would be sufficient to complete all work necessary in any property improvement plan required by a prospective franchise agreement for the applicable individual property, and (b) the sums then on deposit in the PIP reserve.

The “Seasonality Cash Reserves Threshold” means initially $400,000, which amount will be adjusted annually on April 1st to the amount when added to the underwritten net cash flow would result in a debt service coverage ratio of 1.05x for the trailing twelve months.

Lockbox and Cash Management. The Roedel Hotel Portfolio Borrower has established a lockbox account into which all revenues are required to be deposited. During a Cash Sweep Period (as defined below) all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account for payment of among other things debt service, monthly escrows and operating expenses with all excess cash to be deposited (i) if the Cash Sweep Period is due solely to a Franchise Trigger Period, to the FF&E reserve or (ii) otherwise, to an excess cash reserve to be held as additional security for the Roedel Hotel Portfolio Mortgage Loan for so long as a Cash Sweep Period exists.

A “Cash Sweep Period” will occur either (i) during the period when the debt service coverage ratio is below 1.25x for any calendar quarter until (x) the debt service coverage ratio equals or exceeds 1.35x for two consecutive calendar quarters or (y) the Roedel Hotel Portfolio Borrower has deposited cash or a letter of credit in an amount which when added to the underwritten net cash flow would result in a debt service coverage ratio of 1.25x for the trailing twelve month period, or (ii) during a Franchise Trigger Period.

Property Management. The Roedel Hotel Portfolio Properties are managed under separate management agreements by RGH Hospitality, LLC (a borrower-affiliate) each expiring December 31, 2027 and each with two five-year extension options.

Assumption. Following six months from the loan origination date of the Roedel Hotel Portfolio Mortgage Loan, the Roedel Hotel Portfolio Borrower has a right to transfer the Roedel Hotel Portfolio Property provided that certain conditions are satisfied, including (i) no event of default is continuing, (ii) the lender reasonably determines that the proposed transferee satisfies the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing, (iii) a replacement guarantor assumes the obligations of the Roedel Hotel Portfolio guarantor, (iv) the Roedel Hotel Portfolio Property is licensed with a qualified franchisor, and (v) if required by the lender, the lender has received confirmation from Fitch, DBRS and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 certificates.

Partial Release. Following the lockout period, the Roedel Hotel Portfolio Borrower is permitted to release either (but not both) of the Hilton Garden Inn Fishkill Property or the Holiday Inn Express Auburn Property through a partial defeasance, provided among other conditions: (i) no event of default has occurred and is continuing (ii) a release amount is paid equal to 125% of the allocated loan amount ($12,066,327 for the Hilton Garden Inn Fishkill Property or $10,164,966 for the Holiday Inn Express Auburn Property), (iii) the loan-to-value ratio after such release does not exceed the lesser of 73.1% and the loan-to-value immediately prior to the release (iv) the debt service coverage ratio after such release is equal to or greater than 1.76x, (v) the debt yield after such release is equal to or greater than the greater of 11.45% and the debt yield immediately prior to the release, (vi) confirmation is received from Fitch, DBRS and Moody’s that such release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2018-BNK10 certificates, and (vii) such release meets all REMIC requirements.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the Roedel Hotel Portfolio Borrower provide coverage for acts of terrorism in an amount equal to the full replacement cost of the Roedel Hotel Portfolio Properties.

A-3-94

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A-3-95

MOFFETT TOWERS II – BUILDING 2

A-3-96

MOFFETT TOWERS II – BUILDING 2

Moffett Towers II - Building 2
905 11th Avenue
Sunnyvale, CA 94089
San Francisco Bay
Palo Alto Airport of Santa Clara County
Palo Alto Baylands Park
San Francisco Intl. Airport 20 miles
DON EDWARDS SAN FRANCISCO BAY NATIONAL WILDLIFE REFUGE
Bayshore Fwy
Louis Rd.
Palo Alto
Intuit
Garcia Ave.
Shoreline Golf Links
Shoreline Amphitheatre
LinkedIn
Googleplex
Computer History Museum
Microsoft
Moffett Federal Airfield
NASA Ames Research Ctr.
Moffett Field Golf Course
Yahoo Corporate Campus
3rd Ave.
Caribbean Dr.
Twin Creeks Sports Complex
Sunnyvale Baylands Park
HP
Lockheed Martin
Amazon Lab126
Borregas
NetApp
Crossman
Juniper Networks
Google Tech Corners
South Bay Fwy
Moffett Towers
Bayshore/NASA
Moffett Park
Sheraton Sunnyvale
Fair Oaks Ave.
Fair Oaks
Vienna
Reamwood
Old Ironsides
Great America
VTA
LIGHT RAIL
Santa Clara Golf & Tennis Club
Lafayette St.
Gold St.
Levi's Stadium
California's Great America
Google X Lab
SAN ANTONIO
San Antonio Rd.
Middlefield Rd.
CALTRAIN
Central Expwy.
San Antonio Shopping Center
El Camino Blvd.
MTN. VIEW
Symantec
Google Quad Campus
Sunnyvale Golf Course
Middlefield
Whisman
Evelyn
Maude Ave.
LinkedIn Corp.
Synopsys
Apple Sunnyvale
T-Mobile
Thompson Reuters
SUNNYVALE
Trimble Inc.
AMD
Lawrence Expwy.
Bayshore Fwy
West Valley Mission College
Great America Pkwy.
Broadcom
Mercado Santa Clara
Intel
Mountain View
Central Expwy.
@WalmartLabs
Chelsio Communications
Akamai Technologies
Scott Blvd.
Ericsson
Northrop Grumman
Cambrios Technologies Corp.
Applied Materials
Bowers Ave.
San Jose Intl. Airport 2 miles
El Monte Ave.
Los Altos
Cuesta Park
Bernardo Ave.
Mary Ave.
Pastoria Ave.
Mathilda Ave.
Downtown Sunnyvale
Evelyn Ave.
LAWRENCE
Kifer Rd.
NVIDIA
Springer Rd.
Miramonte Ave.
Grant Rd.
Stevens Creek Fwy
Remington Dr.
El Camino Real
Monroe St.
Foothill Expwy.
Wolfe Rd.
Sunken Gardens Golf Course
SANTA CLARA
San Tomas Expwy.
El Camino Real
Hollenbeck Ave.
Sunnyvale-Saratoga Rd.
SANTA CLARA COUNTY
Benton St.
Ortega Park
Central Park
Homestead Rd.
Homestead Square Shopping Ctr.
APPLE PARK
Cupertino Village
Kaiser Permanente Santa Clara Medical Center
Homestead Rd.
Apple
Junipero Serra Fwy
Pruneridge Ave.
Cupertino
Vallco Shopping Mall
Agilent Technology
Stevens Creek Blvd.
Seagate Technology
Marketplace on Stevens Creek
Villa Shopping Center
Stevens Creek Blvd.
Saratoga Ave.
De Anza College
McClellan Rd.
Cupertino Civic Center & Community Hall
Bubb Rd.
Bollinger Rd.
Orchard Farms Shopping Center
Rainbow
SAN JOSE
Corte Madera
Richmond
Pleasant Hill
Concord
Antioch
Mill Valley
Walnut Creek
Berkeley
Lafayette
Alamo
CONTRA COSTA COUNTY
Sausalito
OAKLAND
Danville
SAN FRANCISCO
Alameda
San Ramon
Castro Valley
Dublin
Daly City
San Francisco Intl. Airport
Oakland Intl. Airport
Livermore
Hayward
Pleasanton
Pacifica
Union City
Millbrae
San Mateo
Hillsborough
Redwood City
Fremont
ALAMEDA COUNTY
Belmont
Newark
Half Moon Bay
Woodside
Palo Alto
Mtn. View
Moffett Federal Airfield
Milpitas
Pacific Ocean
Portola Valley
Sunnyvale
San Jose Intl. Airport
Santa Clara
SAN JOSE
SAN MATEO COUNTY
Cupertino
SANTA CLARA COUNTY
Saratoga
Los Gatos

A-3-97

No. 10 – Moffett Towers II - Building 2

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$41,250,000			Property Type:	Office
Cut-off Date Balance(1):	$41,250,000			Specific Property Type:	Suburban
% of Initial Pool Balance:	3.2%			Location:	Sunnyvale, CA
Loan Purpose:	Refinance			Size(5):	362,563 SF
Borrower Name:	MT2 B2 LLC			Cut-off Date Balance Per SF(1)(5):	$455.09
Borrower Sponsor:	Jay Paul Company			Year Built/Renovated:	2017/NAP
Mortgage Rate:	3.6189%			Title Vesting:	Fee
Note Date:	November 16, 2017			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of)(6):	NAP
Maturity Date:	December 6, 2027			3rd Most Recent Occupancy (As of)(6):	NAP
IO Period:	60 months			2nd Most Recent Occupancy (As of)(6):	NAP
Loan Term (Original):	120 months			Most Recent Occupancy (As of)(6):	NAP
Seasoning:	2 months			Current Occupancy (As of):	100.0% (12/1/2017)
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			Underwriting and Financial Information:
Call Protection(2):	L(26),D(87),O(7)			4th Most Recent NOI (As of)(6):	NAP
Lockbox Type:	Hard/Upfront Cash Management			3rd Most Recent NOI (As of)(6):	NAP
Additional Debt(1):	Yes			2nd Most Recent NOI (As of)(6):	NAP
Additional Debt Type(1)(3):	Pari Passu; Mezzanine			Most Recent NOI (As of)(6):	NAP

				U/W Revenues:	$22,525,092
				U/W Expenses:	$2,840,101
				U/W NOI:	$19,684,992
Escrows and Reserves(4):				U/W NCF:	$18,805,659
				U/W NOI DSCR(1):	2.18x
Type:	Initial	Monthly(4)	Cap (If Any)	U/W NCF DSCR(1):	2.08x
Taxes	$0	$111,859	NAP	U/W NOI Debt Yield(1):	11.9%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	11.4%
Rent Concessions Reserve	$8,332,337	$0	NAP	As-Is Appraised Value:	$351,000,000
TI/LC Reserve	$19,433,495	$0	NAP	As-Is Appraisal Valuation Date:	October 18, 2017
Debt Service Reserve	$1,000,000	Springing	NAP	Cut-off Date LTV Ratio(1):	47.0%
Parking Abatement Reserve	$2,700,000	Springing	NAP	LTV Ratio at Maturity or ARD(1):	42.4%
Amenities Rent Reserve	$286,310	Springing	NAP

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Moffett Towers II - Building 2 Whole Loan (as defined below). The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield based on the Moffett Towers II - Building 2 Whole Loan and the Moffett Towers II - Building 2 Mezzanine Loan (as defined below) (together, the “Moffett Towers II - Building 2 Total Debt”), are 76.9%, 72.3%, 1.29x, 1.23x and 7.3% and 7.0%, respectively.

(2)	The lockout period will be at least 26 payments, beginning with and including the first payment date of January 6, 2018. Defeasance of the Moffett Towers II - Building 2 Mortgage Loan (as defined below) is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) November 16, 2020. The assumed lockout period of 26 payments is based on the expected BANK 2018-BNK10 Trust closing date in February 2018.

(3)	See “Subordinate and Mezzanine Indebtedness” section.

(4)	Certain springing Escrows and Reserves are required on a one-time basis. See “Escrows” section.

(5)	Size of 362,563 square feet is comprised of 350,633 square feet of office space in the Moffett Towers II - Building 2 Property (as defined below) along with 11,930 square feet of space allocated to the Moffett Towers II - Building 2 Property in a 59,650 square foot fitness/amenities building, based on a specified to-be 20.0% share in the common elements of the greater Moffett Towers II Campus. See “Amenities and Common Areas” section.

(6)	Historical occupancy, operating and financial information is unavailable as the Moffett Towers II - Building 2 Property (as defined below) was built in 2017.

The Mortgage Loan. The mortgage loan (the “Moffett Towers II - Building 2 Mortgage Loan”) is part of a whole loan (the “Moffett Towers II - Building 2 Whole Loan”) evidenced by four pari passu notes secured by a first mortgage encumbering the fee simple interest in a Class A office building fully leased to a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) located in Sunnyvale, California (the “Moffett Towers II - Building 2 Property”). The Moffett Towers II - Building 2 Whole Loan was originated on November 16, 2017 by Barclays Bank PLC and Morgan Stanley Bank, N.A. The Moffett Towers II - Building 2 Whole Loan had an original principal balance of $165,000,000, has an outstanding principal balance as of the Cut-off Date of $165,000,000 and accrues interest at an interest rate of 3.6189% per annum. The Moffett Towers II - Building 2 Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments for the first 60 payment periods followed by payments of principal and interest based on a 30-year amortization schedule. The Moffett Towers II - Building 2 Whole Loan matures on December 6, 2027.

A-3-98

MOFFETT TOWERS II – BUILDING 2

Note A-4, which will be contributed to the BANK 2018-BNK10 Trust, had an original principal balance of $41,250,000, has an outstanding principal balance as of the Cut-off Date of $41,250,000 and represents a non-controlling interest in the Moffett Towers II - Building 2 Whole Loan. The non-controlling Note A-3, with an original principal balance of $40,000,000, was contributed to the WFCM 2017-C42 Trust. The controlling Note A-1 and the non-controlling Note A-2 are expected to be contributed to future securitization trusts. The lender provides no assurances that any non-securitized notes will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$43,000,000	Barclays Bank PLC	Yes
A-2	$40,750,000	Barclays Bank PLC	No
A-3	$40,000,000	WFCM 2017-C42	No
A-4	$41,250,000	BANK 2018-BNK10	No
Total	$165,000,000

Following the lockout period, on any date before June 6, 2027, the borrower has the right to defease the Moffett Towers II - Building 2 Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) November 16, 2020. The Moffett Towers II - Building 2 Whole Loan is prepayable without penalty on or after June 6, 2027.

Sources and Uses

Sources			Uses
Original whole loan amount	$165,000,000	61.1%	Loan payoff	$207,408,056	76.8%
Mezzanine loan	105,000,000	38.9	Reserves	31,752,142	11.8
			Return of equity	20,183,519	7.5
			Closing costs	10,656,282	3.9

Total Sources	$270,000,000	100.0%	Total Uses	$270,000,000	100.0%

The Property. The Moffett Towers II - Building 2 Property is a newly-constructed, eight-story, Class A office building totaling 350,633 square feet in Sunnyvale, California. As of December 1, 2017, the Moffett Towers II – Building 2 Property was 100.0% leased to a wholly-owned subsidiary of Amazon on a triple-net basis through April 2028, with two, seven-year extension options and no early termination options. Amazon serves as guarantor of the lease and, as of the origination date, has taken possession of the Moffett Towers II - Building 2 Property and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Amazon lease were deposited into escrow by the borrower on the origination date (See “Escrows” section).

The Moffett Towers II - Building 2 Property comprises a portion of the first phase (“Phase I”) of the planned approximately 1.8 million square-foot, five-building Moffett Towers II office campus (the “Moffett Towers II Campus”) located on 47.3 acres in Sunnyvale, California. Phase I of the Moffett Towers II Campus development includes the Moffett Towers II - Building 2 Property and an adjacent surface parking lot (completed in 2017) as well as the 350,633 square foot Moffett Towers II - Building 1 (April 2018 expected completion), an enclosed parking structure (April 2018 expected completion) and a 59,650 square foot fitness/amenities building (July 2018 expected completion). The Moffett Towers II - Building 2 Property is expected to feature access to the fitness/amenities building and the enclosed parking structure once completed pursuant to a declaration of covenants, conditions, restrictions and easement and charges agreement (see “Amenities and Common Areas” section). Inclusive of the future enclosed parking structure (of which 361 spaces are dedicated to Amazon pursuant to its lease) and the completed surface parking lot (of which 707 spaces are dedicated to Amazon pursuant to its lease), the Moffett Towers II - Building 2 Property is expected to have a parking ratio of 3.3 spaces per 1,000 square feet. On the origination date, the Moffett Towers II - Building 2 Guarantor (as defined below) executed a separate guaranty for the completion and delivery of the fitness/amenities building and the enclosed parking structure (see “Completion Guaranty” section). Additionally, the Moffett Towers II - Building 2 Whole Loan documents require upfront and springing reserves related to the completion and delivery of the fitness/amenities building and the enclosed parking structure (see “Escrows” section). Subsequent phases of the Moffett Towers II Campus development are expected to include the construction of three additional 350,633 square foot Class A office buildings as well as two separate enclosed parking structures.

Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that it increased net income from an approximately $241.0 million loss in 2014 to an approximately $2.4 billion profit in 2016 with total net sales of approximately $136.0 billion in 2016. Most recently, net sales increased to $43.7 billion in the third quarter of 2017, up approximately 34.0% from one year earlier. Amazon employed approximately 341,400 employees as of December 31, 2016.

The Moffett Towers II - Building 2 Property is expected to house Amazon’s Lab126, a research and development subsidiary that designs and engineers high-profile consumer electronics. Lab126 began in 2004, originally creating the Kindle family of products and has since produced devices such as Amazon’s Fire tablets, Fire TV and Amazon Echo. Lab126 is headquartered in the nearby Moffett Towers I, which is located approximately 0.5 miles from the Moffett Towers II - Building 2 Property.

A-3-99

MOFFETT TOWERS II – BUILDING 2

The following table presents certain information relating to the tenancy at the Moffett Towers II - Building 2 Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF(2)	% of NRSF(2)	Annual U/W Base Rent PSF(2)(3)(4)(5)	Annual U/W Base Rent(3)(4)(5)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Amazon	NR/Baa1/AA-	362,563	100.0%	$55.81	$20,233,410	100.0%	4/30/2028(6)
Total Major Tenant		362,563	100.0%	$55.81	$20,233,410	100.0%

Vacant Space		0	0.0%

Collateral Total		362,563	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Tenant NRSF of 362,563 square feet is comprised of 350,633 square feet of office space in the Moffett Towers II - Building 2 Property along with 11,930 square feet of space allocated to the Moffett Towers II - Building 2 Property in a 59,650 square foot fitness/amenities building, based on a specified to-be 20.0% share in the common elements of the greater Moffett Towers II Campus. See “Amenities and Common Areas” section.

(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent include $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan. Annual U/W Base Rent PSF and U/W Base Rent also includes $572,621 of amenities use fees.

(4)	Amazon has five months of free rent and eight months of waived fitness/amenities use fees remaining, all of which were deposited into escrow on the origination date. The borrower also deposited $286,310 into escrow on the origination date for an Amenities Rent Reserve, which represents six months of use fees due for the fitness/amenities building commencing on the targeted completion and delivery date (July 31, 2018) of such fitness/amenities building to Amazon in accordance with the Amazon lease (see “Escrows” section).

(5)	Amazon is entitled to a base rent abatement in the amount of $15,000 per day for each day elapsing beyond the targeted completion and delivery date (April 15, 2018) of the 361-spaces allocated to Amazon within the enclosed parking structure in accordance with the Amazon lease. An amount equal to 180 days of base rent abatements ($2,700,000) was deposited into escrow on the origination date (see “Escrows” section).

(6)	Amazon has two, seven-year lease renewal options.

The following table presents certain information relating to the lease rollover schedule at the Moffett Towers II - Building 2 Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Annual U/W Base Rent(2)	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	1	362,563	100.0%	362,563	100.0%	$20,233,410	100.0%	$55.81
Thereafter	1	0	0.0%	362,563	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	362,563	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	362,563	100.0%			$20,233,410	100.0%	$55.81

(1)	Information obtained from the underwritten rent roll.

(2)	Annual U/W Base Rent, % of Annual U/W Base Rent and Annual U/W Base Rent PSF include $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan.

The following table presents historical occupancy percentages at the Moffett Towers II - Building 2 Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	12/1/2017(2)
NAP	NAP	NAP	NAP	100.0%

(1)	Historical Occupancy prior to 12/6/2017 is not applicable as the Moffett Towers II - Building 2 Property was built in 2017.

(2)	Information obtained from the underwritten rent roll.

A-3-100

MOFFETT TOWERS II – BUILDING 2

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Moffett Towers II - Building 2 Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(2)	$20,233,410	89.8%	$55.81
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	2,751,378	12.2	7.59
Less Vacancy & Credit Loss(3)	(459,696)	(2.0)	(1.27)
Effective Gross Income	$22,525,092	100.0%	$62.13

Total Operating Expenses	$2,840,101	12.6%	$7.83

Net Operating Income	$19,684,992	87.4%	$54.29
TI/LC	806,820	3.6	2.23
Capital Expenditures	72,513	0.3	0.20
Net Cash Flow	$18,805,659	83.5%	$51.87

NOI DSCR(4)	2.18x
NCF DSCR(4)	2.08x
NOI DY(4)	11.9%
NCF DY(4)	11.4%

(1)	Historical Cash Flows are not applicable as the Moffett Towers II - Building 2 Property was built in 2017.

(2)	U/W Base Rent includes $2,830,405 of straight-line rent through the maturity date of the Moffett Towers II - Building 2 Whole Loan. U/W Base Rent also includes $572,621 of amenities use fees.

(3)	The underwritten economic vacancy is 2.0%. The Moffett Towers II - Building 2 Property was 100.0% leased as of December 1, 2017.

(4)	Debt service coverage ratios and debt yields are based on the Moffett Towers II - Building 2 Whole Loan.

Appraisal. As of the appraisal valuation date of October 18, 2017 the Moffett Towers II - Building 2 Property had an “as-is” appraised value of $351,000,000. The appraiser also concluded to a “hypothetical go dark” appraised value of $246,600,000.

Environmental Matters. According to a Phase I environmental site assessment (“ESA”) dated October 19, 2017, the Moffett Towers II - Building II Property was part of a larger campus historically used by Lockheed Martin for aerospace manufacturing, research and development that covers approximately 660 acres, known as the Lockheed Martin Plant One Campus. The Lockheed Martin Plant One Campus is included in a Site Cleanup Requirements Order issued by the Regional Water Quality Control Board (“RWQCB”) which applies to a large portion of the Lockheed Martin Plant One Campus. According to the ESA, no significant sources of soil or groundwater pollution have been identified on the Moffett Towers II - Building II Property during historical or more recent investigations of the Plant One Campus. The responsible party associated with this release has been identified by state and Federal regulatory agencies as Lockheed Martin, and Lockheed Martin is currently conducting response actions under state and Federal oversight. Although there is an active regulatory status, the ESA concluded, given the absence of impact, that this is considered a business environmental risk. See “Description of the Mortgage Pool—Mortgage Pool Characteristics–Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Moffett Towers II - Building II Property is located in Moffett Park, in the northern portion of the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently developed office spaces and research and development buildings. Notable high technology firms currently in Moffett Park include Google Inc., Hewlett Packard, Juniper Networks, Lab 126 (an Amazon subsidiary), Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers II - Building II Property is just north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System provides bus service county-wide with stops near the Moffett Towers II - Building II Property. In addition, a Santa Clara Light Rail System station is located directly across the street from the Moffett Towers II - Building II Property and services the surrounding residential communities.

According to the appraisal, overall vacancy in Silicon Valley and the Sunnyvale submarket was 11.1% and 2.4%, respectively, as of second quarter of 2017. In the first half of 2017, 315,272 square feet of office space was delivered to the Sunnyvale submarket, with 426,404 square feet of absorption. According to the appraisal, as of the second quarter of 2017, new supply under construction in Silicon Valley stood at approximately 2.8 million square feet, which consisted of approximately 0.7 million square feet of build-to-suit construction and 2.1 million square feet of speculative construction. As of the second quarter of 2017, the total office average asking rent for the Sunnyvale submarket was $52.20 per square foot (fully-serviced), which is in-line with the Silicon Valley total office average asking rent of $53.40 per square foot (fully-serviced). Within the Sunnyvale submarket, the average asking rent for Class A office properties is $58.20 per square foot (fully-serviced).

A-3-101

MOFFETT TOWERS II – BUILDING 2

The following table presents certain information relating to comparable leases to the Moffett Towers II - Building 2 Property:

Comparable Leases(1)

Property Name/Location	Year Built	Class	Stories	Total GLA (SF)	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Towers at Great America Santa Clara, CA	2002	A	6	374,214	Macom Connectivity	May 2017 / 1 Yr	55,393	$42.00	NNN
Santa Clara Square Ph. II Bldg. 4 Santa Clara, CA	2016	A	6	220,156	AMD	Aug. 2016 / 10 Yrs	220,156	$42.60	NNN
Moffett Gateway Santa Clara, CA	2016	A	7	612,796	Google, Inc.	July 2016 / 11 Yrs	612,796	$44.40	NNN
Santa Clara Square Ph. II Bldg. 5 Santa Clara, CA	2016	A	6	220,156	Cambridge Industries	May 2016 / 7 Yrs	74,376	$43.80	NNN
Central & Wolfe Campus Sunnyvale, CA	2018 (Est.)	A	4	871,214	Apple, Inc.	Sep. 2015 / 13 Yrs	871,214	$40.08	NNN
599 Castro Mountain View, CA	2017	A	4	94,918	Pure Storage	Aug. 2017 / 7 Yrs	45,000	$90.00	NNN

(1)	Information obtained from the appraisal.

The Borrower. The borrower for the Moffett Towers II - Building 2 Whole Loan is MT2 B2 LLC, a Delaware limited liability company and a special purpose entity with two independent directors (the “Moffett Towers II - Building 2 Borrower”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Moffett Towers II - Building 2 Whole Loan. Paul Guarantor LLC, a Delaware limited liability company, (the “Moffett Towers II - Building 2 Guarantor”) is the guarantor of certain nonrecourse carveouts under the Moffett Towers II - Building 2 Whole Loan. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Jay Paul is trustee and grantor. The Moffett Towers II – Building 2 Borrower is affiliated with the borrower under the Apple Campus 3 Mortgage Loan.

The Borrower Sponsor. The borrower sponsor is Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. Jay Paul Company has developed over 11.0 million square feet of institutional quality space. Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers and Moffett Towers II. Jay Paul Company is currently redeveloping over 55 acres in Moffett Park, including Moffett Place, a new, Class A office development, which is expected to contain approximately 1.9 million square feet of net rentable building area, in six, eight-story buildings.

Escrows. The Moffett Towers II - Building 2 Whole Loan documents provide for upfront reserves in the amount of $19,433,495 for outstanding tenant improvements relating to the Amazon space and $8,332,337 for outstanding rent concessions due under the Amazon lease.

The Moffett Towers II - Building 2 Whole Loan documents also provide for upfront reserves in the amount of $2,700,000 for a Parking Rent Abatement Reserve and $286,310 for an Amenities Rent Reserve related to the completion and delivery of the enclosed parking structure and the fitness/amenities building, respectively, which amounts were deposited into a lender-controlled account (the “Parking and Amenities Building Account”). The Parking Rent Abatement Reserve represents 180 days of base rent abatements ($15,000 per day) due to Amazon for each day elapsing beyond the targeted completion and delivery date (April 15, 2018) of the 361 spaces allocated to Amazon within the enclosed parking structure, in accordance with the Amazon lease. The Amenities Rent Reserve represents six months of use fees due for the fitness/amenities building, pursuant to the Amazon lease, commencing on the targeted completion and delivery date (July 31, 2018) of such fitness/amenities building to Amazon in accordance with the Amazon lease (use fees that would be due for the fitness/amenities building following the origination date through July 31, 2018 are included in the $8,332,337 upfront reserve for outstanding rent concessions due under the Amazon lease). If the terms of the Required Parking Spaces Satisfaction (as defined below) have not occurred on or prior to September 15, 2018, the borrower will be required to deposit an additional $2,700,000 into the Parking and Amenities Building Account. If the terms of the Amenities Building Satisfaction (as defined below) have not occurred on or prior to January 31, 2019, the borrower will be required to deposit an additional $286,310 (the “Additional Amenities Rent Amount”) into the Parking and Amenities Building Account. Amounts on deposit in the Parking and Amenities Building Account will be held by the lender as additional collateral for the Moffett Towers II - Building 2 Whole Loan. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, the amounts deposited into the Parking and Amenities Building Account will be released to the borrower upon the occurrence of the related Required Parking Spaces Satisfaction or Amenities Building Satisfaction, as applicable.

A “Required Parking Spaces Satisfaction” will occur on the date that (i) the borrower delivers evidence reasonably acceptable to the lender that the borrower has delivered 361 additional spaces to Amazon pursuant to its lease and (ii) Amazon has delivered written confirmation that (a) the borrower has delivered 361 additional spaces to Amazon pursuant to its lease and (b) Amazon is no longer entitled to base rent abatement related to the delivery of the enclosed parking structure pursuant to its lease.

An “Amenities Building Satisfaction” will occur on the date that (i) the borrower delivers evidence reasonably acceptable to the lender that the amenities building has been completed in conformance with all applicable requirements and (ii) Amazon has delivered written confirmation that the amenities building is useable and has commenced the payment of the use fees applicable to the amenities building pursuant to the Amazon lease.

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MOFFETT TOWERS II – BUILDING 2

Additionally, the Moffett Towers II - Building 2 Whole Loan documents provide for an upfront reserve in the amount of $1,000,000 for a debt service reserve which amount was deposited into a lender-controlled account (the “Debt Service Reserve Account”). If the Required Parking Spaces Satisfaction has not occurred on or prior to September 15, 2018, the borrower will be required to deposit an additional $1,000,000 into the Debt Service Reserve Account. Provided no event of default under the Moffett Towers II - Building 2 Whole Loan is continuing, amounts remaining in the Debt Service Reserve Account will be released to the borrower upon the occurrence of the Required Parking Spaces Satisfaction.

The Moffett Towers II - Building 2 Whole Loan documents require monthly reserve deposits for real estate taxes in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, initially $111,859. The Moffett Towers II - Building 2 Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as the Moffett Towers II - Building 2 Property is insured via an acceptable blanket insurance policy and such policy is in effect. The Moffett Towers II - Building 2 Whole Loan documents do not provide for monthly reserve deposits for capital expenditures at origination, but provide for the lender to reassess the amount necessary for capital expenditures at the Moffett Towers II - Building 2 Property and may require monthly capital expenditures reserve deposits if necessary to maintain proper operation of the Moffett Towers II - Building 2 Property.

Lockbox and Cash Management. The Moffett Towers II - Building 2 Whole Loan is structured with a hard lockbox and an in-place cash management. The borrower was required at origination to deliver letters to all tenants at the Moffett Towers II - Building 2 Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied on each payment date to the payment of debt service, the funding of required reserves, budgeted monthly operating expenses, common charges under various reciprocal easement agreements, including the CCR (as defined below), approved extraordinary operating expenses, debt service on the Moffett Towers II - Building 2 Mezzanine Loan and, during a Lease Sweep Period (as defined below), an amount equal to $438,291 to fund a lease sweep reserve account (the “Lease Sweep Reserve Account”) until the aggregate funds swept in the Lease Sweep Reserve Account during such lease sweep equals the Lease Sweep Reserve Threshold (as defined below) and then to the Debt Service Reserve Account until the aggregate funds transferred to the Lease Sweep Reserve Account and the Debt Service Reserve Account during such lease sweep equals the Lease Sweep and Debt Service Reserve Cap (as defined below). Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account will be disbursed to the borrower in accordance with the Moffett Towers II - Building 2 Whole Loan documents. If a Trigger Period is continuing (other than a Trigger Period due to a Lease Sweep Period), excess cash in the deposit account will be transferred to an account (the “Cash Collateral Account”) held by the lender as additional collateral for the Moffett Towers II - Building 2 Whole Loan.

A “Trigger Period” will commence upon the earlier of the following:

(i)	an event of default under the Moffett Towers II - Building 2 Whole Loan;

(ii)	if, as of the last day of any calendar quarter during the term of the Moffett Towers II - Building 2 Whole Loan (a) the credit rating of a Lease Sweep Tenant Party (as defined below) under a Lease Sweep Lease (as defined below) by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively and (b) the debt service coverage ratio falls below 1.50x based on the Moffett Towers II - Building 2 Whole Loan or 1.10x based on the Moffett Towers II - Building 2 Total Debt (a “Low Debt Service Period”);

(iii)	the continuance of a Lease Sweep Period; or

(iv)	an event of default under the Moffett Towers II - Building 2 Mezzanine Loan;

and will end:

(a)	with regard to clause (i) above, upon the cure of such event of default and acceptance of such cure by the lender;

(b)	with regard to clause (ii) above, upon the earlier to occur of (1) the date that the debt service coverage ratio is at least 1.50x based on the Moffett Towers II - Building 2 Whole Loan and 1.10x based on the Moffett Towers II - Building 2 Total Debt for two consecutive calendar quarters and (2) the balance on deposit in the Cash Collateral Account is equal to $17,531,650 ($50.00 per rentable square foot);

(c)	with regard to clause (iii) above, upon the ending of such Lease Sweep Period; and

(d)	with regard to clause (iv) above, receipt of notice from the mezzanine lender of the cure or waiver of the event of default under the mezzanine loan.

A “Lease Sweep Period” will commence following the earliest to occur of any of the following (each a “Lease Sweep Event”):

(i)	with respect to the Amazon lease, Amazon fails to give notice of its intent to renew or extend such lease on or prior to December 6, 2025;

(ii)	the date on which, with respect to any Lease Sweep Lease, (a) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below) subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (b) a Lease Sweep Tenant Party delivers to the borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, no Lease Sweep Period shall commence pursuant this clause (ii) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or cancellation);

(iii)	the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable square foot basis (a “Dark Period Event”

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MOFFETT TOWERS II – BUILDING 2

and the affected space being the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (a) is an Investment Grade Entity or (b) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party shall not be deemed to have “gone dark” for purposes of this clause (iii) and no Lease Sweep Period shall commence pursuant to this clause (iii);

(iv)	upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period;

(v)	upon a Lease Sweep Tenant Party being subject to an insolvency proceeding; or

(vi)	the date on which Amazon is no longer an Investment Grade Entity (an “Amazon Downgrade Event”).

A Lease Sweep Period (other than a Lease Sweep Period triggered by clause (v) above) will not be triggered (or, if already triggered, may be terminated) if the borrower delivers to the lender an acceptable letter of credit in an amount equal to $12,272,155 ($35.00 per square foot) provided, if such Lease Sweep Period is triggered by clause (iii) or (vi) above, such acceptable letter of credit is required to be in an amount equal to $17,531,650 ($50.00 per square foot).

A Lease Sweep Period will end on the earliest of the applicable of the following to occur:

(a)	with regard to clause (i) or (ii) above, the date on which, with respect to each Lease Sweep Space (1) in the case of clause (i), the Lease Sweep Tenant Parties have exercised a renewal or an extension right under their respective Lease Sweep Lease, provided that the Lease Sweep Lease in question is a qualified lease and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied, (2) in the case of clauses (i) or (ii) above, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied or (3) a combination of lease renewals or extensions (as described in subclause (1) of this clause (a)) and replacement lease(s) (as described in subclause (2) of this clause (a)) occurs;

(b)	with regard to clause (iii) or (vi) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers II - Building 2 Whole Loan documents, are satisfied or (2) for a Dark Period Event or an Amazon Downgrade Event, Amazon is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease;

(c)	with regard to clause (iv) above, the date on which the default has been cured and no other default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure;

(d)	with regard to clause (v) above, the Lease Sweep Tenant Party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and

(e)	with regard to clause (i), (ii), (iii), (iv) and (vi) above, the date on which the aggregate amount of funds transferred into the Lease Sweep Reserve Account and the Debt Service Reserve Account equals the applicable Lease Sweep And Debt Service Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Event, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period shall be equal to the amount of the largest Lease Sweep And Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period shall be treated as concurrent and not duplicative or independent of another.

The “Lease Sweep and Debt Service Reserve Cap” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clause (i) and/or (iv) above, $12,272,155 ($35.00 per square foot), (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) above, $35.00 per square foot of the Terminated Space, (c) with respect to a Lease Sweep Period continuing pursuant to clause (iii) above, whether or not a Lease Sweep Period pursuant to clause (i), (ii) and or/(iv) above is concurrently continuing, $50.00 per square foot of Dark Space or (d) with respect to clause (vi) above, whether or not a Lease Sweep Period pursuant to clause (i), (ii), (iii) and/or (iv) above is concurrently continuing, $17,531,650 ($50.00 per square foot).

The “Lease Sweep Reserve Threshold” means (a) with respect to a Lease Sweep Period continuing solely pursuant to clause (i), (iv) and/or (vi) above, $10,518,990 ($30.00 per square foot) or (b) with respect to a Lease Sweep Period continuing solely pursuant to clause (ii) or (iii) above, $30.00 per square foot of the Dark Space or Terminated Space.

The “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Lease” is the Amazon lease or any replacement lease or leases which cover at least 75.0% of the rentable square feet demised under the Amazon lease as of November 16, 2017 (the “Requisite Lease Sweep Space”).

A “Lease Sweep Tenant Party” is a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 40,000 or more square feet of space (or, if a full floor of space is less than 40,000 square feet, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

Property Management. The Moffett Towers II - Building 2 Property is managed by an affiliate of the borrower.

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MOFFETT TOWERS II – BUILDING 2

Assumption. The Moffett Towers II - Building 2 Borrower has, at any time following the securitization of the Moffett Towers II – Building 2 Whole Loan, the right to transfer the Moffett Towers II - Building 2 Property, provided that certain conditions are satisfied, including: (i) no event of default under the Moffett Towers II – Building 2 Whole Loan documents has occurred and is continuing, (ii) the proposed transferee qualifies as a qualified transferee under the Moffett Towers II - Building 2 Whole Loan documents, (iii) delivery of a guaranty and environmental indemnity from an affiliate of the transferee and (iv) the lender has received rating agency confirmation from the rating agencies assigned to rate the Series 2018-BNK10 Certificates that such assumption will not result in a downgrade of the respective ratings assigned to the Series 2018-BNK10 Certificates and similar confirmations from each rating agency rating any securities backed by any of the Moffett Towers II - Building 2 Companion Loans.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Barclays Bank PLC funded a $105,000,000 mezzanine loan (the “Moffett Towers II - Building 2 Mezzanine Loan”) to MT2 B2 MEZZ LLC, a Delaware limited liability company owning 100.0% of the Moffett Towers II - Building 2 Borrower (collectively, the “Moffett Towers II - Building 2 Mezzanine Borrower”). The Moffett Towers II - Building 2 Mezzanine Loan is secured by a pledge of the Moffett Towers II - Building 2 Mezzanine Borrower’s interest in the Moffett Towers II - Building 2 Borrower. The Moffett Towers II - Building 2 Mezzanine Loan accrues interest at a rate of 5.900% per annum and requires interest-only payments through the maturity date of December 6, 2027. Barclays Bank PLC has sold the Moffett Towers II - Building 2 Mezzanine Loan to a third party. The rights of the Moffett Towers II - Building 2 Mezzanine Lender are further described under “Description of the Mortgage Pool–Additional Indebtedness-Mezzanine Indebtedness” in the Prospectus.

Amenities and Common Areas. The Moffett Towers II - Building 2 Property will feature access to the fitness/amenities building and the enclosed parking structure (the “Common Area Spaces”) once completed. To govern access to the Common Area Spaces, the Moffett Towers II - Building 2 Borrower is subject to a declaration of covenants, conditions, restrictions and easement and charges agreement (the “CCR”) made by MT II LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the Moffett Towers II Campus. The CCR grants the borrower non-exclusive easement rights over the Common Area Spaces and contemplates that the Common Area Spaces that it governs will be expanded over time as the remaining portions of the Moffett Towers II Campus are completed. Ownership of the Common Area Spaces governed by the CCR is held by Moffett Towers II Association LLC (the “Association”), whose membership is comprised of the borrower and MT II LLC. The Association is obligated to maintain insurance coverage over the Common Area Spaces and is also responsible for maintenance of the Common Area Spaces, subject to the terms of the Amazon leases. The CCR delineates shares of the voting interest in the Association based on the number of completed buildings at the Moffett Towers II Campus, with each completed building entitled to a proportionate share of the voting interest. As of the origination date, the borrower was the sole voting member of the Association. The CCR provides that as each of the four non-collateral buildings at the Moffett Towers II Campus is completed, the respective owner of each non-collateral building will obtain a share of the voting interest in the Association proportionate to the number of then completed buildings at the Moffett Towers II Campus (both collateral and non-collateral). Provided that all five buildings are completed in accordance with the Moffett Towers II Campus development plan, each building will be entitled to a one-fifth (or 20.0%) share of the voting interest in the Association.

Completion Guaranty. On the origination date, the Moffett Towers II - Building 2 Guarantor executed a separate guaranty for the completion and delivery of the fitness/amenities building and the enclosed parking structure. Among other things, the completion guaranty provides that in the event that neither the Moffett Towers II - Building 2 Borrower nor MT II LLC (an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the Moffett Towers II Campus) is able to complete and deliver the fitness/amenities building and the enclosed parking structure (or otherwise achieve the Required Parking Spaces Satisfaction) on or prior to the one year anniversary of the respective targeted completion date of each (i.e., July 31, 2019 in the case of the fitness/amenities building; April 15, 2019 in the case of the enclosed parking structure or Required Parking Spaces Satisfaction), the Moffett Towers II - Building 2 Guarantor is required to pay any costs, expenses or liabilities incurred by the lender to effectuate the completion and delivery of such fitness/amenities building and enclosed parking structure (or otherwise achieve the Required Parking Spaces Satisfaction).

Ground Lease. None.

Terrorism Insurance. The Moffett Towers II - Building 2 Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Moffett Towers II - Building 2 Property, or that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

Earthquake Insurance. The loan documents require earthquake insurance. At the time of closing, earthquake insurance coverage is in-place for the Moffett Towers II - Building 2 Property. The seismic report indicated a probable maximum loss of 3.0% for the Moffett Towers II - Building 2 Property.

A-3-105

No. 11 – One Kennedy Square

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance:	$36,400,000			Property Type:	Office
Cut-off Date Balance:	$36,400,000			Specific Property Type:	CBD
% of Initial Pool Balance:	2.8%			Location:	Detroit, MI
Loan Purpose:	Refinance			Size:	246,304 SF
Borrower Name:	Kennedy Square Office Building LLC			Cut-off Date Balance Per SF:	$147.78
Borrower Sponsor:	Redico Properties LLC			Year Built/Renovated:	2005/NAP
Mortgage Rate:	4.600%			Title Vesting:	Fee and Leasehold
Note Date:	January 19, 2018			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	100.0% (12/31/2013)
Maturity Date:	February 11, 2028			3rd Most Recent Occupancy (As of):	100.0% (12/31/2014)
IO Period:	36 months			2nd Most Recent Occupancy (As of):	100.0% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	100.0% (12/31/2016)
Seasoning:	0 months			Current Occupancy (As of):	100.0% (11/1/2017)
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(24),D(92),O(4)			4th Most Recent NOI (As of):	$4,724,344 (12/31/2014)
Lockbox Type:	Springing			3rd Most Recent NOI (As of):	$4,849,056 (12/31/2015)
Additional Debt:	None			2nd Most Recent NOI (As of):	$5,079,643 (12/31/2016)
Additional Debt Type:	NAP			Most Recent NOI (As of):	$4,496,953 (TTM 11/30/2017)
				U/W Revenues:	$8,780,267
				U/W Expenses:	$4,670,953
				U/W NOI:	$4,109,314
				U/W NCF:	$3,728,360
Escrows and Reserves:				U/W NOI DSCR:	1.84x
				U/W NCF DSCR:	1.67x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	11.3%
Taxes	$216,960	$108,481	NAP	U/W NCF Debt Yield:	10.2%
Insurance	$0	Springing(1)	NAP	As-Is Appraised Value:	$52,500,000
TI/LC Reserve	$0	$28,735	$1,400,000(2)	As-Is Appraisal Valuation Date:	November 20, 2017
Replacement Reserve	$0	$4,105	NAP	Cut-off Date LTV Ratio:	69.3%
Tenant Specific TI/LC Reserve(3)	$739,080	$0	NAP	LTV Ratio at Maturity:	60.8%

(1)	Ongoing monthly escrows for insurance premiums are not required as long as (i) no event of default under the One Kennedy Square Mortgage Loan documents; (ii) insurance requirements are being satisfied by a blanket policy acceptable to the lender; and (iii) the borrower provides the lender with evidence of renewal of the policies and timely proof of payment of the insurance premiums.
(2)	Springing monthly TI/LC deposits beyond the cap are required upon (i) the occurrence and continuance of an event of default, or (ii) the physical occupancy at the One Kennedy Square Property falling below 88.0%.
(3)	Represents outstanding TI/LC obligations related to Caidan Management.

The One Kennedy Square mortgage loan is evidenced by a single promissory note that is secured by the first mortgage interest encumbering the borrower’s fee interest in a 10-story, class A office building totaling 246,304 square feet and leasehold interest in an underground parking structure located in the central business district of Detroit, Michigan (the “One Kennedy Square Property”). Situated on a 0.7-acre parcel, the One Kennedy Square Property was constructed in 2005 and earned the U.S. Environmental Protection Agency’s ENERGY STAR award in 2009 for its operating efficiency. The One Kennedy Square Property underground parking structure is attached to and for the exclusive use of the One Kennedy Square Property, and contains 460 parking spaces resulting in a parking ratio of 1.9 spaces per 1,000 square feet of rentable area. The underground parking structure is leased from the City of Detroit Development Authority under a ground lease that expires December 31, 2032 with two, 5-year renewal options and one, 6-year renewal option. Upon the expiration of the parking lease, the sponsor has the option to purchase the underground parking structure for fair market value. Tenants accounting for 94.3% of the net rentable area of the One Kennedy Square Property have been in occupancy for over 10 years. Occupancy has averaged 98.0% since 2009, and the One Kennedy Square Property is currently 100.0% occupied by eight tenants and the management leasing office. Over the past five to ten years, the area surrounding the One Kennedy Square Property has benefited from the presence of the General Motors World Headquarters, Meridian Health /Quicken Loans Headquarters, and the relocation of Blue Cross/Blue Shield to the area. According to a third party market research report, the central business district class A submarket reported a total inventory of approximately 14.9 million square feet with a 7.4% vacancy rate as of the fourth quarter of 2017. The Appraiser identified three comparable class A office properties totaling 2.4 million square feet with a weighted average occupancy of 97.7%, and concluded an average market rental rate of $14.50, triple net.

A-3-106

ONE KENNEDY SQUARE

Sources and Uses

Sources			Uses
Original loan amount	$36,400,000	100.0%	Loan payoff(1)	$27,032,585	74.3%
			Return of Equity	8,111,786	22.3
			Upfront reserves	956,040	2.6
			Closing costs	299,589	0.8
Total Sources	$36,400,000	100.0%	Total Uses	$36,400,000	100.0%

(1)	The One Kennedy Square Property was previously securitized in the JPMCC 2012-C8 transaction.

The following table presents certain information relating to the tenancies at the One Kennedy Square Property:

Major Tenants(1)

Tenant Name	Credit Rating (Moody’s/ S&P/ Fitch)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Caidan Management	NR/NR/NR	91,228	37.0%	$14.00	$1,277,192	35.0%	12/31/2025
The Walbridge Group, Inc.	NR/NR/NR	51,402	20.9%	$14.00	$719,628	19.7%	4/30/2022(3)
Marketing Associates	NR/NR/NR	51,402	20.9%	$12.60(4)	$647,880(4)	17.8%	3/31/2026(5)(6)
Ernst & Young US LLP	NR/NR/NR	37,277	15.1%	$17.75	$661,667	18.1%	12/31/2026(7)
RBS Citizens, N.A.	NR/BBB+/BBB+	5,251	2.1%	$28.00	$147,028	4.0%	7/31/2023(8)
Total Major Tenants		236,560	96.0%	$14.60	$3,453,395	94.7%

Non-Major Tenants		9,744	4.0%	$19.88	$193,663	5.3%

Occupied Collateral Total		246,304	100.0%	$14.81	$3,647,058	100.0%

Vacant Space		0	0.0%

Collateral Total		246,304	100.0%

(1)	Information obtained from the underwritten rent roll.
(2)	Certain ratings provided are for the parent company of the tenant whether or not the parent company guarantees the lease.
(3)	The Walbridge Group, Inc. has three, 5-year renewal options, with 9 months’ notice, at 95% of the fair market rental rate as determined in the lease.
(4)	Marketing Associates receives a rent abatement for the month of April each year of its lease term, which is accounted for in the Annual U/W Base Rent PSF and Annual U/W Base Rent.
(5)	Marketing Associates has the right to terminate its lease commencing March 31, 2023 with 12 months’ notice and payment of a termination fee equal to unamortized leasing costs plus six months’ base rent and additional rent.
(6)	Marketing Associates has one, 5-year renewal options, with 9 months’ notice, at 95% of the fair market rental rate as determined in the lease.
(7)	Ernst & Young US LLP has two, 5-year renewal options, with 9 months’ notice, at 95% of the then-prevailing net effective market value rent for comparable renewal space in downtown Detroit.
(8)	RBS Citizens, N.A. has three, 5-year renewal options, with 12 months’ notice, at the greater of (i) market rent or (ii) RBS Citizen’s N.A’s rent at the end of the then current term.

A-3-107

ONE KENNEDY SQUARE

The following table presents certain information relating to the lease rollover schedule at the One Kennedy Square Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	1	878	0.4%	878	0.4%	$12,731	0.3%	$14.50
2018	0	0	0.0%	878	0.4%	$0	0.0%	$0.00
2019	0	0	0.0%	878	0.4%	$0	0.0%	$0.00
2020	0	0	0.0%	878	0.4%	$0	0.0%	$0.00
2021	1	4,478	1.8%	5,356	2.2%	$89,560	2.5%	$20.00
2022	1	51,402	20.9%	56,758	23.0%	$719,628	19.7%	$14.00
2023	2	7,833	3.2%	64,591	26.2%	$198,668	5.4%	$25.36
2024	1	1,806	0.7%	66,397	27.0%	$39,732	1.1%	$22.00
2025	6	91,228	37.0%	157,625	64.0%	$1,277,192	35.0%	$14.00
2026	3	88,679	36.0%	246,304	100.0%	$1,309,547	35.9%	$14.77
2027	0	0	0.0%	246,304	100.0%	$0	0.0%	$0.00
2028	0	0	0.0%	246,304	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	246,304	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	246,304	100.0%	$0	0.0%	$0.00
Total/Weighted Average	15	246,304	100.0%			$3,647,058	100.0%	$14.81

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents historical occupancy percentages at the One Kennedy Square Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	11/1/2017(2)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the One Kennedy Square Property:

Cash Flow Analysis

	2014	2015	2016	TTM 11/30/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,451,329	$4,540,155	$4,232,353	$3,613,300	$ 3,647,058(1)	41.5%	$14.81
Total Reimbursables	2,950,957	3,272,033	3,597,870	3,655,238	3,779,783	43.0	15.35
Other Income(2)	1,113,610	1,141,417	1,364,171	1,535,779	1,535,779	17.5	6.24
Less Vacancy & Credit Loss	0	0	0	0	(182,353)(3)	(2.1)	(0.74)
Effective Gross Income	$8,515,896	$8,953,605	$9,194,394	$8,804,317	$8,780,267	100.0%	$35.65

Total Operating Expenses	$3,791,552	$4,104,549	$4,114,751	$4,307,364	$4,670,953	53.2	$18.96

Net Operating Income	$4,724,344	$4,849,056	$5,079,643	$4,496,953	$4,109,314	46.8%	$16.68
TI/LC	0	0	0	0	331,694	3.8	1.35
Capital Expenditures	0	0	0	0	49,261	0.6	0.20
Net Cash Flow	$4,724,344	$4,849,056	$5,079,643	$4,496,953	$3,728,360	42.5%	$15.14

NOI DSCR	2.11x	2.17x	2.27x	2.01x	1.84x
NCF DSCR	2.11x	2.17x	2.27x	2.01x	1.67x
NOI DY	13.0%	13.3%	14.0%	12.4%	11.3%
NCF DY	13.0%	13.3%	14.0%	12.4%	10.2%

(1)	U/W Base Rent includes rent steps totaling $15,076 through May 1, 2018.
(2)	Other Income is comprised of primarily parking income and also includes other tenant income.
(3)	The underwritten economic vacancy is 5.0%. As of November 1, 2017 the One Kennedy Square Property was 100.0% occupied.

A-3-108

ONE KENNEDY SQUARE

The following tables present certain information relating to comparable leases for the One Kennedy Square Property:

Comparable Office Leases(1)

Property Name/Location	Year Built	Stories	Total Office GLA (SF)	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
One Campus Martius 1050 Woodward Ave, Detroit, MI	2003	16	950,056	Microsoft	December 2017 / 7.7 Yrs.	43,119	$25.75	Gross + TE
150 W. Jefferson 150 W. Jefferson Ave, Detroit, MI	1989	25	489,601	Amazon	July 2017 / 7.3 Yrs.	20,465	$25.50	MG
150 W. Jefferson 150 W. Jefferson Ave, Detroit, MI	1989	25	489,601	JAMS, Inc.	June 2017 / 7.5 Yrs.	6,211	$25.00	MG
One Detroit Center 500 Woodward Ave, Detroit, MI	1992	42	979,477	Dow Jones Co.	April 2017 / 5.3 Yrs	2,802	$26.00	MG

(1)	Information obtained from the appraisal.

A-3-109

No. 12– One Newark Center

Loan Information				Property Information
Mortgage Loan Seller:	Morgan Stanley Mortgage Capital Holdings LLC			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$34,580,000			Property Type:	Office
Cut-off Date Balance(1):	$34,580,000			Specific Property Type:	CBD
% of Initial Pool Balance:	2.7%			Location:	Newark, NJ
Loan Purpose:	Acquisition			Size:	417,939 SF
Borrower Name:	Ideal Holdings ONC LLC			Cut-off Date Balance Per SF(1):	$159.31
Borrower Sponsor(2):	Beijing Ideal Group			Year Built/Renovated:	1992/NAP
Mortgage Rate:	4.250%			Title Vesting:	Fee
Note Date:	November 30, 2017			Property Manager:	CBRE, Inc.
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	94.7% (12/31/2013)
Maturity Date:	December 1, 2027			3rd Most Recent Occupancy (As of):	86.1% (12/31/2014)
IO Period:	36 months			2nd Most Recent Occupancy (As of):	89.4% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	95.3% (12/31/2016)
Seasoning:	2 months			Current Occupancy (As of):	90.0% (11/1/2017)
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection(3):	L(26),D(90),O(4)			4th Most Recent NOI (As of):	$6,941,174 (12/31/2014)
Lockbox Type:	Springing			3rd Most Recent NOI (As of):	$6,391,686 (12/31/2015)
Additional Debt(1):	Yes			2nd Most Recent NOI (As of):	$6,661,485 (12/31/2016)
Additional Debt Type(1):	Pari Passu			Most Recent NOI (As of):	$6,236,802 (TTM 9/30/2017)

				U/W Revenues:	$14,737,974
				U/W Expenses:	$7,203,226
Escrows and Reserves:				U/W NOI:	$7,534,747
				U/W NCF:	$5,985,388
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	1.92x
Taxes	$388,733	$194,366	NAP	U/W NCF DSCR(1):	1.52x
Insurance	$44,763	$22,319	NAP	U/W NOI Debt Yield(1):	11.3%
Replacement Reserves	$0	$14,247	NAP	U/W NCF Debt Yield(1):	9.0%
TI/LC Reserve	$2,850,000	$104,485	$3,800,000	As-Is Appraised Value:	$94,000,000
Outstanding TI/LC Reserve	$579,656	$0	NAP	As-Is Appraisal Valuation Date:	October 10, 2017
Deferred Maintenance	$27,750	$0	NAP	Cut-off Date LTV Ratio(1):	70.8%
Outstanding Free Rent	$549,852	$0	NAP	LTV Ratio at Maturity or ARD(1):	61.6%

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the One Newark Center Whole Loan (as defined below).
(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the One Newark Center Mortgage Loan. The owners of the borrower are individuals and entities domiciled in the People’s Republic of China. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.
(3)	The defeasance lockout period will be at least 26 payment dates beginning with and including the first payment date of January 1, 2018. Defeasance of the One Newark Center Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized, and (ii) the fourth anniversary of the first monthly payment date. The assumed lockout period of 26 payments is based on the expected BANK 2018-BNK10 securitization trust closing date in February 2018.

The mortgage loan (the “One Newark Center Mortgage Loan”) is part of a whole loan (the “One Newark Center Whole Loan”) that is evidenced by three pari passu promissory notes (Notes A-1, A-2 and A-3) and secured by a first lien mortgage encumbering (i) a fee on a plane interest comprised of floors six to 22 of an office building, and (ii) an adjacent ten-story parking garage, located in Newark, New Jersey (the “One Newark Center Property”). The One Newark Center Whole Loan was originated on November 30, 2017 by Morgan Stanley Bank, N.A. The One Newark Center Whole Loan had an original principal balance of $66,580,000, has an outstanding principal balance as of the Cut-off Date of $66,580,000 and accrues interest at an interest rate of 4.250% per annum. The One Newark Center Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments for the first 36 payments following origination and thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The One Newark Center Whole Loan matures on December 1, 2027. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

The One Newark Center Mortgage Loan has an original and Cut-off Date principal balance of $34,580,000 and is evidenced by the controlling Note A-2 which had an original principal balance of $20,000,000 and the non-controlling Note A-3, which had an original principal balance of $14,580,000. The non-controlling Note A-1, which had an original principal balance of $32,000,000, is currently held by Morgan Stanley Bank, National Association or an affiliate and is expected to be contributed to one or more future securitization trusts.

A-3-110

ONE NEWARK CENTER

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$32,000,000	Morgan Stanley Bank, National Association.	No
A-2	$20,000,000	BANK 2018-BNK10	Yes
A-3	$14,580,000	BANK 2018-BNK10	No
Total	$66,580,000

Following the lockout period, the borrower has the right to defease the One Newark Center Whole Loan on any date before September 1, 2027. In addition, the One Newark Center Whole Loan is prepayable without penalty on and after September 1, 2027.

Sources and Uses

Sources			Uses
Original Whole Loan Amount	$66,580,000	65.9%	Purchase Price(1)	$93,900,000	92.9%
Sponsor’s new cash contribution	34,532,834	34.2	Closing costs	2,772,079	2.7
			Reserves	4,440,755	4.4
Total Sources	$101,112,834	100.0%	Total Uses	$101,112,834	100.0%

(1)	In connection with the purchase of the One Newark Center Property, a prior securitized loan made to the seller was repaid at a discount, resulting in the cancellation of a $9,700,000 “hope note” without repayment. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The One Newark Center Property consists of a fee on a plane interest comprised of floors six to 22 (417,939 square feet) of a Class A, multi-tenant office building (the “Office Tower”) and a 953 space, ten-story parking garage that is next door to, and attached to, the Office Tower (the “Parking Garage”). The Office Tower is connected to the Parking Garage via a skybridge that is accessible from the 6th floor lobby of the Office Tower. The land underneath the Office Property is owned by, and floors one through five are owned and occupied by, Seton Hall Law School. The One Newark Center Property is subject to an operation and cross-easement agreement between the owner of the One Newark Center Property and the owner of the remaining floors of the office building regarding the management of the building, which, among other provisions, creates certain cross-easements and reciprocal rights and obligations with respect to the building. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Prospectus.

The largest tenant, K&L Gates, LLP (52,148 square feet, 12.5% of net rentable area) is a United States-based international law firm with offices in Asia, Australia, Europe and the Middle East. K&L Gates has been a tenant at the One Newark Center Property since 2003. The second largest tenant, GSA IRS (45,075 square feet, 10.8% of net rentable area), has been a tenant at the One Newark Center Property since 2007 and has expanded their space twice in order to include space on the third floor (3,073 square feet) and the fourth floor (15,928 square feet). The third largest tenant, GSA HUD (41,555 square feet, 9.9% of net rentable area) has been a tenant at the One Newark Center Property since 1993. The fourth largest tenant, Level 3 Communications (33,485 square feet, 8.0% of net rentable area), has been a tenant at the One Newark Center Property since 1998 and has expanded its space twice on the sixth floor (9,916 square feet). The fifth largest tenant, Proskauer Rose, LLP (26,074 square feet, 6.2% of net rentable area) is a law firm founded in 1875 and which currently has 13 offices worldwide. Proskauer Rose, LLP has been a tenant at the One Newark Center Property since 1999.

The average occupancy at the One Newark Center Property from 1992 until the second quarter of 2016 was 96.0%. Six tenants, leasing 84,875 square feet (20.7% of net rentable area), have renewed their leases in 2016 and 2017. Twelve tenants, leasing 280,508 square feet (68.5% of net rentable area) have renewed their leases at least once. Ten tenants leasing 267,484 square feet (65.3% of net rentable area) have been in occupancy for at least ten years, six tenants leasing 145,527 square feet (35.5% of net rentable area) have been in occupancy for at least 15 years and three tenants leasing 83,926 square feet (20.5% of net rentable area) have been in occupancy for at least 20 years.

The One Newark Center Property is located in the Newark/Urban Essex submarket of Newark, New Jersey according to the appraisal. According to the appraisal, for the third quarter of 2017, the Northern New Jersey metropolitan office market contained 364,583,007 square feet of office space, with a vacancy of 12.59% and a market rent of $25.50 PSF. The Newark/Urban Essex submarket contained 28,863,303 square feet of office space, with a vacancy of 12.26% and a market rent of $30.62 PSF. The estimated 2017 population within a 1.0-, 3.0- and 5.0-mile radius of the One Newark Center Property was 50,573, 335,607, and 761,791, respectively. According to the appraisal, the estimated 2017 median household income within the same radii was $40,573, $39,618 and $46,392, respectively.

The One Newark Center Property is located one block from Newark Penn Station, which provides Amtrak, PATH, New Jersey Transit rail and bus services to the region. Additionally, the One Newark Center Property is situated within close proximity to the New Jersey Performing Arts Center, Prudential Center, Red Bull Arena, and Riverfront Stadium. According to the appraisal, there is currently $2 billion in commercial and residential development currently underway in Newark, New Jersey, including more than 1,500 apartment units under construction and 4,000 additional apartment units planned.

A-3-111

ONE NEWARK CENTER

The following table presents certain information relating to the tenancy at the One Newark Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
K&L Gates, LLP	NR / NR / NR	52,148	12.5%	$35.00	$1,825,180	15.1%	1/31/2022
GSA IRS(2)	AAA / AA+ / Aaa	45,075	10.8%	$32.77	$1,476,986	12.2%	12/29/2019
GSA HUD(3)	AAA / AA+ / Aaa	49,698	11.9%	$33.50	$1,391,959	11.5%	4/21/2018
Level 3 Communications	BB- / B1 / NR	33,485	8.0%	$37.50	$1,255,688	10.4%	4/30/2020
Proskauer Rose, LLP	NR / NR / NR	26,074	6.2%	$33.00	$860,442	7.1%	1/31/2020
Total Major Tenants		206,480	49.4%	$34.34	$6,810,254	56.2%

Non-Major Tenants (4)		169,473	40.5%	$32.26	$5,308,103	43.8%

Occupied Collateral Total(4)l		375,953	90.0%	$33.40	$12,118,358	100.0%

Vacant Space		41,986	10.0%

Collateral Total		417,939	100.0%

(1)	Certain ratings are those of the parent company or U.S. federal government, whether or not the parent or the U.S. federal government, as applicable, guarantees the lease.
(2)	GSA IRS may terminate its lease at any time on or after April 29, 2019, upon 120 days written notice.
(3)	GSA HUD Tenant NRSF includes 8,143 square feet associated with exterior corridor spaces used by GSA HUD to allow the public to get from one area of the space to another. This space (8,143 square feet) was excluded from all U/W Base Rent PSF calculations.
(4)	Non-Major Tenants and Occupied Collateral Total Annual U/W Base Rent PSF excludes the café space (4,947 square feet).

The following table presents certain information relating to the lease rollover schedule at the One Newark Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018(4)	1	49,698	11.9%	49,698	11.9%	$1,391,959	11.5%	$33.50
2019	4	62,152	14.9%	111,850	26.8%	$2,028,840	16.7%	$32.64
2020	4	97,190	23.3%	209,040	50.0%	$3,522,186	29.1%	$36.24
2021	0	0	0.0%	209,040	50.0%	$0	0.0%	$0.00
2022	3	54,555	13.1%	263,595	63.1%	$1,900,100	15.7%	$34.83
2023	2	31,299	7.5%	294,894	70.6%	$1,049,625	8.7%	$33.54
2024	0	0	0.0%	294,894	70.6%	$0	0.0%	$0.00
2025	1	26,074	6.2%	320,968	76.8%	$638,268	5.3%	$24.48
2026	2	31,376	7.5%	352,344	84.3%	$1,008,857	8.3%	$32.15
2027	1	18,662	4.5%	371,006	88.8%	$578,522	4.8%	$31.00
2028	0	0	0.0%	371,006	88.8%	$0	0.0%	$0.00
Thereafter(5)	1	4,947	1.2%	375,953	90.0%	$0	0.0%	$0.00
Vacant	0	41,986	10.0%	417,939	100.0%	0	0.0%	$0.00
Total/Weighted Average	19	417,939	100.0%			$12,118,358	100.0%	$33.40

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and which are not reflected in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.
(4)	2018 Expiring NRSF Includes 8,143 square feet associated with exterior corridor space used by GSA HUD to allow the public to get from one area of the space to another. This space (8,143 square feet) was excluded from all U/W Base Rent PSF calculations.
(5)	Thereafter includes the café space (4,947 square feet), with no attributed underwritten base rent. Thereafter and Total/Weighted Average Annual U/W Base Rent PSF exclude the square footage associated with the space.

A-3-112

ONE NEWARK CENTER

The following table presents historical occupancy percentages at the One Newark Center Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	12/31/2016(1)	11/1/2017(2)
94.7%	86.1%	89.4%	95.3%	90.0%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the One Newark Center Property:

Cash Flow Analysis

	2013	2014	2015	2016	TTM 9/30/2017	U/W	U/W $ per SF
Gross Potential Rent(1)	$12,808,615	$11,122,793	$11,023,808	$11,531,821	$11,253,373	$13,569,825	$32.47
Reimbursements	1,792,869	1,234,851	1,364,496	1,039,129	984,628	1,213,173	2.90
Other Income(2)	1,255,176	1,418,838	1,545,354	1,613,028	1,237,197	1,427,000	3.41
Less Vacancy & Credit Loss	0	0	0	0	0	(1,472,025)	(3.52)
Effective Gross Income	$15,856,660	$13,776,482	$13,933,658	$14,183,978	$13,475,198	$14,737,974	$35.26

Total Operating Expenses	$7,392,761	$6,835,308	$7,541,972	$7,522,493	$7,238,396	$7,203,226	$17.24

Net Operating Income	$8,463,899	$6,941,174	$6,391,686	$6,661,485	$6,236,802(3)	$7,534,747(3)	$18.03
TI/LC	0	0	0	0	0	1,378,397	3.30
Capital Expenditures	0	0	0	0	0	170,963	0.41
Net Cash Flow	$8,463,899	$6,941,174	$6,391,686	$6,661,485	$6,236,802	$5,985,388	$14.32

NOI DSCR(4)	2.15x	1.77x	1.63x	1.69x	1.59x	1.92x
NCF DSCR(4)	2.15x	1.77x	1.63x	1.69x	1.59x	1.52x
NOI DY(4)	12.7%	10.4%	9.6%	10.0%	9.4%	11.3%
NCF DY(4)	12.7%	10.4%	9.6%	10.0%	9.4%	9.0%

(1)	Gross Potential Rent has been underwritten based on 11/1/2017 rent roll and includes contractual rent steps that have been underwritten through 11/1/2018 and total $169,672.
(2)	Other income is comprised primarily of parking income and has been underwritten based on estimate in the appraisal.
(3)	The increase in U/W Net Operating Income from TTM 9/30/2017 Net Operating Income can be attributed to an increase in reimbursements, which were underwritten based on the appraisal, lease expansions, free rent burnoff and contractual rent increases.
(4)	The debt service coverage ratios and debt yields are based on the One Newark Center Whole Loan.

The following table presents certain information relating to comparable office sales for the One Newark Center Property:

Comparable Sales(1)

Property Name/Location	Sale Date	Year Built	SF	Total Occupancy	Sale Price (millions)	Sales Price PSF
One Newark Center Property Newark, NJ	Nov. 2006	1992	417,939(2)	90.0%(2)	$93.9	$224.67
100 Plaza Drive Secaucus, NJ	Oct. 2016	1981	265,000	100.0%	$62.0	$233.96
80 Park Plaza Newark, NJ	Sep. 2016	1979	960,689	86.0%	$174.5	$181.64
The Meadows Rutherford, NJ	Aug. 2015	1981	603,680	91.0%	$120.4	$199.44
Park 80 West Plaza I & II Saddle Brook, NJ	Feb. 2015	1972	493,856	74.0%	$75.0	$151.87
90 Hudson Street Jersey City, NJ	Feb. 2016	2000	431,658	100.0%	$181.0	$419.31
30 Montgomery Jersey City, NJ	Jul. 2016	1973	305,223	72.0%	$101.0	$330.91

(1)	Information obtained from the appraisal.
(2)	As of the November 1, 2017 underwritten rent roll.

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ONE NEWARK CENTER

The following table presents certain information relating to comparable office leases for the One Newark Center Property:

Comparable Office Leases(1)

Property Name/Location	Year Built	SF	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Reimbursements
Gateway Center I Newark, NJ	1971	466,919	Hawkins, Delafield & Wood	Dec. 2016 / 5.3 Yrs	5,505	$31.75	Gross+Electric
Gateway Center I Newark, NJ	1971	466,919	TransPerfect Legal	Dec. 2016 / 5.3 Yrs	1,588	$31.50	Gross+Electric
Two Gateway Center Newark, NJ	1971	765,949	Parsons, Brinckerhoff	Apr. 2017 / 7.0 Yrs	21,823	$31.00	Gross+Electric
Two Gateway Center Newark, NJ	1971	765,949	Broadridge Securities	Aug. 2017 / 15.0 Yrs	156,453	$30.00	Gross+Electric
Three Gateway Center Newark, NJ	1984	525,000	Mac Trailer Leasing	Nov. 2016 / 10.0 Yrs	11,457	$30.00	Gross+Electric
Three Gateway Center Newark, NJ	1984	525,000	Hello Fresh	Jun. 2016 / 10.7 Yrs	15,400	$31.00	Gross+Electric
Riverfront Plaza (aka The Legal) Newark, NJ	1989	446,625	E&J Gallo Winery	Dec. 2016 / 5.1 Yrs	4,007	$31.75	Gross+Electric

(1)	Information obtained from the appraisal.

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No. 13 – ExchangeRight Portfolio 18

Loan Information				Property Information
Mortgage Loan Seller:	Bank of America, N.A.			Single Asset/Portfolio:	Portfolio
Original Principal Balance:	$33,441,294			Property Type:	Various
Cut-off Date Balance:	$33,441,294			Specific Property Type:	Various
% of Initial Pool Balance:	2.6%			Location:	Various
Loan Purpose:	Acquisition			Size:	272,767 SF
Borrower Name(1):	ExchangeRight Net Leased Portfolio 18 DST			Cut-off Date Balance Per SF:	$122.60
Borrower Sponsors:	ExchangeRight Real Estate, LLC			Year Built/Renovated(4):	Various / Various
Mortgage Rate:	4.088%			Title Vesting:	Fee
Note Date:	November 10, 2017			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy(6):	NAV
Maturity Date:	December 1, 2027			3rd Most Recent Occupancy(6):	NAV
IO Period:	120 months			2nd Most Recent Occupancy(6):	NAV
Loan Term (Original):	120 months			Most Recent Occupancy(6):	NAV
Seasoning:	2 months			Current Occupancy (As of):	100.0% (2/1/2018)
Amortization Term (Original):	NAP
Loan Amortization Type:	Interest-only, Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(26),D(90),O(4)			4th Most Recent NOI(6):	NAV
Lockbox Type(2):	Hard/Springing Cash Management			3rd Most Recent NOI(6):	NAV
Additional Debt:	None			2nd Most Recent NOI(6):	NAV
Additional Debt Type:	NAP			Most Recent NOI(6):	NAV

				U/W Revenues:	$3,265,503
				U/W Expenses:	$81,638
Escrows and Reserves:				U/W NOI:	$3,183,865
				U/W NCF:	$3,023,662
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR:	2.30x
Taxes	$93,985	$18,611	NAP	U/W NCF DSCR:	2.18x
Insurance(3)	$780	$390	NAP	U/W NOI Debt Yield:	9.5%
Replacement Reserves	$133,000	$2,672	NAP	U/W NCF Debt Yield:	9.0%
TI/LC Reserve(4)	$500,000	Springing	NAP	As-Is Appraised Value(7):	$54,520,000
Deferred Maintenance	$68,281	$0	NAP	As-Is Appraisal Valuation Date(7):	Various
Environmental Reserve	$25,000	$0	NAP	Cut-off Date LTV Ratio:	61.3%
Other Reserves(5)	$378,031	$0	NAP	LTV Ratio at Maturity:	61.3%

(1)	The borrower has leased the ExchangeRight Portfolio 18 Properties to ExchangeRight NLP 18 Master Lessee, LLC, a Delaware limited liability company (the “Master Lessee”), which is wholly owned by the sponsors. If the Master Lessee requires funds in excess of the reserve balance(s), it may seek a capital contribution from the sponsors. Upon an event of default under the loan agreement, the lender has the ability to cause the borrower to terminate the master lease. The master lease is subordinate to the ExchangeRight Portfolio 18 Mortgage Loan. Additionally, the lender, in certain circumstances including an event of default under the loan agreement, has the right to force a conversion of the borrower to a limited liability company structure.
(2)	A cash sweep period will occur upon the DSCR falling below 1.50x for one calendar quarter based on the immediately preceding 12 months. Additionally, there will be a full cash sweep if the ownership interests in the borrower are not acquired by a qualified transferee with a minimum net worth of at least $200 million and assets of at least $400 million, in addition to other attributes, beginning 36 months prior to the loan’s maturity.
(3)	The lender is reserving for flood insurance as required by the National Flood Insurance Program.
(4)	Ongoing monthly TI/LC reserves are not required so long as no event of default has occurred and is continuing. Upon the DSCR falling below 1.45x based on the trailing 12-month period, the borrower must make a monthly deposit into the leasing reserve account of $10,679 plus any termination fees due in connection with the termination of a lease.

(5)    Other Reserves consist of $325,000, representing an unpaid tenant improvement allowance owed to Hobby Lobby pursuant to the terms of its lease, $33,031, representing 125% of the cost to complete Hobby Lobby demolition work, and $20,000, representing the cost to make certain repairs to the Walgreens – Chicago (Belmont), IL property.

(6)    The ExchangeRight Portfolio 18 Properties were acquired by the borrower sponsors between October and November 2017. Historical occupancy and operating statements are not available.

(7)	Each of the ExchangeRight Portfolio 18 Properties was valued individually. The effective date of the appraisals are from August 31, 2017 to October 25, 2017.

The mortgage loan (the “ExchangeRight Portfolio 18 Mortgage Loan”) is evidenced by a single promissory note secured by first mortgages encumbering 17 cross-collateralized, single-tenant properties (16 retail and one medical office) located in Illinois, Indiana, Pennsylvania, Texas, Florida, Louisiana, Oklahoma and North Carolina (the “ExchangeRight Portfolio 18 Properties”). The ExchangeRight Portfolio 18 Mortgage Loan had an original principal balance of $33,441,294, has an outstanding principal balance of $33,441,294, and accrues interest at an interest rate of 4.088% per annum. The ExchangeRight Portfolio 18 Mortgage Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires payments of interest-only through the loan term. The ExchangeRight Portfolio 18 Mortgage Loan matures on December 1, 2027.

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EXCHANGERIGHT PORTFOLIO 18

Following the lockout period, the borrower has the right to defease the ExchangeRight Portfolio 18 Mortgage Loan in whole, but not in part. In addition, the ExchangeRight Portfolio 18 Mortgage Loan is prepayable without penalty on or after September 1, 2027.

Sources and Uses

Sources			Uses
Original loan amount	$33,441,294	59.3%	Purchase price	$54,433,429	96.4%
Cash equity	22,999,626	40.7	reserves	1,199,077	2.1
			Closing costs	808,414	1.4
Total Sources	$56,440,920	100.0%	Total Uses	$56,440,920	100.0%

The ExchangeRight Portfolio 18 Properties are comprised of 17 cross-collateralized, single-tenant properties (16 retail and one medical office) totaling 272,767 square feet located in Illinois (4 properties, 31.1% of allocated loan amount), Indiana (2 properties, 15.5% of allocated loan amount), Pennsylvania (3 properties, 12.4% of allocated loan amount), Texas (2 properties, 11.4% of allocated loan amount), Florida (2 properties, 10.2% of allocated loan amount), Louisiana (2 properties, 10.0% of allocated loan amount), Oklahoma (1 property, 7.0% of allocated loan amount) and North Carolina (1 property, 2.4% allocated loan amount). Built between 1974 and 2017, 45.7% were built or renovated in the past three years. The ExchangeRight Portfolio 18 Properties range in size from 6,124 square feet to 74,705 square feet. The borrower sponsors acquired the ExchangeRight Portfolio 18 Properties between October and November 2017 for a combined purchase price of approximately $54.4 million. As of February 1, 2018, the ExchangeRight Portfolio 18 Properties were 100.0% occupied. The ExchangeRight Portfolio 18 Mortgage Loan documents do not permit any release of any individual property.

The ExchangeRight Portfolio 18 Properties include nationally recognized investment grade-rated tenants, such as Walgreens (rated Baa2/BBB by Moody’s/S&P), Dollar General (rated Baa2/BBB by Moody’s/S&P), CVS Pharmacy (rated Baa1/BBB+ by Moody’s/S&P), Fresenius Medical Care (rated Baa3/BBB- by Moody’s/S&P) and Advance Auto Parts (rated Baa2/BBB- by Moody’s/S&P). Investment grade-rated tenants occupy 13 of the 17 properties, representing 53.0% of the ExchangeRight Portfolio 18 Properties’ total net rentable area and 70.8% of underwritten base rent (leases are directly with rated entities or are guaranteed by such entities.) Leases representing approximately 91.3% of the net rentable area and 88.0% of the underwritten base rent expire after the ExchangeRight Portfolio 18 Mortgage Loan maturity date. No individual property within the ExchangeRight Portfolio 18 Properties accounts for more than 12.4% of the underwritten base rent. The largest property by net rentable area, Hobby Lobby – Fort Wayne (Coldwater), IN, comprises 74,705 square feet (27.4% of the total net rentable area) with no other individual property accounting for more than 7.0% of the total net rentable area. The three largest properties by underwritten base rent represent only 33.1% of underwritten base rent, with no other individual property accounting for more than 9.5% of the underwritten base rent.

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EXCHANGERIGHT PORTFOLIO 18

The following table presents certain information relating to the ExchangeRight Portfolio 18 Properties:

ExchangeRight Portfolio 18 Property Summary

Tenant Name	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	Net Rentable Area (SF)	Year Built / Renovated	U/W Base Rent	% U/W Base Rent	Lease Expiration Date	Lease Renewal Options
Walgreens (Belmont) Chicago, IL	$4,297,079	12.8%	$7,075,000	18,340	2001/NAP	$425,000	12.4%	1/31/2028(1)	8, 5-year options(1)
Hobby Lobby Fort Wayne, IN	$3,583,430	10.7%	$5,500,000	74,705	1989/NAP	$373,525	10.9%	12/31/2027	3, 5-year options
Walgreens (Central) Chicago, IL	$3,416,405	10.2%	$5,625,000	18,154	1997/2017	$338,000	9.8%	3/31/2029(2)	6, 5-year options(2)
Walgreens League City, TX	$3,036,805	9.1%	$5,000,000	14,490	2001/NAP	$325,735	9.5%	5/1/2027(3)	9, 5-year options(3)
Tractor Supply Meraux, LA	$2,386,929	7.1%	$3,930,000	19,097	2017/NAP	$236,001	6.9%	11/1/2032	4, 5-year options
Tractor Supply Collinsville, OK	$2,332,266	7.0%	$3,840,000	19,175	2017/NAP	$240,000	7.0%	9/30/2032	4, 5-year options
Walgreens Ocala, FL	$2,277,604	6.8%	$3,750,000	15,525	1995/NAP	$225,000	6.5%	11/30/2028(4)	6, 5-year options(4)
Fresenius Medical Care Bethlehem, PA	$2,143,984	6.4%	$3,530,000	8,275	2017/NAP	$215,978	6.3%	5/1/2029	3, 5-year options
CVS Pharmacy Richmond, IN	$1,594,322	4.8%	$2,625,000	10,722	1998/NAP	$162,442	4.7%	5/31/2036	5, 5-year options
Napa Auto Parts Jerome, IL	$1,427,298	4.3%	$2,350,000	15,294	1974/2017	$153,000	4.5%	10/31/2037	4, 5-year options
Advance Auto Parts Chicago, IL	$1,260,274	3.8%	$2,075,000	6,124	2013/NAP	$124,500	3.6%	4/30/2028	3, 5-year options
Dollar General Panama City, FL	$1,135,765	3.4%	$1,870,000	9,100	2013/NAP	$123,321	3.6%	5/31/2028	4, 5-year options
Dollar General Elizabeth, PA	$1,078,066	3.2%	$1,775,000	9,026	2017/NAP	$114,684	3.3%	7/31/2032	2, 5-year options
Dollar General Baton Rouge, LA	$971,778	2.9%	$1,600,000	9,100	2012/NAP	$108,972	3.2%	9/30/2028	3, 5-year options
Dollar General Altoona, PA	$911,041	2.7%	$1,500,000	7,489	2017/NAP	$97,944	2.8%	6/30/2032	2, 5-year options
Dollar General Fayetteville, NC	$798,680	2.4%	$1,175,000	9,125	2017/NAP	$86,815	2.5%	10/9/2027	3, 5-year options
Dollar General Odessa, TX	$789,568	2.4%	$1,300,000	9,026	2015/NAP	$86,455	2.5%	2/28/2030	3, 5-year options
Total/Weighted Average	$33,441,294	100.0%	$54,520,000	272,767		$3,437,372	100.0%

(1)	The Walgreens – Chicago (Belmont), IL property is under a lease that expires on January 31, 2068 and has the option to terminate its lease on January 31, 2028 and every five years thereafter through January 31, 2063.
(2)	The Walgreens – Chicago (Central), IL property is under a lease that expires on March 31, 2069 and has the option to terminate its lease on March 31, 2029 and every five years thereafter through March 31, 2064.
(3)	The Walgreens – League City (Main), TX property is under a lease that expires on May 1, 2067 and has the option to terminate its lease on May 1, 2027 and every five years thereafter through May 1, 2062.
(4)	The Walgreens – Ocala (East Silver Springs Blvd), FL property is under a lease that expires on November 30, 2053 and has the option to terminate its lease on November 30, 2028 and every five years thereafter through November 30, 2048.

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EXCHANGERIGHT PORTFOLIO 18

The following table presents certain information relating to the tenancy at the ExchangeRight Portfolio 18 Properties:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Property Count	Tenant NRSF	% of NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF	Annual Comparable Rent PSF(2)
Hobby Lobby	NR/NR/NR	1	74,705	27.4%	$373,525	10.9%	$5.00	$4.25 - $10.25
Walgreens	BBB/Baa2/BBB	4	66,509	24.4%	$1,313,735	38.2%	$19.75	$14.75 - $25.16
Dollar General	NR/Baa2/BBB	6	52,866	19.4%	$618,191	18.0%	$11.69	$7.73 - $13.82
Tractor Supply	NR/NR/NR	2	38,272	14.0%	$476,001	13.8%	$12.44	$11.93 - $12.75
Napa Auto Parts	NR/NR/NR	1	15,294	5.6%	$153,000	4.5%	$10.00	$10.49
CVS Pharmacy	NR/Baa1/BBB+	1	10,722	3.9%	$162,442	4.7%	$15.15	$21.21
Fresenius Medical Care	BBB-/Baa3/BBB-	1	8,275	3.0%	$215,978	6.3%	$26.10	$25.00
Advance Auto Parts	NR/Baa2/BBB-	1	6,124	2.2%	$124,500	3.6%	$20.33	$16.98
Occupied Collateral Total			272,767	100.0%	$3,437,372	100.0%	$12.60

Vacant Space			0	0.0%

Collateral Total			272,767	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease. All credit rated tenants’ leases are guaranteed by their respective parent entity with the exception of the Walgreens – Ocala (East Silver Springs Blvd), FL, Walgreens – League City (Main), TX and the Advance Auto Parts – Chicago (Cottage), IL leases.
(2)	Annual Comparable Rent PSF information obtained from individual appraisals for the ExchangeRight Portfolio 18 Properties.

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Portfolio 18 Properties:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	3	98,320	36.0%	98,320	36.0%	$786,075	22.9%	$8.00
2028	5	58,189	21.3%	156,509	57.4%	$1,006,793	29.3%	$17.30
Thereafter	9	116,258	42.6%	272,767	100.0%	$1,644,504	47.8%	$14.15
Vacant	0	0	0.0%	272,767	100.0%	$0	0.0%	$0.00
Total/Weighted Average	17	272,767	100.0%			$3,437,372	100.0%	$12.60

(1)	Information obtained from the underwritten rent roll.

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EXCHANGERIGHT PORTFOLIO 18

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the ExchangeRight Portfolio 18 Properties:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,437,372	105.3%	$12.60
Total Reimbursables	0	0.0	0.00
Less Vacancy & Credit Loss	(171,869)	(5.3)	(0.63)
Effective Gross Income	$3,265,503	100.0%	$11.97

Total Operating Expenses	$81,638	2.5%	$0.30

Net Operating Income	$3,183,865	97.5%	$11.67
TI/LC	128,143	3.9	0.47
Capital Expenditures	32,060	1.0	0.12
Net Cash Flow	$3,023,662	92.6%	$11.09

NOI DSCR	2.30x
NCF DSCR	2.18x
NOI DY	9.5%
NCF DY	9.0%

(1)	Historical cash flows are unavailable as the ExchangeRight Portfolio 18 Properties were acquired by the borrower sponsors between October and November 2017.

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No. 14 – Courtyard Los Angeles Sherman Oaks

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$28,000,000			Property Type:	Hospitality
Cut-off Date Balance(1):	$28,000,000			Specific Property Type:	Full Service
% of Initial Pool Balance:	2.2%			Location:	Sherman Oaks, CA
Loan Purpose:	Refinance			Size:	213 Rooms
Borrower Name:	Sherman Oaks Hotel, LLC			Cut-off Date Balance Per Room(1):	$258,216
Borrower Sponsors:	Lewis N. Wolff; Keith M. Wolff			Year Built/Renovated:	1968/2017
Mortgage Rate:	4.474%			Title Vesting:	Fee
Note Date:	November 30, 2017			Property Manager:	Self-managed
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy (As of):	77.6% (12/31/2013)
Maturity Date:	December 11, 2027			3rd Most Recent Occupancy (As of):	81.9% (12/31/2014)
IO Period:	36 months			2nd Most Recent Occupancy (As of):	82.4% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy (As of):	82.0% (12/31/2016)
Seasoning:	2 months			Current Occupancy (As of):	81.7% (10/31/2017)
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection:	L(26),D(90),O(4)			4th Most Recent NOI (As of):	$5,771,863 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			3rd Most Recent NOI (As of):	$6,106,243 (12/31/2015)
Additional Debt(1):	Yes			2nd Most Recent NOI (As of) (4):	$8,293,561 (12/31/2016)
Additional Debt Type(1):	Pari Passu			Most Recent NOI (As of) (4):	$6,636,044 (TTM10/31/2017)

				U/W Revenues:	$15,772,566
				U/W Expenses:	$9,346,312
				U/W NOI:	$6,426,254
Escrows and Reserves:				U/W NCF:	$5,795,351
				U/W NOI DSCR(1):	1.93x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.74x
Taxes	$63,960	$21,320	NAP	U/W NOI Debt Yield(1):	11.7%
Insurance	$70,734	$23,578	NAP	U/W NCF Debt Yield(1):	10.5%
PIP Reserve	$0	Springing(2)	NAP	As-Is Appraised Value:	$85,900,000
FF&E Reserve	$0	$52,178	NAP	As-Is Appraisal Valuation Date:	October 6, 2017
Insurance Deductible Reserve	$0	Springing(3)	NAP	Cut-off Date LTV Ratio(1):	64.0%
				LTV Ratio at Maturity or ARD(1):	56.0%

(1)	The Courtyard Los Angeles Sherman Oaks Whole Loan (as defined below), which had an original principal balance of $55,000,000, is comprised of two pari passu notes (Notes A-1 and A-2). The controlling Note A-1 had an original principal balance of $28,000,000, has an outstanding principal balance of $28,000,000 as of the Cut-Off Date and will be contributed to the BANK 2018-BNK10 Trust. The non-controlling Note A-2 had an original principal balance of $27,000,000 and was contributed to the WFCM 2017-C42 Trust. All statistical information related to balances per room, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Courtyard Los Angeles Sherman Oaks Whole Loan.
(2)	The borrower is required to deposit an amount equal to 110% of the estimated costs to complete any future PIP work required by the franchisor less the amount of FF&E reserve funds on deposit with the lender.
(3)	If at any time the borrower elects to have a deductible of 10% of the total insurable value for windstorm and/or earthquake insurance, the borrower shall deposit with the lender an amount equal to 5% of the total insurable value of the Courtyard Los Angeles Sherman Oaks Property.
(4)	See “Operating History and Underwritten Net Cash Flow” section below.

The mortgage loan (the “Courtyard Los Angeles Sherman Oaks Mortgage Loan”) is part of a whole loan (the “Courtyard Los Angeles Sherman Oaks Whole Loan”) that is evidenced by two promissory notes (Notes A-1 and A-2) secured by a first mortgage encumbering the fee simple interest in a 213-room full service hotel located in Sherman Oaks, California (the “Courtyard Los Angeles Sherman Oaks Property”). See “Description of the Mortgage Pool—The Whole Loans—Courtyard Los Angeles Sherman Oaks Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

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COURTYARD LOS ANGELES SHERMAN OAKS

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$28,000,000	BANK 2018-BNK10	Yes
A-2	$27,000,000	WFCM 2017-C42	No
Total	$55,000,000

Sources and Uses

Sources			Uses
Original whole loan amount	$55,000,000	100.0%	Loan payoff(1)	$47,541,193	86.4%
			Closing costs	410,665	0.7
			Reserves	134,694	0.2
			Return of equity	6,913,448	12.6
Total Sources	$55,000,000	100.0%	Total Uses	$55,000,000	100.0%

(1)	The Courtyard Los Angeles Sherman Oaks Property was previously securitized in the BACM 2007- 5 transaction.

The Courtyard Los Angeles Sherman Oaks Property is a 13-story, 213-room full-service hotel located along Ventura Boulevard in Sherman Oaks, California. The Courtyard Los Angeles Sherman Oaks Property is situated immediately southwest of the Interstate 405/US Highway 101 interchange, one of the busiest intersections in the United States with an average daily traffic count of approximately 600,000 cars. The guestroom configuration consists of 122 king rooms, 64 double/queen rooms, 10 handicap accessible rooms, and 17 suites. All guestrooms feature flat-screen televisions with premium channels, desks and lounge chairs. The Courtyard Los Angeles Sherman Oaks Property features a full service restaurant serving breakfast, lunch and 24-hour room service, approximately 15,000 square feet of meeting space, fully-equipped fitness center, outdoor swimming pool, sundry market and business center. The Courtyard Los Angeles Sherman Oaks Property contains 236 surface parking spaces, resulting in a parking ratio of 1.1 spaces per room. The franchise agreement with Marriott International, Inc. expires on January 21, 2024.

The Courtyard Los Angeles Sherman Oaks Property was built in 1968 and renovated in 2017. The sponsor purchased the Courtyard Los Angeles Sherman Oaks Property in 2003, and has spent over $18.6 million ($87,324 per room) to complete renovations to the parking garage, guest rooms, common areas, meeting rooms and restaurant. The Courtyard Los Angeles Sherman Oaks Property recently completed a four-year renovation project in 2017 totaling approximately $4.0 million ($18,779 per room), which included fully renovating guestroom bathrooms and replacing the carpet, wall covering, and soft goods in the guestrooms.

The Courtyard Los Angeles Sherman Oaks Property is located in Sherman Oaks, Los Angeles County, California, approximately 18.2 miles northwest of downtown Los Angeles and 13.3 miles north of Santa Monica. The Courtyard Los Angeles Sherman Oaks Property is situated at the northeast corner of the intersection of Ventura Boulevard and Orion Avenue, immediately southwest of the Interstate 405/U.S. Highway 101 interchange. Sherman Oaks is bordered by Encino to the west, Van Nuys to the north, North Hollywood and Studio City to the east and Bel Air to the south. The Courtyard Los Angeles Sherman Oaks Property is situated 2.8 miles north of Skirball Cultural Center (an educational institution featuring a museum that attracts over 600,000 visitors each year), 5.7 miles south of the Getty Center (a museum that attracts 1.3 million annual visitors) and 8.2 miles west of Universal Studios Hollywood. According to the appraisal, there are no directly competitive properties that are either proposed or under construction. According to a third-party research provider, the estimated 2017 population within a one-, three-, and five-mile radius of the Courtyard Los Angeles Sherman Oaks Property was 23,026, 163,997, and 477,936, respectively; and the average household income within the same radii was $119,493, $115,734 and $103,725, respectively.

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COURTYARD LOS ANGELES SHERMAN OAKS

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Courtyard Los Angeles Sherman Oaks Property:

Cash Flow Analysis

	2014	2015	2016(2)	TTM 10/31/2017(3)	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	81.9%	82.4%	82.0%	81.7%	82.6%
ADR	$171.13	$182.20	$229.00	$205.43	$205.29
RevPAR	$140.09	$150.09	$187.12	$167.88	$169.67

Room Revenue	$10,891,427	$11,668,727	$14,587,423	$13,052,141	$13,191,221	83.6%	$61,931
F&B Revenue	1,489,464	1,475,001	1,470,990	1,680,984	1,680,984	10.7	7,892
Other Revenue(1)	748,681	754,920	861,882	891,309	900,361	5.7	4,227
Total Revenue	$13,129,572	$13,898,648	$16,920,295	$15,624,434	$15,772,566	100.0%	$74,050

Total Department Expenses	3,315,545	3,384,850	3,704,322	4,152,259	4,163,550	26.4	19,547
Gross Operating Profit	$9,814,027	$10,513,798	$13,215,973	$11,472,175	$11,609,016	73.6%	$54,502

Total Undistributed Expenses	3,549,519	3,916,105	4,388,365	4,246,400	4,249,895	26.9	19,953
Profit Before Fixed Charges	$6,264,508	$6,597,693	$8,827,608	$7,225,775	$7,359,121	46.7%	$34,550

Total Fixed Charges	492,645	491,450	534,047	589,731	932,867	5.9	4,380

Net Operating Income	$5,771,863	$6,106,243	$8,293,561	$6,636,044	$6,426,254	40.7%	$30,170
FF&E	0	0	0	0	630,903	4.0	2,962
Net Cash Flow	$5,771,863	$6,106,243	$8,293,561	$6,636,044	$5,795,351	36.7%	$27,208

NOI DSCR(4)	1.73x	1.83x	2.49x	1.99x	1.93x
NCF DSCR(4)	1.73x	1.83x	2.49x	1.99x	1.74x
NOI DY(4)	10.5%	11.1%	15.1%	12.1%	11.7%
NCF DY(4)	10.5%	11.1%	15.1%	12.1%	10.5%

(1)	Other Revenue includes parking revenue, no shows, gift shop, meeting room rental, telephone, and miscellaneous items.
(2)	The Courtyard Los Angeles Sherman Oaks Property experienced an increase in performance from January 2016 to May 2016 due to a gas leak that occurred at the Aliso Canyon Storage Facility in the San Fernando Valley. In addition, the Courtyard Los Angeles Sherman Oaks Property lost an estimated 251 room nights per month from January to December 2016 due to renovations. The 2016 statement shown reflects actual performance. If adjusted to exclude the increase in performance related to the gas leak and to include the estimated occupancy and related revenue from the lost room nights, the 2016 Occupancy, ADR, RevPAR and Net Operating Income would be 82.7%, $201.34, $166.53 and $6,920,416, respectively; and the NOI DSCR and NOI DY based on the Courtyard Los Angeles Sherman Oaks Whole Loan would be 2.08x and 12.6%, respectively.
(3)	The Courtyard Los Angeles Sherman Oaks Property lost an estimated 120 room nights per month from November 2016 to April 2017 due to renovations. The 10/31/2017 TTM statement shown reflects actual performance from November 2016 to October 2017. If adjusted to include the estimated occupancy and related revenue from the lost room nights, the 10/31/2017 TTM Occupancy, ADR, RevPAR and Net Operating Income would be 82.6%, $205.29, $169.67 and $6,752,085, respectively; and the NOI DSCR and NOI DY based on the Courtyard Los Angeles Sherman Oaks Whole Loan would be 2.03x and 12.3%, respectively. The U/W Room Revenue is based on the 10/31/2017 TTM statement adjusted for the November 2016 to April 2017 lost room nights.
(4)	The debt service coverage ratios and debt yields are based on the Courtyard Los Angeles Sherman Oaks Whole Loan.

The following table presents certain information relating to the Courtyard Los Angeles Sherman Oaks Property’s competitive set:

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Courtyard Los Angeles Sherman Oaks			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 10/31/2017	84.6%	$188.07	$159.10	81.5%	$206.32	$168.21	96.4%	109.7%	105.7%
TTM 10/31/2016	80.9%	$192.40	$155.59	82.0%(2)	$228.78(2)	$187.66(2)	101.4%	118.9%	120.6%
TTM 10/31/2015	80.7%	$166.46	$134.29	80.9%	$180.84	$146.38	100.3%	108.6%	109.0%

(1)	Information obtained from a third party hospitality report dated November 17, 2017. The competitive set includes the following hotels: Hotel Angeleno, Hilton Los Angeles Universal City, Airtel Plaza Hotel, Marriott Warner Center Woodland Hills, Sportsmen’s Lodge Hotel, Luxe Hotel Sunset Boulevard, Hilton Woodland Hills Los Angeles, Hampton Inn Suites Los Angeles Sherman Oaks, and Best Western Burbank Airport Inn.
(2)	The Courtyard Los Angeles Sherman Oaks Property experienced an increase in performance from January 2016 to May 2016 due to a gas leak that occurred at the Aliso Canyon Storage Facility in the San Fernando Valley. In addition, the Courtyard Los Angeles Sherman Oaks Property lost an estimated 251 room nights per month from January to December 2016. See “Cash Flow Analysis” section above.

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No. 15 – Warwick Mall

Loan Information				Property Information
Mortgage Loan Seller:	Bank of America, N.A.			Single Asset/Portfolio:	Single Asset
Original Principal Balance(1):	$27,500,000			Property Type:	Retail
Cut-off Date Balance(1):	$27,500,000			Specific Property Type:	Regional Mall
% of Initial Pool Balance:	2.1%			Location:	Warwick, RI
Loan Purpose:	Refinance			Size:	588,716 SF
Borrower:	Warwick Mall Owner LLC			Cut-off Date Balance Per SF(1):	$127.40
Borrower Sponsors:	Bliss Properties; Lane Family Trust; Mark T. Brennan			Year Built/Renovated:	1970 / 2010
Mortgage Rate:	4.4450%			Title Vesting:	Fee
Note Date:	September 14, 2017			Property Manager:	Mark T. Brennan & Co., Inc.; Bliss Properties, Inc.; Norman P. Posner; Mark G. Sklarz
Anticipated Repayment Date:	NAP			4th Most Recent Occupancy:	94.0% (12/31/2013)
Maturity Date:	October 1, 2027			3rd Most Recent Occupancy:	98.8% (12/31/2014)
IO Period:	60			2nd Most Recent Occupancy:	99.6% (12/31/2015)
Loan Term (Original):	120 months			Most Recent Occupancy:	95.7% (12/31/2016)
Seasoning:	4 months			Current Occupancy (As of):	95.7% (11/17/2017)
Amortization Term (Original):	360 months
Loan Amortization Type:	Interest-only, Amortizing Balloon			Underwriting and Financial Information:
Interest Accrual Method:	Actual/360
Call Protection(2):	L(28),D(87),O(5)			4th Most Recent NOI:	$9,117,626 (12/31/2014)
Lockbox Type(3):	Hard/Springing Cash Management			3rd Most Recent NOI:	$9,340,283 (12/31/2015)
Additional Debt(1):	Yes			2nd Most Recent NOI:	$10,308,956 (12/31/2016)
Additional Debt Type(1):	Pari Passu; Future Mezzanine			Most Recent NOI:	$10,229,726 (TTM 10/31/2017)

Escrows and Reserves:				U/W Revenues:	$16,956,599
				U/W Expenses:	$6,957,538
Type:	Initial	Monthly	Cap (If Any)	U/W NOI:	$9,999,062
Taxes	$120,833	$120,833	NAP	U/W NCF:	$9,118,138
Insurance	$241,667	$48,333	NAP	U/W NOI DSCR(1):	2.21x
Replacement Reserve	$0	$12,265	NAP	U/W NCF DSCR(1):	2.01x
TI/LC Reserves	$830,000	$61,196	NAP	U/W NOI Debt Yield(1):	13.3%
Condominium CAM(4)	$0	$6,377	NAP	U/W NCF Debt Yield(1):	12.2%
Guarantor Reserve(5)	$5,000,000	$0	NAP	As-Is Appraised Value:	$158,000,000
				As-Is Appraisal Valuation Date:	July 28, 2017
				Cut-off Date LTV Ratio(1):	47.5%
				LTV Ratio at Maturity(1):	43.4%

(1)	The Warwick Mall Mortgage Loan (as defined below) is part of the Warwick Mall Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $75,000,000. The Cut-off Date Balance per SF, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at maturity numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Warwick Mall Whole Loan. Following the date which is 12 months after the loan origination date and until the date that is 12 months prior to the maturity date, the owners of the direct or indirect equity interests in the Warwick Mall Whole Loan borrower are permitted to incur mezzanine debt, upon satisfaction of certain conditions, including: (i) the mezzanine lender enters into an intercreditor agreement acceptable to the lender, (ii) the lender receives rating agency confirmation and (iii) the mezzanine financing is in an amount that, when added to the outstanding principal balance of the Warwick Mall Whole Loan, will result in (1) a combined loan-to-value ratio of no more than 47.5%, (2) a combined debt service coverage ratio of no less than 2.00x and (3) a combined debt yield of no less than 12.17%.

(2)	Defeasance of the Warwick Mall Whole Loan is permitted any time after the earlier of (i) September 14, 2020, or (ii) two years from the closing date of the securitization that includes the last pari passu note of the Warwick Mall Whole Loan to be securitized. The assumed lockout period of 28 payments is based on the closing date of this transaction in February 2018.

(3)	The Warwick Mall Whole Loan Documents require springing cash management upon the debt service coverage ratio being less than 1.25x (calculated on an amortizing basis) for the trailing four quarters, continuing until the debt service coverage ratio is greater than or equal to 1.30x (calculated on an amortizing basis) for the trailing four quarters for two consecutive quarters.

(4)	The Showcase Cinema portion of the Warwick Mall Property is subject to a condominium regime. The Warwick Mall Borrower (as defined below) is required to deposit monthly $6,377 into a condominium common area charges reserve which represents the estimated amount due under the condominium documents for common area charges.

(5)	The Warwick Mall Guarantor is required to maintain (i) a minimum net worth of not less than $17.5 million and (ii) liquidity of no less than $5.0 million. To satisfy such liquidity covenant, the Warwick Mall Guarantor deposited at loan origination, and is required to maintain throughout the loan term, a $5.0 million guarantor reserve in a lender-controlled account, in which the lender has been granted a security interest.

The mortgage loan (the “Warwick Mall Mortgage Loan”) is part of a whole loan (the “Warwick Mall Whole Loan”) evidenced by three pari passu promissory notes (Note A-1, Note A-2 and Note A-3) secured by a first mortgage encumbering the borrower’s fee interest in a 588,716 square foot portion of a 977,781 square foot regional mall located in Warwick, Rhode Island (the “Warwick Mall Property”). The Warwick Mall Whole Loan was originated on September 14, 2017 by Bank of America, N.A. The Warwick Mall Mortgage Whole Loan had an original principal balance of $75,000,000, has an outstanding balance as of the Cut-off Date of $75,000,000 and accrues interest at an interest rate of 4.4450% per annum. The Warwick Mall Whole Loan had an initial term of term of 120 months, has a remaining term of 116 months as of the Cut-off Date and requires payments of interest-only for the first

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60 months following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Warwick Mall Whole Loan matures on October 1, 2027.

Note A-2, which will be contributed to the BANK 2018-BNK10 securitization trust, has an original principal balance of $27,500,000, has an outstanding principal balance of $27,500,000 as of the Cut-off Date and represents the non-controlling interest in the Warwick Mall Whole Loan. The controlling Note A-1, which had an original principal balance of $30,000,000, was contributed to the BANK 2017-BNK9 securitization trust. The non-controlling Note A-3 is currently being held by Bank of America, N.A. and is expected to be contributed to one or more future securitizations.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$30,000,000	BANK 2017-BNK9	Yes
A-2	$27,500,000	BANK 2018-BNK10	No
A-3	$17,500,000	Bank of America, N.A.	No
Total	$75,000,000

Following the defeasance lockout period, the Warwick Mall Borrower has the right to release a 1.75-acre parcel from the Warwick Mall Whole Loan collateral in connection with the transfer of such parcel to a person wholly owned by the guarantor for the development of one or more hotels, a bowling alley, one or more multifamily residential buildings, or such other project that is consistent with the operation of a first class retail shopping center and that is compatible with the Warwick Mall Property and reasonably acceptable to the lender, subject to the satisfaction of certain conditions, including, (i) partial defeasance of the Warwick Mall Whole Loan in an amount equal to $1,181,250 (125% of the appraised value of the release parcel), (ii) the loan-to-value ratio of the remaining collateral being no greater than 47.5%, and (iii) the debt yield following the release being at least 12.17%, and (iv) under no circumstances may any dividends, distributions, profits, proceeds or any other property of any nature received from the use, ownership, sale or financing of the release parcel be distributed to a shareholder, partner or member of the guarantor.

Sources and Uses

Sources			Uses
Original loan amount	$75,000,000	100.0%	Loan Payoff	$60,799,410	81.1%
			Return of Equity(1)	5,694,535	7.6
			Guarantor Reserve(2)	5,000,000	6.7
			Closing Costs	2,313,555	3.1
			Upfront Reserves	1,192,500	1.6
Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%

(1)	The Warwick Mall Sponsors maintain an un-depreciated cost basis in the Warwick Mall Property of approximately $83.0 million.

(2)	The Warwick Mall Guarantor is required to maintain (i) a minimum net worth of not less than $17.5 million and (ii) liquidity of no less than $5.0 million. To satisfy such liquidity covenant, the Warwick Mall Guarantor deposited at loan origination, and is required to maintain throughout the loan term, a $5.0 million guarantor reserve in a lender-controlled account, in which the lender has been granted a security interest.

The Warwick Mall Property is a portion of a one-level enclosed regional mall located in Warwick, Rhode Island. In addition to the anchor and inline space, the Warwick Mall Property features a food court, two freestanding restaurant buildings, two freestanding retailers, a 4,720 square foot strip center, and a freestanding 12-screen Showcase Cinema. The Warwick Mall Property was built in 1970 and renovated in 2010. The property temporarily closed from March 30, 2010 to August 20, 2010 as a result of property-wide flood damage resulting from the flooding of the Pawtucket River on March 30, 2010. Approximately $20.5 million was spent on the renovation, including approximately $10.3 million from insurance proceeds and $10.2 million from the Warwick Mall Sponsors. Multiple tenants at the property also contributed capital to the renovation of their individual spaces, including the non-collateral anchor Macy’s, which reportedly spent $34 million, the non-collateral anchor Target, which reportedly spent $15 million, and the collateral anchor JC Penney, which reportedly spent $12 million. The post-flood renovation transformed the Warwick Mall Property into like-new condition featuring best-in-class amenities. Additionally, in 2012, the Warwick Mall Sponsors expanded the Warwick Mall Property by constructing the 37,472 square foot anchor Nordstrom space.

The greater Warwick Mall totals 977,781 square foot, with the Warwick Mall Mortgage Loan collateral encompassing 588,716 square foot of the mall and outparcels that as of November 17, 2017 was 95.7% leased by a granular rent roll of 82 tenants. Collateral anchor tenants include JC Penney, Jordan’s Furniture, Showcase Cinema, Nordstrom Rack and Old Navy; additional tenants include H&M, Kay Jewelers, Victoria’s Secret, LensCrafters, Buffalo Wild Wings, Longhorn Steakhouse and Things Remembered. Non-collateral anchor tenants are Macy’s and Target, both of which are corporate-owned.

The Warwick Mall Property is located in Warwick, Rhode Island along Bald Hill Road, with immediate access to Route 2 and Route 5, which routes are the focus of retail activity in the trade area and provide access to Interstate-95 and Interstate-295 leading to Providence, Rhode Island (approximately 11.2 miles from the Warwick Mall Property) and Boston, Massachusetts (approximately 50.0 miles from the Warwick Mall Property). According to the appraisal, the immediate neighborhood is defined as the Route 2 Corridor, stretching from the Interstate-95 interchange (approximately 3.5 miles south of the Warwick Mall Property) to the Route 37 interchange (approximately 3.0 miles north of the Warwick Mall Property.) The Route 2 Corridor is a densely developed regional retail destination, which south of the Warwick Mall Property has been developed over the last five to ten years, while the northern section of the corridor is characterized by more mature neighborhoods with smaller strip retail development.

According to the appraisal, the 2016 average population within a 5-, 7- and 10-mile radius was 186,650, 335,389 and 557,141, respectively. The 2016 average household income within a 5-, 7- and 10-mile radius was $76,629, $129,575 and $217,480, respectively, with retail sales per household within the same radii of $45,009, $43,789, and $44,142, respectively. Both Warwick, Rhode Island and nearby Providence, Rhode Island have historically served as hubs for the education and health services industry sectors, led by Brown University and other local universities and healthcare systems. More recently, the region has seen growth the

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WARWICK MALL

in manufacturing and defense industries, including activity from General Dynamics Electric Boat’s $17.6 billion contract with the United States Navy in 2014 and its $100 billion Columbia nuclear missile contract, and Raytheon’s $58.1 million contract for mine neutralization systems in 2017. The Providence area is home to the headquarters of four Fortune 500 companies: CVS Health, Textron, United Natural Foods and Citizens Financial Group. Additional major employers in the area include Lifespan (12,050 employees), Care New England (8,500 employees) and Naval Station Newport (5,063 employees). The Providence metropolitan statistical area had a March 2017 unemployment rate of 3.8%

A portion of the Warwick Mall Property, which includes the Showcase Cinema parcel, is subject to a retail condominium regime with two other units: the space occupied by the non-collateral shadow anchor Target, which is corporate owned, and the two floors above the non-collateral Target, which are owned by the Warwick Mall Guarantor. All three condominium units currently have equal 1/3 interests and decision making requires 80% approval of the unit owners.

The following table presents certain information relating to the tenancy at Warwick Mall Property:

Major Tenants(1)

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(3) (4)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	9/30/2017 TTM Sales			Lease Expiration Date
							$	PSF	Occ Cost

Major Tenants
JC Penney (ground lease)(5)	B+/B1/B+	137,952	23.4%	$0.80	$110,000	0.9%	$19,452,572	$141	1.0%	3/31/2020
Jordan’s Furniture	A+/Aa2/AA	113,743	19.3%	$8.34	$948,617	7.6%	$27,943,202	$246	3.4%	12/31/2021
Showcase Cinema(6)	NR/NR/B+	57,160	9.7%	$17.49	$1,000,000	8.0%	$5,158,121	$429,843	25.7%	4/30/2021
Nordstrom Rack	BBB+/Baa1/BBB+	37,472	6.4%	$28.60	$1,071,699	8.6%	NAV	NAV	NAV	11/30/2022
Old Navy	BB+/Baa2/BB+	22,579	3.8%	$25.00	$564,475	4.5%	$10,485,454	$464	6.5%	1/31/2021
Total Major Tenants		368,906	62.7%	$10.02	$3,694,791	29.6%

Other Tenants		194,468	33.0%	$45.13	$8,777,007	70.4%

Occupied Collateral Total		563,374	95.7%	$22.14	$12,471,798	100.0%

Vacant Space		25,342	4.3%

Collateral Total		588,716	100.0%

Non-Collateral Tenants
Macy’s	BBB/Baa3/BBB-	180,000					NAV	NAV	NAV	NAV
Target	A-/A2/A	140,000					NAV	NAV	NAV	NAV
Off Broadway Shoes	NR/NR/NR	22,500					NAV	NAV	NAV	NAV

(1)	Information is based on the underwritten rent roll.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Base Rent and Annual UW Base Rent PSF has been underwritten based on the November 17, 2017 rent roll.

(4)	Wtd. Avg. Annual UW Base Rent PSF excludes vacant space.

(5)	JC Penney leases its parcel from the Warwick Mall Borrower pursuant to a ground lease which commenced on April 1, 1980 and expires on March 31, 2020. JC Penney has 3 unexpired extension options remaining (two, 10-year extension options and one, 5-year extension option).

(6)	Showcase Cinema Sales PSF is shown as sales per screen (12 screens). Showcase Cinema has an option pursuant to its lease to request a change of use, and if it certifies an operating loss during any two of the previous three years and the landlord denies the request for a change of use, Showcase Cinema has a termination right.

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WARWICK MALL

The following table presents certain information relating to the lease rollover schedule at Warwick Mall Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	15	10,439	1.8%	10,439	1.8%	$500,652	4.0%	$47.96
2018	7	6,289	1.1%	16,728	2.8%	$546,300	4.4%	$86.87
2019	12	28,866	4.9%	45,594	7.7%	$1,344,789	10.8%	$46.59
2020	12	156,254	26.5%	201,848	34.3%	$1,329,919	10.7%	$8.51
2021	10	204,606	34.8%	406,454	69.0%	$3,148,719	25.2%	$15.39
2022	7	53,029	9.0%	459,483	78.0%	$1,751,777	14.0%	$33.03
2023	7	49,974	8.5%	509,457	86.5%	$1,653,438	13.3%	$33.09
2024	3	10,973	1.9%	520,430	88.4%	$333,998	2.7%	$30.44
2025	3	14,068	2.4%	534,498	90.8%	$809,132	6.5%	$57.52
2026	2	10,101	1.7%	544,599	92.5%	$211,619	1.7%	$20.95
2027	2	5,718	1.0%	550,317	93.5%	$378,457	3.0%	$66.19
2028 & Beyond	2	13,057	2.2%	563,374	95.7%	$463,000	3.7%	$35.46
Vacant	0	25,342	4.3%	588,716	100.0%	$0	0.0%	$0.00
Total/Weighted Average	82	588,716	100.0%			$12,471,798	100.0%	$22.14

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Annual U/W Base Rent PSF expiring excludes vacant space.

The following table presents historical occupancy percentages at Warwick Mall Property:

Historical Occupancy and In-Line Sales

	2012	2013	2014	2015	2016	9/30/2017 TTM
Collateral Occupancy	97.6%	97.6%	98.8%	99.6%	99.0%	96.6%
In-Line Occupancy	92.2%	92.7%	96.4%	98.8%	97.1%	89.5%
In-Line Sales PSF	$447	$460	$463	$497	$502	$494
In-Line Occupancy Cost	14.2%	14.5%	13.5%	12.4%	13.4%	13.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at Warwick Mall Property:

Cash Flow Analysis

	2014	2015	2016	TTM 10/31/2017	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$10,761,968	$11,196,544	$12,432,167	$12,438,632	$13,465,902(1)	79.4%	$22.87
Total Recoveries	3,618,732	3,749,940	4,136,183	3,880,697	4,213,924	24.9	7.16
Percentage Rent	927,005	960,865	301,863	267,642	242,517	1.4	0.41
Other Income	658,120	540,642	583,452	655,086	540,247	3.2	0.92
Less Vacancy & Credit Loss	(6,645)	(174,983)	(121,404)	(8,932)	(1,505,990)(2)	(8.9)	(2.56)
Effective Gross Income	$15,959,180	$16,273,009	$17,332,261	$17,233,125	$16,956,599	100.0%	$28.80

Total Operating Expenses	$6,841,554	$6,932,726	$7,023,306	$7,003,398	$6,957,538	41.0%	$11.82

Net Operating Income	$9,117,626	$9,340,283	$10,308,956	$10,229,726	$9,999,062	59.0%	$16.98
Capital Expenditures	0	0	0	0	147,179	0.9	0.25
TI/LC	0	0	0	0	733,745	4.3	1.25
Net Cash Flow	$9,117,626	$9,340,283	$10,308,956	$10,229,726	$9,118,138	53.8%	$15.49

NOI DSCR(3)	2.01x	2.06x	2.28x	2.26x	2.21x
NCF DSCR(3)	2.01x	2.06x	2.28x	2.26x	2.01x
NOI DY(3)	12.2%	12.5%	13.7%	13.6%	13.3%
NCF DY(3)	12.2%	12.5%	13.7%	13.6%	12.2%

(1)	Base Rent has been underwritten based on the November 17, 2017 rent roll and includes contractual rent steps through February 2019 totaling $260,217.

(2)	The underwritten economic vacancy is 91.6%. The Warwick Mall Property was 95.7% physically occupied as of November 17, 2017

(3)	The debt service coverage ratios and debt yields are based on the Warwick Mall Whole Loan.

A-3-129

WARWICK MALL

The following table presents certain information relating to comparable properties to Warwick Mall Property:

Comparable Leases(1)

Competitive Retail Property Summary(1)
Property Name/Location	Distance	Property Type	Year Built/ Renovated	Total NRA (SF)	Total Occupancy	Anchors
Warwick Mall Warwick, RI	NAP	Super-Regional Center	1970/ 1991; 2010	977,352(2)	96%(3)	JC Penney, Macy’s (non-collateral), Target (non-collateral), Jordan’s Furniture, Showcase Cinema, Nordstrom Rack, Old Navy
Garden City Center Cranston, RI	4.0 mi (North)	Lifestyle Center	1949/1990	473,967	94%	The Container Store, LA Fitness, LL Bean, Party City, Whole Foods
Rhode Island Mall Warwick, RI	0.3 mi (South)	Regional Center	1967/2001	579,499	NAV	Burlington Coat Factory, Kohl’s, Sears, Walmart
Providence Place Providence, RI	8.0 mi (North)	Super-Regional Center	1999/N/A	1,259,756	99%	Bed, Bath & Beyond, Macy’s, Nordstrom Rack
(1)	Source: Appraisal.

(2)	Total collateral NRA is 588,716 SF.

(3)	Collateral occupancy is 95.7% as of November 17, 2017.

A-3-130

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation Detail	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	NCB Master Servicer and NCB Special Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	National Cooperative Bank, N.A.	Torchlight Loan Services, LLC	Pentalpha Surveillance LLC
1901 Harrison Street	1901 Harrison Street	2011 Crystal Drive	475 Fifth Avenue	375 North French Road
Oakland, CA 94612	Oakland, CA 94612	Suite 800	New York, NY 10017	Suite 100
		Arlington, VA 22202		Amherst, NY 14228

Contact: REAM_InvestorRelations@			Contact:
WellsFargo.com	Contact: REAM_InvestorRelations	Contact: Kathleen Luzik	jbaron@torchlightinvestors.com	Contact: Don Simon
Phone Number:	@WellsFargo.com	Phone Number: (703) 302-1902	Phone Number: (212) 488-3653	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Other Required Information

Available Distribution Amount (1)	0.00

Retained Certificate Availabe Funds	0.00

		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

		Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed
Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A and National Cooperative Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan									(2) Resolution Strategy Code

A	-	Payment Not Received	0	-	Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	-	One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	-	Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	-	Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent							5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

	(1) Resolution Strategy Code							(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	BANK 2018-BNK10 Commercial Mortgage Pass-Through Certificates Series 2018-BNK10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Distribution Date:	3/16/18
8480 Stagecoach Circle		Record Date:	2/28/18
Frederick, MD 21701-4747		Determination Date:	3/12/18

Supplemental Reporting

Risk Retention

Pursuant to the PSA and the Credit Risk Retention Agreement, the Certificate Administrator has made available on www.ctslink.com <http://www.ctslink.com>, specifically under the “Risk Retention Compliance” tab for the BANK 2018-BNK10 transaction, certain information provided to the Certificate Administrator regarding each Retaining Party’s compliance with the Retention Covenant. Investors should refer to the Certificate Administrator’s website for all such information.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of [____], 2018 (the “Pooling and Servicing Agreement”).

Transaction: BANK 2018-BNK10,

Commercial Mortgage Pass-Through Certificates, Series 2018-BNK10

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer: [Torchlight Loan Services, LLC][National Cooperative Bank, N.A.]

Directing Certificateholder: [DIRECTING CERTIFICATEHOLDER] or an affiliate

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the Pooling and Servicing Agreement.

II.        Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “platform level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

1This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.          Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.	Intentionally Omitted.

2.   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or Prepayment Premium/Yield Maintenance Charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.   Intentionally Omitted.

6.   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.   Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its Affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

D-1-2

Mortgage Loan Seller, or its Affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a Crossed Underlying Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Crossed Mortgage Loan Group, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are

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senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.    Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related assignment of leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to

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the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject

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to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related Non-Serviced Securitization Trust).

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the “Insurance Rating Requirements” (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (a) the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are

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integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any Prepayment Premium and Yield Maintenance Charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, Yield Maintenance Charge or Prepayment Premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction,

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(a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

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29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease

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which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage

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Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a Yield Maintenance Charge or Prepayment Premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto)

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and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)     The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c)     The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)     The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e)     Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its

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successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f)      The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)     A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)      The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j)      Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)     In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)      Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37.    Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

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38.    Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39.    Intentionally Omitted.

40.    No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41.    Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42.    Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43.    Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its

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successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44.    Intentionally Omitted.

45.    Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute (“MAI”), and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46.    Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47.    Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48.    Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related

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Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49.    Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Wells Fargo Bank, National Association	Bank of America, National Association	Morgan Stanley Mortgage Capital Holdings LLC	National Cooperative Bank, N.A.
Apple Campus 3	Iron Guard Storage Portfolio	LARP I Portfolio	None.
Moffett Towers II – Building 2

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Wells Fargo Bank, National Association	Bank of America, National Association	Morgan Stanley Mortgage Capital Holdings LLC	National Cooperative Bank, N.A.
2020 Southwest 4th Avenue	Warwick Mall	None.	None.
Everett Village	11311 McCormick Road

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS(1)

Wells Fargo Bank, National Association	Bank of America, National Association	Morgan Stanley Mortgage Capital Holdings LLC	National Cooperative Bank, N.A.
Fremont Business Center	None.	None.	None.
Bayside Technology Park – Bldg 19
Whispering Pines – SC
Talon Centre

(1)	All of the Mortgage Loans identified under the name of a particular mortgage loan seller have affiliated borrowers.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7, 8 and 18	Kirkwood Plaza (Loan No. 17)	The lease of the largest tenant, Kohl’s Department Store, is listed as an exception to the lender’s title policy, and such exception is not qualified by “rights of tenants, as tenants only.” Such lease requires insurance proceeds to be applied to restoration of the Mortgaged Property.
7 and 8	Wisconsin Hotel Portfolio (Loan No. 4)	With respect to the Mortgaged Property identified on Annex A-1 as Fairfield Inn-Oak Creek, the franchisor has a right of first refusal to purchase the Mortgaged Property if the Mortgaged Property or an interest in the Mortgagor is proposed to be sold to a competitor (as such term is defined in the franchise agreement) of the franchisor. Such right of first refusal will apply to a foreclosure, deed in lieu of foreclosure or any subsequent sale that results in such a transfer to a competitor.
7 and 8	East Towne Center (Loan No. 26	Each of the lease to Red Lobster and the lease to Cellco Partnership d/b/a Verizon Wireless (“Verizon”) is listed as an exception to the lender’s title policy, and such exception is not qualified by “rights of tenants, as tenants only.” Red Lobster has the option to purchase an approximately 0.44 acre parcel on which its improvements are located for a purchase price of $1.00. Verizon has a right of first refusal in the event the owner of the Mortgaged Property elects to grant to a third party that is in the business of operating, maintaining or managing communications facilities or acquiring the lessor’s interest in leases for communications facilities, by easement or other legal instrument an interest in and to the portion of the Mortgaged Property occupied by Verizon, or a larger portion thereof, for the purpose of operating and maintaining communications facilities or the management thereof. Such right of first refusal does not apply to a sale of all or a portion of the Mortgaged Property to a third party that is not for the purpose of operating and maintaining communications facilities or the management thereof.
12	Baybrook Lifestyle and Power Center (Loan No. 7)	With respect to any additional parcels or substitute parcels acquired by the Mortgagors, the Mortgagors are not required to provide an escrow for any repair recommended by the related property condition report unless the cost of such repair is reasonably likely to exceed $8,875,000 with respect to such additional parcel or substitute parcel.
18	Extra Space Self Storage Portfolio (Loan No. 6)	The threshold above which lender has the right to hold and disburse casualty proceeds is the greater of 2.0% of the allocated loan amount of the applicable individual Mortgaged Property and $250,000.
18	One Newark Center (Loan No. 12)	The Mortgaged Property consists in part of a fee on a plane interest, in which floors six through 22 of an office building are owned by the Mortgagor and the remaining floors and land are owned by a third party. With respect to any casualty to the shell of the building in which the office portion of the Mortgaged Property is located, or any casualty that affects

 D-2-1

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
both owners of interests in the office building, insurance proceeds are required to be held and disbursed by a depository jointly selected by both such owners, and not by the lender.
18	Woodbridge Commons (Loan No. 20)	The Mortgage Loan documents provide that, for so long as the lease with respect to the tenant Wal-Mart Real Estate Business Trust (“Wal-Mart”) is in full force and effect, the Mortgagor is required to insure the space leased to Wal-Mart pursuant to such lease solely on a contingent basis. Wal-Mart is required under its lease to maintain the primary insurance, which includes all-risk insurance and liability insurance; however, such insurance is not required to satisfy the requirements of representation 18. In addition, Wal-Mart has the right to self-insure in lieu of obtaining such insurance so long as its net worth is in excess of $100,000,000. Wal-mart is entitled under its lease to receive the proceeds of insurance with respect to its improvements for the purpose of restoration of such improvements. The Wal-Mart lease is silent as to which party holds insurance proceeds, and therefore the lender may not be able to hold and disburse such proceeds.
18	All MSMCH Mortgage Loans (Loan Nos. 2, 4, 5, 6, 7, 10, 12, 17, 20, 26, 30, 31, 32, 36, 38, 44, 50 and 51)

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 31 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 18.

26	LARP I Portfolio (Loan No. 2)

The use of the Mortgaged Property identified on Annex A-1 as Ellis Court is a legal non-conforming use, as use as multifamily would currently require approval as a special use.

Violation searches revealed a number of outstanding zoning/building/fire code violations. The Mortgagor covenanted to remedy all of the violations it believes to be open and to also remove of record all of the old violations. If the Mortgagor fails to remove from record all (old and new) violations within 180 days, the Mortgagor is required to engage an expeditor to assist the removal of such violations for 180 days, provided, however, the Mortgagor is not obligated to engage an expeditor for more than 180 days so long as the Mortgagor continues to diligently pursue the removal of the violations from record.

26	Extra Space Self Storage Portfolio (Loan No. 6)

The uses of the following Mortgaged Properties constitute legal non-conforming uses as follows:

1.       Tyngsborough - Industrial Way. Self storage is a legal non-conforming use. Rebuild clause allows reconstruction without conformance to zoning code, provided

 D-2-2

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

reconstruction commenced within 6 months, and if damage is over 50% of fair market value, special permit is obtained and the planning board must determine that the restoration will not (i) substantially impinge on any public right of way adjoining the damaged structure, (ii) create a danger to public safety by reason of traffic access, flow and circulation, and (iii) be out of character with the traditional settlement and construction patterns of the area.

2.       St Louis - Halls Ferry Road. Self storage is a legal non-conforming use. The zoning ordinance provides that where the Mortgaged Property is damaged to the extent of 60% or more of the appraised value, it must be rebuilt in accordance with the zoning code. If the damage is less than 60% of the appraised value, the Mortgaged Property can be rebuilt to its current characteristics provided that a variance is issued by the board of adjustment.

3.       Bensalem - 1525 Bristol Pike. Self storage is permitted only if a conditional use permit (“CUP”) is obtained and other requirements, including minimum lot size of 5 acres (Mortgaged Property is 4.6107 acres) are satisfied. The applicable zoning ordinance provides that if structural damage to the Mortgaged Property is 50% or more, the entire structure of the Mortgaged Property must be brought into conformance with all current building codes. In addition, if the use of the Mortgaged Property is discontinued for a period of one year or more, the use can only be re-established in conformance with the zoning code. The zoning code requires a CUP for self storage use, and requires a minimum lot size of 5 acres in order to obtain a CUP.

4.       Bensalem - Knights Road. Self storage is permitted only if a CUP is obtained and other requirements, including minimum lot size of 5 acres (Mortgaged Property is 3.75 acres) are satisfied. The applicable zoning ordinance provides that if structural damage to the Mortgaged Property is 50% or more, the entire structure of the Mortgaged Property must be brought into conformance with all current building codes. In addition, if the use of the Mortgaged Property is discontinued for a period of one year or more, the use can only be reestablished in conformance with the zoning code. The zoning code requires a CUP for self storage use, and requires a minimum lot size of 5 acres in order to obtain a CUP.

5.       Albuquerque - Airport Drive Northwest. Self storage requires a CUP. The applicable zoning ordinance provides that a non-conforming structure may be restored following a casualty if restoration is commenced within six months thereafter.

6.       San Bernardino - West Club Center Drive. Self storage is a legal non-conforming use. The applicable zoning ordinance provides that if a non- conforming structure is damaged as to 50% or more of replacement cost, it can only be rebuilt to the current code.

7.       Hesperia - Mariposa Road. Self storage is a legal non-conforming use. The applicable zoning ordinance provides that a nonconforming use may only be continued after a casualty if less than 75% of assessed value is destroyed and restoration started within 1 year and completed within 2 years.

8.       Victorville - Yates Road. Self storage is a legal non-conforming use. The applicable zoning ordinance provides

 D-2-3

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
that the use may be continued only if damaged as to less than 50% of fair market value and started within 1 year. If damaged as to greater than 50% of fair market value the planning commission (at a public hearing) must find that the nonconforming use will not result in an annoyance to and/or reduction of any surrounding property and restoration must be commenced within 1 year.
26	East Towne Center (Loan No. 26)	The use of the Mortgaged Property constitutes a legal non-conforming use, as under current zoning regulations, such use would require a conditional use permit. The local ordinance relating to non-conforming uses and structures provides that a non-conforming use may not be re-established if it has been discontinued for twelve consecutive months. Such ordinance also provides that a non-conforming structure that is partially damaged or entirely destroyed by natural or accidental causes not related to demolition may be rebuilt and occupied for the same use as before the damage, provided that, among other conditions, the reconstructed structure shall not increase any dimensional nonconformity and that the reconstruction shall start within one year from the time of damage to the structure and carried on without interruption.
28	LARP I Portfolio (Loan No. 2)	Of the three non-recourse carve-out guarantors; David Gefsky and Eli Ungar (together, the “Individual LARP I Portfolio Guarantors”) and LARP Holdings, LLC, only LARP Holdings, LLC (and not the Individual LARP I Portfolio Guarantors) is liable under the environmental indemnity. The Individual LARP I Portfolio Guarantors are not liable for intentional misrepresentation, misappropriation of rents, casualty and condemnation proceeds and security deposits, waste, breaches of environmental provisions in the loan documents and prohibited transfers of interest in the borrowers. Further, at such time as LARP Holdings, LLC’s financial statements evidence a net worth of not less than $50,000,000 and liquidity of not less than $2,000,000 (in each case excluding the LARP I Portfolio Properties), the Individual LARP I Portfolio Guarantors will be released from all obligations and liabilities under the non-recourse carveout guaranty for events occurring after such date.
28	Baybrook Lifestyle and Power Center (Loan No. 7)	The Mortgage Loan documents do not provide for full recourse for transfers in violation of the Mortgage Loan documents. The Mortgage Loan documents provide for loss recourse for transfers in violation of the Mortgage Loan documents.
28	One Newark Center (Loan No. 12)	There is no non-recourse carveout guarantor and no environmental indemnitor (other than the borrower).
28	All MSMCH Mortgage Loans (Loan Nos. 2, 4, 5, 6, 7, 10, 12, 17, 20, 26, 30, 31, 32, 36, 38, 44, 50 and 51)	The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.
29	Baybrook Lifestyle and Power	The Mortgagors may obtain the release of one or more portions of the Mortgaged Property (each an “Exchange Parcel”) in exchange for the acquisition and encumbrance by

 D-2-4

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
	Center (Loan No. 7)	the loan documents of a substitute parcel (each a “Substitute Parcel”) that is reasonably equivalent in value to the Exchange Parcel as established by a letter of value (but not an entire appraisal) provided by the Mortgagors from the appraiser which prepared the appraisal of the Mortgaged Property in connection with the Whole Loan or an appraiser of comparable experience selected by the Mortgagors, and is at or adjacent to the shopping center of which the Exchange Parcel is a part, provided that the following conditions, among others, are satisfied: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are readily relocatable or surface parking, (ii) no event of default exists, (iii) the applicable Mortgagors acquire fee simple or leasehold title to the Substitute Parcel and deliver evidence of the same, (iv) the applicable Mortgagors deliver (1) an officer’s certificate, stating that, to their knowledge, certain property-related representations set forth in the loan documents are true and correct as to the Substitute Parcel (subject (x) to title exceptions, and (y) to certain other exceptions that do not have a material adverse effect), (2) a mortgage, assignment of leases and UCC-1 financing statements (or amendments to the existing such documents) (“Substitute Loan Documents”) with respect to the Substitute Parcel, and a title insurance policy or endorsement insuring the lien of the Substitute Loan Documents as a first mortgage lien, free and clear of exceptions other than permitted encumbrances and standard exceptions and exclusions, (3) a survey of the Substitute Parcel reasonably acceptable to the title insurance company that issued the original title insurance, (4) evidence of authority to complete the acquisition and of the due authorization and execution of the Substitute Loan Documents, and an opinion of counsel regarding their enforceability (provided no opinion of counsel is required for Substitute Loan Documents that amend existing loan documents), (5) if the Substitute Parcel is in a flood plain, evidence of flood insurance, (6) unless the Substitute Parcel is covered by the original environmental report, environmental reports (or a supplement to the original environmental report) with respect to the Substitute Parcel, and if the report shows the presence of any hazardous substance or the risk of contamination from any offsite hazardous substance, the cost of remediation of which is reasonably likely to exceed $8,875,000 with respect to such Substitute Parcel (the “Threshold Amount”), either a deposit of 125% of the estimated cost of remediation or an additional indemnity meeting the requirements of the loan documents, (7) if the Substitute Parcel is improved (other than by landscaping, surface parking or utilities), a property condition report with respect to the Substitute Parcel indicating that it is in good condition and free of damage (unless the applicable Mortgagors certify that they intend to demolish the improvements within a year after acquisition), and if the property condition report recommends any repairs, and the cost of such repairs is estimated to exceed the Threshold Amount, either a deposit of 125% of the estimated cost of repairs or an additional indemnity meeting the requirements of the loan documents, (8) evidence that the Exchange Parcel and the Substitute Parcel each constitutes one or more separate tax lots or that all action has been taken to have the Substitute Parcel and Exchange Parcel so designated (or in the case of the Substitute Parcel, incorporated into a tax lot that is part of the existing property), (d) the Mortgagors pay lender’s reasonable out-of-pocket costs and expenses as well as all

 D-2-5

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

recording and filing fees in connection with the acquisition, and (e) at lender’s request, the Mortgagors provide an opinion of counsel stating that the addition would not constitute a “significant modification” of the Whole Loan or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust, (v) the Exchange Parcel is conveyed to a person other than the Mortgagors, (vi) the Substitute Parcel is at or adjacent to the shopping center of which the Exchange Parcel is a part and reasonably equivalent in value to the Exchange Parcel, as established by a letter of value from the appraiser which prepared the appraisal delivered in connection with origination or an appraiser of comparable experience, (vii) if the Substitute Parcel is ground leased, the ground lease and estoppel satisfies all of the then-current criteria of S&P for financeable ground leases and related estoppels, (viii) rating agency confirmation is obtained, (ix) the loan-to-value ratio after the substitution (to be determined by the lender based on a commercially reasonable valuation method) shall be less than or equal to 125%; provided that a prepayment may be made in order to meet such loan-to-value ratio and (x) delivery to the lender of restrictive covenants to be recorded against the Exchange Parcel to protect tenants’ exclusive use rights.

In the event that the lender has the right to, and elects to, apply the $22,000,000 Life Time Fitness reserve to prepay the Whole Loan and pay any related prepayment consideration, the Mortgagors are permitted to obtain the release of the parcel of land on which the Life Time Fitness center building is located, as identified in the loan documents (the “LTF Parcel”); provided that, (i) no event of default exists, (ii) any required approvals of third parties holding interests in the Mortgaged Property are obtained, (iii) such release is in compliance with leases and other agreements affecting the Mortgaged Property, (iv) restrictive covenants to be recorded against the LTF Parcel to protect tenants’ exclusive use rights are delivered to the lender, (v) the lender receives an officer’s certificate from the Mortgagors stating that the release will not result in a default or breach under any material lease, reciprocal easement agreement or other material agreement, (vi) after giving effect to such release, each of the LTF Parcel and the remaining property conforms to and complies in all material respects with applicable legal requirements, and the LTF Parcel is not necessary for the remaining property to comply with any zoning, building, land use or parking or other legal requirements, or to the extent that the LTF Parcel is necessary for any such purpose, a reciprocal easement or other agreement has been recorded that would allow the owner of the remaining property to continue to use the LTF Parcel to the extent necessary for such purpose and (vii) the loan-to-value ratio after the release (to be determined by the lender based on a commercially reasonable valuation method) is less than or equal to 125%; provided that a prepayment may be made in order to meet such loan-to-value ratio.

In addition, the Mortgagors may obtain the release of (x) one or more parcels (which may include “air rights” parcels) or outlots, provided that such parcels are vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are not required for the use of the remaining property (or, if required for such use, will continue to serve the remaining property in place or be readily relocatable) or surface parking, and (y) parcels that were not owned as of the loan origination date and were subsequently

 D-2-6

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
acquired by the Mortgagors in accordance with the loan documents as an addition to the collateral (and not in substitution of other collateral) (“Expansion Parcels”), in each case in connection with a transfer thereof to a person other than a person owned or controlled by the Mortgagors, in connection with the expansion or other development of the Mortgaged Property, without prepayment or defeasance, provided that the following conditions, among others, are satisfied: (i) no event of default exists, (ii) the Mortgagors deliver to the lender (a) evidence that would be satisfactory to a prudent lender acting reasonably that (1) the release parcel is not necessary to the use or operation of, and may be readily separated without a material diminution in the value of, the Mortgaged Property, (2) the release parcel has been legally subdivided from the remaining property, (3) after giving effect to the release, each of the release parcel and the remaining property conforms in all material respects with applicable legal requirements and constitutes one or more separate tax lots, or all action has been taken to have the release parcel so designated (other than recordation of the deed to the transferee), and (4) after giving effect to such release, each of the release parcel and the remaining property conforms to and complies in all material respects with applicable legal requirements, and the release parcel is not necessary for the remaining property to comply with any zoning, building, land use or parking or other legal requirements, or, to the extent that the release parcel is necessary for any such purpose, a reciprocal easement or other agreement has been recorded that would allow the owner of the remaining property to continue to use the release parcel to the extent necessary for such purpose, (b) if the release would reasonably be expected to materially adversely affect lender’s rights under its title insurance policy as to any portion of the remaining property, a title endorsement confirming no change in the priority of the mortgage on the remaining property or in the amount of the insurance or coverage, (c) any required approvals of third parties holding interests in the Mortgaged Property, (d) restrictive covenants to be recorded against the release parcel to protect tenants’ exclusive use rights, (e) an officer’s certificate stating that the release will not result in a default or breach under any material lease, reciprocal easement agreement or other material agreement, (f) any other information, approvals and documents which would be required by a prudent lender, acting reasonably, (iii) such release is in compliance with leases and other agreements affecting the Mortgaged Property, (iv) certain conditions relating to access are satisfied, (v) except in the case of release of a previously acquired Expansion Parcel, rating agency confirmation is obtained, (vi) the Mortgagors pay lender’s reasonable out-of-pocket costs and expenses, (vii) at lender’s request, the Mortgagors provide an opinion of counsel stating that the release would not constitute a “significant modification” of the Whole Loan or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust, and (viii) the loan-to-value ratio after the release (to be determined by the lender based on a commercially reasonable valuation method) is less than or equal to 125%; provided that a prepayment may be made in order to meet such loan-to-value ratio.
31	LARP I Portfolio	If TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor is required to carry terrorism

 D-2-7

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
	(Loan No. 2)	insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than 2.0 times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required
31	Wisconsin Hotel Portfolio (Loan No. 4)	If TRIPRA or a similar or subsequent statute is not in effect, the Mortgagor will not be required to pay terrorism insurance premiums in excess of an annual terrorism premium cap of two times the cost of the annual premiums for property and business interruption insurance required under the related Portfolio Mortgage Loan documents (excluding the cost of terrorism and earthquake components of such insurance) at the time terrorism coverage is excluded from the applicable policy.
31	Baybrook Lifestyle and Power Center (Loan No. 7)	The Mortgagor shall not be obligated to expend more than two times the amount of the annual insurance premium that is payable at such time with respect to property and business interruption insurance policies required under the loan documents (without giving effect to the cost of earthquake insurance or terrorism insurance components of such policies) and allocable to the Mortgaged Property based on market rates (the “Terrorism Insurance Cap”) in any policy year on the insurance premiums for insurance premiums for terrorism insurance, and if the cost of the required terrorism insurance exceeds the Terrorism Insurance Cap, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Insurance Cap.
31	All MSMCH Mortgage Loans (Loan Nos. 2, 4, 5, 6, 7, 10, 12, 17, 20, 26, 30, 31, 32, 36, 38, 44, 50 and 51)

The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.

All exceptions to Representation 18 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 31.

33	Wisconsin Hotel Portfolio (Loan No. 4)	The Mortgagor F.D.L. PRO, LLC previously owned other real property. In addition, certain of the individual Mortgaged Properties that were owned by one Mortgagor were previously owned by another Mortgagor. Intercompany loans were previously made among the Mortgagors, which the Mortgagors have represented are no longer outstanding and have been fully satisfied.
33	Woodbridge Commons (Loan No. 20)	The Mortgagor previously owned other real property located at 555 George Road in Woodbridge, New Jersey. In addition, the Mortgaged Property secured a prior mortgage loan, which also was secured by other properties; funds from all such properties were commingled in a cash management account for such prior loan.

 D-2-8

Morgan Stanley Mortgage Capital Holdings LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
36(b)	Kirkwood Plaza (Loan No. 17)	The mortgagee’s consent to any amendment or modification is not required to be obtained.
36(g)	Kirkwood Plaza (Loan No. 17)	The ground lease requires that notices of default be given to the mortgagee, but does not provide that notice of default or termination given under the ground lease is not effective against the mortgagee unless a copy of the notice has been delivered to the mortgagee in the manner described in such ground lease.
36(h)	Brookwood Chase Portfolio – Old Hammond (Loan No. 5.01)	The lender is only provided the same period to cure as the ground lessee.
36(j) and 36(k)	Brookwood Chase Portfolio – Old Hammond (Loan No. 5.01)	With respect to a casualty, the ground lessee is required to restore, but the ground lease is silent as to the application and disposition of proceeds. With respect to a condemnation, any award is required to be held by Fidelity National Bank of Baton Rouge and disposition is by agreement between ground lessor and ground lessee, or arbitration if the parties are unable to agree.
36(l)	Kirkwood Plaza (Loan No. 17)	The ground lessor has no obligation to enter into a new ground lease with the lender upon termination of the ground lease.
42	Baybrook Lifestyle and Power Center (Loan No. 7)	With respect to any additional parcels or substitute parcels acquired by the Mortgagors, the Mortgagors are not required to provide an escrow for remediation of any hazardous substance or for the risk of contamination from any offsite hazardous substance, unless the cost of remediation is reasonably likely to exceed $8,875,000 with respect to such additional parcel or substitute parcel.

 D-2-9

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Apple Campus 3 (Loan No. 1)	Single tenant (Apple) has an ongoing right of first offer (ROFO) to purchase the mortgaged property if borrower decides to market the property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to a foreclosure or transfer in lieu of foreclosure with respect to the loan.
8	One Kennedy Square (Loan No. 11)	The mortgaged property is comprised of a fee interest in one unit (an office building apportioned a 51% voting rights interest) of a two unit condominium, and a leasehold interest in the remaining unit (a parking garage apportioned a 49% voting rights interest). The lessor of the garage unit has granted to borrower/ lessee a proxy to exercise the garage unit’s voting rights in the owners’ association for the duration of the lease, such that the borrower currently has 100% of the voting rights in the owners’ association. The parking lease expires on December 31, 2048 if intervening renewal options are exercise (the loan matures February 11, 2028). The loan documents provide for recourse liability to the borrower and guarantor for losses related to any default in the parking lease, among other things.
8	Courtyard Los Angeles Sherman Oaks (Loan No. 14)	Franchisor (Marriott International, Inc.) has Right of First Refusal (ROFR) to acquire related property if there is transfer of hotel or controlling direct or indirect interest in the Borrower to a competitor (generally, any person that exclusively develops, operates or franchises through or with a competitor of franchisor comprising at least 10 luxury hotels, 20 full service hotels or 50 limited service hotels). ROFR is not extinguished by foreclosure or deed-in-lieu thereof, and if transfer to competitor is by foreclosure, or if franchisee or its affiliates become a competitor, franchisor has right to purchase hotel upon notice to franchisee. Franchisor comfort letter provides that, if lender exercises remedies against franchisee, lender may appoint a lender affiliate to acquire the property and enter into a management or franchise agreement if it is not competitor or competitor affiliate; provided, however, that a lender affiliate will not be deemed a competitor simply due to its ownership of multiple or competing hotels or having engaged managers to manage such other hotels.
8	Peterson Retail Portfolio (Loan No. 21)	(i) Cabela’s ROFR (The Gateway Branch Property). Cabela’s (single tenant at the Gateway Branch property) has Right of First Refusal (ROFR) to purchase the mortgaged property if an offer is received with respect to the property that the borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure. (ii) McDonald’s ROFR and ROFO (The Shops at Fair Lakes Property). McDonald’s (leased fee site tenant at The Shops at Fair Lakes property) has Right of First Refusal (ROFR) to purchase its parcel if bona fide offer is received with respect to the related property that borrower is otherwise willing to accept and a Right of First Offer (ROFO) to purchase its parcel of borrower decides to market the property for sale. The ROFR and ROFO are not extinguished by foreclosure.
8	Green Valley Ranch – Denver (Loan No. 33)	(i) Grease Monkey ROFO. Grease Monkey (leased fee site tenant) has Right of First Offer (ROFO) to its building if borrower decides to market only the building for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure, deed in lieu thereof or the first sale thereafter. (ii) Wendy’s ROFR. Wendy’s (leased fee site

 D-2-10

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
tenant) has Right of First Refusal (ROFR) to purchase its building if bona fide offer is received with respect to the building only that borrower is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure, deed in lieu thereof or the first sale thereafter.
8	Talon Centre (Loan No. 53)	The mortgaged property is comprised of a freestanding building that is part of a land condominium. The borrower has 37.75% of the voting rights in the related owners’ association. The association was dissolved in 1993 and each building owner is responsible for its own maintenance. The loan documents provide for personal liability to the borrower and guarantor for losses related to the termination or amendment of the condominium regime without Lender’s consent. (ii) Right of First Offer. Skillman (#2 tenant) has Right of First Offer (ROFO) to purchase the mortgaged property if borrower decides to market the mortgaged property for sale. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure, deed in lieu thereof or the first sale thereafter.
18	One Kennedy Square (Loan No. 11)	The mortgaged property consists of the borrower’s fee interest in an office building unit and leasehold interest in an adjacent parking garage unit of a two-unit condominium. The borrower currently has 100% of the voting rights in and controls the owners’ association. The condominium documents provide that the owners’ association obtains property insurance for the office building and parking garage, and controls disbursement of available casualty proceeds; although current practice is that the affiliated management company (Redico Management Inc.) obtain the policy. The owners’ association, borrower and lender are included as additional insureds. The loan documents provide that the borrower and guarantor are personally liable for losses related to misapplication, misappropriation or conversion by borrower of available casualty proceeds.
18	Peterson Retail Portfolio (Loan No. 21)	The Cabela’s, McDonalds and Sunoco parcels are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
18	Safeway – Renton, WA (Loan No. 22)	Borrower’s obligation to provide required insurance (including property, rent loss and liability coverage) is suspended if tenant (Safeway) elects to provide third party insurance or self-insure in accordance with its lease. Pursuant to the terms of the Safeway lease, tenant’s property and liability insurance deductible or self-insurance retention may be increased up to $5,000,000 if Safeway Inc. is the tenant under the lease or up to $250,000 as to any successor tenant. The Safeway lease has no rent abatement or termination remedies related to casualty during the loan term. As of origination, Safeway is providing third party insurance for lease-required coverages, including, among other things, a property insurance deductible of $1,000,000, 12 months of business interruption coverage and a liability insurance with no deductible. Borrower is required to maintain terrorism coverage and, during any period that Safeway does not maintain a credit rating of at least BBB- or better by S&P, excess and contingent insurance coverage. Tenant’s parent company (Albertsons Companies, LLC) was

 D-2-11

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
rated B+ by S&P at loan origination.
18	Green Valley Ranch – Denver (Loan No. 33)	Various constituent parcels (American Tower (cell tower), Wendy’s, 1st Bank and Grease Monkey) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
18	6340 Middlebelt Road (Loan No. 57)	The loan documents provide that if DHL (single tenant) is providing third party insurance, the property insurance deductible may be increased up to $250,000. DHL is currently providing third party insurance, and the in-place property insurance deductible is $5,000. The loan documents provide for personal liability to borrower and guarantors for losses arising from the property insurance deductible’s being greater than $25,000.
26	Courtyard Los Angeles Sherman Oaks (Loan No. 14)	The City of Los Angeles, California adopted an ordinance in 2015 requiring pre-1977 buildings constructed with concrete supports to implement seismic retrofit improvements following notice from the City’s building department. The related ordinance applies to the mortgaged property, although no compliance notice has yet been received, and specifically requires owners to (i) submit a seismic retrofit plan within ten years of receiving the compliance notice; and (ii) complete the approved work plan within 25 years of the compliance notice. The seismic study obtained in connection with loan origination noted that some seismic retrofit work was performed at the mortgaged property in 1994, and that, while some portion of the completed seismic retrofit work would likely satisfy the ordinance requirements, additional work could be required due to differences in design criteria for the 1994 retrofit work and the ordinance criteria. At a minimum, documentation and analysis results would be required to satisfy the ordinance. Cost estimates are subject to scope of work determinations, but, if required, the seismic study estimated additional work to cost $25 per square foot or less. The main building at the mortgaged property, which would be the expected scope of any seismic retrofit work, is approximately 123,000 square feet. If the parking garage were included, however, the total retrofit area would be approximately 207,300 square feet. The estimated cost range with these assumptions is approximately $3.1 million - $5.2 million. The seismic study further concluded that the property had a probable maximum loss of 23%, and earthquake insurance is required unless the probable maximum loss is 20% or less. Although the ordinance permits a longer time, the loan documents require the borrower to submit an ordinance compliance plan on or before December 11, 2026 (one year prior to loan maturity) if the City issues a compliance order in the last five years of the loan term.
28	All Wells Fargo Bank Mortgage Loans (Loan Nos. 1, 8, 11, 14, 18, 21, 22, 23, 24, 25, 27, 33, 34, 45, 46, 47, 48, 52, 53, 57, 58 and 64)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate

 D-2-12

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
property cash flow results in involuntary liens from other creditors, or there are lesser violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
28	Everett Village (Loan No. 24)	The borrower is a tenancy-in-common comprised of two t-i-c entities, each of which are SPE’s. The sponsor guarantor (PVAM Argonaut Property Fund, L.P.) has liability for the springing recourse and losses carve-out events identified in the representation, among other things. Other guarantors that are passive t-i-c investors (Bruce J. Cardinal and the Bruce J. Cardinal Living Trust Dated December 15, 1997) have (i) springing recourse liability limited to bankruptcy, termination or modification of the TIC agreement without lender consent, or transfer of the property under the TIC agreement without lender consent, among other things, and (ii) recourse liability for losses in connection with a default under the TIC Agreement, in each case, only to the extent the applicable event was caused by such guarantor.
31	All Wells Fargo Bank Mortgage Loans (Loan Nos. 1, 8, 11, 14, 18, 21, 22, 23, 24, 25, 27, 33, 34, 45, 46, 47, 48, 52, 53, 57, 58 and 64)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
43	Peterson Retail Portfolio (Loan No. 21)	With respect to The Shops at Fair Lakes property, the Phase I environmental site assessment (ESA) obtained at loan origination identified a recognized environmental condition (REC) associated with soil contamination and potential groundwater contamination related to prior dry cleaning operations that used perchloroethylene (PCE). A limited sub-slab soil gas investigation was conducted in 2016 that did not identify significant soil gas impacts, but, because sampling was only conducted at shallow depths and groundwater was not sampled, the Phase I ESA concluded groundwater impacts and migration of contaminants were possible. In addition, an REC was identified with respect to four underground storage tanks (USTs) having single wall fiberglass construction with overfill and spill protection, electronic leak detection and observation wells, that are used in connection with an onsite Sunoco gas station. The Phase I ESA recommended a Phase II subsurface investigation to address both REC’s. In lieu of a Phase II subsurface investigation, the lender obtained a premises environmental liability- type environmental policy with $3,000,000 sublimit per claim from Great American Insurance Group with a 13 year base term (3 years past the loan term) with a 3-year optional extended period of coverage and having a $250,000 deductible. The policy premium for the base term was pre-paid at closing. Great American Insurance Group has an S & P rating of “A+”.
43	Esplanade Mini Storage (Loan No. 52)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $4,250,000 group lender environmental collateral protection and liability-type environmental insurance policy with $4,250,000 sublimit per claim from Steadfast

 D-2-13

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
	AAA Self Storage – TX (Loan No. 64)	Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S & P rating of “AA-”.

 D-2-14

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8

ExchangeRight Portfolio 18 - Walgreens - Chicago (Belmont), IL
(Loan No. 13.01)

ExchangeRight Portfolio 18 - Walgreens - Chicago (Central), IL
(Loan No. 13.03)

ExchangeRight Portfolio 18 - Walgreens - League City (Main), TX
(Loan No. 13.04)

ExchangeRight Portfolio 18 - Tractor Supply - Meraux (Archbishop), LA
(Loan No. 13.05)

ExchangeRight Portfolio 18 - Tractor Supply - Collinsville (136th), OK
(Loan No. 13.06)

ExchangeRight Portfolio 18 - Walgreens - Ocala (East Silver Springs Blvd), FL
(Loan No. 13.07)

The related Mortgaged Property is subject to a right of first refusal in favor of the sole tenant at such Mortgaged Property in connection with any proposed bona fide offer to purchase such Mortgaged Property. The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to foreclosure or deed-in-lieu thereof.

18	Iron Guard Storage Portfolio – Riverside (Loan No. 3.16)

The related Mortgage Loan documents do not require the same flood insurance coverage for the Riverside property as is required for the other Mortgaged Properties in the portfolio. However, there is a loss carve-out for up to $468,000 for the twelve (12) month period following a flood for which such Mortgaged Property is uninsured, if rental income at such property declines by more than 20% directly as a result of such flood.

18	ExchangeRight Portfolio 18 (Loan No. 13) Warwick Mall (Loan No. 15) StorQuest - Los Angeles Hill Street (Loan No. 19) U Stor It San Diego Logan (Loan No. 28) StorageOne Durango	All exceptions to Representation 31 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 18.

 D-2-15

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(Loan No. 49)
18	Warwick Mall (Loan No. 15)

The portion of the Mortgaged Property presently occupied by Showcase Cinema (the “Cinema Parcel”) is one unit in a three unit condominium known as the Warwick Place Condominium (the “Condominium”). Pursuant to the Mortgage Loan agreement, the Mortgagor is not required to obtain property insurance covering the Cinema Parcel, and will be deemed to be in compliance with the applicable insurance provisions in the Mortgage Loan agreement with respect to the Cinema Parcel, to the extent that (i) the documents relating to the formation and operation of the Condominium are in full force and effect, (ii) the Condominium association maintains the insurance required under the Mortgage Loan agreement with respect to the Cinema Parcel, and (iii) the Mortgageor has provided evidence satisfactory to the lender that the Condominium association is maintaining such insurance.

The Mortgagor currently maintains casualty insurance covering the Showcase Cinema building in accordance with the Mortgage Loan agreement, and the Condominium association currently maintains casualty insurance covering the common areas of the Condominium in accordance with the Condominium documents.

Pursuant to the Condominium declaration, any losses covered by a casualty insurance policy maintained by the Condominium association are required to be adjusted solely by and with the approval of the Condominium association and proceeds thereof will be payable to the Condominium association and not to any mortgagee or unit owner. The Condominium association is required to hold such proceeds in trust for the benefit of the Condominium association, the unit owners and lien holders. If required by any mortgagee of the units, the insurance proceeds will be held and disbursed by an insurance trustee, which is required to be a financial institution that has expertise in the disbursement of insurance proceeds. Such proceeds are required to be disbursed first for the repair or restoration of the damaged common elements, and no unit owner or lien holders will be entitled to receive payment of any portion of the proceeds unless there is a surplus of proceeds after the common elements have been completely repaired or restored, or the Condominium is terminated.

18	Roedel Hotel Portfolio (Loan No. 9) ExchangeRight Portfolio 18 (Loan No. 13) Warwick Mall (Loan No. 15)	The Mortgagor is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of eighteen (18) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.

 D-2-16

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18

Iron Guard Storage Portfolio
(Loan No. 3)

StorQuest - Los Angeles Hill Street
(Loan No. 19)

U Stor It San Diego Logan
(Loan No. 28)

Comfort Suites Golden West
(Loan No. 29)

Lois Realty Portfolio
(Loan No. 37)

Best Western Sandman
(Loan No. 41)

Riverwood Research Center
(Loan No. 43)

StorageOne Durango
(Loan No. 49)

The Mortgagor is only required to carry business interruption insurance covering a period continuing until the restoration is complete or the expiration of twelve (12) months, whichever first occurs, with an extended period of indemnity endorsement which provides that after restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Mortgaged Property is restored and operations are resumed, whichever first occurs.
18	ExchangeRight Portfolio 18 (Loan No. 13)	The related Mortgagor is not required to maintain insurance coverage (including property, rent loss, terrorism and liability coverage) on any of the related Mortgaged Properties for so long as (i) the applicable lease affecting a Mortgaged Property at the closing of the related Mortgage Loan is in full force and effect, (ii) no default exits under such applicable lease beyond any applicable notice and cure periods, (iii) the tenant or guarantor under such applicable lease maintains a rating of “A” or better by Standard & Poor’s Ratings Services, (iv) the tenant maintains insurance policies on the applicable Mortgaged Property, either through a program of self-insurance or otherwise, in accordance with the applicable lease and Mortgage Loan documents, including but not limited to lender, at all times, being named as a mortgagee/loss payee on the property insurance policies and as additional insured on the liability policies maintained by such tenant, and (v) such tenant or the Mortgagor delivers written evidence acceptable to lender of such coverage no less frequently than annually prior to renewal of such coverage maintained by such tenant.
18	Comfort Suites Golden West (Loan No. 29)	The insurance policy in place at the closing of the related Mortgage Loan was issued by an insurance company with a financial size category of “VII” from Alfred M. Best Company, Inc., which is acceptable under the related Mortgage Loan documents until the expiration of such policy, after which time the Mortgage Loan documents require insurance issued by an insurance company with a financial size category of at least “VIII” from Alfred M. Best Company, Inc.
The warehouse/self-storage use at the related Mortgaged Property is a legal nonconforming use. The applicable

 D-2-17

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
26	Iron Guard Storage Portfolio - Prater Way (Loan No. 3.08)	regulation provides that in the event of casualty of greater than 50%, the subject structures may be rebuilt in current form within two years, after which time development must conform to the current zoning standards. The Mortgage Loan documents include a recourse carve-out for any losses with respect to any nonconformity under the applicable zoning code which results in an inability to reconstruct the Mortgaged Property or payoff the related allocated loan amount following a casualty or condemnation.
26	Iron Guard Storage Portfolio - Denton (Loan No. 3.07)	The self-storage use at the related Mortgaged Property is a legal nonconforming use. The applicable regulation provides that whenever a nonconforming structure is damaged by natural or accidental causes to the extent of more than 50%, the right to rebuild and occupy such nonconforming structure ceases, except upon action of the Board of Adjustment to permit reconstruction and occupancy of such structure. The Mortgage Loan documents include a recourse carve-out for any losses with respect to any nonconformity under the applicable zoning code which results in an inability to reconstruct the Mortgaged Property or payoff the related allocated loan amount following a casualty or condemnation.
26	ExchangeRight Portfolio 18 - Walgreens - Chicago (Central), IL (Loan No. 13.03)	The drive-through service at the related Mortgaged Property is a legal nonconforming use. The applicable regulation provides that if a nonconforming use in discontinued for eighteen (18) continuous months or more, all nonconforming use rights are lost and re-establishment of the nonconforming use is prohibited.
26	Lois Realty Portfolio – Stonegate (Loan No. 37.03)	The use of the related Mortgaged Property as a mobile home park is a legal nonconforming use. The applicable regulation provides that whenever a building or land used for or occupied by a nonconforming use has been discontinued for a period of one year for residential dwellings or three years for other uses, such use may not thereafter be used or occupied as a nonconforming use.
26	Lois Realty Portfolio – Valkill (Loan No. 37.01)	The use of the related Mortgaged Property as a mobile home park is a legal nonconforming use. The applicable regulation provides that a nonconforming structure may be rebuilt in the event of its total or partial destruction, to occupy the same or a lesser amount of footprint, but may not exceed the original height of the totally or partially destroyed structure.
28	11311 McCormick Road (Loan No. 16)	The full recourse carve-out with respect to prohibited transfers provides that liability only arises if the subject transfer is not cured within five (5) business days after borrower has actual knowledge thereof (if capable of being cured).

 D-2-18

Bank of America, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
28	StorQuest - Los Angeles Hill Street (Loan No. 19)	The full recourse carve-out with respect to prohibited transfers provides that liability only arises if the subject transfer is not cured within ten (10) days after the occurrence thereof.
28	Best Western Sandman (Loan No. 41)	The full recourse carve-out with respect to prohibited transfers provides that liability only arises if the subject transfer is not fully rescinded and reversed within five (5) days after receipt of written notice from the lender of such prohibited transfer.
31	ExchangeRight Portfolio 18 (Loan No. 13)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance, such exceptions also apply to the Acts of Terrorism representation.
31	Warwick Mall (Loan No. 15) StorQuest - Los Angeles Hill Street (Loan No. 19) U Stor It San Diego Logan (Loan No. 28) StorageOne Durango (Loan No. 49)	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
33	Iron Guard Storage Portfolio (Loan No. 3) Roedel Hotel Portfolio (Loan No. 9) U Stor It San Diego Logan (Loan No. 28) Comfort Suites Golden West (Loan No. 29) StorageOne Durango (Loan No. 49)	The related Mortgagor is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

 D-2-19

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
9	1264 Owners Corp. (Loan No. 67)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $100,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
9	190 East Mosholu Parkway Owners Corp. (Loan No. 54)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $200,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
9

Wyndham House Owners Corp.
(Loan No. 40)

2390 Palisade Avenue Owners Corp.
(Loan No. 55)

68 East Hartsdale Avenue Owners Corp.
(Loan No. 59)

320 West 84th Corp.
(Loan No. 61)

Crestwood Owners, Inc.
(Loan No. 62)

2155 Bay Owner’s Corp.
(Loan No. 66)

Mates Owners Corp.
(Loan No. 68)

The referenced Mortgaged Properties are encumbered by a subordinate credit line mortgage in the original principal amount of $250,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
9	60 Pineapple Residence Corp. (Loan No. 56) Barclay Plaza North Owners, Inc. (Loan No. 60) Sunnylane Of Bethpage Redevelopment Company Owners Corp. (Loan No. 63)	The referenced Mortgaged Properties are encumbered by a subordinate credit line mortgage in the original principal amount of $500,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
9	Nathan Hale Owners Corp. (Loan No. 42)	The referenced Mortgaged Property is encumbered by a subordinate credit line mortgage in the original principal amount of $750,000.00; as of the Cut-off Date, no advances have been made under such subordinate credit line mortgage.
18	All of the Mortgage Loans secured by residential cooperative properties (Loan Nos. 35, 39, 40, 42,	The Mortgage Loan documents evidencing the Mortgage Loans secured by residential cooperatives require the related Mortgagors, if and to the extent the related Mortgaged Property is identified by the Secretary of Housing and Urban Development as having special flood hazards, to maintain

 D-2-20

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
	54, 55, 56, 59, 60, 61, 62, 63, 65, 66, 67 and 68).	insurance against loss by flood hazards in an amount equal to the lesser of (i) the outstanding principal balance of the related Mortgage Loan or (ii) the maximum amount available under the National Flood Insurance Program.
18	68 East Hartsdale Avenue Owners Corp. (Loan No. 59)	The business interruption or rent loss insurance for the referenced Mortgaged Property covers a period of less than 12 months.
28	All of the Mortgage Loans secured by residential cooperative properties (Loan Nos. 35, 39, 40, 42, 54, 55, 56, 59, 60, 61, 62, 63, 65, 66, 67 and 68).	All of the Mortgage Loans secured by residential cooperative properties are fully recourse to the related Mortgagors. There are no guarantors for any of the Mortgage Loans secured by residential cooperative properties.
30	All of the Mortgage Loans secured by residential cooperative properties (Loan Nos. 35, 39, 40, 42, 54, 55, 56, 59, 60, 61, 62, 63, 65, 66, 67 and 68).	The Mortgage Loans secured by residential cooperative properties do not require the Mortgagor to provide the owner or holder of such Mortgage Loans with quarterly operating statements or quarterly rent rolls.
31	All of the Mortgage Loans secured by residential cooperative properties (Loan Nos. 35, 39, 40, 42, 54, 55, 56, 59, 60, 61, 62, 63, 65, 66, 67 and 68).	The related Mortgage Loan documents evidencing the Mortgage Loans secured by residential cooperatives do not contain an express requirement indicating that if TRIPRA or a similar or subsequent statute is not in effect, that the Mortgagor under each such Mortgage Loan is required to carry terrorism insurance, but in such event the related Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the related Mortgaged Property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of such Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Mates Owners Corp. (Loan No. 68)	The special-form all-risk insurance policy for the referenced Mortgaged Property does not provide coverage for Acts of Terrorism.
32	All of the Mortgage Loans secured by residential cooperative properties (Loan Nos. 35, 39, 40, 42, 54, 55, 56, 59, 60, 61, 62, 63, 65, 66, 67 and 68).	All of the Mortgage Loans secured by residential cooperative properties permit, without the prior written consent of the holder of the related Mortgage, transfers of stock of the related Mortgagor in connection with the assignment of a proprietary lease for an apartment unit by a tenant-shareholder of the related Mortgagor to other persons who by virtue of such transfers become tenant-shareholders in the related Mortgagor.
33	All of the Mortgage Loans secured by residential cooperative properties	The Mortgagors under the Mortgage Loans secured by residential cooperative properties are not Single-Purpose Entities.

 D-2-21

National Cooperative Bank, N.A.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(Loan Nos. 35, 39, 40, 42, 54, 55, 56, 59, 60, 61, 62, 63, 65, 66, 67 and 68).
45

Highpoint-on-The Hudson Owners, Inc.
(Loan No. 39)

Nathan Hale Owners Corp.
(Loan No. 42)

190 East Mosholu Parkway Owners Corp.
(Loan No. 54)

68 East Hartsdale Avenue Owners Corp.
(Loan No. 59)

Sunnylane Of Bethpage Redevelopment Company Owners Corp.
(Loan No. 63)

187 Pinehurst Owners Corp.
(Loan No. 65)

2155 Bay Owner’s Corp.
(Loan No. 66)

The appraisals for the referenced Mortgaged Properties are not signed by an appraiser that is a Member of the Appraisal Institute.

 D-2-22

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
March 2018	53,452,000.00
April 2018	53,452,000.00
May 2018	53,452,000.00
June 2018	53,452,000.00
July 2018	53,452,000.00
August 2018	53,452,000.00
September 2018	53,452,000.00
October 2018	53,452,000.00
November 2018	53,452,000.00
December 2018	53,452,000.00
January 2019	53,452,000.00
February 2019	53,452,000.00
March 2019	53,452,000.00
April 2019	53,452,000.00
May 2019	53,452,000.00
June 2019	53,452,000.00
July 2019	53,452,000.00
August 2019	53,452,000.00
September 2019	53,452,000.00
October 2019	53,452,000.00
November 2019	53,452,000.00
December 2019	53,452,000.00
January 2020	53,452,000.00
February 2020	53,452,000.00
March 2020	53,452,000.00
April 2020	53,452,000.00
May 2020	53,452,000.00
June 2020	53,452,000.00
July 2020	53,452,000.00
August 2020	53,452,000.00
September 2020	53,452,000.00
October 2020	53,452,000.00
November 2020	53,452,000.00
December 2020	53,452,000.00
January 2021	53,452,000.00
February 2021	53,452,000.00
March 2021	53,452,000.00
April 2021	53,452,000.00
May 2021	53,452,000.00
June 2021	53,452,000.00
July 2021	53,452,000.00
August 2021	53,452,000.00
September 2021	53,452,000.00
October 2021	53,452,000.00
November 2021	53,452,000.00
December 2021	53,452,000.00
January 2022	53,452,000.00
February 2022	53,452,000.00
March 2022	53,452,000.00
April 2022	53,452,000.00
May 2022	53,452,000.00
June 2022	53,452,000.00
July 2022	53,452,000.00
August 2022	53,452,000.00
September 2022	53,452,000.00
October 2022	53,452,000.00
November 2022	53,452,000.00
December 2022	53,452,000.00
January 2023	53,451,389.10
Distribution Date	Class A-SB Planned Principal Balance ($)
February 2023	52,637,895.59
March 2023	51,593,311.84
April 2023	50,747,597.73
May 2023	49,831,103.03
June 2023	48,978,403.65
July 2023	48,055,121.89
August 2023	47,195,381.99
September 2023	46,332,233.55
October 2023	45,398,799.25
November 2023	44,528,527.65
December 2023	43,588,172.31
January 2024	42,710,721.21
February 2024	41,829,790.53
March 2024	40,812,790.81
April 2024	39,924,333.59
May 2024	38,966,308.65
June 2024	38,070,528.07
July 2024	37,105,387.56
August 2024	36,202,225.66
September 2024	35,295,481.00
October 2024	34,319,687.51
November 2024	33,405,474.77
December 2024	32,422,425.10
January 2025	31,501,113.69
February 2025	30,582,648.83
March 2025	29,467,797.25
April 2025	28,541,266.09
May 2025	27,547,072.17
June 2025	26,612,919.87
July 2025	25,611,321.04
August 2025	24,669,487.27
September 2025	23,723,915.60
October 2025	22,711,221.39
November 2025	21,757,877.83
December 2025	20,737,632.24
January 2026	19,776,455.27
February 2026	18,811,462.71
March 2026	17,654,417.36
April 2026	16,681,002.22
May 2026	15,641,254.51
June 2026	14,659,847.02
July 2026	13,612,333.69
August 2026	12,622,870.53
September 2026	11,629,478.16
October 2026	10,570,319.98
November 2026	9,568,777.00
December 2026	8,501,699.44
January 2027	7,491,941.29
February 2027	6,478,172.38
March 2027	5,276,893.97
April 2027	4,254,328.81
May 2027	3,166,825.44
June 2027	2,135,878.54
July 2027	1,040,231.21
August 2027	836.15
September 2027 and thereafter	0.00

E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	15
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	23
Risk Factors	61
Description of the Mortgage Pool	159
Transaction Parties	255
Credit Risk Retention	325
Description of the Certificates	328
Description of the Mortgage Loan Purchase Agreements	371
Pooling and Servicing Agreement	381
Certain Legal Aspects of Mortgage Loans	508
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	526
Pending Legal Proceedings Involving Transaction Parties	528
Use of Proceeds	529
Yield and Maturity Considerations	529
Material Federal Income Tax Considerations	543
Certain State and Local Tax Considerations	557
Method of Distribution (Underwriter)	558
Incorporation of Certain Information by Reference	561
Where You Can Find More Information	562
Financial Information	562
Certain ERISA Considerations	562
Legal Investment	568
Legal Matters	569
Ratings	569
Index of Defined Terms	573

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,071,471,000
(Approximate)

Wells Fargo
Commercial Mortgage
Securities, Inc.
Depositor

BANK 2018-BNK10
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2018-BNK10

Class A-1	$31,307,000
Class A-2	$3,822,000
Class A-3	$4,623,000
Class A-SB	$53,452,000
Class A-4	$160,000,000
Class A-5	$602,750,000
Class X-A	$855,954,000
Class X-B	$215,517,000
Class A-S	$103,937,000
Class B	$55,025,000
Class C	$56,555,000

 PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Morgan Stanley
Co-Lead Manager and Joint Bookrunner
BofA Merrill Lynch
Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.

Co-Manager

January 29, 2018